As filed with the Securities and Exchange Commission on January 13, 2025

Registration No. 333-283883

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

Form S-11

FOR REGISTRATION UNDER

THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN

REAL ESTATE COMPANIES

Millrose Properties, Inc.

(Exact Name of Registrant as Specified in Governing Instruments)

600 Brickell Avenue, Suite 1400

Miami, Florida 33131

212-782-3841

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Rachel Presa

General Counsel and Secretary

600 Brickell Avenue, Suite 1400

Miami, Florida 33131

212-782-3841

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Mark Sustana Lennar Corporation 5505 Waterford District Drive Miami, Florida 33126 305-559-4000	Craig B. Brod Lillian Tsu Shuangjun Wang Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 212-225-2000	Patricia McGowan Venable LLP 750 East Pratt Street, Suite 900 Baltimore, Maryland 21202 410-244-7400	Eric B. Sloan Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, New York 10166 212-351-4000	David W. Bernstein Goodwin Procter LLP 620 Eighth Avenue New York, New York 10018 212-813-8800

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement has been prepared on a prospective basis on the assumption that, among other things, the spin-off of the Registrant from Lennar Corporation (as described in the prospectus that forms a part of this registration statement) and the related transactions contemplated to occur prior to or on or about the date of the spin-off will be consummated as contemplated by the prospectus. There can be no assurance, however, that any or all of such transactions will occur or will occur as so contemplated. Any significant modifications to or variations in the transactions contemplated will be reflected in an amendment to this registration statement.

January 2025

Dear Lennar Corporation Stockholder:

Lennar Corporation (“Lennar”) is spinning off its newly formed entity, Millrose Properties, Inc. (“Millrose”), by initially distributing approximately 80% of the outstanding shares of Millrose’s common stock to Lennar’s existing Class A and Class B common stockholders in a partial, taxable spin-off (the “Spin-Off”) and subsequently disposing of the remaining approximately 20% in a spin-off, a split-off or another transaction. The Spin-Off will cause Millrose to be an independent, publicly traded company that will engage, through its subsidiaries, in land purchases, horizontal development and homesite option purchase arrangements, for Lennar, certain entities with which Lennar has a business relationship or in which Lennar has an ownership interest, and potentially other homebuilders and developers.

In connection with the Spin-Off, Lennar will contribute to a Millrose subsidiary (i) the use of Lennar’s Homesite Option Purchase Platform (known as the “HOPP’R”), a comprehensive suite of systems and procedures that Lennar has developed to operate and manage its large-scale transition to being a land-light home building manufacturer and related intellectual property rights, including the HOPP’R trademark rights, (ii) land assets, which include a significant portion of our current and future homesite inventory that we plan to use for the construction and sale of homes, (iii) the services that our personnel will provide to Millrose relating to the identification, evaluation and acquisition of future land inventory and land development and (iv) up to approximately $1 billion in cash. Millrose will agree to use approximately $900 million of the cash contribution to acquire the land assets of Rausch Coleman Companies, LLC, a privately-held U.S. homebuilder whose business, personnel and other assets will be separately acquired by Lennar. This transaction is intended to enhance Millrose’s real estate portfolio and business after the Spin-Off.

The HOPP’R will provide Millrose with consistent capital to purchase shorter duration land, to develop that land, and deliver “just in time” finished homesites to Lennar and potentially other homebuilders. Millrose will benefit from the skillsets, knowledge and expertise of Lennar’s personnel, which has refined the HOPP’R by leveraging the experience, innovation and technology that Lennar has accumulated through years of innovating and structuring real estate financing transactions. In addition, while Lennar is retaining all of its land acquisition and development personnel, Lennar will contract to provide services to Millrose for ongoing land sourcing, acquisition and development activities following the Spin-Off.

The current and future homesite inventory that Millrose will receive excludes certain inventory that is already in development and ready to be sold in the short-term, or that Lennar controls through options or agreements (including agreements with strategic land banks and joint ventures), are otherwise reserved for future use, or intended for common areas or homeowner’s association dedication. After the Spin-Off, Lennar will develop the homesites for Millrose and have the option to purchase all of the homesites and inventory transferred by Lennar to Millrose. Although Millrose will be independent from Lennar following the Spin-Off, Lennar will have certain exclusive rights as Millrose’s founder and initial contributor of assets, which are intended to assure Lennar it will have access to the homesites that it has the option to purchase from Millrose.

We believe that forming Millrose, a new and separate company from Lennar, will provide Lennar with access to and ability to utilize the Millrose HOPP’R that will be beneficial to Lennar and to our stockholders, as the Millrose HOPP’R is strategically designed as an innovation to the current land banking model in the market.

The Spin-Off of Millrose is a continuation of Lennar’s long stated strategy of becoming a pure play, new home manufacturing company for building and selling new homes to both primary buyers and institutional buyers of new homes. Over the past 20 years, Lennar has designed and refined the HOPP’R to enable “just in time” delivery and purchase of fully developed homesites, similar to the way that lumber, appliances and other materials are purchased for production.

Millrose will not be a traditional land company nor a traditional land banking company. It is designed to recycle the capital it receives from the sale of its land assets to fund future transactions (e.g., using the proceeds from the payment of option deposits and the exercise of purchase options to finance acquisition and development of future land assets without having to repay to Lennar the value of the initial contribution) and expertly purchase, own, and finance relatively short duration land and finance the horizontal development of that land, for the express purpose of delivering fully developed homesites to homebuilders pursuant to purchase option contracts on scheduled takedowns that reflect production schedules of the homebuilders. Millrose assets are intended to perform more like work-in-progress than like traditional land assets, because of expected shorter term duration, very limited entitlement risk, as well as other unique contract attributes that are further described in the attached prospectus. The HOPP’R combines these attributes with what we believe are carefully orchestrated contractual and operational engagements that have been constructed and designed over more than 20 years at Lennar.

While Millrose will retain the risk of Lennar or another builder choosing not to exercise its purchase rights under option agreements and modifications of scheduled takedowns, that risk is partially mitigated by deposits and operational terms that are further described in the attached prospectus.

Lennar has been designing and refining the HOPP’R over the past 20+ years. The development of the HOPP’R began in the late 1990s when we began separating our land and homebuilding operations into distinct divisions while focusing on joint ventures and traditional option deals. Some of those endeavors worked and others did not. Over time, the HOPP’R evolved as we adjusted and learned. More recently, building on earlier lessons learned, Lennar has built significant relationships with private equity providers, culminating in the purchase, development and delivery of over $20 billion of professionally managed and developed homesites to Lennar on a “just in time” delivery basis.

As Lennar has developed these programs to become more refined and fluid, and native to Lennar’s operating environment, the question of durability has become a concerning factor. While capital must be cost efficient, always available and sufficient, private equity is often expensive and sometimes transient. We expect Millrose to bring additional and recycled capital to the professional management of land and land development, and enable capital markets efficiencies to rationalize risk based, fluid market, price realization to bring efficient market pricing to this asset class.

The Millrose Spin-Off is enabled by the uniquely strong balance sheet of Lennar. Lennar’s current 7.5% homebuilding debt to total capital ratio enables a spinoff of this enterprise with limited impact to the Lennar balance sheet, as we expect our homebuilding debt to total capital ratio to remain under 12%.

We believe Millrose is positioned with adequate capital to operate its core business with a balance sheet that enables additional debt or equity capital to facilitate strategic engagement and growth in the dynamic and evolving professionally managed land and development market for strategic shorter term land management for homebuilders.

The Millrose Spin-Off is not intended to be a replacement for organically negotiated option agreements with developers or other professionally managed relationships that we have with private equity providers. Millrose is additive to those programs and constructively accelerates our stated goal of becoming a “land light” homebuilding manufacturer.

We believe the Spin-Off will enable us to make substantial additional progress in furtherance of our “land light” strategy and “just in time” operating model, while allowing Millrose to monetize, over time, its current and future homesite inventory, while using the HOPP’R to grow alongside Lennar and other homebuilding platforms as well.

The distribution of approximately 80% of Millrose’s outstanding shares of common stock is expected to occur on February 7, 2025, by way of the Spin-Off. In order to carry out the distribution of Millrose shares, Lennar will issue to each of its stockholders one share of Millrose’s Class A common stock (and/or Class B common stock to anyone who so elects) for every two shares of Lennar Class A common stock or Lennar Class B common stock held at the close of business on the record date. Following the Spin-Off, Lennar will temporarily retain approximately 20% of Millrose’s total outstanding common stock in the form of Class A common stock. Lennar will not exercise its voting rights with respect to this stock for as long as it retains the shares. Lennar intends to hold the Millrose Class A common stock for a limited period of time and will dispose of this stock through a subsequent spin-off, split-off, public offering, private sale or any combination of these potential transactions.

Millrose intends to elect and qualify to be treated as a real estate investment trust for federal income tax purposes (“REIT”), beginning with its first taxable year ending December 31, 2025.

You do not need to take any action to receive shares of Millrose’s Class A common stock in the Spin-Off. You do not have to pay any consideration or surrender or exchange your Lennar Class A common stock or Lennar Class B common stock to receive Millrose’s common stock. If you are a beneficial owner of Lennar Class A common stock or Lennar Class B common stock at the close of business on the record date (on January 21, 2025), you will receive Millrose’s Class A common stock to which you are entitled without any further actions. However, if you prefer to receive Millrose’s Class B common stock in the Spin-Off instead of Millrose’s Class A common stock, you will have to submit an election to receive Millrose’s Class B common stock (on a form we are sending you) so that our Distribution Agent receives it not later than 5:00 p.m. New York City time on the expiration date of the election period (on February 3, 2025). The two classes of Millrose’s common stock are essentially identical, except that (a) holders of Class A common stock will be entitled to one vote per share and holders of Class B common stock will be entitled to ten votes for each share of Class B Common Stock held in the holder’s name, except when voting together with the holders of the Class A Common Stock, each holder of record of Class B Common Stock will be entitled to the greater of (i) ten votes per share and (ii) that number of votes per share of Class B common stock that would entitle the outstanding shares of Class B common stock to cast, in the aggregate, 35% of the votes entitled to be cast on the matter, and there are separate class votes for holders of Class B common stock (in some cases in addition to a vote of both the Class A common stock and Class B common stock, voting together without regard to class) for the approval of certain mergers, consolidations and other business combinations, and future issuances of Class B common stock, among others, but no separate class votes for holders of Class A common stock for any matter, and (b) Millrose expects its Class A common stock to be listed on the NYSE, but it has not applied to list its Class B common stock on any securities exchange, or to have its Class B common stock quoted on any quotation system, and it does not expect to do so. As such, shares of our Class B common stock will likely be highly illiquid and may be appropriate only as a long-term investment. In addition, as a result of the lower valuation of the Class B Common Stock resulting from its illiquidity, we expect that the amount of tax per share that will be owed as a result of receiving shares of Class B Common Stock in the Distribution will be lower than the amount that will be owed as a result of receiving shares of Class A Common Stock in the Distribution.

We expect the distribution of Millrose common stock to be taxable to Lennar stockholders as dividend income. There can be no guarantees that the taxable amount owed by you will be insubstantial, depending on the amount of Millrose common stock you receive. You will be responsible for paying any such taxes, and you should consult your tax advisor to discuss the receipt of Millrose’s common stock and the particular tax-related consequences of the distribution to you, including the applicability and effect of any U.S. federal, state and local tax laws, as well as any non-U.S. tax laws.

Before making any decisions with respect to the Class B Common Stock election, I encourage you to read the prospectus that is being provided to all Lennar stockholders who hold shares of Lennar Class A common stock or Lennar Class B common stock as of the close of business on the record date for the Spin-Off. The prospectus describes the Spin-Off in detail and contains important business, financial and other information about Millrose, the HOPP’R, Lennar and Lennar’s relationship with Millrose following the Spin-Off that supplements what I have shared in this letter. We are pleased to save costs and help protect the environment by using the “Notice and Access” method of delivery of information to our stockholders. Instead of receiving paper copies of the prospectus in the mail, stockholders will instead receive instructions by mail on how to view the prospectus and make any elections online.

Sincerely,

Stuart Miller

Executive Chairman and Co-Chief Executive Officer

Lennar Corporation

Millrose has filed a registration statement (including the prospectus which forms a part thereof) with the Securities and Exchange Commission (“SEC”) for the issuance of Class A Common Stock and Class B Common Stock. You should read the prospectus in that registration statement and the other documents Millrose has filed with the SEC for more complete information about Millrose and the issuance of Class A Common Stock and Class B Common Stock and the related Spin-Off. You may get these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. Alternatively, Millrose will arrange to send you, free of charge, the registration statement and the prospectus if you request it by contacting Millrose Properties, Inc. at 600 Brickell Avenue, Suite 1400, Miami, Florida 33131, or by telephone at + 1 212-782-3841.

Millrose Properties, Inc.

Up to 135,000,000 Shares of

Class A Common Stock and Class B Common Stock

Millrose Properties, Inc. is a corporation incorporated under the laws of the State of Maryland on March 19, 2024 for the purpose of being spun off into an independent publicly traded company that will provide, through certain subsidiaries, an operational and capital solution for home builders and land development companies to finance the acquisition and development of land assets through its Homesite Option Purchase Platform (known as the “HOPP’R”). The HOPP’R is a comprehensive suite of systems and procedures that Lennar has developed to operate and manage the acquisition, financing and development of land assets on a large scale. The land development activities that Millrose will finance include the installation of all necessary infrastructure required to build homes, including drainage, sewage, water lines, roads, sidewalks, utility lines, grading, landscaping and, in certain cases, the construction of recreational facilities, common area elements and other amenities. This land development activity is referred to as “Horizontal Development.”

Millrose is not intended to be a traditional land company nor a traditional land bank. Millrose is designed to offer recycled capital to purchase, own and finance relatively short-duration land, and the Horizontal Development of that land, for the express purpose of delivering fully developed homesites to home builders on scheduled takedown timelines that reflect the production schedules of such home builders, all pursuant to purchase option contracts that Millrose will enter into with such home builders. Millrose is designed to recycle the capital it receives from the sale of its land assets to fund future transactions (e.g., using the proceeds from the payment of option deposits and the exercise of purchase options to finance acquisition and development of future land assets without having to repay to Lennar the value of the initial contribution). Millrose’s assets are intended to perform more like “work-in-progress” assets than like traditional land assets, due to the shorter term duration, the limited entitlement risk, as well as other unique contractual attributes that we expect to be included in the purchase option contracts (including the Lennar Agreements, which is defined below). Millrose combines these attributes with carefully tailored contractual and operational processes that have been constructed and designed by Lennar over more than 20 years to help Lennar and, in the future, other home builders accelerate their land light strategy with the use of the HOPP’R.

With the HOPP’R, Millrose intends to provide a self-financing recycled land acquisition and Horizontal Development financing solution to provide home builders with (i) access to lower or competitive cost of capital on an ongoing “recycled” basis and (ii) more certainty about having reliable, consistent and uninterrupted access to capital, through both periods of strong market conditions and periods of market downturn or continued periods of weakened market conditions, subject to the assumptions detailed in this prospectus. Initially, at the time of the Spin-Off, Lennar will be Millrose’s only customer. Millrose has engaged and continues to engage in discussions with other home builders who are interested in becoming new customers, but there is no guarantee that Millrose will be successful in negotiating agreements with additional customers and there is no guarantee that Millrose will be able to secure any business arrangements with any home builders outside of Lennar in any given timeframe. As part of the Spin-Off, Lennar will contribute land inventory that has all discretionary approvals and entitlements necessary to allow Horizontal Development to begin soon after the acquisition of the land, including (i) subdivided and fully developed land inventory on which homes may be built and (ii) subdivided or non-subdivided land inventory undergoing necessary Horizontal Development and subdivision so that homes may be built on them (the “Homesites”). All Homesites owned by Millrose will be sold pursuant to pre-negotiated purchase option contracts with Lennar, initially, and other customers, in the future, with such sales generating cash for Millrose that will then be recycled back into future acquisitions and Horizontal Development of new

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properties. This self-financing reliable cycle is a unique feature of Millrose’s solution to traditional Land Banking, which is an off-balance sheet financing structure whereby a Land Banking provider (separate from the home builder itself) purchases fee title to land parcels, and then enters into purchase option agreements with home builders to sell the land parcels back once they become fully developed Homesites. Millrose’s self-financing reliable cycle is made possible by (a) the use of the HOPP’R to operate and manage the acquisition, financing and Horizontal Development of land assets on a large scale and (b) Lennar’s initial contribution of the Business Assets (as defined below) in return for equity — allowing Millrose access to assets and cash to finance new land acquisitions without having to repay the initial contribution. This Recycled Capital HOPP’R is intended to be accessible to all customers in the residential real estate industry, not just limited to Lennar, and the features unique to the Recycled Capital HOPP’R are designed to allow Millrose to continue financing new transactions with customers both in times of strong market conditions and times of market downturns therefore supporting the reliable and consistent nature of the structure. The ability of Millrose to offer perpetual land acquisition and Horizontal Development financing solutions through the Recycled Capital HOPP’R distinguishes Millrose’s business from traditional Land Banking, which is often required to distribute land sale proceeds to investors. Thus, while traditional land banks generally cannot engage in additional Land Banking without raising new investor funds, leaving them vulnerable to market dynamics and investor preferences, Millrose’s recycled capital structure should provide home builders with consistent access to capital, even during periods of market downturn or continued periods of depressed market conditions. This is subject to Lennar and any Other Customers electing to exercise their land purchase options or, absent such option exercise, Millrose’s ability to sell finished Homesites to third parties, issue additional equity for additional land assets, or secure third-party financing and subsequently engage in sufficient future transactions to repay such financing.

Although the intended permanency of Millrose’s HOPP’R is a key distinguishing feature of Millrose’s business, the HOPP’R also has the flexibility to evolve and be further refined with different features to fit each customer’s needs. Regardless of the combination of features any customer may desire to negotiate with Millrose, the HOPP’R is designed to provide at its core a sophisticated, streamlined and professional approach to land acquisition and Horizontal Development financing that was previously exclusively for the benefit of Lennar. Millrose will now be able to use the HOPP’R to better support its home builder and developer customers in the residential real estate industry.

In connection with the Spin-Off, Lennar will contribute to a Millrose subsidiary (i) the use of the HOPP’R and related intellectual property rights, including the HOPP’R trademark rights (the HOPP’R and such related rights, the “HOPP’R Rights”), (ii) approximately $5.0-6.0 billion of developable Homesites and prospective Homesites that, in the aggregate, we believe have a relatively short and reliable expected cash conversion cycle, as described under “Our Properties” (such properties, the “Transferred Assets”), (iii) the services that Lennar’s personnel will provide to Millrose relating to the identification, evaluation and acquisition of future land inventory and land development (the “Lennar Services”) and (iv) (a) up to approximately $500 million in cash and (b) an additional approximately $500 million in cash as payment on the Option Deposits by Lennar to Millrose in connection with the contribution of the Transferred Assets pursuant to the Lennar Agreements (the “Cash Contribution”). Collectively, we refer to the HOPP’R Rights, the Transferred Assets, the Lennar Services and the Cash Contribution together as the “Business Assets.” Millrose will agree to use approximately $900 million of the Cash Contribution to acquire additional current and future homesite and land inventory from Rausch Coleman Companies, LLC, a privately-held U.S. home builder (“Rausch”), to add to its Real Estate Portfolio as described below, pursuant to the Letter to Rausch Regarding Supplemental Transferred Assets (the “Rausch Letter”) designating Millrose as the purchaser of certain Rausch land assets that Lennar and Rausch expect to enter into. Our access to Lennar’s personnel is subject to the Master Program Agreement, and Lennar will retain all of its land acquisition and Horizontal Development personnel and continue to use them for its own sourcing, acquisition and development activities in connection with its homebuilding operations. Our access to the HOPP’R Rights is subject to our HOPP’R License Agreement with Lennar (through its subsidiary), which is non-exclusive, royalty-free, non-transferrable and solely for our benefit. Our Manager shall be entitled to use our HOPP’R Rights license in connection with managing and operating our business. Our HOPP’R Rights license will be perpetual, subject to certain limited termination conditions.

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Millrose will agree to use approximately $900 million of the Cash Contribution from Lennar to acquire additional current and future Homesites inventory held by Rausch through a multi-step transaction between Lennar, Millrose and Rausch that is intended to close following the Spin-Off shortly after the Distribution Date. Prior to the transaction, Lennar will first purchase all of the home building operations and related personnel, outstanding contracts and liabilities of Rausch. Millrose will then acquire the stock of Rausch (or a subsidiary of Rausch) that only holds Rausch’s land assets (except for any Homesites with homes under active construction). The acquired Rausch’s land assets will then be made subject to the Lennar Agreements, including the Master Option Agreement, through the execution of one or more Project Addenda, and Lennar will pay to Millrose an additional approximately $100 million in Option Deposits. We refer to the transaction as the “Supplemental Transferred Assets Transaction” and this current and future Homesite inventory that will be acquired by Millrose as the “Supplemental Transferred Assets.”

Initially, we expect Lennar will be Millrose’s only customer and, while Millrose intends to engage future customers, as of the date of this prospectus, there are no definitive plans for Millrose to acquire any assets, other than the Transferred Assets and the Supplemental Transferred Assets, or to obtain any other business besides the transactions with Lennar pursuant to the agreements described in this prospectus.

Millrose intends to remain a holding company without any operations of its own. Our operations will be conducted through Millrose Properties Holdings, LLC, a Delaware limited liability company and our wholly-owned operating subsidiary, and any other subsidiaries that may be created from time to time. Following the Spin-Off, Millrose will be externally managed by Kennedy Lewis Land and Residential Advisors LLC (“KL”), with KL personnel serving as all officers and employees of, and performing all business operations for, Millrose, Millrose Holdings and any other subsidiaries of Millrose. Any other subsidiaries other than Millrose Holdings and any Property LLCs that may be created from time to time for the purpose of providing the HOPP’R to any customers that are not Lennar are referred to as the “Other Subsidiaries” and all of Millrose’s subsidiaries collectively are referred to as the “Millrose Subsidiaries”. Upon completion of the Spin-Off and after the Supplemental Transferred Assets Transaction, Millrose Holdings will hold the Transferred Assets and the Supplemental Transferred Assets through the 31 LLC subsidiaries of Millrose Holdings, which were formed by Lennar for the purpose of holding the Transferred Assets and the Supplemental Transferred Assets and any “Future Property Assets” (any future Homesites, prospective Homesites, properties or other related land assets that Millrose may acquire in connection with and pursuant to its arrangements and agreements with its customers, including Lennar) acquired pursuant to the Master Program Agreement (each, a “Property LLC”), and will provide the Recycled Capital HOPP’R to Lennar pursuant to the terms and conditions of the Master Program Agreement, Master Option Agreement, Master Construction Agreement, Multiparty Cross Agreements and other agreements described herein and others into which Lennar and Millrose or Millrose Holdings may enter from time to time. Summaries of each of these agreements are included in this prospectus under “Our Business—Summary of Operational Agreements.”

Going forward, Millrose will be required to provide the Recycled Capital HOPP’R to (i) Lennar and (ii) any residential construction and real estate development companies in the United States in which Lennar has any ownership interests or with which Lennar has any contractual business relationship that is referred to Millrose by Lennar (a “Lennar Related Venture”) for any Future Property Assets that meet certain structural requirements (the “Operating Principles”) and satisfy the KL Diligence Obligations. In addition, the Lennar Related Venture must have an acceptable risk profile with respect to its creditworthiness and must agree to terms substantially similar to the Lennar Agreements. For any Future Property Assets of Lennar or any Lennar Related Venture that do not meet the requirements of the Operating Principles, Millrose may decide to provide the HOPP’R with individually negotiated features (which may not be the same features as the Recycled Capital HOPP’R) at the discretion of KL but will not be required to do so. Millrose Holdings will provide the Recycled Capital HOPP’R to Lennar through the Property LLCs. Millrose Holdings may also provide the Recycled Capital HOPP’R (or other forms of the HOPP’R, as the case may be) to Lennar Related Ventures (with approval from Lennar, to be provided at Lennar’s discretion) or Millrose may provide the Recycled Capital HOPP’R (or other forms of the

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HOPP’R, as the case may be) to such Lennar Related Ventures through one or more Other Subsidiaries as determined by Lennar and KL.

In the future, Millrose will also seek to provide the HOPP’R to Other Customers for purposes of diversification and scaling business growth. To the extent we provide the HOPP’R to any Other Customers, it will be done through Other Subsidiaries and pursuant to agreements that will be negotiated on behalf of Millrose by KL. In the event that Millrose provides a form of the HOPP’R to Other Customers, it will likely need third-party financing to do so. We are negotiating an approximately $1 billion revolving credit facility and may seek to pursue additional debt financing, all of which may be available to manage cash needs and reduce drag on returns, as well as for use to provide the HOPP’R to Other Customers, but there is no guarantee that such sources of additional cash will be obtained or will be sufficient to cover all of our business growth initiatives. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Millrose Following the Spin-Off—Liquidity and Capital Resources Following the Spin-Off” for more information. Additionally, pursuant to the Founder’s Rights Agreement with Lennar, the ability of Millrose to obtain additional debt financing is subject to a debt to equity ratio limit of 1:1, unless Millrose obtains the prior approval of Lennar (the “Debt to Equity Ratio Limit”). In no event will the HOPP’R be provided to Other Customers through Millrose Holdings or any Other Subsidiaries that provide the HOPP’R to Lennar.

Following the Spin-Off, we expect that Lennar will offer additional transactions to us in the form of Future Property Assets that we would acquire pursuant to the Lennar Agreements, and we expect that Lennar will refer any Lennar Related Ventures interested in Millrose’s land acquisition and Horizontal Development financing solutions to us. However, there is no certainty that this will occur (including when, how often and to what extent, if at all). While the Lennar Agreements do not have an expiration date, Lennar is under no obligation to commit to any future transactions with Millrose Holdings or give Millrose Holdings any new business at all (including any referrals of Lennar Related Ventures) under the Master Program Agreement.

The Founder’s Rights Agreement provides Lennar with an evergreen right to reserve for a certain period of time a certain amount of Millrose’s available capital exclusively for financing Future Property Asset acquisitions and Horizontal Development for Lennar (a “Capital Priority Right”), which is intended to supplement and support the contemplated ongoing business relationship between Millrose and Lennar. However, the Lennar Agreements do not include any exclusivity, rights of first refusal or first look or other priority rights for us with respect to any future business opportunities. This means that Lennar can decide not to offer us any additional business (beyond the Transferred Assets and the Supplemental Transferred Assets) for any reason at all, including, but not limited to, if the business terms of the Lennar Agreements (individually or in the aggregate) are not as competitive as others in the market. Additionally, Lennar currently has and expects to continue to have Land Banking arrangements with other providers, and while these arrangements do not impact the Transferred Assets and the Supplemental Transferred Assets, they could limit how many business opportunities we will be able to receive from Lennar with respect to Future Property Assets on a going-forward basis. Further, as of the date of the Spin-Off, Millrose will not have any business relationships with any Lennar Related Ventures or Other Customers. While Millrose intends to engage future customers, there is no guarantee when or if (or to what extent) Millrose, through its Other Subsidiaries, will be able to negotiate and/or enter into any arrangements to provide the HOPP’R to any Lennar Related Ventures or to any Other Customers.

Millrose intends to elect to be treated as a REIT for U.S. federal income tax purposes beginning with its first taxable year ending December 31, 2025. Millrose Holdings intends to be treated as a taxable REIT subsidiary of Millrose. Accordingly, we expect that Millrose Holdings will be subject to full entity-level taxation in connection with its business operations. We expect Millrose Holdings and any Other Subsidiaries that Millrose may form or acquire in the future will be taxable business entities. Accordingly, notwithstanding Millrose’s intention to elect REIT status for U.S. federal income tax purposes, we expect that all of the substantial economic activity conducted in connection with providing the HOPP’R to our customers (including with respect to the Transferred Assets, the Supplemental Transferred Assets and any Future Property Assets for Lennar and potentially with respect to any Future Property Assets for any Lennar Related Ventures or Other Customers) will be conducted by a taxable corporation and will be subject to U.S. federal income tax at the entity level.

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Millrose is not a mutual fund and does not intend to register as an investment company under the Investment Company Act of 1940, as amended.

This prospectus is being furnished in connection with the initial distribution by Lennar of approximately 80% of the outstanding shares of Millrose’s Class A Common Stock, par value $0.01 per share, and, to the extent applicable, shares of Millrose’s Class B Common Stock, par value $0.01 per share, to holders of shares of Lennar’s Class A Common Stock and shares of Lennar’s Class B Common Stock. We are registering, pursuant to the registration statement of which this prospectus forms a part, the number of shares of Common Stock set forth on the cover page of this prospectus, consisting of a yet to be determined number of shares of Millrose Class A Common Stock and a yet to be determined number of shares of Millrose Class B Common Stock. The total number of shares of the Class A and Class B Common Stock to be distributed in the Distribution will not exceed the total number of shares of Common Stock set forth on the cover page of this prospectus, and the allocation between the Class A and Class B Common Stock will be determined upon the expiration of the shareholder election process described under “Right to Elect to Receive Our Class B Common Stock.” The partial, taxable spin-off of Millrose Properties, Inc., currently a wholly-owned subsidiary of Lennar, that will be effected by distributing approximately 80% of the outstanding shares of Millrose Common Stock to holders of shares of Lennar Class A Common Stock and shares of Lennar Class B Common Stock as of the Record Date is referred to herein as the “Spin-Off.” Neither Lennar nor Millrose will receive any proceeds from the Distribution. Following the Spin-Off, Lennar will temporarily retain approximately 20% of the outstanding shares of Millrose’s Common Stock in the form of shares of Class A Common Stock. Lennar will not exercise its voting rights with respect to this stock for as long as it retains the shares, and Lennar expects to dispose of this stock through a subsequent spin-off, split-off, public offering, private sale or any combination of these potential transactions. Lennar will have the sole and absolute discretion, subject to applicable law, to determine the terms of, and whether and when to proceed with, any subsequent disposition of the shares of the Millrose Class A Common Stock owned by Lennar following the completion of the Spin-Off. Lennar intends to hold the shares of Millrose Class A Common Stock for only a limited period of time, but we will not have any control over Lennar’s decisions with respect to the shares of Class A Common Stock they will own following the Spin-Off, and we will be required to cooperate with Lennar to effect any such subsequent disposition pursuant to the Registration Rights Agreement. See “Our Business—Summary of Operational Agreements—Registration Rights Agreement” for more information.

Because the Distribution will give effect to the Distribution Ratio based on the total number of shares of Lennar Common Stock outstanding as of the Record Date, we will not know the exact number of shares of Millrose Common Stock that will be registered and distributed to Lennar stockholders until the Record Date. Further, since all Lennar stockholders as of the Record Date will have the opportunity to elect to receive shares of Class B Common Stock in lieu of shares of Class A Common Stock in the Distribution, we will not know the exact number of shares of Class A Common Stock and Class B Common Stock outstanding until after the Election Expiration Time. For illustrative purposes, using the total number of shares of Lennar Common Stock outstanding as of November 30, 2024 giving effect to the Distribution Ratio, there would be a total of 167,646,137 shares of Millrose Common Stock outstanding immediately following the Distribution, of which 134,116,910 shares of Millrose Common Stock (approximately 80% of the total outstanding shares) would be registered pursuant to the registration statement of which this prospectus forms a part and distributed to Lennar stockholders. Out of the total outstanding shares of Millrose Common Stock, 33,529,227 shares of Millrose Class A Common Stock (approximately 20% of the total outstanding shares) would be retained by Lennar. Assuming that the Miller Family is the only Lennar stockholder to elect to receive shares of Class B Common Stock, then of the 134,116,910 shares of Millrose Common Stock being registered and distributed to Lennar stockholders, 122,121,799 shares would be registered as Class A Common Stock and 11,995,111 would be registered as Class B Common Stock. We do not believe that the total number of shares of Lennar Common Stock outstanding will materially change between November 30, 2024 and the Record Date. As such, we expect that the illustrative numbers above should reasonably approximate the actual numbers of shares of Millrose Common Stock to be registered; however, there is no guarantee that this will be the case and the actual numbers may differ significantly (particularly if more Lennar stockholders than expected

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elect to receive shares of Class B Common Stock). Once the exact numbers of shares of Class A Common Stock and Class B Common Stock are known following the Election Expiration Time, we will file a Current Report on Form 8-K disclosing such information.

In connection with the Spin-Off, Lennar will be distributing approximately 80% of the outstanding shares of our Common Stock directly to existing Lennar stockholders as of the Record Date and not through any underwriters, dealer-managers or other agents who would be paid commissions by Lennar or any of its affiliates. Vestra Advisors, LLC, Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities, LLC and Lincoln International LLC (the “Financial Advisors”) are acting as financial advisors to Lennar in connection with the Spin-Off and will receive customary fees for acting in that capacity. All expenses in connection with the Spin-Off and the formation of Millrose will be paid by Millrose. See “Summary Historical and Pro Forma Financial Information” for more information on the formation costs to be paid by Millrose. Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) is acting as financial advisor to the independent directors serving on the Lennar Board with respect to certain considerations in connection with the Spin-Off. Holland & Knight LLP is acting as counsel to the independent directors serving on the Lennar Board in connection with the Spin-Off. Kennedy Lewis Investment Management LLC, an affiliate and parent company of KL, is advising Lennar on the Spin-Off, the structure and business of Millrose and the Lennar Agreements, and is negotiating the Management Agreement with Lennar, but is not receiving any fees for acting in such capacity.

Lennar expects the Distribution to take place on February 7, 2025. In the Distribution, Lennar will distribute to the holders of Lennar Class A Common Stock and Lennar Class B Common Stock one share of our Class A Common Stock for every two shares of Lennar Class A Common Stock or Lennar Class B Common Stock held as of the close of business on the Record Date, on January 21, 2025, except that during a limited period prior to the Distribution, Lennar Common Stock holders of record on the Record Date will be able to elect to receive some or all of the shares of Millrose Common Stock to be distributed to them in the form of Millrose Class B Common Stock in lieu of Millrose Class A Common Stock. That election right will expire at the Election Expiration Time, which we expect to be at 5:00 p.m. New York City time on February 3, 2025. Thus, at the time of effectiveness of the registration statement of which this prospectus forms a part, the allocation between the Class A and Class B Common Stock will not be available, as such information will not be known until following the Election Expiration Time. In order to elect to receive Millrose Class B Common Stock, Lennar Common Stock holders will have to electronically submit an Election Form (a form template of which accompanies this prospectus) to make an election to receive Class B Common Stock so that the Distribution Agent receives it not later than the Election Expiration Time. Following the Record Date, each holder of Lennar Common Stock will receive by mail as part of the Election materials an individualized Election Form with a unique code, along with instructions regarding how to electronically complete and submit the Election Form. Holders of both Lennar Class A Common Stock and Lennar Class B Common Stock will receive shares of Millrose Class A Common Stock in the Distribution by default unless an affirmative election is made by the Election Expiration Time to receive shares of Millrose Class B Common Stock. There is no maximum number of shares of Millrose Class B Common Stock that may be distributed in the Distribution, subject to the total number of shares of Millrose Common Stock to be distributed in the Spin-Off in accordance with the distribution ratio of shares of Millrose’s Common Stock for shares of Lennar Common Stock, as determined on the Record Date based on the total value of Business Assets (the “Distribution Ratio”). Based on the total number of outstanding shares of Lennar Common Stock as of November 30, 2024 if holders of 25%, 50%, 75% or 100% of Lennar Common Stock elect to receive Millrose Class B Common Stock, approximately 100,587,682, 67,058,455, 33,529,227, and 0 shares of Millrose Class A Common Stock will be distributed, respectively, and holders of such shares of Class A Common Stock will have approximately 23.1%, 9.1%, 3.2% and 0% of Millrose stockholders’ voting power, respectively. These voting percentages do not include any votes attached to the Common Stock that Lennar intends to temporarily retain following the Spin-Off, as pursuant to the Distribution Agreement, Lennar agrees that it will not exercise its right to vote with respect to any shares of Millrose Common Stock it holds, and under Maryland law, votes for non-extraordinary matters are determined by the number of votes cast, not votes present at the meeting or votes entitled to be cast on the matter. Without a trading market or public listing of our Class B Common Stock, we expect it will likely be difficult for any stockholders who elect to receive our Class B Common

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Stock to sell such shares in the future. Our Charter does not allow any individual holder of our Class B Common Stock to elect unilaterally to convert their own shares to Class A Common Stock; the conversion can only be done if a majority of Class B Common Stock holders approve such conversion, and such conversion would apply to all outstanding shares of Class B Common Stock. Given the lack of liquidity of Millrose’s Class B Common Stock and the conversion restrictions, we expect a significant percentage of the Common Stock that will be distributed to Lennar’s stockholders in the Spin-Off will be Class A Common Stock (and in any event in an amount that will be more than sufficient to meeting the listing standards of the NYSE). We do not expect many, if any, Lennar stockholders (other than the Miller Family) will elect to receive Class B Common Stock in the Distribution. However, there is no guarantee that the election results will match our expectations. On the other hand, based on the total number of shares we intend to register and our contemplated Distribution Ratio, holders of approximately 99.5% of the expected outstanding Lennar Class A shares would need to elect solely to receive Class B Common Stock in order for us not to meet the NYSE listing standards. Based on Lennar’s stockholder base, we expect approximately 30% of our stockholders immediately following the Spin-Off will be index funds, many or almost all of which likely have policies and requirements that may obligate them to sell their shares of Millrose’s Common Stock promptly following the Distribution. We expect that, given these disposition requirements or policies, such stockholders will receive Class A Common Stock, as Class B Common Stock will not be listed or have an active trading market. As such, we believe the risk that we do not meet the NYSE listing standards to be negligible. In accordance with the Distribution Agreement, successful listing of our Class A Common Stock on the NYSE or another national stock exchange is a condition to the consummation of the Spin-Off. Millrose Class A Common Stock and Class B Common Stock are essentially identical, except that (a) holders of Class A Common Stock will be entitled to one vote per share and holders of Class B Common Stock will be entitled to ten votes for each share of Class B Common Stock held in the holder’s name, except when voting together with the holders of the Class A Common Stock, each holder of record of Class B Common Stock will be entitled to the greater of (i) ten votes per share and (ii) that number of votes per share of Class B common stock that would entitle the outstanding shares of Class B Common Stock to cast, in the aggregate, 35% of the votes entitled to be cast on the matter, and there are separate class votes for holders of Class B Common Stock (in some cases in addition to a vote of both the Class A Common Stock and Class B Common Stock, voting together without regard to class) for the approval of certain mergers, consolidations and other business combinations, and future issuances of Class B common stock, among others, but no separate class votes for holders of Class A Common Stock for any matter and (b) we expect Millrose Class A Common Stock to be listed on the NYSE under the symbol “MRP,” but we have not applied to have our Class B Common Stock listed on the NYSE or on any other securities exchange, or to have it quoted on any quotation system, and we do not expect to do so in the future.

Shares of our Class B Common Stock will be highly illiquid and appropriate only as a long-term investment. We do not expect a trading market for our Class B Common Stock to develop and therefore, if you elect to receive Class B Common Stock, you may need to hold such shares indefinitely. In addition, as a result of the lower valuation of the Class B Common Stock resulting from its illiquidity, we expect that the amount of tax per share that will be owed as a result of receiving shares of Class B Common Stock in the Distribution will be lower than the amount that will be owed as a result of receiving shares of Class A Common Stock in the Distribution.

There is no current trading market for our Common Stock. We expect trading of Millrose’s Class A Common Stock to commence following the completion of the Distribution. However, there may be “when issued” trading in the Class A Common Stock beginning after the Record Date for the Spin-Off. Currently and following the Distribution, shares of Lennar Class A Common Stock and shares of Lennar Class B Common Stock will continue to trade on the NYSE under the ticker symbols “LEN” and “LEN.B,” respectively. See “Right to Elect to Receive Our Class B Common Stock” for information about how to elect to receive Millrose Class B Common Stock, and “Description of Capital Stock” for a more detailed description of the differences between Millrose Class A Common Stock and Millrose Class B Common Stock.

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In connection with the Spin-Off, Millrose and Lennar will be entering into a Pre-Spin Assignment, Assumption and Contribution Agreement and a Distribution Agreement, which will govern the terms and structure of the Spin-Off. Millrose and Lennar will enter into a Master Program Agreement, Master Option Agreement, Master Construction Agreement, Multiparty Cross Agreements and other agreements, pursuant to which Millrose, through Millrose Holdings, will provide the HOPP’R to Lennar with respect to the Transferred Assets, the Supplemental Transferred Assets and any Future Property Assets acquired pursuant to the Lennar Agreements following the Spin-Off. Millrose and Lennar will also be entering into a Founder’s Rights Agreement, pursuant to which Lennar shall have certain exclusive rights that will benefit Lennar and impact certain aspects of Millrose’s business, and such Founder’s Rights Agreement shall be incorporated by reference into Millrose’s Bylaws. Additionally, Millrose and Lennar will also enter into a Registration Rights Agreement, pursuant to which Lennar will have demand registration rights to ensure the Millrose Common Stock it receives from Millrose in connection with the Spin-Off and in connection with certain of its Founder’s Rights will be registered and freely tradeable. All of the agreements entered into between Millrose and Lennar (including any subsidiary of Lennar) are collectively the “Lennar Agreements.” Millrose and KL will enter into the Management Agreement, pursuant to which KL will serve as the Manager of Millrose following the Spin-Off. Millrose will be externally managed by KL, with personnel provided by KL and officers recommended by KL and appointed by our Board serving as all officers and employees of, and performing all business operations for, Millrose, Millrose Holdings and any Other Subsidiaries, including compliance with all public company requirements, maintenance of our qualification for REIT status, operation of the HOPP’R and performance of our obligations under the Lennar Agreements and any future HOPP’R agreements, for a Management Fee. See “Manager and Management Agreement—Management Agreement—Management Fee” for information about the amount of the Management Fee. The Management Fee will cover all such costs to operate Millrose, Millrose Holdings and any Other Subsidiaries, but will not cover fees incurred for services in connection with extraordinary litigation and mergers and acquisitions and other events outside Millrose’s ordinary course of business, including, in certain circumstances, costs associated with the ownership and maintenance of land. We will be entirely dependent on KL to supply us with the human capital to run our business operations and provide the HOPP’R to our customers, as we will not have any management or employees of our own; however, we will have access to, and intend to rely upon, the Lennar Services to be provided by Lennar pursuant to the Master Program Agreement. See “Our Business—Summary of Operational Agreements” for more information on the Lennar Agreements and “Manager and Management Agreement” for more information about the Management Agreement.

No vote of Lennar stockholders is required for the Distribution. Therefore, you are not being asked for a proxy, and you are requested not to send Lennar a proxy in connection with the Distribution. You do not need to pay any consideration, exchange or surrender your existing shares of Lennar Class A Common Stock or Lennar Class B Common Stock, as applicable, or take any other action to receive shares of Millrose’s Class A Common Stock in the Distribution. Your ownership of Lennar Class A Common Stock and Lennar Class B Common Stock will not be affected by the Distribution, but the trading price of Lennar Class A Common Stock and Lennar Class B Common Stock will likely be affected by the fact that Lennar will no longer own the assets it will contribute to Millrose.

The Spin-Off will not qualify as a tax-free spin-off or reorganization within the meaning of Section 355(a) and Section 368(a) of the Internal Revenue Code of 1986, as amended. The Spin-Off will be a taxable transaction for Lennar in which Lennar may recognize gain, but not loss, for U.S. federal income tax purposes based on the difference between its tax basis in the Millrose Common Stock and the fair market value of the Millrose Common Stock as of the Distribution. Lennar, Millrose, and Millrose Holdings plan to make Section 336(e) elections under the Code with respect to the Spin-Off, which, when combined with the Spin-Off, is expected to result in the basis of our assets being the fair market value for tax purposes as of the Distribution.

The Distribution of Millrose’s Common Stock to Lennar stockholders will be taxed as a dividend to Lennar stockholders for U.S. federal income tax purposes. You will be responsible for paying any such taxes, and you should consult your tax advisor to discuss the receipt of the Millrose Common Stock and the particular tax-related consequences of the Distribution to you, including the applicability and effect of any U.S. federal, state and local tax laws, as well as any foreign tax laws. See “Risk Factors—Risks Related to Legal, Regulatory,

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Tax and Accounting Compliance” and “The Spin-Off—U.S. Federal Income Tax Consequences of the Spin-Off” for more information on the taxation of the Distribution to Lennar stockholders and for a discussion of the valuation methodology to be employed in determining the value of Millrose’s Common Stock.

To assist us in qualifying as a REIT, Millrose’s Charter that will be in effect immediately prior to the Distribution will contain certain restrictions relating to the ownership and transfer of our stock, including a provision generally restricting any person or entity, subject to certain exceptions, from owning, beneficially or by virtue of the applicable constructive ownership provisions of the Code, more than 9% (or 12.8% in the aggregate for the Miller Family pursuant to the excepted holder limit), in value or in number of shares, whichever is more restrictive, of the outstanding shares of our Common Stock or 9% in value (or 12.8% in the aggregate in value or number of shares, whichever is more restrictive, for the Miller Family pursuant to the excepted holder limit) of the outstanding shares of all classes or series of our stock without a waiver or exception from such limits by Millrose’s board of directors by a supermajority vote. Millrose’s board of directors will provide a waiver of this stock ownership restriction to certain shareholders in connection with the Distribution and to Lennar in connection with the shares of Common Stock retained by Lennar after the Distribution. See “Description of Capital Stock—Restrictions on Ownership and Transfer.”

All capitalized terms herein have the meanings ascribed to them in the “Glossary” section at the end of this prospectus beginning on page 312.

Investing in our Common Stock involves a high degree of risk. In reviewing this prospectus, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 57.

We are an “emerging growth company” as defined under the federal securities laws and as such have elected to comply with certain reduced public company reporting requirements for future filings.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Please carefully read the information in this prospectus, which we refer to as the “prospectus.” You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. This prospectus is being furnished solely to provide information to holders of Lennar Class A Common Stock and Lennar Class B Common Stock who will receive shares of Millrose Common Stock in the Spin-Off. It is not and is not to be construed as an inducement or encouragement to buy or sell any securities of Lennar or Millrose. This prospectus describes, among other things, Millrose’s proposed business, its relationship with Lennar and provides other information to assist you in evaluating the benefits and risks of holding or disposing of the Millrose Common Stock that you will receive in the Spin-Off.

This prospectus should not be used to solicit or sell securities. You should not assume that the information contained in this prospectus is accurate as of any date later than the date of this prospectus or such other dates as are stated herein.

The date of this prospectus is January  , 2025

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i

ABOUT THIS PROSPECTUS

We have filed a registration statement on Form S-11 with the SEC with respect to the shares of our Common Stock to be distributed to holders of Lennar Class A Common Stock and Lennar Class B Common Stock in connection with the Spin-Off. This prospectus is a part of that registration statement and, as permitted by SEC rules, does not include all of the information you can find in the registration statement or the exhibits to the registration statement.

For additional information relating to us, we refer you to the registration statement and the exhibits filed with the registration statement. The exhibits to the registration statement contain the full text of certain agreements and other important documents we have summarized in this prospectus. Statements contained in this prospectus summarizing the contents of any agreement or document do not purport to be complete and may not contain all the information that you may find important and are in each instance qualified in their entirety by reference to the full text of each such agreement or document filed as an exhibit to the registration statement. We recommend that you review the full text of each such agreement and document. The registration statement and the exhibits can be obtained from the SEC as indicated under the sections entitled “Where You Can Find More Information.”

We have not authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus. We take no responsibility for and can provide no assurances as to the reliability of, any information that others may give you. This prospectus is not an offer to sell, nor is it seeking an offer to buy, the shares of Common Stock being registered on the registration statement of which this prospectus forms a part (which registration is being done solely to effectuate the Distribution in connection with the Spin-Off) or any securities of Lennar. The information contained in this prospectus is only accurate as of the date of this prospectus, regardless of the time of delivery of this prospectus.

FINANCIAL INFORMATION AND PRO FORMA FINANCIAL INFORMATION

Unless otherwise indicated, the historical financial information presented in this prospectus is derived from the financial statements of Lennar, our parent company prior to the Spin-Off, for accounting purposes. This prospectus contains unaudited pro forma financial information, which were derived from certain financial information and operating data of Lennar on a pro forma combined basis. The unaudited pro forma financial statements are subject to the assumptions and adjustments described in the presentation and accompanying notes to the pro forma financial statements that reflect the expected impacts of events directly attributable to the Spin-Off and that are factually supportable and, for purposes of statements of operations, are expected to have a continuing impact on us. The unaudited pro forma financial statements are provided for illustrative and informational purposes only and are not necessarily indicative of Millrose’s future results of operations or financial condition as an independent, publicly traded company. See “Summary Historical and Pro Forma Financial Information” for more information.

INDUSTRY AND MARKET DATA

This prospectus includes industry and market data that we obtained from various third-party industry and market data sources, publications and publicly available information. These third-party sources include the U.S. Department of Housing and Urban Development and the National Association of Home Builders, all with respect to home construction, home buying and prices, and residential real estate industry conditions. These sources generally state that the information they provide has been obtained from sources they believe to be reliable. You should carefully consider the inherent risks and uncertainties associated with the market and other industry data contained in this prospectus.

Citations included herein to industry sources are used only to demonstrate third-party support for certain statements made herein to which such citations relate. Information included in such industry sources that do not relate to supporting the related statements made herein are not part of this prospectus and should not be relied upon.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, including, in particular, statements about Millrose’s plans, strategies and objectives, as well as statements about Millrose’s business (including Millrose Holdings and any other subsidiaries of Millrose), Millrose’s future plans, strategies and objectives. You can generally identify forward-looking statements by our use of forward-looking terminology such as “may,” “can,” “shall,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue” or other similar words or the negatives thereof. These statements include those relating to Millrose’s plans and objectives for future operations, including plans and objectives relating to future growth of our business and the HOPP’R; the availability of capital at any given time to finance the various endeavors, projects and acquisitions that are expected or planned for Millrose both prior to or following the Spin-Off, as well as the availability of capital that needs to be reserved for specified uses (whether contractually or by law); expectations about the Supplemental Transferred Assets Transaction, including the timing and terms of the transaction, the nature, quality and value of the Supplemental Transferred Assets and the existence of any liabilities attached to the Supplemental Transferred Assets, and the adequacy of the protection of Lennar’s indemnification of Millrose in connection with the Supplemental Transferred Assets Transaction; expectations and assumptions around our ongoing relationship with Lennar, including expectations that Lennar will fully perform on all its obligations pursuant to the Lennar Agreements (and that there will be regular and timely exercises of its Purchase Options) and expectations that it will continue to provide us with ongoing transactions pursuant to the Master Program Agreement and refer Lennar Related Ventures who may be interested in the HOPP’R to us as potential new customers; Lennar’s expected business, operations and financial position following the Spin-Off; the possibility of providing the HOPP’R to future new customers, including Lennar Related Ventures and Other Customers, and the nature of any such future arrangements; the planned use, development and sales of the Transferred Assets and the Supplemental Transferred Assets; any expected acquisitions, uses, development and sales of Future Property Assets; expectations and assumptions around our relationship with KL; our expected REIT status and Millrose Holdings’ expected TRS status; our expected EGC status; expectations around ownership limits of our Common Stock; and expectation and assumptions around our source of revenues, expected income, ability to secure financing or incur indebtedness, as well as other forward-looking statements, are all based on currently known and available information, which may not be indicative of future results (particularly as we are a newly-formed company and have not had any historical operations as a standalone company), as well as assumptions and expectations that involve numerous risks and uncertainties. Assumptions relating to these statements involve judgments with respect to, among other things, future macroeconomic, competitive and market conditions, future land values, future business decisions, future environmental conditions and relationships with our customers, all of which are difficult or impossible to accurately predict and many of which are beyond our control. Some of the assumptions are based on experiences of Lennar management without any formal analyses. Although we believe the assumptions underlying the forward-looking statements, and the forward-looking statements themselves, are reasonable, any of the assumptions could be inaccurate, and, therefore, there can be no assurance that these forward-looking statements will prove to be accurate and our actual results, performance and achievements may be materially different from that expressed or implied by these forward-looking statements. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans, which we consider to be reasonable, will be achieved.

You should carefully review the “Risk Factors” section of this prospectus for a discussion of the risks and uncertainties that we believe are material to our business, operating results, prospects and financial condition. Except as otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

iii

SUMMARY

The following is a summary of material information included in this prospectus. This summary may not contain all of the details concerning the Distribution, Spin-Off or other information that may be important to you. To better understand the Distribution, Spin-Off and Millrose’s business, you should carefully review this entire prospectus, the historical financial statements and pro forma financial statements provided herein, including the notes to such respective financial statements. This prospectus has been prepared on a prospective basis on the assumption that, among other things, the Distribution (including the allocation of Class A Common Stock and Class B Common Stock), Spin-Off and the related transactions contemplated to occur prior to or on or about the date of the Spin-Off will be consummated as contemplated by this prospectus. There can be no assurance, however, that any or all of such transactions will occur or will occur as so contemplated.

Introduction

Millrose Properties, Inc. is a corporation incorporated under the laws of the State of Maryland on March 19, 2024 for the purpose of being spun off into an independent publicly traded company that will provide, through certain subsidiaries, an operational and capital solution for home builders and land development companies to finance the acquisition and development of land assets through its Homesite Option Purchase Platform (known as the HOPP’R). The HOPP’R is a comprehensive suite of systems and procedures that Lennar has developed to operate and manage the acquisition, financing and development of land assets on a large scale. The land development activities financed by Millrose include the installation of all necessary infrastructure required to build homes, including drainage, sewage, water lines, roads, sidewalks, utility lines, grading, landscaping and, in certain cases, the construction of recreational facilities, common area elements and other amenities. This land development activity is referred to as “Horizontal Development.”

As of the date of this prospectus, Millrose is expected to emerge from the Spin-Off as the only publicly traded entity that will engage in large-scale recycled financing of land acquisition and Horizontal Development using the HOPP’R. Millrose intends to remain as a holding company without any operations of its own. Our operations will be conducted through Millrose Properties Holdings, LLC, a Delaware limited liability company that is wholly-owned by Millrose (“Millrose Holdings”) and intends to qualify as a TRS (as defined below) following the Spin-Off, and any other subsidiaries of Millrose that may be created from time to time for the purpose of providing the HOPP’R to any Lennar Related Ventures or Other Customers (any such subsidiary other than Millrose Holdings and any Property LLCs, an “Other Subsidiary”). We will be externally managed by KL, with KL personnel serving as all officers and employees of, and performing all business operations for, Millrose, Millrose Holdings and any Other Subsidiaries.

Millrose intends to elect to be treated as a real estate investment trust (“REIT”) for U.S. federal income tax purposes beginning with its first taxable year ending December 31, 2025. Millrose Holdings intends to be treated as a taxable REIT subsidiary (“TRS”) of Millrose. Accordingly, we expect that Millrose Holdings will be subject to full entity-level taxation in connection with its business operations. We expect Millrose Holdings and any Other Subsidiaries that Millrose may form or acquire in the future will be taxable business entities. Accordingly, notwithstanding Millrose’s intention to elect REIT status for U.S. federal income tax purposes, we expect that all of the substantial economic activity conducted in connection with providing effective financing solutions through the HOPP’R to our customers (including with respect to the Transferred Assets, the Supplemental Transferred Assets and any Future Property Assets for Lennar and potentially with respect to any Future Property Assets for any Lennar Related Ventures or Other Customers) will be conducted by a taxable corporation and will be subject to U.S. federal income tax at the entity level. See “Material U.S. Federal Income Tax Considerations” for more information about applicable U.S. federal income tax considerations. Millrose is not a mutual fund and does not intend to register as an investment company under the Investment Company Act.

Business Overview

Millrose’s business following the Spin-Off will be to provide financing of land acquisition and Horizonal Development through the HOPP’R to home builders and land developers, based on a unique recycled capital model intended to accelerate home builders’ land light strategies either through the Lennar Agreements or through other agreements with potential future Lennar Related Ventures and Other Customers that will be negotiated on Millrose’s behalf by its Manager, KL.

Traditional Land Banking Background

Traditional Land Banking has generally been a deal-by-deal off-balance sheet financing structure whereby a land bank (separate from the home builder itself) purchases fee title to a land parcel, and then enters into a purchase option agreement with a home builder to sell the land parcel to the home builder once the land parcel becomes fully developed Homesites. The purchase option agreement may be secured by a nonrefundable option fee paid by the home builder. The land parcel may or may not have all permits, approvals and entitlements at the time of closing, and the time from when the land is purchased by the land bank until the last Homesite is sold to home builders can be protracted for many years. Traditional Land Banking arrangements may also involve a construction agreement by which the land bank pays the home builder, as the contractor, to develop the property at a fixed or guaranteed cost and generally lack asset diversity running the risk that a market downturn in one region could lead to multiple customers with purchase option contracts opting not to exercise their options. In traditional Land Banking, customers may walk from a property or “cherry pick” assets if there is more than one property land banked at a time, creating risk and leaving the land bank responsible for finding new buyers for less-desirable properties.

The HOPP’R as an Innovative Evolution of Land Banking

For over 20 years, Lennar has designed and refined the HOPP’R to consistently enable “just in time” delivery of fully developed Homesites, similar to the way that lumber, appliances and other materials are purchased for production. The development of the HOPP’R began in the late 1990s, when Lennar shifted its business by separating its land and homebuilding operations into distinct divisions, while focusing on joint ventures and traditional purchase option deals. Some of those endeavors worked, and others did not. The HOPP’R evolved as Lennar gained more expertise and experience and made adjustments to the HOPP’R systems and procedures. Building on earlier lessons learned, in recent years Lennar has built significant relationships with private equity providers, many of whom have contributed to Lennar’s efforts to further refine and innovate on its HOPP’R technology. Prior to Millrose, Lennar has been able to use its enhanced and refined HOPP’R with these private equity providers to purchase, develop, and deliver over $20 billion of professionally managed and developed Homesites to Lennar on a “just in time” delivery basis.

With the HOPP’R, Millrose intends to provide a self-financing reliable land acquisition and Horizontal Development financing solution that is designed to provide home builders with (i) access to lower or competitive cost of capital on an ongoing “recycled” basis and (ii) more certainty about having reliable, consistent and uninterrupted access to capital, through both periods of strong market conditions and periods of market downturn or continued periods of weakened market conditions, subject to the assumptions detailed in this prospectus. Following the initial contribution of the Business Assets from Lennar as part of the Spin-Off, as Homesites owned by Millrose will be sold pursuant to pre-negotiated purchase option contracts with Lennar, initially, and other customers, in the future, they will generate cash for Millrose that will then be recycled back into future acquisitions and Horizontal Development of new properties. This self-financing reliable cycle is a unique feature of Millrose’s solution to traditional Land Banking, and is made possible by (a) the use of the HOPP’R to operate and manage the acquisition, financing and Horizontal Development of land assets on a large scale and (b) Lennar’s initial contribution of the Business Assets (as defined below) in return for equity — allowing Millrose access to assets and cash to finance new land acquisitions without having to repay the initial contribution. This feature is designed to allow Millrose to continue financing new transactions with customers both in times of strong market conditions and times of market downturns therefore supporting the reliable and consistent nature of the structure. This Recycled Capital HOPP’R is intended to be accessible to all customers in the residential real estate industry, not just limited to Lennar. Thus, while traditional land banks generally cannot engage in additional Land Banking without raising new investor funds, leaving them vulnerable to market dynamics and investor preferences, Millrose’s recycled capital structure should provide home builders with consistent access to capital, even during periods of market downturn or continued periods of depressed market conditions. This is subject to Lennar and any Other Customers electing to exercise their land purchase options or, absent such option exercise, Millrose’s ability to sell finished Homesites to third parties, issue additional equity for additional land assets, or secure third-party financing and subsequently engage in sufficient future transactions to repay such financing.

The HOPP’R that was developed by Lennar and that will be used by Millrose to provide Lennar (and potentially other customers) a recycled capital financing solution that we believe improves upon traditional Land Banking by offering the following:

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Recycled capital. Millrose expects to have access to capital to provide recycled capital financing of land acquisition and Horizontal Development to its customers at all times because it will not need to return capital to its stakeholders. Millrose is therefore intended to provide a recycled source of capital to its initial customer, Lennar, and potentially to future customers that is reliable and consistent, even during periods of market downturn or continued periods of depressed market conditions. This is subject to Lennar and any Other Customers electing to exercise their land purchase options or, absent such option exercise, Millrose’s ability to sell finished Homesites to third parties, issue additional equity for additional land assets, or secure third-party financing and subsequently engage in sufficient future transactions to repay such financing. The goal of the Recycled Capital HOPP’R is to allow Millrose (through its subsidiaries) to acquire properties on behalf of its customers, to sell the properties back to its customers pursuant to option agreements as finished Homesites that are ready for home construction, and to use the proceeds from such transactions to finance new acquisitions and development of properties. We believe this reoccurring process will allow Millrose to generate cash that will then be recycled back into future acquisitions and development of properties, even during periods of market downturn or periods of depressed market conditions.

Even if the customers with purchase option contracts do not exercise their options (e.g., if Lennar terminates its Purchase Options and does not buy back certain of its finished Homesites), Millrose will be able to sell those finished Homesites to third parties and use the proceeds from those third-party sales to fund future acquisitions through the HOPP’R. Consequently, we expect to be able to maintain our financing ecosystem of turning assets into capital that can then be redeployed to invest in new properties. Even though there is no guarantee that this financing model will be fully self-financing (e.g., as we grow the business, there will likely be times when the existing capital held by Millrose in the HOPP’R may not be sufficient to finance all available new transactions), Millrose should be able to supplement its own capital with borrowings. We are negotiating an approximately $1 billion revolving credit facility and may seek to pursue additional debt financing, all of which may be available to manage cash needs and reduce drag on returns, as well as for use to provide the HOPP’R to Other Customers, but there is no guarantee that such sources of additional cash will be obtained or will be sufficient to cover all of our business growth initiatives. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Millrose Following the Spin-Off—Liquidity and Capital Resources Following the Spin-Off” for more information. Additionally, the ability of Millrose to obtain additional debt financing is subject to the Debt to Equity Ratio Limit. We believe Millrose can provide reliable and consistent financing capability to its customers through the Recycled Capital HOPP’R because of its ability to generally rely on the continual financing ecosystem to execute on existing transactions and finance new transactions in an “infinity loop” without the need for additional capital.

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Shorter duration deals. Millrose intends to focus on shorter-duration land transactions, typically five years or less. For example, with respect to the Transferred Assets and Supplemental Transferred Assets collectively, as of September 30, 2024, nearly 39% of the aggregate portfolio purchase value of the Transferred Assets and Supplemental Transferred Assets have a weighted average life of less than a year.

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All non-discretionary approvals and entitlements in place. Millrose aims to ensure that the properties acquired by Millrose already have all discretionary approvals and entitlements necessary to allow Horizontal Development to begin soon after the acquisition of the land. This requirement is designed to mitigate the risk of potential land development delays and regulatory uncertainties, as well as the risks associated with changes in local regulations or zoning ordinances that may result in unforeseen obstacles to development.

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Guaranteed site improvement costs. Millrose intends to require home builders to guarantee site improvement and costs. For example, in the Lennar Agreements, Lennar retains development cost risk which includes the obligation to fund any cost overruns and to pay property taxes and other carry costs during the life of the option. In addition, pursuant to the Lennar Agreements, Lennar’s personnel will complete as contractor for Millrose the Horizontal Development with respect to the Transferred Assets, the Supplemental Transferred Assets and any Future Property Assets acquired pursuant to the Lennar Agreements. As such, we believe Millrose’s risk of being subject to cost overruns or trying to resell land that is only partially developed is largely limited compared to those of traditional land banks.

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Pooling. The pooling of communities, as required by the Lennar Agreements, is expected to allow Millrose to use multiple properties as collateral for option contracts, thereby spreading the risk across various assets. In the event that one community underperforms or faces difficulties, Lennar would risk losing access to the other communities in the same pool if it tried to walk away from the underperforming community in that pool. However, there is no guarantee that Future Property Assets acquired for Other Customers will be subject to the pooling requirement. See “Our Properties—Description of the Transferred Assets and the Supplemental Transferred Assets” and “Our Properties—Description of Future Property Assets” for more information. We expect this strategy may also help Millrose’s ability to negotiate more favorable terms and secure financing from lenders in the future, to the extent external financing is needed. However, Millrose’s pooling cross-termination rights are only enforceable against Lennar if Lennar refuses to exercise an option for a property in a pool. Pursuant to Lennar’s Enforcement Rights under the Founder’s Rights Agreement, so long as Lennar exercises its Purchase Option, Millrose must sell the Homesite to Lennar even if Millrose alleges in good faith that there is a dispute that Lennar’s exercise violates specifically identified cross-termination rights. Although Lennar is obligated to pay Millrose a multiple of three times damages in the event Millrose wins the dispute, the sale of the Homesite during any potential dispute with Lennar could negatively impact Millrose. Furthermore, although this Enforcement Right is currently exclusive to Lennar, Lennar may consent to Other Customers also negotiating such a right. See “Risk Factors—Risks Related to Our Business Model and Investment in a Newly Formed Entity—Any exercise by Lennar of its Enforcement Rights pursuant to the Founder’s Rights Agreement may severely negatively impact our business operations and financial condition.” for more information.

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Diversification across many markets. As described in “Our Properties,” the Transferred Assets and the Supplemental Transferred Assets are diversified across multiple markets in the United States. Pursuant to the Operating Principles, Future Property Assets must meet certain predetermined criteria in an effort to ensure that Millrose, through its subsidiaries, maintains a diversified Real Estate Portfolio, although there is a risk that Future Property Assets may not be as diverse as the Transferred Assets and the Supplemental Transferred Assets. We believe Millrose should be able to safeguard against adverse localized economic events that may impact a particular market. Similarly, diversification across various markets and property types should enable more flexibility for Millrose to capitalize on opportunities and adapt to changing home buyer preferences.

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Extensive due diligence. The Lennar Agreements require Lennar to provide certain due diligence service as if Lennar were to acquire the Future Property Asset. The Manager will then review the materials provided by Lennar and then conduct its own appropriate due diligence, further reducing the risk of oversights or mistakes. While this additional home builder review may not apply to all Future Property Assets acquired for all Other Customers, prior to any land acquisition, the Manager will conduct an extensive due diligence process.

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Predictable, recurring payments. Under the Lennar Agreements, Millrose will receive current income in the form of Monthly Option Payments (even in the event of project delays), with the goal of generating yield for stockholders and maintaining financial resilience. To mitigate the risk of capital constraints and financing challenges potentially impeding a home builder’s ability to comply with takedowns, Millrose intends to offer the HOPP’R to well-capitalized, high-quality home builders and land developers that will execute agreements similar to the Lennar Agreements, although there is no guarantee that such agreements will be finalized.

Although the intended permanency of the HOPP’R is a key distinguishing feature of Millrose’s business, certain of the innovative features of the Recycled Capital HOPP’R that mitigate risk to Millrose are only incorporated in the Lennar Agreements. Millrose has engaged and continues to engage in discussions with other home builders who are interested in becoming new customers, but there is no guarantee that Millrose will be successful in negotiating agreements with such customers and there is no guarantee that Millrose will be able to secure any business arrangements with any home builders outside of Lennar in any given timeframe. Millrose expects that the arrangements with these other potential customers will be similar to its arrangements with Lennar (as described above), but there is no certainty that Millrose will be able to successfully negotiate for substantially all of the same terms it has in the Lennar Agreements, including with respect to pooling. Following the Spin-Off, Millrose will seek to provide effective and tailored land acquisition and Horizontal Development financing solutions through the HOPP’R to Other Customers for purposes of diversification and scaling business growth. KL will negotiate on behalf of Millrose these arrangements individually on an ad hoc basis. Even if not all of Millrose’s customers will use the Recycled Capital HOPP’R, the HOPP’R has the flexibility to evolve and be further refined with different features to fit each customer’s needs. There is no certainty as to what the terms and arrangements of such agreements may be, but in some cases, they may have terms and features seen in more traditional Land Banking arrangements. Regardless of the combination of features a customer may desire to negotiate with Millrose, at its core, the HOPP’R is designed to provide a sophisticated, streamlined and professional approach to land acquisition and Horizontal Development financing for home builders and developers in the residential real estate industry.

The continued sustainability of Millrose’s self-financing recycled capital business model, which we expect should generally provide Millrose with reliable, consistent and uninterrupted access to capital, is contingent in the first instance on Lennar and any Other Customers electing to exercise their land purchase options. Given that the Transferred Assets that Lennar has contributed to Millrose comprise a substantial portion of the current and future homesite inventory that Lennar plans to use for the construction and sale of homes, we expect that Lennar will consistently exercise its options to purchase Homesites from us in order to continue its business of being a home builder. However, Lennar is under no obligation to exercise its options, and we would have no ability to force Lennar to purchase Homesites if it decided not to exercise the options it has pursuant to the Lennar Agreements, which is possible in the event of a significant downturn in the market. Additionally, Millrose can request (and Lennar cannot unreasonably deny such request) that Lennar build homes on behalf of Millrose on any Homesites for which it has forfeited or terminated its Purchase Options. As there is generally a stronger market to sell completed homes compared to Homesites, Millrose should be able to sell such completed homes to generate additional capital, although there is no guarantee we would be able to achieve such sales. Such construction and the subsequent resale to the third parties would require additional time and cost to Millrose, including hiring personnel and providing the capital to build the homes, that will be borne by us. The price for which we can sell homes to third parties may be significantly less than the amounts of our investments. Absent option exercises by Lennar and Other Customers, Millrose’s self-financing recycled capital business model may still be sustained by supplementing customer option exercises with various alternative transaction contingency options, such as sales of homes to third parties, that would help in ensuring that Millrose will continue to replenish its capital reserves.

We are negotiating an approximately $1 billion revolving credit facility and may seek to pursue additional debt financing, all of which may be available to manage cash needs and reduce drag on returns, as well as for use to provide the HOPP’R to Other Customers, but there is no guarantee that such sources of additional cash will be obtained or will be sufficient to cover all of our business growth initiatives. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Millrose Following the Spin-Off—Liquidity and Capital Resources Following the Spin-Off” for more information. Further, as a public company following the Spin-Off, Millrose will have the ability, subject to market and other conditions, to issue additional equity to generate additional capital, which would allow Millrose to replenish its capital reserves. On the other hand, there is no guarantee that Millrose would be able to achieve additional financing on acceptable terms or at all, or that Millrose’s Class A Common Stock will always hold sufficient value for equity raises to be viable. Additionally, the ability of Millrose to obtain additional debt financing is subject to the Debt to Equity Ratio Limit).

Our Business Following the Spin-Off

Millrose is not intended to be a traditional land company nor a traditional Land Banking company. It is designed to offer recycled capital to purchase, own and finance relatively short-duration land, and the Horizontal Development of that land, for the express purpose of delivering fully developed homesites to home builders on scheduled takedown timelines that reflect the production schedules of such home builders, all pursuant to purchase option contracts that Millrose will enter into with such home builders. Millrose’s assets are intended to perform more like “work-in-progress” assets than like traditional land assets, due to the shorter term duration, the limited entitlement risk, as well as other unique contractual attributes that we expect to be included in the purchase option contracts (including the Lennar Agreements, which is defined below). Millrose combines these attributes with carefully tailored contractual and operational processes that have been constructed and designed by Lennar over more than 20 years to help home builders accelerate their land light strategy with the use of the HOPP’R.

Millrose’s self-financing recycled capital business model is a unique feature of Millrose’s solution to traditional Land Banking, and is made possible by (a) the use of the HOPP’R to operate and manage the acquisition, financing and Horizontal Development of land assets on a large scale and (b) Lennar’s initial contribution of the Business Assets in return for equity — allowing Millrose access to assets and cash to finance new land acquisitions without having to repay the initial contribution. As part of the Spin-Off, Millrose will receive the Business Assets from Lennar, consisting of (i) the use of the HOPP’R and related intellectual property rights, including the HOPP’R trademark rights (the “HOPP’R Rights”); (ii) approximately $5.0-6.0 billion of developable Homesites and prospective Homesites that, in the aggregate, we believe have a relatively short and reliable expected cash conversion cycle, as described under “Our Properties” (the “Transferred Assets”); (iii) the “Lennar Services,” which give Millrose access to the land acquisition and Horizontal Development skillsets, knowledge, experience and expertise of Lennar’s personnel; and (iv) the “Cash Contribution” of (a) up to approximately $500 million in cash and (b) an additional approximately $500 million in cash as payment on the Option Deposits by Lennar to Millrose in connection with the contribution of the Transferred Assets pursuant to the Lennar Agreements. Following the Spin-Off on or about the Distribution Date and in connection with the Supplemental Transferred Assets Transaction, Millrose is expected to acquire Homesites and prospective Homesites from Rausch using approximately $900 million of the Cash Contribution.

Lennar will retain all of its land acquisition and Horizontal Development personnel and continue to use them for its own sourcing, acquisition and development activities in connection with its homebuilding operations.

While Millrose’s only customer initially will be Lennar, it has engaged and continues to engage in discussions with other home builders who are interested in becoming new customers, but there is no guarantee that Millrose will be successful in negotiating agreements with such customers and there no guarantee that Millrose will be able to secure any business arrangements with any home builders outside of Lennar in any given timeframe. Millrose expects that the arrangements with these other potential customers will be similar to its arrangements with Lennar (as described above), but there is no certainty that Millrose will be able to successfully negotiate for substantially all of the same terms it has in the Lennar Agreements, including with respect to pooling.

Following the initial contribution of the Business Assets from Lennar as part of the Spin-Off, as Homesites owned by Millrose will be sold pursuant to pre-negotiated purchase option contracts with Lennar, initially, and Other Customers, in the future, with such sales generating cash for Millrose that will then be recycled back into future acquisitions and Horizontal Development of new properties. For example, as properties in the Transferred Assets and the Supplemental Transferred Assets are processed through the Recycled Capital HOPP’R (e.g., pooled with other properties, developed by Lennar in accordance with the Lennar Agreements and sold back to Lennar once they are ready to be purchased for home construction), they will generate revenue for Millrose that will then be recycled back into the Recycled Capital HOPP’R for future acquisitions of properties pursuant to the Lennar Agreements (or potentially for Other Customers). We believe this self-financing reliable cycle is a unique feature of Millrose’s solution to traditional Land Banking, and is made possible by (a) the use of the HOPP’R to operate and manage the acquisition, financing and Horizontal Development of land assets on a large scale and (b) Lennar’s initial contribution of the Business Assets in return for equity — allowing Millrose access to assets and cash to finance new land acquisitions without having to repay the initial contribution. This Recycled Capital HOPP’R is intended to be accessible to all customers in the residential real estate industry, not just limited to Lennar, and the features unique to the Recycled Capital HOPP’R are designed to allow Millrose to continue financing new transactions with customers both in times of strong market conditions and times of market downturns therefore supporting the reliable and consistent nature of the structure. The ability of Millrose to offer perpetual land acquisition and Horizontal Development financing solutions through the Recycled Capital HOPP’R distinguishes Millrose’s business from those that engage in traditional Land Banking, which is often required to distribute land sale proceeds to investors. Thus, while traditional land banks generally cannot engage in additional Land Banking without raising new investor funds, leaving them vulnerable to market dynamics and investor preferences, Millrose’s recycled capital structure should provide home builders with consistent access to capital, even during periods of market downturn or continued periods of depressed market conditions. This is subject to Lennar and any Other Customers electing to exercise their land purchase options or, absent such option exercise, Millrose’s ability to sell finished Homesites to third parties, issue additional shares of equity for additional capital, or secure third-party financing and subsequently engage in sufficient future transactions to repay such financing.

While Millrose’s ability to maintain the use of the Recycled Capital HOPP’R is structured to rely on the exercise by Lennar (and any future customers) of its pre-negotiated Purchase Options to return available capital for deployment on new Future Property Asset acquisitions, Lennar is under no obligation to repurchase the finished Homesites and it has the ability to terminate, forfeit or otherwise not exercise any of its Purchase Options. However, Millrose has the option under the Lennar Agreements to sell any properties underlying any unexercised Purchase Options to third parties, which should support the sustainability of our Recycled Capital HOPP’R. Under the Lennar Agreements, Lennar will only have a right, and not any obligation, to undertake or complete home construction on the Homesites that we hold pursuant to the Lennar Agreements (and potentially Other Customers). While we have the option to request (and Lennar cannot unreasonably deny such request) that Lennar build homes on any Homesites for which it has forfeited or terminated its Purchase Options, such construction and the subsequent resale to the third parties will require additional time and cost, including hiring personnel and providing the capital to build the homes, that will be borne by us. The price for which we can sell properties to third parties or sell homes we build may be significantly less than the amounts of our investments. With respect to the agreements that Millrose intends to negotiate with other customers, there can be no certainty that Millrose will be able to successfully negotiate the same or more favorable terms than those it has with Lennar under the Lennar Agreements.

In some cases, new customers may negotiate with KL to transfer their already-owned properties to Millrose in exchange for Millrose Class A Common Stock, subject to satisfaction of other requirements described in this prospectus, as a way to access the benefits afforded by the Recycled Capital HOPP’R. Such transactions will entitle Lennar to its Applicable Rate Adjustment Right, if applicable. Subject to Lennar’s Capital Priority Right, the proceeds from the exercise of Purchase Options received from providing land acquisition and Horizontal Development financing solutions using the HOPP’R to Lennar will be available to the Millrose Subsidiaries to finance additional Future Property Assets acquisitions that can be improved and developed by Millrose and purchased as finished Homesites. Such Capital Priority Right will reserve for Lennar’s exclusive use a certain amount of capital to finance new acquisitions of Future Property Assets and ongoing Horizontal Development of Homesites and prospective Homesites during recurring three-month timeframes. Once every three months, Lennar will be able to reserve an amount of capital (Lennar’s “Reserved Priority Amount”), which will be based on the value of Lennar’s initial contribution of the Business Assets and any future contributions and the value of any transactions Lennar brings to Millrose beyond its Reserved Priority Amount, with certain adjustments and deductions. The first date on which Lennar can exercise its Capital Priority Right will be on the first of the month immediately following the date that is 12 months after the date of the Distribution, and we expect that the total amount that will be available to be reserved as Lennar’s Reserved Priority Amount for the first exercise date shall be approximately $5.7 billion. Lennar’s failure to use all of its Reserved Priority Amount in the next three month period shall result in Lennar losing priority over such amount, subject to Millrose using it for Other Customers. See “Our Business—Summary of Operational Agreements—Summary of Agreements between Millrose, Millrose Holdings and Lennar—Founder’s Rights Agreement—Capital Priority Right: Use It or Lose It” for more information, including the exact formula for calculating the amount of capital subject to the Capital Priority Right.

We are negotiating an approximately $1 billion revolving credit facility and may seek to pursue additional debt financing, all of which may be available to manage cash needs and reduce drag on returns, as well as for use to provide the HOPP’R to Other Customers, but there is no guarantee that such sources of additional cash will be obtained or will be sufficient to cover all of our business growth initiatives. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Millrose Following the Spin-Off—Liquidity and Capital Resources Following the Spin-Off” for more information. Subject to Millrose’s Debt to Equity Ratio Limit (see “Our Business—Summary of Operational Agreements—Summary of Agreements between Millrose, Millrose Holdings and Lennar—Founder’s Rights Agreement” for more information), Millrose may pursue additional third-party financing to further help supplement the recycled available capital and to support and scale its business growth.

Following the Spin-Off, Millrose will be required to provide the Recycled Capital HOPP’R to (i) Lennar and (ii) any Lennar Related Venture for any Future Property Assets that meet the requirements of the Operating Principles and satisfy the KL Diligence Obligations. In addition, the Lennar Related Venture must have an acceptable risk profile with respect to its creditworthiness and must agree to terms substantially similar to the Lennar Agreements. For any Future Property Assets of Lennar or any Lennar Related Venture that do not meet the requirements of the Operating Principles, Millrose may decide to provide the HOPP’R with individually negotiated features (which may not be the same features as the Recycled Capital HOPP’R) at the discretion of KL but will not be required to do so. Millrose Holdings will provide the Recycled Capital HOPP’R to Lennar through the Property LLCs. Millrose Holdings may also provide the Recycled Capital HOPP’R (or other forms of the HOPP’R, as the case may be) to Lennar Related Ventures (with approval from Lennar, to be provided at Lennar’s discretion) or Millrose may provide the Recycled Capital HOPP’R to such Lennar Related Ventures through one or more Other Subsidiaries as determined by Lennar and KL.

Immediately following the Spin-Off, Millrose’s only business relationships will be with Lennar pursuant to the Lennar Agreements, and Millrose will not have any business relationships with any Lennar Related Ventures. Millrose expects that Lennar will offer additional transactions to us in the form of Future Property Assets that we would acquire pursuant to the Lennar Agreements, and we expect that Lennar will refer to us any Lennar Related Ventures interested in Millrose’s land acquisition and Horizontal Development financing solutions following the Spin-Off. However, there is no certainty that this will occur (including when, how often and to what extent, if at all). Millrose also expects that Other Customers will offer additional transactions to us in accordance with the agreements that Millrose will negotiate with such Other Customers, but there can be no guarantee that this will be the case, or that Millrose will be able to successfully negotiate agreements with the same or favorable terms allowing a steady flow of additional transactions from Other Customers. As such, Millrose will also seek to provide the HOPP’R with various adjustments and refinements to Other Customers for purposes of diversification and scaling business growth. KL will negotiate on behalf of Millrose these arrangements individually on an ad hoc basis. There is no certainty as to what the terms and arrangements of such agreements may be, but in some cases, we expect they may share certain characteristics and terms seen in traditional Land Banking arrangements that are commonly used in the market today, which are influenced by and subject to market conditions. Regardless of the combination of features any customer may desire to negotiate with Millrose, the HOPP’R is designed to provide at its core a sophisticated, streamlined and professional approach to land acquisition and Horizontal Development financing for home builders and developers in the residential real estate industry that was previously exclusively for the benefit of Lennar.

To the extent we provide the HOPP’R to any Other Customers, it will be done through Other Subsidiaries and pursuant to agreements that will be negotiated on behalf of Millrose by KL. Additionally, in the event that Millrose provides the HOPP’R to Other Customers, it will likely need third-party financings to do so. We are negotiating an approximately $1 billion revolving credit facility and may seek to pursue additional debt financing, all of which may be available to manage cash needs and reduce drag on returns, as well as to enable us to provide the HOPP’R to Other Customers, but there is no guarantee that such sources of additional cash will be obtained or will be sufficient to cover all of our business growth initiatives. The specific terms of the credit facility are still under negotiation, but we expect the credit facility will have a maturity of three years and borrowings thereunder will be subject to a borrowing base with respect to certain Millrose assets with advance rates that vary by asset category. Millrose or a subsidiary of Millrose will be the borrower. We expect the credit facility will be secured by a first-priority security interest in (i) the Promissory Note (and any other similar notes that Millrose may enter into with any future Millrose Subsidiaries), and (ii) the equity interests of Millrose Holdings and any other future Millrose Subsidiaries whose equity interests are not pledged for the benefit of the Promissory Note or any other similar note or notes. While we expect the size of the credit facility to be approximately $1 billion, we expect the terms may include an allowance to increase the size. Additionally, the ability of Millrose to obtain additional debt financing is subject to the Debt to Equity Ratio Limit. In the future, Millrose may also seek additional third-party financing to satisfy any additional capital needs or raise capital through equity and debt issuances into the market. We may also enter into various other secured financing arrangements in the future, and in such cases, similar to the currently contemplated credit facility, we may use the land assets we hold through our Millrose Subsidiaries as indirect collateral to secure such financing. In no event will the HOPP’R be provided to Other Customers through Millrose Holdings or any Other Subsidiaries that provide the HOPP’R to Lennar. Our ability to finance relationships with customers other than Lennar may be limited by Lennar’s Capital Priority Right.

Immediately following the Spin-Off, all or substantially all of Millrose’s assets will consist of (i) 100% of the membership interests of Millrose Holdings and (ii) an approximately $4.7 billion Promissory Note from Millrose Holdings, which is secured by the Transferred Assets and the Supplemental Transferred Assets with an unrecorded mortgage. The payments received by Millrose Holdings and Other Subsidiaries from the payment of Option Deposits and from the exercise of Purchase Options will be available to the Millrose Subsidiaries to finance additional Future Property Assets acquisitions that can be improved and developed by Millrose using the

HOPP’R and purchased as finished Homesites by our customers on a “just in time” basis (subject to Lennar’s Capital Priority Right), while a portion could be used to repay the principal on the Promissory Note. Millrose Holdings and Other Subsidiaries will distribute to Millrose (i) net earnings generated from the Monthly Option Payments after payments for taxes and expenses (including the Management Fee), and (ii) monthly interest payments on the Promissory Note (which we initially expect to be approximately $350 million annually based on a 7.5% interest rate), and such amounts will then be distributed by Millrose as dividends to Millrose’s stockholders, consistent with or in excess of the amount that would satisfy applicable REIT requirements. Certain payments received by Millrose (such as a portion of the Monthly Option Payments from Lennar) minus Millrose’s expenses (including the Management Fee) will be distributed by Millrose as dividends to its stockholders, consistent with or in excess of the amount that would satisfy applicable REIT requirements. In the future, to the extent Millrose (through its subsidiaries) enters into HOPP’R agreements with any Lennar Related Ventures or Other Customers, Millrose’s revenues will also be expected to include income from similar future business relationships with such Lennar Related Ventures and Other Customers. However, the amount of distributions that Millrose’s stockholders may receive may be impacted in the future by the right that Lennar has under the Founder’s Rights Agreement to adjust its Applicable Rate for Proposed Projects initiated during the 180 day period after a HOPP’R or other arrangement is entered into for any rate lower than Lennar’s agreed upon between Millrose and any Lennar Related Ventures or Other Customers (such right, the “Applicable Rate Adjustment Right”). The current Applicable Rate is 8.5% per annum for the Transferred Assets and the Supplemental Transferred Assets and a floating rate of 7.0% to 10.0% as calculated in the manner set forth in the Master Option Agreement for all Future Property Assets, but there can be no guarantee that it will always remain at such rates going forward in light of such Lennar right. See “Our Business—Summary of Operational Agreements—Summary of Agreements between Millrose, Millrose Holdings and Lennar—Master Option Agreement—Option Compensation” for specific details about the calculation of the Monthly Option Payments and “Our Business—Summary of Operational Agreements—Summary of Agreements between Millrose, Millrose Holdings and Lennar—Founder’s Rights Agreement” for more information about the Applicable Rate Adjustment Right.

For more information about Millrose’s business and a summary of all the agreements between Millrose, Lennar and Millrose Holdings, please see “Our Business.”

Our Real Estate Portfolio

Following the Spin-Off and after the Supplemental Transferred Assets Transaction (as defined below) has closed, our Real Estate Portfolio is expected to comprise the Transferred Assets and the Supplemental Transferred Assets, which will all be held by Millrose Holdings through certain Property LLCs. The Transferred Assets include Lennar’s Homesite and prospective Homesite land inventory for the current and future construction of homes, but exclude certain Lennar land inventory that is already developed and ready to be sold in the short-term, or that Lennar controls through options or agreements, including agreements with strategic land banks and joint ventures, are otherwise reserved for future use, or intended for common areas or homeowner’s association dedication. The “Supplemental Transferred Assets” will include Homesites and prospective Homesites that Millrose is expected to acquire following the Spin-Off shortly after the Distribution Date, using approximately $900 million of the Cash Contribution by Lennar to purchase Rausch (as defined below) or a subsidiary or affiliate of Rausch, which holds (through various subsidiaries) only the land assets of Rausch (such transaction, the “Supplemental Transferred Assets Transaction”). See “Our Business—Supplemental Transferred Assets Transaction” for more information. Together, the Transferred Assets and the Supplemental Transferred Assets include a broad range of land assets that can be used for constructing homes appropriate for first-time, move-up, active adult, luxury and multi-generational homebuyers in a variety of locations ranging from infill communities to large golf course communities. All of our properties will be generally in markets that we believe support new home construction or show evidence through historical trends or are otherwise supported by future economic or other growth.

As of September 30, 2024, Transferred Assets and the Supplemental Transferred Assets collectively consisted of 862 properties (also known as communities) in 26 states across the United States, totaling approximately 105,440 Homesites, with an approximate aggregate value of $6.0 to $7.0 billion (as described under “Our Properties”). On average, each property will be developed into approximately 122 Homesites but this will vary depending on the size of each property and expected size of each Homesite developed on such property. The Transferred Assets and the Supplemental Transferred Assets are geographically located in our identified four markets of the United States: East (comprising Alabama, Florida, New Jersey and Pennsylvania), Central (comprising Georgia, Illinois, Indiana, Kansas, Maryland, Minnesota, Missouri, North Carolina, South Carolina, Tennessee, and Virginia), South (comprising Arkansas, Oklahoma and Texas) and West (comprising Arizona, California, Colorado, Idaho, Nevada, Oregon, Utah and Washington). As of September 30, 2024 these geographical markets represented approximately 24% in the East Region, 25% in the Central Region, 31% in the South Region and 20% in the West Region, respectively, of the aggregate number of the Homesites and prospective Homesites to be developed on the properties included in the Transferred Assets and the Supplemental Transferred Assets. As of September 30, 2024, approximately 47% of the Transferred Assets and the Supplemental Transferred Assets taken together are concentrated in three states (California, Florida and Texas) in terms of number of Homesites, with a substantial portion (approximately 37%) located in Florida and Texas. The properties are split into five Groups, based on their level of development: (1) Finished Homesites With Homes Under Construction, (2) Finished Homesites Imminently Ready for Construction, (3) land for which all entitlements, including all permits and approvals, have been received, and surveys and planning have been completed, and Horizontal Development is already underway, which must be substantially completed before home construction can begin (“Land Under Development”), (4) Land Ready for Development and (5) Land Not Yet Ready for Development. As of September 30, 2024, there were approximately 9,882 Homesites (representing approximately 9% of the Transferred Assets and the Supplemental Transferred Assets) contained in Group 1, approximately 19,175 Homesites (representing approximately 18% of the Transferred Assets and the Supplemental Transferred Assets) contained in Group 2, approximately 37,206 Homesites (representing approximately 35% of the Transferred Assets and the Supplemental Transferred Assets) contained in Group 3, approximately 18,753 Homesites (representing approximately 18% of the Transferred Assets and the Supplemental Transferred Assets) contained in Group 4, and approximately 20,424 prospective Homesites (representing approximately 19% of the Transferred Assets and the Supplemental Transferred Assets) contained in Group 5.

Throughout this prospectus, descriptions of the Transferred Assets and the Supplemental Transferred Assets reflect information relating thereto as set forth under “Our Properties—Description of the Transferred Assets and the Supplemental Transferred Assets.”

At the time of the Spin-Off, we expect Millrose’s only customer will be Lennar. Millrose intends to engage future customers. Millrose expects that the land assets that it may receive in connection with such customers will also be current and future Homesite inventory for the current and future construction of homes, and may be similar to the Transferred Assets and the Supplemental Transferred Assets in terms of their shorter conversion duration, diversification of geographic markets and development-ready status, but there is no certainty that Millrose will be able to successfully negotiate for land assets that share similar characteristics with the Transferred Assets and the Supplemental Transferred Assets.

See “Our Properties” for more information about the Transferred Assets and the Supplemental Transferred Assets and our Real Estate Portfolio.

Supplemental Transferred Assets

In addition to the Transferred Assets and to further increase Millrose’s Real Estate Portfolio and business following the Spin-Off, pursuant to the Rausch Letter, Millrose will agree to use approximately $900 million of the Cash Contribution that Lennar will contribute to Millrose as part of the Business Assets to acquire Homesites and prospective Homesites held by Rausch (through various subsidiaries) following the Spin-Off shortly after the Distribution Date. The acquisition will be in connection with a multi-step transaction between Lennar, Millrose and Rausch, whereby Lennar will first purchase all of the home building operations and related personnel, outstanding contracts and liabilities of Rausch, and then Millrose will acquire the stock of Rausch (or a subsidiary of Rausch) that only holds Rausch’s land assets (except for any Homesites with homes underactive construction). Once acquired, the current and future Homesite inventory will be made subject to the Lennar Agreements, including the Master Option Agreement, through the execution of one or more Project Addenda, and Lennar will pay to Millrose an additional approximately $100 million in Option Deposits. We refer to the transaction as the “Supplemental Transferred Assets Transaction” and the land assets that will be acquired by Millrose as the “Supplemental Transferred Assets.” Once the Supplemental Transferred Assets Transaction has closed, the Transferred Assets and the Supplemental Transferred Assets are expected to comprise the entirety of Millrose’s Real Estate Portfolio following the Spin-Off.

Prior to the Spin-Off, the Supplemental Transferred Assets will be held by Rausch through various subsidiaries. Rausch’s Homesites and prospective Homesites (i) are located both in some of the same geographic locations as the Transferred Assets and in additional states where Lennar has not historically operated, which we expect will further strengthen the diversification and related risk mitigation of Millrose’s Real Estate Portfolio, and (ii) have relatively short duration deals and fast turnover, similar to the Transferred Assets, which we believe is beneficial to and in line with Millrose’s business objectives. Pursuant to the terms of the purchase agreement for the Supplemental Transferred Assets Transaction (which we expect to be finalized between Lennar and Rausch prior to the Distribution Date) and the Rausch Letter, Millrose will acquire the Supplemental Transferred Assets “as-is” and generally on the same terms and subject to the same Lennar Agreements as the Transferred Assets. Accordingly, Lennar will make certain representations and warranties and indemnification protections with respect to certain liabilities related to the Supplemental Transferred Assets (the “Related Liabilities”), which are set forth in the Lennar Agreements and to which the Supplemental Transferred Assets will be subject once the applicable Project Addenda are executed. The Supplemental Transferred Assets Transaction is expected to close following the Spin-Off shortly after the Distribution Date. Once acquired, the Supplemental Transferred Assets will be made subject to the Lennar Agreements, including the Master Option Agreement, through one or more executed Project Addenda, and Lennar will pay the applicable Option Deposits and Monthly Option Payments on all Homesites and prospective Homesites so purchased.

See “Our Business—Supplemental Transferred Assets Transaction” for more information.

Our Post-Spin-Off Relationships with Lennar

Following the Spin-Off, Millrose will be an independent company that is listed and publicly traded on the NYSE, and Lennar will temporarily retain an approximately 20% of the outstanding shares of Millrose’s Common Stock in the form of Class A Common Stock. Lennar will not exercise its voting rights with respect to this stock for as long as it retains the shares, and Lennar expects to dispose of this stock through a subsequent spin-off, split-off, public offering, private sale or any combination of these potential transactions. Millrose has not had any historical operations, business or record of financial performance (apart from what has been allocated to the Predecessor Millrose Business by Lennar). Millrose currently does not (and until after the Distribution will not) have any corporate infrastructure, systems, human and financial capital and other resources to operate independently of Lennar. After the Distribution, Millrose will be fully separate from Lennar, and except for the relationships described in the Lennar Agreements, Millrose will no longer have access to any of Lennar’s support and resources, including Lennar’s operating and governance systems, controls and procedures, as well as Lennar’s infrastructure, personnel and capital resources and insurance coverage except for the Lennar Services.

Millrose will have its own Board, and its management, executive officers and employees will be provided and employed by Millrose’s external manager, KL, an affiliate and wholly-owned subsidiary of Kennedy Lewis.

Following the Spin-Off, no Lennar personnel or affiliates will serve in any director, management, employee or other capacity at Millrose. Following the Spin-Off, except for the contractual obligations set forth in the Lennar Agreements, Lennar will have no fiduciary, contractual or other obligations or duties to Millrose (or any of its subsidiaries).

The Lennar Agreements

In creating Millrose, Lennar set forth certain structural enhancements that exist in the form of “Operating Principles” that guide the requirements pursuant to which Millrose will be obligated to provide the Recycled Capital HOPP’R to Lennar and any Lennar Related Ventures in the future. These Operating Principles are reflected in the Lennar Agreements and are summarized below:

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In most cases, Future Property Assets to be acquired are to consist of properties for which all discretionary approvals and entitlements to allow Horizontal Development to begin soon after the acquisition of the land have already been obtained.

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This is already the case with most of the Business Assets, and the Master Program Agreement includes provisions along with a separate set of Program Criteria that generally require this for any Future Property Assets that Millrose Holdings may acquire pursuant to the Lennar Agreements.

•	Future Property Assets must meet certain predetermined criteria in an effort to ensure that Millrose, through its subsidiaries, maintains a diversified Real Estate Portfolio.

•

The criteria that Lennar is obligated to follow are set forth in the Program Criteria, which is attached to the Master Program Agreement and will apply to all Future Property Assets that Millrose Holdings is required to acquire pursuant to the Lennar Agreements.

•	Future Property Assets to be acquired are to be subject to a nonrefundable deposit as consideration for the grant of the purchase option of such Future Property Asset.

•

Pursuant to the Lennar Agreements, Lennar will have paid the Initial Deposit portion of the Option Deposit with respect to the Transferred Assets upon the execution of the Master Program Agreement and Master Option Agreement. Lennar is also obligated to pay the Initial Deposit portion of any Option Deposit with respect to the Supplemental Transferred Assets and any Future Property Assets upon the execution of the applicable Project Addendum and will be obligated to pay the Additional Deposit portions of the Option Deposits with respect to both the Transferred Assets, the Supplemental Transferred Assets and any Future Property Assets as set forth in the Lennar Agreements.

•	Construction agreements are to contain provisions that are designed to ensure cost overruns on any Horizontal Development will be borne by the home builder.

•

As reflected in the Master Construction Agreement, as part of the construction services which Lennar will perform (or contract any third-party provider to perform) to complete all Horizontal Development on the Transferred Assets, the Supplemental Transferred Assets and any of Lennar’s Future Property Assets, as contemplated by the Master Construction Agreement and as supplemented by the terms and provisions of any applicable Project Addendum (for the avoidance of doubt, “Work” in this prospectus refers specifically to the Horizontal Development services Lennar is obligated to perform under the Master Construction Agreement), Lennar has agreed to cover any cost overruns with respect to any Horizontal Development for the Transferred Assets, the Supplemental Transferred Assets and any Future Property Assets. Lennar has also agreed to maintain insurance to cover any liabilities that may arise with respect to its Horizontal Development projects, among others. Lennar will also solely be responsible for any costs related to home construction.

•	Properties and Homesites comprising the Future Property Assets are to be subject to pooling arrangements to create cross-termination.

•

The Transferred Assets will already be pooled pursuant to Multiparty Cross Agreements by the time the Spin-Off is completed and the Supplemental Transferred Assets will be pooled pursuant to Multiparty Cross Agreements following closing of the Supplemental Transferred Assets Transaction. Following the Spin-Off, pursuant to the terms of the Lennar Agreements, each property included in any Future Property Asset acquired pursuant to the Lennar Agreements will be pooled pursuant to one or more Multiparty Cross Agreements, which will identify the pooled communities and sets forth the rights that Millrose and its subsidiaries have in the event Lennar decides to terminate a purchase option (subject to certain exceptions, such as the fee building exemption, which is described further in “Our Business—Summary of Operational Agreements”).

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Millrose (through Millrose Holdings and Other Subsidiaries) expects to receive predictable, recurring payments of Monthly Option Payments from Lennar so that Lennar can maintain the purchase options to buy back the Transferred Assets, the Supplemental Transferred Assets or any Future Property Assets.

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The Master Option Agreement with Lennar obligates Lennar to pay to Millrose Holdings the Monthly Option Payments to maintain its exclusive option to purchase back the Transferred Assets, the Supplemental Transferred Assets and any Future Property Assets in accordance with the Lennar Agreements.

•	Nothing in any of the Lennar Agreements is intended to impede, impair or otherwise negatively impact Millrose’s ability to qualify for REIT status for U.S. federal income tax purposes.

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Lennar has carefully designed the structure of the Lennar Agreements with the goal of ensuring that the provisions in the Lennar Agreements will not negatively impact Millrose’s ability to qualify for REIT status for U.S. federal income tax purposes.

While the Lennar Agreements do not have an expiration date, Lennar is under no obligation to commit to any future transactions with Millrose Holdings or give Millrose Holdings any new business at all (including any referrals of Lennar Related Ventures) under the Master Program Agreement. The Lennar Agreements provide Lennar with a Capital Priority Right and contemplate an ongoing business relationship between Millrose and Lennar, whereby Millrose would provide the Recycled Capital HOPP’R to Lennar for any Future Property Assets that Millrose Holdings may acquire pursuant to the Lennar Agreements, but the Lennar Agreements do not include any exclusivity, rights of first refusal or first look or other priority rights for us with respect to any future business opportunities. This means that Lennar can decide not to offer us any additional business (beyond the Transferred Assets and the Supplemental Transferred Assets) for any reason at all, including, but not limited to, if the business terms of the Lennar Agreements (individually or in the aggregate) are not as competitive as others in the market. Additionally, Lennar currently has and expects to continue to have Land Banking arrangements with other providers, and while these arrangements do not impact the Transferred Assets or the Supplemental Transferred Assets, they could limit how many business opportunities we will be able to receive from Lennar with respect to Future Property Assets on a going-forward basis.

In connection with Lennar Agreements, Lennar will execute a Guaranty under which Lennar will irrevocably and unconditionally guarantee (i) the full punctual payment when due of any payment obligations of any of Lennar’s divisions and subsidiaries under the Master Program Agreement and the Master Option Agreement and (ii) the full and punctual payment and performance of the payment and Work of any of Lennar’s divisions and subsidiaries under the Master Construction Agreement.

Founder’s Rights Agreement

Lennar, as the original parent company of Millrose and the initial contributor of the Business Assets to Millrose, will have certain Founder’s Rights, which are exclusive to Lennar. Many of these rights, including the Management Succession Consent Right, the Effective Equity Price Protection Right, the Enforcement Rights, the Applicable Rate Adjustment Right, the Capital Priority Right (use it or lose it), the Debt to Equity Ratio Limit Right, the Secured Financing Collateral Consent Right, and the Pause Period Designation Right, are pursuant to the Founder’s Rights Agreement between Millrose and Lennar, which is incorporated by reference, as amended or supplemented from time to time, into our Bylaws and treated as a part of our Bylaws.

The Management Succession Consent Right gives Lennar the right to consent to the appointment of a new manager if the Management Agreement is terminated and to consent to the new management agreement with the new manager. The Effective Equity Price Protection Right requires Millrose to issue to its stockholders, subject to approval by the Board and in compliance with Maryland law, additional equity securities to offset the dilution that Millrose’s stockholders may experience in the event that Millrose issues equity securities to an Other Customer within 18 months of the Spin-Off in exchange for such Other Customer’s Future Property Assets at a price per share lower than the price per share received by Lennar for the Business Assets. The Effective Equity Price Protection Right also limits Millrose’s ability to enter in such transactions with Other Customers during the same timeframe unless (i) the minimum option rate is at least the lesser of 9.5% per annum or 100 basis points over Lennar’s then-current Applicable Rate and (ii) to the extent the Other Customer also has a capital priority right, such right is subject to the same “use it or lose it” rules as Lennar. The Enforcement Rights require Millrose to sell Lennar any Homesites for which Lennar has exercised its Purchase Option, even if Millrose believes in good faith that Lennar’s exercise violates the terms of the Lennar Agreements, including any specifically identified cross-termination rights. The Applicable Rate Adjustment Right gives Lennar the right to reduce the option payment for Future Property Assets acquired in transactions initiated during the 180 day period after an arrangement is entered into with another customer in which a lower rate is negotiated. The Capital Priority Right (use it or lose it) provides Lennar with an evergreen right to reserve for a certain period of time a certain amount of Millrose’s available capital exclusively for financing Future Property Asset acquisitions and Horizontal Development for Lennar, which Lennar will “lose” if it does not “use” it during that period of time, subject to certain conditions. Pursuant to the Debt to Equity Raito Limit Right, Lennar must consent to any financing Millrose enters into, if such financing would cause Millrose’s debt to equity ratio to exceed 1:1. Pursuant to the Secured Financing Collateral Consent Right, Lennar must consent to any secured financing that mixes both Homesites and prospective Homesites held pursuant to the Lennar Agreements and Homesites or prospective Homesites held pursuant to agreements for any Other Customers into one pool of assets pledged to secure the financing. The Pause Period Designation Right provides Lennar with a unilateral right to designate up to two Pause Periods at its sole discretion.

These Founder’s Rights allow Lennar to influence certain aspects of Millrose’s business decisions (including, for example, in the event of certain breach of contract disputes relating to Homesite takedowns and in the event of any changes in the Manager), and are intended to provide Lennar a means to protect its access to the Transferred Assets and Supplemental Transferred Assets while they are subject to options from Millrose. For additional information regarding Lennar’s Founder’s Rights, see “Our Business—Summary of Operational Agreements—Summary of Agreements between Millrose, Millrose Holdings and Lennar—Founder’s Rights Agreement.”

HOPP’R Rights License

Lennar, through a subsidiary, will retain ownership of the HOPP’R Rights and the authority to license its use to others. A subsidiary of Lennar will grant Millrose a non-exclusive, royalty-free, non-transferrable license to use the HOPP’R Rights solely for Millrose’s benefit. Millrose’s Manager shall be entitled to use Millrose’s

HOPP’R Rights license in connection with the management and operation of Millrose. Millrose’s HOPP’R Rights license will be perpetual, subject to certain limited termination conditions. As such, Millrose, whether externally managed or internally managed, is expected to always have access to the benefit of the HOPP’R Rights, although there is no guarantee that this will always be the case. Any loss of access to the HOPP’R Rights could disrupt Millrose’s business operations and prevent Millrose’s ability to provide the promised services under the Lennar Agreements and any other HOPP’R agreements with Other Customers in the future – heightening the risk of breach of contract claims and other lawsuits. See “Our Business—Summary of Operational Agreements—Summary of Agreements Between Millrose and Lennar—HOPP’R License Agreement” and “Risk Factors—Risks Related to Our Intellectual Property” for more information.

Lennar’s subsidiary may also grant from time to time a license to use the same HOPP’R Rights to affiliates of Lennar and to any other entity that Lennar deems appropriate at its sole discretion from time to time. See “Risk Factors—Risks Related to Our Intellectual Property” for more information about the competitive risks that may impact our business if other land banks are also granted a license to use the HOPP’R Rights.

For additional information regarding our ongoing relationship with Lennar, see the sections of this prospectus captioned “The Spin-Off—Results of the Spin-Off and Our Post-Spin-Off Relationship with Lennar,” “Risk Factors—Risks Related to Our Business Model and Investment in a Newly Formed Entity,” “Certain Relationships and Related Party Transactions” and “Our Business.”

Our Post-Spin-Off Relationship with KL

In connection with the Spin-Off, Millrose and KL will enter into the Management Agreement, pursuant to which KL will serve as the Manager of Millrose following the Spin-Off. Millrose will be externally managed by KL, with personnel provided by KL and officers recommended by KL and appointed by our Board serving as all officers and employees of, and performing all business operations for, Millrose, Millrose Holdings and any Other Subsidiaries, including compliance with all public company requirements, maintenance of our qualification for REIT status, operation of the HOPP’R and performance of all obligations under the Lennar Agreements and any future HOPP’R agreements, for a Management Fee. The Management Fee will cover all such costs to operate Millrose, Millrose Holdings and any Other Subsidiaries, but will not cover fees incurred for services in connection with extraordinary litigation and mergers and acquisitions and other events outside Millrose’s ordinary course of business, including, in certain circumstances, costs associated with the ownership and maintenance of land. Such Management Fee will be paid to the Manager on a quarterly basis for its management services to Millrose in an amount equal to 1.25% of (A) from the Spin-Off date through (and including) the end of the first month following twelve (12) months after the Spin-Off date: (i) the Company’s total assets (including cash and cash equivalents), less (ii) intangible assets, each determined on a consolidated basis in accordance with GAAP, less (iii) Non-Revenue Generating Assets to the extent not already included in (ii); and (B) thereafter: (i) the Company’s total assets (not including cash and cash equivalents), less (ii) intangible assets, each determined on a consolidated basis in accordance with GAAP, less (iii) Non-Revenue Generating Assets to the extent not already included in (ii), each determined on a non-consolidated basis in accordance with GAAP, (the “Millrose Tangible Assets”), as calculated by the Manager and reviewed by the Board. For the first year following the Spin-Off, the Management Fee, which is payable on a quarterly basis, is estimated to be an aggregate amount of approximately $77 million for the 12-month period. This estimated Management Fee is calculated as 1.25% of Millrose Tangible Assets, assuming Millrose Tangible Assets is equal to $6.2 billion (calculated as of September 30, 2024) comprised of $5.2 billion in land value, $500 million in cash contributed by Lennar to Millrose as part of the Business Assets and $500 million in cash as payment on the Option Deposits by Lennar to Millrose in connection with the contribution of the Transferred Assets pursuant to the Lennar Agreements.

The Manager will maintain a contractual as opposed to a fiduciary relationship with us, and all services provided to us by KL will be provided in accordance with the terms of the Management Agreement. KL, as the external manager of Millrose, will be responsible for identifying and providing various individuals to serve as

Millrose’s chief executive officer and president, chief financial officer and treasurer, general counsel and secretary, chief technology officer, as well as any other appropriate management roles and functions, who will run Millrose’s public company operations, shape and implement Millrose’s business strategies and manage Millrose’s ongoing compliance with all applicable laws, regulations and rules (including maintaining Millrose’s REIT status). KL will also provide us with additional personnel to support members of senior management at Millrose, and KL will also manage and provide personnel to manage and operate the HOPP’R on behalf of Millrose (and its subsidiaries). The Manager will be primarily responsible for managing our day-to-day business affairs and land assets and implementing our investment strategy, subject to the Investment Guidelines and directives and supervision of our Board. Millrose will have no officers or employees except those provided by KL and duly appointed by our Board upon recommendation from KL.

Management and personnel provided by KL will perform Millrose’s and Millrose Holdings’ obligations under the Lennar Agreements, operate the business and manage our Real Estate Portfolio in line with our governing documents, the Investment Guidelines and the corporate policies prepared by Lennar prior to the Spin-Off, subject to oversight of the Board in accordance with its duties.

We will be entirely reliant on KL to provide Millrose, Millrose Holdings and any Other Subsidiaries with management and personnel services and to ensure Millrose’s compliance with all laws, regulations, rules, polices and standards applicable to publicly traded companies and to maintaining Millrose’s status as a REIT, subject to oversight of the Board in accordance with its duties. KL will not be directly managing any entities other than Millrose. However, Kennedy Lewis, the parent of KL, owns and manages other subsidiaries and affiliates that are substantially similar to KL and that manage other companies, including potential competitors and companies maintaining REIT status, in the residential real estate industry, which are providing, or may provide, Land Banking. As discussed further below, Kennedy Lewis is advising Lennar on the Spin-Off, the structure and business of Millrose and the Lennar Agreements, and is negotiating the Management Agreement with Lennar, but is not receiving any fees for acting in such capacity.

See “Management,” “Manager and Management Agreement” and “Risk Factors—Risks Related to Operating as a Public Company” for more information about our relationship with KL.

Our Competitive Strengths

Business Strengths

Millrose is the embodiment of Lennar’s long history of innovation in the home building industry. The goal was to innovate around what Lennar views as the shortcomings of the traditional Land Banking business model and minimize the risks to both Lennar and Millrose on a go-forward basis. We believe our business strengths stem from our unique business model and our relationship with Lennar.

Strengths Stemming from our Unique Business Model

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Recycled Capital Nature. We believe that Millrose’s initial structure, where the business is expected to operate as a recycled capital vehicle, offers many advantages to both investors and the organization itself. One of the most significant benefits lies in its anticipated stability and longevity, aimed at providing a steady and reliable source of funding for our operations. As discussed above, the recycled capital structure relies on the success of our financing model, and there is no guarantee that our financing model will be fully self-financing. In addition to the revolving credit facility and capital we expect to have available at the time of the Spin-Off for financing new transactions and business with new customers, we will likely need to secure additional third-party financing in order to continue to grow and scale our business in the future. Such financing will be subject to, among other things, the condition that we may not enter into any third-party financing arrangements if such financing arrangement would cause our debt to equity ratio to exceed 1:1, unless we obtain the prior approval of Lennar.

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Recycling of Homesite Proceeds. We believe perpetually recycling our available capital proceeds to continuously fund acquisition and development of Future Property Assets for Lennar and any Other Customers offers numerous advantages that should contribute to sustainable growth and financial stability. Recycling the Homesite proceeds provides customers with reliable, consistent and uninterrupted access to capital, even during periods of market downturn or continued periods of depressed market condition, which allows the Recycled Capital HOPP’R to be reliable and consistent in the long term. This is subject to Lennar and any Other Customers electing to exercise their land purchase options or, absent such option exercise, Millrose’s ability to sell finished Homesites to third parties, issue additional equity for additional land assets, or secure third-party financing and subsequently engage in sufficient future transactions to repay such financing. We also believe this approach should promote efficiency by maximizing the utilization of available funds, thereby minimizing cash drag and idle capital. However, with so much capital being recycled for future acquisitions through the Recycled Capital HOPP’R, our sources of income are mainly limited to future net earnings generated from the Monthly Option Payments (after payments for taxes and expenses, including the Management Fee) and the monthly Promissory Note interest payments (which is expected to be approximately $350 million annually based on a 7.5% interest rate). This means that the amount of distributions going to our stockholders will be limited to a small portion of the total capital we may generate from our business operations, as most of the capital will be recycled through the HOPP’R.

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Initial Exclusivity to Lennar. The structure of the Lennar Agreements is designed to ensure we have ample liquidity from the first day of our operations, with sufficient capital to maintain our ongoing operations and to deliver on new transactions through the HOPP’R with Lennar going forward. The Transferred Assets and the Supplemental Transferred Assets as of September 30, 2024, are expected to have a short cash conversion cycle, and we believe this means we can expect regular cash inflows from the Monthly Option Payments and expected takedowns of finished Homesites at least in the short term. Under the Lennar Agreements, Lennar is under no obligation to exercise its Purchase Options or to bring us new business or new Future Property Asset transactions, which is possible in the event of a significant downturn in the market. If Lennar does not exercise its Purchase Options and does not deliver on new transactions through the HOPP’R, we may face significant challenges to maintaining our operations unless we can find other customers to enter into agreements with us to use the HOPP’R. Although initially Millrose’s only customer will be Lennar, Millrose has engaged and continues to engage in discussions with other home builders who are interested in becoming new customers, but there is no guarantee that Millrose will be successful in negotiating agreements with such customers and there is no guarantee that Millrose will be able to secure any business arrangements with any home builders outside of Lennar in any given timeframe. Millrose expects that the arrangements with these other potential customers will be similar to its arrangements with Lennar, but there is no certainty that Millrose will be able to successfully negotiate for substantially all of the same terms it has in the Lennar Agreements, including with respect to pooling.

Strengths Stemming from our Relationship with Lennar

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Lennar has extensive experience, market presence and a diversified business, which we believe make it a low-risk, reliable customer. We believe we will benefit from Lennar’s extensive experience and expertise in land acquisition and Horizontal Development. Lennar, founded in 1954, has a long history of innovation in the home building industry. Lennar has maintained a successful and growing business for over seventy years, and their continued success and growth is crucial to Millrose’s success and growth. If Lennar’s business and financial results underperform, that may have a significant impact on

Millrose’s business, as Lennar will be our primary customer (by transaction size) as of the Distribution Date and potentially thereafter.

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Lennar’s deep industry knowledge and expertise regarding land acquisition and Horizontal Development. As applicable, for the Transferred Assets, the Supplemental Transferred Assets and Future Property Assets, Millrose will be able to rely on the use of the HOPP’R Rights and the Lennar Services that Lennar’s personnel will provide to Millrose Holdings pursuant to the Lennar Agreements. The Lennar Services will allow Millrose Holdings to benefit from and take advantage of the skillsets, knowledge, experience and expertise of Lennar’s personnel and will allow Millrose Holdings to rely on Lennar’s disciplined and selective Property Selection Services with the goal of ensuring that the quality and risk profile of Future Property Assets acquired under the Master Program Agreement will be consistent with Millrose’s business model. Additionally, as part of the Lennar Services, Lennar’s personnel will complete as contractor for Millrose the Horizontal Development pursuant to the Master Construction Agreement with respect to the Transferred Assets, the Supplemental Transferred Assets and any Future Property Assets acquired pursuant to the Lennar Agreements. Lennar’s personnel will only have a contractual obligation to provide us with these services, and they will at all times remain as Lennar’s employees while carrying out these services under the Lennar Agreements. Since we do not have any exclusivity terms with Lennar, Lennar’s personnel will have competing responsibilities as they continue to perform similar services for Lennar (and potentially for Land Banking providers similar to Millrose), which could limit the time, resources and attention they have for us.

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Lennar’s strategic operating and business model. Unlike most home builders, Lennar aims to maintain a steady pace of home building, even during periods of market downturns, using price reductions as a mitigating tool to ensure the sale of the homes it builds. We believe this approach naturally aligns with Millrose’s desire for a predictable velocity of asset turnover and reduces the likelihood that Lennar will not exercise its Purchase Options, which, in turn, should result in steady takedown revenues to Millrose even during weak housing markets. However, there is no guarantee that Lennar will maintain this business practice in the future, and any changes to their business practices in the future may impact how they exercise their rights (e.g., their Purchase Option exercises, their decisions to develop homes on Homesites, their decisions to present us with new transactions and other important decisions), which could in turn adversely impact our business.

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Strategic Properties Comprising the Transferred Assets and the Supplemental Transferred Assets. As further described under “Our Properties,” a significant majority of the Transferred Assets and the Supplemental Transferred Assets are entitled land with an expected short cash conversion cycle. Lennar also retains development cost risk and is obligated to fund any cost overruns and is responsible for property taxes and other carry costs during the life of the option set forth in the Master Program Agreement. As such, we believe Millrose’s risk is largely limited compared to those of Land Banking providers. However, this is only with respect to the Transferred Assets and the Supplemental Transferred Assets, and there is no guarantee that all the properties we may acquire for Lennar or any future Lennar Related Ventures or Other Customers will have a similar risk profile.

See “Our Business” for more information about our competitive strengths. See “Risk Factors” for more information about the risks related to our business and related objectives and strategies, including our relationship with Lennar following the Spin-Off.

Management Strengths

The Manager is Kennedy Lewis Land and Residential Advisors LLC, an affiliate and wholly-owned subsidiary of Kennedy Lewis. Kennedy Lewis is an institutional alternative investment firm with assets under management in excess of $17 billion. It was founded in 2017 and is headquartered in New York City with additional offices in Miami, Florida and Geneva, Switzerland. Kennedy Lewis is led by David Kennedy Chene,

as the Co-Founder, Co-Portfolio Manager and Co-Managing Partner, Darren Lewis Richman, as the Co-Founder, Co-Portfolio Manager and Co-Managing Partner, and Doug Logigian, as the Co-Managing Partner and President. These principals, together with the broader Kennedy Lewis team, have extensive experience sourcing, underwriting, capitalizing and financing land and home builder finance investments. Kennedy Lewis has been closely involved with advising Lennar regarding the structure of the Spin-Off and the structure and arrangements of Millrose and the Lennar Agreements as strategic advisor to Lennar regarding this transaction. Kennedy Lewis has also been involved in negotiating with Lennar the terms of the Management Agreement, including the amount of the Management Fee (on KL’s behalf, rather than on Millrose’s behalf). See “The Spin-Off—Advisors Involved with the Spin-Off” for more information about Kennedy Lewis’s role in the Spin-Off. Following the Spin-Off, Darren L. Richman will serve as Chief Executive Officer and President of Millrose, Garett Rosenblum will serve as Chief Financial Officer and Treasurer of Millrose, Robert Nitkin will serve as Chief Operating Officer of Millrose, Rachel Presa will serve as General Counsel and Secretary of Millrose, and Adil Pasha will serve as Chief Technology Officer of Millrose. Kennedy Lewis will not be party to any agreement with or have any obligation to Millrose, as all agreements and relationships will be with KL.

Kennedy Lewis has substantial experience executing home builder and Horizontal Development financings arrangements. We believe the capabilities of KL, including its vertically integrated servicing and asset management support division, serve to mitigate risk and add value to Millrose’s investments. As experts in the Land Banking industry, KL has significant experience that we believe will help Millrose maximize value under its business structure and strategy. We believe our organizational structure, with KL as our external manager, and our business strategy and model, with the features described above, should allow Millrose (through Millrose Holdings) to capitalize on the value of the Transferred Assets, the Supplemental Transferred Assets and any Future Property Assets over the life cycle of these Horizontal Development projects.

Having KL as an external manager presents several potential benefits to Millrose. Firstly, the scope and complexity of Millrose’s business will demand extensive management of diverse holdings from the outset, which we believe KL is well-equipped to handle. Additionally, Lennar’s existing relationship with KL is anticipated to lead to more efficient management from day one, as KL is already familiar with the HOPP’R. Moreover, KL brings deep industry knowledge and extensive experience, including valuable relationships in the land banking industry, which have the potential to significantly benefit Millrose.

On the other hand, Kennedy Lewis has had no prior experience managing Millrose and has not historically been involved in any Land Banking. Kennedy Lewis also does not have experience as a home builder or real estate developer. Prior to the Spin-Off, we are a wholly-owned subsidiary of Lennar and were directly managed by Lennar personnel, none of whom will be employed by Millrose or KL. Lennar’s past performance and results of operations are not an indication of Millrose’s potential future results following the Spin-Off, as we will not be managed by any Lennar personnel (except to the extent of the Lennar Services) and our business operations will not be as diversified as Lennar’s. Although Kennedy Lewis has extensive experience in the Land Banking industry generally, the other entities currently managed by Kennedy Lewis in the Land Banking industry are significantly different from us in terms of targeted assets, geographical areas, regulatory structure and limitations, investment strategy and objectives and investment personnel. Additionally, our business differs from that of existing investment funds, accounts or other investment vehicles that are or have been managed by Kennedy Lewis or its affiliates, or by other members of Kennedy Lewis’s management team. Past performance of the management team provided by KL and appointed by our Board, Kennedy Lewis itself, Lennar or any related affiliates is not a guarantee of future results, and there can be no assurance that we will achieve comparable results of those entities.

In addition, Kennedy Lewis has no experience managing a public company. As a public company, we will be subject to the reporting requirements of applicable laws and regulations, including the Exchange Act,

Sarbanes-Oxley Act and Dodd-Frank Act, and the rules and regulations of the NYSE, which impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. We are entirely reliant on KL for compliance with our public company responsibilities. These requirements make some activities more difficult, time-consuming, and costly, and place significant burden on our personnel, systems and resources. As Kennedy Lewis does not have experience managing a public company, there may be additional risk of potential non-compliance. Any such non-compliance could have a material adverse effect on our business, financial condition and results of operations.

See “Management” and “Manager and Management Agreement” for more information about KL as the Manager and our relationship with KL.

Our Corporate Governance

From its inception and until the Distribution, Millrose has been and will be a wholly-owned subsidiary of Lennar. As such, our Charter and Bylaws that will be effective immediately prior to the Distribution (to facilitate the Distribution of our Common Stock) and all of our other corporate policies, such as the Corporate Governance Guidelines, that will be effective immediately upon completion of the Distribution, will all have been prepared at the direction of Lennar. Lennar will be responsible for approving the Board’s initial composition and size, outlining director nomination criteria, establishing committees of the Board and approving charters for each standing committee of the Board, in each case, in consultation with Kennedy Lewis, who, prior to the Spin-Off, is acting as Lennar’s strategic advisor. The Board prior to the Spin-Off consists of Lennar employees, and such board will appoint the directors who will serve as members the Board following the Spin-Off. Such appointments will be made effective as of the Distribution Date. Upon the Distribution Date, our Board will be composed of five directors, all of whom will qualify as independent directors. Millrose has not had historical operations, business or record of financial performance (apart from what has been allocated to the Predecessor Millrose Business by Lennar). Millrose currently does not (and until after the Distribution will not) have any corporate infrastructure, systems, human and financial capital and other resources to operate independently of Lennar. We will not have any officers or employees other than those provided by KL.

Additionally, all of the Lennar Agreements, as well as the Management Agreement and the Founder’s Rights Agreement, have been prepared at the direction of Lennar, in consultation with Kennedy Lewis. These agreements have been and will be entered into in the context of the Spin-Off by Lennar on behalf of Millrose, as a wholly-owned subsidiary of Lennar, prior to the completion of the Spin-Off. Because Millrose has no independent management or personnel prior to the Spin-Off, the preparation and finalization of all terms in any agreement Millrose or Millrose Holdings has entered into or intends to enter into have not been done at arm’s length, and Millrose and KL have not independently verified that the terms of such agreements are comparable to standard market terms. There can be no assurance that the terms of these agreements will be as favorable to Millrose or Millrose Holdings as would have resulted from arm’s-length negotiations with one or more unaffiliated third parties. See “Our Business—Summary of Operational Agreements” for more information about the agreements we have with KL and Lennar, including a summary of the material terms and our obligations thereunder.

Following the Spin-Off, our Charter will include a number of governance provisions relating to voting requirements that will make it difficult for anyone holding shares of our Class A Common Stock to have meaningful decision-making power over a number of decisions relating to the Company. For example, a number of actions of the Company require approval of both (i) the Class A Common Stock and Class B Common Stock, voting together with regard to class, and (ii) a separate vote of the Class B Common Stock, and other actions require only the approval of the Class B Common Stock holders. There are no separate class votes for holders of

Class A Common Stock for any matter. In addition, Lennar’s Founder’s Rights will be incorporated by reference into the Bylaws, and many of the Founder’s Rights grant exclusive consent rights to Lennar with respect to management succession replacement decisions, Millrose’s Debt to Equity Ratio Limit, and other matters. See “Description of our Capital Stock,” “Certain Provisions of Maryland Law and of our Charter and Bylaws” and “Our Business—Summary of Operational Agreements—Summary of Agreements between Millrose, Millrose Holdings and Lennar—Founder’s Rights Agreement” for more information.

See “The Spin-Off,” “Our Business,” “Manager and Management Agreement,” “Management,” “Certain Relationships and Related Party Transactions” and “Certain Provisions of Maryland Law and of Our Charter and Bylaws” for more information about our corporate governance structure and our relationships with Lennar and KL.

Our Common Stock

Pursuant to Millrose’s Charter, Millrose has two classes of common stock: Class A Common Stock, par value $0.01 per share, and Class B Common Stock, par value $0.01 per share. The two classes of Millrose’s Common Stock are essentially identical in all respects, except that (a) holders of Class A Common Stock will be entitled to one vote per share and holders of Class B Common Stock will be entitled to ten votes for each share of Class B Common Stock held in the holder’s name, except when voting together with the holders of the Class A Common Stock, each holder of record of Class B Common Stock will be entitled to the greater of (i) ten votes per share and (ii) that number of votes per share of Class B common stock that would entitle the outstanding shares of Class B common stock to cast, in the aggregate, 35% of the votes entitled to be cast on the matter, and there are separate class votes for holders of Class B Common Stock (in some cases in addition to a vote of both the Class A Common Stock and Class B Common Stock, voting together without regard to class) for the approval of certain mergers, consolidations and other business combinations, and future issuances of Class B Common Stock, among other matters, but no separate class votes for holders of Class A Common Stock for any matter, and (b) Millrose expects its Class A Common Stock to be listed on the NYSE, but it has not applied to list its Class B Common Stock on any securities exchange, or to have its Class B Common Stock quoted on any quotation system, and it does not expect to do so. Shares of our Class B Common Stock will be highly illiquid and appropriate only as a long-term investment. We do not expect a trading market for our Class B Common Stock to develop and therefore any Lennar stockholders who elect to receive Class B Common Stock in the Distribution may need to hold Class B Common Stock indefinitely. In addition, as a result of the lower valuation of the Class B Common Stock resulting from its illiquidity, we expect that the amount of tax per share that will be owed as a result of receiving shares of Class B Common Stock in the Distribution will be lower than the amount that will be owed as a result of receiving shares of Class A Common Stock in the Distribution.

See “Right to Elect to Receive Our Class B Common Stock” for information about how to elect to receive our Class B Common Stock, and “Description of Capital Stock” for a more detailed description of the differences between our Class A Common Stock and Class B Common Stock. See “Risk Factors—Risks Related to our Common Stock” for a description of risks related to owning our Class A Common Stock and Class B Common Stock.

Restrictions on Ownership and Transfer of Our Common Stock

Millrose’s Charter contains restrictions on the ownership and transfer of shares of Millrose’s capital stock that are intended, among other things, to maintain Millrose’s status as a qualified REIT. One of the requirements for Millrose to qualify as a REIT under the Code is that more than 50% in value of Millrose shares cannot be owned by five or fewer individuals (as defined in the Code to include certain entities). To assist us in complying with such restriction, among other purposes, our Charter will provide for restrictions on the ownership of our shares of stock, including, subject to certain exceptions, prohibitions on any person or entity, subject to certain exceptions, from owning, beneficially or by virtue of the applicable constructive ownership provisions of the

Code, more than 9%, in value or in number of shares, whichever is more restrictive, of the outstanding shares of our Common Stock or 9% in value of the outstanding shares of all classes or series of our stock. A person holding less than 9% of our total outstanding capital stock or Common Stock may become subject to our Charter restrictions if repurchases by us cause such person’s holdings to exceed 9% of our total outstanding capital stock (including our Common Stock). Under certain circumstances, our Board may, by vote of a supermajority of its members, waive these ownership limits or create new limits. Our Board will provide a waiver of this stock ownership restriction to certain stockholders in connection with the Distribution and to Lennar in connection with the shares of Common Stock retained by Lennar after the Distribution. Our Charter will provide for an excepted holder limit for the Miller Family to own, beneficially or by virtue of the applicable constructive ownership provisions of the Code, up to 12.8% in the aggregate, in value or in number of shares, whichever is more restrictive, of the outstanding shares of our Common Stock or the outstanding shares of all classes or series of our stock. Our Charter will provide that shares of our capital stock acquired or held in excess of the ownership limits will be transferred to a trust for the benefit of a designated charitable beneficiary, and that any person who acquires shares of our capital stock in violation of the ownership limits will not be entitled to any dividends on such shares or be entitled to vote such shares or receive any proceeds from the subsequent sale of such shares in excess of the lesser of the price paid for such shares or the amount realized from the sale (net of any commissions and other expenses of sale). Any transfer of shares of our stock in violation of the ownership limits will be void ab initio under certain circumstances. See “Description of Capital Stock—Restrictions on Ownership and Transfer” for more information.

The Spin-Off

As of the date of this prospectus, the Lennar Board has approved and authorized Lennar to pursue the Spin-Off, including the contribution of the Business Assets to Millrose in exchange for all of Millrose’s Common Stock and the contemplated structure of the Distribution to the holders of Lennar Class A Common Stock and Lennar Class B Common Stock of approximately 80% of the outstanding shares of such stock at the rate of one share of our Class A Common Stock (or Class B Common Stock) for every two shares of Lennar Class A Common Stock or Lennar Class B Common Stock held as of the close of business on the Record Date, except that during a limited period prior to the Distribution, Lennar Common Stock holders of record on the Record Date will be able to elect to receive some or all of the Millrose Common Stock to be distributed to them in the form of Millrose Class B Common Stock in lieu of Millrose Class A Common Stock. That election right will expire at the Election Expiration Time and any elections shall be irrevocable. See “Right to Elect to Receive Our Class B Common Stock” for information about how to elect to receive our Class B Common Stock, and “Description of Capital Stock” for a more detailed description of the differences between our Class A Common Stock and Class B Common Stock. At any time prior to the Record Date, the Lennar Board has the right to amend, modify, abandon or otherwise terminate the Spin-Off transaction, even if all of the conditions to the Spin-Off have been satisfied.

The Spin-Off will be executed pursuant to the terms of the Pre-Spin Assignment, Assumption and Contribution Agreement and the Distribution Agreement. The Distribution is expected to be effective on February 7, 2025, prior to the opening of trading on the NYSE. We expect that Millrose’s Class A Common Stock (but not Millrose’s Class B Common Stock) will be listed for trading on the NYSE under the ticker symbol “MRP” by the Distribution Date and trading may begin as soon as the Distribution is completed. Immediately after the Distribution, all the holders of Millrose’s Common Stock will be existing stockholders of Lennar. However, public trading in Lennar Common Stock and in Millrose’s Common Stock following the effectiveness of the Spin-Off is expected to create immediate and significant differences between Millrose’s stockholder base and Lennar’s stockholder base. In particular, we understand approximately 30% of Lennar’s stockholders are index funds that are required to hold portfolios that track specified stock indices and institutional stockholders that may have policies and guidelines that may not permit them to retain the Millrose Common Stock they receive. Because Millrose initially will not be included in stock indices or otherwise be excepted from any institutional stockholders’ policies, those funds and institutional holders may likely have to dispose of the Millrose Common Stock they receive promptly following the Distribution. Therefore, it is likely there will be a high volume of trading in our Class A Common Stock in the days following the Spin-Off that will significantly change the profile of our stockholder base from Lennar’s. See “Risk Factors—Risks Related to our Common Stock” for more information.

Following the Spin-Off, Lennar will temporarily retain approximately 20% of the outstanding shares of Millrose’s Common Stock in the form of Class A Common Stock. Lennar will not exercise its voting rights with respect to this stock for as long as it retains the shares, and Lennar expects to dispose of this stock through a subsequent spin-off, split-off, public offering, private sale or any combination of these potential transactions. Lennar will have the sole and absolute discretion, subject to applicable law, to determine the terms of, and whether and when to proceed with, any subsequent disposition of the shares of the Millrose Class A Common Stock owned by Lennar following the completion of the Spin-Off. Lennar intends to hold the Millrose Class A Common Stock for only a limited period of time, but we will not have any control over Lennar’s decisions with respect to the Class A Common Stock they will own following the Spin-Off, and we will be required to cooperate with Lennar to effect any such subsequent disposition pursuant to the Registration Rights Agreement.

Lennar and Millrose will not receive any proceeds from the Distribution, and nor will either entity receive any proceeds from any subsequent sale of any of Millrose’s Class A Common Stock (or Class B Common Stock, although we do not expect a public trading market to develop with respect to our Class B Common Stock, as described herein) by any of Lennar’s stockholders who receive shares of Millrose’s A Common Stock (or Class B Common Stock) in connection with the Spin-Off.

Accounting Treatment for the Spin-Off

Millrose has assessed the Spin-Off as a nonreciprocal transfer of assets from Lennar to its stockholders and will therefore be accounted for under Accounting Standards Codification (“ASC”) Topic 845 Nonmonetary Transactions. Millrose has further assessed the Business Assets to be transferred as meeting the definition of a business under ASC Topic 805 Business Combinations and will therefore record the assets acquired and liabilities assumed from Lennar based on the carrying value of these items as they were reflected on Lennar’s books and records as of the closing of the transaction.

Lennar will recognize the Spin-Off as a distribution of nonmonetary assets that constitute a business in accordance with ASC Subtopic 505-60 – Equity – Spinoffs and Reverse Spinoffs, after assessing the Business Assets for impairment under ASC Topic 360 Property, Plant and Equipment and is not expected to record a loss in connection with the Spin-Off.

Tax Treatment of the Spin-Off

The Spin-Off will not qualify as a tax-free spin-off or reorganization within the meaning of Section 355(a) and Section 368(a) of the Code. The Spin-Off will be a taxable transaction for Lennar in which Lennar may recognize gain, but not loss, for U.S. federal income tax purposes based on the difference between its tax basis in the Millrose Common Stock and the fair market value of the Millrose Common Stock as of the Distribution. Lennar, Millrose, and Millrose Holdings plan to make Section 336(e) elections under the Code with respect to the Spin-Off, which, when combined with the Spin-Off, is expected to result in the basis of our assets being the fair market value for tax purposes as of the Distribution.

In addition, the Distribution of Millrose’s Common Stock to Lennar stockholders will be taxed as a dividend to Lennar stockholders for U.S. federal income tax purposes. Each U.S. stockholder will be treated as if such

U.S. stockholder had received a distribution in an amount equal to the fair market value of the shares of Millrose Common Stock (including fractional shares for which Lennar stockholders receive cash), taxed as a dividend to the extent, generally, of Lennar’s allocable current and accumulated earnings and profits, as determined under U.S. federal income tax principles, and then treated as a non-taxable return of capital to the extent, generally, of the U.S. stockholder’s adjusted tax basis in the shares of Lennar common stock and, thereafter, as capital gain from the sale or exchange of shares of Lennar common stock. Lennar or other applicable withholding agents may be required to withhold on all or a portion of the distribution payable to non-U.S. stockholders (including under FIRPTA). Dividends from Lennar may give rise to “qualified dividend income” for U.S. federal income tax purposes, provided the applicable holding period and certain other conditions are met. Qualified dividends received by certain taxpayers (including individuals) are generally subject to tax at preferential rates under currently applicable U.S. federal income tax law.

After the Spin-Off, Lennar will ascribe a value to our Common Stock in the Distribution for tax reporting purposes. Due to certain differences between the Class A Common Stock and the Class B Common Stock, the value of the Class B Common Stock will differ from that of the Class A Common Stock. To determine the value of the Class A Common Stock, Lennar will use a weighted average trading price of the Class A Common Stock from the first few days of trading after the Spin-Off. Lennar has sought a valuation analysis from an independent third-party valuation firm to determine the value of the Class B Common Stock. The final value of the Class B Common Stock will be determined after the Spin-Off and will be based on the value of the Class A Common Stock (determined as described above), subject to certain adjustments. Based on that valuation analysis, we expect to report discounts on the Class B Common Stock from the value of the Class A Common Stock of 22.5% for controlling stockholders, if any, and 27.5% for non-controlling stockholders, who receive Class B Common Stock in the Distribution. For purposes of the preceding sentence, “controlling stockholders” means stockholders who receive an amount of Class B Common Stock in the Distribution such that they (and their affiliates) are able to cause the Class B Common Stock to convert into Class A Common Stock (such amount being a majority number of the outstanding shares of Class B Common Stock). In such a case, the amount of tax per share that will be owed as a result of receiving shares of Class B Common Stock in the Distribution will be lower than the amount that will be owed as a result of receiving shares of Class A Common Stock in the Distribution. See “The Spin-Off—U.S. Federal Income Tax Consequences of the Spin-Off” and “Material U.S. Federal Income Tax Considerations” for further discussion of the valuation methodology to be employed in determining the value of Millrose’s Common Stock.

The tax you owe as a result of the Spin-Off could be substantial, depending on the amount of Millrose Common Stock received by you. You will be responsible for paying any such taxes, and you should consult your tax advisor to discuss the receipt of the Millrose Common Stock and the particular tax-related consequences of the Distribution to you, including the applicability and effect of any U.S. federal, state and local tax laws, as well as any foreign tax laws. See “Risk Factors—Risks Related to Legal, Regulatory, Tax and Accounting Compliance,” “The Spin-Off—U.S. Federal Income Tax Consequences of the Spin-Off” and “Material U.S. Federal Income Tax Considerations” for more information on the taxation of the Distribution to Lennar stockholders.

Reasons for the Spin-Off

Lennar and Millrose believe (but cannot guarantee) that the Spin-Off will result in enhanced long-term performance of each company.

The Lennar Board determined that spinning off the Business Assets to Millrose and the separation of Millrose from the remainder of Lennar as a standalone, public company qualifying as a REIT that would provide the HOPP’R to Lennar, Lennar Related Ventures and potentially Other Customers would be in the best interests of Lennar and Lennar’s stockholders. In making this determination, the Lennar Board was advised by: Lennar’s management, advisors, including the Financial Advisors, various counsel, Holland & Knight LLP as counsel to the independent directors serving on the Lennar Board in connection with the Spin-Off and Houlihan Lokey as financial advisor to the independent directors serving on the Lennar Board with respect to certain considerations in connection with the Spin-Off. See “The Spin-Off—Advisors Involved with the Spin-Off” for more information about the advisors to Lennar in connection with the Spin-Off. The Lennar Board reviewed and assessed the Spin-Off, including during meetings with its advisors and counsel, and after due discussion and careful consideration, the Lennar Board voted to approve the Spin-Off transaction, subject to the approval of the Distribution and satisfaction of all other conditions to the Spin-Off.

Benefits to Lennar

Lennar believes that the Spin-Off will allow Lennar to significantly further its land light strategy and “just in time” operating model by divesting the Transferred Assets to Millrose (which form a significant portion of Lennar’s current Homesite land inventory) and entering into the Lennar Agreements with Millrose. Lennar believes Millrose is an enhanced continuation of a land inventory platform that Lennar has been using for a number of years, and Lennar expects this Spin-Off will allow Lennar to maximize the value it can receive from moving the Transferred Assets into off-balance-sheet vehicles that are option driven and almost fully distancing itself from having to own land inventory or bear the cost of land development before the Homesites are ready for the construction of homes. Lennar believes this will result in Homesites that are available on a “just in time” basis, no different than when it purchases lumber or other materials from critical suppliers as the cadence of home production dictates. By separating and outsourcing land acquisition and Horizontal Development from home construction, Lennar expects to be able to streamline the components of assembly into more of a manufacturing model. Millrose’s Recycled Capital HOPP’R is designed with the goal of allowing for perpetual capital to be available to Lennar to ensure that Lennar’s steady pace home building business strategy remains uninterrupted for as long as Lennar wants to continue them. Lennar believes Millrose’s Recycled Capital HOPP’R should enable Lennar to have more certainty as to where capital will come from and the extent to which it will remain available even in times of market stress.

Benefits to Millrose

In structuring the transaction, Lennar, in conjunction with KL, with input and advice from the Financial Advisors and various counsel, also considered and made key decisions that were designed to ensure that the Spin-Off and related transactions would also benefit Millrose. The principal factors that Lennar, in consultation with KL, with input and advice from the Financial Advisors, various counsel and other advisors, considered as benefits to Millrose stem from Millrose’s operating structure and business, including: (i) ownership of the Homesites and prospective Homesites comprising the Transferred Assets and the Supplemental Transferred Assets; (ii) access to the Lennar Services, (iii) built-in certainty around the terms and provisions governing future arrangements with Lennar in connection with providing the Recycled Capital HOPP’R to Lennar; (iv) what we believe to be competitive terms with Lennar in the Lennar Agreements; and (v) effective and efficient management to be provided by KL. Another benefit is Millrose’s strategic flexibility to capitalize on additional opportunities to expand its business and operations and diversify its Real Estate Portfolio and customer base going forward. Millrose, through the Millrose Subsidiaries, has the potential to access more opportunities to generate earnings in the future by providing the HOPP’R to Lennar Related Ventures and Other Customers. KL will have full discretion to find, identify, evaluate and negotiate any future HOPP’R agreements with potential Other Customers, with oversight from the Board.

Additionally, as of the date of this prospectus, Millrose is expected to emerge from the Spin-Off as the only publicly traded entity that will engage in large-scale reliable financing of land acquisition and Horizontal Development using the HOPP’R. This unique business model provides investors with a rare opportunity to invest in something normally limited to private equity funds. Lennar and KL see significant opportunity in the current market for a company like Millrose. Home builders seek to maintain multiple years of land under control in order to adequately supply future sales; however, owning land ahead of home production is capital intensive and results in lower asset returns. As a result, home builders are increasingly focused on splitting land ownership and Horizontal Development from home building in order to reduce capital outlay and improve shareholder returns (i.e., a “land light” model). This shift requires a sophisticated perpetual financing partner to alleviate balance sheet demands and unlock enterprise value through more efficient capital investment. However, high barriers to entry exist due to the operational and administrative requirements of the land light strategy.

Lennar believes that, following the Spin-Off, these and other factors will help to maximize Millrose’s ability to execute strategic plans best suited to maximize the value of the HOPP’R and provide returns to its investors.

Additional information about the reasons for the Spin-Off are described in the section of this prospectus captioned “The Spin-Off—Reasons for the Spin-Off.”

Corporate Information and Summary Organizational Chart

An illustrative summary organizational chart of Millrose’s corporate structure following the Spin-Off, including state of incorporation or formation, and each entity’s relationships with Lennar and KL following the Spin-Off is below.

Lennar Class A Stockholders
Lennar Class B Stockholders
Millrose Class A Stockholders
Millrose Class B Stockholders
Kennedy Lewis Land and Residential Advisors, LLC
(Manager)
Master Program Agreement
Founder's Rights Agreement
HOPP'R License Agreement
Millrose Properties, Inc.
(Maryland corporation, REIT)
Management Agreement
Lennar Corporation
(Delaware corporation)
100% ownership interest
Promissory Note
Master Option Agreement
Master Construction Agreement
Recognition Agreement
Project Addenda
Multiparty Cross Agreements
Millrose Properties Holdings, LLC
(Delaware LLC, TRS)
31 Property LLCs*
(each LLC holds the Transferred Assets and the Supplemental Transferred Assets that are located in the state in which each such LLC was formed (at least one such LLC in each state))
The states include:
Alabama, Arizona, Arkansas, California, Colorado, Delaware, Florida, Georgia, Idaho, Illinois, Indiana, Kansas, Maryland, Minnesota, Missouri, North Carolina, New Jersey, New York, Nevada, Oklahoma, Oregon, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Virginia, Washington, West Virginia and Wisconsin

*	Note: There may be additional Property LLCs in connection with the Supplemental Transferred Assets

The address of our principal executive offices, which will be located in office space provided by KL, is 600 Brickell Avenue, Suite 1400, Miami, Florida 33131, and we can be reached by telephone through the following KL phone number: 212-782-3841.

We maintain an Internet website at www.millroseproperties.com. Our website and the information contained on it or linked to it are not part of this prospectus. Our website has been mentioned herein as an inactive textual reference only.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act, or the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We believe the principal exemption we intend to avail ourselves of as an emerging growth company is not being required to present more than two years of audited financial statements in a registration statement for an initial distribution of our common equity securities.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised financial accounting standards. We have elected to opt in to such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We could remain an “emerging growth company” until the earliest of (1) the end of the fiscal year following the fifth anniversary of the date of the first sale of our Common Stock pursuant to an effective registration statement, (2) the last day of the fiscal year in which our annual gross revenues exceed $1.235 billion, (3) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (4) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period. It is likely that we will cease to be an emerging growth company in 2025 or 2026.

Advisors Involved with the Spin-Off

Kennedy Lewis, the parent of KL, has had a long business relationship with Lennar and has existing Land Banking engagements with Lennar through other entities. Prior to the Spin-Off, Kennedy Lewis is acting as a strategic advisor to Lennar in the structuring of the Spin-Off, the formation of Millrose and Millrose Holdings, and the preparation of the various agreements and documentation related to the Spin-Off that are described herein and Millrose’s relationship with Lennar following the Spin-Off, for which it receives no payment. Kennedy Lewis has also been involved in negotiating with Lennar the terms of the Management Agreement, including the amount of the Management Fee, which will be entered into by KL and Millrose. Although Kennedy Lewis is involved in such capacities as Lennar’s strategic advisor in connection with the Spin-Off, prior to the Spin-Off, Kennedy Lewis (either directly or through KL) will not act in any capacity on Millrose’s behalf, including with respect to the negotiations of the Lennar Agreements with Lennar and the preparation of Millrose’s organizational documents and corporate policies. See “The Spin-Off—Advisors Involved with the Spin-Off” for more information about Kennedy Lewis’s role in the Spin-Off.

The Financial Advisors are providing financial advice to Lennar in connection with the Spin-Off and will receive customary fees for acting in that capacity. All expenses in connection with the Spin-Off and the formation of Millrose will be paid by Millrose. See “Summary Historical and Pro Forma Financial Information” for more information on the formation costs to be paid by Millrose. The Financial Advisors were retained in connection with the transaction because of the Financial Advisors’ familiarity with Lennar’s assets and operations, and the Financial Advisors’ qualifications and the reputation of their principals.

FREQUENTLY ASKED QUESTIONS

What is Millrose and why is Lennar separating Millrose’s businesses and distributing Millrose’s stock?	Millrose, currently a wholly-owned subsidiary of Lennar, is a corporation incorporated under the laws of the State of Maryland on March 19, 2024 for the purpose of receiving the Business Assets from Lennar and becoming an independent publicly traded company that will operate, through certain subsidiaries, the HOPP’R. In the Distribution, Lennar will distribute to the holders of Lennar Class A Common Stock and Lennar Class B Common Stock one share of our Class A Common Stock for every two shares of Lennar Class A Common Stock or Lennar Class B Common Stock held as of the close of business on the Record Date, on January 21, 2025, except that during a limited period prior to the Distribution, Lennar Common Stock holders of record on the Record Date will be able to elect to receive some or all of our Common Stock to be distributed to them in the form of Class B Common Stock in lieu of Class A Common Stock.

The contribution by Lennar to Millrose of the Business Assets and the Distribution of Millrose’s Class A Common Stock (or Class B Common Stock upon exercise of the right to elect to receive Class B Common Stock) to Lennar Common Stock holders will result in Lennar stockholders owning, immediately after the Distribution, both stock of Lennar and stock of Millrose. Lennar and Millrose believe (but cannot guarantee) that the Spin-Off will result in enhanced long-term performance of each company. The reasons for this are discussed in the sections of this prospectus captioned “The Spin-Off.”

What is a REIT?	A REIT is a company that derives most of its income from real estate, including loans secured by real estate or real estate interests. If a corporation qualifies and elects to be treated as a REIT, it generally will not be subject to U.S. federal corporate income taxes on income that it currently distributes to its stockholders. A company’s qualification as a REIT depends on its ability to meet on a continuing basis various tests under the Code, relating to various matters, including the sources of its gross income, the composition and value of its assets, its distribution levels to its stockholders and the diversity of ownership of its stock. Millrose intends to elect to be treated as a REIT for U.S. federal income tax purposes beginning with its first taxable year ending December 31, 2025.

Under the Code, REITs are subject to numerous organizational and operational requirements. If we fail to qualify for taxation as a REIT in any year after electing REIT status, our income will be taxed at regular corporate rates. Even if we qualify as a REIT for federal income tax purposes, we may still be subject to state and local taxes on our income and property, we will be subject to federal income and excise taxes on our undistributed income and we may be subject to other taxes, including a 100% excise tax on certain transactions between us and Millrose Holdings that are not conducted on an arm’s-length basis.

What is the HOPP’R?	The HOPP’R is a comprehensive suite of systems and procedures that Lennar has developed to operate and manage the acquisition, financing and development of land assets on a large scale. Lennar will contribute the HOPP’R Rights to a wholly-owned subsidiary of Lennar, which will have the right to license or sell the HOPP’R Rights to one or more third parties, including to Millrose.

How does Millrose’s license to use the HOPP’R work?	Lennar’s subsidiary will grant Millrose a non-exclusive, royalty-free, non-transferrable license to use the HOPP’R Rights solely for Millrose’s benefit. Millrose’s HOPP’R Rights license will be perpetual, subject to certain termination conditions. Millrose’s Manager shall be entitled to use Millrose’s HOPP’R Rights license in connection with the management and operation of Millrose. As such, Millrose, whether externally managed or internally managed, is expected to always have access to the benefit of the HOPP’R Rights, although there is no guarantee that this will always be the case.

Is Millrose’s license exclusive?	No. The HOPP’R Rights license granted to Millrose is non-exclusive. While the intention is that Millrose and its managers will always have access to the use of the HOPP’R Rights for Millrose’s business (subject to certain termination conditions), Lennar, through its subsidiary, may license the HOPP’R Rights to any other party at its sole discretion.

Who will manage Millrose after the Spin-Off and who is the Manager?	Millrose and Kennedy Lewis Land and Residential Advisors LLC will enter into the Management Agreement, pursuant to which KL will serve as the Manager of Millrose following the Spin-Off. Millrose will be externally managed by KL, with personnel provided by KL and officers recommended by KL and appointed by our Board serving as all officers and employees of, and performing all business operations for, Millrose, Millrose Holdings and any Other Subsidiaries, including compliance with all public company requirements, maintenance of our qualification for REIT status, operation of the HOPP’R and performance of all obligations under the Lennar Agreements and any future HOPP’R agreements, for a Management Fee. The Management Fee will cover all such costs to operate Millrose, Millrose Holdings and any Other Subsidiaries, but will not cover fees incurred for services in connection with extraordinary litigation and mergers and acquisitions and other events outside Millrose’s ordinary course of business, including, in certain circumstances, costs associated with the ownership and maintenance of land.

KL is an affiliate and wholly-owned subsidiary of Kennedy Lewis. Kennedy Lewis is an institutional alternative investment firm with assets under management in excess of $17 billion as of November 30, 2024. It was founded in 2017 and is headquartered in New York City with additional offices in Miami, Florida and Geneva, Switzerland. Kennedy Lewis is led by David Kennedy Chene, as the Co-Founder, Co-Portfolio Manager and Co-Managing Partner, Darren Lewis

Richman, as the Co-Founder, Co-Portfolio Manager and Co-Managing Partner, and Doug Logigian, as the Co-Managing Partner and President. These principals, together with the broader Kennedy Lewis team, have extensive experience sourcing, underwriting, capitalizing and financing land and home builder finance investments.

Following the Spin-Off, Darren L. Richman will serve as Chief Executive Officer and President of Millrose, Garett Rosenblum will serve as Chief Financial Officer and Treasurer of Millrose, Robert Nitkin will serve as Chief Operating Officer of Millrose, Rachel Presa will serve as General Counsel and Secretary of Millrose, and Adil Pasha will serve as Chief Technology Officer of Millrose. Kennedy Lewis will not be party to any agreement with or have any obligation to Millrose, as all agreements and relationships will be with KL.

Kennedy Lewis is the sole member of KL. As part of its business activities, Kennedy Lewis and its affiliates, including the Advisors (as defined below) are providing services to several companies involved in the residential real estate industry, including Land Banking. KL will manage Millrose externally but will not be managing any entities other than Millrose. As a result, KL’s sole business purpose will be the management of Millrose and Millrose will not have any sister companies. However, Kennedy Lewis, an affiliate and the parent of KL, owns other subsidiaries that are substantially similar to KL and manage other companies (such as the Advisors), including potential competitors and companies maintaining REIT status, in the residential real estate industry, which are providing, or may provide, Land Banking.

What will be Millrose’s Business Objective?

Millrose’s primary business objective following the Spin-Off will be to provide financing of land acquisition and Horizonal Development through the HOPP’R to home builders and land developers, based on a unique recycled capital model intended to accelerate home builders’ land light strategies either through the Lennar Agreements or through other agreements with potential future Lennar Related Ventures and Other Customers that will be negotiated on Millrose’s behalf by KL. We expect to provide the Recycled Capital HOPP’R to Lennar and potentially Other Customers, which we believe provides customers with reliable, consistent and uninterrupted access to capital, even during periods of market downturn or continued periods of depressed market conditions, which allows the Recycled Capital HOPP’R to be reliable and consistent in the long term. This is subject to Lennar and any Other Customers electing to exercise their land purchase options or, absent such option exercise, Millrose’s ability to sell finished Homesites to third parties, issue additional equity for additional land assets, or secure third-party financing and subsequently engage in sufficient future transactions to repay such financing. The Recycled Capital HOPP’R is based on an enhanced and innovative acquisition and site development financing model, which allows us to use the proceeds from the payment of Option Deposits and the exercise of Purchase Options to finance the acquisition of Future Property Assets and the Horizontal Development of Future Property Assets without having to repay the value of the initial contribution. This will distinguish us from most sources of traditional Land Banking, which are required to distribute land sale proceeds to investors and therefore cannot engage in additional Land Banking without raising new investor funds. However, there is no guarantee that its financing model will always be fully self-financing. In addition to the revolving credit facility and capital Millrose expects to have available at the time of the Spin-Off for financing new transactions and business with new customers, Millrose will likely need to find additional sources of capital in the future to continue to grow its operation.

We also intend to offer other types of HOPP’R arrangements to potential customers who may not want to engage us for the Recycled Capital HOPP’R. KL will negotiate these arrangements individually on an ad hoc basis.

Our ability to provide the HOPP’R to or enter into any similar arrangements with customers other than Lennar may be limited by Lennar’s Capital Priority Right.

See “Our Business—Overview of Millrose’s Business Objectives” for more information.

Who will be Millrose’s customers following the Spin-Off?	While Millrose’s only customer initially will be Lennar. It has engaged and continues to engage in discussions with other home builders who are interested in becoming new customers, but there is no guarantee that Millrose will be successful in negotiating agreements with such additional potential customers and there is no guarantee that Millrose will be able to secure any business arrangements with any home builders outside of Lennar in any given timeframe. Millrose expects that the arrangements with these other potential customers will be similar to its arrangements with Lennar (as described above), but there is no certainty that Millrose will be able to successfully negotiate for substantially all of the same terms it has in the Lennar Agreements, including with respect to pooling.

Who is Lennar Corporation?

Lennar Corporation, founded in 1954, is one of the largest home builders in the United States by deliveries, revenues and net earnings, an originator of residential and commercial mortgage loans, a provider of title insurance and closing services and a developer of multifamily rental properties. In addition, it is a sponsor and manager of funds and other related ventures engaged in development and ownership of multifamily and single-family for sale and rental properties and a sponsor and manager of a fund engaged in ownership of single-family rental properties. It also has investments in companies that are engaged in applying technology to improve the home building industry and real estate related aspects of the financial services industry.

Lennar’s home building operations are the most substantial part of Lennar’s business, generating $33 billion in annual revenues, or approximately 95% of consolidated revenues, in fiscal 2023.

How will the Spin-Off of Millrose from Lennar work?	To accomplish the separation of Millrose into a separate, publicly traded company, Lennar will distribute to the holders of Lennar Class A Common Stock and Lennar Class B Common Stock one share of our Class A Common Stock for every two shares of Lennar Class A Common Stock or Lennar Class B Common Stock held as of the close of business on the Record Date, except that during a limited period prior to the Distribution, Lennar Common Stock holders of record on the Record Date will be able to elect to receive some or all of our Common Stock to be distributed to them in the form of Class B Common Stock in lieu of Class A Common Stock. That election right will expire at the Election Expiration Time. Thus, at the time of effectiveness of the registration statement of which this prospectus forms a part, the allocation between the Class A and Class B Common Stock will not be available, as such information will not be known until following the Election Expiration Time.

Following the Spin-Off, Millrose will be an independent company that is listed and publicly traded on the NYSE. Millrose will be fully separate from Lennar, and except for the relationships described in the Lennar Agreements, Millrose will no longer have access to any of Lennar’s support and resources, including Lennar’s operating and governance systems, controls and procedures, as well as Lennar’s infrastructure, personnel and capital resources and insurance coverage except for the Lennar Services. Except for the contractual obligations set forth in the Lennar Agreements, Lennar will have no fiduciary, contractual or other obligations or duties to Millrose (or any of its subsidiaries) after the Distribution.

Following the Spin-Off, Lennar will temporarily retain approximately 20% of the outstanding shares of Millrose’s Common Stock in the form of Class A Common Stock. Lennar will not exercise its voting rights with respect to this stock for as long as it retains the shares, and Lennar expects to dispose of this stock through a subsequent spin-off, split-off, public offering, private sale or any combination of these potential transactions. Lennar will have the sole and absolute discretion, subject to applicable law, to determine the terms of, and whether and when to proceed with, any subsequent disposition of the shares of Millrose Class A Common Stock owned by Lennar following the completion of the Spin-Off. Lennar intends to hold the Millrose Class A Common Stock for a limited period of time, but we will not have any control over Lennar’s decisions with respect to the Class A Common Stock they will own following the Spin-Off, and we will be required to cooperate with

Lennar to effect any such subsequent disposition pursuant to the Registration Rights Agreement.

What will Millrose’s initial portfolio consist of?	Following the Spin-Off and after the Supplemental Transferred Assets Transaction has closed, our Real Estate Portfolio is expected to be comprised of the Transferred Assets and the Supplemental Transferred Assets, which will all be held by Millrose Holdings through certain Property LLCs. The Transferred Assets include Lennar’s Homesite and prospective Homesite land inventory for the current and future construction of homes, but exclude certain Lennar land inventory that is already in development and ready to be sold in the short-term, or that Lennar controls through options or agreements, including agreements with strategic land banks and joint ventures, are otherwise reserved for future use, or intended for common areas or homeowner’s association dedication. The Supplemental Transferred Assets will include Homesites and prospective Homesites that Millrose is expected to acquire following the Spin-Off shortly after the Distribution Date, using approximately $900 million of the Cash Contribution by Lennar to purchase Rausch or a subsidiary or affiliate of Rausch, which holds (through various subsidiaries) only the land assets of Rausch. See “Our Business—Supplemental Transferred Assets Transaction” for more information. Together, the Transferred Assets and the Supplemental Transferred Assets include a broad range of land assets that can be used for constructing homes appropriate for first-time, move-up, active adult, luxury and multi-generational home buyers in a variety of locations ranging from infill communities to large golf course communities.

As of September 30, 2024, the Transferred Assets and the Supplemental Transferred Assets collectively consisted of an estimated 105,440 Homesites in 26 states.

See “Our Properties” for more information about our Real Estate Portfolio.

At the time of the Spin-Off, we expect Millrose’s only customer will be Lennar. Millrose intends to engage future customers. Millrose expects that the land assets that it may receive in connection with such other customers will also be current and future Homesite inventory for the current and future construction of homes, and may be similar to the Transferred Assets and the Supplemental Transferred Assets in terms of their shorter conversion duration, diversification of geographic markets and development-ready status, but there is no certainty that Millrose will be able to successfully negotiate for land assets that share similar characteristics with the Transferred Assets and the Supplemental Transferred Assets.

Why aren’t all of Lennar’s real estate assets included in Millrose?

The Transferred Assets to be included are described in “Our Properties—Description of the Transferred Assets.” In general, the Transferred Assets exclude certain Lennar land inventory that is already in development and ready to be sold in the short-term, or that

Lennar controls through options or agreements, including agreements with strategic land banks and joint ventures, are otherwise reserved for future use, or intended for common areas or homeowner’s association dedication.

What are the Supplemental Transferred Assets and where are they coming from?	In addition to the Transferred Assets and to further increase Millrose’s Real Estate Portfolio and business following the Spin-Off, pursuant to the Rausch Letter, Millrose will agree to use approximately $900 million of the Cash Contribution that Lennar will contribute to Millrose as part of the Business Assets to acquire Homesites and prospective Homesites held by Rausch (through various subsidiaries) following the Spin-Off shortly after the Distribution Date. Once the Supplemental Transferred Assets Transaction has closed, the Transferred Assets and the Supplemental Transferred Assets are expected to comprise the entirety of Millrose’s Real Estate Portfolio following the Spin-Off.

Rausch is a privately-held, U.S. home builder with a portfolio of Homesites and prospective Homesites (all of which is expected to be acquired by Millrose following the Spin-Off shortly after the Distribution Date, except for certain Homesites with homes actively under construction). Rausch’s Homesites and prospective Homesites (i) are located both in some of the same geographic locations as the Transferred Assets and in additional states where Lennar has not historically operated, which we expect will further strengthen the diversification and related risk mitigation of Millrose’s Real Estate Portfolio, and (ii) have relatively short duration deals and fast turnover, similar to the Transferred Assets, which we believe is beneficial to and in line with Millrose’s business objectives.

Pursuant to the terms of the purchase agreement for the Supplemental Transferred Assets Transaction (which we expect to be finalized between Lennar and Rausch prior to the Distribution Date) and the Rausch Letter, Millrose will agree to acquire the Supplemental Transferred Assets “as-is” and generally on the same terms and subject to the same Lennar Agreements as the Transferred Assets. Accordingly, Lennar will make certain representations and warranties and indemnification protections with respect to certain Related Liabilities, which are set forth in the Lennar Agreements and to which the Supplemental Transferred Assets will be subject once the applicable Project Addenda are executed.

Will Millrose Holdings qualify as a REIT?	No. Millrose Holdings is intended to qualify as a TRS and, accordingly, will be subject to U.S. federal, state and local income tax on its taxable income at regular corporate rates.

Why will Millrose hold the Transferred Assets, the Supplemental Transferred Assets and Future Property Assets through Millrose Holdings?

As a REIT, Millrose is subject to a 100% U.S. federal income tax on its net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than sales of foreclosure property and sales that qualify for a statutory safe harbor).

It is expected that all or substantially all the Transferred Assets, the Supplemental Transferred Assets and any Future Property Assets will be held primarily for sale to customers in the ordinary course of business. Accordingly, Millrose is expected to hold the Transferred Assets, the Supplemental Transferred Assets and any Future Property Assets directly or indirectly through Millrose Holdings, which is subject to U.S. federal income tax at regular corporate rates.

Accordingly, all of the substantial economic activity conducted in connection with the Transferred Assets and the Supplemental Transferred Assets for Lennar and with providing the HOPP’R to any future customers will be conducted by a taxable corporation and subject to U.S. federal income tax at the entity level, notwithstanding Millrose’s intention to elect to qualify as a REIT for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations” for more information about applicable U.S. federal income tax considerations.

Will Millrose be dependent on Millrose Holdings distributions and interest payments?

Yes. Immediately following the Spin-Off, all or substantially all of Millrose’s assets will consist of (i) 100% of the membership interests of Millrose Holdings and (ii) the Promissory Note. The payments received by Millrose Holdings and Other Subsidiaries from the payment of Option Deposits and from the exercise of Purchase Options will be available to the Millrose Subsidiaries to finance additional Future Property Assets acquisitions that can be improved and developed by Millrose and purchased as finished Homesites by our customers on a “just in time” basis, while a portion could be used to repay the principal on the Promissory Note. Millrose Holdings and Other Subsidiaries will distribute to Millrose (subject to limitations on the portion of Millrose’s income that can be dividends in compliance with the REIT Requirements) (i) net earnings generated from the Monthly Option Payments after payments for taxes and expenses (including the Management Fee), and (ii) monthly interest payments on the Promissory Note (which we expect to be approximately $350 million annually based on a 7.5% interest rate), and such amounts will then be distributed by Millrose as dividends to Millrose’s stockholders, consistent with or in excess of the amount that would satisfy applicable REIT requirements. Payments received by Millrose (through its subsidiaries) from its agreements with the Other Customers will also be used to finance new acquisitions of property for such Other Customers and development of the land assets by each such Other Customer in accordance with their respective agreements with Millrose. Certain payments received by Millrose (such as the Monthly Option Payments from Lennar, and the option payments from the Other Customers, if any) minus Millrose’s expenses (including the Management Fee) will be distributed by Millrose as dividends to its stockholders, consistent with or in excess of the amount that would satisfy applicable REIT requirements. This will distinguish us from most sources of traditional Land Banking, which are required to distribute purchase option exercise proceeds to investors and therefore cannot engage in additional Land Banking without raising new investor funds. In the future, to the extent Millrose (through its subsidiaries) enters into HOPP’R agreements with any Lennar Related Ventures or Other Customers, Millrose’s revenues will also be expected to include income from similar future business relationships with such Lennar Related Ventures and Other Customers. For more information, see the sections entitled “Risk Factors—Risks Related to Our Business Model and Investment in a Newly Formed Entity” and “Our Business.”

What are the Founder’s Rights and why is Lennar getting them?	The Founder’s Rights are a set of exclusive rights granted to Lennar as the original parent company of Millrose and the initial contributor of the Business Assets to Millrose. The Founder’s Rights include the Management Succession Consent Right, the Effective Equity Price Protection Right, the Capital Priority Right (use it or lose it), the Enforcement Rights, the Applicable Rate Adjustment Right, the Debt to Equity Ratio Limit Right, the Secured Financing Collateral Consent Right, and the Pause Period Designation Right. Each of these rights are set forth in the Founder’s Rights Agreement, which is incorporated by reference, as it may be amended or supplemented from time to time, into our Bylaws and treated as a part of our Bylaws. These Founder’s Rights allow Lennar to influence certain aspects of Millrose’s business decisions (including, for example, in the event of certain breach of contract disputes relating to Homesite takedowns and in the event of any changes in the Manager), and are intended to provide Lennar a means to protect its options to purchase properties from Millrose. The Founder’s Rights are set forth in the Founder’s Rights Agreement, which is incorporated by reference into Millrose’s Bylaws. For additional information regarding Lennar’s Founder’s Rights, see “Our Business—Summary of Operational Agreements—Summary of Agreements between Millrose, Millrose Holdings and Lennar—Founder’s Rights Agreement.”

Why is the creation of Millrose as a separate publicly traded company being done through a Distribution?

The principal objective of Millrose is to provide financing of land acquisition and Horizonal Development through the HOPP’R to home builders and land developers, based on a unique recycled capital model. To make this possible, Lennar will be contributing the Business Assets (including the Transferred Assets, which have an approximate aggregate value of between $5.0 billion and $6.0 billion (as described under “Our Properties”)) to Millrose without any requirement that Millrose return to Lennar any portion of the proceeds Millrose Holdings receives from the exercise of Purchase Options. Millrose Holdings will retain the payments received in the amounts of the Takedown Prices, net of taxes and any applicable expenses, and use such payments in subsequent acquisition and Horizontal Development of Future Property Assets for Lennar. As such, the contribution of the Business Assets to Millrose would be unfair to the Lennar stockholders unless Lennar continued to own the equity of Millrose, in which case Millrose would not be a separately owned company, or unless Lennar found another way to retain that value for its stockholders that still allowed Millrose to be a publicly traded company. By distributing Millrose Common Stock to Lennar stockholders pro rata to their Lennar stockholdings, Lennar will be making Millrose a separate publicly owned company without depriving Lennar’s stockholders of the value of the Business Assets contributed by Lennar to Millrose. Lennar believes that the Spin-Off, as part of its efforts towards a land light strategy and “just in time” operating model, will result in greater cash flow and higher returns on assets and equity.

What is the record date for the Distribution?	The Record Date for the Distribution is expected to be on January 21, 2025.

When will the Distribution occur?	It is expected that our Common Stock will be distributed by Lennar prior to the opening of trading of the NYSE on the Distribution Date, which we expect to be on February 7, 2025, to holders of record of Lennar Common Stock at the close of business on the Record Date.

What do stockholders need to do to participate in the Distribution?	No vote of Lennar stockholders is required for the Distribution. Therefore, you are not being asked for a proxy, and you are requested not to send Lennar a proxy in connection with the Distribution. You do not need to pay any consideration, exchange or surrender your existing shares of Lennar Class A Common Stock or Lennar Class B Common Stock, as applicable, or take any other action to receive shares of Millrose’s Class A Common Stock in the Distribution. However, Lennar Common Stock holders will have the right to make an election to receive our Class B Common Stock, instead of our Class A Common Stock, in the Distribution. Holders of both Lennar Class A Common Stock and Lennar Class B Common Stock will receive shares of Millrose Class A Common Stock in the Distribution by default unless an affirmative election is made to receive shares of Millrose Class B Common Stock. There is no maximum number of shares of Millrose Class B Common Stock that may be distributed in the Distribution, subject to the total number of shares of Millrose Common Stock to be distributed in the Spin-Off in accordance with the Distribution Ratio. Based on the total number of outstanding shares of Lennar Common Stock as of November 30, 2024, if holders of 25%, 50%, 75% or 100% of Lennar Common Stock elect to receive Millrose Class B Common Stock, approximately 100,587,682, 67,058,455, 33,529,227, and 0 shares of Millrose Class A Common Stock will be distributed, respectively, and holders of such shares if Class A Common Stock will have approximately 23.1%, 9.1%, 3.2% and 0% of Millrose stockholders’ voting power, respectively. These voting percentages do not include any votes attached to the Common Stock that Lennar intends to temporarily retain following the Spin-Off, as pursuant to the Distribution Agreement, Lennar agrees that it will not exercise its right to vote with respect to any shares of Millrose Common Stock it holds, and under Maryland law, votes for non-extraordinary matters are determined by the number of votes cast, not votes present at the meeting or votes entitled to be cast on the matter.

Without a trading market or public listing of our Class B Common Stock, we expect it will likely be difficult for any stockholders who elect to receive our Class B Common Stock to sell such shares in the future. Our Charter does not allow any individual holder of our Class B Common Stock to elect unilaterally to convert their own shares to Class A Common Stock; the conversion can only be done if a majority of Class B Common Stock holders approve such conversion, and such conversion would apply to all outstanding shares of Class B Common Stock. Given the lack of liquidity of Millrose’s Class B Common Stock and the conversion restrictions, we expect a significant percentage of the Common Stock that will be distributed to Lennar’s stockholders in the Spin-Off will be Class A Common Stock (and in any event in an amount that will be more than sufficient to meeting the listing standards of the NYSE). We do not expect many, if any, Lennar stockholders (other than the Miller Family) will elect to receive Class B Common Stock in the Distribution. However, there is no guarantee that the election results will match our expectations. On the other hand, based on the total number of shares we intend to register and our contemplated Distribution Ratio, holders of approximately 99.5% of the expected outstanding Lennar Class A shares would need to elect solely to receive Class B Common Stock in order for us not to meet the NYSE listing standards. Based on Lennar’s stockholder base, we expect approximately 30% of our stockholders immediately following the Spin-Off will be index funds, many or almost all of which likely have policies and requirements that may obligate them to sell their shares of Millrose’s Common Stock promptly following the Distribution. We expect that, given these disposition requirements or policies, such stockholders will receive Class A Common Stock, as Class B Common Stock will not be listed or have an active trading market. As such, we believe the risk that we do not meet the NYSE listing standards to be negligible. In accordance with the Distribution Agreement, successful listing of our Class A Common Stock on the NYSE or another national stock exchange is a condition to the consummation of the Spin-Off.

Your ownership of Lennar Class A Common Stock and Lennar Class B Common Stock will not be affected by the Distribution, but the trading price of Lennar Class A Common Stock and Lennar Class B Common Stock will likely be affected by the fact that Lennar will no longer own the assets it will contribute to Millrose. The reduction in the price of Lennar’s stock may be greater or less than the market value immediately after the Distribution of the shares of our Common Stock that will be issued in the Distribution. The Distribution will not have any dilutive effect on Lennar.

How will shares of our Common Stock be issued?	You will receive shares of our Class A Common Stock (or our Class B Common Stock, if you so elect) through the same channel as that through which you currently hold your Lennar Common Stock, which may be a direct holding, a brokerage account, a 401(k) plan or another channel. Receipt of shares of Millrose’s Common Stock will be documented for you in substantially the same manner that you typically receive updates about your stock holdings, such as monthly broker statements or 401(k) statements.

If you owned shares of Lennar Common Stock at the close of business on the Record Date, Lennar, with the assistance of Computershare, the Distribution Agent and the transfer agent and registrar for both Lennar and Millrose, will electronically distribute shares of Class A Common Stock (provided that you have not elected to receive Class B Common Stock) to you or to your brokerage firm or other custodian on your behalf by way of direct registration in book-entry form. Computershare will send you a book-entry account statement that reflects your shares of our Common Stock, or your bank or brokerage firm will credit your account for those shares.

What is the difference between Millrose’s Class A Common Stock and Millrose’s Class B Common Stock?	Millrose’s Class A Common Stock and Class B Common Stock have all the same rights and powers as set forth in our Charter and Bylaws, except with respect to voting. With respect to voting, holders of Millrose’s Class A Common Stock will be entitled to one vote per share and holders of Millrose’s Class B Common Stock will be entitled to ten votes for each share of Class B Common Stock held in the holder’s name, except when voting together with the holders of the Class A Common Stock, each holder of record of Class B Common Stock will be entitled to the greater of (i) ten votes per share and (ii) that number of votes per share of Class B common stock that would entitle the outstanding shares of Class B common stock to cast, in the aggregate, 35% of the votes entitled to be cast on the matter, and there are separate class votes for holders of Class B Common Stock (in some cases in addition to a vote of both the Class A Common Stock and Class B Common Stock, voting together without regard to class) for the approval of certain mergers, consolidations and other business combinations, and future issuances of Class B Common Stock, among others, but there is no separate class votes for holders of Millrose’s Class A Common Stock for any matter.

We intend to list our Class A Common Stock on the NYSE, where it is expected to trade under the symbol “MRP.” We have not applied to list the Class B Common Stock on the NYSE or any other securities exchange or securities quotation system, and do not expect to do so.

Can Millrose Class B Common Stock be converted into Millrose Class A Common Stock?	Individual shares of Millrose Class B Common Stock cannot be converted into Millrose Class A Common Stock. However, the holders of a majority of the outstanding Millrose Class B Common Stock can vote to cause all outstanding shares of Class B Common Stock to be converted into Class A Common Stock on a one-for-one basis. If that occurs, Millrose will no longer be authorized to issue Class B Common Stock.

Do I have to receive Class A Common Stock, or can I receive Class B Common Stock in the Distribution instead?

If you are a Lennar Common Stock holder as of the Record Date, you can elect to receive some or all of the shares of Millrose Common Stock to be distributed to you in the Distribution in the form of Class B Common Stock in the Distribution. In order to do that, you must complete the Election Form (a form template of which accompanies this prospectus) and return it as described therein so that our Distribution Agent will receive it not later than the Election Expiration

Time (which we expect to be at 5:00 p.m. New York City time on February 3, 2025). Following the Record Date, each holder of Lennar Common Stock will receive by mail as part of the election materials an individualized Election Form with a unique code, along with instructions regarding how to electronically complete and submit the Election Form. If you do not return a properly completed Election Form so that it is received by the Election Expiration Time, you will receive our Class A Common Stock in the Distribution, including if you are a holder of Lennar Class B Common Stock.

How will holders of unvested equity awards granted by Lennar be treated in the Spin-Off?	As part of Lennar’s equity compensation program, certain Lennar associates receive restricted stock awards with time-based vesting conditions (and some with additional performance-based vesting conditions). Prior to vesting, these restricted stock awards are held by the associate as outstanding shares of Lennar Class A Common Stock, and these shares have all the same rights and benefits as any other shares of outstanding Class A Common Stock. The only difference is that unvested restricted stock awards cannot be transferred and are subject to forfeiture in accordance with the terms of the respective grant agreements. In connection with the Spin-Off and pursuant to the terms and conditions of the Lennar 2016 Equity Incentive Plan, Lennar associates holding unvested restricted stock awards will receive shares of Millrose Common Stock giving effect to the Distribution Ratio and will be able to participate in the election to receive shares of Class B Common Stock in the same way as all other Lennar stockholders. The only difference is that the Millrose Common Stock they receive will be subject to the same vesting conditions and restrictions as the unvested Lennar restricted stock awards to which they relate (i.e., the Millrose Common Stock they receive cannot be transferred until the Lennar restricted stock awards vest, and they will also be forfeited if the Lennar restricted stock awards are forfeited by their terms) (such shares of Millrose Common Stock, the “Restricted Stock”). Restricted Stock will also be treated the same as other shares of outstanding Millrose Common Stock for purposes of any dividends declared by Millrose on shares of Millrose Common Stock. Based on the number of total outstanding shares of Lennar’s Common Stock as of November 30, 2024, we expect that approximately 1,360,000 shares of Millrose Common Stock that will be distributed in the Spin-Off will be Restricted Stock. Any forfeited Restricted Stock will be returned to Lennar. Lennar will not exercise its voting rights with respect to such shares for as long as it retains the shares, and Lennar expects to dispose of such shares by selling them into the market or in another manner it deems appropriate. Any dispositions of such forfeited shares by Lennar may also be facilitated pursuant to Lennar’s demand registration rights under the Registration Rights Agreement.

What is the deadline for delivery of the Election Form?

Following the Record Date, each holder of Lennar Common Stock will receive by mail as part of the election materials an individualized Election Form with a unique code, along with instructions regarding how to complete and submit the Election Form. The properly completed Election Form must be delivered by the Election Expiration Time, which we expect to be at 5:00 p.m. New York City time on February 3, 2025, the Election Expiration Time, to the Distribution Agent in order to elect to receive our Class B Common Stock in the Distribution.

How many shares of Millrose’s Common Stock will I receive in the Distribution?	Each holder of Lennar Class A Common Stock and Lennar Class B Common Stock will receive one share of Millrose’s Class A Common Stock (and/or Class B Common Stock should anyone so elect) for each two shares of Lennar Class A Common Stock or Lennar Class B Common Stock held at the close of business on the Record Date, on January 21, 2025. Millrose expects that a total of approximately 135 million shares of Millrose’s Common Stock will be distributed to Lennar Common Stock holders.

Will fractional shares be issued in the Distribution?	No. Lennar will instruct the Distribution Agent to (i) aggregate a number of shares of Millrose Class A Common Stock equal to all the undistributed fractions of a share of Millrose Class A Common Stock and sell them in market transactions, and to distribute the proceeds of the sale pro rata to the persons who would have been entitled to receive fractions of a share of Millrose Class A Common Stock, and (ii) with respect to each holder of Lennar Common Stock that elects to receive shares of Millrose Class B Common Stock and would have been entitled to receive fractions of a share of Millrose Class B Common Stock, round down to the nearest whole number of such shares to be distributed to such person, and distribute such whole number of shares to such person.

Are there conditions to the Distribution?	The Distribution is subject to final approval by the Lennar Board, as well as a number of other conditions (which can be waived by Lennar), including:

•	the Lennar Board shall have approved the Spin-Off transaction and not withdrawn such approval;

•	the ancillary agreements contemplated by the Pre-Spin Assignment, Assumption and Contribution Agreement shall have been executed by each party to those agreements;

•	the Master Program Agreement and other ancillary agreements shall have been executed by each party to those agreements;

•	the Founder’s Rights Agreement shall have been executed by each party to that agreement;

•	the HOPP’R License Agreement shall have been executed by each party to that agreement;

•	the Registration Rights Agreement shall have been executed by each party to that agreement;

•	the SEC shall have declared effective the registration statement under the Securities Act of which this prospectus forms a part, and no stop order suspending the effectiveness of the registration statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC;

•	Millrose’s Class A Common Stock shall have been accepted for listing on the NYSE or another national securities exchange, subject to official notice of issuance;

•	Millrose shall have received the written opinion of Gibson, Dunn & Crutcher LLP regarding the qualification of Millrose as a REIT under the Code;

•

the independent directors of the Lennar Board shall have received written opinions from a financial advisor regarding (i) certain financial matters relating to the solvency of Millrose immediately giving effect to the Spin-Off and (ii) certain financial matters relating to the assets, liabilities and total par value of the issued capital stock of Lennar immediately giving effect to the Spin-Off;

•

no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing completion of the Spin-Off shall be in effect, and no other event outside the control of Lennar shall have occurred or failed to occur that prevents the completion of the Spin-Off;

•

no other events or developments shall have occurred prior to the Distribution that, in the judgment of the Lennar Board, would result in the Spin-Off having a material adverse effect on Lennar or its stockholders; and

•	any other conditions set forth in the Distribution Agreement.

It is possible that some of these conditions will not be met or waived. And in any event, even if all the conditions are met, Lennar can decide at any time before the Distribution takes place not to go forward with the Distribution. For a complete discussion of all of the conditions to the Distribution, refer to the section of this prospectus captioned “The Spin-Off—Conditions to the Spin-Off.” For more information about each of the Master Program Agreement and other ancillary agreements, see “Our Business—Summary of Operational Agreements.”

Is stockholder approval of the Spin-Off being sought?	No. Approval of the Spin-Off is within the authority of Lennar’s Board of Directors. Approval of the Spin-Off by holders of either Lennar Class A Common Stock or Lennar Class B Common Stock is not required, and none is being sought. Neither Lennar nor Millrose is soliciting any proxies from you or otherwise asking you to vote on the Spin-Off.

What is the expected date of completion of the Spin-Off and Distribution?

It is expected that the shares of Millrose’s Common Stock will be distributed by Lennar prior to the opening of trading on the NYSE on the Distribution Date, to the holders of record of shares of Lennar Class A Common Stock or Lennar Class B Common Stock at the

close of business on the Record Date for determining the Lennar Class A Common Stock holders and Lennar Class B Common Stock holders who are entitled to receive Millrose Common Stock in the Distribution. However, no assurance can be provided as to the timing of the Distribution or that the Distribution will take place at all.

Can Lennar decide to cancel the Distribution of our Common Stock even if all the conditions have been met?	Yes. Until the Record Date has occurred, Lennar has the right to terminate, modify or abandon the Distribution, even if all of the conditions are satisfied.

What if I want to sell my Lennar Class A Common Stock or Lennar Class B Common Stock or my Millrose Common Stock?	You should consult your financial advisor, such as your stockbroker or bank. You also should consult your tax advisor. You should also keep in mind that, if you elect to receive Millrose’s Class B Common Stock instead of Class A Common Stock, you may face difficulties with selling your shares of Class B Common Stock because Millrose’s Class B Common Stock will not be listed for trading on any stock exchange, and we do not expect a public trading market to develop with respect to our Class B Common Stock.

Will there be “ex-Distribution” trading of Lennar Common Stock?	Beginning on the Record Date for determining the Lennar stockholders who are entitled to receive Millrose’s Common Stock in the Spin-Off, all trading in Lennar Common Stock will be “ex-Distribution” (i.e., a person who acquires Lennar Common Stock after the close of business on the Record Date will not receive Millrose’s Common Stock with regard to the Lennar Common Stock such person acquired). Because shares of Lennar Common Stock that trade “ex-Distribution” will not entitle the purchaser to receive shares of our Common Stock in the Distribution, the price of Lennar shares on or after the Record Date is expected to reflect the fact that after the Spin-Off, Lennar will no longer own the Transferred Assets.

Where will I be able to trade shares of our Common Stock?	We intend to list our Class A Common Stock on the NYSE under the ticker symbol “MRP.” We have not applied to list Millrose Class B Common Stock on the NYSE or any other securities exchange, or to have it quoted on any quotation system, and we do not expect to do so. Shares of our Class B Common Stock will be highly illiquid and appropriate only as a long-term investment. We do not expect a trading market for our Class B Common Stock to develop and therefore you may need to hold Class B Common Stock indefinitely.

What will happen to the listing of Lennar Common Stock?	Lennar Class A Common Stock and Lennar Class B Common Stock will continue to trade on the NYSE after the Distribution under the ticker symbols “LEN” and “LEN.B,” respectively.

Will the number of shares of Lennar Common Stock that I own change as a result of the Distribution?	No. The number of shares of Lennar Class A Common Stock and Lennar Class B Common Stock that you own will not change as a result of the Distribution.

Will the Distribution affect the market price of my Lennar shares?	Yes, we assume the trading price of Lennar Common Stock will, at least initially, be negatively affected when the Lennar Common Stock trades “ex-Distribution” two trading days before the Record Date to reflect the fact that (a) following the Distribution, Lennar’s assets will no longer include the Transferred Assets, (b) Lennar may have to make a tax payment because of the Spin-Off (which may be significant in amount) and (c) although Millrose will own the Transferred Assets after the Distribution, persons who acquire Lennar Common Stock after the Record Date (i.e., after it began to trade “ex-Distribution”) will not receive Millrose’s Common Stock in the Distribution. We do not know whether the aggregate value of the outstanding Lennar Class A Common Stock and Lennar Class B Common Stock and Millrose’s outstanding Common Stock following the Distribution will be the same as, or higher or lower than, what the market value of the outstanding Lennar Common Stock (including Lennar Class A Common Stock and Lennar Class B Common Stock) would have been if the Spin-Off did not occur. Similarly, we do not know whether after the Distribution, the combined market price of two shares of Lennar Class A Common Stock or Lennar Class B Common Stock and one share of Millrose’s Common Stock will be equal to, greater than or less than the trading price of two shares of Lennar Class A Common Stock or Lennar Class B Common Stock immediately before Lennar Common Stock begins trading “ex-Distribution.” We believe, but cannot guarantee, that in the long run, the combined value of Lennar Common Stock and Millrose’s Common Stock will be higher than what the value of Lennar Common Stock would be if Lennar continued to own the Transferred Assets. See “Risk Factors—Risks Related to our Common Stock.”

What are the U.S. federal income tax consequences of the Spin-Off to Lennar?	The Spin-Off will not qualify as a tax-free spin-off or reorganization within the meaning of Section 355(a) and Section 368(a) of the Code. The Spin-Off will be a taxable transaction for Lennar in which Lennar may recognize gain, but not loss, for tax purposes based on the difference between its tax basis in the Millrose Common Stock and the fair market value of the Millrose Common Stock as of the Distribution. Lennar, Millrose, and Millrose Holdings plan to make Section 336(e) elections under the Code with respect to the Spin-Off, which, combined with the Spin-Off, is expected to result in the basis of our assets being the fair market value for tax purposes as of the Distribution.

What are the U.S. federal income tax consequences of the Spin-Off and the Distribution to Lennar stockholders?

The Distribution of Millrose’s Common Stock to Lennar stockholders will be taxed as a dividend to Lennar stockholders for U.S. federal income tax purposes. You will be responsible for paying any such taxes, and you should consult your tax advisor to discuss the receipt of the Millrose Common Stock and the particular tax-related consequences of the Distribution to you, including the applicability and effect of any U.S. federal, state and local tax laws, as well as any foreign tax laws. Each U.S. stockholder will be treated as if such U.S. stockholder had received a distribution in an amount equal to the fair market value of the shares of Millrose Common Stock (including fractional shares for which Lennar stockholders receive cash), taxed as a dividend to the extent, generally, of Lennar’s allocable current and accumulated earnings and profits, as determined under U.S. federal income tax principles, and then treated as a non-taxable return of capital to the extent, generally, of the U.S. stockholder’s adjusted tax basis in the shares of Lennar common stock and, thereafter, as capital gain from the sale or exchange of shares of Lennar common stock. Lennar or other applicable withholding agents may be required to withhold on all or a portion of the distribution payable to non-U.S. stockholders (including under FIRPTA). Dividends from Lennar may give rise to “qualified dividend income” for U.S. federal income tax purposes, provided the applicable holding period and certain other conditions are met. Qualified dividends received by certain taxpayers (including individuals) are generally subject to tax at preferential rates under currently applicable U.S. federal income tax law.

There can be no guarantees that the taxable amount owed by you will not be substantial, depending on the amount of Millrose Common Stock received by you. You will be responsible for paying any such taxes, and you should consult your tax advisor to discuss the receipt of the Millrose Common Stock and the particular tax-related consequences of the Distribution to you, including the applicability and effect of any U.S. federal, state and local tax laws, as well as any foreign tax laws. See “Risk Factors—Risks Related to Legal, Regulatory, Tax and Accounting Compliance,” “The Spin-Off—U.S. Federal Income Tax Consequences of the Spin-Off” and “Material U.S. Federal Income Tax Considerations” for more information on the taxation of the Distribution to Lennar stockholders and for a discussion of the valuation methodology to be employed in determining the value of Millrose’s Common Stock.

How will I determine my tax basis in the shares I receive in the Distribution?	A U.S. stockholder’s tax basis in the Millrose Common Stock received in the Spin-Off will be equal to its fair market value on the Distribution Date or pursuant to another commonly used averaging method. A U.S. stockholder’s holding period in the Millrose Common Stock received in the Spin-Off will begin the day following the Distribution. A U.S. stockholder’s holding period for shares of Lennar Common Stock will not be affected by the Distribution.

What will Millrose’s relationship be with Lennar following the Spin-Off?

Following the Spin-Off, Millrose will be an independent company that is listed and publicly traded on the NYSE. Millrose has not had any historical operations, business or record of financial performance (apart from what has been allocated to the Predecessor Millrose Business by Lennar). Millrose currently does not (and until after the Distribution will not) have any corporate infrastructure, systems, human and financial capital and other resources to operate independently of Lennar. After the Distribution, Millrose will be fully separate from Lennar, and except for the relationships described in the Lennar Agreements, Millrose will no longer have access to any of Lennar’s support and resources, including Lennar’s operating and governance systems, controls and procedures, as well as Lennar’s infrastructure, personnel and capital resources and insurance coverage except for the Lennar Services. Following the Spin-Off, except for the contractual obligations set forth in the Lennar Agreements, Lennar will have no fiduciary, contractual or other obligations or duties to Millrose (or any of its subsidiaries).

Will Lennar own any of our shares after the Distribution?	Following the Spin-Off, Lennar will temporarily retain approximately 20% of the outstanding shares of Millrose’s Common Stock, in the form of Class A Common Stock. Lennar will not exercise its voting rights with respect to this stock for as long as it retains the shares, and Lennar expects to dispose of this stock through a subsequent spin-off, split-off, public offering, private sale or any combination of these potential transactions. Lennar will have the sole and absolute discretion, subject to applicable law, to determine the terms of, and whether and when to proceed with, any subsequent disposition of the shares of Millrose Class A Common Stock owned by Lennar following the completion of the Spin-Off. Lennar intends to hold the Millrose Class A Common Stock for a limited period of time, but we will not have any control over Lennar’s decisions with respect to the Class A Common Stock they will own following the Spin-Off, and we will be required to cooperate with Lennar to effect any such subsequent disposition pursuant to the Registration Rights Agreement.

Additionally, Mr. Stuart Miller, Lennar’s Executive Chairman and Co-Chief Executive Officer, along with any of Lennar’s directors and officers and employees who own Lennar Common Stock as of the Record Date will receive distributions of Millrose’s Common Stock in connection with the Distribution. As of November 30, 2024, the Miller Family owned approximately 8.9% of Lennar’s outstanding stock (aggregating Lennar Class A Common Stock and Lennar Class B Common Stock together), representing approximately 39.6% of the voting power of all Lennar Common Stock. Assuming the Miller Family’s ownership percentage does not materially change between November 30, 2024 and the date of the Distribution and accounting for the additional 20% of Millrose’s total outstanding Common Stock that Lennar intends to temporarily retain following the Spin-Off, the Miller Family will receive and hold up to approximately 7.2% of the shares of Millrose Common Stock outstanding immediately after the Distribution. As the Miller Family has informed us of their intent to elect to receive all of their shares in the form of Class B Common Stock, this could give the Miller Family as much as approximately 43.5% of Millrose stockholders’ voting power (taking into account the voting power allocable to the Millrose stock that Lennar will retain in the form of Class A Common Stock, even though Lennar has agreed not to vote that stock), assuming no other Lennar stockholder elects to receive shares of Class B Common Stock.

Are there risks associated with owning our Common Stock?	Yes. Ownership of our Common Stock is subject to risks related to ownership of publicly traded stocks generally and to risks related to (i) the real estate industry and Land Banking industry generally, (ii) the components of our business, (iii) our ongoing contractual relationship with Lennar, including the Lennar Agreements and the Founder’s Rights Agreement, (iv) our external management structure and (v) the fact that we will be a separate company, with the need to conduct its own activities. Furthermore, as of the date of this prospectus, Millrose is expected to emerge from the Spin-Off as the only publicly traded entity that will engage in large-scale recycled capital financing of land acquisition and Horizontal Development using the HOPP’R, so there are few comparisons to publicly traded peer companies that you can review in the course of making a decision as to whether to hold our Common Stock after the Distribution. These and other risks are described in the section of this prospectus captioned “Risk Factors.” You are encouraged to read that section particularly carefully.

Are there any restrictions on ownership or transfer of our Common Stock?

Yes. To assist us in complying with such restriction, among other purposes, our Charter will provide for restrictions on the ownership and transfer of our shares of stock, including, subject to certain exceptions, prohibitions on any person or entity, subject to certain exceptions, from owning, beneficially or by virtue of the applicable constructive ownership provisions of the Code, more than 9%, in value or in number of shares, whichever is more restrictive, of the outstanding shares of our Common Stock or 9% in value of the outstanding shares of all classes or series of our stock. A person holding less than 9% of our total outstanding capital stock or Common Stock may become subject to our Charter restrictions if repurchases by us cause such person’s holdings to exceed 9% of our total outstanding capital stock (including our Common Stock). Under certain circumstances, our Board may, by vote of a supermajority of its members, waive these ownership limits or create new limits. Our Board will provide a waiver of this stock ownership restriction to certain stockholders in connection with the Distribution and to Lennar in connection with the shares of Common Stock retained by Lennar after the Distribution. Our Charter will provide for an excepted holder limit for the Miller Family to own, beneficially or by virtue of the applicable constructive ownership provisions of the Code, up to 12.8% in the aggregate, in value or in number of shares, whichever is more restrictive, of the outstanding shares of our Common Stock or the outstanding shares of all classes or series of our stock. Our Charter will provide that shares of our capital stock acquired or held in excess of the ownership limits will be transferred to a trust for the benefit of a designated charitable beneficiary, and that any person who acquires shares of our capital stock in violation of the ownership limits will not be entitled to any dividends on such shares or be entitled to vote such shares or receive any proceeds from the subsequent sale of such shares in excess of the lesser of the price paid for such shares or the amount realized from the sale (net of any commissions and other expenses of sale). Any transfer of shares of our stock that results in a violation of the ownership limits will be void ab initio under certain circumstances. See “Description of Capital Stock—Restrictions on Ownership and Transfer” for more information.

Does Millrose plan to pay dividends?	Following the Spin-Off, we intend to make regular dividend payments of at least 90% of our REIT taxable income to holders of our Common Stock out of assets legally available for this purpose. However, under currently applicable IRS guidance, approximately 80% of these dividends may be paid in the form of stock dividends, rather than in cash. Dividends will be authorized by our Board and declared by us based on a number of factors including actual results of operations, dividend restrictions under Maryland law or applicable debt covenants, our liquidity and financial condition, our taxable income, the annual distribution requirements under the REIT provisions of the Code, our operating expenses and any other factors our directors deem relevant. Subject to certain exceptions, distributions received from us will not be qualified dividends and will therefore be taxed at ordinary income rates to the extent of our current or accumulated earnings and profits. For more information, see “Market Information for Securities and Dividend Policy” and “Risk Factors—Risks Related to Legal, Regulatory, Tax and Accounting Compliance.”

Will Millrose incur any indebtedness prior to or at the time of the Distribution?

Yes. We are negotiating an approximately $1 billion revolving credit facility and may seek to pursue additional debt financing, all of which may be available to manage cash needs and reduce drag on returns, as well as to enable us to provide the HOPP’R to Other Customers, but there is no guarantee that such sources of additional cash will be obtained or will be sufficient to cover all of our business growth initiatives. The specific terms of the credit facility are still under negotiation, but we expect the credit facility will have a maturity of three years and borrowings thereunder will be subject to a borrowing base with respect to certain Millrose assets with advance rates that vary by asset category. Millrose or a subsidiary of Millrose will be the borrower. We expect the credit facility will be secured by a first-priority security interest in (i) the Promissory Note (and any other similar notes that Millrose may enter into with any future Millrose Subsidiaries) and (ii) the equity interests of Millrose Holdings and any other future Millrose Subsidiaries whose equity interests are not pledged for the benefit of the Promissory Note or any other similar note or notes. While we expect the size of the credit facility to be approximately $1 billion, we expect the terms may include an allowance to increase the size. Additionally, the ability of Millrose to obtain additional debt financing is subject to the Debt to Equity Ratio Limit. In the future, Millrose may also seek additional third-party financing to satisfy any additional capital needs or raise capital through equity and debt issuances into the market. We may also enter into various other secured financing arrangements in the future, and in such cases, similar to the currently contemplated credit facility, we may use the land assets we hold through our Millrose Subsidiaries as collateral to secure such financing. In such cases, we are prohibited from cross-pooling any Transferred Assets, Supplemental Transferred Assets or Future Property Assets we hold pursuant to the Lennar Agreements with Future Property

Assets of Other Customers without Lennar’s consent. For more information, see the sections entitled “Risk Factors—Risks Related to Our Business Model and Investment in a Newly Formed Entity,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Millrose Following the Spin-Off—Liquidity and Capital Resources Following the Spin-Off.” For more information about our initial sources of revenues and our other potential sources of liquidity and capital, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Millrose Following the Spin-Off—Components of Results of Operations Following the Spin-Off” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Millrose Following the Spin-Off—Liquidity and Capital Resources.”

Who will be the distribution agent, transfer agent and registrar for Millrose’s Common Stock?	The Distribution Agent and the transfer agent and registrar for our Common Stock will be Computershare Trust Company, N.A., which also performs the same functions for Lennar. Their contact information is as follows:

Computershare Trust Company, N.A.

P.O. Box 43006

Providence, Rhode Island 02940-3006

Telephone: 888-733-5001

Who will be the information agent, and what is their role?	The Information Agent for the Spin-Off will be Georgeson LLC (“Georgeson”), who will be working with Computershare as Distribution Agent to effect the Spin-Off and support the election process for Lennar stockholders. Lennar stockholders who have any questions about completing or submitting the Election Form in accordance with the instructions provided in the election materials should contact Georgeson using the contact information provided on the Election Form (a form template of which accompanies this prospectus), which is also set forth below:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, New York 10104-0050

Telephone: 888-624-7035

International: +1 218-209-2908

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

The following table presents summary historical and pro forma combined financial information of the Predecessor Millrose Business for the periods indicated. The summary historical combined financial data as of December 31, 2023 and December 31, 2022 and for the fiscal years ended December 31, 2023 and 2022, respectively, are derived from the Predecessor Millrose Business’s historical audited combined financial statements and related notes thereto included elsewhere in this prospectus, which are in turn derived from the financial records of Lennar. The summary historical combined financial data as of September 30, 2024 and for the nine months ended September 30, 2024, respectively, are derived from the Predecessor Millrose Business’s historical unaudited condensed combined financial statements and related notes thereto included elsewhere in this prospectus. The summary unaudited pro forma combined financial information is derived from the unaudited pro forma combined financial statements included elsewhere in this prospectus. The pro forma adjustments give effect to the Spin-Off and the related transactions as described in the notes to the pro forma combined financial statements. The unaudited pro forma Combined Balance Sheet data gives effect to the transfer of the Business Assets and the Spin-Off as if it had occurred on September 30, 2024, while the unaudited pro forma combined statement of operations data gives effect to the transfer of the Business Assets as if it had become effective on January 1, 2023, the first day of fiscal 2023.

The following summary unaudited pro forma combined financial information has been prepared for illustrative purposes only, reflects pro forma adjustments based on available information and certain assumptions that we believe are reasonable, and is not necessarily indicative of what our financial condition or results of operations would have been had the Spin-Off occurred as of the dates indicated and had we been operating as a publicly traded company as of the dates indicated. The unaudited pro forma combined financial information does not purport to project our future financial condition or results of operations.

The summary historical combined financial information is only a summary and neither the historical nor pro forma financial data is necessarily indicative of our future financial condition or results of operations. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section titled “Risk Factors.” This summary should be read together with other information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the historical audited combined financial statements of the Predecessor Millrose Business and related notes thereto and unaudited pro forma combined financial statements and the related notes thereto included elsewhere in this prospectus.

	The Predecessor Millrose Business Historical			Millrose Properties, Inc. Pro Forma
(In thousands, except share and per share amounts)	Nine Months Ended September 30, 2024	Year Ended December 31, 2023	Year Ended December 31, 2022	Nine Months Ended September 30, 2024	Year Ended December 31, 2023
STATEMENT OF OPERATIONS DATA
Revenues(1)	—	—	—	348,063	434,008
Cost of land sold	—	—	—	—	—
Formation costs	—	—	—	(67,900)	—
Management fee(2)	—	—	—	(62,795)	(83,846)
Salaries, general and administrative expenses	(180,418)	(209,792)	(193,110)	—	—
Income (loss) before income taxes	(180,418)	(209,792)	(193,110)	217,368	350,162
Provision for income taxes	—	—	—	(14,263)	(17,508)
Net income (loss)	(180,418)	(209,792)	(193,110)	203,105	332,654
Basic and diluted earnings per share of Class A and Class B Common Stock(3)	—	—	—	1.50	2.46
Basic and diluted weighted average common shares outstanding of Class A and Class B Common Stock(3)	—	—	—	135,000,000	135,000,000

	The Predecessor Millrose Business Historical			Millrose Properties, Inc. Pro Forma
(In thousands, except share and per share amounts)	As of September 30, 2024	As of December 31, 2023	As of December 31, 2022	As of September 30, 2024
BALANCE SHEET DATA
Total assets(4)	5,268,372	5,689,838	5,308,957	6,653,761
Total liabilities	298,088	303,352	360,835	682,284
Net parent investment	4,970,284	5,386,485	4,948,122	5,971,477	*
Common Stock, par value $0.01 (historical: 100 shares authorized and 100 shares issued and outstanding; as adjusted pro forma: N/A)(5)	0.1	—	—	—
Preferred Stock, par value $0.01 (historical: N/A; as adjusted pro forma: 50,000,000 shares authorized and no shares issued and outstanding)	—	—	—	—
Class A Common Stock, par value $0.01 (historical: N/A; as adjusted pro forma: 275,000,000 shares authorized and 122,121,799 shares issued and outstanding)(6) (7)	—	—	—	1,221
Class B Common Stock, par value $0.01 (historical: N/A; as adjusted pro forma: 175,000,000 shares authorized and 11,995,111 shares issued and outstanding)(6) (7)	—	—	—	120

Total equity	4,970,284	5,386,485	4,948,122	5,971,477

*	Net parent investment includes Class A and Class B Common Stock par value.

(1)

Represents Monthly Option Payments revenue which is calculated as a percentage of inventory less cash deposits (Monthly Option Payments of 8.5% per annum). Calculation assumes inventory and cash deposits are unchanged throughout 2023 and 2024.

(2)

Represents management fee expense which is calculated as a percentage of Tangible Assets as defined in the Management Agreement (management fee of 1.25%). Calculation assumes Tangible Assets are unchanged throughout 2023 and 2024. All expenses of the standalone company, including expenses related to operating as a publicly traded company separate from Lennar (but excluding fees incurred in connection with extraordinary litigation and mergers and acquisitions and other events outside Millrose’s ordinary course of business, including, in certain circumstances, costs associated with the ownership and maintenance of land), are included in the Management Fee and will be the responsibility of KL. See “Manager and Management Agreement” for more information about the responsibilities of KL.

(3)	Assumes in the aggregate 135 million shares of Class A Common Stock and Class B Common Stock.
(4)

Includes inventory presented at carryover basis pursuant to ASC Subtopic 505-60 Spinoffs and Reverse Spinoffs and ASC Topic 805 Business Combinations, unless the inventory within a community is determined to be impaired, in which case the impaired inventory is written down to fair value. Inventory also includes Horizontal Development costs, capitalized interest, and real estate taxes.

(5)

Prior to the Spin-Off, Millrose will only have one class of common stock authorized and no preferred stock authorized pursuant to its articles of incorporation that are effective prior to the Spin-Off. The 100 shares of Millrose’s pre-Spin-Off common stock were issued in March 2024 for $1.00 per share and are held by a subsidiary of Lennar. In connection with the Spin-Off, Millrose will undertake a reorganization pursuant to which it will have a dual-class governance structure with Class A Common Stock and Class B Common Stock, along with authorized preferred stock, which will be in place immediately prior to the Distribution.

(6)

We are registering, pursuant to the registration statement of which this prospectus forms a part, the number of shares of Common Stock set forth on the cover page of this prospectus, consisting of a yet to be determined number of shares of Millrose Class A Common Stock and a yet to be determined number of shares of Millrose Class B Common Stock. The total number of shares of the Class A and Class B Common Stock to be distributed in the Distribution will not exceed the total number of shares of Common Stock set forth on the cover page of this prospectus, and the allocation between the Class A and Class B Common Stock will be determined upon the expiration of the shareholder election process described under “Right to Elect to Receive Our Class B Common Stock.” We expect to issue a Current Report on Form 8-K after the Election Expiration Time to provide information as to the allocation between Class A Common Stock and Class B Common Stock to be distributed in the Distribution. For purposes of this table, as adjusted pro forma authorized share amounts for Class A Common Stock and Class B Common Stock are based on the amounts included in Millrose’s Charter, which will be effective as of the Distribution Date. As adjusted pro forma issued and outstanding share amounts for Class A Common Stock and Class B Common Stock are calculated based on the total number of outstanding shares of Lennar Common Stock as of November 30, 2024 (the most recent reasonably practicable date), using the Distribution Ratio of one share of Millrose Common Stock for every two shares of Lennar Common Stock, accounting for the additional 20% of Millrose’s total outstanding Common Stock that Lennar intends to temporarily retain following the Spin-Off, and assuming that the Miller Family are the only Lennar stockholders who elect to receive Class B Common Stock in the Distribution, and every other Lennar stockholder receives Class A Common Stock. The actual issued and outstanding share amounts for Class A Common Stock and Class B Common Stock, respectively, may differ depending on the exact number of shares of Lennar Common Stock outstanding as of the Record Date, or if more Lennar stockholders elect to receive shares of Class B Common Stock.

(7)

In connection with and subject to the 2024 Incentive Plan’s adoption by the Board and approval by the stockholders, Millrose will reserve a number of shares of Class A Common Stock that will be equal to approximately 7% of the total outstanding Common Stock of Millrose for issuance under the 2024 Incentive Plan.

SUMMARY RISK FACTORS

Investing in our Common Stock involves a high degree of risk. You should carefully review the “Risk Factors” section of this prospectus beginning on page 57, which contains a detailed discussion of the material risks that you should consider before you invest in our Common Stock. Some of the more significant risks relating to an investment in our shares include:

•

We are a newly formed company with no operating history, and you have no basis on which to evaluate our ability to achieve our business objective or to even perform as a standalone and separate business.

•	As a holding company, we are wholly dependent on our subsidiaries as our sole source of working capital to maintain our operations.
•	Our intended recycled capital business model is contingent on our customers electing to exercise their land purchase options or our being able to sell properties as to which options are not exercised.
•	Our agreements with Lennar involve conflicts of interest, and we might have received better terms from unaffiliated third parties.
•	Any exercise by Lennar of its Enforcement Rights may severely negatively impact our business operations and financial condition.
•

We have not obtained any environmental reports or independent appraisals or fairness opinions as to the value of the Transferred Assets. Real estate valuation is inherently subjective and uncertain, especially during periods of volatility.

•	Lennar’s obligation to undertake Horizontal Development on the Transferred Assets and Future Property Assets may negatively impact our business.
•

After the Spin-Off, our success depends on our ability to receive new business under the Lennar Agreements and secure new agreements with other customers, which may be limited by Lennar’s Founder’s Rights.

•	An event that materially and adversely affects Lennar could materially and adversely affect our business, financial position or results of operations.
•	Past performance by the management team, Kennedy Lewis, Lennar and their respective affiliates may not be indicative of future performance of an investment in us.
•

If we are not able to raise additional capital on acceptable terms (or at all) to fund our operations, we may not always have sufficient funding to maintain our operations. Our Debt to Equity Ratio Limit may also impact our ability to enter into financing arrangements with third parties.

•	Volatility in the market may impact our ability to do business. A decline in prices of new homes could require us to write down the carrying value of land we own.
•	Land assets and real estate investments are not as liquid as certain other types of assets.
•	We may acquire Future Property Assets and entities holding such Future Property Assets that involve risks that could adversely affect our business and financial condition.
•

Some of the Supplemental Transferred Assets are outside of the geographies in which Lennar has historically operated, and property values in those geographies may be different from those in which Lennar has operated.

•

Ownership of land and other real estate assets is subject to risks and liabilities from a wide range of general and industry-specific laws and regulations relating to the protection of the environment.

•	Our business is susceptible to risks from natural disasters, geopolitical events and other events outside of our control that may delay development on the land we hold for our customers.
•	Our insurance coverage may not cover all potential losses.
•	Our inability to successfully acquire adequate inventory of land assets at reasonable prices could adversely impact our operations.
•	We cannot make any assurances that our growth or expansion strategies will be successful, and we may incur a variety of costs to engage in such strategies.
•	Our business and operations could suffer in the event of system failures or cybersecurity attacks.
•

We are fully dependent on KL to provide us with management and key personnel to operate our business. KL can terminate the Management Agreement on 60 days’ notice under certain circumstances, and we may not be able to find a suitable replacement within that time.

•	The termination of the Management Agreement may require us to pay a substantial termination fee.
•	You will have limited control over changes in our policies and operations, including targeted land assets.
•	We will pay substantial fees to KL and its affiliates, which increases the risk that we will not earn a profit.
•	Any adverse changes in the financial health of KL or its affiliates or in our relationship with them could hinder our operating performance and the return on your investment.
•

There are significant potential conflicts of interest that could affect our business returns. We may be at an increased risk for dissident stockholder activities due to perceived conflicts of interest.

•

KL will maintain a contractual as opposed to a fiduciary relationship with us. KL’s liability will be limited under the Management Agreement, and we have agreed to indemnify the Manager against certain liabilities.

•

Our management and employees may face competing demands relating to their time, and Kennedy Lewis manages Land Banking entities that compete with us for opportunities and resources. In particular, our CEO is a Managing Partner of Kennedy Lewis and a member of the investment committee of funds advised by Kennedy Lewis. There is no requirement for our CEO to dedicate a specific amount of time to Millrose.

•

After the Spin-Off, the Miller Family, who are substantial stockholders of Lennar, will have between approximately 7% and approximately 44% voting power, depending on how many Lennar stockholders elect to receive our Class B Common Stock. If they hold close to 44%, the Miller Family may be able to cause us to do things that are favorable to Lennar that may not be in Millrose’s best interests.

•	By not submitting an election form, Lennar stockholders will lose their right to receive Class B Common Stock.
•	Our rights and the rights of our stockholders to recover claims against our directors and officers are limited.
•	We may not have sufficient funds to satisfy indemnification claims of our directors.
•

Our Charter and Bylaws, along with applicable provisions of certain of our agreements and of Maryland law, include certain change of control and/or anti-takeover defense measure provisions, which could depress the market price of our Common Stock.

•	Our Bylaws designate Maryland as the sole and exclusive forum for certain types of actions and proceedings, limiting our stockholders’ ability to obtain a favorable judicial forum.
•	We might fail to qualify or remain qualified as a REIT, including due to factors outside of our control.
•

Even if we qualify as a REIT, we will face other tax liabilities that reduce our cash flows. We must also meet annual distribution requirements, which may force us to forgo otherwise attractive opportunities or borrow funds during unfavorable market conditions.

•	Our organizational structure, including our ownership of TRSs, raises certain tax risks.
•	Dividends payable by REITs generally do not qualify for the reduced tax rates available for some dividends.
•

The stock ownership restrictions of the Code for REITs and the stock ownership limits in our Charter may inhibit market activity in shares of our stock and restrict our business combination opportunities.

•	The ability of the Board to revoke our REIT qualification without stockholder approval may cause adverse consequences to our stockholders.
•

We will rely solely on KL for compliance with our public company responsibilities and corporate governance practices, which will take substantial time and costs, and KL does not have prior experience in managing publicly traded companies.

•	Our business could be adversely impacted if we have deficiencies in our disclosure controls and procedures or internal control over financial reporting.
•

We cannot guarantee that an active trading market will develop for our Class A Common Stock. The market price and trading volume of our Class A Common Stock may be volatile and may face negative pressure. Our Class B Common Stock will not be listed on any exchange and may not trade at all. You may need to bear the risks of your investment in Class B Common Stock indefinitely.

•	The combined post-Spin-Off value of Lennar Common Stock and our Common Stock may not equal or exceed the pre-Spin-Off value of Lennar Common Stock.
•

We understand approximately 30% of our stockholders immediately following the Spin-Off will be index funds and other institutional holders, many or almost all of which likely have policies that may require them to sell their shares of our Common Stock promptly following the Distribution. Additionally, stockholders may sell shares of our Common Stock to cover tax expenses. These are likely to result in downward pressure on the trading price of our Common Stock.

•	Your voting power in Millrose may be diluted if we issue more shares of our Common Stock in the future.
•	We cannot assure you of our ability to pay dividends in the future.
•	We are an “emerging growth company” and intend to take advantage of applicable reduced disclosure requirements, which could make our Common Stock less attractive to investors.
•

The distribution of our Common Stock will not qualify for tax-free treatment and will generally be taxable to you as a dividend. We expect the amount of tax owed as a result of receiving Class B Common Stock will be lower than the amount owed as a result of receiving the same number of Class A Common Stock. Separate from the proposed accounting treatment, the Spin-Off could result in adverse tax consequences to Lennar if a taxing authority challenged the value of our real estate portfolio.

•	We may not achieve some or all of the expected benefits of the Spin-Off, and the Spin-Off may have a material adverse effect on our business, financial condition and results of operations.
•	A court could deem the Spin-Off or its related transactions to be a fraudulent conveyance or transfer and could void the Spin-Off or impose substantial liabilities on us.
•	The Spin-Off and related transactions are subject to the satisfaction or waiver of a number of conditions and there can be no assurance that any or all of these conditions will be met.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. You should carefully consider the following risks and other information in this prospectus in evaluating us and our Common Stock. Any of the following risks, as well as additional risks and uncertainties not currently known to us or that we currently deem immaterial, could materially and adversely affect our business, financial condition or results of operations, and could, in turn, impact the trading price of our Class A Common Stock and the value of our Class A Common Stock and our Class B Common Stock.

Risks Related to Our Business Model and Investment in a Newly Formed Entity

We are a newly formed company with no operating history, and you have no basis on which to evaluate our ability to achieve our business objectives or to even perform as a standalone and separate business.

Millrose was incorporated as a Maryland corporation on March 19, 2024. Millrose Holdings, our wholly-owned subsidiary, was formed on March 13, 2024 as a limited liability company under the laws of the State of Delaware. As of the date of the Distribution, the entirety of our business operations will comprise the Transferred Assets, the Supplemental Transferred Assets and the Lennar Agreements. Because we lack any operating history, you have no basis upon which to evaluate our ability to achieve our business objectives and perform as a standalone and separate business. If we fail to achieve our business objectives, we will generate limited operating revenues which may not allow us to perform and grow as a standalone business.

We have no operating history as an independent public company, and the historical and pro forma financial information provided herein is only derived from Lennar’s financial information and is not necessarily representative of the results that we would have achieved as a separate, publicly traded company. Also, the Transferred Assets did not produce revenues during the periods to which those financial statements relate. Accordingly, the historical and pro forma financial information included in this prospectus does not necessarily reflect the financial condition, results of operations or cash flows that we would have achieved as a separate, publicly-traded company during the periods presented, or those that we will achieve in the future. As we have not historically been a publicly traded company, the historical and pro forma financial information also does not reflect the additional costs required to operate as a publicly traded company and maintain compliance with all applicable laws and regulations to which publicly traded companies are subject. Additionally, in connection with the Spin-Off, we will only receive the Business Assets from Lennar, which does not include the carryover of any existing operations, personnel or other infrastructure. We will not benefit from administrative and support services from Lennar and will instead rely on the Manager pursuant to the terms of the Management Agreement. As such, our business, operations, facilities, personnel, infrastructure, systems and other resources are all newly formed and wholly separate from and not comparable to those of Lennar’s, except pursuant to the relationships described under the Master Program Agreement and Master Construction Agreement relating to the Lennar Services.

Other factors which could cause our results to materially differ from those reflected in Lennar’s financial information and which may materially and adversely impact our ability to achieve similar results in the future may include, but are not limited to, the following:

•

we will incur increased expenses as a newly formed, independent public company, which will be paid for by KL as part of their Manager responsibilities (such expenses are expected to be covered by the Management Fee and will not be separately reimbursed by us to KL), except as described under “Manager and Management Agreement—Management Agreement—Management Fee”;

•

initially following the Spin-Off, our sole business and source of revenues will be from Lennar pursuant to the Lennar Agreements. While Millrose intends to engage future customers, there is no guarantee that Millrose will be successful in negotiating agreements with additional customers and there is no guarantee that Millrose will be able to secure any business arrangements with any home builders outside of Lennar in any given timeframe. Millrose expects that the arrangements with these other potential customers will be similar to its arrangements with Lennar, but there is no certainty that Millrose will be able to successfully negotiate for substantially all of the same terms it has in the Lennar Agreements, including with respect to pooling;

•

We are negotiating an approximately $1 billion revolving credit facility and may seek to pursue additional debt financing, all of which may be available to manage cash needs and reduce drag on returns, as well as for use to provide the HOPP’R to Other Customers, but there is no guarantee that such sources of additional cash will be obtained or will be sufficient to cover all of our business growth initiatives. Additionally, the ability of Millrose to obtain additional debt financing is subject to the Debt to Equity Ratio Limit;

•

Lennar, as the original parent company of Millrose and the initial contributor of the Business Assets to Millrose, will have certain Founder’s Rights, which are exclusive to Lennar, including the Management Succession Consent Right, the Effective Equity Price Protection Right, the Enforcement Rights, the Applicable Rate Adjustment Right, the Capital Priority Right, the Secured Financing Collateral Consent Right, and the Pause Period Designation Right, among others. As such, Lennar may have influence over certain corporate matters, which may deter potential investors from investing in Millrose and may deter potential Other Customers from doing business with Millrose, as Other Customers will not have access to the same rights as Lennar. Additionally, Lennar’s Capital Priority Right will limit the amount of capital Millrose has available for transactions with Other Customers, which may make it difficult to provide the HOPP’R to Other Customers. For additional information regarding Lennar’s rights, see the sections of this prospectus captioned “Our Business—Summary of Operational Agreements—Summary of Agreements between Millrose, Millrose Holdings and Lennar—Founder’s Rights Agreement”;

•

while the Lennar Agreements do not have an expiration date, Lennar is under no obligation to commit to any future transactions with Millrose Holdings or give Millrose Holdings any new business at all (including any referrals of Lennar Related Ventures) under the Master Program Agreement. The Lennar Agreements provide Lennar with a Capital Priority Right and contemplate an ongoing business relationship between Millrose and Lennar, whereby Millrose would provide the Recycled Capital HOPP’R to Lennar for any Future Property Assets that Millrose Holdings may acquire pursuant to the Lennar Agreements, but the Lennar Agreements do not include any exclusivity, rights of first refusal or first look or other priority rights for us with respect to any future business opportunities. This means that Lennar can decide not to offer us any additional business (beyond the Transferred Assets and the Supplemental Transferred Assets) for any reason at all, including, but not limited to, using traditional land banks or establishing another entity that will operate a HOPP’R, or if the business terms of the Lennar Agreements (individually or in the aggregate) are not as competitive as others in the market. Additionally, Lennar currently has and expects to continue to have Land Banking arrangements with other providers, and while these arrangements do not impact the Transferred Assets or the Supplemental Transferred Assets, they could limit how many business opportunities we will be able to receive from Lennar with respect to Future Property Assets on a going-forward basis;

•

since we do not have access to any of Lennar’s internal capabilities and other resources (except for the Lennar Services), we will need to make investments to replicate or outsource from other providers certain facilities, systems, infrastructure and third-party consultants and experts (outside of KL) to which we will no longer have access after the Spin-Off. If the cost of these investments exceeds the Management Fee, KL may seek to renegotiate the Management Agreement;

•

since we do not have any exclusivity terms with Lennar, Lennar’s personnel will only have a contractual obligation to provide us with the Lennar Services, and they will at all times remain as Lennar’s employees while carrying out these services under the Lennar Agreements. Lennar’s personnel may have competing responsibilities as they continue to perform similar services for Lennar (and potentially for Land Banking providers similar to Millrose), which could limit the time, resources and attention they have for us;

•

our cost structure, management, financing and business operations will be significantly different from that of Lennar as a result of us operating as an independent public company. These costs generally will be paid for by KL as part of their Manager responsibilities (such expenses are expected to be covered by the Management Fee and will not be separately reimbursed by us to KL) including, but not limited to, legal, accounting, compliance and other costs associated with being a public company with our Class A Common Stock expected to trade on the NYSE, and except as described under “Manager and Management Agreement—Management Agreement—Management Fee”;

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we will be managed by KL, which may decide to execute on different business strategies and make business decisions inconsistent with those previously made by Lennar prior to the Spin-Off, which may lead to unsuccessful business endeavors and different financial performance results;

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we have no history of operating, including a HOPP’R, and may not develop a successful business if we are not able to successfully become (and remain) Lennar’s preferred business partner for financing the acquisition and development of land or otherwise procure HOPP’R agreements outside of the Lennar Agreements; and

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we are unable to use Lennar’s economies of scope and scale in procuring various services (including for internal purposes) and in obtaining and maintaining business relationships, which could have a material adverse effect on our business, financial condition and results of operations.

Other significant changes may occur in our cost structure, management, financing and business operations as a result of our status as an independent company.

If the Supplemental Transferred Assets Transaction does not close in the timeframe expected (or at all), our Real Estate Portfolio following the Spin-Off could be significantly smaller than what is described under “Our Properties,” which could have a material adverse impact on our business. The Spin-Off is not conditioned on our closing on the Supplemental Transferred Assets Transaction.

Our Real Estate Portfolio following the Spin-Off is expected to comprise of the Transferred Assets and the Supplemental Transferred Assets. The Transferred Assets include Lennar’s Homesite and prospective Homesite land inventory for the current and future construction of homes, but exclude certain Lennar land inventory that is already developed and ready to be sold in the short-term, or that Lennar controls through options or agreements, including agreements with strategic land banks and joint ventures, are otherwise reserved for future use, or intended for common areas or homeowner’s association dedication. The Supplemental Transferred Assets will include Homesites and prospective Homesites that Millrose is expected to acquire following the Spin-Off shortly after the Distribution Date in connection with the Supplemental Transferred Assets Transaction, using approximately $900 million of the Cash Contribution by Lennar as consideration. See “Our Business—Supplemental Transferred Assets Transaction” for more information. While we expect the Supplemental Transferred Assets Transaction to close following the Spin-Off shortly after the Distribution Date, there can be no guarantee that the closing will occur on the timing expected (or at all). The closing of the Supplemental Transferred Assets Transaction is not a condition of the consummation of the Spin-Off. As such, even if the Supplemental Transferred Assets Transaction timing is delayed, Lennar may decide to complete the Spin-Off. In such a case, we could be operating as a public company without the Supplemental Transferred Assets. If there is any delay in acquiring and receiving the Supplemental Transferred Assets, or if we fail to acquire the Supplemental Transferred Assets at all, our Real Estate Portfolio could be significantly smaller than what is described under “Our Properties,” and we will not receive Option Deposits and Monthly Option Payments for the Supplemental Transferred Assets. Any of these developments could adversely impact our business, operations and financial condition.

The Supplemental Transferred Assets Transaction will include properties outside of the geographies in which Lennar has historically operated, and property values in those geographies may be different from those in which Lennar has operated.

The Homesites and prospective Homesites that Millrose expects to acquire from Rausch in connection with the Supplemental Transferred Assets Transaction are located in a number of different geographies in the United States, a substantial number of which are in states in which Lennar has not historically operated. Lennar does not have expertise and experience in purchasing land assets, developing Homesites and selling finished Homesites to homebuyers in such states, and Lennar will need to rely on the personnel from Rausch that it will acquire as part of the acquisition for their expertise in such geographies. The skills and expertise of Rausch’s personnel may not be commensurate as those of existing Lennar personnel, and as such, the Lennar Services (at least with respect to the Supplemental Transferred Assets and future properties acquired in these new geographies) may not meet all expectations based on Lennar’s historical practices and results. Additionally, the differences in geographies may also impact Lennar’s decision-making with respect to its Purchase Options exercises, which could be different from how they determine their Purchase Options exercises for the Transferred Assets and any Homesites in geographies in which Lennar has traditionally operated. All these differences could impact Millrose’s business, operations and financial condition in ways that are difficult to predict.

Our initial business comprises solely of owning and selling the Transferred Assets and the Supplemental Transferred Assets in connection with providing the HOPP’R to Lennar. Therefore, we are subject to risks associated with having a highly concentrated portfolio with one business counterparty.

Initially, our business operations will be limited to providing the HOPP’R for the Transferred Assets and the Supplemental Transferred Assets to Lennar, who will be our sole counterparty. Millrose (including Millrose Holdings) was created by Lennar for the primary purpose of providing the HOPP’R to Lennar and, in the future, also to potential Lennar Related Ventures and Other Customers. As a result, we will initially have no other customers, business partnerships, ventures, projects or workflow, and nor are we guaranteed to obtain any in the near-term. Following the Spin-Off, we intend, through future subsidiaries, to diversify our customer portfolio and extend the HOPP’R to Lennar Related Ventures and Other Customers in the United States, but there is no guarantee when or if (or to what extent) this will happen, or if we will be successful in attracting and retaining new customers even if we are able to expand our business operations. Following the Spin-Off and after the Supplemental Transferred Assets Transaction, our Real Estate Portfolio is expected to be limited to the Transferred Assets and the Supplemental Transferred Assets, which are concentrated across a limited number of U.S. states. As of September 30, 2024, approximately 47% of the Transferred Assets and the Supplemental Transferred Assets taken together were concentrated in three states (California, Florida and Texas) in terms of number of Homesites, with a substantial portion (approximately 37%) located in Florida and Texas. The geographic concentration of such land assets could cause us to be more susceptible to market risks and environmental risks, as discussed elsewhere in this “Risk Factors” section.

Even if we are able to attract new customers other than Lennar, the scope of our business operations will likely be limited to providing the HOPP’R (either the Recycled Capital HOPP’R or any tailored forms of the HOPP’R with individually negotiated features, which may not be the same features as the Recycled Capital HOPP’R) or similar operations. We are negotiating an approximately $1 billion revolving credit facility and may seek to pursue additional debt financing, all of which may be available to manage cash needs and reduce drag on returns, as well as for use to provide the HOPP’R to Other Customers, but there is no guarantee that such sources of additional cash will be obtained or will be sufficient to cover all of our business growth initiatives. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Millrose Following the Spin-Off—Liquidity and Capital Resources Following the Spin-Off” for more information. Additionally, the ability of Millrose to obtain additional debt financing is subject to the Debt to Equity Ratio Limit. However, issuances of debt or equity required to finance any relationships to provide the HOPP’R to new customers could result in impacts to our business and to our stockholders, including increasing our debt to equity ratios, dilution for our existing stockholders (see “—Your voting power in Millrose may be further diluted if we issue more shares of our Common Stock in the future, including in connection with the acquisition of any Future Property Assets.”), and risk of default by our customers. Additionally, drawdowns on our revolving credit facility, which we may have at the time of the Spin-Off, are expected to be subject to repayment and interest, which may become costly to us in the event we are required to repay the borrowings under the facility and are not able to raise alternate financing with which to do so. Furthermore, there is no guarantee that such sources of additional capital will be obtained on acceptable terms or at all or will be sufficient to cover all of our business growth initiatives, and pursuant to the Lennar Agreements, Millrose may not enter into any third-party financing arrangements if such financing arrangement would cause the collective debt to equity ratio of Millrose and its affiliates to exceed 1:1, unless it obtains the prior approval of Lennar. This may limit our ability to provide the HOPP’R to any customers who may want us to finance their relationships with us through debt issuances. As discussed in this “Risk Factors” section, maintaining land assets is costly and exposes us to significant risks, and due to our lack of business diversification, we will not have the ability to hedge that risk through other operations. As we do not intend to diversify our business operations and only focus on growing the HOPP’R and similar operations, we may not be able to be sustainable as a business if the costs related to our risk exposures in maintaining land assets become more than what we can pay with the capital resources available to us. Additionally, if our relationship with Lennar were to deteriorate as a result of disputes regarding the management of the Transferred Assets and the Supplemental Transferred Assets, disputes under our business agreements, or for other reasons, we may not be able to enter into any new agreements to provide the HOPP’R to one or more other buyers on terms equivalent or comparable to those set forth in the Lennar Agreements, and the costs related to finding an alternate buyer for the properties may be significant and have a material impact on our business, financial condition or results of operations.

There can be no assurance that we will not experience any defaults and/or terminations under the Lennar Agreements. Due to our highly concentrated portfolio with Lennar, any factors that adversely affect Lennar’s results of operations and capital resources may in turn have a significant adverse impact on our business, financial condition or results of operations, as discussed elsewhere in this “Risk Factors” section.

Our intended recycled capital business model is contingent on our customers electing to exercise their land purchase options.

The continued sustainability of Millrose’s self-financing recycled capital business model, which we expect should generally provide Millrose with reliable, consistent and uninterrupted access to capital, is contingent in the first instance on Lennar and any Other Customers electing to exercise their land purchase options. Lennar is under no obligation to exercise its options, and we would have no ability to force Lennar to purchase Homesites if it decided not to exercise the options it has pursuant to the Lennar Agreements, which is possible in the event of a significant downturn in the market. Millrose can request (and Lennar cannot unreasonably deny such request) that Lennar build homes on behalf of Millrose on any Homesites for which it has forfeited or terminated its Purchase Options and Millrose may attempt to sell such completed Homesites to third parties. However, there is no guarantee we would be able to achieve such sales. Such construction and the subsequent resale to the third parties would require additional time and cost to Millrose, including hiring personnel and providing the capital to build the homes, that will be borne by us. The price for which we can sell homes to third parties may be significantly less than the amounts of our investments.

Our agreements with Lennar in connection with the Spin-Off involve conflicts of interest, and we might have received better terms from unaffiliated third parties than the terms we will receive in these agreements.

Because the Spin-Off involves the divestment of the Transferred Assets, as described in “Our Properties,” into an independent company (Millrose), we and/or Millrose Holdings will enter into the Lennar Agreements with Lennar to provide a framework for our relationship with Lennar following the Spin-Off, including the Founder’s Rights Agreement, Master Program Agreement, Master Option Agreement, Master Construction Agreement, Guaranty, various Multiparty Cross Agreements and Project Addenda, among others. See “Our Business—Summary of Operational Agreements” for a full list and summary of the Lennar Agreements. All of the Lennar Agreements, as well as the Management Agreement and the Founder’s Rights Agreement, have been prepared at the direction of Lennar, in consultation with Kennedy Lewis, which is acting as Lennar’s strategic advisor with respect to the Spin-Off. These agreements have been and will be entered into in the context of the Spin-Off by Lennar on behalf of Millrose, as a wholly-owned subsidiary of Lennar, prior to the completion of the Spin-Off. Certain of the terms in the Lennar Agreements and the Founder’s Rights Agreement were the result of negotiations within Lennar in anticipation of, or in connection with, the Spin-Off, in which Lennar’s interests and Millrose’s interests may have differed or in which Millrose’s best interests were not considered. Certain of the rights granted to Lennar in the Founder’s Rights Agreement, which are exclusive to Lennar and incorporated by reference into our Bylaws, may not align with the interests of Millrose’s other stockholders once it is a publicly traded company. These rights may not reflect terms (and Bylaws provisions) that would have resulted from arm’s-length negotiations with one or more unaffiliated third parties. As a result, these rights may deter potential investors, which could depress the market price of our Class A Common Stock and in turn the value of our Class B Common Stock, and may deter potential Other Customers from doing business with Millrose, as Other Customers will not have access to certain rights that are exclusive to Lennar.

Certain of the terms in the Management Agreement were the result of negotiations between Lennar and Kennedy Lewis, and there can be no assurance that Lennar negotiated the Management Agreement with Millrose’s best interests in mind. Accordingly, there may have been conflicts of interest in negotiating and finalizing these agreements. Because Millrose has no independent management or personnel prior to the Spin-Off, the preparation and finalization of all terms in any agreement Millrose or Millrose Holdings has entered into or intends to enter into have not been done at arm’s length, and Millrose (and the KL team that will be performing on Millrose’s and Millrose Holdings’ obligations under these agreements) has not independently verified that the terms of such agreements are comparable to standard market terms. The terms of the agreements may be more favorable to Lennar than if Lennar had negotiated with a third-party land bank. Likewise, there can be no assurance that the terms of these agreements will be as favorable to Millrose or Millrose Holdings as would have resulted from arm’s-length negotiations with one or more unaffiliated third parties. Some of these agreements, including the Founder’s Rights Agreement, include rights exclusive to Lennar that Millrose will not be able to grant to Other Customers, which may impact our negotiating leverage with potential Other Customers. Additionally, during the period in which the terms of those agreements were negotiated, we did not have a board of directors that was independent of Lennar and KL had not been hired, appointed or retained. Further, KL’s parent, Kennedy Lewis, is acting as Lennar’s strategic advisor prior to the Spin-Off and is not acting in any capacity on Millrose’s behalf, including with respect to the negotiations of any of these agreements, which means that Kennedy Lewis’s interests are also not aligned with (and in some respects may be adverse to) Millrose’s and Millrose Holdings’ interests.

As a result of these factors, the terms of those agreements may not reflect terms that would have resulted from arm’s-length negotiations between unaffiliated parties, or that would have resulted if we had been an active company with leverage and resources to negotiate with Lennar. Some of the terms included in these agreements also make it difficult for us to amend the agreements without undue hardship and significant costs and expenses, in addition to obtaining written consent from Lennar. Certain of the rights granted to Lennar in the Founder’s Rights Agreement are exclusive to Lennar and incorporated by reference into our Bylaws, which will require our Board to enforce such rights. Other terms included in these agreements may hinder our ability to expand and grow our business, including with respect to attracting new customers to use the HOPP’R or being able to successfully negotiate competitive terms with customers other than Lennar. Even though we will be independent from Lennar following the Spin-Off, there is no guarantee that we will be able to renegotiate, amend or terminate any agreements (or specific terms in such agreements) with Lennar that we deem not to be favorable to us or adverse to our interests as a standalone company, and our continued obligations under these agreements may have a material adverse effect on our business, growth opportunities, financial condition and results of operations.

In addition, in the context of the Distribution, the Transferred Assets have been placed in pools by Lennar pursuant to certain Multiparty Cross Agreements and the Supplemental Transferred Assets will also be placed in pools by Lennar pursuant to certain Multiparty Cross Agreements following closing of the Supplemental Transferred Assets Transaction. Future Property Assets acquired pursuant to the Lennar Agreements will also be pooled in accordance with additional Multiparty Cross Agreements (or added to existing Multiparty Cross Agreements), provided that the aggregate sum of all Option Deposits Lennar has made, or is obligated to make with respect to such new pool of Future Property Assets, shall not at any time exceed $50,000,000 with respect to pools of the Transferred Assets and the Supplemental Transferred Assets and $25,000,000 with respect to pools of Future Property Assets. Pools will be established with primary consideration given to diversity within pools across geographies, communities and home types. The negotiations and decisions on the selection of the Pool Properties and the pooling of various communities together were solely done by Lennar, with input from Kennedy Lewis. As we did not have any management or personnel during this time, the discussions relating to the pooling were done for the sole benefit of Lennar and the metrics used in considering which land assets should be pooled may not be comparable to standard market pooling considerations. There can be no guarantees that the constitution of each of the pools selected by Lennar with regard to the Transferred Assets and the Supplemental Transferred Assets will be favorable to us, which may result in certain pools of assets decreasing in value at the same time as a consequence of negative impacts that may impact all of the assets in a certain pool. Although the pools should be selected according to certain broad-based principles of diversification, there remains a substantial amount of discretion and judgment in selecting the Pool Properties and setting the pools. In the future, we cannot guarantee that we will be able to negotiate better pooling conditions with Lennar or any Lennar Related Ventures, or that we will be able to negotiate any pooling conditions at all with any Other Customers. In addition, we may be limited in how much we can negotiate with Lennar: we will not have as much leverage with Lennar in negotiating the pooling of Future Property Assets as we are significantly dependent on the Lennar Agreements, and Lennar is under no obligation to offer us business following the initial transfer of the Business Assets and outside of utilizing the HOPP’R for the Transferred Assets and the Supplemental Transferred Assets. Lennar can decide to use a traditional Land Banking provider instead of Millrose if they do not like the terms they have with us (including with respect to any pooling decisions).

Any exercise by Lennar of its Enforcement Rights pursuant to the Founder’s Rights Agreement may severely negatively impact our business operations and financial condition.

In the event Millrose refuses to sell any Homesite to Lennar upon Lennar’s exercise of a Purchase Option, Lennar shall have an Enforcement Right to compel Millrose to sell Lennar the Homesite(s). If Millrose does not sell the Homesite(s) to Lennar by the end of the 10 day cure period, Lennar shall have the immediate right, without penalty and without further notice, to stop payment on all Monthly Option Payment obligations with respect to all properties subject to the Lennar Agreements (the “Lennar Properties”), and such cessation of payments shall not be considered a default or breach under the terms of the Lennar Agreements. However, if Millrose alleges in good faith that Lennar does not have the right to purchase the Homesites, solely because Lennar’s exercise violated specifically identified pooling cross-termination rights under the applicable Multiparty Cross Agreement(s), then Millrose must notify Lennar of the dispute prior to the end of the 10 day cure period. However, in the event of such a dispute, Millrose shall still be required to immediately sell the exercised Homesite(s) to Lennar, but Lennar must continue to pay the Monthly Option Payments. In other words, Millrose must still sell the Homesite(s) as if Lennar were in the right, and then litigate the issue to seek remedy and/or compensation. Such litigation could be very costly and take years to resolve, and not be economically worth pursuing, leaving Millrose without other forms of recourse to recoup any potential losses. If Millrose refuses to sell the Homesite(s) to Lennar for which the Purchase Option has been exercised, then Lennar’s Enforcement Rights allow it to immediately stop all Monthly Option Payments on all properties covered by the Lennar Agreements (and any other option agreements between Lennar and Millrose), which could jeopardize Millrose’s ability to maintain enough working capital to maintain its business operations, and could also jeopardize its ability to make distributions to stockholders that are required to maintain its REIT qualification.

As such, any time there is a dispute with Lennar concerning the exercise of Purchase Options, Millrose would be in the disadvantaged position of having to give up the assets / perform the obligation before the dispute is resolved, and then go through the cost- and time-intensive exercise of litigating the matter through the courts to try and reclaim the loss (or, if it decides not to pursue litigation, it likely would need to absorb the costs). These Enforcement Rights makes any potential dispute with Lennar (with respect to Homesite takedowns) very expensive and cumbersome for Millrose, with strong financial incentives to defer to Lennar even during situations where there may be a good faith dispute with the facts in favor of Millrose.

If a dispute is litigated and resolved in favor of Lennar, these Enforcement Rights and the payments required under them would be in addition to any damages that may be otherwise awarded to Lennar by the court, further enhancing the risk that any such dispute would result in material adverse impact on Millrose’s financial condition. If a dispute is resolved in Millrose’s factor, the payments set forth in the Enforcement Rights to Millrose may not be sufficient to cover the actual loss experienced by Millrose, even supplemented by the damages that a court might order. Any exercise by Lennar of its Enforcement Rights pursuant to the Founder’s Rights Agreement may therefore severely negatively impact Millrose’s business, operations and financial condition, as well as Millrose’s ability to enforce the terms of its agreements with Lennar.

We have not obtained independent appraisals or fairness opinions as to the value of any of our real estate assets or any environmental reports on any of our real estate assets, including the Transferred Assets.

No independent appraisals have been obtained to support our conclusions as to the value of our total assets or the value of any particular property. We also did not obtain any independent third-party valuation or fairness opinion as to the value of the Transferred Assets and in connection with the Spin-Off. Appraisals we may obtain in the future from third-party appraisers may be overstated or market values may decline. We are relying on Lennar as to the value of our total assets or the value of any particular property and the Transferred Assets will be conveyed to us in their then current condition upon the Distribution, except as provided in the terms of the Pre-Spin Assignment, Assumption and Contribution Agreement.

We have not obtained, and Lennar has not authorized, any Phase I or similar environmental reports completed by independent environmental consultants for the Transferred Assets in connection with this transaction. Although each of the Lennar subsidiaries that owns the Transferred Assets prior to the Spin-Off will make certain representations and warranties (including with respect to title and environmental condition) to the Property LLCs with respect to the Transferred Assets, no assurances can be given that a material environmental condition does not exist as to any one or more of our land assets. While Lennar expects that any representations and warranties that will be given in connection with any acquisitions of Future Property Assets pursuant to the agreements with Lennar will be consistent with the customary representations and warranties that Lennar provides in the ordinary course as part of Lennar’s standard business practices, there can be no assurances that such representations and warranties will be sufficient to protect Millrose or its subsidiaries from liability or risk exposures in the event there are title or environmental issues that could result in material adverse impacts to Millrose’s business, financial condition or results of operations. In addition, we will not be required to obtain or complete any Phase I or similar environmental reports following the Distribution.

Ownership of land and other real estate assets is subject to environmental risks and liabilities, which may not be covered by the representations and warranties and indemnities provided to us in the Lennar Agreements (or any future HOPP’R agreements with new customers).

Ownership of land and other real estate assets is subject to risks associated with environmental hazards. Although most of the Transferred Assets will have all approvals and permits, including all environmental approvals and permits, we may incur substantial liabilities and costs for environmental matters. Specifically, although Lennar, which owns the Transferred Assets prior to the Spin-Off, will make certain representations and warranties (including with respect to title and environmental condition) with respect to the Transferred Assets and will enter into an agreement with Millrose making certain representations and warranties with respect to the Supplemental Transferred Assets, such representations are limited to liabilities known at the time of the Spin-Off and the Supplemental Transferred Assets Transaction, respectively. As such, Millrose and Millrose Holdings are still responsible in the event anything new is discovered or in the event the original consultants missed anything in their reviews and evaluations. With respect to any Future Property Assets, there can be no assurance that such assets will already be fully entitled and have received full approvals and permits prior to our acquisition of them pursuant to the HOPP’R arrangements with Lennar, any Lennar Related Venture or Other Customers, as applicable. In such cases, unless we can separately negotiate to divert liability risk to the customer (such as the put back right that we have with Lennar with respect to certain Future Property Assets), we will likely be responsible for such risk exposures and liabilities. Under various laws, owners of land and other real estate assets may be required to investigate, clean up and remove hazardous substances present at or migrating from properties they own or operate and may be held liable for property damage or personal injuries that result from hazardous substances. These laws also expose us to the possibility that we may become liable to government agencies or third parties for costs and damages they incur in connection with hazardous substances. The costs and damages that may arise from environmental hazards may be substantial and are difficult to assess and estimate for numerous reasons, including uncertainty about the extent of contamination, alternative treatment methods that may be applied, the location of the property which subjects it to differing local laws and regulations and their interpretations, as well as the time it may take to remediate contamination. In addition, these laws also impose various requirements regarding the operation and maintenance of properties and recordkeeping and reporting requirements relating to environmental matters that require us to incur costs to comply with. Any actions we may take to comply with such requirements, as well as any actions we may take to mitigate these risks and liabilities may be costly and could impact our business, financial condition or results of operations.

We are subject to a wide range of general and industry-specific laws and regulations relating to the protection of the environment.

We are subject to a wide range of general and industry-specific laws and regulations relating to the protection of the environment, including silvicultural activities, including use of pesticides and herbicides, harvesting, and road building, endangered and at-risk species, stormwater and surface water management, air emissions, the cleanup of contaminated sites, health and safety matters, building codes and other related regulations. As such, and although Lennar will make certain representations and warranties (including with respect to title and environmental condition) to Millrose with respect to the Transferred Assets under the Lennar Agreements, we may incur significant capital, operating and other expenditures to comply with applicable environmental laws and regulations if the provisions in the Lennar Agreements are not sufficient to adequately shift liability risk to Lennar. There can also be no assurance that we will be able to receive similar (or any) such representations and warranties from any Lennar Related Ventures or Other Customers in the future. We also could incur in the future substantial costs, such as civil or criminal fines, sanctions and enforcement actions (including orders limiting our operations or requiring remedial actions), cleanup and closure costs, and third-party claims for property damage and personal injury as a result of violations of, or liabilities under, environmental laws and regulations on land we currently own or have owned in the past. Such costs would be incurred by Millrose directly, as they would not be paid for by KL pursuant to the Management Agreement. Because environmental regulations are constantly evolving, we may continue to incur costs to maintain compliance with those laws and our compliance costs could increase materially. In addition, air emissions, stormwater, and surface water management regulations may present liabilities and are subject to change. Future compliance with existing and new laws, regulations, environmental permits, and other requirements may disrupt our business operations, increase potential liabilities, and require significant expenditures.

Additionally, we may be subject to conservation laws and regulations that apply to activities that would adversely impact a protected species or significantly degrade its habitat. Although permits and approvals are in place, or will be in place, for all construction sites with respect to protected species, certain species on the Transferred Assets or the Supplemental Transferred Assets may become protected in the future under new laws and regulations. Additionally, species protected under current laws and regulations may be discovered on the Transferred Assets or the Supplemental Transferred Assets in the future. Current or future regulations, including increased mandates for biodiversity, increased wildlife habitats, additional species classified as endangered, or if the enforcement of endangered species regulations become more restrictive, development on the Transferred

Assets or the Supplemental Transferred Assets may be restricted and our business, financial condition or results of operations may be adversely impacted. There can be no assurance as to what permits and approvals may be in place with respect to any Future Property Assets.

Lennar’s Work on the Transferred Assets and on any Future Property Assets we (through Millrose Holdings) acquire in connection with our ongoing relationship with Lennar may negatively impact our business.

Pursuant to the Master Construction Agreement and as part of the Lennar Services, Lennar has the obligation to complete Horizontal Development of the properties comprising the Transferred Assets and any Future Property Assets we may acquire pursuant to the Lennar Agreements. Lennar’s Work does not include home construction (foundations or higher). Under the Master Option Agreement, Lennar has the option, but not the obligation, to undertake home construction on any Homesites once Horizontal Development has been completed. Pursuant to the Lennar Agreements, Millrose Holdings must finance the Horizontal Development, up to certain predetermined development cost budgets, but will not participate in any development activities itself. The Work done will be entirely by Lennar and any third-party providers that Lennar contracts to complete the Work. The Horizontal Development budget for each Homesite project is not intended to cover amounts owed in connection with any liabilities that may arise from construction. Construction activity on the land could also result in environmental consequences that we may be required to pay for or fix, which could severely impact our available cash for operations, our ability to maintain business, financial condition or results of operations. While Lennar has previously completed Phase I reports with respect to the Transferred Assets and may be protected from liability for pre-existing environmental conditions as a result of exercising the process known as All Appropriate Inquiries (“AAI”), which process evaluates a property’s environmental conditions to assess potential liability for any contamination. We will not have any AAI or other defense to any environmental liability, which could result in significant adverse impacts to our business, financial condition or results of operations. Lennar has agreed to indemnify us against any impacts resulting from the realization of certain Horizontal Development risks. However, the indemnities provided by Lennar in the Lennar Agreements may not be sufficient to cover every liability that may be incurred, and we are still responsible for maintaining certain types of insurance with respect to the Transferred Assets, the Supplemental Transferred Assets and any Future Property Assets. Additionally, we could be held jointly and severally liable for certain environmental liabilities. Further, the value of the indemnity will be dependent on the creditworthiness of Lennar. There can also be no assurance that we will be able to successfully negotiate similar or any indemnities from any Lennar Related Ventures or Other Customers who may be future customers.

Notwithstanding Lennar’s Work, Lennar could decide at any point not to continue or finish any Horizontal Development or home construction that it has started. The Master Construction Agreement is guaranteed by Lennar (at the parent company level) and obligates specific performance for completing the Horizontal Development, but we would have no remedies against Lennar if they were to stop home construction, as the Lennar Agreements do not obligate Lennar to do any home construction and therefore do not impose any monetary penalties or obligate specific performance in the event Lennar does not finish any home construction. If Lennar defaults or otherwise does not exercise its Purchase Option on any such Homesites and there is unfinished home construction, we may have a harder time selling the Homesite to other buyers who may not be able to or may not want to finish the home construction that Lennar started. If the home construction needs to be undone before any buyer will purchase the Homesite, that would result in additional costs to us that we may not have the financial capability to manage, or that could impact our ability to continue our other operations or to maintain enough capital reserves for Future Property Asset acquisitions.

If we or Lennar enter into bankruptcy, the Master Program Agreement or the Master Option Agreement may be unenforceable.

In the event Lennar or Millrose would file for, or is involuntarily entered into, bankruptcy, the Master Program Agreement or the Master Option Agreement may be recharacterized as a secured financing agreement, lease, or executory contract and involuntarily amended or rejected. Given the importance of the Master Program

Agreement and the Master Option Agreement for our business model and our reliance on the purchase options and the interest payments pursuant to the Master Program Agreement and the Master Option Agreement for our results of operation, we and Millrose Holdings may not be able to generate any operating revenues in the event of a bankruptcy. As a result, if Lennar enters into bankruptcy, it is also likely that we will also be forced to enter into bankruptcy, unless we are able to provide the HOPP’R to or maintain other relationships with Lennar Related Ventures and Other Customers.

If we cannot quickly identify, successfully negotiate and enter into new HOPP’R agreements with Lennar Related Ventures or Other Customers, which may be limited by the Capital Priority Right, our business and sources of income may suffer.

Following the Spin-Off and after the Supplemental Transferred Assets Transaction, our only land assets in our Real Estate Portfolio are expected to be the Transferred Assets and the Supplemental Transferred Assets. The properties in the Transferred Assets and the Supplemental Transferred Assets are expected to have a short cash conversion cycle. When assessed as of September 30, 2024,

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nearly 39% of the aggregate portfolio purchase value of the Transferred Assets and the Supplemental Transferred Assets have a weighted average life of less than a year (however, this is only with respect to when they are expected to be ready for cash conversion, and there are no guarantees that Lennar will exercise its Purchase Options when the properties are ready to be purchased); and

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the majority of the Transferred Assets and the Supplemental Transferred Assets are expected to be ready for home construction and purchase by Lennar within thirty months, representing approximately 74% of the aggregate portfolio purchase value (assuming Lennar’s timely exercises of its Purchase Options in accordance with the Takedown Schedules described under “Our Properties”)

While this means that we can initially expect to regularly receive cash inflows in the form of Monthly Option Payments and payments in the amount of Takedown Prices whenever Lennar exercises its Purchase Options, we may cease to have continued cash inflows once the Transferred Assets and the Supplemental Transferred Assets have completely turned over if Lennar does not offer us new additional business (through Future Property Assets that Lennar may present to us to acquire under the Lennar Agreements or through references of Lennar Related Ventures that we would engage as new customers) and we cannot otherwise provide the HOPP’R to or secure other agreements with any Other Customers. While we expect to be offered additional transactions from Lennar with respect to Future Property Assets, there is no certainty that this will occur (including when, how often and to what extent, if at all). While the Lennar Agreements do not have an expiration date, Lennar is under no obligation to commit to any future transactions with Millrose Holdings or give Millrose Holdings any new business at all (including any referrals of Lennar Related Ventures) under the Master Program Agreement. The Lennar Agreements provide Lennar with a Capital Priority Right and contemplate an ongoing business relationship between Millrose and Lennar, whereby Millrose would provide the Recycled Capital HOPP’R to Lennar for any Future Property Assets that Millrose Holdings may acquire pursuant to the Lennar Agreements, but the Lennar Agreements do not include any exclusivity, rights of first refusal or first look or other priority rights for us with respect to any future business opportunities. This means that Lennar can decide not to offer us any additional business (beyond the Transferred Assets and the Supplemental Transferred Assets) for any reason at all, including, but not limited to, using traditional land banks or establishing another entity that will operate a HOPP’R, or if the business terms of the Lennar Agreements (individually or in the aggregate) are not as competitive as others in the market. Additionally, Lennar currently has and expects to continue to have Land Banking arrangements with other providers, and while these arrangements do not impact the Transferred Assets and the Supplemental Transferred Assets, they could limit how many business opportunities we will be able to receive from Lennar with respect to Future Property Assets on a going-forward basis. Millrose has engaged and continues to engage in discussions with other home builders who are interested in becoming new customers, but there is no guarantee that Millrose will be successful in negotiating agreements with such additional potential customers and there is no guarantee that Millrose will be able to secure any business arrangements with any home builders outside of Lennar in any given timeframe.

As such, an important part of our business strategy following the Spin-Off will be to seek additional customers that wish to contract with us to utilize the HOPP’R in order to diversify our customer base and grow our business. In accordance with the terms of the Lennar Agreements, Lennar may refer any Lennar Related Ventures to us, and we are obligated to enter into HOPP’R agreements on terms substantially similar to the terms of the Lennar Agreements with them if they fulfill the requirements set forth in the Lennar Agreements and described under “Our Business.” However, Lennar is under no obligation to refer any Lennar Related Ventures or Other Customers to us, and there can be no assurance as to when such referrals may happen, how often they may happen, and how many Lennar Related Ventures or Other Customers may be referred to us. There can also be no guarantee that we will be able to contract with any Lennar Related Ventures, outside of the obligatory ones that are presented to us. We also intend to identify and negotiate with potential Other Customers to further diversify our customer base and grow our business. It will be KL’s responsibility under the Management Agreement to find, identify, evaluate and negotiate with any potential Other Customers who may wish to engage Millrose for the HOPP’R. However, there is no guarantee when or if (or to what extent) KL will be able to find any Other Customers and that KL will be able to successfully negotiate HOPP’R agreements on terms satisfactory to Millrose. Lennar’s Capital Priority Right and Lennar’s Founder’s Rights may impact KL’s ability to attract Other Customers, as such rights will be reserved solely for Lennar and are not intended to be offered to Other Customers in future.

Furthermore, KL may have limitations in negotiating competitive fee structures with Other Customers because Lennar has the right to adjust its Monthly Option Payment rate for subsequent Proposed Projects to any lower rate we may negotiate with any non-Lennar customer. Additionally, many of our competitors in the more “traditional” Land Banking space have significantly larger operations and resources, a much longer operating history and developed reputation, and an established market presence. We are a newly-formed company with no prior operating history or reputation and, even though KL manages our operations and has an extensive experience in managing Land Banking entities, there can be no certainty as to how much credibility the market will ascribe to Millrose, purely by virtue of KL being the Manager.

Even if KL does find suitable Other Customers, those new business opportunities may not be exclusive to Millrose and will be subject to KL’s Allocation Policy. See “Manager and Management Agreement—Allocation Policy” and “Our Business—Millrose’s Operating Guidelines” for more information.

If we are not able to attract Other Customers, then our risk exposures related to having all of our source of income tied to Lennar will be further heightened. If we are not able to attract new customers other than Lennar, and Lennar does not offer us new transactions, we could lose our source of revenues and income. If we are not able to attract new customers on the terms we desire, or if the terms we negotiate with any potential customers are not favorable to us or expose us to significant risks, then our business, financial condition and results of operations and our ability to perform on our other HOPP’R agreements may be materially and adversely affected.

If the market value of our Real Estate Portfolio declines, our profits could decrease, and we may incur losses.

Land assets are generally valued in the market using different metrics than those used to value Homesites. Inventory risk can be substantial for land assets, as the market value of such assets can fluctuate significantly as a result of changing market conditions, both in relation to the land itself and indirectly from fluctuations in the supply and demand for prospective Homesites, existing Homesites and other housing inventories. In addition, inventory carrying costs can be significant and can result in losses in a poorly performing community or market. We may be required to write-down the value of our land assets in accordance with GAAP, and some of those write-downs could be material. Any material write-downs of assets could have a material and adverse effect on our business, financial condition and results of operations.

In the event of adverse changes in economic, market or community conditions, Lennar and any Other Customers may cease further development activities in certain communities or geographical areas, restructure some or all of the existing HOPP’R agreements with us, or elect not to exercise their land purchase options at all.

There are contingencies built into the Lennar Agreements to allow Lennar to pause activities — including a “pause period,” based on specified changes to the market whereby for two periods of six months each Lennar may pause its Horizontal Development and “pause” any Purchase Option windows, and lower its Monthly Option Payment fee rate to 50% of the Applicable Rate. In addition, Lennar and the Millrose may mutually agree to designate two additional pause periods of up to six months each for a total of up to two years. See “Our Business—Summary of Operational Agreements—Summary of Agreements between Millrose, Millrose Holdings and Lennar—Founder’s Rights Agreement” for more information. Depending on the market for new home communities and Homesites in areas where we will own land, the value of some of the land assets we will own could decline to less than the transfer value assigned to that land. Even though the Transferred Assets, the Supplemental Transferred Assets and Future Property Assets we may acquire in the future will be subject to Lennar’s and any Other Customers’ options to purchase the Homesites, if the value of the Homesites we develop is less than the purchase prices attached to those purchase options, then Lennar and/or any Other Customers may not decide to exercise their purchase options. Lennar (and potentially certain Lennar Related Ventures in the future) is subject to certain pooling and cross-termination provisions in the Multiparty Cross Agreements, but there can be no assurance that those provisions will serve as sufficient incentive for Lennar (or anyone else subject to similar provisions in the future) not to terminate or forfeit their purchase options. There are also exceptions to the pooling and cross-termination rights we have with Lennar (such as the fee building exception), and there can be no assurance that we will be able to negotiate any form of pooling and cross-termination rights with any Type 2 Lennar Related Ventures or any Other Customers.

Any termination or forfeiture of any purchase options prior to the exercise date of the applicable takedown schedule would result in a loss of monthly option payments anticipated in respect of such arrangements and the loss of potential sale of land assets to such customer at the predetermined takedown price. Accordingly, we may have to hold such land assets for many years without a potential buyer, and in some instances we may have to sell land assets for less than what Lennar or any Other Customers would have paid if they had exercised their purchase option. The failure of Lennar or any other customer to exercise their land purchase options may result in a loss that could have a material adverse effect on our business, financial condition and results of operations.

Past performance by the management team who are employees of Kennedy Lewis and their respective affiliates may not be indicative of future performance of an investment in us.

Following the Spin-Off, KL will act as the Manager and be responsible for employing all our management, employees and other personnel, and running all our business operations. KL is an affiliate and wholly-owned subsidiary of Kennedy Lewis, which has extensive experience in the Land Banking industry. However, our business differs from that of existing investment funds, accounts or other investment vehicles that are or have been managed by Kennedy Lewis or its affiliates, or by other members of Kennedy Lewis’s management team. In addition, the other entities currently managed by Kennedy Lewis in the Land Banking industry are significantly different from us in terms of targeted assets, geographical areas, regulatory structure and limitations, investment strategy and objectives and investment personnel. Further, Kennedy Lewis has no experience managing a public company. Past performance of the management team provided by KL and appointed by our Board, Kennedy Lewis itself, Lennar or any related affiliates is not a guarantee of future results, and there can be no assurance that we will achieve comparable results of those entities. Prior to the Spin-Off, Millrose is a wholly-owned subsidiary of Lennar and all financial statements and results of operations of the Predecessor Millrose Business are derived from Lennar’s financial statements. However, Lennar’s past performance and results of operations are not an indication of Millrose’s potential future results following the Spin-Off, as we will not be managed by any Lennar personnel (except to the extent of the Lennar Services) and our business operations will not be as diversified as Lennar’s. We also cannot assure you that KL will be able to replicate the historical results achieved by entities managed by affiliates of Kennedy Lewis or members of the management team, and our business returns could be substantially lower than the returns achieved by them in prior periods. Additionally, all or a portion of the prior results may have been achieved in particular market conditions which may never be repeated. You should not rely on the historical record of the performance of KL’s management team, Kennedy

Lewis, Lennar or businesses associated with them as indicative of our future performance of an investment in us or the returns we will, or are likely to, generate going forward.

If we are not able to raise additional capital to fund our operations, or if we cannot access capital on attractive terms, we may not always have sufficient funding to maintain our operations.

We are negotiating an approximately $1 billion revolving credit facility and may seek to pursue additional debt financing, all of which may be available to manage cash needs and reduce drag on returns, as well as for use to provide the HOPP’R to Other Customers, but there is no guarantee that such sources of additional cash will be obtained or will be sufficient to cover all of our business growth initiatives. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Millrose Following the Spin-Off—Liquidity and Capital Resources Following the Spin-Off” for more information. Additionally, the ability of Millrose to obtain additional debt financing is subject to the Debt to Equity Ratio Limit. In the future, Millrose may also seek additional third-party financing to satisfy any additional capital needs or raise capital through equity and debt issuances into the market. Sustained high interest rates, rate hike increases, prolonged high inflation, economic downturn and possible recessions in the future may impair our ability to pay taxes and expenses to continue our operations. As a newly-formed company with no prior operating history, limited assets and no guarantors, it may be difficult for us (including Millrose Holdings) to obtain sufficient sources of capital funding, particularly during times of volatile or adverse economic and market conditions.

Given our lack of credit history and ratings, the structure of the Promissory Note and the nature of certain terms of the Lennar Agreements (including the Recognition Agreement), we (including Millrose Holdings) may not be able to secure a revolving credit facility or additional loans on attractive terms or at all, and we may be limited in our and Millrose Holdings’ ability to access the capital markets on terms acceptable for our business. Further, our ability to pursue equity capital raises during the first 18 months following the Spin-Off may be limited by Lennar’s Effective Equity Price Protection Right, which may result in dilution and downward pressure on our Class A Common Stock trading price and in turn the value of our Class B Common Stock. Additionally, pursuant to the Lennar Agreements, we may not enter into any third-party financing arrangements if such financing arrangement would cause our debt to equity ratio to exceed 1:1, unless it obtains the prior approval of Lennar. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our existing stockholders may be diluted, and the terms of such financing transactions may include liquidation or other preferences that adversely affect the rights of our stockholders. Such capital raises would also impact how we are able to use our available capital, given Lennar’s Capital Priority Right. Debt and receivables financings may be coupled with an equity component, such as warrants to purchase shares of our common stock, which could also result in dilution of our existing stockholders’ ownership. Capital raises through the issuance of equity or debt may also impact the stock price or value of our Class A Common Stock and Class B Common Stock, and if the stock price is suppressed, we may not be able to raise the capital we need through equity issuances. We may be subject to stringent covenants and restrictions on the type of debt financing we may be able to secure in the future. If we face any challenges or obstacles in raising additional capital or securing third-party financing, including if we cannot do so on terms favorable to us or at all, our operating cash flow may be insufficient to satisfy our financial obligations. If financing is not available when we or Millrose Holdings need it, or is available on unfavorable terms, we may be unable to efficiently manage our Real Estate Portfolio, perform our obligations under our HOPP’R agreements (for example, financing the Work under the Lennar Agreements), complete acquisitions of Future Property Assets or otherwise take advantage of business opportunities or respond to competitive pressures, any of which could materially and adversely affect our business, financial condition and results of operations.

Volatility in the market may impact our ability to do business.

Any sustained period of high interest rates and high inflation may increase operating costs, reduce the value of our Real Estate Portfolio, increase the cost of capital and make raising capital difficult for us and Millrose Holdings, as applicable. Typically, home demand and prices will increase in low interest rate environments, but there can be no guarantee that this will always happen or that we will be able to capitalize on the increased demand and prices if and when it does happen (and in any event, since we are not selling homes ourselves and only on behalf of our customers, so any potential benefits would be significantly limited). Changing general economic and financial market conditions could significantly reduce the value of land and other real estate assets, loans and other investments and reduce the amounts earned on those investments.

As a newly-formed company, we will likely also have a harder time competing with traditional Land Banking providers, some of which may have greater financial resources, a more established, loyal and consistently growing customer base, and stronger ability to weather adverse or volatile economic and market conditions than we do. Many of the competitors in the Land Banking space have significantly larger operations and resources, a much longer operating history and credibility and developed reputation, and an established market capitalization. We are a brand-new company with no prior operating history or reputation and, even though KL manages our operations and has extensive experience in managing Land Banking entities, there can be no certainty as to how much credibility the market will ascribe to Millrose, purely by virtue of KL being the Manager. As such, at any time but particularly in times of market volatility, potential Land Banking customers may desire to contract with more established Land Banking providers than with us, and we cannot guarantee that we will be able to identify or attract any Other Customers who will want to utilize the HOPP’R.

As a holding company, our dependence on our subsidiaries for cash flow may negatively affect our business.

We are a holding company with no business operations of our own and we expect to conduct all of our business operations through our subsidiaries. A separate Millrose Subsidiary will provide the Recycled Capital HOPP’R to each Other Customer. Millrose Holdings will provide the Recycled Capital HOPP’R to Lennar through the Property LLCs. Millrose Holdings may also provide the Recycled Capital HOPP’R (or other forms of the HOPP’R, as the case may be) to Lennar Related Ventures (with approval from Lennar, to be provided at Lennar’s discretion) or Millrose may provide the Recycled Capital HOPP’R to such Lennar Related Ventures through one or more Other Subsidiaries as determined by Lennar and KL. A new Millrose Subsidiary will be formed to provide the Recycled Capital HOPP’R to each Other Customer as such customer finalizes negotiations and commits to engaging with Millrose. Immediately following the Spin-Off, all or substantially all of Millrose’s assets will consist of (i) 100% of the membership interests of Millrose Holdings and (ii) the Promissory Note. Millrose Holdings and Other Subsidiaries will distribute to Millrose (subject to limitations on the portion of Millrose’s income that can be dividends in compliance with the REIT Requirements) (i) net earnings generated from the Monthly Option Payments after payments for taxes and expenses (including the Management Fee), and (ii) monthly interest payments on the Promissory Note (which we expect to be approximately $350 million annually based on a 7.5% interest rate), and such amounts will then be distributed by Millrose as dividends to Millrose’s stockholders, consistent with or in excess of the amount that would satisfy applicable REIT requirements. Certain payments received by Millrose (such as a portion of the Monthly Option Payments from Lennar) minus Millrose’s expenses (including the Management Fee) will be distributed by Millrose as dividends to its stockholders, consistent with or in excess of the amount that would satisfy applicable REIT requirements. Accordingly, our ability to pay our obligations is dependent upon dividends, interest payments and other distributions from our subsidiaries to us, and our subsidiaries’ ability to earn revenue is dependent on our customers’ performing its obligations under the HOPP’R agreements they have with us (which, at least initially, will solely be Lennar performing its obligations under the Lennar Agreements performing their respective obligations under agreements we expect to enter into with them at the time of the Spin-Off). The ability of our operating subsidiaries, including Millrose Holdings, to pay dividends to us are expected to be restricted by REIT qualification restrictions, applicable Maryland law and the terms of any outstanding debt or credit facilities, and our reliance on Lennar to continue providing us with more deals.

As a holding company, we are completely reliant on the success of the businesses operated by our subsidiaries. Millrose intends to provide the HOPP’R to each customer through a separate subsidiary. For example, Millrose Holdings will provide the HOPP’R to Lennar through the Property LLCs. Millrose Holdings may also provide the HOPP’R to Lennar Related Ventures (with approval from Lennar, to be provided at Lennar’s discretion) or Millrose may provide the HOPP’R to such Lennar Related Ventures through one or more

Other Subsidiaries as determined by Lennar and KL. Following the Spin-Off, Millrose will also seek to provide the HOPP’R to Other Customers for purposes of diversification and scaling business growth. To the extent we provide the HOPP’R to any Other Customers, it will be done through Other Subsidiaries and pursuant to agreements that will be negotiated on behalf of Millrose by KL. Additionally, in the event that Millrose provides the HOPP’R to Other Customers, it will likely need third-party financings to do so. We are pursuing an approximately $1 billion revolving credit facility and may seek to pursue additional debt financing, all of which may be available to manage cash needs and reduce drag on returns, as well as for use to provide the HOPP’R to Other Customers, but there is no guarantee that such sources of additional cash will be obtained or will be sufficient to cover all of our business growth initiatives. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Millrose Following the Spin-Off—Liquidity and Capital Resources Following the Spin-Off” for more information. Additionally, the ability of Millrose to obtain additional debt financing is subject to the Debt to Equity Ratio Limit. In no event will the HOPP’R be provided to Other Customers through Millrose Holdings or any Other Subsidiaries that provide the HOPP’R to Lennar. However, this means that the sustainability of any given subsidiary will be dependent on the customer for which that subsidiary provides the HOPP’R. If one customer defaults on its obligations and fails to perform under its HOPP’R agreements with us, it may force that subsidiary into credit defaults or bankruptcy, which may impact the operations of our other subsidiaries, including Millrose Holdings, and our business, financial condition and results of operations. If the customer is significant enough (e.g., Lennar), our entire operations may be impacted and Millrose itself may need to enter into bankruptcy proceedings.

Risks Related to Our Intellectual Property

We have entered into a HOPP’R License Agreement with a wholly-owned subsidiary of Lennar, which is critical to our business. The HOPP’R Rights are owned by a subsidiary of Lennar, and any changes to the HOPP’R License Agreement will impact our access to the HOPP’R Rights and may adversely impact our business.

As described in this prospectus, Millrose’s business consists of providing the HOPP’R to Lennar and other future customers. However, Millrose does not own the HOPP’R Rights and must rely on a HOPP’R License Agreement to access the HOPP’R Rights. In connection with the Spin-Off, a wholly-owned subsidiary of Lennar will grant Millrose a non-exclusive, royalty-free, non-transferrable license to use the HOPP’R Rights solely for Millrose’s benefit. Millrose’s Manager shall be entitled to use Millrose’s HOPP’R Rights license in connection with the management and operation of Millrose. Millrose’s HOPP’R Rights license will be perpetual, subject to certain limited termination conditions. As such, Millrose, whether externally managed or internally managed, is expected to always have access to the benefit of the HOPP’R Rights, although there is no guarantee that this will always be the case. If Lennar’s subsidiary (or any future owner of the HOPP’R Rights) decides at any point to terminate Millrose’s HOPP’R Rights license as permitted in certain limited circumstances under Millrose’s HOPP’R License Agreement, Millrose will lose access to the HOPP’R Rights. Any loss of access to the HOPP’R Rights could disrupt Millrose’s business operations and prevent Millrose’s ability to provide the promised services under the Lennar Agreements and any other HOPP’R agreements with Other Customers in the future – heightening the risk of breach of contract claims and other lawsuits. Losing access to the HOPP’R Rights could also prevent Millrose from being able to engage new customers who want to use the HOPP’R. Any loss of access to the HOPP’R Rights could have a material impact on our business, financial condition or results of operations.

Additionally, since we are the first publicly traded company that will engage in large-scale recycled capital financing of land acquisition and Horizontal Development using the HOPP’R, and Lennar has historically not publicized or used the HOPP’R externally, we will be responsible for promoting the use and reputation of the HOPP’R trademark in the public markets. Although the HOPP’R will initially be identified as what we provide to our customers and be linked to our brand, quality and service experience, we do not own the trademark rights to “HOPP’R” and our license to use the HOPP’R trademark is non-exclusive. As such, we have no control over who else may have rights to use the HOPP’R trademark in the future, what the trademark will be used for, and whether the uses will be consistent with the way in which we use the HOPP’R trademark. Additionally, Lennar

(through its subsidiary) as the owner of the trademark is able to set certain covenants, guidelines and standards with respect to the trademark. There can be no assurance that any such restrictions that Lennar or its subsidiary (or any successor assignee of the trademark) will maintain standards in line with the way we intend to use the HOPP’R trademark. If any covenants, guidelines or standards are be consistent with our use of the trademark, it could negatively impact our marketing strategies, which could affect our business operations and financial condition.

Our business relies on our ability to provide the HOPP’R, including the Recycled Capital HOPP’R, to our customers, and we may lose our competitive advantage against other land banks as other entities in the future may also acquire a license to provide the HOPP’R to their customers.

As described in this prospectus, Millrose’s business consists of providing the HOPP’R to Lennar and other future customers. However, Millrose does not own the HOPP’R Rights and must rely on the HOPP’R License Agreement to access the HOPP’R Rights. Millrose’s HOPP’R Rights license is non-exclusive and will be granted by a wholly-owned subsidiary of Lennar.

As such, Lennar’s subsidiary may grant from time to time a license to use the same HOPP’R Rights as Millrose to Lennar, its affiliates and any other entity it deems appropriate at its sole discretion. Because Lennar’s subsidiary (or any future owner of the HOPP’R Rights) may license the HOPP’R Rights to other land banks and other external managers that manage land banks, our business could suffer, as we might no longer be the only publicly traded entity that will engage in large-scale recycled capital financing of land acquisition and Horizontal Development using the HOPP’R. In the future, other companies may develop their own versions of the HOPP’R, there can be no assurance that Millrose’s HOPP’R will be able to provide the same features that competitor companies providing the HOPP’R may have and at the same prices that competitor companies providing the HOPP’R may be able to offer. In turn, there can be no certainty as to whether our customers will remain with us if our future competitors that also provide the HOPP’R offer better services and/or better prices than we can. The potential loss of Millrose’s customer base, or even the expectation or appearance that we may be losing our customer base, could adversely affect Millrose’s business, financial condition and results of operations.

If we lose our competitive advantage as the only publicly-traded company that provides the HOPP’R, we will need to rely on other strategies and find other distinguishing factors to market our business in this niche industry, which includes many competitors that have significantly larger operations and resources, a much longer operating history as land banks, more credibility and developed reputation in the industry and an established market capitalization. Many of these competitors are also unencumbered by some of the restrictions to which we are subject, including our debt to equity ratio and the Founder’s Rights, which may be viewed unfavorably by certain key stakeholders. If we are not successful in pivoting our marketing strategy and finding other ways to compete against our peers and capitalize on other advantages that we may have, there could be a material adverse impact on our business, financial condition and results of operations.

Risks Related to the Land Banking Industry

There are substantial risks inherent in owning land for new home construction.

By providing an operational and capital solution for home builders and land development companies to finance the acquisition and development of land assets, Millrose will be exposed to substantial risks in owning land assets for Lennar, and any Other Customers, which may or may not purchase these assets for home construction on the timelines we expect or at all. Because the future use of these land assets comes with inherent uncertainties due to the uncertain prospective nature of Lennar’s and any Other Customers’ development plans, the risks inherent in owning land parcels increase as consumer demand for housing decreases and the holding period increases. As a result, we may end up owning land assets on which homes cannot be profitably built and sold. In certain circumstances, a grant of entitlements or development agreements with respect to a particular parcel of land may include restrictions on the transfer of such entitlements to a buyer of such land, which could negatively impact the price of such entitled land by restricting our ability to sell it for its full entitled value. In addition, inventory carrying costs can be significant and can result in reduced margins or losses in poorly performing communities or markets.

Additionally, deteriorating market conditions could cause us to record significant inventory impairment charges. The recording of a significant inventory impairment could negatively affect our earnings and negatively impact the market perception of our business.

Our business is susceptible to risks from natural disasters, geopolitical events and other events outside of our control that may delay development on the land we hold for Lennar and any Other Customers.

The Lennar Agreements and any similar agreements we may enter into with any Lennar Related Ventures or Other Customers in the future require us to hold land assets for our customers while they develop the Homesites before they purchase them from us. The Transferred Assets and Supplemental Transferred Assets are located in various concentrated geographical areas across the United States, and any development of such land assets may be delayed due to natural disasters and geopolitical events that happen in the areas in which these land assets are located. As such, we and our customers will be subject to risks and could be exposed to additional costs from adverse weather, natural disasters and adverse impact from global climate change. For example, some of the land assets we will own are in zones that are at risk for natural disasters and could be severely damaged or destroyed by such disasters, including unexpected phenomena (for example, earthquakes and landslides) and physical climate risks that could materialize as either singular extreme weather events (for example, hurricanes, tornadoes, floods, storms and wildfires) or through long-term impacts of climatic conditions (for example, precipitation frequency, weather instability and rise of sea levels). Such events may result in delays of development work on such land, which may have material impacts on our business, financial condition or results of operations.

Such events could also adversely impact Lennar or our Other Customers if there is damage resulting from such events to any existing work, or to any developments they have already performed on the land assets that we own, pending purchase by Lennar or Other Customers. Insurance may not sufficiently cover all losses sustained by our customers and their stakeholders. If we fail to adequately prepare for such events, our and our customers’ revenues, results of operations and financial condition may be impacted. Additionally, the value of the land may fluctuate over time as a result of factors outside of our control, including, but not limited to, developments on surrounding land that impact the value of our land assets, changes in zoning laws or other regulations that might impact how our customers can use these land assets, and changing trends in the movement of social populations that guide which areas are “hot spots” for development. As of September 30, 2024, the Transferred Assets and the Supplemental Transferred Assets are concentrated across a limited number of U.S. states, with approximately 47% of the Transferred Assets and the Supplemental Transferred Assets taken together concentrated in three states (California, Florida and Texas) in terms of number of Homesites, with a substantial portion (approximately 37%) located in Florida and Texas. The geographic concentration of such land assets could cause us to be more susceptible to adverse weather, economic or regulatory changes, or developments in the markets in which our future properties will be located than if we owned a more geographically-diverse portfolio.

Further, although we are not aware of any pending material issues at this time, the Transferred Assets, the Supplemental Transferred Assets and any Future Property Assets we may acquire in the United States are subject to eminent domain, and the compensation we receive from any government entity in connection with an eminent domain acquisition may not be sufficient to cover the costs we may owe our customers in such situations.

Our insurance coverage may not cover all potential losses.

After the Spin-Off, we expect that KL, on behalf of Millrose and Millrose Holdings (including any of its Property LLCs), will maintain general liability insurance policies for common liability claims from third parties, including slip and fall accidents and other common third-party risks. We expect that the Manager may also purchase specific insurance policies for individual investments or blanket policies covering multiple investments and participants and their respective affiliates. Additionally, in accordance with the terms of the Lennar Agreements, Lennar will maintain certain types of insurance for the Transferred Assets, the Supplemental Transferred Assets and any Future Property Assets that Millrose Holdings acquires pursuant to the Lennar Agreements. KL will be responsible for confirming that the Transferred Assets, the Supplemental Transferred Assets and any Future Property Assets acquired pursuant to the Lennar Agreements will be insured by Lennar consistent with industry standards, and for securing insurance for anything that is not otherwise covered by Lennar’s insurance with respect to the Transferred Assets, the Supplemental Transferred Assets and Future Property Assets. KL expects to maintain insurance policies (similar to the ones subscribed by Lennar) on any Future Property Assets that Millrose, through one of its subsidiaries, may acquire in the future for any potential Lennar Related Ventures or Other Customers that would not otherwise be insured by such Lennar Related Ventures or Other Customers. It will be KL’s responsibility to ensure that, between the insurance provided by any of our customers and the insurance KL secures on our behalf, our entire Real Estate Portfolio will be adequately insured, consistent with industry standards, including commercial general liability insurance. We expect all insurance that KL secures on our behalf will be paid for by KL, and such costs will be covered by the Management Fee. For additional information, see “Our Properties—Operating Data on Real Estate Portfolio—Insurance” and “Manager and Management Agreement—Management Agreement—Management Services.” However, there is no guarantee that we will always be completely covered by insurance, and there may be gaps that KL does not identify in time or at all, which could result in material impacts to our business. Because we are not sourcing and vetting the insurance provided by any customers (including Lennar), the existence and quality of the insurance, including the scope of coverage, is out of our control. As such, we cannot provide any assurance that we will always have sufficient insurance to cover every liability we may be exposed to, whether it be from insurance that KL secures for us or insurance from our contractual relationships with Lennar and any Other Customers. In the event any such insurance could lapse (either intentionally or inadvertently) by our customers, we may be negatively impacted if we cannot find adequate alternative coverage in a timely manner and on suitable terms when such lapses occur.

Certain losses that may impact our Real Estate Portfolio, including losses from floods, earthquakes, acts of war, acts of terrorism or riots and pandemics, generally are not insured against or not fully insured against because it is not deemed economically feasible or prudent to do so. If an uninsured loss or a loss in excess of insured limits occurs with respect to one or more of our properties, we could experience a significant loss of capital invested and future revenues in these land assets and could potentially remain obligated under any recourse debt associated with the land asset.

Pursuant to the Lennar Agreements, Lennar is responsible for all Horizontal Development and any home construction done on the Homesites, including if anything is damaged during development. Lennar is responsible for sourcing and maintaining property insurance coverage for any such damage. However, Lennar’s insurance and responsibility for such risks and damages extends only until they determine not to exercise any Purchase Options with respect to any Homesites. Therefore, in the event Lennar decides not to exercise or forfeit its Purchase Options with respect to any Homesites, we will be fully responsible for any issues that may arise with respect to the land, any completed or in-progress Horizontal Development and home construction Lennar has already done. We may not be able to find adequate or any insurance coverage or other protection in a timely manner if this were to happen, particularly since any such decision from Lennar would impact an entire pool of properties, and not just an individual property. The lack of adequate insurance and protections may also impact our ability to sell the properties to a third-party buyer. Furthermore, we cannot be sure that insurance companies the Manager finds will be able to offer products with sufficient coverage for Millrose’s business operations at commercially reasonable rates in cases where Lennar stops their insurance coverage. If we experience a loss that is uninsured or that exceeds insured limits with respect to one or more of our land assets or if the insurance companies fail to meet their coverage commitments to us in the event of an insured loss, then we could lose the capital invested in the damaged land assets, as well as the anticipated future revenues from those land assets and, if there is recourse debt, then we would remain obligated for any mortgage debt or other financial obligations related to the land assets. Any such losses or higher insurance costs could materially and adversely affect our business, financial condition and results of operations.

Our inability to successfully acquire an adequate inventory of Future Property Assets at reasonable prices could adversely impact our operations.

To the extent that Lennar desires that we purchase any Future Property Assets, pursuant to the Lennar Agreements, Lennar is responsible for identifying any and all Future Property Assets and is responsible for negotiating the purchase price of any such Future Property Assets. As we do not have the ability to identify Future Property Assets ourselves and cannot control the purchase price with respect to any Future Property Assets that we may acquire pursuant to the Lennar Agreements (or any substantially similar agreements that we may enter into with any Lennar Related Ventures or Other Customers in the future), we may not be able to secure any Future Property Assets at reasonable prices, which could adversely impact our operations.

There is no guarantee when or if (or to what extent) Millrose, through its Other Subsidiaries, will be able to provide the HOPP’R to any Lennar Related Ventures or negotiate and enter into any similar arrangements with Other Customers. In the event that Millrose does provide the HOPP’R to or enter into other agreements with Other Customers, the results of our operations may in the future depend in part upon our ability to successfully identify, acquire and own an adequate number of Future Property Assets in desirable locations. Even if we have an adequate number of HOPP’R agreements with various customers, there is no guarantee when or if (or to what extent) they will offer us new business opportunities or Future Property Asset transactions. There can also be no assurance that an adequate supply of Future Property Assets will be available to us on favorable terms, or that will make relevant land asset targets for the HOPP’R. Even if KL finds any appropriate Future Property Assets, it may not be presented to Millrose’s customers under KL’s Allocation Policy, and such Future Property Assets may instead be allocated to traditional Land Banking entities that Kennedy Lewis manages (who may be our competitors in the market).

An insufficient supply of Future Property Assets in one or more of our markets, any hindrance or inability to convey owned Homesites as a result of government shutdowns (or for other reasons), or our inability to purchase or finance Homesites on reasonable terms could have a material adverse effect on our business, financial condition and results of operations. Any land shortages or any decrease in the supply of suitable land at reasonable prices could result in increased land costs. As the fair market value of properties declines from their original values at the time we enter into option agreements with any customers, we may have to reduce option exercise prices in order to induce home builders to exercise options or otherwise to purchase properties from us. Since Lennar has the right to adjust its Monthly Option Payment rate for subsequent Proposed Projects to any lower rate we may negotiate with any non-Lennar customer, a significant portion of our future Real Estate Portfolio, as well as our ability to finance the acquisition and development of land assets for our customers, will likely be impacted in the event KL negotiates a lower monthly option payment rate with another customer during a time of market downturns and Lennar exercises its right to adjust its Monthly Option Payments for future Proposed Projects going forward.

A decline in prices of new homes could require us to write down the carrying value of land we own.

Our assets will consist of land that we will hold for Lennar and potentially any Other Customers, to be resold to them for use in home building operations. The value of land suitable for residential development fluctuates depending on local and national market conditions and other factors that affect demand for new homes. When demand for homes fell during the 2007-2009 recession, landowners, such as Lennar, were required to take significant write-downs of the carrying value of land inventory. If market conditions were to deteriorate significantly in the future, we could be required to make significant write-downs of the carrying value of our land assets inventory and we could be forced to reduce the purchase prices in order to induce option holders to purchase properties.

Land assets and real estate investments are not as liquid as certain other types of assets, which may reduce economic returns to stockholders.

Land assets and real estate investments are not as liquid as certain other types of investments, and this lack of liquidity may limit our ability to react promptly to changes in economic or other conditions. Significant expenditures associated with real estate investments, such as secured mortgage debt payments, real estate taxes and maintenance costs, are generally not reduced when circumstances cause a reduction in income from the investments. As we expect to elect REIT status, we will only be able to hold property for sale in the ordinary course of business through TRSs in order to not incur punitive taxation on any gain from the sale of such property. We may dispose of certain land assets that have been held subject to our agreements with Lennar or any Other Customers to generate liquidity. If we do not satisfy certain safe harbors relating to our REIT status or we believe there is too much risk of incurring the punitive tax on any gain from the sale, we may not pursue such sales.

To the extent permitted by our existing and any new business arrangements with Lennar and Other Customers, and if Lennar elects not to exercise its option to acquire certain land assets from Millrose Holdings, we may decide to sell land assets to third parties to generate proceeds to fund our capital deployment activities. The price for which we can sell properties to third parties or sell homes we build may be significantly less than the amounts of our investments. Our ability to sell land assets on advantageous terms is affected by: (i) competition from other owners of land assets that are trying to dispose of their land assets; (ii) economic and market conditions, including the capitalization rates applicable to our land assets; and (iii) other factors beyond our control, including general economic conditions. If our competitors sell assets similar to assets we intend to divest in the same markets or at valuations below our valuations for comparable assets, we may be unable to divest our assets at favorable pricing or at all. The third parties who might acquire our land assets may need to have access to debt and equity capital, in the private and public markets, in order to acquire land assets from us. Should they have limited or no access to capital on favorable terms, then dispositions could be delayed.

If we (including Millrose Holdings) do not have sufficient cash available to us through our operations or sales of land assets or available credit facilities to continue operating our business as usual, we and Millrose Holdings may need to find alternative ways to increase our liquidity. Such alternatives may include, without limitation, divesting land assets at less-than-optimal terms or incurring debt. There can be no assurance, however, that such alternative ways to increase our liquidity will be available to us or that we will continue to qualify as a REIT if we pursue such alternative ways to increase our liquidity. Additionally, taking such measures to increase our liquidity may adversely affect our business, and in particular, our distributable cash flow and debt covenants in any debt agreements that we may enter into in the future.

We cannot make any assurances that our growth or expansion strategies will be successful, and we may incur a variety of costs to engage in such strategies, including through new asset acquisitions, and the anticipated benefits may never be realized.

Our significant lack of diversification in our business operations and investment portfolio and our customer base severely limits how well we can compete against traditional Land Banking entities, such that we are not able to carve out a sustainable market share for ourselves and sustain our operations independently from Lennar. Initially, Lennar will be our only customer and, while we intend to identify and negotiate with potential Other Customers, as of the date of this prospectus, there are no definitive plans for Millrose to acquire any assets, to form or acquire more subsidiaries, or to obtain any other business besides the existing Recycled Capital HOPP’R that Millrose Holdings and Other Subsidiaries will provide to Lennar pursuant to the Lennar Agreements. Millrose (through Millrose Holdings) intends to acquire Future Property Assets for Lennar as part of our ongoing relationship with Lennar, as contemplated and governed by the Master Program Agreement. However, there is no guarantee when or if (or to what extent) this will happen at all. While the Lennar Agreements do not have an expiration date, Lennar is under no obligation to commit to any future transactions with Millrose Holdings or give Millrose Holdings any new business at all (including any referrals of Lennar Related Ventures) under the Master Program Agreement. The Lennar Agreements provide Lennar with a Capital Priority Right and contemplate an ongoing business relationship between Millrose and Lennar, whereby Millrose would provide the Recycled Capital HOPP’R to Lennar for any Future Property Assets that Millrose Holdings may acquire pursuant to the Lennar Agreements, but the Lennar Agreements do not include any exclusivity, rights of first refusal or first look or other priority rights for us with respect to any future business opportunities. This means that Lennar can decide not to offer us any additional business (beyond the Transferred Assets and the Supplemental Transferred Assets) for any reason at all, including, but not limited to, using traditional land banks or establishing another entity that will operate a HOPP’R, or if the business terms of the Lennar Agreements (individually or in the aggregate) are not as competitive as others in the market. Additionally, Lennar currently has and expects to continue to have Land Banking arrangements with other providers, and while these arrangements do not impact the Transferred Assets and the Supplemental Transferred Assets, they could limit how many business opportunities we will be able to receive from Lennar with respect to Future Property Assets on a going-forward basis. Further, as of the date of the Spin-Off, Millrose does not have any business relationships with any Lennar Related Ventures or Other Customers. There is no guarantee when or if (or to what extent) Millrose, through its Other Subsidiaries, will be able to provide the HOPP’R to any Lennar Related Ventures or negotiate and enter into any arrangements with Other Customers to provide the HOPP’R (either the Recycled Capital HOPP’R or any tailored forms of the HOPP’R with individually negotiated features, which may not be the same features as the Recycled Capital HOPP’R) to such Other Customers. Lennar’s Capital Priority Right may also limit the amount of available capital Millrose has to provide the HOPP’R to customers other than Lennar.

While Millrose’s only customer initially will be Lennar, it has engaged and continues to engage in discussions with other home builders who are interested in becoming new customers, but there is no guarantee that Millrose will be successful in negotiating agreements with additional customers and there is no guarantee that Millrose will be able to secure any business arrangements with any home builders outside of Lennar in any given timeframe.

In the future, if we are unable to successfully integrate new assets or businesses and manage our growth, our business, financial condition and results of operations may suffer. Lennar has the option, but not the obligation, to refer any Lennar Related Ventures to us. Although we have the obligation to contract with any qualifying Lennar Related Ventures (and the option to contract with any non-qualifying Lennar Related Ventures), there can be no assurance that Lennar will make any such referrals to us. We may not be successful in negotiating and entering into HOPP’R agreements with Other Customers and any future agreements with Other Customers may not be on similar terms to the Lennar Agreements or may be indirectly limited by Lennar Agreements (e.g., because of Lennar’s Capital Priority Right, or due to the limitations to our ability to obtain third-party financing and issue debt because of our Debt to Equity Ratio Limit). Additionally, we may in the future significantly increase the size and/or change the mix of our Real Estate Portfolio or acquire or otherwise enter into new lines of business. We may be unable to successfully and efficiently integrate newly-acquired assets or businesses into our existing operations or otherwise effectively manage our Real Estate Portfolio or our growth effectively. In addition, increases in our Real Estate Portfolio and/or changes in the mix of our Real Estate Portfolio or additional lines of business may place significant demands on KL’s administrative, operational, asset management, financial and other resources. Any failure to manage increases in our size effectively could adversely affect our business, financial condition and results of operations.

Real estate valuation is inherently subjective and uncertain, and is subject to change, especially during periods of volatility.

The valuation of land and real estate and therefore the valuation of our land assets is inherently subjective due to, among other factors, the individual nature of each property, its location, the expected future revenues from that particular property and the valuation methodology used. As a result, the valuation of our land and other real estate assets will be subject to a large degree of uncertainty and are made on the basis of assumptions and methodologies that may not prove to be accurate. Regardless of whether a valuation is accurate at the time it is completed, all valuations are subject to change, especially during periods of market volatility or reduced demand for real estate. The valuation of land assets we will hold and loans we may own in the future may not reflect the price at which such asset or loan is ultimately going to be sold (particularly given the terms of our existing agreements with Lennar, and any similar terms we may be subject to in future agreements with other customers), and the difference between that valuation and the ultimate sales price could be material. Valuation methodologies are subject to change from time to time. Additionally, real estate option contracts will be subject to local contract laws that will differ between the various jurisdictions in which we operate, and the underlying real estate to those option contracts will be subject to regulatory risk from federal, state, and local regulators.

Our ability to satisfy the asset tests to qualify as a REIT depends upon our analysis of the characterization and fair market values of our land assets, some of which will not be susceptible to a precise determination given their undeveloped nature, and for which we will not obtain independent appraisals. Accordingly, there can be no assurance that the IRS will not contend that our assets cause a violation of the REIT asset tests.

We may acquire Future Property Assets, and entities holding such Future Property Assets that involve risks that could adversely affect our business and financial condition.

We will receive the Transferred Assets in connection with the Distribution and expect to acquire the Supplemental Transferred Assets when the Supplemental Transferred Assets Transaction closes. We may also acquire Future Property Assets. The acquisition of such Future Property Assets involves risks, including the risk that the acquired assets will not perform or be suitable for its intended purpose as anticipated. Under the Lennar Agreements, Lennar has the obligation to evaluate, assess and vet any Future Property Assets that it decides, at its sole discretion, to present to us. When we acquire Future Property Assets, we may have to bear the risks associated with entering a new market, such as a lack of market knowledge or understanding of the local economy, forging new business relationships in the area and unfamiliarity with local government and permitting procedures. KL, while it has extensive experience with Land Banking, also does not have experience as a home builder or real estate developer, or any business that would require extensive knowledge and expertise on land and property acquisitions. As a result, if Lennar or any other customer defaults or otherwise does not exercise its purchase option on any such Homesites following the completion of the Horizontal Development (e.g., the Work that Lennar is required to complete pursuant to the Master Construction Agreement), then we will need to either construct homes on such Homesites on our own (or, with Lennar, exercise our fee building option), engage a third party to construct the homes, or sell the Homesites without completing home construction in order to recover Millrose’s invested capital. Any such home construction and/or disposition may involve significant costs and require real estate development expertise, which KL does not have. As such, we would not be able to do any home construction ourselves without expending significant costs in hiring new personnel who have the requisite skills and expertise, and such costs may not be covered (in part or at all) by the Management Fee we pay to KL. KL may also not be best-positioned to effectively oversee any third-party home builders, as they do not have the relevant experience or expertise in home construction. Selling assets without completing home construction will likely negatively impact the price of the assets, particularly because Lennar would be unlikely to let Purchase Options expire unless the value of the properties has become significantly less than the applicable option exercise prices. Any failure to at least recoup the amounts we have invested in developing and selling such assets would negatively impact our financial results. Additionally, there is, and it is expected there will continue to be, significant competition for land assets that meet the Program Criteria, as well as risks associated with obtaining financing for further acquisitions of land assets.

We currently only have one direct subsidiary, Millrose Holdings, which provides the HOPP’R to Lennar. If we engage any new customers in the future, the HOPP’R we provide to any Lennar Related Venture or Other Customer may be provided by one or more of our Other Subsidiaries. Setting up new Other Subsidiaries and land-holding entities to provide the HOPP’R for any Other Customers may require substantial time and resources, including KL finding and hiring additional personnel to manage and operate such arrangements. There can be no assurance that we can do this in a timely manner, or that any delays or issues that arise will not jeopardize or other impact our business relationships with such Lennar Related Ventures or Other Customers. Additionally, Lennar’s extensive skillsets, knowledge, experience and expertise that will be applied to the benefit of Millrose Holdings with respect to Future Property Assets acquired pursuant to the Master Program Agreement will not be available to us for any Future Property Assets acquired for Other Customers.

Our business, financial condition and results of operations could suffer in the event of system failures or cybersecurity attacks.

We are reliant on KL, as the Manager, for all of our internal technology systems and cybersecurity procedures and oversight. As a newly-formed corporation with no prior business operations, we will be implementing and testing our security measures and a disaster recovery plan for our internal and hosted information technology systems. Our systems may be vulnerable to damages from any number of sources, including energy blackouts, natural disasters, terrorism, war, telecommunication failures and cybersecurity attacks, such as malware, ransomware, or unauthorized access. Any system failure or accident that causes interruptions in our operations or the operations of the Manager could result in a material disruption to our business. We may incur additional costs to remedy damages caused by such disruptions. Third-party security events at KL or any service providers could also impact our data and operations via unauthorized access to information or disruption of services which may ultimately result in losses. Despite having training, detection systems and response procedures, an increase in cyber-attacks may create disruption to our business, financial condition and results of operations, as well as exacerbate our reputational risk. We are also depending on the relevant training, detection systems and response procedures delivered by KL to its employees. In addition, KL does not have any experience with managing a public company where public scrutiny and cyber-attacks might be more frequent.

The growing frequency and sophistication of cyberattacks across the market may lead to increased costs to protect our infrastructure and respond to any events, including additional personnel, consultants and protection technologies. Any compromise of our security or KL’s security could result in a violation of applicable privacy and other laws, unauthorized access to information of ours and others, significant legal and financial exposure, damage to our reputation, loss or misuse of the information and a loss of confidence in our security measures, which could harm our business. Additionally, remediation costs for security events may not be covered by our insurance. In addition, any material cyberattacks will require us to publicly disclose such material cyberattacks in accordance with SEC rules.

ESG initiatives, requirements and market expectations may impose additional costs and expose us and our customers to new risks.

There is an increasing focus from regulators, investors, certain of our and our customers’ stakeholders concerning corporate sustainability, particularly as our business centers around land assets. For example, California recently enacted a climate focused disclosure law, and the SEC adopted (and as of the date of this prospectus paused the implementation of) climate change related regulations, both of which may require us to focus significant time and resources on behalf of ourselves and our customers to comply with these new requirements, and we may incur significant costs in compliance with such rules. Some investors may use ESG factors to guide their investment strategies and, in some cases, may choose not to invest in us, or otherwise do business with us, if they believe our or our customers’ policies relating to corporate responsibility are inadequate. Third party providers of corporate responsibility ratings and reports on companies have increased in number, resulting in varied and in some cases inconsistent standards. In addition, the criteria by which companies’

corporate responsibility practices are assessed are evolving, which could result in greater expectations of us and our customers and cause us and our customers to undertake costly initiatives to satisfy such new criteria. Alternatively, if we or our customers, including Lennar, elect not to or are unable to satisfy such new criteria or do not meet the criteria of a specific third-party provider, some investors may conclude that our or our customers’ policies with respect to corporate responsibility are inadequate.

We may face reputational damage in the event that our or our customers’ corporate responsibility procedures or standards do not meet the goals or the standards set by various constituencies. If we and our customers fail to comply with ESG related regulations and to satisfy the expectations of investors and our customers’ stakeholders, or our or our customers’ announced goals and other initiatives are not executed as planned, our reputation could be adversely affected, and our business, financial condition or results of operations, and our ability to grow our business, may be negatively impacted. In addition, we may incur significant costs in attempting to comply with regulatory requirements, ESG policies or third-party expectations or demands and we may not be successful in effectively complying with regulatory requirements, ESG policies or third-party expectations.

We may change the profile of our Real Estate Portfolio without stockholder consent.

Following the Spin-Off, we expect the Real Estate Portfolio to primarily include the Transferred Assets and the Supplemental Transferred Assets. The properties in the Transferred Assets and the Supplemental Transferred Assets are expected to have a short cash conversion cycle. When assessed as of September 30, 2024,

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nearly 39% of the aggregate portfolio purchase value of the Transferred Assets and the Supplemental Transferred Assets have a weighted average life of less than a year (however, this is only with respect to when they are expected to be ready for cash conversion, and there are no guarantees that Lennar will exercise its Purchase Options when the properties are ready to be purchased); and

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the majority of the Transferred Assets and the Supplemental Transferred Assets are expected to be ready for home construction and purchase by Lennar within thirty months, representing approximately 74% of the aggregate portfolio purchase value (assuming Lennar’s timely exercises of its Purchase Options in accordance with the Takedown Schedules described under “Our Properties”); and

There can be no assurance that the profile of our Real Estate Portfolio will always be similar to that of the Transferred Assets and the Supplemental Transferred Assets. At the time of the Spin-Off, we expect Millrose’s only customer will be Lennar. Millrose intends to engage future customers. Millrose expects that the land assets that it may receive in connection with such other home builders will also be current and future Homesite inventory for the current and future construction of homes, and may be similar to the Transferred Assets in terms of their shorter conversion duration, diversification of geographic markets and development-ready status, but there is no certainty that Millrose will be able to successfully negotiate for land assets that share similar characteristics with the Transferred Assets. Although we expect some of the Future Property Assets we acquire (particularly the ones that we may acquire pursuant to the Lennar Agreements or any agreements with Lennar Related Ventures or potentially Other Customers that have substantially the same terms as the Lennar Agreements) to generally match the profile of the Transferred Assets, we expect that many of the Future Property Assets that we may acquire in the course of providing the HOPP’R to Other Customers outside of Lennar and certain Lennar Related Ventures will have a different profile. We may also need to make adjustments to our Real Estate Portfolio based on real estate market conditions and available business opportunities, and we may change our Investment Guidelines at any time without the consent of our stockholders, subject to the terms of our agreements with Lennar. In the future, we may make business decisions that result in us making investments in Future Property Assets that are different from, and possibly riskier than, the Transferred Assets and the Supplemental Transferred Assets described in this prospectus. In connection with such changes in our targeted land assets and strategies, our Board may change our policies over time. In the future, a change in our targeted land assets acquisition guidelines may occur without notice to you or without your consent, may increase our exposure to interest rate risk, default risk and real estate market fluctuations, all of which could materially adversely affect the value of our Common Stock, our ability to make distributions to you and our business, financial condition and results of operations.

Risks Related to Our Management Structure

We depend upon key personnel of KL, and if KL cannot recruit and retain key personnel for us, our business, financial condition and results of operations could be significantly impacted.

We are an externally-managed company, and therefore we do not, and will not, have any internal management capacity and we do not have any employees. We depend to a significant degree on the diligence, skill and network of business contacts of the management team and other key personnel of KL, all of whom may be difficult to replace. KL will be obligated to supply us with substantially all of our senior management team, including all of the members of our management team that are named in this prospectus. We expect that KL will evaluate, negotiate, structure, close and monitor our Real Estate Portfolio in accordance with the terms of the Management Agreement and provide the Recycled Capital HOPP’R to Lennar pursuant to the Lennar Agreements and any of our Other Customers pursuant to any future HOPP’R agreements we may enter into with such Other Customers.

As detailed in the Management Agreement with KL, subject to business acquisition, investment, leverage and other guidelines or policies adopted by our Board, KL will have significant discretion regarding the implementation of our business and operating policies and strategies. Accordingly, we believe that our success will depend significantly upon the experience, skill, resources, relationships and contacts of the senior officers and key personnel of KL. In particular, our success depends to a significant degree upon the contributions of our officers, all of whom are currently senior officers of KL. We will not have employment agreements with any of these key personnel and do not have key person life insurance on any of them. None of these key personnel are required by any agreement to dedicate a specified allocation of their time to Millrose. If any of our officers were to cease their affiliation with us or KL, KL may be unable to find suitable replacements, and our operating results could suffer. We believe that our future success will depend, in large part, upon KL’s ability to hire and retain highly skilled managerial, operational and marketing personnel. Competition for highly skilled personnel is intense, and KL may be unsuccessful in attracting and retaining such skilled personnel. If we lose or are unable to obtain the services of highly skilled personnel, our ability to implement our business strategies could be delayed or hindered, and there could be a material adverse effect on our business, financial condition and results of operations.

We also depend upon the senior professionals of KL to maintain relationships with sources of potential business opportunities, and we rely upon these relationships to provide us with potential business opportunities. We cannot assure you that these individuals will remain employed by KL and continue to provide indirect business advice to us. KL is under no obligation to bring potential new business opportunities or contacts to us. If these individuals, including the members of the management team of KL, do not maintain their existing relationships with KL, maintain existing relationships or develop new relationships with other sources of business opportunities, we may not be able to successfully finance the acquisition and development of land assets or grow our portfolio in future, should we choose to expand. We are reliant on KL and their management team to maintain our existing relationships with Lennar, including pursuant to the ongoing obligations under the Lennar Agreements and the agreements that we expect to negotiate with other home builders. Kennedy Lewis and Lennar have a longtime business relationship with each other, and an adverse change in the relationship between Kennedy Lewis and Lennar could affect our relationship with Lennar because we are entirely managed by KL (which is an affiliate and wholly-owned subsidiary of Kennedy Lewis). Any such impact to our relationship with Lennar may have significant impacts to Millrose, since Lennar will be our primary customer (by transaction size) and source of revenue immediately following the Spin-Off. In addition, individuals with whom the senior professionals of KL have relationships will not necessarily provide us with business opportunities and as such, any business opportunities that are generated through those relationships will be subject to KL’s Allocation Policy (see “Manager and Management Agreement—Allocation Policy” for more information). Therefore, we can offer no assurance that such relationships will generate business opportunities for us.

KL can terminate the Management Agreement on 60 days’ notice under certain circumstances, and we may not be able to find a suitable replacement within that time, resulting in a disruption in our operations that could adversely affect our business, financial condition and results of operations.

The Management Agreement gives the Manager the right to terminate the Management Agreement effective upon 60 days’ prior written notice of termination to Millrose in the event that Millrose shall default in the performance of any material term, condition or covenant contained in the Management Agreement and such default shall continue for a period of 30 days after written notice thereof specifying such default (or 45 days after written notice of such breach if Millrose takes steps to cure such breach within 30 days of the written notice), whether we have found a replacement or not. If the Manager terminates the Management Agreement, we may not be able to find a new adviser or hire internal management with similar expertise and ability to provide the same or equivalent services on acceptable terms within 60 days, or at all. In the event that we terminate the Management Agreement without cause, we would be obligated to pay a Termination Fee pursuant to the Management Agreement and may have difficulty finding a suitable replacement manager.

Additionally, pursuant to Lennar’s Management Succession Consent Right included in the Founder’s Rights Agreement, if the Management Agreement is terminated for any reason (with or without cause), then Lennar shall have a consent right over the appointment of a new manager, which may delay our ability to appoint a replacement manager. Lennar’s Management Succession Consent Right also gives Lennar a consent right over any management agreement that Millrose may enter into with a new or existing manager. If we are unable to appoint a replacement manager quickly, our operations are likely to experience a disruption and our financial condition, business and results of operations, as well as our ability to pay distributions, are likely to be adversely affected. In addition, the coordination of our management and business activities is likely to suffer if we are unable to identify and reach an agreement with a single institution or group of executives having the experience possessed by KL. Even if we are able to retain comparable management, the integration of such management and its lack of familiarity with our business objectives may result in additional costs and time delays that may materially adversely affect our business, financial condition and results of operations.

You will have limited control over changes in our policies and operations, which increases the uncertainty and risks you face as a stockholder.

Following the Spin-Off, our Board will have discretion to determine our major policies, including the policies and guidelines described herein, subject to any existing contractual obligations and limitations that will already exist at the time of the Spin-Off. Our Board may amend or revise these and other policies without your vote. Our Board’s broad discretion in setting policies and your inability to exert control over those policies increases the uncertainty and risks you face as a stockholder.

Further, our Board may be constrained by the terms of the Founder’s Rights Agreement between Millrose and Lennar, which will be incorporated by reference into our Bylaws, pursuant to which Lennar will have an approval right over certain Board actions including appointment of a replacement Manager pursuant to Lennar’s Management Succession Consent Right. Additionally, our Charter includes a number of protective governance provisions, which provide that certain actions will require a vote of approval of the holders of our Class B Common Stock, voting separately as a class, in addition to the approval of the holders of our Class A Common Stock and our Class B Common Stock, voting together without regard to class. The Founder’s Rights Agreement terms and the protective governance provisions may limit your ability as a shareholder, particularly as a holder of Class A Common Stock, to exert influence over Millrose’s policies and operations.

KL will be authorized to follow broad operating and business guidelines and, therefore, has discretion in identifying and managing the land assets that will be appropriate investments for us, as well as our individual operating and business decisions. Our Board will periodically review our operating and business guidelines and our operating activities and investments, but it will not review or approve each decision made by KL on our behalf. In addition, in conducting periodic reviews, our Board will rely primarily on information provided to it by

KL. Furthermore, transactions entered into by KL may be costly, difficult or impossible to unwind by the time they are reviewed by our Board. KL will have great latitude within the broad parameters of our business acquisition guidelines in determining the types and amounts of assets in which to acquire and invest on our behalf, including consummating transactions that may result in returns that are substantially below expectations or result in losses, which would materially and adversely affect our business, financial condition and results of operations. In the future, should our business evolve and should we enter into HOPP’R agreements with Other Customers, the Board may be subject to increased limitations resulting from new agreements or alternatively our Board may have increased flexibility in our business operations.

We will pay substantial fees to KL, which payments will increase the risk that we will not earn a profit. In the future, there is also no guarantee that KL will be successful should we choose to identify and consummate new business opportunities with Other Customers, which also increases the risk that you will not earn any returns on your investment.

Pursuant to the Management Agreement, we will pay significant fees to KL, including the Management Fees. Those fees will include advisory and administrative fees and obligations to reimburse KL in limited circumstances as described in the Management Agreement for certain expenses they incur in connection with providing services to us (not including fees incurred in connection with extraordinary litigation and mergers and acquisitions and other events outside Millrose’s ordinary course of business, including, in certain circumstances, costs associated with the ownership and maintenance of land). However, the payment of such fees to KL does not guarantee that KL will be able to successfully manage our land assets and our existing business relationship with Lennar. We will rely on KL to identify and consummate new business opportunities for us. However, available capital for transactions with Other Customers and Lennar Related Ventures will be subject to Lennar’s Capital Priority Right. There is no guarantee when or if (or to what extent), if we choose to engage with Other Customers in the future, KL will be able to successfully identify and consummate appropriate and suitable business opportunities for us. KL may not be successful in identifying opportunities and new customers that meet our criteria. Additionally, Lennar’s extensive skillsets, knowledge, experience and expertise that will be applied to the benefit of Millrose Holdings with respect to Future Property Assets acquired pursuant to the Master Program Agreement will not be available to us for any Future Property Assets acquired for Other Customers. We may not be able to consummate relationships with Other Customers on satisfactory terms or at all. There is also no guarantee that KL will be able to successfully manage any new projects added to our portfolio in future.

Our ability to make investments on favorable terms may be constrained by several factors including, but not limited to, the terms and restrictions of our agreements with Lennar or competition from traditional Land Banking providers with significant capital, including other publicly-traded REITs and institutional investment funds, which may significantly increase transaction costs, and/or the inability to finance a transaction on favorable terms or at all. The failure to identify or consummate acquisitions or future dispositions of land assets with Other Customers on satisfactory terms, or at all, may impede our growth and negatively affect our cash available for distribution to our stockholders.

If we internalize our management functions, we could incur significant costs associated with being self-managed.

Subject to the terms of the Management Agreement, in the future, our Board may consider internalizing the functions performed for us by KL. The method by which we could internalize these functions could take many forms. There is no assurance that internalizing our management functions will be beneficial to us and our stockholders. Any internalizing of management could result in a dilution of your interests as a stockholder and could reduce earnings per share and adversely affect our results of operations. Additionally, we may not realize the perceived benefits, we may not be able to properly integrate a new staff of managers and employees, and we may not be able to effectively replicate the services provided previously by KL or their affiliates. Internalization transactions have, in some cases, been the subject of litigation. Even if these claims are without merit, we could be forced to spend significant amounts of money defending claims that would reduce the amount of funds available for us to invest in land assets or other investments and to pay distributions. All of these factors could have a material adverse effect on our results of operations, financial condition and ability to pay distributions.

The termination of the Management Agreement with KL may require us to pay a substantial termination fee, including in the case of a termination for unsatisfactory performance, which may limit our ability to end our relationship with KL.

The terms of the Management Agreement with KL automatically extend each year for an additional one-year period. We have the right to terminate the Management Agreement, as well as the Manager in certain circumstances, as described further under “Manager and Management Agreement.” However, if we terminate the Management Agreement without cause, as defined in the Management Agreement, we will be obligated to pay KL the Termination Fee. These provisions substantially increase the cost to us of terminating the Management Agreement without cause, which may limit our ability to end our relationship with KL as the Manager. The payment of the Termination Fee could have a material adverse effect on our financial condition, including our ability to pay distributions to our stockholders.

As such, if we terminate the Management Agreement other than for cause, we are obligated to pay KL the Termination Fee which can be substantial. For these reasons, the terms of the Management Agreement, including the Termination Fee may discourage us from replacing the Manager.

Any adverse changes in the financial health of KL or its affiliates or our relationship with them could hinder our operating performance and the return on your investment.

We will be dependent on KL to manage our operations and acquire and manage our portfolio of land and other real estate assets. Under the direction of our Board, KL will make all decisions with respect to the management of our business operations and life as a public company. KL will depend upon the fees and other compensation that it receives from us in connection with managing Millrose to conduct its own operations. Any adverse changes in the financial condition of KL or its affiliates, or our relationship with KL, could hinder its ability to successfully manage our operations and our portfolio of investments, which would adversely affect us and our stockholders.

There are significant potential conflicts of interest that could affect our business returns.

As a result of our arrangements with KL, there may be times when KL or its affiliates have interests that differ from those of our stockholders, giving rise to a conflict of interest. For example, there may be potential conflicts of interest if we need to compete for the time and services of personnel from KL that work for us and our subsidiaries, as none of our officers are required by any agreement to dedicate a specified allocation of their time to Millrose, or if the compensation payable by us to KL for their services may not be on market terms and may be payable whether or not our stockholders receive any distributions.

KL is an affiliate and wholly-owned subsidiary of Kennedy Lewis. Kennedy Lewis has a long business relationship with Lennar and has existing Land Banking engagements with Lennar through other entities. Prior to the Spin-Off, Kennedy Lewis is acting as a strategic advisor to Lennar in the structuring of the Spin-Off, the formation of Millrose and Millrose Holdings, and the preparation of the various agreements and documentation related to the Spin-Off that are described herein and Millrose’s relationship with Lennar following the Spin-Off, for which it receives no payment. Kennedy Lewis has also been involved in negotiating with Lennar the terms of the Management Agreement, including the amount of the Management Fee, which will be entered into by KL and Millrose. Specifically, Kennedy Lewis has been closely involved with advising Lennar regarding the Spin-Off. The terms and structure of the Spin-Off have been developed in consultation with Kennedy Lewis. Although Kennedy Lewis is involved in such capacities as Lennar’s strategic advisor in connection with the Spin-Off, prior to the Spin-Off, Kennedy Lewis (either directly or through KL) is not acting in any capacity on Millrose’s behalf, including with respect to the negotiations of the Lennar Agreements with Lennar and the preparation of Millrose’s organizational documents and corporate policies. As such, in each case, Kennedy Lewis’ involvement and consultation has been as a strategic advisor to Lennar regarding this transaction, and not on behalf of Millrose. Given Kennedy Lewis’s relationship with Lennar, who at least initially will be our sole customer and our major primary customer for the foreseeable future, there may arise significant potential conflicts of interest if KL needs to renegotiate the terms of any Lennar Agreements with Lennar.

Further, KL’s team serve or may serve as officers, directors or principals of entities that operate in the same or a related line of business as we do, or of investment funds managed by Kennedy Lewis or its affiliates. Similarly, Kennedy Lewis or its affiliates may have other customers with similar, different or competing business objectives. While KL does not intend to manage any other business or entity other than Millrose (including Millrose’s subsidiaries), Kennedy Lewis, an affiliate and parent company of KL, has other subsidiaries like KL that manage various other businesses, private funds and other entities, including those that also provide Land Banking in some capacity (including residential Land Banking). Kennedy Lewis’ fees for those services may exceed KL’s net income from acting as Millrose’s Manager. In serving in these multiple capacities, Kennedy Lewis or its affiliates may have obligations to other customers or investors in those entities, the fulfillment of which may not be in the best interest of us or our stockholders. For example, the management team of KL has, and will continue to have, management responsibilities for investment funds, accounts or other investment vehicles managed or sponsored by Kennedy Lewis or its affiliates. Our business objectives may overlap with the business objectives of such affiliated investment funds, accounts or other investment vehicles. As a result, those individuals may face conflicts in the allocation of business opportunities among us and other investment funds or accounts advised by or affiliated with Kennedy Lewis. KL will not be directly managing any entities other than Millrose. However, Kennedy Lewis, an affiliate and the parent of KL, owns other subsidiaries that are substantially similar to KL and manage other companies, including potential competitors and companies maintaining REIT status, in the residential real estate industry, which are providing, or may provide, Land Banking. See “Manager and Management Agreement—Allocation Policy” for more information.

We may seek business opportunities to provide the HOPP’R to Lennar Related Ventures and from Other Customers. In the event any of the HOPP’R arrangements with any Lennar Related Ventures and Other Customers requires us, or gives us the flexibility to, identify potential Future Property Assets for consideration to our customers, KL will be responsible for searching for and identifying such Future Property Assets and business opportunities on our behalf. These Future Property Assets and business opportunities may also represent strategic opportunities for other investment funds, accounts or investment vehicles that are advised by or affiliated with KL or Kennedy Lewis. In such cases, KL will allocate business opportunities among eligible accounts in a manner consistent with the Allocation Policy. However, we can offer no assurance that such opportunities will be allocated to us fairly or equitably in the short-term or over time.

In the Management Agreement with KL, we acknowledge that KL may engage in other activities or businesses and act as the manager to any other person or entity (including REITs) even though such person or entity has business acquisition policies and objectives similar to our policies and objectives, and we are not entitled to preferential treatment in receiving information, recommendations and other services from KL.

Because Lennar’s subsidiary (or any future owner of the HOPP’R Rights) may license the HOPP’R Rights to other land banks and other external managers that manage land banks, our business could suffer, as we might no longer be the only publicly traded entity using the HOPP’R. As described elsewhere in this Risk Factor section, our business relies on our ability to provide the HOPP’R, including the Recycled Capital HOPP’R, to our customers, and we may lose our competitive advantage against other land banks if other entities in the future also provide the HOPP’R to their customers. Accordingly, we may compete with and lose business opportunities to such other entities. We cannot be sure that our governance guidelines, or other procedural protections we adopt will be sufficient to enable us to identify, adequately address or mitigate actual or alleged conflicts of interest or ensure that our transactions with related persons are made on terms that are at least as favorable to us, as those that would have been obtained with an unrelated person.

KL will maintain a contractual as opposed to a fiduciary relationship with us. KL’s liability will be limited under the Management Agreement, and we have agreed to indemnify the Manager against certain liabilities.

Under the Management Agreement, KL will not assume any responsibility to us other than to render the services called for under that agreement, and it will not be responsible for any action of our Board in following or declining to follow KL’s advice or recommendations. Even though officers recommended by KL and appointed by our Board will owe Millrose and its stockholders duties under Maryland law in their capacity as Millrose’s officers, which may include the duty to exercise reasonable care in the performance of such officers’ responsibilities, as well as the duties of loyalty, good faith and candid disclosure, KL as the Manager will maintain a contractual as opposed to a fiduciary relationship with us. In addition, we have agreed to indemnify KL and each of its officers, directors, members, managers and employees from and against any claims or liabilities, including reasonable legal fees and other expenses reasonably incurred, arising out of or in connection with our business and operations or any action taken or omitted on our behalf pursuant to authority granted by the Management Agreement, except where attributable to gross negligence, willful misconduct, bad faith or reckless disregard of such person’s duties under the Management Agreement. These protections may lead KL to act in a riskier manner when acting on our behalf than it would when officer for its own account.

We are party to transactions with related parties that may increase the risk of allegations of conflicts of interest.

We are party to transactions with related parties, including Lennar and KL, which is an affiliate and wholly-owned subsidiary of Kennedy Lewis. Our agreements with related parties or in respect of transactions among related parties may not be on terms as favorable to us as they would have been if they had been negotiated among unrelated parties. Our stockholders or other related parties may challenge any such related party transactions. If any challenges to related party transactions were to be successful, we might not realize the benefits expected from the transactions being challenged. Moreover, any such challenge could result in substantial costs (and certain costs related to litigation would not be paid for by KL pursuant to the Management Agreement) and a diversion of management’s attention that could have a material adverse effect on our reputation, business and growth and could adversely affect our ability to realize the benefits expected from the transactions, whether or not the allegations have merit or are substantiated.

KL faces conflicts of interest relating to the fee structure under the Management Agreement, which could result in actions that are not necessarily in the long-term best interest of our stockholders.

Under the Management Agreement, KL will be entitled to receive substantial compensation regardless of performance, based on the aggregate size of the Millrose Tangible Assets, KL’s interests are not wholly aligned with those of our stockholders. In that regard, KL could be motivated to recommend riskier or more speculative investments, including significant acquisition of additional land assets, that would entitle KL to higher fees. For example, because the Management Fee payable to KL is based on our total land and other real estate assets, KL may have an incentive to use a high level of leverage or to acquire land assets on less than favorable terms in order to increase the total amount of land and other real estate assets under management. In addition, KL’s ability to receive higher fees and reimbursements depends on our continued investment in land assets and other real estate assets. Therefore, the interest KL has in receiving an increased Management Fee may conflict with the interest of our stockholders in earning returns on their investment in our Common Stock.

KL and its officers and employees face competing demands relating to their time, and this may cause our operating results to suffer.

KL and its officers and employees and their respective affiliates are key personnel, general partners, sponsors, managers, owners and advisers of other land and other real estate asset investment programs, including investment products sponsored by affiliates of Kennedy Lewis, some of which have business objectives and legal and financial obligations similar to ours and may have other business interests, as well. Additionally, Kennedy Lewis manages other entities that do Land Banking that could compete with us for opportunities and resources. In particular, our Chief Executive Officer (“CEO”) and President is a Managing Partner of Kennedy Lewis and a member of the investment committee of funds advised by Kennedy Lewis. While our CEO is expected to devote a substantial amount of time to Millrose, there is no requirement for our CEO to dedicate a specific amount of time to Millrose. Our Chief Financial Officer (“CFO”) is currently working with Kennedy Lewis under a consulting agreement and will become a full-time employee of Kennedy Lewis following the Spin-Off. While it is currently expected that our CFO will not have any other roles while working as our CFO, there is no requirement for our CFO to be fully dedicated to Millrose at all times. Because these persons have competing demands on their time and resources and are not required under the Management Agreement to dedicate any specified allocation of time to Millrose, they may have conflicts of interest in allocating their time between our business and these other activities. If this occurs, the returns on our investments may suffer.

We may be at an increased risk for dissident stockholder activities due to perceived conflicts of interest arising from our external management structure and relationships.

Companies with external management may more often be the target of dissident stockholder proposals and stockholder litigation alleging conflicts of interest in their business dealings. The various relationships noted above may precipitate such activities. Certain proxy advisory firms which have significant influence over the voting by stockholders of public companies in the future may recommend that stockholders withhold votes for the election of our incumbent directors, vote against our say on pay vote or other management proposals or vote for stockholder proposals that we oppose. These recommendations by proxy advisory firms in the future might affect the outcome of future director elections to our Board and votes on our say on pay or other stockholder votes, which may increase stockholder activism and litigation. These activities, if instituted against us, could result in substantial costs and diversion of management’s attention and could have a material adverse impact on our reputation and business.

Risks Related to Our Governance Structure

We cannot predict the impact our dual-class capital structure may have on the market price of our Class A Common Stock and in turn the value of our Class B Common Stock.

Pursuant to our Charter, we have two classes of Common Stock: Class A Common Stock and Class B Common Stock. Our Class A Common Stock is expected to be listed on NYSE and publicly traded. We have no intention of listing our Class B Common Stock at this or any other time. Our Class B Common Stock has ten votes for each share of Class B Common Stock held in the holder’s name, except when voting together with the holders of the Class A Common Stock, each holder of record of Class B Common Stock will be entitled to the greater of (i) ten votes per share and (ii) that number of votes per share of Class B common stock that would entitle the outstanding shares of Class B common stock to cast, in the aggregate, 35% of the votes entitled to be cast on the matter, whereas our Class A Common Stock has one vote per share. Subject to the provisions of the Charter, with respect to all matters upon which stockholders are entitled to vote, the holders of the outstanding shares of Class A Common Stock and the holders of the outstanding shares of Class B Common Stock will vote together without regard to class (other than as to the number of votes per share). Notwithstanding the foregoing, so long as there are any shares of Class B Common Stock outstanding, any amendment to the Charter (except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the Charter) must be approved by the holders of two-thirds in voting power of the Class A Common Stock and Class B Common Stock, voting together without regard to class. Once there are no longer any shares of Class B Common Stock outstanding, the Charter may be amended only if the amendment is approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. Additionally, any merger, consolidation or other business combination involving Millrose that is submitted for approval of the Millrose’s stockholders must be approved by both (i) a majority of the voting power of the votes entitled to be cast by all holders of Class A Common Stock and Class B Common Stock, voting together without regard to class, and (ii) a majority of the total outstanding votes entitled to be cast by all stockholders of Class B Common Stock, voting as a separate class. In addition, so long as any shares of Class B Common Stock are outstanding, Millrose shall not, without the affirmative vote of at least two-thirds of the shares of Class B Common Stock outstanding, voting separately as a class, issue additional shares of Class B Common Stock (other than in connection with dividends or other distributions paid with shares of Class B Common Stock solely to holders of Class B Common Stock). As set forth in our Charter and Bylaws, certain corporate governance matters require the approval of a vote of a majority of the holders of our Class B Common Stock voting as a separate class, in addition to the majority of the holders of our Class A Common Stock and of our Class B Common Stock, voting together without regard to class. Such rights are intended to provide protections in the event of any changes in the Manager, the Board or a change of control of the Company (including any hostile takeovers by activists). As a result, Class B Common Stock holders (most, if not all, of which we expect to be held by the Miller family, as discussed below) will have the ability to prevent the Company from taking actions that may be viewed negatively by the Miller Family but might otherwise be viewed by other stakeholders as in the best interests of the Company and our stockholders.

As a result, the holders of our Class B Common Stock may have the ability to control the outcome of certain matters requiring stockholder approval for the foreseeable future, including the election of directors, even if their stock holdings represent less than a majority of the outstanding shares of our Common Stock. This concentration of ownership will limit the ability of other stockholders to influence corporate matters and may cause us to make strategic decisions that could involve risks to you or that may not be aligned with your interests. This influence may adversely affect the market price of our Class A Common Stock and in turn the value of our Class B Common Stock. In addition, this may prevent or discourage unsolicited acquisition proposals or offers for our Common Stock that you may feel are in your best interest as one of our stockholders. Following the Distribution, subject to how many of Lennar’s stockholders elect to receive our Class B Common Stock, it is likely that a significant portion of the voting power of our Common Stock (up to approximately 44%, depending on how many Lennar stockholders other than the Miller Family elect to receive Millrose Class B Common Stock), will be held by the Miller Family (taking into account the voting power allocable to the Millrose stock that Lennar will retain in the form of Class A Common Stock, even though Lennar has agreed not to vote that stock), whose interests may differ from or conflict with the interests of our other stockholders.

Our Class B Common Stock will convert automatically into Class A Common Stock, on a one-for-one basis, upon the approval of the conversion, in whole, but not in part, of all shares of Class B Common Stock, then outstanding by the holders of a majority of the outstanding shares of Class B Common Stock. If that occurs, Millrose will no longer be authorized to issue Class B Common Stock. Individual shares of Class B Common Stock cannot be converted into Class A Common Stock.

In addition, while we do not expect to issue any additional shares of Class B Common Stock following the listing of our Class A Common Stock on NYSE, and any such issuance requires the approval of the holders of the Class B Common Stock, any future issuances of Class B Common Stock would be dilutive to both holders of our Class A Common Stock and Class B Common Stock. Such issuances would also reduce the voting power of our Class A Common Stock as compared to our Class B Common Stock and could further concentrate the voting power of holders of our Class B Common Stock relative to holders of our Class A Common Stock. Additionally, so long as there are any shares of Class B Common Stock outstanding, and notwithstanding any future issuances of Class A Common Stock, holders of Class A Common Stock will not be entitled to cast more than 65% of the votes entitled to be cast by the holders of Common Stock and any other classes or series of stock entitled to vote with the Common Stock. Holders of Class B Common Stock may be entitled to cast more than 35%, and holders of Class A Common Stock may be entitled to cast less than 65%, of the votes entitled to be cast by the holders of Common Stock and any other classes or series of stock entitled to vote with the Common Stock, if the number of outstanding shares of Class B Common Stock multiplied by 10 (the “Class B Initial Vote”) is greater than 35% of the number of outstanding shares of Class A Common Stock plus the Class B Initial Vote.

We cannot predict whether our dual-class structure, combined with the concentrated influence of our Class B Common Stock holders, will result in a lower or more volatile market price of our Class A Common Stock or in adverse publicity or other adverse consequences.

Some investors may not invest in our Class A Common Stock as a result of our dual-class capital structure and our overall governance profile, which may adversely affect the trading price of our Class A Common Stock.

Certain index providers have announced restrictions on including companies with multiple share class structures in certain of their indices. For example, in July 2017, FTSE Russell and Standard & Poor’s announced that they would cease to allow most newly public companies utilizing dual or multi-class capital structures to be included in their indices. Under the announced policies, our dual-class capital structure would make us ineligible for inclusion in any of these indices. Although S&P Dow Jones, a provider of widely followed stock indices, reversed its prior decision to exclude companies with multiple share classes, such as ours, in certain of their indices, there is no guarantee that our Class A Common Stock will be included in a Standard and Poor’s index, despite their eligibility. The Council of Institutional Investors remains strongly opposed to dual-class structures and some investors may continue to avoid investing in companies with dual-class structures like ours. In addition, several stockholder advisory firms oppose the use of multiple class structures. As a result, our Class A Common Stock may not be included in certain stock indices and may cause stockholder advisory firms to publish negative commentary and recommendations about our corporate governance practices (including recommendations that stockholders vote against re-election of directors) or otherwise seek to cause us to change our capital structure.

Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from stock indices would likely preclude investment by many of these funds and could make our Class A Common Stock less attractive to other investors. Additionally, any actions or publications by stockholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of our Class A Common Stock and in turn the value of our Class B Common Stock. As a result, the market price of our Class A Common Stock, and in turn the value of our Class B Common Stock, could be adversely affected.

Lennar, as the original parent company of Millrose and the initial contributor of the Business Assets to Millrose, will have certain Founder’s Rights, which are exclusive to Lennar. These rights, pursuant to the Founder’s Rights Agreement, include the Management Succession Consent Right, the Effective Equity Price Protection Right, the Enforcement Rights, the Applicable Rate Adjustment Right, the Capital Priority Right, the Secured Financing Collateral Consent Right, and the Pause Period Designation Right, among others (see “Our Business—Summary of Operational Agreements—Summary of Agreements between Millrose, Millrose Holdings and Lennar—Founder’s Rights Agreement” for a full description of the Founder’s Rights). The Founder’s Rights granted to Lennar could deter potential Other Customers from doing business with us and could deter potential investors, which could adversely affect the value of our Class A Common Stock and in turn the value of our Class B Common Stock.

Following the Distribution, the Miller Family, members of which are substantial stockholders of Lennar, will have substantial voting power with regard to us, and may be able to cause us to do things that are favorable to Lennar.

After the Spin-Off, the Miller Family will have between approximately 7% and approximately 44% voting power (taking into account the voting power allocable to the Millrose stock that Lennar will retain in the form of Class A Common Stock, even though Lennar has agreed not to vote that stock), depending on how many Lennar stockholders other than the Miller Family elect to receive Millrose Class B Common Stock. We expect the actual percentage may be closer to the upper end of that range, at approximately 44%. This estimated figure is based on the assumption that nearly all Lennar Common Stock holders, other than the Miller Family, will prefer to receive shares of Class A Common Stock in the Distribution due to their greater liquidity. We expect Millrose’s Class A Common Stock to be listed on the NYSE following the Spin-Off, but we have not applied to have Millrose’s Class B Common Stock listed on any securities exchange, or quoted on any quotation system, and we do not expect to do so. Shares of our Class B Common Stock will be highly illiquid and for most investors appropriate only as a long-term investment. We do not expect a trading market for our Class B Common Stock to develop and therefore investors may need to hold Class B Common Stock indefinitely. As such, a potentially significant amount of voting power over our Common Stock will be held by the Miller Family, whose interests may differ from or conflict with the interests of our other stockholders. The Miller Family will have the ability to influence our affairs and may have the ability to exercise control over them, including the election and removal of directors and other matters submitted to our stockholders for approval, amendments to our Charter and our Bylaws, and significant transactions, if they are presented to our stockholders for approval. If the Miller Family will have a majority voting power of our Common Stock following the Spin-Off, the Miller Family will also have the power to impede or cause a change in control, which could, among other things, discourage a potential acquirer from attempting to obtain control of us in a manner that provides a control premium to any stockholders other than the Miller Family. Moreover, in such a change of control, stockholders are not entitled to dissenters’ rights of appraisal under our Charter or applicable Maryland law unless our Board determines that such rights apply. Even if the Miller Family does not have a majority voting power of our Common Stock, we expect they may still be able to exert significant influence on our affairs, including everything described above, by virtue of their relationship with Lennar (our sole customer immediately following the Spin-Off) and Lennar’s relationship with Kennedy Lewis (the parent of the Manager).

Given Mr. Miller’s role as Executive Chairman and Co-Chief Executive Officer of Lennar, it is possible that the Miller Family’s interests may, in some circumstances, conflict with your interests as a stockholder of Millrose. In addition, because of our dual-class structure, the Miller Family may exert significant influence on the election of our Board and may be able to elect the members of our Board. Pursuant to our Charter and Bylaws, a number of governance provisions require a majority vote of Class A Common Stock holders and Class B Common Stock holders, voting together without regard to class, and majority vote of Class B Common Stock holders, voting as a separate class. Given that we expect Class B Common Stock following the Distribution to be held almost entirely by the Miller Family, as a result the Miller Family may have significant influence over such matters. This concentrated control will limit the ability of other stockholders to influence corporate matters and, as a result, we may take actions that our stockholders do not view as beneficial, which could adversely affect the market price of our Class A Common Stock and in turn the value of our Class B Common Stock.

Various conflicts of interest between Lennar, the Miller Family and us could arise. Certain of our directors, even if independent, may also own stock in Lennar, and such ownership could create or appear to create potential conflicts of interest when those directors are faced with decisions that could have different implications for Lennar and us (including Millrose Holdings). Potential conflicts of interest could also arise if we enter into any new commercial arrangements with Lennar or with Mr. Miller and the Miller Family holds a majority of the voting power of our Common Stock (or close to a majority).

Prior to the Distribution, Millrose and Millrose Holdings have and will continue to enter into various agreements to govern our relationship with Lennar, including the Master Program Agreement, Master Option Agreement, Founder’s Rights Agreement and others described under “Our Business—Summary of Operational Agreements.” The agreements between Lennar, Millrose and Millrose Holdings were not based on arm’s-length negotiations and were not approved by any of our independent directors as these were executed prior to the date hereof or will be executed prior to the Spin-Off. In addition, Mr. Miller, who had significant influence in structuring the Spin-Off, along with his affiliates, will have substantial Common Stock interests. It is possible that we could have negotiated more favorable terms of the Lennar Agreements if we had engaged in arm’s length negotiations with Lennar. See “Certain Relationships and Related Party Transactions.”

By not submitting an election form, Lennar stockholders will lose their right to receive Class B Common Stock.

In order to elect to receive Millrose Class B Common Stock, Lennar Common Stock holders will have to electronically submit an Election Form (a form template of which accompanies this prospectus) to make an election to receive Class B Common Stock so that the Distribution Agent receives it not later than the Election Expiration Time. Following the Record Date, each holder of Lennar Common Stock will receive by mail as part of the election materials an individualized Election Form with a unique code, along with instructions regarding how to electronically complete and submit the Election Form. Holders of both Lennar Class A Common Stock and Lennar Class B Common Stock will receive shares of Millrose Class A Common Stock in the Distribution by default unless an affirmative election is made to receive shares of Millrose Class B Common Stock. There is no maximum number of shares of Millrose Class B Common Stock that may be distributed in the Distribution, subject to the total number of shares of Millrose Common Stock to be distributed in the Spin-Off in accordance with the Distribution Ratio.

Stockholders who do not complete and submit the Election Form by the deadline will lose the opportunity to receive shares of our Class B Common Stock. Class A Common Stock and Class B Common Stock are essentially identical, except that (a) holders of Class A Common Stock will be entitled to one vote per share and holders of Class B Common Stock will be entitled to ten votes for each share of Class B Common Stock held in the holder’s name, except when voting together with the holders of the Class A Common Stock, each holder of record of Class B Common Stock will be entitled to the greater of (i) ten votes per share and (ii) that number of votes per share of Class B common stock that would entitle the outstanding shares of Class B common stock to cast, in the aggregate, 35% of the votes entitled to be cast on the matter, and there are separate class votes for holders of Class B Common Stock (in some cases in addition to a vote of both the Class A Common Stock and Class B Common Stock, voting together without regard to class) for the approval of certain mergers, consolidations and other business combinations, and future issuances of Class B common stock, among other matters, but no separate class votes for holders of Class A Common Stock for any matter, and (b) we expect Millrose Class A Common Stock to be listed on the NYSE under the symbol “MRP,” but we have not applied to have our Class B Common Stock listed on the NYSE or on any other securities exchange, or to have it quoted on any quotation system, and we do not expect to do so.

The voting power of Class A Common Stock may be diluted depending on the number of Lennar stockholders that elect to receive Class B Common Stock.

There is uncertainty regarding the number of shares of our Class B Common Stock that will be distributed in the Spin-Off. The final numbers of distributed shares of Class A Common Stock and Class B Common Stock will depend on the elections made by Lennar Common Stock holders. Because all Lennar stockholders will be able to elect whether to receive Class A Common Stock or Class B Common Stock in the Spin-Off, Millrose will not know until after the Election Expiration Time how many of the shares it issues will be Class A Common Stock and how many will be Class B Common Stock, which will affect the relative voting power of the Class A Common Stock and the Class B Common Stock. At the time during which Lennar Common Stock holders have the ability to elect to receive Class B Common Stock, they will not know what voting power will be allocated to their chosen class of stock. Because holders of Lennar Class A Common Stock and holders of Lennar Class B Common Stock each can elect to receive or not to receive Class B Common Stock, there is not likely to be any relationship between the percentage of Lennar’s outstanding stock that is Class B common stock and the percentage of Millrose’s post-Spin-Off stock that will be Class B Common Stock. Therefore, the voting power of recipients of Class A Common Stock may be diluted depending on the number of Lennar stockholders who elect to receive Class B Common Stock. Based on the total number of outstanding shares of Lennar Common Stock as of November 30, 2024 if holders of 25%, 50%, 75% and 100% of Lennar Common Stock elect to receive Millrose Class B Common Stock, approximately 100,587,682, 67,058,455, 33,529,227, and 0 shares of Class A Common Stock will be distributed, respectively, and holders of such shares of Class A Common Stock will have approximately 23.1%, 9.1%, 3.2% and 0% of Millrose stockholders’ voting power, respectively. These voting percentages do not include any votes attached to the shares of Common Stock, held in the form of Class A Common Stock, that Lennar intends to temporarily retain following the Spin-Off, as pursuant to the Distribution Agreement, Lennar agrees that it will not exercise its right to vote with respect to any shares of Millrose Common Stock it holds, and under Maryland law, votes for non-extraordinary matters are determined by the number of votes cast, not votes present and at the meeting or votes entitled to be cast on the matter. We do not expect many, if any, Lennar stockholders (other than the Miller Family) will elect to receive Class B Common Stock in the Distribution given the lack of liquidity, but there is no guarantee that the election results will match our expectations.

Our rights and the rights of our stockholders to recover claims against our directors and officers are limited, which could reduce your and our recovery against them if they cause us to incur losses.

Maryland law provides that directors have no liability in their capacity as directors if they perform their duties in good faith, in a manner they reasonably believe to be in Millrose’s best interest and with the care that an ordinarily prudent person in a like position would use under similar circumstances. As permitted by the MGCL, our Charter limits the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

In addition, our Charter authorizes us, and our Bylaws require us, to indemnify our directors and officers and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding for losses they may incur by reason of their service in those capacities unless their act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, they actually received an improper personal benefit in money, property or services or, in the case of any criminal proceeding, they had reasonable cause to believe the act or omission was unlawful. At the time of or shortly following the Spin-Off, we will enter into indemnification agreements with the directors and officers that are described herein, who will be appointed effective immediately prior to the Distribution on the Distribution Date. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist under common law. Accordingly, in the event that actions taken by any of our directors or officers are immune or exculpated from, or indemnified against, liability but which impede our performance, our stockholders’ ability to recover damages from that director or officer will be limited. Any indemnification of our officers will also be subject to, and handled in accordance with, the Management Agreement and any ancillary agreements with KL.

We may not have sufficient funds to satisfy indemnification claims of our officers and directors.

Our Bylaws include indemnification protections for our officers and directors, and at the time of or shortly following the Spin-Off, we will enter into indemnification agreements with the officers and directors that are described herein, who will be appointed effective immediately prior to the Distribution on the Distribution Date. Accordingly, any indemnification provided will be able to be satisfied by us only if we have sufficient funds. Our obligation to indemnify our officers and directors may discourage stockholders from bringing a lawsuit against our officers or directors for breach of their duties. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers or directors pursuant to these indemnification provisions. Any indemnification of our officers will also be subject to, and handled in accordance with, the Management Agreement and any ancillary agreements with KL.

Our Charter and Bylaws, along with applicable provisions of Maryland law, include certain anti-takeover defense measure provisions that may make a merger, tender offer or proxy context difficult, which could depress the market price of our Class A Common Stock and in turn the value of our Class B Common Stock.

In addition to any applicable anti-takeover defense measure provisions afforded under Maryland law, our Charter and Bylaws include certain provisions that may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination or an acquisition of Millrose, including provisions that:

•

authorize our dual-class capital structure, which provides our holders of Class B Common Stock with the ability to significantly influence the outcome of certain matters requiring stockholder approval, even if they own less than a majority of our outstanding shares of Common Stock;

•	for so long as there are any shares of Class B Common Stock outstanding, require a supermajority vote of the holders of our Common Stock, voting together without regard to class, to amend our Charter;

•

permit vacancies on the Board to be filled by a majority of the directors then serving, even though less than a quorum and whether or not resulting from an increase in the size of the Board, and not by stockholders;

•	permit the removal of a director or the entire Board only by the affirmative vote of two-thirds of the holders of the votes entitled to be cast in the election of directors;

•	prohibit cumulative voting;

•

permit amendments to the Charter, without stockholder approval, to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series we have authority to issue;

•	permit issuances of authorized but unissued Common Stock without stockholder approval (other than additional issuances of Class B Common Stock);

•

authorize undesignated, or “blank check,” preferred stock, which may contain voting, liquidation, dividend and other rights senior to our Common Stock and shares of which may be issued without the approval of the holders of our Common Stock;

•	establish advance notice procedures for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting or special meeting of stockholders; and

•

specify that only our Board, the chair of our Board, our chief executive officer or president or, upon the written request of stockholders entitled to cast not less than a majority of the votes entitled to be cast, our secretary can call special meetings of our stockholders.

In addition, Lennar has a Management Succession Consent Right. However, such week can’t guarantee that we will not have a change in control at some point in the future.

Lennar’s rights pursuant to the Founder’s Rights Agreement (as described under “Our Business—Summary of Operational Agreements—Summary of Agreements between Millrose, Millrose Holdings and Lennar—Founder’s Rights Agreement”) may allow Lennar to influence certain corporate matters and increase the risk that Lennar could use the consent right to hinder or delay Millrose’s ability to carry out its intended business and strategy. As such, the Lennar Founder’s Rights may deter other customers from wanting to engage in doing business with Millrose, and could also increase the risk of concern and uncertainty for potential investors, which could depress the market price of our Class A Common Stock and in turn the value of our Class B Common Stock.

Maryland law may limit the ability of a third party to acquire control of us.

The MGCL provides protection for Maryland corporations against unsolicited takeovers by limiting, among other things, the duties of the directors in unsolicited takeover situations. The duties of directors of Maryland corporations do not require them to (a) accept, recommend or respond to any proposal by a person seeking to acquire control of the corporation, (b) authorize the corporation to redeem any rights under, or modify or render inapplicable, any stockholder rights plan, (c) make a determination under the Maryland Business Combination Act, or (d) act or fail to act solely because of the effect the act or failure to act may have on an acquisition or potential acquisition of control of the corporation or the amount or type of consideration that may be offered or paid to the stockholders in an acquisition. Moreover, under the MGCL, the act of a director of a Maryland corporation relating to or affecting an acquisition or potential acquisition of control is not subject to any higher duty or greater scrutiny than is applied to any other act of a director. The MGCL also contains a statutory presumption that an act of a director of a Maryland corporation satisfies the applicable standards of conduct for directors under the MGCL.

The MGCL also provides that, unless exempted, certain Maryland corporations may not engage in business combinations, including mergers, dispositions of 10% or more of its assets, certain issuances of shares of stock and other specified transactions, with an “interested stockholder” or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder became an interested stockholder, and thereafter unless specified criteria are met. An interested stockholder is generally a person owning or controlling, directly or indirectly, 10% or more of the voting power of the outstanding stock of the Maryland corporation, unless the stock had been obtained in a transaction approved by its board of directors. The statute permits various exemptions from its provisions, including business combinations that are exempted by our Board prior to the time the interested stockholder becomes an interested stockholder. Our Board has adopted a resolution exempting any business combination involving us and any person from the provisions of this law, provided that such business combination is first approved by our Board, including a majority of directors who are not affiliates or associates of such person.

The MGCL also provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of stockholders entitled to cast two-thirds of the votes entitled to be cast on the matter. Shares of stock owned by the acquiror, by officers or by employees who are directors of the corporation are excluded from shares of stock entitled to vote on the matter. Control shares are generally voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within certain ranges of voting power, commencing at one-tenth or more of all voting power. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions. The control share acquisition statute does not apply (1) to shares of stock acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation. Our Bylaws will contain a provision exempting from the control share acquisition statute any and all acquisitions of shares of our stock by the Millers and Vanguard.

These and other provisions of the MGCL could have the effect of delaying, deferring or preventing a proxy contest, tender offer, merger or other change in control, which may have a material adverse effect on our business, financial condition and results of operations. Such restrictions under Maryland law are in addition to any restrictions and limitations relating to compliance with our REIT status or Millrose Holdings’ compliance with its own status requirements.

On the other hand, none of these provisions can guarantee that we will not have a change in control at some point in the future and, as discussed above, we could experience significant adverse effects to our business, financial condition and results of operations, as well as our ability to maintain operations if we do experience a change in control event and Lennar exercises its “poison pill” right.

Our Bylaws designate any state court of competent jurisdiction within the State of Maryland as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or other agents.

Our Bylaws currently provide that unless we consent in writing to the selection of an alternative forum, only a state court of competent jurisdiction within the State of Maryland, or, if such state courts do not have jurisdiction, the United States District Court located within the State of Maryland, will be the sole and exclusive forum for: (1) any Internal Corporate Claim, as such term is defined in the MGCL, or any successor provision thereof, and any action or proceeding asserting any Internal Corporate Claim, including without limitation: (i) any derivative action or proceeding brought on behalf of Millrose, other than any action arising under federal securities laws, (ii) any claim, or action or proceeding asserting a claim, based on an alleged breach of any duty owed by any director or officer or other employee of Millrose to Millrose or to the stockholders of Millrose, or (iii) any claim, or any action or proceeding, asserting a claim, against Millrose or any director or officer or other employee of Millrose arising under or pursuant to any provision of the MGCL or our Charter or our Bylaws, or (2) any action or proceeding asserting a claim against Millrose or any director or officer or other employee of Millrose that is governed by the internal affairs doctrine of Maryland law. The exclusive forum provision of our Bylaws does not apply to any action for which a court sitting in the State of Maryland does not have jurisdiction. The exclusive forum provision of our Bylaws does not establish exclusive jurisdiction in the courts of Maryland for claims that arise under the Securities Act, the Exchange Act or other federal securities laws. Any person or entity purchasing or otherwise acquiring or holding any interest in our shares of Common Stock shall be deemed to have notice of and to have consented to these provisions of our Bylaws, as they may be amended from time to time.

Risks Related to Legal, Regulatory, Tax and Accounting Compliance

We might fail to qualify or remain qualified as a REIT.

We intend to qualify as a REIT under the Code and believe we will qualify as a REIT. However, REIT status is dependent on compliance with complex tax rules that are subject to change and differing interpretation. Moreover, our Charter provides our Board with the power, under certain circumstances, to revoke or otherwise terminate our REIT election and cause us to be taxed as a regular corporation, without the approval of our stockholders. If we lose our status as a REIT, we will face serious income tax consequences that could substantially reduce the funds available for satisfying our obligations and for distribution to our stockholders because:

•	Millrose would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to U.S. federal income tax at regular corporate rates;

•	Millrose would be subject to increased state and local taxes; and

•	unless Millrose is entitled to relief under statutory provisions, it could not elect to be subject to tax as a REIT for four taxable years following the year during which it was disqualified.

We expect to receive an opinion from Gibson, Dunn & Crutcher LLP, special tax counsel to Lennar and Millrose, to the effect that, subject to the qualifications and assumptions set forth therein and provided that the Spin-Off occurs as described in this prospectus prior to December 31, 2024, Millrose’s organization and proposed method of operations will enable Millrose to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2025, and each taxable year thereafter. The REIT Tax Opinion will represent only the view of Gibson, Dunn & Crutcher LLP, based on its review and analysis of existing law and on certain representations as to factual matters and covenants made by us, including representations relating to the expected values of our assets and the sources of our income. The REIT Tax Opinion will be expressed as of the date issued. Gibson, Dunn & Crutcher LLP will have no obligation to advise us or the holders of our Common Stock of any subsequent change in the matters, represented or assumed or of any subsequent change in applicable law, including any such change that affects the conclusions expressed in the REIT Tax Opinion.

Any change in facts or circumstances relevant to the REIT Tax Opinion (including the failure of any of our representations relied upon by Gibson, Dunn & Crutcher LLP in delivering such opinion to continue to be true, complete and correct at any time in the future) may jeopardize the basis for and validity of such opinion. Furthermore, our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis.

Because REIT qualification requires us to meet a number of complex requirements, it is possible that we may fail to fulfill them, and if we do, our earnings will be reduced by the amount of U.S. federal and other income taxes owed. A reduction in our earnings would affect the amount we could distribute to our stockholders. If we do not qualify as a REIT, we will not be required to make distributions to stockholders, because a non-REIT is not required to pay dividends to stockholders in order to maintain REIT status or avoid an excise tax. In addition, if we fail to qualify as a REIT, all distributions to stockholders will continue to be treated as dividends to the extent of our current and accumulated earnings and profits, although corporate stockholders may be eligible for the dividends received deduction, and individual stockholders may be eligible for taxation at the rates generally applicable to long-term capital gains with respect to distributions.

As a result of all these factors, our failure to qualify as a REIT also could impair our ability to implement our business strategy and could adversely affect the value of our Common Stock. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to remain qualified as a REIT. Although we believe that we will qualify as a REIT beginning with our first taxable year ending December 31, 2025, we cannot assure you that we will remain qualified as a REIT for U.S. federal income tax purposes.

Additionally, because we have no employees or management of our own and all our operations are run by KL and the employees that KL appoints for us, our ability to qualify for and maintain REIT status is entirely dependent on KL to ensure that we operate in ways that are fully compliant with all applicable REIT requirements. The employees that KL assigns to us may not have extensive experience with managing a REIT or maintaining REIT status for any companies it manages, and our Board has limited recourse (including certain indemnities, limitations on activities, and termination) against KL under the Management Agreement if KL fails to ensure that we follow all applicable requirements to qualify for or maintain our status as a REIT following the Spin-Off. For a more detailed discussion of KL’s duties and our recourse under the Management Agreement, see “Manager and Management Agreement.”

Complying with REIT requirements may require us to forgo otherwise attractive investments or to dispose of otherwise attractive investments.

To qualify as a REIT, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders, and the ownership of our capital stock. In order to meet these tests, we may be required to forgo investments we might otherwise make. Thus, compliance with the REIT requirements may hinder our performance. In particular, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets, including any mortgage loans. The remainder of our investment in securities (other than government securities, securities of Millrose Holdings and other TRSs and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities, securities of Millrose Holdings and other TRSs and qualified real estate assets) can consist of the securities of any one issuer, and no more than 20% of the value of our total assets can be represented by securities of one or more TRSs. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate otherwise attractive investments from our portfolio. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

Even if we qualify as a REIT, we will face other tax liabilities that reduce our cash flows.

Even if we qualify for taxation as a REIT, all our revenue producing activities will be conducted through Millrose Holdings, which will pay U.S. federal corporate, state, and local income taxes and regular corporate rates on its net taxable income. Also, we may be subject to certain U.S. federal, state, and local taxes, or non-U.S. taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, property, and transfer taxes. For example, if Millrose fails to satisfy the 75% gross income test, and yet has maintained its qualification as a REIT because certain other requirements have been met, we may be subject to a 100% tax on the net income attributable to the product of (i) the greater of the amount of gross income by which it fails the 75% gross income test, multiplied by (ii) a fraction intended to reflect Millrose’s profitability. We may not be able to make sufficient distributions to avoid excise taxes applicable to REITs. We may also decide to retain capital gains we earn from the sale or other disposition of our property and pay income tax directly on such income. In that event, our stockholders would be treated as if they earned that income and paid the tax on it directly. Our stockholders that are tax-exempt, however, such as charities or qualified pension plans, would have no benefit from their deemed payment of such tax liability. In addition, Millrose Holdings and any other TRS we form in the future will be subject to corporate U.S. federal, state, and local taxes. State, local, and non-U.S. income tax laws may differ substantially from the corresponding U.S. federal income tax laws. Any of these taxes would decrease cash available for distributions to stockholders. Our stockholders are urged to consult their tax advisors regarding the effect of U.S. federal, state, local and non-U.S. tax laws on ownership in our Common Stock.

Our organizational structure, including our ownership of interests in Millrose Holdings and other TRSs in the future, raises certain tax risks.

Our current organizational structure consists of a holding company (Millrose), which wholly owns Millrose Holdings, a TRS, owning the Property LLCs where all of our land assets will be held.

A TRS is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a TRS. A TRS also includes any corporation other than a REIT with respect to which a TRS owns securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than some activities relating to lodging and health care facilities, a TRS may generally engage in any business. A TRS is subject to income tax as a regular C corporation. We and Millrose Holdings will jointly elect for Millrose Holdings to be a TRS and may acquire securities in additional TRSs in the future.

Millrose Holdings is, and any TRS we acquire in the future will be, subject to corporate income tax at the U.S. federal, state, and local levels (including on the gain realized from the sale of property held by it, as well as on income earned while such property is operated by a TRS). This tax obligation, if material, would diminish the amount of the proceeds from the sale or payment of monthly option payments of such property, or other income earned through a TRS that would be distributable to Millrose and ultimately to our stockholders. U.S. federal, state and local corporate income tax rates may be increased in the future, and any such increase would reduce the amount of the net proceeds available for distribution by us to our stockholders from the sale of property or other income earned through a TRS after the effective date of any increase in such tax rates. In addition, a 100% excise tax will be imposed on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.

As a REIT, no more than 25% of our gross income with respect to any year may, in general, be from sources other than certain real estate-related assets. Dividends paid to us from Millrose Holdings or any other TRSs will typically be considered non-real estate income. We expect the interest income from the Promissory Note between Millrose and Millrose Holdings will be qualifying REIT income, and we will be relying on this income to help us qualify for and maintain Millrose’s REIT status. Therefore, we may fail to qualify as a REIT if our REIT-qualifying income (including interest on the Promissory Note) is insufficient in any one year and the dividends from all of our TRSs, when aggregated with all other non-real estate income with respect to any one year, are more than 25% of our gross income with respect to such year.

To continue qualifying as a REIT, we must meet annual distribution requirements, which may force us to forgo otherwise attractive opportunities or borrow funds during unfavorable market conditions. This could delay or hinder our ability to meet our business objectives and reduce your overall return.

In order to qualify as a REIT, we must distribute annually to our stockholders at least 90% of our REIT taxable income (which does not necessarily equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding net capital gain. We will be subject to U.S. federal income tax on our undistributed REIT taxable income and net capital gain and to a 4% nondeductible excise tax on any amount by which distributions we pay with respect to any calendar year are less than the sum of (1) 85% of our ordinary income, (2) 95% of our capital gain net income and (3) 100% of our undistributed income from prior years. These requirements could cause us to distribute amounts that otherwise would be spent acquisitions of additional land assets and other real estate assets, and it is possible that we might be required to borrow funds, possibly at unfavorable rates, or sell assets to fund these distributions. Certain types of assets generate substantial mismatches between REIT taxable income and available cash. As a result, the requirement to distribute a substantial portion of our REIT taxable income could cause us to: (1) sell assets in adverse market conditions; (2) offer Lennar reductions in the price of exercising its options in order to induce it to accelerate exercise, (3) raise capital on unfavorable terms; or (4) distribute amounts that would otherwise be invested in future acquisitions or repayment of debt, in order to comply with REIT requirements. To the extent that we are required to sell assets in adverse market conditions or raise capital on unfavorable terms, we could be materially and adversely affected. Further, amounts distributed will not be available to fund our operations or further our business objectives. Under certain circumstances, covenants and provisions in our future debt instruments may prevent us from making distributions that we deem necessary to comply with REIT requirements.

It is possible that we might not always be able to make distributions sufficient to meet the annual distribution requirements and to avoid U.S. federal income and excise taxes on our earnings while we qualify as a REIT. Furthermore, our inability to make required distributions could threaten our status as a REIT and could result in material adverse tax consequences for us and our stockholders. Alternatively, we may make taxable in-kind distributions of our own stock, which may cause our stockholders to be required to pay income taxes with respect to such distributions in excess of any cash they receive, or we may be required to withhold taxes with respect to such distributions in excess of any cash our stockholders receive.

Dividends payable by REITs generally do not qualify for the reduced tax rates available for some dividends.

Income from “qualified dividends” payable to U.S. stockholders that are individuals, trusts, or estates is generally subject to tax at reduced rates. Currently, the maximum tax rate applicable to qualified dividend income payable to U.S. stockholders that are individuals, trusts or estates is 20%. Dividends payable by a REIT, however, generally are not eligible for this reduced rate, except to the extent that the REIT’s dividends are attributable to qualified dividends received by the REIT and such REIT designates that portion of its dividends as qualified dividends. Distributions from REITs that are treated as dividends but are not designated as qualified dividends or capital gain dividends are treated as ordinary income. Under currently applicable tax law, for taxable years beginning before January 1, 2026, distributions from REITs that are treated as dividends but are not designated as qualified dividends or capital gain dividends are taxed as ordinary income after the deduction under section 199A of the Code for 20% of the amount of the dividend in the case of non-corporate stockholders. To qualify for this deduction, the U.S. stockholder receiving such dividends must hold the dividend-paying REIT stock for at least 46 days taking into account certain special holding period rules) of the 91-day period beginning 45 days before the stock becomes ex-dividend and cannot be under an obligation to make related payments with respect to a position in substantially similar or related property. Although this does not adversely affect the taxation of REITs or dividends payable by REITs, the more favorable rates applicable to corporate qualified dividends could cause investors who are individuals, trusts or estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our Common Stock. In addition, certain U.S. stockholders may be subject to a 3.8% Medicare tax on dividends payable by REITs. Tax rates could be changed in future legislation.

The stock ownership restrictions of the Code for REITs and the stock ownership limits in our Charter may inhibit market activity in shares of our stock and restrict our business combination opportunities.

Our Charter restricts the acquisition and ownership of shares of our stock above certain thresholds in order to preserve our status as a REIT. Among other limitations on ownership and transfer of shares of our stock, our Charter restricts, with certain exceptions, any person or entity from owning, beneficially or by virtue of the applicable constructive ownership provisions of the Code, more than 9%, in value or in number of shares, whichever is more restrictive, of the outstanding shares of our Common Stock or 9% in value of the outstanding shares of all classes or series of our stock. A person holding less than 9% of our total outstanding capital stock or Common Stock may become subject to our Charter restrictions if repurchases by us cause such person’s holdings to exceed 9% of our total outstanding capital stock or Common Stock. Our Charter will provide for an excepted holder limit for the Miller Family to own, beneficially or by virtue of the applicable constructive ownership provisions of the Code, up to 12.8% in the aggregate, in value or in number of shares, whichever is more restrictive, of the outstanding shares of our Common Stock or the outstanding shares of all classes or series of our stock. Our Charter will provide that shares of our capital stock acquired or held in excess of the ownership limits will be transferred to a trust for the benefit of a designated charitable beneficiary, and that any person who acquires shares of our capital stock in violation of the ownership limits will not be entitled to any dividends on such shares or be entitled to vote such shares or receive any proceeds from the subsequent sale of such shares in excess of the lesser of the price paid for such shares or the amount realized from the sale (net of any commissions and other expenses of sale). A transfer of shares of our capital stock (including our Common Stock) in violation of the ownership limits will be void ab initio under certain circumstances. Under certain circumstances, our Board, by vote of a supermajority of its members, may waive these ownership limits or create new limits. Our Board will provide a waiver of this stock ownership restriction to certain stockholders in connection with the Distribution and to Lennar in connection with the shares of Common Stock, held in the form of Class A Common Stock, retained by Lennar after the Distribution. However, our Board may not grant an exemption from these restrictions to any proposed transferee whose ownership of our outstanding stock would result in our being “closely held” within the meaning of Section 856(h) of the Code or otherwise would result in our failing to qualify as a REIT, and any waivers granted will be subject to certain initial and ongoing conditions designed to protect our status as a REIT. These restrictions on transferability and ownership will not apply, however, if our Board determines that it is no longer in our best interest to qualify as a REIT or that compliance with the restrictions is no longer required in order for us to so qualify as a REIT.

The ability of the Board to revoke our REIT qualification without stockholder approval may cause adverse consequences to all of our stockholders.

Our Charter will provide that our Board may revoke or otherwise terminate our REIT election if it determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT, without stockholder approval. If we cease to be a REIT, we will not be allowed a deduction for dividends paid to stockholders in computing our taxable income and will be subject to U.S. federal income tax at corporate rates and state and local taxes, which may have adverse consequences on our total return to our stockholders.

New legislation or administrative or judicial action, in each instance potentially with retroactive effect, could make it more difficult or impossible for us to qualify or remain qualified as a REIT.

The U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time, which could affect the U.S. federal income tax treatment of an investment in us. The U.S. federal income tax rules dealing with REITs are constantly under review by persons involved in the legislative process, the IRS and the U.S. Department of the Treasury, which could result in statutory changes as well as frequent revisions to regulations and interpretations. There can be no assurance that future changes to the U.S. federal income tax laws or regulatory changes will not be proposed or enacted that could impact our business, financial condition or results of operations. If enacted, certain of such changes could have an adverse impact on our business, financial condition or results of operations. We cannot predict whether, when or to what extent any new U.S. federal tax laws, regulations, interpretations or rulings will impact the real estate investment industry or REITs. Prospective investors are urged to consult their tax advisors regarding potential future changes to the U.S. federal tax laws on an investment in our stock.

In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of U.S. federal and state income tax laws applicable to investments similar to an investment in shares of our Common Stock. Additional changes to the tax laws are likely to continue to occur, and we cannot assure our stockholders that any such changes will not adversely affect our taxation and our ability to continue to qualify as a REIT or the taxation of a stockholder. Any such changes could have a material adverse effect on an investment in shares of our Common Stock or on the market price thereof or the resale potential of our assets. Our stockholders are urged to consult with their tax advisor with respect to the impact of recent legislation on their investment in our stock and the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in shares of our Common Stock. Although REITs are generally taxed favorably as compared with entities taxed as regular corporations, it is possible that future legislation would result in a REIT having fewer tax advantages, and it could become more advantageous for a company that invests in real estate to elect to be treated for U.S. federal and state income tax purposes as a regular corporation. As a result, our Charter provides our Board with the power, under certain circumstances, to revoke or otherwise terminate our REIT election and cause us to be taxed as a regular corporation, without the approval of our stockholders.

Risks Related to Operating as a Public Company

KL will be required to devote substantial time to compliance with our public company responsibilities and corporate governance practices.

As a public company, we will be subject to the reporting requirements of applicable laws and regulations, including the Exchange Act, Sarbanes-Oxley Act and Dodd-Frank Act, and the rules and regulations of the NYSE, which impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. We are entirely reliant on KL for compliance with our public company responsibilities. These requirements make some activities more difficult, time-consuming, and costly, and place significant strain on our personnel, systems and resources. KL does not have experience managing a public company and may increase the risk of potential non-compliance.

We are relying on the Manager in continuing to evaluate these rules and regulations and cannot predict or estimate the amount of additional costs or the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

We will also be required to comply with auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. In that regard, the Manager is working to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. However, the Manager may not be successful in hiring the right people. We cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Our business could be adversely impacted if we have deficiencies in our disclosure controls and procedures or internal control over financial reporting.

Under the Sarbanes-Oxley Act, we must maintain effective disclosure controls and procedures and internal control over financial reporting, which require significant resources and management oversight. Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. Internal control over financial reporting is complex and may be revised over time to adapt to changes in our business, or changes in applicable accounting rules. While the Manager will be responsible for ensuring that we have adequate internal controls over financial reporting, which will be paid for by KL and covered under the Management Fee, we will be directly impacted if the Manager fails to identify and implement appropriate internal control procedures.

The Management Agreement requires the Manager to ensure that we have internal controls over financial reporting that meet the requirements of federal securities laws. Such internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. Prior to the Spin-Off, our Manager will begin the process of documenting, reviewing and improving our internal controls and procedures for compliance with applicable laws and regulations, including the Exchange Act, Sarbanes-Oxley Act and Dodd-Frank Act, which will require annual management assessment of the effectiveness of our internal control over financial reporting. Implementing any appropriate changes to our internal controls may distract the Manager and its officers and employees from their business operations, entail substantial costs to modify our existing processes and take significant time to complete. These changes may not, however, be effective in maintaining the adequacy of our internal controls, and the design and effectiveness of our disclosure controls and procedures and internal control over financial reporting may not prevent all errors, misstatements or misrepresentations. The Manager may not have the required experience in monitoring the adequacy of our internal controls as a public company.

We cannot assure you that our internal control over financial reporting will be effective in the future or that a material weakness will not be discovered with respect to a prior period for which we had previously believed that internal controls were effective. Any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and harm our business. Deficiencies, including any material weakness, in our internal control over financial reporting that may occur in the future could result in misstatements or restatements of our financial statements or a decline in the price of our securities, which could lead to a loss of investor confidence in us and in the reliability of our financial statements. Matters impacting our internal controls may also cause us to be unable to report our financial data on a timely basis, or may cause us to restate previously issued financial data, and thereby subject us to adverse regulatory consequences, including sanctions or investigations by the SEC, or violations of applicable stock exchange listing rules. If our investors perceive that our internal controls are inadequate or that we are unable to produce accurate and reliable financial statements on a timely basis, we may see negative impacts on the trading price of our Class A Common Stock and in turn on the value of our Class B Common Stock, on our ability to raise additional capital, and on our ability to effectively market and sell our service to new and existing customers.

Additionally, our independent registered public accounting firm is required pursuant to Section 404(b) of the Sarbanes-Oxley Act to attest to the effectiveness of our internal control over financial reporting on an annual basis. If we cannot maintain effective procedures or internal control over financial reporting, or our independent registered public accounting firm cannot provide an unqualified attestation report on the effectiveness of our internal control over financial reporting, investor confidence and, in turn, the market price of our Class A Common Stock and in turn the value of our Class B Common Stock could decline.

KL does not have prior experience in managing publicly traded companies.

While KL has significant experience and expertise in the Land Banking industry and has worked with Lennar in the past in situations related to Land Banking, it does not have prior experience in managing publicly traded companies. Lennar’s selection of KL as the Manager was solely based on their prior working relationship with them and their reliance on KL’s expertise in offering Land Banking. Lennar did not engage in a competitive selection process to evaluate KL against other potential manager candidates, including managers with relevant experience in managing public companies. Kennedy Lewis was engaged to advise Lennar as a strategic advisor in structuring the Spin-Off with the intention that KL would be retained to manage Millrose following the Spin-Off.

We will rely solely on KL for services related to ensuring our compliance with all laws, regulations, rules, policies and practices applicable to public companies (including corporate governance practices).

As discussed above, we do not have independent management, employees or other personnel. After the Distribution, Millrose will be fully separate from Lennar, and except for the relationships described in the Lennar Agreements, Millrose will no longer have access to any of Lennar’s support and resources, including Lennar’s operating and governance systems, controls and procedures, as well as Lennar’s infrastructure, personnel and capital resources and insurance coverage except for the Lennar Services. Following the Spin-Off, except for the contractual obligations set forth in the Lennar Agreements, Lennar will have no fiduciary, contractual or other obligations or duties to Millrose (or any of its subsidiaries). Upon becoming a publicly traded company, we will be entirely reliant on KL to provide us with management services. These services extend beyond management of operations at the Millrose Holdings level and, subject to supervision of the Board, include governance and compliance services at the Millrose level, which is subject to all applicable laws, regulations, rules, policies and practices for publicly traded companies, as well as applicable laws, regulations and other requirements for maintaining our status as a REIT.

We will engage outside counsel, advisors and experts to assist with our public company compliance, including with respect to reporting and disclosure requirements, controls and compliance requirements, stock exchange rule requirements, among others, there can be no assurance that we will be fully compliant with all legal, regulatory, rule and policy requirements to which we are subject at all times. If KL fails to adequately manage Millrose and ensure full compliance, or if we are found to be significantly behind traditional Land Banking entities in adopting and implement corporate governance best practices, our business, financial condition or results of operations, along with our reputation, may be impacted. For example, if we are not fully compliant with applicable reporting and disclosure requirements, we may face investigations and enforcement action from the SEC; if we are not compliant with applicable stock exchange listing requirements, we may we face delisting from the NYSE; and if our governance practices are found or perceived to be inconsistent with those of traditional Land Banking entities or other public companies, we could face scrutiny, backlash and suits from our stockholders.

Risks Related to our Common Stock

There is currently no market for our Common Stock, and we cannot guarantee that an active trading market will develop for our Class A Common Stock, which may restrict your ability to sell your shares.

There is currently no market for our Class A Common Stock. Stockholders therefore have no access to information about prior performance on which to base their investment decision. The price of our securities may vary significantly due to general market or economic conditions or to matters that relate only to us. There are no peer public company land banks and so we cannot predict the trading market for our Class A Common Stock. Furthermore, an active trading market for our securities may never develop or, if developed, it may not be sustained. You may be unable to sell your securities unless a market can be established and sustained. Whether a public trading market for shares of our Class A Common Stock will develop will depend on a number of factors, including the extent of institutional investor interest in us, the reputation of REITs generally and the attractiveness of their equity securities in comparison to other equity securities (including securities issued by other real estate-based companies), our actual and projected financial results, our distribution policy and general stock and market conditions. Therefore, purchasers of our Class A Common Stock should have a long-term investment intent and should recognize that it may be difficult to sell the shares, notwithstanding the fact that they are not restricted securities.

Our Class B Common Stock will not be listed on any exchange or in any other organized market, and may not trade at all.

Our Class B Common Stock will not be listed on any exchange and we have no intent to do so in the future. Without an active market, our Class B Common Stock might be illiquid assets for which there is not expected to be any secondary market nor is it expected that any will develop in the future. Your ability to transfer shares of Class B Common Stock may be limited as result. As such, you may need to bear the risks of your investment in Class B Common Stock indefinitely. Individual shares of Millrose Class B Common Stock cannot be converted into Millrose Class A Common Stock. However, the holders of a majority of the outstanding Millrose Class B Common Stock can cause the entire class to be converted into Class A Common Stock. If that occurs, Millrose will no longer be authorized to issue Class B Common Stock. At the time during which Lennar Common Stock holders have the ability to elect to receive Millrose Class B Common Stock, they will not know what voting power will be allocated to their chosen class of stock.

The combined post-Spin-Off value of Lennar Common Stock and our Common Stock may not equal or exceed the pre-Spin-Off value of Lennar Common Stock.

We cannot assure you that the combined trading prices of Lennar Common Stock and our Common Stock after the Spin-Off will be equal to or greater than the trading price of Lennar Common Stock prior to the Spin-Off. Until the market has fully evaluated the business of Lennar without the Transferred Assets, the price at which Lennar Class A Common Stock trades may fluctuate more significantly than might otherwise be typical (and considerations that may impact Lennar Class A Common Stock price may also impact Millrose’s business, financial condition or results of operations, as discussed above). Similarly, until the market has fully evaluated the land assets contributed by Lennar to Millrose, the price at which shares of our Class A Common Stock trades may fluctuate more significantly than might otherwise be typical, including volatility caused by general market conditions. In addition, our Class B Common Stock will not be publicly traded, but the number of shares outstanding of Class B Common Stock may affect the value of our Class A Common Stock.

The market price and trading volume of our Class A Common Stock may be volatile and may face negative pressure including as a result of future sales or distributions of our Class A Common Stock.

As discussed above, there is currently no trading market for any of our Common Stock. Our Class A Common Stock distributed in the Spin-Off will be trading publicly for the first time. Until, and possibly even after, orderly trading markets develop for our Class A Common Stock, there may be significant fluctuations in the price of our Class A Common Stock, at least initially. Other than as discussed below, it is not possible to accurately predict how investors in our Class A Common Stock will behave following the Spin-Off. Further, the lack of public company peers may also increase volatility in the market price of our Common Stock. For many reasons, including the risks identified in this prospectus, the market price of our Class A Common Stock following the Spin-Off may be more volatile than the market price of Lennar Class A Common Stock before the Spin-Off and the number of shares outstanding of Class B Common Stock may affect the value of our Class A Common Stock. These factors may result in short or long-term negative pressure on the value of our Common Stock.

Following the Spin-Off, Lennar will temporarily retain approximately 20% of the outstanding shares of Millrose’s Common Stock (in the form of Class A Common Stock) and expects to dispose of this stock through a subsequent spin-off, split-off, public offering, private sale or any combination of these potential transactions. Additionally, other stockholders may decide to dispose of some or all of our Class A Common Stock that they receive in the Spin-Off, which may generally be sold immediately in the public market. Based on Lennar’s stockholder base, we expect approximately 30% of our stockholders immediately following the Spin-Off will be index funds, many or almost all of which likely have policies and requirements that may obligate them to sell their shares of Millrose’s Common Stock promptly following the Distribution, which may result in downward pressure on the trading price of our Common Stock. In addition, it is likely that some other Lennar stockholders will decide to sell some or all of the shares of our Class A Common Stock that they receive in the Spin-Off immediately following the Spin-Off. For example, our stockholders may sell our Class A Common Stock because our business or our market capitalization as an independent company does not fit their investment objectives in the way that Lennar did, or because shares of our Class A Common Stock are not included in certain indices after the Spin-Off. Additionally, because this is a taxable Spin-Off and the shares distributed to our stockholders will also be taxed as dividends, a number of our stockholders may sell our Class A Common Stock in an effort to raise sufficient funds to pay the requisite tax obligations. Further, as described under “Our Business—Summary of Operational Agreements—Summary of Agreements between Millrose, Millrose Holdings and Lennar—Founder’s Rights Agreement,” Lennar has an Effective Equity Price Protection Right, whereby in the event that Millrose issues additional shares of Class A Common Stock (or any other equity securities in a manner consistent with its Charter) within 18 months of the date of the Distribution to any Other Customer in exchange for Future Property Assets in a transaction consistent with the Applicable Rate Adjustment Right and with an aggregate value in excess of $500 million at a price per share lower than the price per share received by Lennar for the Business Assets, Millrose will issue an additional number of shares of Class A Common Stock to Millrose stockholders equal to the number of additional shares the Lennar stockholders receiving Millrose Common Stock at the Distribution Date would have received if the Distribution had been executed at the same price per share as what the Other Customer received in connection with the Subsequent Bulk Assets Contribution, as calculated in the manner described under “Our Business—Summary of Operational Agreements—Summary of Agreements between Millrose, Millrose Holdings and Lennar—Founder’s Rights Agreement—Effective Equity Price Protection Right,” and distribute such shares to its stockholders in a stock dividend, subject to approval by the Millrose Board and in compliance with Maryland law. Additionally, Millrose and Lennar will enter into a Registration Rights Agreement, pursuant to which Lennar will have certain demand registration rights to ensure that the Millrose Common Stock that Lennar temporarily retains following the Spin-Off will be registered and freely tradeable. If too many Lennar stockholders sell our Class A Common Stock at the same time following the Spin-Off or if the Effective Equity Price Protection Right is exercised, our stock price might become overly depressed with the influx of supply, especially if the numbers of shares being sold saturates the market and there is not enough corresponding demand. The sales of significant amounts of our Class A Common Stock, or the perception in the market that this may occur, may result in the lowering of the market price of our Class A Common Stock, and in turn the value of our Class B Common Stock, which may have a material adverse effect on our business, financial condition and results of operations. In particular, the Effective Equity Price Protection Right is effective for the 18-month period following the Spin-Off, which is a time when the stock price of newly public companies is likely to already be depressed, and so an issuance of a potentially significant amount of additional Class A Common Stock to Millrose’s stockholders, many of whom may decide to sell into the market following such distribution, would further depress an already likely depressed stock price, potentially leading to a prolonged period of volatility and delay until the stock price increases (if ever).

Based on Lennar’s stockholder base, we expect approximately 30% of our stockholders immediately following the Spin-Off will be index funds, many or almost all of which likely have policies and requirements that may obligate them to sell their shares of Millrose’s Common Stock promptly following the Distribution, which may result in downward pressure on the trading price of our Common Stock.

Immediately following the Spin-Off, our stockholder base will be exactly the same as Lennar’s stockholder base by virtue of the Distribution. Although we have no actual knowledge of any plan or intention on the part of any stockholders to sell their shares of our Common Stock following the Distribution, we understand approximately 30% of the current stockholders of Lennar Common Stock are index funds tied to stock or investment indices, or are institutional investors bound by certain policies and/or investment guidelines, any of which may require them to sell our Common Stock immediately after they receive it in connection with the Distribution, which may result in downward pressure on the trading price of our Common Stock, resulting in a lower stock price.

Companies are generally selected for investment indices and, in some cases, selected by institutional investors, based on factors such as market capitalization, industry, trading liquidity and financial condition. As an independent company, we expect to initially have a lower market capitalization than Lennar has today, and our business will differ from the business of Lennar prior to the Spin-Off. As a result, our Class A Common Stock may not qualify for those investment indices in which Lennar is included. At least one index creator has said it will not include in any index stock of companies that have dual classes of common stock with different voting rights. In addition, the Common Stock that is received in the Spin-Off may not meet the investment guidelines of some of Lennar’s current institutional investors. Consequently, these index funds and institutional investors may be required to sell some or all of our Common Stock immediately after receiving the shares in the Distribution to stay in compliance with their respective index requirements, policies and investment guidelines. If the expected approximately 30% of Lennar stockholders that will become our stockholders immediately following the Spin-Off sell their shares of our Common Stock promptly after the Distribution, the high volume of sales into the market may result in downward pressure on the trading price of our Class A Common Stock, resulting in a lower stock price.

Additionally, because the Spin-Off will not qualify as a tax-free spin-off or reorganization within the meaning of Section 355(a) and Section 368(a) of the Code, Lennar stockholders will be taxed on the shares of Millrose’s Common Stock received in connection with the Distribution. Many Lennar stockholders may decide to sell some or all of their shares of Millrose Common Stock following the Distribution to cover the taxes owed to the IRS.

Even more than the volatility normally experienced by stock of a spun-off entity immediately following a spin-off, the expected sales by our index fund and institutional investors and other stockholders (for tax reasons or otherwise) may cause such an imbalance in the supply and demand curve of our Class A Common Stock in the market that our Class A Common Stock price may experience significant depression. If the market is not able to course-correct, we could experience impairments in our ability to raise capital through future sales of securities, including our Class A Common Stock. If the depression is too severe or extends for too long a period, we may even face the risk of being forcibly required to delist from the NYSE.

Any disposition by a significant stockholder of our Common Stock, or the perception in the market that such dispositions could occur, may cause the price of our Common Stock to fall. Any such decline could impair our ability to raise capital through future sales of our Common Stock. Furthermore, our Class A Common Stock may not qualify for other investment indices, including indices specific to REITs, and any such failure may discourage new investors from investing in our Class A Common Stock.

Your voting power in Millrose may be further diluted if we issue more shares of our Common Stock in the future, including in connection with the acquisition of any Future Property Assets.

Initially, the current holders of our Common Stock will be limited to those Lennar Common Stock holders who received shares of our Common Stock in connection with the Distribution. Although we currently do not have any plans to issue more shares of our Common Stock or preferred stock, our Charter allows us to issue up to the amount authorized and still unissued as set forth in our Charter without stockholder approval, except that any future issuances of shares of Class B Common Stock requires approval by the holders of a majority of the Class B Common Stock then outstanding. We are not required to offer any such additional stock to existing holders of Common Stock on a preemptive basis. Holders of shares of preferred stock, if authorized and issued, will generally be entitled to receive distributions, both current and in connection with any liquidation, dissolution or winding up, prior to the holders of our Common Stock. Our Board may elect for us to issue shares of our stock in future public or private offerings, particularly if we require raising additional capital in the market. In accordance with Lennar’s Effective Equity Price Protection Right, Millrose will issue an additional number of shares of Class A Common Stock to Millrose stockholders equal the number of additional shares the Lennar stockholders receiving Millrose Common Stock at the Distribution Date would have received if the Distribution had been executed at the same price per share as what the Other Customer received in connection with the Subsequent Bulk Assets Contribution, and such shares will be distributed to Millrose’s stockholders in a stock dividend (subject to approval by the Millrose Board and in compliance with Maryland law), which could result in an issuance of a significant amount of additional Class A Common stock and further dilution for existing stockholders. See “Our Business—Summary of Operational Agreements—Summary of Agreements between Millrose, Millrose Holdings and Lennar—Founder’s Rights Agreement” for more information on the calculation of the Effective Equity Price Protection Right. We may also issue additional shares of our Common Stock (our Class A Common Stock, in most if not all cases) in connection with acquiring any Future Property Assets when entering into new agreements or as part of any ongoing relationships we may have in the future. Any future issuances of Common Stock, including in connection with future agreements with Other Customers and with equity awards pursuant to Millrose’s expected 2024 Incentive Plan (as described under “Management—Equity Compensation—2024 Omnibus Incentive Plan”) or any other incentive plan, or preferred stock, will dilute the holdings and voting power of all existing holders. The perception that we may issue additional Common Stock may impact the trading price of our Class A Common Stock and the value of our Class B Common Stock.

In addition, our Board may amend our Charter to increase or decrease the number of authorized shares of stock, or the number of shares of any class or series of stock designated, or reclassify any unissued shares into other classes or series of stock without the necessity of obtaining stockholder approval. All such shares may be issued in the sole discretion of our Board, subject to any NYSE rules.

We cannot assure you of our ability to pay dividends in the future.

As a newly-formed publicly traded company, we have not paid any dividends to date. In no event will the annual dividend be less than 90% of our REIT taxable income on an annual basis, determined without regard to the dividends paid deduction and excluding any net capital gains. Our ability to pay dividends may be adversely affected by a number of factors, including the risk factors described in this prospectus. Dividends will be authorized by our Board and declared by us based upon a number of factors, including actual results of operations, restrictions under Maryland law or applicable debt covenants, our financial condition, our taxable income, the annual distribution requirements under the REIT provisions of the Code, our operating expenses and other factors our Board deems relevant. We cannot assure you that we will achieve investment results that will allow us to make a specified level of cash dividends or year-to-year increases in cash dividends in the future.

Furthermore, while we are required to pay dividends in order to maintain our REIT status (as described under “Market Information For Securities and Dividend Policy”), we may elect not to maintain our REIT status, in which case we would no longer be required to pay such dividends. Moreover, even if we do elect to maintain our REIT status, we may elect to comply with the applicable distribution requirements by distributing, under certain circumstances, a portion of the required amount in the form of shares of our Common Stock in lieu of cash. If we elect not to maintain our REIT status or to satisfy any required distributions in shares of Common Stock in lieu of cash, such action could negatively affect our business and financial condition as well as the market price of our Common Stock. Notwithstanding our current REIT status, no assurance can be given that we will pay any dividends on shares of our Common Stock in the future.

Our ability to pay dividends is limited by the requirements of Maryland law.

Our ability to pay dividends on our Common Stock is limited by the laws of Maryland. Under Maryland law, a Maryland corporation generally may not make a distribution (including a dividend or redemption) if, after giving effect to the distribution, the corporation would not be able to pay its debts as the debts become due in the usual course of business, or the corporation’s total assets would be less than the sum of its total liabilities plus, unless the corporation’s charter provides otherwise, the amount that would be needed, if the corporation were dissolved at the time of the dividend, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. Accordingly, we generally may not make a distribution if, after giving effect to the distribution, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus, unless our Charter provides otherwise, the amount that would be needed to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. Any dividends or redemption payments may be delayed or prohibited. As a result, the trading price of our Class A Common Stock and in turn the value of our Class B Common Stock may decrease, which may have a material adverse effect on our business, financial condition and results of operations.

Lennar will retain ownership of a certain amount of our Common Stock following the Spin-Off, and their decisions as to future distributions or dispositions of our Common Stock, which is out of our control, may have a material adverse impact on the value of our Common Stock.

Following the Spin-Off, Lennar will temporarily retain approximately 20% of the outstanding shares of Millrose’s Common Stock, in the form of Class A Common Stock. Lennar will not exercise its voting rights with respect to this stock for as long as it retains the shares, and Lennar expects to dispose of this stock through a subsequent spin-off, split-off, public offering, private sale or any combination of these potential transactions. Lennar will have the sole and absolute discretion, subject to applicable law, to determine the terms of, and whether and when to proceed with, any subsequent disposition of the shares of Millrose Class A Common Stock owned by Lennar following the completion of the Spin-Off. Lennar intends to hold Millrose Class A Common Stock for only a limited period of time, but we will not have any control over Lennar’s decisions with respect to the Class A Common Stock they will own following the Spin-Off, and we will be required to cooperate with Lennar to effect any such subsequent disposition pursuant to the Registration Rights Agreement. Even though Lennar has agreed to pay for all related expenses, cooperating with Lennar to effect any distributions or other dispositions could be costly to Millrose if Lennar defaults on its promise does not agree to reimburse us for expenses incurred in connection with such cooperation and we either have to assume the costs ourselves or incur costs to dispute the claims against Lennar. Lennar’s decision to distribute shares of our Class A Common Stock to its shareholders, or effect a split-off, public offering or other sales or dispositions of our Class A Common Stock, or the public perception of such sales or dispositions whether or not they take place, may also impact the price of our Class A Common Stock and the value of our Class B Common Stock.

We are an “emerging growth company” and intend to take advantage of reduced disclosure requirements applicable to emerging growth companies, which could make our Common Stock less attractive to investors.

We qualify as an “emerging growth company” under SEC rules. We could remain an “emerging growth company” until the earliest of (1) the end of the fiscal year following the fifth anniversary of the date of the first sale of our Common Stock pursuant to an effective registration statement, (2) the last day of the fiscal year in which our annual gross revenues exceed $1.235 billion, (3) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (4) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

As an emerging growth company, we will be permitted and plan to rely on certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We believe the principal exemption we intend to avail ourselves of as an emerging growth company is not being required to present more than two years of audited financial statements in a registration statement for an initial distribution of our common equity securities.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised financial accounting standards. We have elected to opt in to such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

At least initially, we expect the main exemptions that we will benefit from will be the exemptions relating to the reduced financial statement disclosure requirements. As a result, the information we provide will be different than the information that is available with respect to other public companies that are not emerging growth companies. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used. If some investors find Common Stock less attractive as a result, there may be a less active trading market for Common Stock, and the market price of Common Stock may be more volatile. It is likely that we will cease to be an emerging growth company in 2025 or 2026.

Risks Related to the Spin-Off

The distribution of our Common Stock will not qualify for tax-free treatment and will generally be taxable to you as a dividend, and we expect the amount of tax owned as a result of receiving shares of Class B Common Stock in the Distribution will be lower than the amount that will be owed as a result of receiving the same number of shares of Class A Common Stock.

The distribution of our Common Stock will not qualify for tax-deferred treatment, and an amount equal to the fair market value of our Common Stock received by you on the date of the Distribution will be treated as a taxable dividend to the extent of Lennar’s current and accumulated earnings and profits. You will need to have alternative sources from which to pay your resulting U.S. federal income tax liability. The amount of the fair market value of our Common Stock in excess of earnings and profits will be treated as a non-taxable return of capital to the extent of your tax basis in shares of Lennar Common Stock and any remaining excess will be treated as capital gain. Your tax basis in shares of Lennar Common Stock held at the time of the Distribution will be reduced (but not below zero) to the extent the fair market value of our Common Stock distributed by Lennar in the Distribution exceeds Lennar’s current and accumulated earnings and profits. Your holding period for such shares of Lennar Common Stock will not be affected by the distribution. Your holding period for our Common Stock will begin the day following the Distribution, and your basis in our Common Stock will equal the fair market value of our Common Stock received by you on the Distribution Date or on another date as determined by another commonly used averaging method. Lennar will not be able to advise stockholders of the amount of earnings and profits of Lennar until after the end of the 2024 calendar year. Lennar or other applicable withholding agents may be required or permitted to withhold at the applicable rate on all or a portion of the Distribution payable to non-U.S. stockholders, and any such withholding would be satisfied by Lennar or such agent by withholding and selling a portion of our Common Stock otherwise distributable to non-U.S. stockholders. For a more detailed discussion, see “Material U.S. Federal Income Tax Considerations.”

Although Lennar will be ascribing a value to our Common Stock in the Distribution for tax purposes and will report that value to stockholders and the IRS, this valuation is not binding on the IRS or any other taxing authority. These taxing authorities could ascribe a higher valuation to our Common Stock, particularly if our Common Stock trade at prices significantly above the value ascribed to our Common Stock by Lennar in the period following the Distribution. Such a higher valuation, if upheld by a court, would cause you to either recognize (i) additional dividend or capital gain income or (ii) a larger reduction in the tax basis of your shares of Lennar Common Stock. There can be no guarantees that the taxable amount owed by you will be insubstantial, depending on the amount of Millrose Common Stock received by you. In addition, as a result of the lower valuation of the Class B Common Stock resulting from its illiquidity of our Class B Common Stock, we expect that the amount of tax per share that will be owed as a result of receiving shares of our Class B Common Stock in the Distribution will be lower than the amount that will be owed as a result of receiving the same number of shares of Class A Common Stock in the Distribution. You should consult your tax advisor as to the particular tax consequences of the Distribution to you. See “The Spin-Off—Structure and Manner of Effecting the Spin-Off” and “The Spin-Off—U.S. Federal Income Tax Consequences of the Spin-Off” for a discussion of the valuation methodology to be employed in determining the value of our Common Stock.

Separate from our proposed accounting treatment of the Spin-Off, the tax treatment of Spin-Off could result in adverse tax consequences to Lennar if a taxing authority challenged the value of our Real Estate Portfolio.

The Spin-Off is a taxable distribution to Lennar and its stockholders. The taxable amount to Lennar is based on the difference between its tax basis in the Millrose Common Stock and the fair market value of the Millrose Common Stock as of the Distribution. As part of the Spin-Off, such value will be determined, for income tax purposes, based in part on the option contract value with Millrose, which is determined based on Lennar’s vast experience in land assets and land acquisition and Horizontal Development. However, Lennar will not be seeking any third-party valuation reports or appraisals with respect to the Transferred Assets. If a taxing authority challenges Lennar’s determination of such valuation, and such challenge is upheld, Lennar could be required to recognize additional gain and earnings from the Spin-Off. See “The Spin-Off—U.S. Federal Income Tax Consequences of the Spin-Off” for a discussion of the valuation methodology to be employed in determining the value of the Business Assets and our Common Stock.

We may not achieve some or all of the expected benefits of the Spin-Off, and the Spin-Off may have a material adverse effect on our business, financial condition and results of operations.

As a publicly traded company independent from Lennar, we believe we will have the long-term potential to finance the acquisition and development of land assets through Millrose Holdings or any future subsidiaries. We also believe we may in the future pursue transactions with other home building entities and fund acquisitions of land assets on more favorable terms than what is available to us now, design and implement corporate and investment strategies and policies that are better targeted to our business’s areas of strength and differentiation, better focus our financial and operational resources on those specific strategies, provide home builders more flexibility and enable us to achieve alignment with a more natural stockholder base and implement and maintain a capital structure designed to meet our specific needs. These and other benefits of operating as an independent publicly traded company, however, may be hindered by the restrictive contractual obligations we have with Lennar as a result of the Spin-Off. If we cannot renegotiate such agreements with Lennar or enter into agreements with Lennar or additional customers in the future on more favorable terms, we may not be able to realize our full potential as a publicly traded company in the future. We also may be unable to achieve some or all of the benefits that we expect to achieve as an independent company in the time we expect, if at all, in the event: (i) the completion of the Spin-Off and operating under the restrictive obligations to which we are subject pursuant to the agreements resulting from the Spin-Off will require significant amounts of management’s time and effort, which may divert management’s attention from identifying new business strategies and opportunities and growing our business; (ii) our relationships with Lennar or other components of our operating, external management and governance structure that were established during the Spin-Off process make it more difficult for us to garner sufficient trust and loyalty from our existing and potential new stockholders to invest (or to continue to invest) in Millrose over the long term; and (iii) our significant lack of diversification in our business operations and our limited customer base severely limits how well we can compete against our peers, such that we are not able to carve out a sustainable market share for ourselves and sustain our operations independently from Lennar.

If we fail to achieve some or all of the benefits that we expect to achieve as an independent company, or do not achieve them in the time we expect, our business, financial condition, results of operations and ability to make distributions could be adversely affected.

Lennar’s inability to obtain all Third-Party Approvals in connection with the Spin-Off may have a material adverse effect on Lennar’s ability to consummate the Spin-Off or operate after the Spin-Off in substantially the same way it presently operates.

Lennar may be required to obtain certain Third-Party Approvals to consummate the Spin-Off, including with respect to the transfer of the Transferred Assets to us, and the restructuring of its business in connection therewith. Although Lennar is undertaking diligence to ensure it will have successfully identified and complied with all requirements and received all required Third-Party Approvals, there can be no assurance that Lennar will be able to obtain all such Third-Party Approvals and/or comply with all relevant requirements. Lennar may decide not to consummate the Spin-Off if it does not receive some or all of these Third-Party Approvals, unless it believes that the inability to obtain one or more Third-Party Approvals would not reasonably be expected to have a material adverse effect on the business, financial position or results of operations of Lennar or us. However, there can be no assurance that such a material adverse effect will not occur. If Lennar decides to proceed with the Spin-Off and it comes to our attention in the future that certain requirements were not met or certain Third-Party Approvals were not received, we and Lennar may face significant costs and need to spend significant time and resources to resolve any such issues.

The Spin-Off and related transactions are subject to the satisfaction or waiver of a number of conditions and there can be no assurance that any or all of these conditions will be met.

The Spin-Off and related transactions, including the transfer of the Business Assets, are subject to the satisfaction or waiver (by the Lennar Board in its sole discretion) of a number of conditions. Millrose and Lennar cannot provide assurance that any or all of these conditions will be met. The fulfillment of the conditions to the Spin-Off will not create any obligation on Lennar’s part to effect any part of the Spin-Off. See “The Spin-Off” for more information about these conditions.

A court could deem the Spin-Off or its related transactions to be a fraudulent conveyance or transfer and could void the Spin-Off or impose substantial liabilities on us.

A court could deem the Spin-Off and the Distribution of our Common Stock to Lennar stockholders or certain internal restructuring transactions undertaken by Lennar in connection therewith, including the transfer of the Business Assets, to be a fraudulent conveyance or transfer. Fraudulent conveyances or transfers are defined to include transfers made or obligations incurred with the actual intent to hinder, delay or defraud current or future creditors or transfers made or obligations incurred for less than reasonably equivalent value when the debtor was insolvent, or that rendered the debtor insolvent, inadequately capitalized or unable to pay its debts as they become due. If, as a result, a court were to void the Spin-Off or impose substantial liabilities on us, that would have a material and adverse effect on our business, financial condition or results of operations.

THE SPIN-OFF

Background of the Spin-Off

Lennar has announced its plan to divest the Business Assets through a partial, taxable spin-off transaction. The Business Assets consist of (i) the use of the HOPP’R Rights, (ii) the Transferred Assets, including approximately $5.0-6.0 billion of developable Homesites and prospective Homesites that, in the aggregate, we believe have a relatively short and reliable expected cash conversion cycle, as described under “Our Properties,” (iii) the Lennar Services, which gives Millrose access to the land acquisition and Horizontal Development skillsets, knowledge, experience and expertise of Lennar’s personnel, which we believe enables us to provide the innovative Recycled Capital HOPP’R that sets us apart from other competitors in the market, and (iv) a Cash Contribution of (a) up to approximately $500 million in cash and (b) an additional approximately $500 million in cash as payment on the Option Deposits by Lennar to Millrose in connection with the contribution of the Transferred Assets pursuant to the Lennar Agreements. Following the Spin-Off on or about the Distribution Date and in connection with the Supplemental Transferred Assets Transaction, Millrose is expected to acquire Homesites and prospective Homesites using approximately $900 million of the Cash Contribution as consideration. Millrose’s access to the HOPP’R Rights is subject to its HOPP’R License Agreement with Lennar (through its subsidiary), which is non-exclusive, royalty-free, non-transferrable and solely for our benefit. Our Manager shall be entitled to use our HOPP’R Rights license in connection with managing and operating our business. Our HOPP’R Rights license will be perpetual, subject to certain limited termination conditions. Our access to Lennar’s personnel is subject to the Master Program Agreement, and Lennar will retain all of its land acquisition and Horizontal Development personnel and continue to use them for its own sourcing, acquisition and development activities in connection with its homebuilding operations. The Transferred Assets and the Supplemental Transferred Assets are intended for the current and future development of residential homes, and the Transferred Assets to be divested excludes certain Lennar land inventory on which home construction has begun or will begin shortly, that Lennar controls through options or agreements, including agreements with strategic land banks and joint ventures, or that are otherwise reserved for future use, or intended for common areas or homeowner’s association dedication. The Lennar Services provide Millrose Holdings with access to the skillsets, knowledge, experience and expertise of Lennar personnel in connection with any acquisitions of Future Property Assets pursuant to the Lennar Agreements and in connection with the horizontal development of land into homesites. Lennar will be retaining its homebuilding operations, which is the most significant part of its business. As of the date of this prospectus, the Lennar Board has approved and authorized Lennar to pursue the Spin-Off, including the contribution of the Business Assets to Millrose in exchange for all of Millrose’s Common Stock and the contemplated structure of the Distribution to the holders of Lennar Class A Common Stock and Lennar Class B Common Stock of approximately 80% of the outstanding shares of such stock at the rate of one share of our Class A Common Stock (or Class B Common Stock) for every two shares of Lennar Class A Common Stock or Lennar Class B Common Stock held as of the close of business on the Record Date. Approval of the Spin-Off by holders of either Lennar Class A Common Stock or Lennar Class B Common Stock is not required, and none is being sought. Neither Lennar nor Millrose is soliciting any proxies from Lennar stockholders or otherwise asking Lennar stockholders to vote on the Spin-Off.

In connection with the Spin-Off transaction, Lennar formed a new wholly-owned subsidiary, Millrose, a corporation incorporated under the laws of the State of Maryland on March 19, 2024 for the purpose of receiving the Business Assets from Lennar and becoming an independent publicly traded company that will engage in large-scale recycled capital financing of land acquisition and Horizontal Development using the HOPP’R. Following the Spin-Off, Millrose will be externally managed by KL, with KL personnel serving as all officers and employees of, and performing all business operations for, Millrose, Millrose Holdings and any Other Subsidiaries. Millrose intends to qualify as a REIT for U.S. federal income tax purposes, effective the taxable year ending December 31, 2025.

Upon completion of the Spin-Off and closing of the Supplemental Transferred Assets Transaction, Millrose Holdings will hold the Transferred Assets and the Supplemental Transferred Assets through the Property LLCs and will provide the Recycled Capital HOPP’R to Lennar pursuant to the terms and conditions of the Lennar Agreements, and potentially other agreements that Lennar and Millrose or Millrose Holdings may enter into from time to time. Summaries of each of these agreements are included in this prospectus under “Our Business—Summary of Operational Agreements.”

While Millrose’s only customer initially will be Lennar, it has engaged and continues to engage in discussions with other home builders who are interested in becoming new customers, but there is no guarantee that Millrose will be successful in negotiating agreements with such customers and there is no guarantee that Millrose will be able to secure any business arrangements with any home builders outside of Lennar in any given timeframe. Millrose expects that the arrangements with these other potential customers will be similar to its arrangements with Lennar (as described above), but there is no certainty that Millrose will be able to successfully negotiate for substantially all of the same terms it has in the Lennar Agreements, including with respect to pooling.

Going forward, Millrose will be required to provide the HOPP’R to (i) Lennar or (ii) any Lennar Related Venture for any Future Property Assets that meet the requirements of the Operating Principles and satisfy the KL Diligence Obligations, provided that the Lennar Related Venture has an acceptable risk profile with respect to its creditworthiness and agrees to terms substantially similar to the Lennar Agreements. For any Future Property Assets of Lennar or any Lennar Related Venture that do not meet the requirements of the Operating Principles, Millrose may decide to provide the HOPP’R at the discretion of KL but will not be required to do so. Following the Spin-Off, Millrose will also seek to provide the HOPP’R to Other Customers for purposes of diversification and scaling business growth. To the extent we provide the HOPP’R to any Other Customers, it will be done through Other Subsidiaries and pursuant to agreements that will be negotiated on behalf of Millrose by KL. Additionally, in the event that Millrose provides the HOPP’R to Other Customers, it will likely need third-party financings to do so. We are negotiating an approximately $1 billion revolving credit facility and may seek to pursue additional debt financing, all of which may be available to manage cash needs and reduce drag on returns, as well as for use to provide the HOPP’R to Other Customers, but there is no guarantee that such sources of additional cash will be obtained or will be sufficient to cover all of our business growth initiatives. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Millrose Following the Spin-Off—Liquidity and Capital Resources Following the Spin-Off” for more information. Additionally, the ability of Millrose to obtain additional debt financing is subject to the Debt to Equity Ratio Limit. In no event will the HOPP’R be provided to Other Customers through Millrose Holdings or any Other Subsidiaries that provide the HOPP’R to Lennar.

The Spin-Off will not qualify as a tax-free spin-off or reorganization within the meaning of Section 355(a) and Section 368(a) of the Code. The Spin-Off will be a taxable transaction for Lennar in which Lennar may recognize gain, but not loss, for tax purposes based on the difference between its tax basis in the Millrose Common Stock and the fair market value of the Millrose Common Stock as of the Distribution. Lennar, Millrose, and Millrose Holdings plan to make Section 336(e) elections under the Code with respect to the Spin-Off, which, when combined with the Spin-Off, is expected to result in the basis of our assets being the fair market value for tax purposes as of the Distribution. Lennar and Millrose will not receive any proceeds from the Distribution, and nor will either entity receive any proceeds from any subsequent sale of any of Millrose’s Class A Common Stock (or Class B Common Stock, although we do not expect a public trading market to develop with respect to our Class B Common Stock, as described herein) by any of Lennar’s stockholders who receive shares of Millrose’s Class A Common Stock (or Class B Common Stock) in connection with the Spin-Off.

Accounting Treatment for the Spin-Off

Millrose has assessed the Spin-Off as a nonreciprocal transfer of assets from Lennar to its stockholders and will therefore be accounted for under ASC 845 Nonmonetary Transactions. Millrose has further assessed the Business Assets to be transferred as meeting the definition of a business under ASC 805 Business Combinations and will therefore record the assets acquired and liabilities assumed from Lennar based on the carrying value of these items as they were reflected on Lennar’s books and records as of the closing of the transaction.

Lennar will recognize the Spin-Off as a distribution of nonmonetary assets that constitute a business in accordance with ASC Subtopic 505-60 – Equity – Spinoffs and Reverse Spinoffs, after assessing the Business Assets for impairment under ASC 360 Property, Plant and Equipment and is not expected to record a loss in connection with the Spin-Off.

Reasons for the Spin-Off

The Lennar Board determined that spinning off the Business Assets to Millrose and the separation of Millrose from the remainder of Lennar as a standalone, public company qualifying as a REIT that would provide the HOPP’R to Lennar, Lennar Related Ventures and potentially Other Customers would be in the best interests of Lennar and Lennar’s stockholders. In making this determination, the Lennar Board was advised by: Lennar’s management, advisors, including the Financial Advisors, various counsel, Holland & Knight LLP as counsel to the independent directors serving on the Lennar Board connection with the Spin-Off and Houlihan Lokey as financial advisor to the independent directors serving on the Lennar Board with respect to certain considerations in connection with the Spin-Off. See “The Spin-Off—Advisors Involved with the Spin-Off” for more information about the advisors to Lennar in connection with the Spin-Off. The Lennar Board reviewed and assessed the Spin-Off, including during meetings with its advisors and counsel, and after due discussion and careful consideration, the Lennar Board voted to approve the Spin-Off transaction, subject to the approval of the Distribution and satisfaction of all other conditions to the Spin-Off.

Benefits to Lennar

Lennar has been on the path to execute a land light operational model to minimize its investment in land and Horizontal Development for many years. Lennar believes that the adoption of a land light strategy offers compelling advantages to home builders in today’s competitive real estate landscape. By reducing capital requirements, expediting time to market, and broadening market reach, home builders can unlock new opportunities for growth and profitability. Lennar has been focused on increasing efficiencies in its building process and reducing selling, general and administrative expenses by using technologies and innovative strategies to reduce certain costs. As part of these strategies, Lennar’s push towards a land light strategy and “just in time” operating model has for several years involved increasing the percentage of land it controls through options or other contractual agreements (including agreements with strategic land banks and joint ventures) but does not own, which reduces its years’ supply of owned Homesites. In the course of executing on its land light strategy, Lennar has previously sold land to third parties (including land banks) and unconsolidated entities, subject to Purchase Options entitling Lennar to purchase the land in the future. For example, since 2020, Lennar has entered, and continues to enter, into arrangements with land bank investor groups (including some managed by the Manager), whereby when Lennar wants to acquire a property for future use in its home building business, Lennar offers the investor group the opportunity to acquire the property, who in turn, gives Lennar the option to purchase all or a portion of the property in the future.

Lennar believes that the Spin-Off will allow Lennar to significantly further its land light strategy and “just in time” operating model by divesting the Business Assets to Millrose (which include a significant portion of Lennar’s current Homesite land inventory) and entering into the Lennar Agreements with Millrose. Lennar believes Millrose is an enhanced continuation of a land inventory platform that Lennar has been using for a number of years, and Lennar expects this Spin-Off will allow Lennar to maximize the value it can receive from moving the Transferred Assets into off-balance-sheet vehicles that are option driven and almost fully distancing itself from having to own land inventory or bear the cost of land development before the Homesites are ready for constructing homes. Lennar believes this will result in Homesites that are available on a “just in time” basis, no different than when it purchases lumber or other materials from critical suppliers as the cadence of home production dictates. By separating and outsourcing land acquisition and Horizontal Development from home construction, Lennar expects to be able to streamline the components of assembly into more of a manufacturing model. Millrose’s Recycled Capital HOPP’R is designed with the goal of allowing for perpetual capital to be available to Lennar to ensure that Lennar’s steady pace home building business strategy remains uninterrupted for as long as Lennar wants to continue them. Lennar believes Millrose’s Recycled Capital HOPP’R should enable Lennar to have more certainty as to where capital will come from and the extent to which it will remain available even in times of market stress. See “Our Business—Summary of Operational Agreements” for more information.

Following the Spin-Off, Lennar will retain certain inventory that is already in development and ready to be sold in the short-term, or that Lennar controls through options or agreements (including agreements with strategic land banks and joint ventures), are otherwise reserved for future use, or intended for common areas or homeowner’s association dedication—all of which are excluded from the Transferred Assets. Since Millrose’s operating model is different from that of other strategic land banks and joint ventures with which Lennar has agreements, the Recycled Capital HOPP’R Millrose provides to Lennar through Millrose Holdings is expected to further diversify Lennar’s Land Banking options. Through the pursuit of its land light strategy and “just in time” operating model, including by completing the Spin-Off, Lennar expects that it will see greater cash flow and higher returns on assets and equity.

Benefits to Millrose

In structuring the transaction, Lennar, in conjunction with KL, with input and advice from the Financial Advisors and various counsel, also considered and made key decisions that were designed to ensure that the Spin-Off would also benefit Millrose. The principal factors that Lennar, in consultation with KL, with input and advice from the Financial Advisors, various counsel and other advisors, considered as benefits to Millrose in connection with the Spin-Off include Millrose benefitting from the Business Assets, including the ownership of the Homesites and prospective Homesites comprising the Transferred Assets and the Supplemental Transferred Assets. More specifically, Lennar believes that the value to Millrose will stem from Millrose’s operating structure and business, which includes setting up Millrose with the following structural advantages:

(1)

Ownership of the Homesites and prospective Homesites comprising the Transferred Assets and the Supplemental Transferred Assets. As part of the Spin-Off, Lennar will contribute a significant book of business from Lennar’s current and future Homesite inventory for the current and future construction of homes described in “Our Properties” to Millrose, all of which are what Lennar believes to be high-quality properties that have been vetted by Lennar’s expert personnel through Lennar’s Property Selection Services. In addition, Millrose is expected to acquire Homesites and prospective Homesites for the future construction of homes following the Spin-Off shortly after the Distribution Date in connection with the Supplemental Transferred Assets Transaction. Most of the Homesites and prospective Homesites are fully entitled, and many have Horizontal Development underway or completed. The Transferred Assets and the Supplemental Transferred Assets as of September 30, 2024 are expected to have a short cash conversion cycle, and we believe this means we can expect regular cash inflows from the Monthly Option Payments and expected takedowns of finished Homesites at least in the short term.

(2)

Built-in certainty around the terms and provisions governing our ongoing relationship with Lennar. The Lennar Agreements, which constitute the only business relationship that Millrose will have immediately following the Spin-Off, are meant to govern a long-term ongoing relationship between Millrose and Lennar. The Lennar Agreements are structured such that they not only set forth the applicable terms and provisions applicable to the Transferred Assets, but also memorialize that the same terms and provisions that apply to the Transferred Assets will also apply to the Supplemental Transferred Assets and any Future Property Assets acquired under the Lennar Agreements. Lennar believes this provides Millrose with more assurance about expected future business transactions with Lennar and allows Millrose to more easily capitalize on a steady and reliable inflow of business.

(3)	Competitive terms with Lennar in the Lennar Agreements. Lennar believes that the terms set forth in the Lennar Agreements, which fully adhere to our Operating Principles that aim to minimize risks and enhance value to Millrose, are competitive terms that will allow Millrose to successfully build and grow its business—even if Lennar remains Millrose’s only customer for the foreseeable future. The Lennar Agreements include provisions for the pooling of properties and related cross-termination rights (subject to the fee building exception) that are favorable to Millrose, as well as provisions for the Lennar Services that Millrose Holdings will have access to and intends to rely on in connection with the acquisition of any Future Property Assets pursuant to the Master Program Agreement.

(4)

Effective and efficient management to be provided by KL. Following the Spin-Off, Millrose will be externally managed by KL, an affiliate and wholly-owned subsidiary of Kennedy Lewis, which has extensive expertise and experience in Land Banking. Being externally managed alleviates the burden of having to find, hire and retain management and other employees to manage and operate the business, finance compensation and benefits for all such personnel, and carry out all administrative tasks relating to operating as a publicly traded company. KL handles all human capital management (including all executive officers), business operations, treasury, finance and internal audit functions, legal and regulatory compliance, corporate governance, investor relations, engagement of all external experts and consultants, and other matters relevant to operating a publicly traded company.

Another benefit is Millrose’s strategic flexibility to capitalize on additional opportunities to expand its business and operations and diversify its Real Estate Portfolio and customer base going forward. Millrose, through the Millrose Subsidiaries, has the potential to access more opportunities to generate earnings in the future by providing the HOPP’R to Lennar Related Ventures and Other Customers. KL will have full discretion to find, identify, evaluate and negotiate any future arrangements to provide the HOPP’R (either the Recycled Capital HOPP’R or any other tailored forms of the HOPP’R) to any potential Other Customers, with oversight from the Board. Lennar believes expanding Millrose’s business beyond just the Recycled Capital HOPP’R with Lennar and building a much larger potential customer base, which could encompass a broad range of residential home builders and real estate developers, no matter their level of sophistication, capital needs, risk profile or business model, will also help enable Millrose to grow and provide it with additional sources of revenues and income. Although the intended permanency of Millrose’s HOPP’R is a key distinguishing feature of Millrose’s business, the HOPP’R also has the flexibility to evolve and be further refined with different features to fit each customer’s needs. Regardless of the combination of features any customer may desire to negotiate with Millrose, the HOPP’R is designed to provide at its core a sophisticated, streamlined and professional approach to land acquisition and Horizontal Development financing that was previously exclusively for the benefit of Lennar and that Millrose will now be able to use to better support its home builder and developer customers in the residential real estate industry. Further, Lennar believes that, following the Spin-Off, these and other factors will help to maximize Millrose’s ability to execute strategic plans best suited to maximize the value of the HOPP’R and provide returns to its investors.

As applicable, for the Transferred Assets, the Supplemental Transferred Assets and Future Property Assets, Millrose will be able to rely on the use of the HOPP’R Rights and the Lennar Services that Lennar’s personnel will provide to Millrose Holdings pursuant to the Lennar Agreements. The Lennar Services will allow Millrose Holdings to benefit from and take advantage of the skillsets, knowledge, experience and expertise of Lennar’s personnel and will allow Millrose Holdings to rely on Lennar’s disciplined and selective property selection services that include (i) an analysis of a variety of macroeconomic factors, such as employment levels, interest rates, changes in stock market valuations, consumer confidence, housing demand, availability and cost of financing for homebuyers, availability and prices of new homes compared to those of previously occupied homes, and demographic trends and (ii) with respect to each of the homebuilding markets in which Lennar acquires assets and develops Homesites, an analysis of the local market conditions and demographics, the specific supply and demand relationships reflective of local economic conditions, the projected absorption pace for home sales, sales prices and costs to build and deliver homes on a community-by-community basis (the “Property Selection Services”), with the goal of ensuring that the quality and risk profile of Future Property Assets acquired under the Master Program Agreement will be consistent with Millrose’s business model.

Additionally, as part of the Lennar Services, Lennar’s personnel will complete as contractor for Millrose the Horizontal Development pursuant to the Master Construction Agreement with respect to the Transferred Assets, the Supplemental Transferred Assets and any Future Property Assets acquired pursuant to the Lennar Agreements.

Additionally, as of the date of this prospectus, Millrose is expected to emerge from the Spin-Off as the only publicly traded entity that will engage in large-scale recycled capital financing of land acquisition and Horizontal Development using the HOPP’R, which provides investors with a rare opportunity to invest in something normally limited to private equity funds. Lennar and KL also see significant opportunity in the current market for a company like Millrose. Home builders seek to maintain multiple years of land under control in order to adequately supply future sales; however, owning land years ahead of home production is capital intensive and results in lower asset returns. As a result, home builders are increasingly focused on splitting land ownership and Horizontal Development from home building in order to reduce capital outlay and improve shareholder returns (i.e., a “land light” model). This shift requires a sophisticated perpetual financing partner to alleviate balance sheet demands and unlock enterprise value through more efficient capital investment. However, high barriers to entry exist due to the operational and administrative requirements of the land light strategy. By leveraging the expertise and capabilities of the Manager, Millrose can serve as a strategic partner to Lennar and to any future customers (including any Lennar Related Ventures and any Other Customers, as applicable) to facilitate their land light initiatives.

Lennar believes that, following the Spin-Off, these and other factors will help to maximize Millrose’s ability to execute strategic plans best suited to maximize the value of the HOPP’R with the goal of providing consistent returns to Millrose’s stockholders.

Structure and Manner of Effecting the Spin-Off

The following graphics and accompanying explanations describe the principal sequencing and steps of the Spin-Off, and is provided as a summary of the more detailed steps to be undertaken in connection with the Spin-Off. The descriptions below are all future-looking for illustrative purposes only; for example, Steps 1 and 2 will have already been implemented ahead of the time of the Spin-Off and certain parts may already be completed prior to the date of this prospectus. Step 3 will be implemented thirty days prior to the Spin-Off. Step 6 will be implemented immediately prior to the Spin-Off, to take effect immediately upon the completion of the Distribution in Step 7.

Step 1:

Lennar will form Millrose as a Maryland corporation, including by preparing and filing with the Maryland State Department of Assessments and Taxation an initial charter for Millrose, preparing and approving the initial bylaws of Millrose and appointing the initial members of the Board. Millrose’s initial documents are purely for the purpose of initial formation and will be amended leading up to the Spin-Off. Disclosure herein of Millrose’s Charter, Bylaws and governance reflect what will be in place at the Distribution Date and be effective immediately prior to the Distribution on the Distribution Date.

Lennar will form Millrose Holdings as a Delaware limited liability company that intends to qualify as a TRS. Lennar will form a limited liability company subsidiary, each, a Property LLC, in each geographic state in which Transferred Assets and the Supplemental Transferred Assets exist, as well as a few in states in which Lennar intends to acquire additional Homesites or prospective Homesites prior to the Distribution.

This step will have already been completed by the date of this prospectus. Millrose, Millrose Holdings and 26 Property LLCs were formed in March 2024. Three additional Property LLCs were formed in September 2024, one additional Property LLC was formed in October 2024 and one additional Property LLC was formed in November 2024. Prior to the Distribution, each of Millrose, Millrose Holdings and each Property LLC will exist as a wholly-owned subsidiary of Lennar through another one of Lennar’s subsidiaries (not shown in the diagram above, purely for purposes of simplification).

Step 2:

Lennar will transfer ownership of the Transferred Assets from various of its other subsidiaries to the Property LLCs pursuant to a Pre-Spin Assignment, Assumption and Contribution Agreement. Each piece of property comprising the Transferred Assets will be transferred to the Property LLC that has been formed in the state in which such piece of property is geographically located. See “Our Properties” for more information about the Transferred Assets. At the time of Distribution, certain Property LLCs may not hold any property if no properties comprising the Transferred Assets are located in the state in which the Property LLC holds land.

Following this step, there will be ongoing operations at each of the Property LLCs as Lennar continues to do business with respect to the Transferred Assets prior to the Spin-Off. However, Millrose and Millrose Holdings will not have any operations until thirty days prior to the Distribution, when Step 3 will happen.

We expect that the transfer of the Transferred Assets from the various Lennar subsidiaries to the Property LLCs will be completed in the months leading up to the Distribution.

Step 3:

Lennar will transfer the ownership interests of Millrose Holdings to Millrose. Lennar will also transfer the ownership interests of each of the 31 Property LLCs (which will collectively hold the Transferred Assets) to Millrose, such that each Property LLC will exist as a wholly-owned subsidiary of Millrose. Pursuant to the terms of the Pre-Spin Assignment, Assumption and Contribution Agreement, in addition to transferring the ownership interests in each of the Property LLCs to Millrose, Lennar will also contribute certain entitlement rights, including any approvals, permits and benefits that are tied to the land assets comprising the Transferred Assets, as well as the Cash Contribution of up to approximately $1 billion in cash (including approximately $500 million as payment on the Option Deposits by Lennar to Millrose in connection with the contribution of the Transferred Assets pursuant to the Lennar Agreements), approximately $900 million of which will be for the purpose of Millrose entering into the Supplemental Transferred Assets Transaction. See “—Supplemental Transferred Assets Transaction Following the Spin-Off” for more information related to such transaction. See “Our Business—Summary of Operational Agreements” for more information about the material terms of the Pre-Spin Assignment, Assumption and Contribution Agreement.

This step will occur thirty days prior to the Distribution. Following this Step 3, Millrose will have 32 direct wholly-owned subsidiaries: Millrose Holdings and the 31 Property LLCs that collectively hold the Transferred Assets.

Lennar Class A Stockholders
Lennar Class B Stockholders
Lennar Corporation
(Remainder of Lennar's business)
Millrose Properties, Inc.
(Step 4) Millrose transfers ownership interests of all 31 Property LLCs to Millrose Holdings
Millrose Properties Holdings, LLC
Property LLCs (31 individual LLCs)
Transferred Assets
Ownership Interests

Step 4:

Pursuant to the Pre-Spin Assignment, Assumption and Contribution Agreement and the Distribution Agreement, Millrose will contribute the ownership interests of all 31 Property LLCs (which collectively hold the Transferred Assets) to Millrose Holdings. Following the contribution, Millrose Holdings will hold and maintain the Transferred Assets through its ownership interests in the 31 Property LLCs (Millrose Holdings will not hold any properties comprising the Transferred Assets directly; the Transferred Assets will all be held by its directly owned Property LLCs).

This step will occur immediately after the completion of Step 3, thirty days before the Distribution. Following this step, Millrose’s organizational structure will reflect the organizational structure it will have as an independent, publicly traded company following the Spin-Off.

During this step, Millrose’s Charter, Bylaws and other corporate policies and governance documents will already have been put in place, but they will not be effective until immediately prior to the completion of the Distribution in Step 7.

Step 5:

Thirty days after Step 4 is completed and immediately prior to the Distribution, Millrose and Millrose Holdings will enter into the Recapitalization Agreement, pursuant to which a certain amount of Millrose Holdings’ equity will be recapitalized into a Promissory Note that will be secured by the Transferred Assets with an unrecorded mortgage. Certain UCC Filings will be made by Millrose Holdings to secure its interests in the Property LLCs during this step as well.

This step is designed to ensure that Millrose, following the Spin-Off, will have sufficient qualifying REIT income in the form of payments on the Promissory Note in order to qualify for and maintain its REIT status for purposes of U.S. federal income taxes.

Following this step, Millrose’s organizational and operating structure (other than the contractual obligations described in Step 6) will reflect its post-Spin-Off structure.

Lennar Class A Stockholders
Lennar Class B Stockholders
(Step 6) Millrose and KL enter into the Management Agreement
Lennar Corporation
Master Program Agreement
Founder's Rights Agreement
HOPP'R License Agreement
Kennedy Lewis Land and Residential Advisors, LLC
Master Option Agreement
Master Construction Agreement
Recognition Agreement
Millrose Properties, Inc.
Management Agreement
(Remainder of LEN's business)
Project Addenda
Multiparty Cross Agreements
100% ownership interest
Promissory Note
Millrose Properties Holdings, LLC
(Step 6) Lennar and Millrose / Millrose Holdings enter into the Lennar Agreements
Property LLCs (31 individual LLCs)
Transferred Assets

Step 6:

Millrose and KL will enter into the Management Agreement, pursuant to which KL will act as Manager of Millrose and provide management and personnel support to run Millrose’s activities as a publicly traded company, in consideration of the Management Fee. More information about management and the arrangements between KL and Millrose can be found under “Management” and “Manager and Management Agreement.”

Millrose, Millrose Holdings and Lennar (or its subsidiaries) will enter into the Master Program Agreement, the Master Option Agreement, the Master Construction Agreement, all of the applicable Multiparty Cross Agreements, all of the Project Addenda that will subject each of the properties in the Transferred Assets to the terms and provisions of the Lennar Agreements, the Recognition Agreement, and any other ancillary agreements comprising the Lennar Agreements, each as described in “Our Business—Summary of Operational Agreements.” Additionally, Millrose and Lennar will enter into the Founder’s Rights Agreement, which will then be attached to and incorporated by reference into Millrose’s Bylaws, as described in “Our Business—Summary of Operational Agreements.”

Millrose and a wholly-owned subsidiary of Lennar will enter into a HOPP’R License Agreement that grants Millrose a non-exclusive, royalty-free, non-transferrable license to use the HOPP’R Rights solely for Millrose’s benefit. Millrose’s Manager shall be entitled to use Millrose’s HOPP’R Rights license in connection with the management and operation of Millrose. Millrose’s HOPP’R Rights license will be perpetual, subject to certain limited termination conditions. See “Our Business—Summary of Operational Agreements—Summary of Agreements Between Millrose and Lennar—HOPP’R License Agreement” for more information.

For the avoidance of doubt, none of the agreements entered into in this step will be effective until immediately upon completion of the Distribution in Step 7.

Step 7:

Once Steps 2-6 are completed and in consideration of the Business Assets transferred to Millrose, pursuant to the Charter that will be newly effective, Millrose will issue the requisite number of shares of its Class A Common Stock and the requisite number of shares of its Class B Common Stock to Lennar (the number of shares of each class that will be issued will not be known until after the Election Expiration Time expires). Lennar will then distribute approximately 80% of Millrose’s outstanding shares of Common Stock to holders of Lennar Common Stock on a pro rata basis and subject to any elections to receive Class B Common Stock, pursuant to the Distribution Agreement. In accordance with Millrose’s Charter, Millrose will be authorized to issue 50,000,000 shares of preferred stock, as well as 275,000,000 shares of Class A Common Stock, each with one vote per share, and 175,000,000 shares of Class B Common Stock, each with ten votes, except when voting together with the holders of the Class A Common Stock, each holder of record of Class B Common Stock will be entitled to the greater of (i) ten votes per share and (ii) that number of votes per share of Class B common stock which that entitle the outstanding shares of Class B common stock to cast, in the aggregate, 35% of the votes entitled to be cast on the matter. The exact number of shares of Class A Common Stock and Class B Common Stock, respectively, that Millrose will issue in connection with the Spin-Off will be determined following the Election Expiration Time, subject to the number of elections received by the Distribution Agent. Millrose will not issue any shares of preferred stock in connection with the Spin-Off.

In connection with the Distribution, each Lennar stockholder holding shares of Lennar Class A Common Stock or Lennar Class B Common Stock as of the Record Date will receive one share of our Class A Common Stock for every two shares of Lennar Class A Common Stock or Lennar Class B Common Stock held as of the close of business on the Record Date, except that during a limited period prior to the Distribution, Lennar Common Stock holders of record on the Record Date will be able to elect to receive some or all of the Millrose Common Stock to be distributed to them in the form of Millrose Class B Common Stock in lieu of Millrose Class A Common Stock. Holders of either class of Lennar Common Stock may elect, in writing and prior to the Election Expiration Time to receive a distribution of Class B Common Stock instead of Class A Common Stock. See the Election Form, a form template of which accompanies this prospectus. Following the Record Date, each holder of Lennar Common Stock will receive by mail as part of the election materials an individualized Election Form with a unique code, along with instructions regarding how to complete and submit the Election Form. This election is available for any holder of Lennar Common Stock as of the Record Date, and such Lennar Corporation Stockholder may elect to receive part of the shares in the form of Class B Common Stock, and to receive the remaining shares to which they are entitled in the form of Class A Common Stock. See “Right to Elect to Receive Our Class B Common Stock.” Holders of both Lennar Class A Common Stock and Lennar Class B Common Stock will receive shares of Millrose Class A Common Stock in the Distribution by default unless an affirmative election is made to receive shares of Millrose Class B Common Stock. There is no maximum number of shares of Millrose Class B Common Stock that may be distributed in the Distribution, subject to the total number of shares of Millrose Common Stock to be distributed in the Spin-Off in accordance with the Distribution Ratio. The actual total number of shares of our Common Stock to be distributed will depend on the number of shares of Lennar Class A Common Stock and Lennar Class B Common Stock outstanding on the Record Date. We expect to issue approximately 135 million shares of Common Stock. How many of these will be Class A Common Stock and how many will be Class B Common Stock will depend on how many Lennar stockholders elect to receive Class B Common Stock. Based on the total number of outstanding shares of Lennar Common Stock as of November 30 2024, if holders of 25%, 50%, 75% or 100% of Lennar Common Stock elect to receive Millrose Class B Common Stock, approximately 100,587,682, 67,058,455, 33,529,227, and 0 shares of Millrose Class A Common Stock will be distributed, respectively, and holders of such shares of Class A Common Stock will have approximately 23.1%, 9.1%, 3.2% and 0% of Millrose stockholders’ voting power, respectively. These voting percentages do not include any votes attached to the Common Stock, held in the form of Class A Common Stock, that Lennar intends to temporarily retain following the Spin-Off, as pursuant to the Distribution Agreement, Lennar agrees that it will not exercise its right to vote with respect to any shares of Millrose Common Stock it holds, and under Maryland law, votes for non-extraordinary matters are determined by the number of votes cast, not votes present at the meeting or votes entitled to be cast on the matter.

As part of Lennar’s equity compensation program, certain Lennar associates receive restricted stock awards with time-based vesting conditions (and some with additional performance-based vesting conditions). Prior to vesting, these restricted stock awards are held by the associate as outstanding shares of Lennar Class A Common Stock, and these shares have all the same rights and benefits as any other shares of outstanding Class A Common Stock. The only difference is that unvested restricted stock awards cannot be transferred and are subject to forfeiture in accordance with the terms of the respective grant agreements. In connection with the Spin-Off and pursuant to the terms and conditions of the Lennar 2016 Equity Incentive Plan, Lennar associates holding unvested restricted stock awards will receive shares of Restricted Stock of Millrose Common Stock giving effect to the Distribution Ratio and will be able to participate in the election to receive shares of Class B Common Stock in the same way as all other Lennar stockholders. The only difference is that the Restricted Stock will be subject to the same vesting conditions and restrictions as the unvested Lennar restricted stock awards to which they relate (i.e., the Millrose Common Stock they receive cannot be transferred until the Lennar restricted stock awards vest, and they will also be forfeited if the Lennar restricted stock awards are forfeited by their terms). Restricted Stock will also be treated the same as other shares of outstanding Millrose Common Stock for purposes of any dividends declared by Millrose on shares of Millrose Common Stock. Based on the number of total outstanding shares of Lennar’s Common Stock as of November 30 2024, we expect that approximately 1,360,000 shares of Millrose Common Stock that will be distributed in the Spin-Off will be Restricted Stock. Any forfeited Restricted Stock will be returned to Lennar. Lennar will not exercise its voting rights with respect to such shares for as long as it retains the shares, and Lennar expects to dispose of such shares by selling them into the market or in another manner it deems appropriate. Any dispositions of such forfeited shares by Lennar may also be facilitated pursuant to Lennar’s demand registration rights under the Registration Rights Agreement.

Without a trading market or public listing of our Class B Common Stock, we expect it will likely be difficult for any stockholders who elect to receive our Class B Common Stock to sell such shares in the future. Our Charter does not allow any individual holder of our Class B Common Stock to elect unilaterally to convert their own shares to Class A Common Stock; the conversion can only be done if a majority of Class B Common Stock holders approve such conversion, and such conversion would apply to all outstanding shares of Class B Common Stock. Given the lack of liquidity of Millrose’s Class B Common Stock and the conversion restrictions, we expect a significant percentage of the Common Stock that will be distributed to Lennar’s stockholders in the Spin-Off will be Class A Common Stock (and in any event in an amount that will be more than sufficient to meeting the listing standards of the NYSE). We do not expect many, if any, Lennar stockholders (other than the Miller Family) will elect to receive Class B Common Stock in the Distribution. However, there is no guarantee that the election results will match our expectations. On the other hand, based on the total number of shares we intend to register and our contemplated Distribution Ratio, holders of approximately 99.5% of the expected outstanding Lennar Class A shares would need to elect solely to receive Class B Common Stock in order for us not to meet the NYSE listing standards. Based on Lennar’s stockholder base, we expect approximately 30% of our stockholders immediately following the Spin-Off will be index funds, many or almost all of which likely have policies and requirements that may obligate them to sell their shares of Millrose’s Common Stock promptly following the Distribution. We expect that, given these disposition requirements or policies, such stockholders will receive Class A Common Stock, as Class B Common Stock will not be listed or have an active trading market. As such, we believe the risk that we do not meet the NYSE listing standards to be negligible. In accordance with the Distribution Agreement, successful listing of our Class A Common Stock on the NYSE or another national stock exchange is a condition to the consummation of the Spin-Off.

The shares of Common Stock to be distributed will constitute approximately 80% of the outstanding shares of Common Stock immediately after the Spin-Off. We are registering, pursuant to the registration statement of which this prospectus forms a part, the number of shares of Common Stock set forth on the cover page of this prospectus, consisting of a yet to be determined number of shares of Millrose Class A Common Stock and a yet to be determined number of shares of Millrose Class B Common Stock. The total number of shares of the Class A and Class B Common Stock to be distributed in the Distribution will not exceed the total number of shares of Common Stock set forth on the cover page of this prospectus, and the allocation between the Class A and Class B Common Stock will be determined upon the expiration of the shareholder election process described under “Right to Elect to Receive Our Class B Common Stock.” We expect to issue a Current Report on Form 8-K after the Election Expiration Time to provide information as to the allocation between Class A Common Stock and Class B Common Stock to be distributed in the Distribution.

Lennar expects to make the Distribution on February 7, 2025. However, until the Record Date has occurred, Lennar has the right to amend, modify, abandon or otherwise terminate the transaction, even if all of the conditions to the Spin-Off have been satisfied, if the Lennar Board determines, in its sole and absolute discretion, that the Spin-Off is not in the best interests of Lennar or its stockholders or that legal, market or regulatory conditions or other circumstances are such that the Spin-Off is no longer advisable at the time. Computershare will serve as Distribution Agent, transfer agent and registrar for Millrose’s Common Stock and as Distribution Agent in connection with the Spin-Off.

No fractional shares will be issued in the Distribution. Lennar will instruct the Distribution Agent to (i) aggregate a number of shares of Millrose Class A Common Stock equal to all the undistributed fractions of a share of Millrose Class A Common Stock and sell them in market transactions, and to distribute the proceeds of the sale pro rata to the persons who would have been entitled to receive fractions of a share of Millrose Class A Common Stock, and (ii) with respect to each holder of Lennar Common Stock that elects to receive shares of Millrose Class B Common Stock and would have been entitled to receive fractions of a share of Millrose Class B

Common Stock, round down to the nearest whole number of such shares to be distributed to such person, and distribute such whole number of shares to such person.

Millrose will not be issuing physical certificates representing shares of Common Stock. Most Lennar stockholders hold their shares of Lennar Common Stock through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the stock in “street name” and holders’ beneficial ownership of the shares of Millrose Common Stock issued in the Distribution would be recorded on the bank or brokerage firm’s books. If you hold your Lennar Common Stock through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares of Common Stock that you will receive in the Spin-Off. If you have any questions concerning the mechanics of having shares of Common Stock held in “street name,” you are encouraged to contact your bank or brokerage firm. If you hold your shares registered in your own name, your ownership will be recorded on Millrose’s electronic stockholder records.

Supplemental Transferred Assets Transaction Following the Spin-Off

Following the Spin-Off shortly after the Distribution Date, Millrose expects to close the Supplemental Transferred Assets Transaction, pursuant to which Millrose will acquire 100% of the outstanding stock of Rausch or a subsidiary or affiliate of Rausch, which holds (through various subsidiaries) the Homesites and prospective Homesites that comprise the Supplemental Transferred Assets, by using approximately $900 million of the Cash Contribution by Lennar (as part of the Business Assets) pursuant to the Pre-Spin Assignment, Assumption and Contribution Agreement and the Rausch Letter. For the avoidance of doubt, Millrose will not be receiving anything in connection with the Supplemental Transferred Assets Transaction besides (i) the stock of Rausch or a subsidiary or affiliate of Rausch and (ii) the Supplemental Transferred Assets. The Supplemental Transferred Assets is expected to include the entirety of Rausch’s current land assets except for any Homesites with homes actively under construction. Lennar will make certain representations and warranties and indemnification protections with respect to certain Related Liabilities, which are set forth in the Lennar Agreements and to which the Supplemental Transferred Assets will be subject once the applicable Project Addenda are executed.

In connection with Millrose receiving the Supplemental Transferred Assets, Millrose and Lennar will execute the necessary Project Addenda, at which point all of the Supplemental Transferred Assets, as is the case with the Transferred Assets, will become subject to the Lennar Agreements and Lennar will pay to Millrose an additional approximately $100 million in Option Deposits. The Supplemental Transferred Assets will increase the number of Homesites and prospective Homesites and business of Millrose, and, along with the Transferred Assets, is expected to provide additional assurance to Millrose that it will have sufficient property assets in its Real Estate Portfolio to enhance its operations and business as a new public company.

See “Our Business—Supplemental Transferred Assets Transaction” for more information.

Results of the Spin-Off and Our Post-Spin-Off Relationship with Lennar

Following the Spin-Off, Millrose will be an independent company that is listed and publicly traded on the NYSE and Lennar will temporarily retain approximately 20% of the outstanding shares of Millrose’s Common Stock, in the form of Class A Common Stock. Lennar will not exercise its voting rights with respect to this stock for as long as it retains the shares, and Lennar expects to dispose of this stock through a subsequent spin-off, split-off, public offering, private sale or any combination of these potential transactions. Lennar will have the sole and absolute discretion, subject to applicable law, to determine the terms of, and whether and when to proceed with, any subsequent disposition of the shares of Millrose Class A Common Stock owned by Lennar following the completion of the Spin-Off. Lennar intends to hold Millrose Class A Common Stock for only a limited period of time, but we will not have any control over Lennar’s decisions with respect to the Class A Common Stock they will own following the Spin-Off, and we will be required to cooperate with Lennar to effect any such subsequent disposition pursuant to the Registration Rights Agreement.

Lennar, as the original parent company of Millrose and the initial contributor of the Business Assets to Millrose, will have certain Founder’s Rights, which are exclusive to Lennar. The Founder’s Rights include the Management Succession Consent Right, the Effective Equity Price Protection Right, the Capital Priority Right (use it or lose it), the Enforcement Rights, the Applicable Rate Adjustment Right, the Debt to Equity Ratio Limit Right, the Secured Financing Collateral Consent Right, and the Pause Period Designation Right. Each of these rights are set forth in the Founder’s Rights Agreement, which is incorporated by reference, as it may be amended or supplemented from time to time, into our Bylaws and treated as a part of our Bylaws. These Founder’s Rights allow Lennar to influence certain aspects of Millrose’s business decisions (including, for example, in the event of certain breach of contract disputes relating to Homesite takedowns and in the event of any changes in the Manager), and are intended to provide Lennar a means to influence the treatment of the Business Assets in Millrose. The Founder’s Rights are set forth in the Founder’s Rights Agreement, which is incorporated by reference into Millrose’s Bylaws. For additional information regarding Lennar’s rights, see the sections of this prospectus captioned “Our Business—Summary of Operational Agreements—Summary of Agreements between Millrose, Millrose Holdings and Lennar—Founder’s Rights Agreement.”

Millrose has not had any historical operations, business or record of financial performance (apart from what has been allocated to the Predecessor Millrose Business by Lennar). Millrose currently does not (and until after the Distribution will not) have any corporate infrastructure, systems, human and financial capital and other resources to operate independently of Lennar. After the Distribution, Millrose will be fully separate from Lennar, and except for the relationships described in the Lennar Agreements, Millrose will no longer have access to any of Lennar’s support and resources, including Lennar’s operating and governance systems, controls and procedures, as well as Lennar’s infrastructure, personnel and capital resources and insurance coverage except for the Lennar Services. Following the Spin-Off, except for the contractual obligations set forth in the Lennar Agreements, Lennar will have no fiduciary, contractual or other obligations or duties to Millrose (or any of its subsidiaries).

In connection with Lennar Agreements, Lennar will also execute a Guaranty under which Lennar will irrevocably and unconditionally guarantee (i) the full punctual payment when due of any payment obligations of any of Lennar’s divisions and subsidiaries under the Master Program Agreement and the Master Option Agreement and (ii) the full and punctual payment and performance of the payment and Work of any of Lennar’s divisions and subsidiaries under the Master Construction Agreement.

Millrose will have its own Board, and its management, executive officers and employees will be provided and employed by Millrose’s external manager, KL, an affiliate and wholly-owned subsidiary of Kennedy Lewis. No Lennar personnel or affiliates will serve in any director, management or other capacity at Millrose, and Millrose’s Board will not include any officers, directors or other affiliates of Lennar.

For additional information about Millrose’s post-Spin-Off relationship with Lennar, including information about the HOPP’R we provide to Lennar and descriptions of the Lennar Agreements, see the sections of this prospectus captioned “Risk Factors—Risks Related to Our Business Model and Investment in a Newly Formed Entity,” “Certain Relationships and Related Party Transactions” and “Our Business.”

In connection with the Distribution, each Lennar stockholder will receive Millrose Class A Common Stock relative to the number of shares of Lennar Common Stock each such Lennar stockholder beneficially owns as of the Record Date of the Spin-Off, subject to any elections to receive Class B Common Stock. Immediately following the Spin-Off, Millrose expects to have approximately 168 million shares of Millrose’s Common Stock outstanding on a fully diluted basis, based on the number of outstanding shares of Lennar Common Stock as of November 30, 2024 and calculated using the Distribution Ratio, and including the approximately 20% of shares of Millrose’s total outstanding Common Stock that Lennar expects to temporarily retain, held in the form of Class A Common Stock, following the Spin-Off. The actual issued and outstanding share amounts for Class A Common Stock and Class B Common Stock, respectively, may differ depending on the exact number of shares of Lennar Common Stock outstanding as of the Record Date, or if Lennar stockholders other than the Miller Family elect to receive shares of Class B Common Stock. The total number of shares of the Class A and Class B Common Stock to be distributed in the Distribution will not exceed the total number of shares of Common Stock set forth on the cover page of this prospectus, and the allocation between the Class A and Class B Common Stock will be determined upon the Election Expiration Time. We expect to issue a Current Report on Form 8-K after the Election Expiration Time to provide information as to the exact number of shares of Common Stock, as well as the exact allocation between Class A Common Stock and Class B Common Stock to be distributed in the Distribution. The Spin-Off will not affect the number of outstanding shares of Lennar Common Stock or rights of Lennar stockholders, but may have an impact on the trading price of Lennar Common Stock. Immediately after the Distribution, all the holders of Millrose’s Common Stock will be existing stockholders of Lennar. However, public trading in Lennar Common Stock and in Millrose’s Common Stock following the effectiveness of the Spin-Off is expected to create immediate and significant differences between Millrose’s stockholder base and Lennar’s stockholder base. In particular, we understand approximately 30% of Lennar’s stockholders are index funds that are required to hold portfolios that track specified stock indices and institutional stockholders that may have policies and guidelines that may not permit them to retain the Millrose Common Stock they receive. Because Millrose initially will not be included in stock indices or otherwise be excepted from any institutional stockholders’ policies, those funds and institutional holders may likely have to dispose of the Millrose Common Stock they receive promptly following the Distribution. Therefore, it is likely there will be a high volume of trading in our Class A Common Stock in the days following the Spin-Off that will significantly change the profile of our stockholder base from Lennar’s. See “Risk Factors—Risks Related to our Common Stock” for more information.

Conditions to the Spin-Off

Millrose expects that the Spin-Off will be effective on the date of the Distribution, provided that the following conditions shall have been satisfied or waived by Lennar:

•	the Lennar Board shall have approved the Spin-Off transaction and not withdrawn such approval;

•	the ancillary agreements contemplated by the Pre-Spin Assignment, Assumption and Contribution Agreement shall have been executed by each party to those agreements;

•	the Master Program Agreement and other ancillary agreements shall have been executed by each party to those agreements;

•	the Founder’s Rights Agreement shall have been executed by each party to that agreement;

•	the HOPP’R License Agreement shall have been executed by each party to that agreement;

•	the Registration Rights Agreement shall have been executed by each party to that agreement;

•

the SEC shall have declared effective the registration statement under the Securities Act of which this prospectus forms a part, and no stop order suspending the effectiveness of the registration statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC;

•	Millrose’s Class A Common Stock shall have been accepted for listing on the NYSE or another national securities exchange, subject to official notice of issuance;

•	Millrose shall have received the written opinion of Gibson, Dunn & Crutcher LLP regarding the qualification of Millrose as a REIT under the Code;

•

the independent directors of the Lennar Board shall have received written opinions from a financial advisor regarding (i) certain financial matters relating to the solvency of Millrose immediately giving effect to the Spin-Off and (ii) certain financial matters relating to the assets, liabilities and total par value of the issued capital stock of Lennar immediately giving effect to the Spin-Off;

•

no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing completion of the Spin-Off shall be in effect, and no other event outside the control of Lennar shall have occurred or failed to occur that prevents the completion of the Spin-Off;

•

no other events or developments shall have occurred prior to the Distribution that, in the judgment of the Lennar Board, would result in the Spin-Off having a material adverse effect on Lennar or its stockholders; and

•	any other conditions set forth in the Distribution Agreement.

Any of the above conditions may be waived by Lennar to the extent such waiver is permitted by law. For more information, see “Our Business—Summary of Operational Agreements,” including the list of conditions set forth in the Distribution Agreement.

The fulfillment of the above conditions will not create any obligation on Lennar’s part to complete the Spin-Off. Other than as set forth in this prospectus. Millrose is not aware of any material federal, foreign or state regulatory requirements with which Millrose must comply, other than SEC rules and regulations, or any material approvals that Millrose must obtain, other than the approval for listing of Millrose’s Class A Common Stock on the NYSE and the SEC’s declaration of the effectiveness of the registration statement, of which this prospectus forms a part, in connection with the Spin-Off. Lennar may at any time until the Spin-Off decide to abandon the Spin-Off or modify or change the terms of the Spin-Off, even if all of the conditions to the Spin-Off have been satisfied.

Listing and Trading of Millrose’s Common Stock

There is no current trading market for Millrose’s Common Stock. Millrose intends to list Millrose’s Class A Common Stock on the NYSE under the ticker symbol “MRP,” subject to official notice of issuance. We have not applied to list Millrose Class B Common Stock on the NYSE or any other securities exchange, or to have it quoted on any quotation system, and we do not expect to do so. Shares of our Class B Common Stock will be highly illiquid and appropriate only as a long-term investment. We do not expect a trading market for our Class B Common Stock to develop and therefore you may need to hold Class B Common Stock indefinitely.

U.S. Federal Income Tax Consequences of the Spin-Off

The Spin-Off will not qualify as a tax-free spin-off or reorganization within the meaning of Section 355(a) and Section 368(a) of the Code. The Spin-Off will be a taxable transaction for Lennar in which Lennar may recognize gain, but not loss, for tax purposes based on the difference between its tax basis in the Millrose Common Stock and the fair market value of the Millrose Common Stock as of the Distribution. Lennar, Millrose, and Millrose Holdings plan to make Section 336(e) elections under the Code with respect to the Spin-Off, which, when combined with the Spin-Off, is expected to result in the basis of our assets being the fair market value for tax purposes as of the Distribution.

In addition, the Distribution will be taxed as a dividend paid to you because the Spin-Off is expected to be treated as a taxable distribution of property under Section 301 of the Code to Lennar’s stockholders. Each U.S. stockholder will be treated as if such U.S. stockholder had received a distribution in an amount equal to the fair market value of the shares of Millrose Common Stock (including fractional shares for which Lennar stockholders receive cash), taxed as a dividend to the extent, generally, of Lennar’s allocable current and accumulated earnings and profits, as determined under U.S. federal income tax principles, and then treated as a non-taxable return of capital to the extent, generally, of the U.S. stockholder’s adjusted tax basis in the shares of Lennar common stock and, thereafter, as capital gain from the sale or exchange of shares of Lennar common stock. Lennar or other applicable withholding agents may be required to withhold on all or a portion of the distribution payable to non-U.S. stockholders (including under FIRPTA). Dividends from Lennar may give rise to “qualified dividend income” for U.S. federal income tax purposes, provided the applicable holding period and certain other conditions are met. Qualified dividends received by certain taxpayers (including individuals) are generally subject to tax at preferential rates under currently applicable U.S. federal income tax law.

After the Spin-Off, Lennar will ascribe a value to our Common Stock in the Distribution for tax reporting purposes. Due to certain differences between the Class A Common Stock and the Class B Common Stock, the value of the Class B Common Stock will differ from that of the Class A Common Stock. To determine the value of the Class A Common Stock, Lennar will use a weighted average trading price of the Class A Common Stock from the first few days of trading after the Spin-Off. Lennar has sought a valuation analysis from an independent third-party valuation firm to determine the value of the Class B Common Stock. The final value of the Class B Common Stock will be determined after the Spin-Off and will be based on the value of the Class A Common Stock (determined as described above), subject to certain adjustments. Based on that valuation analysis, we expect to report discounts on the Class B Common Stock from the value of the Class A Common Stock of 22.5% for controlling stockholders, if any, and 27.5% for non-controlling stockholders, who receive Class B Common Stock in the Distribution. For purposes of the preceding sentence, “controlling stockholders” means stockholders who receive an amount of Class B Common Stock in the Distribution such that they (and their affiliates) are able to cause the Class B Common Stock to convert into Class A Common Stock (such amount being a majority number of the outstanding shares of Class B Common Stock). In such a case, we expect the amount of tax per share that will be owed as a result of receiving shares of Class B Common Stock in the Distribution will be lower than the amount that will be owed as a result of receiving shares of Class A Common Stock in the Distribution. In addition, it should be noted that valuation is an inherently factual matter and U.S. federal income tax law does not provide definitive guidance regarding the determination of the fair market value of publicly traded securities (such as the Millrose Common Stock). Although Lennar will be ascribing a value to the shares Millrose Common Stock distributed in the Spin-Off for tax purposes, this value is not binding on the IRS or any other tax authority. The value will be reported to the IRS and to stockholders on IRS Form 1099-DIV that will be distributed to each stockholder (except with respect to certain Restricted Stock) after the Spin-Off. Lennar may also post additional information to its website or report additional information in a Form 8-K filing after the Spin-Off if it determines it is helpful or necessary to provide any additional information on the valuation or the valuation methodology to stockholders.

There can be no guarantees that the taxable amount owed by you will be insubstantial, depending on the amount of Millrose Common Stock received by you. You will be responsible for paying any such taxes, and you should consult your tax advisor to discuss the receipt of Millrose Common Stock and the particular tax-related consequences of the Distribution to you, including the applicability and effect of any U.S. federal, state and local tax laws, as well as any foreign tax laws. For a more detailed discussion, see “Material U.S. Federal Income Tax Considerations.”

In connection with the Spin-Off, Millrose will receive an opinion of Gibson, Dunn & Crutcher LLP, special tax counsel to Lennar and Millrose, to the effect that, subject to the qualifications and assumptions set forth therein and provided that the Spin-Off occurs as described in this prospectus prior to December 31, 2024, Millrose’s organization and proposed method of operations will enable Millrose to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2025, and each taxable year thereafter.

No Appraisals

Neither Millrose nor Lennar have obtained independent, third-party appraisals of the Transferred Assets, or any independent third-party valuation of such Transferred Assets or fairness opinion on the transactions contemplated by the Spin-Off. The value of Millrose’s Common Stock will be set by the market and may be greater or less than the fair value of the Business Assets. See “Risk Factors—Risks Related to Our Business Model and Investment in a Newly Formed Entity.”

No Appraisal Rights

Lennar stockholders will not have any appraisal rights in connection with the Spin-Off.

Advisors Involved with the Spin-Off

Kennedy Lewis has a long business relationship with Lennar and has existing Land Banking engagements with Lennar through entities other than Millrose. Prior to the Spin-Off, Kennedy Lewis is acting as a strategic advisor to Lennar in the structuring of the Spin-Off, the formation, structure, governance and operations of Millrose, Millrose Holdings and its various subsidiaries, including in the formation of the Operating Principles and the structure of the terms of the Lennar Agreements that govern Millrose’s relationship with Lennar following the Spin-Off, and the preparation of other agreements and documentation related to the Spin-Off that are described herein. Kennedy Lewis has also been involved in negotiating with Lennar the terms of the Management Agreement (on KL’s behalf, rather than on Millrose’s behalf), which will be entered into by KL and Millrose. Although Kennedy Lewis is involved in such capacities as Lennar’s strategic advisor in connection with the Spin-Off, prior to the Spin-Off, Kennedy Lewis (either directly or through KL) will not act in any capacity on Millrose’s behalf, including with respect to the negotiations of the Lennar Agreements with Lennar and the preparation of Millrose’s organizational documents and corporate policies. As such, Kennedy Lewis’s involvement and consultation has not acted in representation of Millrose’s interests over the course of the advisory and consulting work that Kennedy Lewis has performed for Lennar in connection with the Spin-Off. Kennedy Lewis is not receiving any payment for its advisory services. Kennedy Lewis will not be party to any agreement with or have any obligation to Millrose, as all agreements and relationships will be with KL.

The Financial Advisors are providing financial advice to Lennar in connection with the Spin-Off and will receive customary fees for acting in such capacity, All expenses in connection with the Spin-Off and the formation of Millrose will be paid by Millrose. See “Summary Historical and Pro Forma Financial Information” for more information on the formation costs to be paid by Millrose. The Financial Advisors were retained in connection with the transaction because of the Financial Advisors’ familiarity with Lennar’s assets and operations, and the Financial Advisors’ qualifications and the reputation of their principals. Houlihan Lokey is acting as financial advisor to the independent directors serving on the Lennar Board with respect to certain considerations in connection with the Spin-Off. Holland & Knight LLP is acting as counsel to the independent directors serving on the Lennar Board in connection with the Spin-Off.

RIGHT TO ELECT TO RECEIVE OUR CLASS B COMMON STOCK

In connection with the Spin-Off, Lennar will distribute our Class A Common Stock to all holders of record of Lennar Common Stock at the close of business on the Record Date, regardless of what class of Lennar Common Stock each holder holds as of the Record Date. However, to the extent that any Lennar Common Stock holder wishes to receive a portion or all of their distributed shares as Millrose’s Class B Common Stock in lieu of Millrose’s Class A Common Stock, they must affirmatively elect to do so. Holders of both Lennar Class A Common Stock and Lennar Class B Common Stock will receive shares of Millrose Class A Common Stock in the Distribution by default unless an affirmative election is made to receive shares of Millrose Class B Common Stock. There is no maximum number of shares of Millrose Class B Common Stock that may be distributed in the Distribution, subject to the total number of shares of Millrose Common Stock to be distributed in the Spin-Off in accordance with the Distribution Ratio. Based on the total number of outstanding shares of Lennar Common Stock as of November 30, 2024, if holders of 25%, 50%, 75% or 100% of Lennar Common Stock elect to receive Millrose Class B Common Stock, approximately 100,587,682, 67,058,455, 33,529,227, and 0 shares of Millrose Class A Common Stock will be distributed, respectively, and holders of such shares of Class A Common Stock will have approximately 23.1%, 9.1%, 3.2% and 0% of Millrose stockholders’ voting power, respectively. These voting percentages do not include any votes attached to the shares of Common Stock, held in the form of Class A Common Stock, that Lennar intends to temporarily retain following the Spin-Off, as pursuant to the Distribution Agreement, Lennar agrees that it will not exercise its right to vote with respect to any shares of Millrose Common Stock it holds, and under Maryland law, votes for non-extraordinary matters are determined by the number of votes cast, not votes present at the meeting or votes entitled to be cast on the matter.

Without a trading market or public listing of our Class B Common Stock, we expect it will likely be difficult for any stockholders who elect to receive our Class B Common Stock to sell such shares in the future. Our Charter does not allow any individual holder of our Class B Common Stock to elect unilaterally to convert their own shares to Class A Common Stock; the conversion can only be done if a majority of Class B Common Stock holders approve such conversion, and such conversion would apply to all outstanding shares of Class B Common Stock. Given the lack of liquidity of Millrose’s Class B Common Stock and the conversion restrictions, we expect a significant percentage of the Common Stock that will be distributed to Lennar’s stockholders in the Spin-Off will be Class A Common Stock (and in any event in an amount that will be more than sufficient to meeting the listing standards of the NYSE). We do not expect many, if any, Lennar stockholders (other than the Miller Family) will elect to receive Class B Common Stock in the Distribution. However, there is no guarantee that the election results will match our expectations. On the other hand, based on the total number of shares we intend to register and our contemplated Distribution Ratio, holders of approximately 99.5% of the expected outstanding Lennar Class A shares would need to elect solely to receive Class B Common Stock in order for us not to meet the NYSE listing standards. Based on Lennar’s stockholder base, we expect approximately 30% of our stockholders immediately following the Spin-Off will be index funds, many or almost all of which likely have policies and requirements that may obligate them to sell their shares of Millrose’s Common Stock promptly following the Distribution. We expect that, given these disposition requirements or policies, such stockholders will receive Class A Common Stock, as Class B Common Stock will not be listed or have an active trading market. As such, we believe the risk that we do not meet the NYSE listing standards to be negligible. In accordance with the Distribution Agreement, successful listing of our Class A Common Stock on the NYSE or another national stock exchange is a condition to the consummation of the Spin-Off.

Instructions regarding how to elect to receive Millrose’s Class B Common Stock, together with a form template of the Election Form, accompany this prospectus. Following the Record Date, each holder of Lennar Common Stock will receive by mail as part of the election materials an individualized Election Form with a unique code, along with instructions regarding how to complete and submit the Election Form. Any holder of Lennar Common Stock who elects to receive Millrose’s Class B Common Stock in the Distribution must timely submit an Election Form before the Election Expiration Time. Both holders of Lennar Class A Common Stock and Lennar Class B Common Stock may elect to receive Millrose Class B Common Stock if they so wish.

For illustrative purposes only, assuming a 1:2 holdings to Distribution Ratio, if a Lennar Common Stock holder holds 30 shares of Lennar Class B Common Stock and 70 shares of Lennar Class A

Common Stock as of the Record Date and makes an election to receive Millrose’s Class B Common Stock in the Distribution, such holder may elect to receive up to 50 shares of Millrose’s Class B Common Stock in lieu of receiving any shares of Millrose’s Class A Common Stock.

Lennar Common Stock holders may elect to receive a partial distribution of Millrose’s Class B Common Stock in exchange for the shares of Lennar Common Stock held as of the Record Date.

For illustrative purposes only, assuming a 1:2 holdings to Distribution Ratio, if a holder of Lennar Common Stock holds 30 shares of Lennar Class B Common Stock and 70 shares of Lennar Class A Common Stock as of the Record Date and makes an election to receive 50% of such holder’s shares of Millrose’s Common Stock from the Distribution in the form of Millrose’s Class B Common Stock, such holder will receive 25 shares of Millrose’s Class B Common Stock and the remaining 25 shares in Millrose’s Class A Common Stock.

Whether a Lennar stockholder owns Lennar Class A Common Stock, Lennar Class B Common Stock or a combination of both classes of Lennar Common Stock, if such holder of Lennar Common Stock wants to receive Millrose Class B Common Stock, the Lennar stockholder as of the Record Date must make an election to receive Millrose’s Class B Common Stock that is received by the Distribution Agent before the Election Expiration Time. Any Lennar Common Stock holder who does not make a timely election to receive Millrose’s Class B Common Stock in the Distribution by the Election Expiration Time will receive shares of Millrose’s Class A Common Stock, regardless of whether the holder of Lennar Common Stock owned Lennar Class A Common Stock or Lennar Class B Common Stock as of the Record Date.

The principal differences between Millrose’s Class A Common Stock and Millrose’s Class B Common Stock are (i) that holders of Millrose’s Class A Common Stock will be entitled to one vote per share and holders of Millrose’s Class B Common Stock will be entitled to ten votes for each share of Class B Common Stock held in the holder’s name, except when voting together with the holders of the Class A Common Stock, each holder of record of Class B Common Stock will be entitled to the greater of (a) ten votes per share and (b) that number of votes per share of Class B common stock that would entitle the outstanding shares of Class B common stock to cast, in the aggregate, 35% of the votes entitled to be cast on the matter, and there are separate class votes for holders of Class B Common Stock (in some cases in addition to a vote of both the Class A Common Stock and Class B Common Stock, voting together without regard to class) for the approval of certain mergers, consolidations and other business combinations, and future issuances of Class B common stock, among others, but no separate class votes for holders of Class A Common Stock for any matter, and (ii) we expect Millrose’s Class A Common Stock to be listed on the NYSE following the Spin-Off, but we have not applied to have Millrose’s Class B Common Stock listed on any securities exchange, or quoted on any quotation system, and we do not expect to do so. Shares of our Class B Common Stock will be highly illiquid and for most investors appropriate only as a long-term investment. We do not expect a trading market for our Class B Common Stock to develop and therefore you may need to hold Class B Common Stock indefinitely. Individual shares of Millrose Class B Common Stock cannot be converted into Millrose Class A Common Stock. However, the holders of a majority of the outstanding Millrose Class B Common Stock can cause the entire class to be converted into Class A Common Stock. If that occurs, Millrose will no longer be authorized to issue Class B Common Stock. In addition, as a result of the lower valuation of the Class B Common Stock resulting from its illiquidity, we expect that the amount of tax per share that will be owed as a result of receiving shares of Class B Common Stock in the Distribution will be lower than the amount that will be owed as a result of receiving shares of Class A Common Stock in the Distribution. See “The Spin-Off—U.S. Federal Income Tax Consequences of the Spin-Off” for a discussion of the valuation methodology to be employed in determining the value of Millrose’s Common Stock and the anticipated valuation analysis.

The differences between Millrose’s Class A Common Stock and Millrose’s Class B Common Stock are further described under “Description of Capital Stock.” See “Risk Factors—Risks Related to our Common Stock” for a description of risks related to owning our Class A Common Stock and Class B Common Stock.

The Information Agent for the Spin-Off will be Georgeson, who will be working with Computershare as Distribution Agent to effect the Spin-Off and support the election process for Lennar stockholders. Lennar stockholders who have any questions about completing or submitting the election form in accordance with the instructions provided in the election materials should contact Georgeson using the contact information provided on the Election Form (a form template of which accompanies this prospectus), which is also set forth below:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, New York 10104-0050

Telephone: 888-624-7035

International: +1 218-209-2908

THE ABILITY TO ELECT TO RECEIVE MILLROSE’S CLASS B COMMON STOCK IN THE DISTRIBUTION WILL EXPIRE AT THE “ELECTION EXPIRATION TIME,” WHICH WE EXPECT TO BE AT 5:00 P.M. NEW YORK CITY TIME ON FEBRUARY 3, 2025. ANY HOLDER OF LENNAR COMMON STOCK WHO IS ELIGIBLE TO RECEIVE MILLROSE’S COMMON STOCK IN THE DISTRIBUTION WHO DOES NOT SUBMIT AN ELECTION FORM (A FORM TEMPLATE OF WHICH ACCOMPANIES THIS PROSPECTUS) THAT IS RECEIVED BY THE DISTRIBUTION AGENT BEFORE THE ELECTION EXPIRATION TIME WILL RECEIVE MILLROSE’S CLASS A COMMON STOCK IN THE DISTRIBUTION. AN ELECTION TO RECEIVE MILLROSE’S CLASS B COMMON STOCK BY HOLDERS OF LENNAR COMMON STOCK IS IRREVOCABLE. HOLDERS OF LENNAR COMMON STOCK WILL NOT KNOW THE ALLOCATION OF MILLROSE CLASS A COMMON STOCK AND CLASS B COMMON STOCK TO BE DISTRIBUTED WHEN MAKING THEIR ELECTION DECISION, AS SUCH INFORMATION WILL NOT BE AVAILABLE UNTIL FOLLOWING THE ELECTION EXPIRATION TIME.

OUR BUSINESS

Millrose Properties, Inc. is a corporation incorporated under the laws of the State of Maryland on March 19, 2024 for the purpose of receiving the Business Assets from Lennar and becoming an independent publicly traded company that will provide, through certain subsidiaries, an operational and capital solution for home builders and land development companies to finance the acquisition and development of land assets through its Homesite Option Purchase Platform (known as the HOPP’R). The HOPP’R is a comprehensive suite of systems and procedures that Lennar has developed to operate and manage the acquisition, financing and development of land assets on a large scale. Millrose intends to remain as a holding company without any operations of its own. Our operations will be conducted through Millrose Holdings, a Delaware limited liability company and our wholly-owned operating subsidiary, and Other Subsidiaries. We will be externally managed by KL, with personnel provided by KL and officers recommended by KL and appointed by our Board serving as all officers and employees of, and performing all business operations for, Millrose, Millrose Holdings and any Other Subsidiaries. Our Board will oversee KL’s management of Millrose including with respect to the operation of the HOPP’R and performance of our obligations under the Lennar Agreements and any future HOPP’R agreements, with the objective of ensuring that KL’s business decisions and the agreements that it enters into on behalf of Millrose (or Millrose’s Other Subsidiaries) are all in the best interests of Millrose and its stockholders.

Millrose intends to elect to be treated as a REIT for U.S. federal income tax purposes beginning with its first taxable year ending December 31, 2025. Millrose Holdings intends to be treated as a TRS of Millrose. Millrose Holdings will be subject to full entity-level taxation in connection with its business operations. We expect Millrose Holdings and any Other Subsidiaries that Millrose may form or acquire in the future will be taxable business entities. Accordingly, notwithstanding Millrose’s intention to elect REIT status for U.S. federal income tax purposes, we expect that all of the substantial economic activity conducted in connection with providing the HOPP’R to our customers (including with respect to the Transferred Assets, the Supplemental Transferred Assets and any Future Property Assets for Lennar and with respect to any potential Future Property Assets for any Lennar Related Ventures and Other Customers) will be operated by a taxable corporation and will be subject to U.S. federal income tax at the entity level.

Overview of Millrose’s Business Objectives

Millrose’s business following the Spin-Off will be to provide financing of land acquisition and Horizontal Development through the HOPP’R to home builders and land developers, based on a unique recycled capital model intended to accelerate home builders’ land light strategies either through the Lennar Agreements or through other agreements with potential future Lennar Related Ventures and Other Customers that will be negotiated on Millrose’s behalf by the Manager, KL. At the outset, we will provide the Recycled Capital HOPP’R, principally to Lennar, which is designed to provide Lennar with reliable, consistent and uninterrupted access to capital, even during periods of market downturn or continued periods of depressed market conditions, subject to the assumptions detailed in this prospectus. Millrose has engaged and continues to engage in discussions with other home builders who are interested in becoming new customers, but there is no guarantee that Millrose will be successful in negotiating agreements with such customers and there is no guarantee that Millrose will be able to secure any business arrangements with any home builders outside of Lennar in any given timeframe.

Our Recycled Capital HOPP’R is a result of the initial contributions of the Business Assets from Lennar, which allows us to use the proceeds from the payment of Option Deposits and the exercise of Purchase Options to finance the acquisition of Future Property Assets and the Horizontal Development of Future Property Assets without having to repay the value of the initial contribution. This cycle is expected to repeat, allowing us a steady flow of capital, assuming Lennar’s continued and timely exercise of the Purchase Options on the timelines set forth in the applicable Project Addenda and continued payments of Option Deposits when Future Property Assets are acquired pursuant to the Lennar Agreements.

This self-financing reliable cycle is a unique feature of Millrose’s solution to traditional Land Banking, and is made possible by (i) the perpetual use of the HOPP’R to operate and manage the acquisition, financing and Horizontal Development of land assets on a large scale and (ii) Lennar’s initial contribution of the Business Assets in return for equity — allowing Millrose access to assets and cash to finance new land acquisitions without having to repay the initial contribution. This Recycled Capital HOPP’R is intended to be accessible to all customers in the residential real estate industry, not just limited to Lennar, and the features unique to the Recycled Capital HOPP’R are designed to allow Millrose to continue financing new transactions with customers both in times of strong market conditions and times of market downturns, therefore supporting the reliable and consistent nature of the structure. The ability of Millrose to offer perpetual land acquisition and Horizontal Development financing solutions through the Recycled Capital HOPP’R distinguishes Millrose’s business from those that engage in traditional Land Banking, which is often required to distribute land sale proceeds to investors. Thus, while traditional Land Banking providers generally cannot engage in additional Land Banking without raising new investor funds, leaving them vulnerable to market dynamics and investor preferences, Millrose’s recycled capital structure should provide home builders with consistent access to capital, even during periods of market downturn or continued periods of depressed market conditions, subject to the assumptions detailed in this prospectus.

However, there is no guarantee that this financing model will be fully self-financing. We are pursuing an approximately $1 billion revolving credit facility and may seek to pursue additional debt financing, all of which may be available to manage cash needs and reduce drag on returns, as well as for use to provide the HOPP’R to Other Customers, but there is no guarantee that such sources of additional cash will be obtained or will be sufficient to cover all of our business growth initiatives. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Millrose Following the Spin-Off—Liquidity and Capital Resources Following the Spin-Off” for more information. Additionally, the ability of Millrose to obtain additional debt financing is subject to the Debt to Equity Ratio Limit.

Upon completion of the Spin-Off, Millrose Holdings will provide the Recycled Capital HOPP’R to Lennar pursuant to the Lennar Agreements and will hold the Transferred Assets and the Supplemental Transferred Assets through the Property LLCs. Going forward, subject to the KL Diligence Obligations, Millrose will be required to provide the HOPP’R for the Future Property Assets of (i) Lennar and (ii) any Lennar Related Venture that meets the requirements of the Operating Principles, provided that the Lennar Related Venture has an acceptable risk profile with respect to its creditworthiness and agrees to terms substantially similar to the Lennar Agreements. For any Future Property Assets of Lennar or any Lennar Related Venture that do not meet the requirements of the Operating Principles or do not satisfy the KL Diligence Obligations, Millrose may decide to provide the HOPP’R under the terms as determined by KL. Millrose Holdings will provide the HOPP’R to Lennar through the Property LLCs. Millrose Holdings may also provide the HOPP’R to Lennar Related Ventures (with approval from Lennar, to be provided at Lennar’s discretion) or Millrose may provide the HOPP’R to such Lennar Related Ventures through one or more Other Subsidiaries as determined by Lennar and KL.

We also intend to offer other types of HOPP’R arrangements to potential customers who may not want to engage us for the Recycled Capital HOPP’R, which Millrose intends to seek out on its own (through KL) for purposes of diversification and scaling business growth. KL will negotiate any such arrangements individually on an ad hoc basis. Even if not all of Millrose’s customers will use the Recycled Capital HOPP’R, the HOPP’R has the flexibility to evolve and be further refined with different features to fit each customer’s needs. There is no certainty as to what the terms and arrangements of such agreements may be, but in some cases, we expect they may share certain characteristics and terms seen in more traditional Land Banking arrangements that are commonly used in the market today, which are influenced by, and subject to, market conditions. In some cases, new customers may also negotiate with KL to transfer their already-owned properties to Millrose in exchange for Millrose equity as a way to participate in Millrose’s model. Regardless of the combination of features any customer may desire to negotiate with Millrose, the HOPP’R is designed to provide at its core a sophisticated, streamlined and professional approach to land acquisition and Horizontal Development financing for home builders and developers in the residential real estate industry that was previously exclusively for the benefit of

Lennar. To the extent we provide the HOPP’R to any Other Customers, it will be done through Other Subsidiaries and pursuant to agreements that will be negotiated on behalf of Millrose by KL. Additionally, in the event that Millrose provides the HOPP’R to Other Customers, it will likely need third-party financings to do so, and we may be limited in our ability to seek additional financing (in the event our existing sources of capital are insufficient) if it would cause our debt to equity ratio to exceed a specified maximum percentage permitted under the Lennar Agreements, which is initially expected to be 1:1, unless we obtain the prior approval of Lennar. In no event will the HOPP’R be provided to Other Customers through Millrose Holdings or any Other Subsidiaries that provide the HOPP’R to Lennar.

In all cases, and subject to Lennar’s Capital Priority Right, the proceeds received from the payment of Option Deposits and the exercise of Purchase Options from providing the HOPP’R to customers through Millrose Holdings’ and any Other Subsidiaries’ will be available to the Millrose Subsidiaries to finance additional Future Property Assets acquisitions that can be improved and developed by Millrose and purchased as finished Homesites by our customers on a “just in time” basis, while a portion could be used to repay the principal on the Promissory Note. Millrose Holdings and Other Subsidiaries will distribute to Millrose (subject to limitations on the portion of Millrose’s income that can be dividends in compliance with the REIT Requirements) (i) net earnings generated from the Monthly Option Payments after payments for taxes and expenses (including the Management Fee) and (ii) monthly interest payments on the Promissory Note (which we initially expect to be approximately $350 million annually based on a 7.5% interest rate), and such amounts will then be distributed by Millrose as dividends to Millrose’s stockholders, consistent with or in excess of the amount that would satisfy applicable REIT requirements. Certain payments received by Millrose (such as a portion of the Monthly Option Payments from Lennar) minus Millrose’s expenses (including the Management Fee) will be distributed by Millrose as dividends to its stockholders, consistent with or in excess of the amount that would satisfy applicable REIT requirements.

The continued sustainability of Millrose’s self-financing recycled capital business model, which we expect should generally provide Millrose with reliable, consistent and uninterrupted access to capital, is contingent in the first instance on Lennar and any Other Customers electing to exercise their land purchase options. Given that the Transferred Assets that Lennar has contributed to Millrose comprise a substantial portion of the current and future Homesite inventory that Lennar plans to use for the construction and sale of homes, we expect that Lennar will consistently exercise its options to purchase Homesites from us in order to continue its business of being a home builder. However, Lennar is under no obligation to exercise its options, and we would have no ability to force Lennar to purchase Homesites if it decided not to exercise the options it has pursuant to the Lennar Agreements, which is possible in the event of a significant downturn in the market. Additionally, Millrose can request (and Lennar cannot unreasonably deny such request) that Lennar build homes on behalf of Millrose on any Homesites for which it has forfeited or terminated its Purchase Options. As there is generally a stronger market to sell completed homes compared to Homesites, Millrose should be able to sell such completed homes to generate additional capital, although there is no guarantee we would be able to achieve such sales. Such construction and the subsequent sale to the third parties would require additional time and cost, including hiring personnel and providing the capital to build the homes, that will be borne by us. The price for which we can sell homes to third parties may be significantly less than the amounts of our investments. Absent option exercises by Lennar and Other Customers, Millrose’s self-financing recycled capital business model may still be sustained by supplementing customer option exercises with various alternative transaction contingency options, such as sales of homes to third parties, that would help in ensuring that Millrose will continue to replenish its capital reserves. We are negotiating an approximately $1 billion revolving credit facility and may seek to pursue additional debt financing, all of which may be available to manage cash needs and reduce drag on returns, as well as for use to initially provide the HOPP’R to Other Customers, but there is no guarantee that such sources of additional cash will be obtained or will be sufficient to cover all of our business growth initiatives. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Millrose Following the Spin-Off—Liquidity and Capital Resources Following the Spin-Off” for more information. Additionally, the ability of Millrose to obtain additional debt financing is subject to the Debt to Equity Ratio Limit. Further, as a public company following the Spin-Off, Millrose will have the ability, subject to market and other conditions, to issue additional equity to generate additional capital, which would allow Millrose to replenish its capital reserves. On the other hand, there is no guarantee that Millrose would be able to achieve additional financing on acceptable terms or at all, or that Millrose’s Class A Common Stock will always hold sufficient value for equity raises to be viable.

Land Banking Reimagined

Culmination of 20 Years of Innovation

In the seventy years since Lennar was founded, Lennar has strived to deliver quality homes at affordable prices and at the same time serve the needs of its associates, stockholders, home buyers, trade partners, and communities where it conducts business. Part of Lennar’s ethos has been to think outside the box, connect disparate dots, and reimagine the industry and markets in which it operates in novel ways. Lennar understands that innovation is not merely about incremental improvements but about pushing boundaries and challenging conventions. To that end, from time to time Lennar has executed transactions to form either separate standalone businesses or newly-formed merged entities that Lennar believes will further augment its business strategy and add value to stockholders. Two prominent examples include LNR Property Corporation, a real estate development company that was spun off by Lennar in 1997, and Rialto Investment and Asset Management, a fully integrated real estate investment and asset management company which was sold by Lennar in 2018 to combine with a private equity firm.

Millrose is the embodiment of Lennar’s long history of innovation in the home building industry and is a first-of-its-kind innovation for the home building industry tailored to finance large-scale land acquisition and Horizontal Development of Homesites. We expect that Millrose will use the HOPP’R to provide a consistent and reliable source of enhanced and innovative land acquisition and development financing through the HOPP’R, not only for Lennar, but also potentially for land developers and other home builders seeking similar services. This innovative structure redefines traditional Land Banking by utilizing our Operating Principles to minimize Millrose’s risk exposure and maximize value for investors in an evolving market landscape.

Millrose anticipates significant market demand as the home building industry is witnessing a notable shift towards land light models. This demand stems not only from Lennar’s transition to a land light model, but also from other home builders seeking efficient land financing solutions. As of the date of this prospectus, Millrose is expected to emerge from the Spin-Off as the only publicly traded entity that will engage in large-scale recycled capital financing of land acquisition and Horizontal Development using the HOPP’R. Positioned to provide the HOPP’R and related solutions to Lennar and potentially to other home builders and land developers, it is utilizing the Business Assets to ensure a “Land Treasury and Management” platform, engineered to deliver scalable, enhanced and innovative land acquisition and development financing solutions. Capitalized with the Transferred Assets and the Supplemental Transferred Assets, generating immediate cash flow, Millrose will be primed to execute its strategy with the goal of offering predictable cash distributions. Bolstered by its relationship with Lennar and underpinned by the robust execution capabilities and track record of its management team, Millrose is poised to redefine the landscape of Land Banking on a national scale. Millrose’s primary business objective following the Spin-Off will be to provide financing of land acquisition and Horizonal Development through the HOPP’R to home builders and land developers, based on a unique recycled capital model intended to accelerate home builders’ land light strategies either through the Lennar Agreements or through other agreements with potential future Lennar Related Ventures and Other Customers that will be negotiated on Millrose’s behalf by KL. We also intend to offer other types of HOPP’R arrangements to potential customers who may not want to engage us for the Recycled Capital HOPP’R. KL is expected to negotiate such arrangements individually on an ad hoc basis. There is no certainty as to what the terms and arrangements of such agreements may be, but in some cases, we expect they may share certain characteristics and terms seen in more traditional Land Banking arrangements that are commonly used in the market today, which can be more likely influenced by and subject to market conditions.

Lennar’s Innovative Journey

Early Separation of Home Building and Horizontal Development

During the early 2000s, Lennar embarked on a journey of strategic separation of home building and Horizontal Development. During this period, Lennar created an internal, standalone Horizontal Development platform, operating independently from its home building operations. Managed at the division level with autonomous structures, Lennar’s land platform utilized various capital partners and structures. Through its multitude of land transactions, Lennar gained crucial insights into the necessity of scale and the various operational challenges that come along with an extensive and diverse land platform.

Trial by Fire

During the subsequent years, marked by the global financial crisis of 2007-2008, Lennar was presented with a challenging phase of survival and resilience. Focused on minimizing costs and maximizing cash flow, Lennar undertook measures to weather the economic storm, including the unwinding of the standalone land platform to optimize internal resources. These experiences underscored to Lennar the importance of significant risk management, strong land relationships, and flexible cost structures in order to navigate the complexities of land acquisition, development and management.

Building an Engine

From 2009 to 2018, Lennar shifted gears to focus on scaling operations and enhancing efficiencies for land acquisitions, laying the foundation for its robust “just in time” land strategy, the core of the HOPP’R. Developing and implementing this off-balance sheet land light strategy with land developers and land sellers yielded success, albeit with challenges related to scaling due to the need for more land and homesites while promoting geographically diverse growth. During this period, Lennar also realized that there was a need to develop a program separate from land sellers and land developers that could support a growing company. This period highlighted Lennar’s conclusion that effective Land Banking requires deep coordination with stakeholders and extensive operational technologies to optimize cash flow and growth strategies.

Land Tech 1.0

In the period from 2019 to 2023, Lennar’s acquisition of CalAtlantic Group, Inc. paved the way for a strategic shift towards scale and capturing the benefits derived from production efficiencies, national purchasing, consistent pace of home sales and home construction, and value engineered homes. At the beginning of 2019, Lennar focused on becoming a home building manufacturer and implementing its land light strategy by controlling the timing of land purchases, reducing its years-owned supply of Homesites and increasing the percentage of land controlled through options or agreements versus owned land. Lennar’s land light strategy reduced its up-front capital requirements and provided for “just in time” Homesite delivery, which aligned with Lennar’s pace of home sales and home construction and reduced the land supply on its balance sheet. The most immediate impact of Lennar’s land light strategy was a decrease in land spend and land inventory, which lowered its asset base and improved Lennar’s financial position so that it could use excess cash flow to focus on home building and maximizing shareholder value. With its deleveraged balance sheet, Lennar was able to focus on new innovations across home building and Land Banking. In Lennar’s view, the existing Land Banking structures were too driven by individual deals, causing delays and unnecessary complications, and caused uncertainty and inconsistent performance during slowdowns that did not benefit the home builder or the land bank.

In order to address some of these challenges in the Land Banking industry, Lennar initiated partnerships with private equity firms to develop scaled Land Banking solutions and establish a recycled capital strategy for Land Banking. However, these were generally one-off, bespoke Land Banking arrangements that tried to mitigate the land ownership and Horizontal Development risks associated with traditional Land Banking. While these initial Land Banking arrangements were successful for Lennar, each deal was different and could not easily be replicated and scaled to grow with Lennar’s increasing volume of land transactions, as Lennar continued to accelerate its land light strategy. Furthermore, each Land Banking arrangement required months of careful diligence and negotiation between Lennar’s land transaction team and the land bank. From this phase of Land Banking, Lennar began to develop the HOPP’R, an overall innovative strategic approach in order to address shortcomings of the Land Banking process.

By 2020, Lennar evolved the HOPP’R by focusing on Land Banking with a select number of land banks with which Lennar developed a strong relationship. In October 2020, Lennar closed its first programmatic Land Banking deal with a strategic Land Banking partner. Through its years of experience and knowledge and by working together with a like-minded, strategic Land Banking partner, Lennar started to develop Land Tech 1.0 — a more institutionalized HOPP’R program that could be more easily replicated and scaled for a higher volume of land transactions and that would require less bespoke negotiation between Lennar and land banks.

Since pivoting its land light strategy over the past five years, Lennar has executed over $20 billion in Land Banking transactions with third-party land banks. Lennar demonstrated how the HOPP’R could be developed to be durable and able to withstand market downturns. Lennar found that with select, strategic partners, Lennar could develop the HOPP’R to be a low-risk investment by building in program features to mitigate risk and provide for flexibility to the home builder when there are downturns in the market.

Lennar believes that the HOPP’R successfully weathered the recent market slowdowns because the risk-mitigation structures worked as intended. In addition, while not specifically incorporated into the HOPP’R, another key element to the durability of the HOPP’R is the overlay of Lennar’s current strategic response to a market slowdown. Specifically, and while this approach may change in the future, in declining market conditions, Lennar has exhibited a disciplined approach to “price homes to market” and maintained land absorption, using gross margin as the shock absorber to realize the many strategic and operational benefits of keeping the home building machine running.

Land Tech 2.0

In Lennar’s view, the supply of appropriate Land Banking counterparties has not kept up with demand. Following the global financial crisis of 2007-2008, there were few institutionally-scaled platforms willing to provide Land Banking in long-term, consistent and dependable ways for home builders. Lennar’s acceleration of its land light strategy quickly exposed the Land Banking industry’s vulnerability of sufficient capital not being available on acceptable terms, particularly during times when market conditions are disadvantageous or trending downward. Once again, Lennar believes adaption and innovation is key to refreshing the Land Banking business model.

Today, Lennar stands at the forefront of innovation with Land Tech 2.0, using the HOPP’R to support Lennar’s preeminent home building machine, emphasizing even-flow production and “just in time” land acquisition supported by the systems and procedures to effectively deploy the complex HOPP’R model across 42 divisions. Lennar is developing a comprehensive suite of systems and procedures under its “Land Treasury and Management” platform. The HOPP’R combined with this machine facilitates effective management of large-scale financing for the acquisition and development of land, utilizing underwriting tools, data science, homesite management, payment solutions, and risk mitigation strategies.

Historically, most Land Banking has been provided by investment funds with money raised from investors which is returned to the investors as property purchase options are exercised, together with earnings from the Land Banking arrangements. As a result, sponsors must constantly raise additional investor funding to provide ongoing Land Banking arrangements. This can either delay the availability of Land Banking arrangements to home builders, restrict the availability of capital, or make capital too expensive to be feasible, especially during periods when market conditions are trending downward. Lennar designed and refined the HOPP’R and launched Millrose in order to address these issues.

Lennar believes the establishment of Millrose institutionalizes Land Banking, harnessing the knowledge gained by Lennar through Land Tech 1.0 and 2.0, with the goal of offering a unique recycled capital model, built to provide the HOPP’R nationwide. The HOPP’R is intended to reduce risk to Millrose while providing a unique investment opportunity with an expected recurring capital stream from the exercise of purchase options. Millrose believes it not only can withstand market downturns, but the HOPP’R also can serve as a recycled capital vehicle that does not need to wait for capital raises from investors before it can finance new land transactions.

The Spin-Off is enabled by the uniquely strong balance sheet of Lennar. Lennar’s current 7.6% homebuilding debt to total capital enables a spinoff of this enterprise with limited impact to the Lennar balance sheet, as Lennar expects Lennar’s homebuilding debt to total capital ratio to remain under 12%.

Reimagining Land Banking as an Asset Class

Millrose envisions a transformation in the landscape of Land Banking, pioneering a recycled capital vehicle tailored for its income-generating real estate asset class, while aiming to address key challenges prevalent in the Land Banking industry. The HOPP’R is a new type of land acquisition and Horizontal Development financing model that strives to address all of the concerns of traditional Land Banking – excessive risk, lack of readily available, sufficient capital and heavily negotiated, bespoke agreements.

In prior iterations of Land Banking, the investment opportunity remained largely exclusive to private equity and institutional investors. Typically, these ventures financed longer-duration, riskier land assets, fraught with inherent market risks and the looming threat of cost overruns, which could severely impact land bank returns and viability. Moreover, such models were often associated with undercapitalized, risky home builders, and were seen more as a risk mitigation strategy rather than a robust source of capital to the home builder. The land bank’s fragmented capital pool further exacerbated the model’s challenges, particularly evident in more volatile market environments.

In contrast, we believe Millrose heralds a new era in financing the acquisition and development of land. Expected to be the first pure-play publicly traded vehicle offering large-scale recycled capital financing of land acquisition and Horizontal Development using the HOPP’R, which reimagines Land Banking investment opportunities as an asset class, it allows investors (not just private equity funds) to participate in this asset class. Focused on geographically diversified, fully entitled, shorter-duration assets, the Recycled Capital HOPP’R aims to effectively mitigate market risks. The Master Option Agreement with Lennar features (and option agreements that may be entered into with Lennar Related Ventures and Other Customers may feature) upfront deposits, potential termination fees, guaranteed Horizontal Development costs and defined takedown schedules, increasing the potential for consistent profits and returns for stockholders. The Recycled Capital HOPP’R also incorporates mechanisms such as cross-termination of assets within a pool under the Multiparty Cross Agreement, disincentivizing Lennar from terminating option agreements prematurely. Similar agreements may be entered into with Lennar Related Ventures and Other Customers in the future. The Master Construction Agreement, and similar agreements that may be entered into with Lennar Related Ventures and Other Customers, shift the risk of cost overruns to the home builder, enhancing Millrose’s overall stability.

As a recycled capital vehicle designed to navigate various market environments, the HOPP’R is intended to be resilient and dependable, poised to redefine the dynamics of Land Banking as an asset class. Functioning as a critical source of capital for Lennar, we believe Millrose will facilitate Lennar’s (and possibly other home builders’) endeavors to maintain and expand its land light strategy.

Going forward, subject to the KL Diligence Obligations, Millrose will be required to provide the HOPP’R for the Future Property Assets of Lennar that meet the requirements of the Operating Principles. This streamlined process frees Lennar to potentially find more land transactions knowing that Millrose is available to finance these transactions. Furthermore, we believe Millrose is equipped to finance land acquisition and Horizontal

Development for Lennar in all areas where Lennar operates. Because Millrose is expected to offer Lennar this scale and reliability, Lennar anticipates that Millrose will help Lennar acquire additional properties while accelerating its land light strategy.

Risk Mitigation

Millrose was created with a core focus on mitigating risks inherent to Land Banking, underpinned by its robust Operating Principles, designed to safeguard investor interests, allowing Millrose to provide the Recycled Capital HOPP’R to Lennar and certain Lennar Related Ventures. The Operating Principles, detailed under “—The Operating Principles” below, provide various risk mitigation features.

With the duration of assets potentially constraining a land bank’s capacity to fund its Land Banking portfolio effectively, the Recycled Capital HOPP’R adopts a proactive approach to portfolio construction, meticulously aligning cash inflows and outflows in an attempt to mitigate duration risk and support sustained financial stability. Additionally, Millrose intends to address the possibility of entitlement delays, stemming from government approvals, by structuring deals Millrose believes have minimal approval risk, bolstered by stringent underwriting criteria and comprehensive due diligence processes.

Development cost risk poses another significant concern to land banks, with the specter of cost overruns threatening to disrupt budgeted expenses. Millrose will mitigate such risk by making home builders responsible for all cost overruns, thereby protecting itself from cash flow vulnerabilities. Regarding termination risk, wherein a home builder may prematurely terminate option contracts, Millrose implements measures to disincentivize such actions by Lennar and potentially Lennar Related Ventures and Other Customers in the future, imposing forfeiture of deposits and termination fees, while obligating the home builder to complete the Homesites’ development. Additionally, pooling communities allows Millrose to use multiple properties as collateral for option contracts so that premature termination of one option contract results in the home builder losing access to the other communities in the same pool.

Development schedule risk presents yet another challenge for traditional Land Banking, with projects potentially missing development timelines and delaying monetization. In an effort to mitigate this, under the Lennar Agreements (and any similar agreements with Lennar Related Ventures and Other Customers), Millrose will receive current income in the form of Monthly Option Payments and will continue to receive Monthly Option Payments in the event of project delays, with the goal of generating yield for stockholders and maintaining financial resilience. Furthermore, to mitigate the risk of capital constraints and financing challenges potentially impeding a home builder’s ability to comply with takedowns, Millrose intends to offer the HOPP’R to well-capitalized, high-quality home builders and land developers that will execute agreements similar to the Lennar Agreements, although there is no guarantee that such agreements will be finalized.

Based on its years of Land Banking experience, Lennar believes that the Operating Principles are key features for Millrose to provide the Recycled Capital HOPP’R while maintaining a low-risk business model.

The Operating Principles

The following is a summary of Millrose’s Operating Principles, and how they have been reflected in the Lennar Agreements. The descriptions of the Lennar Agreements are not comprehensive; for more information about the terms and provisions of the Lennar Agreements, see “—Summary of Operational Agreements.”

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In most cases, Future Property Assets to be acquired are to consist of properties for which all discretionary approvals and entitlements to allow Horizontal Development to begin soon after the acquisition of the land have already been obtained.

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This requirement is designed to mitigate the risk of potential land development delays and regulatory uncertainties, as well as risks associated with changes in local regulations or zoning ordinances that may result in unforeseen obstacles to development. Moreover, we believe this

Operating Principle will result in shorter deal durations, streamline the development process and help enable home builders to commence development of the land without the risk of approval delays and thereby further optimize time and resources. Ultimately, we believe approved and permitted land assets should enhance investor confidence in the cash conversion cycle.

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This is already the case with most of the Transferred Assets and the Supplemental Transferred Assets, and the Master Program Agreement includes provisions along with a separate set of Program Criteria that generally require this for any Future Property Assets that Millrose Holdings may acquire pursuant to the Lennar Agreements.

•	Future Property Assets must meet certain predetermined criteria in an effort to ensure that Millrose, through its subsidiaries, maintains a diversified Real Estate Portfolio.

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Diversification is important as a real estate risk mitigation tool in general, and specifically, for Millrose. Because the properties within the Real Estate Portfolio are spread across different regions, we believe Millrose should be able to safeguard against adverse localized economic events that may impact a particular market. Similarly, diversification across various markets and property types should enable more flexibility for Millrose to capitalize on opportunities and adapt to changing home buyer preferences. However, there is a risk that Future Property Assets may not be as diverse as the Transferred Assets and the Supplemental Transferred Assets.

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The criteria that Lennar is obligated to follow are set forth in the Program Criteria, which is attached to the Master Program Agreement and will apply to all Future Property Assets that Millrose Holdings acquires pursuant to the Lennar Agreements.

•	Millrose will have the benefit both of property evaluations by Lennar site acquisition personnel and the KL Diligence Obligations with regard to each Future Property Asset.

•	Future Property Assets to be acquired are to be subject to a nonrefundable deposit as consideration for the grant of the purchase option of such Future Property Asset.

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Requiring a nonrefundable deposit as consideration for the grant of home builder’s purchase option of the Future Property Asset, which should be paid in part at the outset when a Future Property Asset is acquired from or on behalf of a home builder and in part when Millrose requires the capital or when the home builder terminates its purchase option as a termination fee, is designed to (i) provide the home builder with additional incentive not to default on its purchase options and pay the Monthly Option Payments and (ii) provide Millrose with sufficient capital to maintain its operations and invest in additional Future Property Assets for such home builder (although Millrose may need to secure additional third-party financing or raise capital through equity or debt issuances in the future if Millrose’s existing sources of capital are insufficient).

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Pursuant to the Lennar Agreements, Lennar will have paid the Initial Deposit portion of the Option Deposit with respect to the Transferred Assets upon the execution of the Master Program Agreement and Master Option Agreement. Lennar is also obligated to pay the Initial Deposit portion of any Option Deposit with respect to the Supplemental Transferred Assets and any Future Property Assets upon the execution of the applicable Project Addendum and will be obligated to pay the Additional Deposit portions of the Option Deposits with respect to both the Transferred Assets, the Supplemental Transferred Assets and any Future Property Assets as set forth in the Lennar Agreements.

•	Construction agreements are to contain provisions that are designed to ensure cost overruns on any Horizontal Development will be guaranteed by the home builder.

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Such an arrangement aims to shield Millrose from unexpected expenses that may arise during the Horizontal Development process. With the home builder bearing the responsibility for any cost overruns relating to Horizontal Development on the properties, we believe Millrose will be able to operate with greater predictability and with more confidence that its financial expectations will be substantially met (or even if it does not, that it will be within an acceptable and foreseeable range of such expectations). This Operating Principle aims to minimize financial risks and to maximize the likelihood that developments stay within time and budgetary limits and should, in our view, result in stable and consistent financial returns.

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As reflected in the Master Construction Agreement, as part of the Lennar Services, Lennar has agreed to cover any cost overruns with respect to any Horizontal Development for the Transferred Assets, the Supplemental Transferred Assets and any Future Property Assets. Lennar has also agreed to maintain insurance, including general liability insurance, to cover certain liabilities that may arise with respect to its Horizontal Development projects, among others. Lennar will also solely be responsible for any costs related to home construction.

•	Properties and Homesites comprising the Future Property Assets are to be subject to pooling arrangements to create cross-termination.

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We believe that embedding cross-termination rights in Millrose’s option contracts with any customer who desires the Recycled Capital HOPP’R is a risk mitigation tool that will be beneficial to Millrose. The pooling of communities, as required by the Lennar Agreements, is expected to allow Millrose to use multiple properties as collateral for option contracts, thereby spreading the risk across various assets. In the event that one community underperforms or faces difficulties, Lennar would risk losing access to the other communities in the same pool if it tried to walk away from the underperforming community in that pool. Future Property Assets that adhere to the Operating Principles would be pooled generally using the same principles as those used to pool the Transferred Assets and the Supplemental Transferred Assets. For more information about how Transferred Assets and the Supplemental Transferred Assets are pooled and any Future Property Assets adhering to the Operating Principles will be pooled, see “Our Properties—Description of the Transferred Assets and the Supplemental Transferred Assets” and “Our Properties—Description of Future Property Assets.” We expect this strategy may also help Millrose’s ability to negotiate more favorable terms and secure financing from lenders in the future, to the extent external financing is needed. However, there is no guarantee that Future Property Assets acquired for Other Customers will be subject to the pooling requirement.

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Pursuant to the Lennar Agreements, the Transferred Assets and the Supplemental Transferred Assets will be pooled into 21 pools consisting of an average of 41 properties each. Following the Spin-Off, each property included in any Future Property Asset acquired pursuant to the Lennar Agreements will be pooled pursuant to one or more Multiparty Cross Agreements, which identifies the pooled communities and sets forth the rights that Millrose and its subsidiaries have in the event Lennar decides to terminate a purchase option (subject to certain exceptions, such as the fee building exemption, which is described further in “—Summary of Operational Agreements”).

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Millrose (through Millrose Holdings and Other Subsidiaries) expects to receive predictable, recurring Monthly Option Payments in order to maintain the purchase options to buy back the Transferred Assets, the Supplemental Transferred Assets or any Future Property Assets.

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This arrangement is designed to provide a predictable and stable source of income for Millrose, which we believe is essential for consistent dividend distributions to our stockholders. With Monthly Option Payments paid by the home builder at consistent intervals, we expect Millrose Holdings will be able to better manage its working capital for maintaining operations (including payment of taxes and other expenses, including the Management Fee). Millrose Holdings and Other Subsidiaries will distribute to Millrose (i) net earnings generated from the Monthly Option Payments after payments for taxes and expenses (including the Management Fee) and (ii) monthly interest payments on the Promissory Note (which we initially expect to be approximately $350 million annually based on a 7.5% interest rate), and such amounts will then be distributed by Millrose as dividends to Millrose’s stockholders, consistent with or in excess of the amount that would satisfy applicable REIT requirements. Certain payments received by Millrose (such as the Monthly Option Payments from Lennar) minus Millrose’s expenses (including the Management Fee) will be distributed by Millrose as dividends to its stockholders, consistent with or in excess of the amount that would satisfy applicable REIT requirements. We expect these fixed income-like payments may also act as a steady financial foundation for lenders in the future, to the extent external financing is needed. We expect any future HOPP’R agreements pursuant to which we will provide the Recycled Capital HOPP’R will include a substantially similar arrangement.

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The Master Option Agreement with Lennar obligates Lennar to pay to Millrose Holdings the Monthly Option Payment to maintain its exclusive option to purchase back the Transferred Assets , the Supplemental Transferred Assets and any Future Property Assets in accordance with the Lennar Agreements.

•	Nothing in any of the Lennar Agreements is intended to impede, impair or otherwise negatively impact Millrose’s ability to qualify for REIT status for U.S. federal income tax purposes.

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Millrose’s intended REIT status and externally managed operating structure is designed to help minimize administrative burdens and allow Millrose to continually reinvest land sale proceeds to drive new business. Millrose intends to elect to be treated as a REIT for U.S. federal income tax purposes, beginning with its first taxable year for the year ended December 31, 2025. Millrose’s intended REIT status and its externally managed operating structure and relationship with KL aim to minimize the administrative burdens on Millrose, which we believe will help enable KL to focus more on strategic relationships with Lennar and other customers. Additionally, we believe Millrose’s position should foster greater flexibility in decision-making, allowing Millrose to pursue opportunities to provide the HOPP’R to customers without being constrained by shifts in investor sentiments and market conditions. In light of these considerations, Millrose Holdings intends to continuously deploy a portion of its capital into financing new HOPP’R transactions. We expect this approach will also promote efficiency by maximizing the utilization of available funds, thereby minimizing cash drag and idle capital, further contributing to the goal of providing us with stable, predictable returns over an extended period.

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Lennar has carefully designed the structure of the Lennar Agreements with the goal of ensuring that none of the provisions in the Lennar Agreements will negatively impact Millrose’s ability to qualify for REIT status for U.S. federal income tax purposes.

“Win-Win” Opportunity for Lennar and Millrose

We believe the creation of Millrose and its subsequent separation from Lennar create a mutually beneficial opportunity for Lennar and Millrose, underscored by a symbiotic partnership leveraging the strengths of both companies.

For Lennar, the separation is intended to facilitate the streamlining of its operations. Lennar has meticulously built a land acquisition machine, designed to seamlessly execute a nationwide land light operating business, leveraging extensive relationships with home builders and land developers. Meanwhile, Millrose receives the Business Assets transferred from Lennar, equipping it with the capacity to adeptly underwrite homesite option payment transactions and offer comprehensive, enhanced and innovative financing of land acquisition and Horizontal Development solutions as part of providing the HOPP’R to customers, not only to Lennar but potentially to Lennar Related Ventures and Other Customers.

The financial impact of the Spin-Off is similarly profound. Lennar anticipates a reduction in its asset base by approximately $6.2 billion, which will be finalized at time of Distribution based on the composition of the Transferred Assets. This reduction in Lennar’s asset base is expected to enhance its return on equity. Conversely, Millrose will initiate its operations with a balance sheet comprising the Transferred Assets, consisting of approximately $7 billion of land assets and cash with no debt, which will be finalized at time of Distribution based on the composition of the Transferred Assets. By creating an innovative initial funding mechanism for Millrose whereby Lennar contributes the Business Assets to Millrose without any requirement that Millrose return to Lennar any portion of the proceeds Millrose Holdings receives from the exercise of purchase options over the Business Assets, Lennar believes it can address the lack of sufficient capital that has plagued the Land Banking industry. Lennar believes that the Millrose business model can serve as a reliable and stable source of capital at all times in any market conditions, unlike traditional Land Banking entities that Lennar has seen in the market.

Furthermore, Millrose is expected to provide Lennar with the Recycled Capital HOPP’R. With an exclusive option granted to Lennar to purchase back the Transferred Assets, the Supplemental Transferred Assets and any Future Property Assets in accordance with the Lennar Agreements, Millrose lays the groundwork for future HOPP’R transactions while deploying an operational flywheel mechanism, with the objective of supporting a continuous yield for stockholders through asset monetization and strategic capital deployment in new projects. For example, as Lennar exercises Purchase Options, Millrose will be able to use the proceeds from the exercise of those Purchase Options to finance acquisitions of Future Property Assets and Horizontal Development for Future Property Assets. In addition, regular Monthly Option Payments paid by Lennar at consistent intervals are expected to enable Millrose to maintain its business operations (including payment of the Management Fee) without relying on potentially unpredictable external financing, which should minimize the risk that Millrose will face interruptions in its operations due to a lack of liquidity for its ongoing expenses. We expect that this model will enable Millrose Holdings to provide the HOPP’R even during periods when third-party investor funding may be difficult for most traditional Land Banking providers to obtain. Millrose believes this intended recycled capital capability should make it a uniquely attractive opportunity for customers looking for better, more reliable and consistent Land Banking options in the market. Lennar will provide the Lennar Services to facilitate Millrose’s underwriting of Future Property Assets to be acquired pursuant to the Lennar Agreements, guided by the Program Criteria that supports rapid deal underwriting and execution.

We believe the efficiencies detailed above will help solidify the collaborative relationship between Lennar and Millrose. As a result of these efficiencies, we believe Lennar may increasingly find itself inclined to utilize the Recycled Capital HOPP’R provided by Millrose. This inclination stems from the demonstrable benefits of our partnership with Lennar, which we believe will pave the way for a mutually advantageous relationship.

Looking ahead, the Spin-Off is not only expected to empower Lennar and other home builders to pursue larger land transactions at an accelerated pace compared to traditional Land Banking, but also to position Millrose as a pivotal alternative financing source for home builders, poised to reshape the landscape of future land acquisitions with its robust structure and capital prowess. Lennar expects that the recycled capital capability combined with the HOPP’R that incorporates all of the elements detailed above, including the Operating Principles and the features set forth in the Lennar Agreements, create a scalable, plug-and-play program that will allow Lennar to quickly and efficiently bring Future Property Assets to Millrose.

Beyond Lennar, Millrose will seek to make the HOPP’R available to new customers, including Lennar Related Ventures and Other Customers. Because Millrose is receiving the Business Assets which will allow it to handle a larger volume of potential future land transactions without the delay of developing systems, procedures or documentation, Millrose expects the scalable, plug-and-play HOPP’R will revolutionize the industry.

Creating Two Industry Leading Public Companies

We believe that the separation of Millrose from Lennar marks a strategic evolution, poised to create two industry-leading entities: Lennar, a pure-play, asset-light home building manufacturer with best-in-class financial profile and expected returns, and Millrose, positioned to be (at least at the time of this prospectus) the only publicly traded entity that will engage in large-scale recycled capital financing of land acquisition and Horizontal Development using the HOPP’R.

Prior to the Spin-Off, Lennar had a market cap of approximately $50 billion as of September 30, 2024, and produced 81,799 home closings and a revenue of $36 billion over the 12 months preceding August 31, 2024. Post-Spin-Off, Lennar is expected to stand as one of the largest national asset-light home builders, strategically positioned in sought-after housing markets, focused on delivering technologically-enabled homes and financial services to prospective home buyers. Lennar will be structured to optimize margins and achieve best-in-class returns, with operations centered around “just in time” Homesite purchases, even-flow production, cash flow generation, and shareholder value enhancement, led by a seasoned management team with decades of collective experience in the housing sector.

Land Banking as a Solution for Home Builders’ Land Light Strategies

Traditional Land Banking has generally been a deal-by-deal off-balance sheet financing structure whereby a Land Banking provider (separate from the home builder itself) purchases fee title to a land parcel, and then enters into a purchase option agreement with a home builder to sell the land parcel back once the land parcel becomes fully developed Homesites. The purchase option agreement may be secured by a nonrefundable option fee paid by the home builder. The land parcel may or may not have all permits, approvals and entitlements at the time of closing, and the time from when the land is purchased by the land bank until the last Homesite is sold to home builders can be protracted for many years. Traditional Land Banking arrangements may also involve a construction agreement by which the Land Banking provider pays the home builder, as the contractor, to develop the property at a fixed or guaranteed cost and generally lack asset diversity running the risk that a market downturn in one region could lead to multiple customers with purchase option contracts opting not to exercise their options. In traditional Land Banking, customers may walk from a property or “cherry pick” assets if there is more than one property land banked at a time, creating risk and leaving the land bank responsible for finding new buyers for less-desirable properties.

At times of rising demand for finished Homesites, home builders are faced with the challenge of securing land at rising prices. According to data from the Department of Housing and Urban Development as of January 2024, the average sale price of a new home in the United States was $523,400. According to the National Association of Home Builders, approximately 25-30% of a home’s sale price represents the land and Horizontal Development, 45-50% of the price constitutes the cost of material and labor for home construction and the remainder represents the home builder’s margin. The land acquisition costs and the Horizontal Development phase represent the main source of capital inefficiency given the long duration of time involved, coupled with the amount of capital required to fund land acquisition and Horizontal Development. An illustrative average home building lifecycle comprises the following main phases:

Phase 1 – Land Acquisition and Approval (generally 6-60 months): The first phase involves the identification and acquisition of and the receipt of entitlements, approvals and permits for the land, which is a time-intensive process and includes zoning and permitting risks. This part of the process involves obtaining approvals to develop the property in accordance with land zoning and development building codes. The Homesite yield on any given property is a function, in part, of the permitted zoning and development building regulations. At times, a home builder will identify and acquire land which has already been partially or fully approved or entitled.

Phase 2 – Property Acquisition, Entitlement and Horizontal Development (generally 6-60 months): The second phase involves completing the land purchase and Horizontal Development, which lays the groundwork for building homes. Horizontal Development includes installing all utilities and infrastructure required to build homes in a community, including drainage, sewage, water lines, roads, sidewalks, utility lines, grading and landscaping. Sometimes such infrastructure can also include the construction of recreational facilities, common area elements and other amenities. The land is usually purchased before or when Horizontal Development can commence. Therefore, this phase is both time- and capital-intensive for the home builder.

Phase 3 – Sale and Home Construction Development (generally 4-14 months to complete the first home): Once the Horizontal Development is substantially completed, the third phase involving the construction of homes can begin. Typically, the home builder is responsible for constructing the home, completing utility connections to the homes and installing landscaping, all at its cost. Building the actual home is referred to as “home construction” or “vertical development” and is much less time-intensive than Horizontal Development. In some cases, the home builder may undertake construction work before purchasing the Homesite or without even purchasing the Homesite, in which case the Land Banking provider may be asked to deliver the Homesite and the completed home directly to the ultimate home buyer.

Following the evolution of the housing market since the global financial crisis of 2007-2008, there is a growing trend of home builders, including Lennar, to pursue a land light strategy, which allows home builders to minimize their investment in land acquisition and Horizontal Development in favor of finding “just in time” sources of land inventory. The adoption of a land light strategy typically offers compelling advantages to home builders in today’s competitive real estate landscape. Transitioning to a land light model allows home builders to own less land while relying more heavily on third parties for their Land Banking needs. By relying on land owned by others, home builders can conserve valuable capital that can be allocated to other critical areas of the business, such as expanding into new markets and regions, innovating, integrating technology and/or enhancing stockholder returns through the payment of dividends and stock buybacks. It may also extend a home builder’s capital base in the pursuit of securing more land for future development. Furthermore, a land light strategy can generally facilitate a faster time to market for home builders. Land Banking meets this growing demand for ways to maintain a land light strategy and “just in time” operating model, and most major home builders in the United States are employing some form of Land Banking strategy today.

Future HOPP’R Arrangements with Lennar and Lennar Related Ventures

Immediately following the Spin-Off, Millrose’s business arrangements will be limited to the Lennar Agreements, which seek to provide Lennar with the Recycled Capital HOPP’R with respect to the Transferred Assets. The properties in the Transferred Assets and the Supplemental Transferred Assets are expected to have short cash conversion cycle. When assessed as of September 30, 2024,

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nearly 39% of the aggregate portfolio purchase value of the Transferred Assets and the Supplemental Transferred Assets have a weighted average life of less than a year (however, this is only with respect to when they are expected to be ready for cash conversion, and there are no guarantees that Lennar will exercise its Purchase Options when the properties are ready to be purchased); and

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the majority of the Transferred Assets and the Supplemental Transferred Assets are expected to be ready for home construction and purchase by Lennar within thirty months, representing approximately 74% of the aggregate portfolio purchase value (assuming Lennar’s timely exercises of its Purchase Options in accordance with the Takedown Schedules described under “Our Properties”).

See “Our Properties” for more information.

We expect that Lennar will offer additional transactions to us in the form of Future Property Assets that we would acquire pursuant to the Lennar Agreements, and we expect that Lennar will refer any Lennar Related Ventures interested in the HOPP’R to us following the Spin-Off. There is no certainty that this will occur (including when, how often and to what extent, if at all). Any future transactions that Lennar or any Lennar Related Venture presents to us will be in one of two categories:

•	Type 1: Those that fully comply with the terms of the Lennar Agreements, including adherence to all the Operating Principles; and

•	Type 2: Those that do not fully comply with the terms of the Lennar Agreements and may adhere only to some or none of the Operating Principles.

We will be obligated to accept any Future Property Assets presented to us by Lennar or any Lennar Related Venture that fit within Type 1 and satisfy the KL Diligence Obligations, provided that we have sufficient capital to do so, as calculated in accordance with the terms of the Master Program Agreement, and provided that such Lennar Related Ventures has an acceptable risk profile with respect to its creditworthiness. If we don’t have sufficient capital, despite Lennar’s Capital Priority Right, then the obligation may be delayed until we do have sufficient capital to acquire the Future Property Assets. These acquisitions will be governed by the Lennar Agreements with respect to any acquisitions done for Lennar and will be governed under separate agreements with respect to any acquisitions done for a Lennar Related Venture. We expect that agreements for a Lennar Related Venture will have substantially the same terms as the Lennar Agreements (including adherence to all the Operating Principles) but will not be covered under Lennar’s Guaranty and will not include the Monthly Option Payment fee rate matching provision. For Future Property Assets that fall within Type 2, we may, at KL’s discretion, accept any transactions presented to us. The terms of any Type 2 transactions from Lennar will be individually negotiated on a case-by-case basis between Lennar and KL and may be governed by separate HOPP’R agreements and not the Lennar Agreements. The terms of any Type 2 transactions from any Lennar Related Ventures will also be individually negotiated on a case-by-case basis between the Lennar Related Venture and KL and will be governed under separate agreements. The terms of any such agreements with Lennar or any Lennar Related Venture may be different from the terms in the Lennar Agreements, and the HOPP’R we provide to Lennar or to a Lennar Related Venture in Type 2 may not be the same Recycled Capital HOPP’R that we will provide pursuant to the Lennar Agreements.

Millrose intends to provide the HOPP’R to each customer through a separate subsidiary. For example, Millrose Holdings will provide the Recycled Capital HOPP’R to Lennar through the Property LLCs. Millrose Holdings may also provide the HOPP’R to Lennar Related Ventures (with approval from Lennar, to be provided at Lennar’s discretion) or Millrose may provide the HOPP’R to such Lennar Related Ventures through one or more Other Subsidiaries as determined by Lennar and KL. To the extent we provide the HOPP’R to any Other Customers, it will be done through Other Subsidiaries and pursuant to agreements that will be negotiated on behalf of Millrose by KL. Additionally, in the event that Millrose provides the HOPP’R to Other Customers, it will likely need third-party financings to do so. We are negotiating an approximately $1 billion revolving credit facility and may seek to pursue additional debt financing, all of which may be available to manage cash needs and reduce drag on returns, as well as for use to provide the HOPP’R to Other Customers, but there is no guarantee that such sources of additional cash will be obtained or will be sufficient to cover all of our business growth initiatives. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Millrose Following the Spin-Off—Liquidity and Capital Resources Following the Spin-Off” for more information. Additionally, the ability of Millrose to obtain additional debt financing is subject to the Debt to Equity Ratio Limit. In no event will the HOPP’R be provided to Other Customers through Millrose Holdings or any Other Subsidiaries that provide the Recycled Capital HOPP’R to Lennar.

Any capital held in Millrose Holdings to be used to fund future HOPP’R transactions for Lennar and certain Lennar Related Ventures will be subject to the Capital Priority Right as set forth in the Founder’s Rights Agreement. Lastly, under the Founder’s Rights Agreement, Lennar’s Applicable Rate Adjustment Right allows Lennar to adjust its Applicable Rate for Proposed Projects initiated during the 180 day period after a HOPP’R or other arrangement is entered into for any rate lower than Lennar’s agreed upon between Millrose and any Lennar Related Ventures or Other Customers. See “—Summary of Operational Agreements—Summary of Agreements between Millrose, Millrose Holdings and Lennar—Founder’s Rights Agreement” for more information.”

In accordance with the Lennar Agreements, Lennar is under no obligation to provide us with any new transactions and opportunities (in either Type 1 or Type 2). This means that, unless we receive substantial new transaction opportunities from Lennar, Lennar Related Ventures or Other Customers, we will not have any active customers utilizing the HOPP’R following the complete turnover of the Transferred Assets and the Supplemental Transferred Assets. As such, part of our business strategy following the Spin-Off will be to seek additional customers that wish to contract with us to utilize the HOPP’R in order to diversify our customer base and grow our business.

Potential Future HOPP’R Arrangements with Other Customers

We will seek to provide the HOPP’R to Other Customers as part of our diversification and growth strategy. It will be KL’s responsibility under the Management Agreement to find, identify, evaluate and negotiate with any potential Other Customers. All of these agreements will be individually negotiated on Millrose’s behalf by KL on behalf of Millrose (and such agreements may not include the same features as the Recycled Capital HOPP’R). KL has substantial Land Banking experience, and we believe KL is well-positioned to evaluate the relative risks and the potential returns when negotiating these transactions.

For each transaction with Other Customers, KL will satisfy at least the KL Diligence Obligations and will have full discretion to negotiate the applicable terms and arrangements. We cannot say with any certainty what the terms of such agreements may be, including whether any Other Customers may be willing to agree to any of our Operating Principles. As a result, the HOPP’R we may provide to Other Customers may be very different from what we will provide to Lennar. The arrangements around providing the HOPP’R in these cases may instead share the characteristics and terms of more traditional Land Banking arrangements that are commonly used in the market today (i.e., there will likely not be any assurance to such home builders that Millrose will be able to provide them with available capital during periods of market downturn or continued periods of depressed market conditions).

In all cases, Millrose will provide the HOPP’R and all other similar arrangements to its customers (including with respect to any acquisitions of Future Property Assets for any customer, including Lennar) in accordance with Millrose’s Operating Guidelines described below under “—Millrose’s Operating Guidelines” and set forth in the Management Agreement, including, but not limited to, the Investment Guidelines and Kennedy Lewis’ Allocation Policy for presenting investment opportunities to entities it and its subsidiaries advise, including Millrose.

We cannot provide any certainty about how many (if any) Other Customers we may be able to attract and take on as customers. Even if KL does find suitable Other Customers, such opportunities will be subject to the Allocation Policy. See “Manager and Management Agreement—Allocation Policy” and “Risk Factors—Risks Related to Our Management Structure” for more information about Kennedy Lewis’s allocation policies and the related risks.

The Benefits of Millrose’s Recycled Capital HOPP’R

Historically, Land Banking was done for long-lived and riskier collateral, and Land Banking structures were often utilized to offload risks associated with discrete assets onto a capital provider. These historical risk mitigation objectives of traditional Land Banking customers are inconsistent with the Recycled Capital HOPP’R that we aim to provide to at least certain of our customers, including Lennar. We believe Millrose’s business model suits the needs of, and provides valuable benefits to, sophisticated home builders, such as Lennar, who can withstand the responsibilities and risk exposures allocated to them under the Operating Principles. As such, the Operating Principles as reflected in the current Lennar Agreements require Lennar to take on significant responsibility in order to take advantage of the Recycled Capital HOPP’R. In return, Millrose expects to provide Lennar with a perpetual and tailored Recycled Capital HOPP’R that will persevere through both advantageous and disadvantageous market conditions. We believe the benefits that Millrose will provide to Lennar beyond what traditional Land Banking providers offer will enable Lennar to enjoy significantly greater certainty, predictability and reassurance about the stability and sustainability of its land light strategy—benefits that we believe far outweigh the responsibilities described above.

Immediately following the Spin-Off, our only customer will be Lennar. Millrose has engaged and continues to engage in discussions with other home builders who are interested in becoming new customers, but there is no guarantee that Millrose will be successful in negotiating agreements with such customers and there is no guarantee that Millrose will be able to secure any business arrangements with any home builders outside of

Lennar in any given timeframe. Pursuant to the structures in place and the terms set forth in the Lennar Agreements immediately following the Spin-Off, we believe Millrose’s contemplated business model should allow Lennar to realize its desire of enhancing return on equity and accelerating its planned ongoing transformation into an asset-light, high cash flow home building manufacturer. As set forth in the below illustrative diagram, we expect that the Recycled Capital HOPP’R should allow Lennar to systematically move land into an off balance sheet vehicle that is option driven, which can result in Homesites being available on a “just in time” basis, no different than when Lennar purchases other assets (e.g., materials, lumber and refrigerators) from critical suppliers as the cadence of home production dictates. By separating and outsourcing land acquisition and Horizontal Development from home construction, Lennar believes it will be able to streamline the components of assembly into more of a manufacturing model.

While there are many benefits to Millrose over traditional Land Banking, one key differentiator, as discussed above, lies in the Recycled Capital HOPP’R: the intended permanence of Millrose financing afforded by the terms of the Lennar Agreements is expected to provide Lennar with access to a lower cost of capital on an ongoing basis and ensure that Lennar’s business operations remain uninterrupted. We believe this dependability should add significant value to Lennar in terms of providing more certainty as to where capital will come from and the extent to which it will remain available even in times of market stress. For example, with Lennar, while it can and does contract with traditional Land Banking providers, we do not believe any of them can offer the same amount of certainty and stability that we can through our Operating Principles and business model.

Highly Synergistic Business to Support Home Building

The following descriptions summarize the synergistic arrangements we have with Lennar. There are four main steps contemplated in the Lennar Agreements between Millrose Holdings and Lennar:

1)	Acquisition of Transferred Assets, Supplemental Transferred Assets and Future Property Assets

Millrose Holdings, through the Property LLCs, will hold all of the Transferred Assets as of the date of the Spin-Off. Following the closing of the Supplemental Transferred Assets Transaction, Millrose Holdings, through the Property LLCs, is expected to hold all of the Supplemental Transferred Assets. Although there can be no guarantees, Millrose expects that following the Spin-Off and thereafter, Millrose Holdings will make new land acquisitions of Future Property Assets for Lennar in accordance with the terms of the Master Program Agreement.

Pursuant to the Master Program Agreement, in the event Lennar desires to enter into new transactions with Millrose Holdings, Lennar will be obligated to identify and evaluate suitable Future Property Assets for Millrose Holdings to purchase in connection with Millrose Holdings’ ongoing relationship with Lennar. Lennar has many years of land acquisition and Horizontal Development expertise and has historically followed a disciplined and selective land acquisition approval process, utilizing a variety of skillsets, knowledge, experience, expertise and services of Lennar’s personnel, including the Property Selection Services, which have historically been applied over time with respect to the Transferred Assets. Lennar’s Property Selection Services include (i) an analysis of a variety of macroeconomic factors, such as employment levels, interest rates, changes in stock market valuations, consumer confidence, housing demand, availability and cost of financing for home buyers, availability and prices of new homes compared to those of previously occupied homes, and demographic trends and (ii) with respect to each of the home building markets in which Lennar acquires assets and develops Homesites, an analysis of the local market conditions and demographics, the specific supply and demand relationships reflective of local economic conditions, the projected absorption pace for home sales, sales prices and costs to build and deliver homes on a community by community basis. With respect to any potential Future Property Assets that Millrose Holdings will acquire pursuant to the Lennar Agreements, Lennar will perform the acquisition analyses, diligence and vetting of potential Future Property Assets against the Program Criteria set forth in the Master Program Agreement on behalf of Millrose Holdings and once KL provides its approval after it performs the KL Diligence Obligations on any Future Property Asset, Millrose Holdings (directly or through one of the Property LLCs) will be obligated to acquire the Future Property Assets.

As part of the KL Diligence Obligations, the Manager will employ its current underwriting team to conduct a thorough independent diligence assessment of each proposed transaction, ensuring adherence to the Investment Guidelines and assessing the credibility of the home builder’s financial projections. Kennedy Lewis’ underwriting team consists of more than 30 diligence professionals proficient in homebuilding, land acquisition, and financial analysis. They will leverage third-party market data and internal proprietary datasets to formulate an autonomous evaluation of projected home selling prices, sales pace, and profit margins for each community. In general, the Manager’s due diligence would include an appropriate legal evaluation that ensures the land has received all necessary entitlement and environmental approvals. However, in accordance with the Lennar Agreements, Millrose may have a put back right that allows it to sell a property back to Lennar for a price equal to Millrose’s total capital investment in such property. This right is triggered in the event that, after acquisition of a Future Property Asset, there is a material misrepresentation regarding title, environmental and/or permits/approvals, such that the property cannot be developed and sold generally in the manner contemplated. In such circumstances, Millrose may exercise the put back right by notifying Lennar of the issue and misrepresentation, and Lennar will be obligated to purchase such property from Millrose within a reasonable time following Millrose’s exercise of its put back right. In light of Millrose’s put back right, KL does not believe that there is a need to conduct the same extensive legal analysis for proposed transactions with Lennar that it would for customers that have not given Millrose a similar put back right. As such, for any home builder and developer counterparties that do not agree to such put back right, the Manager will conduct an extensive due diligence process, including an appropriate legal analysis.

All Transferred Assets and Supplemental Transferred Assets will be pooled in accordance with the applicable Multiparty Cross Agreements. The Transferred Assets and the Supplemental Transferred Assets will be grouped into 21 pools consisting of an average of 41 properties each. Future Property Assets will also be pooled in accordance with additional Multiparty Cross Agreements (or added to existing Multiparty Cross Agreements), provided that the aggregate sum of all Option Deposits Lennar has made, or is obligated to make with respect to such new pool of Future Property Assets, shall not at any time exceed $50,000,000 with respect to pools of the Transferred Assets and $25,000,000 with respect to pools of Future Property Assets. Pools will be established with primary consideration given to diversity within pools across geographies, communities and home types.

2)	Purchase Option of Lennar with respect to the Transferred Assets, the Supplemental Transferred Assets and Future Property Assets

Pursuant to the Lennar Agreements, Lennar will have the right but not the obligation to purchase Homesites from the Transferred Assets and the Supplemental Transferred Assets and to purchase any Future Property Assets at predetermined respective Takedown Prices and on predetermined respective Takedown Schedules. In connection with the Spin-Off, Millrose Holdings (directly or through one or more Property LLCs) will have already executed various Project Addenda, pursuant to which the Transferred Assets will be subject to the Master Program Agreement and Master Option Agreement. Following the closing of the Supplemental Transferred Assets Transaction, Millrose Holdings expects to execute various Project Addenda pursuant to which the Supplemental Transferred Assets will be subject to the Master Program Agreement and Master Option Agreement. Once any Future Property Asset has been purchased in accordance with the Master Program Agreement, Millrose Holdings (directly or through one or more Property LLCs) will execute additional Project Addenda with respect to the Future Property Assets. The Master Option Agreement, as supplemented by each Project Addendum with respect to the respective properties, will set forth the terms and provisions relating to Lennar’s Purchase Option, including terms relating to Lennar’s Option Deposits, Monthly Option Payments, Takedown Schedules and Takedown Prices associated with each property comprising the Transferred Assets, the Supplemental Transferred Assets and any Future Property Assets, as applicable. Under the Master Program Agreement and Master Option Agreement, upon Lennar’s request, Millrose and Millrose Holdings (directly or through the applicable Property LLC) agree to reasonably amend any Project Addendum, including adjustments to the Takedown Schedule and Takedown Prices; provided, however, that Millrose and Millrose Holdings may withhold their consent to any proposed amendments which will have a material adverse effect on Millrose, Millrose Holdings or any Property LLC.

Lennar’s Purchase Option will be issued in consideration for the Option Deposits with respect to both the Transferred Assets, the Supplemental Transferred Assets and any Future Property Assets. The Option Deposits will consist of an Initial Deposit and an Additional Deposit. The Initial Deposit will be paid upfront upon execution of the Master Program Agreement and Master Option Agreement with respect to the Transferred Assets and upon execution of the applicable Project Addendum with respect to the Supplemental Transferred Assets and any Future Property Assets. The value of the Initial Deposit will be based on 5% of the total value of the Transferred Assets and the Supplemental Transferred Assets or 5% of the sum of the projected total land acquisition and Horizontal Development costs for any Future Property Assets, as the case may be. The Additional Deposit will be paid at a later time as (i) a call option exercise by Millrose Holdings in the event KL, in its reasonable judgment, determines that Millrose Holdings requires such additional capital to fund its ongoing business operations in the ordinary course and/or (ii) a termination fee in the event Lennar terminates or forfeits its Purchase Option with respect to any properties. Regardless of whether the Additional Deposit is paid as a call option exercise, a termination fee or a combination of both, the value of the Additional Deposit will be cumulative and be up to 5% of the Takedown Price of the Homesites on a Property that are still subject to the Purchase Options that Lennar has outstanding. See “—Summary of Operational Agreements” for more information about the Option Deposits.

Separately, Millrose Holdings will receive Monthly Option Payments equal to an 8.5% (per annum) fixed rate per annum of its total outstanding capital investment in land acquisition and Horizontal Development funding with respect to the Transferred Assets and the Supplemental Transferred Assets, calculated on a daily basis, and at a floating rate between 7.0% to 10.0%, as calculated in the manner set forth in the Master Option Agreement and described under “Our Business—Summary of Operational Agreements—Summary of Agreements between Millrose, Millrose Holdings and Lennar—Master Option Agreement—Option Compensation,” that will once calculated for any Proposed Project, remain fixed for the duration of such Proposed Project with respect to any Future Property Assets, similar to a commercial bank receiving interest on its outstanding loan balances. These Monthly Option Payments are designed to provide Millrose with a recurring cash fixed income revenue base, supporting the goal of ensuring predictable cash distributions to stockholders. In certain circumstances, Lennar may request “pause periods” as contemplated in the Lennar Agreements, pursuant to which Lennar may lower its Monthly Option Payment fixed rate per annum as follows: (i) two pause periods for a period of up to six months for each pause period (during which time all takedowns and Work construction deadlines for all properties held for Lennar pursuant to the Lennar Agreements will also be extended), (ii) Lennar and Millrose may mutually agree to designate two additional pause periods of up to six months each for a total of up to two years, and (iii) pursuant to Lennar’s Pause Period Designation Right, Lennar will have the right to unilaterally decide to designate a Pause Period at any time in its sole discretion. See “—Summary of Operational Agreements” and “Our Business—Summary of Operational Agreements—Summary of Agreements between

Millrose, Millrose Holdings and Lennar— Founder’s Rights Agreement” for more information and specific details about the calculation of the Monthly Option Payments and the terms of the “pause” feature.

3)	Horizontal Development and Home Construction on the Transferred Assets, the Supplemental Transferred Assets and Future Property Assets

The Transferred Assets, the Supplemental Transferred Assets and any Future Property Assets will also become subject to the Master Construction Agreement, under which Lennar will be obligated to undertake Horizontal Development as part of its Work. Pursuant to the Lennar Agreements, Millrose, through Millrose Holdings and the Property LLCs, will own the Transferred Assets, the Supplemental Transferred Assets and any Future Property Assets while Lennar performs its Work, and then (assuming Lennar’s exercise of its Purchase Options) the finished Homesites will be purchased by Lennar. Under the Master Option Agreement, Lennar will have the option, but not the obligation, to undertake home construction on the Transferred Assets, the Supplemental Transferred Assets and the Future Property Assets. Millrose Holdings intends to use a portion of the payments received by Millrose Holdings pursuant to the Lennar Agreements to finance Lennar’s Work on the Transferred Assets and the Supplemental Transferred Assets over time, up to predetermined budgets for each Homesite project. Millrose Holdings may also use any capital secured through third-party financing to fund such construction payments. During a “pause period,” no construction payments will be due from Millrose Holdings to Lennar.

Lennar will oversee and execute the Work and will provide completion and cost guarantees in favor of Millrose Holdings to complete the Work. Millrose, through Millrose Holdings (or any Property LLCs), will solely be responsible for financing the Work up to the predetermined budgets for each property as set forth in the relevant Project Addendum. Lennar will likely undertake home construction on the Homesites, and the cost of all home construction will be borne by Lennar and not Millrose or Millrose Holdings (or any of the Property LLCs). Lennar will be responsible for all Work and any home construction on the Transferred Assets, the Supplemental Transferred Assets and Future Property Assets acquired pursuant to the terms of the Lennar Agreements and for all insurance to cover any issues relating to the Work and the construction of the homes. Neither Millrose nor any of its subsidiaries will be responsible for maintaining any insurance with respect to the Homesites or anything constructed on the Homesites, except for general liability insurance as described herein under “Our Properties—Operating Data on Real Estate Portfolio—Insurance” and “Manager and Management Agreement—Management Agreement—Management Services.”

4)	Exercise of the Option to Purchase the Finished Homesites

Once the land is developed and Homesites are finished, Lennar is expected to purchase these improved Homesites, or cause Millrose Holdings or any Property LLCs to transfer the Homesites directly to home buyers once home construction has been completed (in which case, Lennar will indemnify Millrose for any issues relating to such direct delivery to home buyers pursuant to the Lennar Agreements). As and when Homesites are purchased by Lennar (or transferred directly to home buyers, at Lennar’s request), Millrose Holdings will collect all pre-negotiated costs for land acquisition and Horizontal Development in the form of take-down payments as consideration for the purchase of finished Homesites. The Takedown Price associated with each property will be the sum of the acquisition price of the property that Millrose Holdings (or its subsidiaries) paid and the predetermined budget that Millrose Holdings would finance in connection with the Horizontal Development of the property. In the event Lennar terminates, forfeits or otherwise fails to exercise its Purchase Options, then in addition to paying any portion of the Additional Deposit (that is still unpaid) as a termination fee, Lennar will be subject to the cross-termination provisions of the Multiparty Cross Agreements. Pursuant to such provisions, in circumstances where Millrose Holdings chooses to exercise its cross-termination right, Lennar will also forfeit its Purchase Option with respect to any properties pooled with the property for which Lennar did not exercise its Purchase Option. In the event Lennar does not exercise its Purchase Option and instead agrees, at Millrose Holdings’ request, to complete home construction on the forfeited property for Millrose Holdings, then the cross-termination provisions will not apply with respect to such property, in accordance with the Lennar Agreements.

The following diagram illustrates the key steps in the HOPP’R process with regard to the Transferred Assets and the Supplemental Transferred Assets and to any Future Property Assets pursuant to the Lennar Agreements. As shown below, Millrose Holdings and its Property LLCs will be providing the HOPP’R to Lennar with regard to the Transferred Assets and the Supplemental Transferred Assets and any such Future Property Assets.

Land Purchase	Horizontal Development	Homesite Acquisition

•  Millrose Holdings, through its subsidiaries, holds title to the Transferred Assets and the Supplemental Transferred Assets and will purchase and hold title to any Future Property Assets acquired pursuant to the Lennar Agreements. Lennar will perform the Lennar Services on each potential Future Property Assets that Millrose Holdings may acquire pursuant to the Lennar Agreements. Subject to the KL Diligence Obligations, Millrose Holdings’ future purchases will be either directly with the landowner or from Lennar.

•  At each new Future Property Asset closing, Millrose Holdings will execute a Project Addendum with Lennar to develop the Future Property Asset into finished Homesites pursuant to the Master Construction Agreement. The Transferred Assets and the Supplemental Transferred Assets are already subject to the Master Construction Agreement.

•  Millrose Holdings grants Lennar Purchase Options to acquire all of the finished Homesites comprising the Future Property Assets at set prices and schedules set forth in the Project Addenda, which supplement the Master Option Agreement. Such Purchase Options require Lennar to pay Millrose Holdings the Option Deposit, representing Lennar’s commitment to the project. The Transferred Assets and the Supplemental Transferred Assets are already subject to the Master Option Agreement.

•  The Transferred Assets, the Supplemental Transferred Assets and any Future Property Assets will be pooled pursuant to one or more Multiparty Cross Agreements.

•  Lennar undertakes and completes all Work on each Homesite comprising the Transferred Assets, the Supplemental Transferred Assets and any Future Property Assets pursuant to the Master Construction Agreement and related Project Addenda.

•  Millrose Holdings pays for the costs of the Horizontal Development as set forth in the Project Addenda.

•  Lennar is responsible for any cost overruns in excess of the maximum development cost agreed at closing. Lennar is contractually obligated to complete Horizontal Development of land into finished Homesites.

•  At its election, Lennar may commence or complete home construction on the Homesites prior to purchase. Millrose Holdings will not be responsible for financing any portion of the home construction on the Homesites. Millrose Holdings also does not have the right to force Lennar to undertake or complete home construction on any Homesite.

•  For as long as Lennar maintains its Purchase Options with respect to any Homesites, it will be responsible for maintaining insurance coverage with respect to all Work and home construction on the Homesites.

•  Lennar exercises its Purchase Option to acquire finished Homesites at the prices and timing detailed in the Master Option Agreement and related Project Addenda.

•  At Lennar’s request, Millrose Holdings may deliver the Homesites to home buyers directly and will be indemnified by Lennar.

•  Failure to acquire Homesites as agreed results in (1) forfeiture of the Initial Deposit portion of the Option Deposit, (2) loss of the right to acquire future Homesites, (3) payment by Lennar of the Additional Deposit portion of the Option Deposit (unless already paid to Millrose Holdings in connection with Millrose Holdings’ call option exercise), (4) Lennar being required to complete Work on the Homesites even if not selling homes and (5) loss of the right to buy other Homesites in the pool.

•  Terminations of any Purchase Option with respect to any property may impact the entire pool in which the property sits if Millrose Holdings exercises its cross-termination rights, subject to the fee building exception.

The following diagram illustrates the life cycle of our finance model with respect to the Transferred Assets and the Supplemental Transferred Assets and to any Future Property Assets to be purchased by Millrose Holdings or a future Millrose subsidiary at Lennar’s request pursuant to the Master Program Agreement after the Spin-Off (except, with respect to the Transferred Assets, the initial land purchase descriptions do not apply as the Transferred Assets will have been transferred to Millrose Holdings and be held by the Property LLCs in connection with the Spin-Off):

On an ongoing basis, Lennar Pays Millrose Holdings Monthly Option Payments
Millrose Holdings
Lennar
Option Deposit paid by Lennar to Millrose Holdings upon execution of the Master Program Agreement and Master Option Agreement (with respect to the Transferred Assets) or upon execution of the relevant Project Addendum (with respect to the Supplemental Transferred Assets and Future Property Assets)
Millrose Holdings pays the acquisition price and funds the development costs
Install homesite improvements
Lennar Purchase homesites and pays the Takedown Price to Millrose Holdings
1
2
3
4
5
6*
6*
7
Land is selected and vetted by Lennar.
Land is under contract for purchase.
Land is purchased.
Land is developed by Lennar.
Home is constructed
Home is sold ultimate homeowner. (*alternative A)
Homesite is sold to Lennar. (*alternative B)
Homeowner takes possession.

Illustrative Cash Flows

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Option Deposit and Monthly Option Payments. Lennar pays Millrose Holdings the Initial Deposit portion of the Option Deposit as consideration for the grant of the Purchase Option, with the Additional Deposit portion of the Option Deposit to be paid later pursuant to the terms of the Master Option Agreement. Additionally, on an ongoing basis, Lennar pays Millrose Holdings a Monthly Option Payment to maintain the Purchase Option.

•	Purchase by Millrose Holdings. Millrose Holdings pays the acquisition price for the Future Property Asset.

•

Development. Millrose Holdings funds the Horizontal Development of the land, up to the predetermined maximum budgets set forth in the respective Project Addenda, and Lennar uses such funds for completing the Horizontal Development. Lennar can complete home construction on the Homesites as well, at its option.

•	Purchase by Builder. Lennar purchases the improved Homesite from Millrose Holdings at the Takedown Price.

In addition to the Option Deposits and the Monthly Option Payments, Millrose Holdings will receive the Takedown Price paid by Lennar when Lennar exercises its Purchase Option to acquire Homesites from Millrose

Holdings. In the event of any default or termination, Millrose Holdings will have the ability to sell to a third-party buyer the Homesites for which Lennar no longer has a purchase option. Pursuant to the Multiparty Cross Agreements that form a part of the Master Program Agreement, if Lennar allows its option to expire, Lennar forfeits the Option Deposits for the entire pool with regard to one of the pooled properties, then Millrose Holdings will have the right, but not the obligation, to terminate the option on the other pooled assets. This helps protect Millrose Holdings against Lennar decisions not to purchase particular properties that have declined in value by enabling Millrose Holdings to sell to third parties, free of Lennar’s Purchase Options, other properties in the pool that may have increased in value. The price for which we can sell properties to third parties or sell homes we build may be significantly less than the amounts of our investments. In the event Millrose Holdings requests Lennar to complete home construction on any Homesite with respect to which Lennar has forfeited or terminated its Purchase Option and Lennar agrees, then the cross-termination provisions of the Multiparty Cross Agreements will not be applicable with respect to such Homesite.

Limitations with Respect to Our Arrangements with Lennar

Notwithstanding any of the above, there can be no assurance of how much Lennar will utilize the HOPP’R (if any), or on what timelines. While the Lennar Agreements do not have an expiration date, Lennar is under no obligation to commit to any future transactions with Millrose Holdings or give Millrose Holdings any new business at all (including any referrals of Lennar Related Ventures) under the Lennar Agreements. The Lennar Agreements provide Lennar with a Capital Priority Right and contemplate an ongoing business relationship between Millrose and Lennar, whereby Millrose would provide the Recycled Capital HOPP’R to Lennar for any Future Property Assets that Millrose Holdings may acquire pursuant to the Lennar Agreements, but the Lennar Agreements do not include any exclusivity, rights of first refusal or first look or other priority rights for us with respect to any future business opportunities. This means that Lennar can decide not to offer us any additional business (beyond the Transferred Assets and the Supplemental Transferred Assets) for any reason at all, including, but not limited to, using traditional land banks or establishing another entity that will operate a HOPP’R, or if the business terms of the Lennar Agreements (individually or in the aggregate) are not as competitive as others in the market. Additionally, Lennar currently has and expects to continue to have Land Banking arrangements with other providers, and while these arrangements do not impact the Transferred Assets and the Supplemental Transferred Assets, they could limit how many business opportunities we will be able to receive from Lennar with respect to Future Property Assets on a going-forward basis. Because Lennar’s subsidiary (or any future owner of the HOPP’R Rights) may license the HOPP’R Rights to other land banks and other external managers that manage land banks, our business could suffer, as we might no longer be the only publicly traded entity that will engage in large-scale recycled capital financing of land acquisition and Horizontal Development using the HOPP’R. In the future, other companies may develop their own versions of the HOPP’R, there can be no assurance that Millrose’s HOPP’R will be able to provide the same features that competitor companies providing the HOPP’R may have and at the same prices that competitor companies providing the HOPP’R may be able to offer. In turn, there can be no certainty as to whether our customers will remain with us if our future competitors that also provide the HOPP’R offer better services and/or better prices than we can. Furthermore, the Lennar Agreements require that Lennar Related Ventures and Other Customers may not pay a lower monthly option payment rate than the rate paid by Lennar unless Lennar is offered the same lower rate on a go-forward basis. Any change in the Applicable Rate would apply to all Purchase Options for Future Property Assets.

While Millrose’s only customer initially will be Lennar, it has engaged and continues to engage in discussions with other home builders who are interested in becoming new customers, but there is no guarantee that Millrose will be successful in negotiating agreements with such customers and there is no guarantee that Millrose will be able to secure any business arrangements with any home builders outside of Lennar in any given timeframe. Millrose expects that the arrangements with these other potential customers will be similar to its arrangements with Lennar (as described above), but there is no certainty that Millrose will be able to successfully negotiate for substantially all of the same terms it has in the Lennar Agreements, including with respect to pooling.

Limitations to the Growth of the HOPP’R

As discussed under “—Summary of Operational Agreements—Summary of Agreements between Millrose, Millrose Holdings and Lennar—Founder’s Rights Agreement,” Lennar’s Applicable Rate Adjustment Right allows Lennar to adjust its Applicable Rate for Proposed Projects initiated during the 180 day period after a HOPP’R or other arrangement is entered into for any rate lower than Lennar’s agreed upon between Millrose and any Lennar Related Ventures or Other Customers. This would also apply to any individually-negotiated HOPP’R agreements we enter into with Lennar Related Ventures or Other Customers for alternate, possibly non-self-financing recycled capital forms of the HOPP’R that do not require adherence to our Operating Principles. If Lennar pays a lower fee rate on Monthly Option Payments with respect to new deals going forward, our revenues will be negatively impacted, and we may incur significant costs as a result of the change.

As a consequence, we cannot guarantee that we will be able to identify or attract any Other Customers who will want to utilize the HOPP’R. Many of the competitors in this more “traditional” Land Banking space have significantly larger operations and resources, a much longer operating history and credibility and developed reputation, and an established market capitalization. We are a brand-new company with no prior operating history or reputation and, even though KL manages our operations and has extensive experience in managing Land Banking entities, there can be no certainty as to how much credibility the market will ascribe to Millrose simply because KL is the Manager.

Lennar, as the original parent company of Millrose and the initial contributor of the Business Assets to Millrose, will have certain Founder’s Rights. As such, Lennar, and in some cases the Class B Common Stock holders, may influence certain corporate matters, which may deter potential Other Customers from doing business with Millrose. Other Customers will not have access to the same rights as Lennar and additionally, Other Customers may be concerned about the risk that Lennar and/or the holders of Class B Common Stock (the majority of which we expect will be held by the Miller Family) will have certain controls that would adversely impact their business with Millrose (especially if the Other Customers are competitors of Lennar). See “Our Business—Summary of Operational Agreements—Summary of Agreements between Millrose, Millrose Holdings and Lennar—Founder’s Rights Agreement”.

Millrose’s Potential Future Customers Other than Lennar

As of the Distribution Date, we will not have any customers other than Lennar, and we have no certainty as to when we may engage with any customers to provide them with the HOPP’R. While we are confident that we will maintain successful operations in the first few years following the Spin-Off as we provide the Recycled Capital HOPP’R to Lennar with respect to the Transferred Assets and the Supplemental Transferred Assets, there is uncertainty as to the future of our business following the complete turnover of the Transferred Assets and the Supplemental Transferred Assets, as Lennar is under no obligation to provide us with any new transactions and opportunities with respect to any Future Property Assets. This means that, unless we receive substantial new transaction opportunities from Lennar under the Lennar Agreements or we are able contract with Lennar Related Ventures or Other Customers, we will not have any active customers utilizing the HOPP’R following the complete turnover of the Transferred Assets and the Supplemental Transferred Assets. While Millrose’s only customer initially be Lennar, it has engaged and continues to engage in discussions with other home builders who are interested in becoming new customers, but there is no guarantee that Millrose will be successful in negotiating agreements with such customers and there is no guarantee that Millrose will be able to secure any business arrangements with any home builders outside of Lennar in any given timeframe. Millrose expects that the arrangements with these other potential customers will be similar to its arrangements with Lennar (as described above), but there is no certainty that Millrose will be able to successfully negotiate for substantially all of the same terms it has in the Lennar Agreements, including with respect to pooling.

As described above under “—Overview of Millrose’s Business Objectives,” following the Spin-Off, Millrose will seek to identify, evaluate and enter into HOPP’R agreements with new customers to expand its operations to customers beyond just Lennar as part of its efforts to expand and diversify its customer base and Real Estate Portfolio and scale its business growth. Millrose will rely on Lennar to refer any Lennar Related

Ventures to Millrose as potential customers, which Lennar may elect to do at its option. It will be KL’s responsibility under the Management Agreement to find, identify and evaluate any potential Other Customers.

Also as described above under “—Overview of Millrose’s Business Objectives,” to drive diversification and growth of Millrose’s business and maximize the potential of its business, we do not intend to limit the HOPP’R solely to the Recycled Capital HOPP’R. Although the intended permanency of Millrose’s HOPP’R is a key distinguishing feature of Millrose’s business, the HOPP’R also has the flexibility to evolve and be further refined with different features to fit each customer’s needs. Regardless of the combination of features any customer may desire to negotiate with Millrose, the HOPP’R is designed to provide at its core a sophisticated, streamlined and professional approach to land acquisition and Horizontal Development financing for home builders and developers in the residential real estate industry that was previously exclusively for the benefit of Lennar. We believe expanding our business beyond just the Recycled Capital HOPP’R and building a much larger potential customer base that could encompass a larger population of residential home builders and real estate developers, no matter their capital needs, risk profile or business model, will also help enable us to grow our business and provide us with more sources of revenue and income.

Due to the individualized negotiation process, we cannot predict the nature or terms of any of these future agreements. Such potential arrangements may reflect some but not all, or none of the Operating Principles. The nature of any arrangements we may have with any such customers will depend on the allocation of certain responsibilities and risk exposures between us and the home builders or real estate developers. We expect that, in the absence of any Operating Principles reflected in these HOPP’R agreements, the HOPP’R we provide will be strategically tailored to the relative risk profile, creditworthiness (as determined by KL) and business models of the potential customer, with the aim of protecting Millrose from bearing too much risk, and we expect the arrangements we negotiate will generally reflect the latest market conditions and follow then-current standard industry practices. In many circumstances, the HOPP’R we provide to such Lennar Related Ventures and Other Customers may not be the Recycled Capital HOPP’R, and the arrangements around providing the HOPP’R in these cases may rather share the characteristics and terms of more traditional Land Banking arrangements that are commonly used in the market today (i.e., there will likely not be any assurance to such home builders that Millrose will be able to provide them with available capital during periods of market downturn or continued periods of depressed market conditions, particularly in view of Lennar’s Capital Priority Right).

Our Board will oversee KL’s management of our business operations, including the provision of the HOPP’R to our customers and performance of all obligations under the Lennar Agreements and any future HOPP’R agreements, with the objective of ensuring that KL’s business decisions and the agreements that it enters into on behalf of Millrose (or Millrose’s Other Subsidiaries) are all in the best interests of Millrose and its stockholders. In the event that financing (including debt or equity financing) is required for any new or existing arrangements to provide the HOPP’R to new customers, such decisions will be subject to the approval of our Board. Any issuances of debt or equity to finance these relationships could result in impacts to our business and to our stockholders, including increasing our debt to equity ratios, dilution for our existing stockholders, and increasing risk of default of Other Customers. See “Risk Factors—Risks Related to Our Business Model and Investment in a Newly Formed Entity” and “Risk Factors—Risks Related to our Common Stock.”

Lennar may have a role in identifying potential Other Customers who may engage with us for the HOPP’R, but is not obligated to do so, and Lennar will have no role in negotiating any such HOPP’R agreements, or dictating or restricting our ability to provide any ongoing services related to the provision of the HOPP’R to such Other Customers.

Summary of Operational Agreements

The summary of operational agreements presented below does not purport to be complete and is qualified in its entirety by reference to the full text of such agreements or form of such agreements, as applicable, which are filed as exhibits to the registration statement of which this prospectus forms a part and are incorporated herein by reference. See “Manager and Management Agreement” for more information about the Management Agreement. These agreements, including the Management Agreement, may contain representations and warranties by the parties. These representations and warranties have been made, and the agreements have been entered into, solely for the benefit of the other party or parties to such agreements and not for the benefit of any third parties. Such representations and warranties are subject to limitations agreed upon by the parties and may be subject to standards of materiality applicable to the parties that may differ from those applicable to investors. Accordingly, these representations and warranties may not describe the applicable party’s actual state of affairs at the date hereof and should not be relied upon by investors.

This section includes certain defined terms that are only applicable for purposes of this “Summary of Operational Agreements” section, or only applicable for purposes of the specific agreement being described in this section. Such terms are separately defined in this section and their scope of use is clearly marked accordingly, and are not separately included in the Glossary.

Summary of Agreements Between Millrose and Lennar

The following is a summary of principal agreements Millrose has entered into with Lennar in connection with the Spin-off prior to the completion of the Distribution. See “Certain Relationships and Related Party Transactions” for more information on the arrangements between Lennar and Millrose.

Pre-Spin Assignment, Assumption and Contribution Agreement

Lennar, Lennar Homes Holdings, LLC, a Delaware limited liability company wholly owned by Lennar (“Lennar Homes Holdings”), CalAtlantic Group, LLC, a Delaware limited liability company wholly owned by Lennar (“CalAtlantic”), U.S. Home, Millrose, Millrose Holdings and each Property LLC (for purposes of this section only, collectively with Millrose and Millrose Holdings, the “Purchaser”) will enter into the Pre-Spin Assignment, Assumption and Contribution Agreement, which governs the various steps that will occur immediately before the Distribution in connection with the sale and purchase, in fee simple absolute, of all of the Transferred Assets. As set forth in the Pre-Spin Assignment, Assumption and Contribution Agreement, the steps will occur in the order set forth below:

•

Effective as of immediately after the close of business on the date thirty days before the Distribution Date, U.S. Home contributes to Millrose all of its limited liability company interests in each Property LLC and Millrose Holdings. Following such contribution, Millrose shall be the new sole member of each Property LLC and Millrose Holdings.

•

Effective immediately following the contribution described in the immediately preceding bullet, but on the date thirty days prior to the Distribution Date, Millrose will contribute all of its ownership interests in each of the Property LLCs to Millrose Holdings. Following such contribution, Millrose Holdings shall be the new sole member of each Property LLC.

•

Thirty days after the contribution described in the immediately preceding bullet, Millrose and Millrose Holdings will enter into a recapitalization agreement pursuant to which a certain amount of Millrose Holdings’ equity will be recapitalized into a Promissory Note.

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Effective as of the date immediately after the Distribution Date, but prior to when the Distribution actually occurs, for U.S. federal income tax purposes Millrose Holdings will elect to be classified as a corporation for U.S. federal income tax purposes.

•	Effective as of the Distribution Date, but prior to the Distribution, U.S. Home distributes to Lennar all of the shares of Millrose Common Stock.

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Effective as of the Distribution Date, Lennar, Millrose and Millrose Holdings agree to make one or more elections under section 336(e) of the Code and the Treasury Regulations promulgated thereunder and under any comparable provisions of state, local, or non-U.S. law with respect to the Distribution.

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Effective as of the date immediately after the Distribution Date, (i) Millrose will elect to be classified as a REIT for U.S. federal income tax purposes and (ii) Millrose Holdings will elect to be classified as a taxable REIT subsidiary for U.S. federal income tax purposes.

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In connection with the conveyance of the Transferred Assets, each of the Lennar subsidiaries that own the Transferred Assets (for purposes of this section only, collectively, “Seller”) will make certain representations and warranties to the Property LLCs, including, but not limited to:

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To Seller’s actual knowledge and except as otherwise disclosed to Purchaser in writing prior to the date of the Pre-Spin Assignment, Assumption and Contribution Agreement, there are no lawsuits or legal proceedings pending or threatened in writing regarding encumbrances on, or the ownership, use or possession of, the Transferred Assets.

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Except as otherwise disclosed to Purchaser in writing prior to the date of the Pre-Spin Assignment, Assumption and Contribution Agreement, Seller has not entered into any contracts of sale, options to purchase, reversionary rights, rights of first refusal or similar rights that will be binding on the Transferred Assets or Property LLCs.

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Seller has delivered to Purchaser copies of each owner’s policy of title insurance obtained by Seller for the Transferred Assets. To Seller’s knowledge, Seller holds fee simple title to the Transferred Assets free and clear of any lien, encumbrance or other matter that would materially interfere with Purchaser’s ability to use, develop or improve the Property.

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Except as otherwise disclosed to Purchaser in writing prior to the date of the Pre-Spin Assignment, Assumption and Contribution Agreement, including any Phase I or Phase II Environmental Site Assessments delivered to Seller, there has been no release or presence of or exposure to any hazardous substance, on or off the Transferred Assets, that would reasonably be expected to result in liability or a requirement for notification, investigation or remediation by the Seller under any environmental law that would materially interfere with Purchaser’s ability to use, develop or improve the Property.

In the Pre-Spin Assignment, Assumption and Contribution Agreement, Lennar, on behalf of itself and its subsidiaries, and Millrose, on behalf of itself and its subsidiaries, as applicable, also agree to enter into and be bound by that certain Master Program Agreement, Master Option Agreement, Master Construction Agreement, Multiparty Cross Agreement and Guaranty, provided that such agreements will be deemed to be effective simultaneously with and immediately upon the occurrence of the Distribution. Additionally, pursuant to the Pre-Spin Assignment, Assumption and Contribution Agreement, Lennar will contribute to Millrose the Cash Contribution of (a) up to approximately $500 million in cash and (b) an additional approximately $500 million in cash as payment on the Option Deposits by Lennar to Millrose in connection with the contribution of the Transferred Assets pursuant to the Lennar Agreements. Pursuant to the Rausch Letter, Millrose will agree to use approximately $900 million of the Cash Contribution for the purpose of entering into the Supplemental Transferred Assets Transaction.

Governing Law

The Pre-Spin Assignment, Assumption and Contribution Agreement shall be governed by and construed in accordance with the laws of the State of New York; provided, however, that any claim or action (a) to enforce a breach of the obligation to transfer interests in real, personal or intangible property or (b) relating to the creation, perfection and enforcement of any interests in real, personal or intangible property, liens or security interests, shall be governed by the laws of the state in which the land is located and any action related to such enforcement may be brought in any state or federal court within the state in which the land is located.

Distribution Agreement

The Distribution

Lennar and Millrose will enter into the Distribution Agreement, which governs the rights and obligations of the parties regarding the Distribution. On the Distribution Date, Lennar will distribute, or will cause the distribution agent to distribute, to each holder of record of Lennar Class A Common Stock and Lennar Class B Common Stock (which, for purposes of the Distribution Agreement, will be treated as though they were shares of a single class of common stock) at the close of business on the Record Date one share of Millrose Common Stock for every two shares of Lennar Common Stock. The shares of Millrose Common Stock issued by Millrose to Lennar will consist of a number of shares of Millrose Class B Common Stock equal to the number of shares of Millrose Class B Common Stock that holders of Lennar Common Stock elect to receive pursuant to the procedures described in the Distribution Agreement, with the remaining shares being shares of Millrose Class A Common Stock equal to the number of shares of Millrose Class A Common Stock to be distributed to Lennar stockholders who do not elect to receive Millrose Class B Common Stock. No holders of any other interests in Lennar will be entitled to receive any Millrose Common Stock or any other form of compensation in connection with the Distribution.

Conditions to the Distribution

The Distribution Agreement provides that the Distribution is subject to the satisfaction (or waiver by Lennar) of the following conditions:

•	the Lennar Board shall have approved the Spin-Off transaction and not withdrawn such approval;

•	the ancillary agreements contemplated by the Pre-Spin Assignment, Assumption and Contribution Agreement and any ancillary agreements shall have been executed by each party to those agreements;

•	the Master Program Agreement and other ancillary agreements shall have been executed by each party to those agreements;

•	the Founder’s Rights Agreement shall have been executed by each party to that agreement;

•	the HOPP’R License Agreement shall have been executed by each party to that agreement;

•	the Registration Rights Agreement shall have been executed by each party to that agreement;

•

the SEC shall have declared effective the registration statement of which this prospectus forms a part under the Securities Act, and no stop order suspending the effectiveness of the registration statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC;

•	Millrose’s Class A Common Stock shall have been accepted for listing on the NYSE or another national securities exchange, subject to official notice of issuance;

•	Millrose shall have received the written opinion of Gibson, Dunn & Crutcher LLP, regarding the qualification of Millrose as a REIT under the Code;

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the independent directors of the Lennar Board shall have received written opinions from a financial advisor regarding (i) certain financial matters relating to the solvency of Millrose immediately giving effect to the Spin-Off and (ii) certain financial matters relating to the assets, liabilities and total par value of the issued capital stock of Lennar immediately giving effect to the Spin-Off;

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no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing completion of the Spin-Off shall be in effect, and no other event outside the control of Lennar shall have occurred or failed to occur that prevents the completion of the Spin-Off;

•

no other events or developments shall have occurred prior to the Distribution that, in the judgment of the Lennar Board, would result in the Spin-Off having a material adverse effect on Lennar or its stockholders; and

•	any other conditions set forth in the Distribution Agreement.

Voting Restrictions

Following the Spin-Off, Lennar will temporarily retain approximately 20% of Millrose’s Common Stock, in the form of Class A Common Stock. Under the Distribution Agreement, for so long as Lennar retains ownership of such shares, Lennar agrees to not exercise its voting rights with respect to this stock for as long as it retains the shares. In addition, Lennar agrees to dispose of such shares through a subsequent spin-off, split-off, public offering, private sale or any combination of these potential transactions as soon as reasonably practicable following receipt of the shares.

Indemnification

In the Distribution Agreement, Millrose agrees to indemnify and hold harmless Lennar, each of its retained subsidiaries following the Spin-Off, and each of their respective stockholders, members, directors, officers, managers, employees and agents, from any and all costs or liabilities directly or indirectly relating to or arising under or out of our failure to fulfill all of our obligations under the Distribution Agreement or under any other agreement entered into as contemplated by the Distribution Agreement.

Similarly, Lennar agrees to indemnify and hold harmless Millrose, each of its subsidiaries, and each of their respective stockholders, members, directors, officers, managers, employees and agents, from any and all costs or liabilities directly or indirectly relating to or arising under or out of Lennar’s failure to fulfill all of its obligations under the Distribution Agreement.

Tax Matters

The Distribution Agreement governs Lennar’s and Millrose’s respective rights, responsibilities and obligations after the Distribution with respect to the intended U.S. federal income tax characterization of the Distribution Agreement and the agreed upon reporting thereof, certain indemnification rights with respect to tax matters, the preparation and filing of tax returns, tax elections, the control of audits and other tax proceedings, transfer taxes, and certain other tax matters. Each party’s tax obligations under the Distribution Agreement will not be limited in amount or subject to any cap, and, thus, tax liabilities required to be paid under the Distribution Agreement may be significant.

Access to Information

The Distribution Agreement provides that the parties will exchange certain information required in connection with the preparation of financial statements, the preparation or filing of the registration statement of which this prospectus forms a part or other reports with the SEC or other governmental agencies, the preparation or amendment of tax returns or audits or other tax proceedings relating to tax returns, in order to be able to obtain any equity or debt financing (including any private offering) (and, in the case of obtaining auditors’ comfort letters necessary in connection with such financing, Lennar will request its independent auditors to provide or make available such letters to Millrose), in order to be able to prosecute or defend litigation or administrative proceedings, in order to be able to respond to governmental requests for information, or for any other reasonable purposes.

Cooperation on Adjustments

The Distribution Agreement provides that after the Distribution Date, Lennar and Millrose will work in good faith to make any necessary adjustments to the Transferred Assets to achieve the intended results of the Spin-Off.

Governing Law

The Distribution Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflict of laws principles.

Termination

Lennar will have the right at any time before it delivers the shares of Millrose Common Stock issued to Lennar in connection with the Distribution to the distribution agent for delivery to the holders of record of Lennar Common Stock, in its absolute discretion and with or without cause, to terminate the Distribution Agreement. If Lennar terminates the Distribution Agreement, the Distribution will not take place, Millrose will continue to be a wholly owned subsidiary of Lennar and none of Millrose, any stockholder of Lennar or any other person will have any rights under the Distribution Agreement or any agreement entered into as contemplated by the Distribution Agreement nor will any such party be entitled to assert any claim, or to receive any damages, under the Distribution Agreement or because it is terminated.

Registration Rights Agreement

Lennar and Millrose will enter into a Registration Rights Agreement pursuant to which Millrose will agree that, upon the exercise of Lennar’s demand registration rights, subject to certain limitations, Millrose will use its reasonable best efforts to effect the registration of Millrose Common Stock retained by Lennar, held in the form of Class A Common Stock. Millrose will be responsible for all registration expenses in connection with Millrose’s performance of its obligations under the registration rights provisions in such agreement with respect to the registration of Millrose Common Stock retained by Lennar. The Registration Rights Agreement will also contain customary indemnification and contribution provisions by Millrose for the benefit of Lennar (including its directors and officers) and, in limited situations, by Lennar for the benefit of Millrose (including its directors and officers) with respect to the information provided by Lennar included in any registration statement, prospectus or related document.

Governing Law

The Registration Rights Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflict of laws principles.

HOPP’R License Agreement

Lennar, through a wholly-owned subsidiary, will retain ownership of the HOPP’R Rights and the authority to license its use to others. A subsidiary of Lennar will grant Millrose a non-exclusive, royalty-free, non-transferrable license to use the HOPP’R Rights solely for Millrose’s benefit. The HOPP’R License Agreement will grant Millrose the right to provide the HOPP’R to all of Millrose’s customers, including providing different forms of the HOPP’R (such as the Recycled Capital HOPP’R) depending on the nature of the agreements Millrose negotiates with its customers. Millrose will also have the right to use any related intellectual property that may supplement the HOPP’R. As part of the HOPP’R Rights, Millrose will also be able to use the “HOPP’R” trademark, including in marketing materials and other publications. Millrose’s Manager shall be entitled to use Millrose’s HOPP’R Rights license in connection with the management and operation of Millrose. Millrose’s HOPP’R Rights license will be perpetual and will have no termination date, subject to certain limited termination conditions. As such, Millrose, whether externally managed or internally managed, is expected to always have access to the benefit of the HOPP’R Rights, although there is no guarantee that this will always be the case. Any loss of access to the HOPP’R Rights could disrupt Millrose’s business operations and prevent Millrose’s ability to provide the promised services under the Lennar Agreements and any other HOPP’R agreements with Other Customers in the future - heightening the risk of breach of contract claims and other lawsuits.

Limitations with Respect to the HOPP’R Rights

As land banking evolves, there can be no certainty about whether or when our Recycled Capital HOPP’R may face competitive products in the market. Millrose will be granted the license to use the HOPP’R Rights by a wholly-owned subsidiary of Lennar. Lennar’s subsidiary may also grant from time to time a license to use the same HOPP’R Rights to any other entity it deems appropriate at its sole discretion. Accordingly, Millrose may not be the only entity with use of the HOPP’R Rights and that offers the HOPP’R to home builders and real estate developer customers.

If in the future Lennar’s subsidiary (or any future owner of the HOPP’R Rights) licenses the HOPP’R Rights to other companies, Millrose may lose its expected status as the only provider of the HOPP’R to the market, and such other companies may develop their own versions of the HOPP’R, and those competitor HOPP’Rs may offer features that we do not have and may offer the HOPP’R at more competitive prices than we offer. See “Risk Factors—Risks Related to Our Intellectual Property” for more information about the competitive risks that may impact our business if other land banks are also granted a license to use the HOPP’R Rights.

Since we are the first publicly traded company that will engage in large-scale recycled capital financing of land acquisition and Horizontal Development using the HOPP’R, and Lennar has historically not publicized or used the HOPP’R externally, we will be responsible for promoting the use and reputation of the HOPP’R trademark in the public markets. Although the HOPP’R will initially be identified as what we provide to our customers and be linked to our brand, quality and service experience, we do not own the trademark rights to “HOPP’R” and our license to use the HOPP’R trademark is non-exclusive. As such, we have no control over who else may have rights to use the HOPP’R trademark in the future, what the trademark will be used for, and whether the uses will be consistent with the way in which we use the HOPP’R trademark. Additionally, Lennar (through its subsidiary) as the owner of the trademark is able to set certain covenants, guidelines and standards with respect to the trademark, and such restrictions may not be consistent with our use of the trademark, which could negatively impact our marketing strategies. See “Risk Factors—Risks Related to Our Intellectual Property” for more information about risks related to potential competition.

Millrose’s HOPP’R License Agreement does not allow Millrose to independently enforce the rights of the owner of the HOPP’R Rights, in the event that an unauthorized party without a license takes the HOPP’R and related intellectual property and begins providing the HOPP’R to customers, or in the event that there is misuse or abuse of the HOPP’R trademark. Millrose must rely on Lennar and its subsidiary (or any future owner of the HOPP’R Rights) to protect the intellectual property and enforce those rights.

Governing Law

Millrose’s HOPP’R License Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflict of laws principles.

Summary of Agreements between Millrose, Millrose Holdings and Lennar

The following is a summary of principal agreements Millrose, Millrose Holdings and Lennar have entered into in connection with the Spin-off or are expected to enter into over time in connection with the implementation of the HOPP’R. For purposes of this section “Summary of Agreements between Millrose, Millrose Holdings and Lennar,” references to “Lennar” are to Lennar and its respective divisions and subsidiaries. References to “Owner” are to Millrose and Millrose Holdings collectively and references to “Owner Party” are to Owner and affiliates of Owner collectively.

Master Program Agreement

U.S. Home Lennar Homes Holdings, CalAtlantic and Millrose will enter into the Master Program Agreement to implement the HOPP’R, and the terms of such agreement which will govern how the Transferred

Assets and potential future projects will be subjected to the HOPP’R arrangements described herein, including the Lennar Services. The form of Master Option Agreement, form of Master Construction Agreement, and form of Multiparty Cross Agreement, each as summarized below, and other related forms of agreements will be attached to the Master Program Agreement and the parties will agree to use such forms with respect to the Program.

The Program

Under the Master Program Agreement, the Transferred Assets, the Supplemental Transferred Assets and Future Property Assets acquired pursuant to the Master Program Agreement will be admitted to the Program. Admitted Properties will be grouped into pools, which shall in all cases be structured to ensure that the Admitted Properties in such pool (and the related Purchase Options) are not consolidated onto Lennar’s balance sheet. In addition, Future Property Assets will be pooled in accordance with additional Multiparty Cross Agreements (or added to existing Multiparty Cross Agreements), provided that the aggregate sum of all Option Deposits Lennar has made, or is obligated to make with respect to such new pool of Future Property Assets, shall not at any time exceed $50,000,000 with respect to pools of the Transferred Assets and the Supplemental Transferred Assets and $25,000,000 with respect to pools of Future Property Assets. The pools will be established with primary consideration given to diversity within pools across geographies, communities and home types. Properties shall be admitted into the Program commencing on the effective date of the Master Program Agreement until such time as Lennar and Millrose mutually agree in writing that Properties will no longer be admitted to the Program. After the Acquisition Period, no additional Properties shall be admitted into the Program and the Owner Parties’ and Lennar’s rights and obligations with regard to Admitted Properties shall continue to be governed according to the terms of the Master Program Agreement, the Master Option Agreement, the Master Construction Agreement and, as applicable, the nomination agreement or purchase agreement with respect thereto.

In the event Lennar’s Purchase Options expires or is terminated prior to Lennar acquiring all of the Homesites on an Admitted Property, then within 20 days of such expiration or termination, Millrose shall have the right to request that Lennar enter into an agreement to build out homes on the unpurchased Homesites for a fee. Provided that Lennar is then building and selling residences in the applicable geographic market where such unpurchased Homesites are located, Lennar shall cooperate with Millrose and, upon Millrose’s request, Lennar shall make itself available to be engaged by Millrose as a fee builder of homes on the unpurchased Homesites, all on mutually acceptable terms and conditions. If Millrose has delivered a Fee Building Request with respect to an Admitted Property, then for purposes of the Multiparty Cross Agreement applicable to such Property, the termination of the Option for such Admitted Property shall not be a “Cross Termination Event” thereunder and Millrose shall not be entitled to exercise a “Cross Termination Right” with respect to the applicable pool due to the termination of the Option for such Admitted Property.

Admission of Properties

In connection with the proposed admission of future Properties, Lennar may from time to time present Owner with a Proposed Project Report with respect to any Properties. In order for any Proposed Projects to be acquired by Owner and deemed an Admitted Property, (i) all Proposed Projects must meet the Program Criteria specified in the Master Program Agreement, (ii) Lennar must provide to Owner a Proposed Project Report meeting all requirements under the Master Program Agreement and (iii) KL must perform its KL Diligence Obligations on each Proposed Project. Provided the Proposed Project meets these requirements (such requirements, the “Admission Requirements”), then, upon Lennar’s request, Owner and Lennar shall within fifteen (15) business days thereafter prepare and execute a Project Addendum and, as applicable, a nomination agreement or purchase agreement with respect thereto, Owner shall acquire the Proposed Project using any and all capital reserved for Lennar (as Reserved Priority Amount, Reserved Deal Capital, or otherwise) pursuant to Lennar’s Capital Priority Right as set forth in the Founder’s Rights Agreement (all such reserved capital, the “Lennar Reserved Capital”) that remains available at the time the Proposed Project is presented to Owner. Owner’s acquisition thereof, such proposed project shall be an Admitted Property. Each Admitted Property will be added as collateral under the Promissory Note, the Mortgages and Pledge and Owner and Lennar will execute any relevant documentation required. For the avoidance of doubt, Owner shall be obligated to acquire any Proposed Project meeting the Admission Requirements as long as Lennar has capital remaining under its Capital Priority Right (as Reserved Priority Amount, Reserved Deal Capital, or otherwise) as set forth in the Founder’s Rights Agreement. Additionally, Owner shall at all times be obligated to have available (or cause an Owner Party to have available) sufficient capital to finance all Proposed Projects meeting the Admission Requirements up to the then-current remaining outstanding amount of the Lennar Reserved Capital. Any failure to have available sufficient Lennar Reserved Capital to finance a Proposed Project meeting the Admission Requirements shall result in the remedies set forth in the Founder’s Rights Agreement (without limiting any remedies that may be available to Lennar pursuant to the Master Program Agreement).

Lennar shall use its experience, expertise and resources (including human capital) to provide to Millrose (and applicable subsidiaries), pursuant to the Master Program Agreement, services relating to the identification, analysis, diligence, evaluation, vetting and selection of any Future Property Assets (the “Lennar Services”) to determine whether any Properties identified for consideration as Proposed Projects fulfill all of the requirements set forth in the Program Criteria. The Lennar Services leverage the land sourcing, acquisition and development skillsets, knowledge and expertise of Lennar’s personnel that have been fostered from the years of experience, innovation and technology that Lennar has accumulated in the industry. Lennar Services also includes the horizontal development installation that Lennar will provide as part of its Work obligations pursuant to the Master Construction Agreement. For the avoidance of doubt, Millrose will only have access to the services that are being provided by Lennar’s personnel; all personnel are expected to remain as employees of Lennar following the Spin-Off, and Lennar expects to continue to use its personnel for its own sourcing, acquisition and development activities in connection with its homebuilding operations. Such Lennar Services undertaken by Lennar pursuant to the Master Program Agreement shall be substantially similar to the actions Lennar would undertake if it were preparing to purchase the Property itself or to the actions performed with respect to the Transferred Assets in connection with the Spin-Off. In addition, the requirement that KL fulfill the KL Diligence Obligations will give Millrose the benefit of Kennedy Lewis’ long involvement in real estate finance.

In the event that a Proposed Project has satisfied all of the requirements above, but the Lennar Reserved Capital has already been fully used at the time Lennar presents the Proposed Project to Millrose, then Owner shall consider in good faith and may agree to acquire (but is not obligated to acquire) the Proposed Project using any capital that may be available to Owner at the time. If Owner agrees to acquire the Proposed Project(s) the amount of capital used to acquire such Proposed Project can qualify as Restored Lost Capital Amount or as Recycled Capital Amount and be subject to the terms and conditions of Lennar’s Capital Priority Right as set forth in the Founder’s Rights Agreement.

Properties that do not meet such criteria may be admitted into the Program upon the mutual approval of Lennar and Millrose. In such event, Manager may, in its discretion (but is under no obligation to) accept any such proposed transaction, the terms of which will be negotiated on a case-by-case basis between Manager and Lennar, including negotiating specific conditions for such admission.

Lennar Related Ventures and Providing the HOPP’R to Third Parties

On and after the effective date of the Master Program Agreement and subject to the KL Diligence Obligations, at Lennar’s request, Owner will enter into a HOPP’R arrangement with any Lennar Related Venture provided that (i) the Lennar Related Venture provides properties that meet the Program Criteria, (ii) the Lennar Related Venture agrees to substantially similar terms as set forth in the Program and the Lennar Agreements; provided, however, that (A) Lennar shall not be required to provide a “Guaranty” with respect to any such HOPP’R arrangement with a Lennar Related Venture, (B) the Lennar Related Venture may not necessarily be afforded the same rights and benefits applicable to Lennar, including with respect to Lennar’s Founder’s Rights, as described below, (C) such properties will not be added to any pools of properties subject to HOPP’R arrangements with Lennar established pursuant to a Multiparty Cross Agreement and (D) such properties may not be pooled with other projects, (iii) Manager determines that the Lennar Related Venture has an acceptable risk profile with respect to its creditworthiness such that Owner can adequately mitigate the credit risks of entering into the proposed HOPP’R arrangement with the applicable Lennar Related Venture and (iv) Owner has sufficient Additional Uncommitted Capital. If a Lennar Related Venture wishes to enter into a HOPP’R arrangement with Owner on terms materially different to this Program and the Lennar Agreements, Manager may, in its discretion (but is under no obligation to) accept any such proposed HOPP’R arrangement, the terms of which will be negotiated on a case-by-case basis between Manager and the applicable Lennar Related Venture. Any such HOPP’R arrangement with Lennar Related Ventures shall be entered into by subsidiaries of Millrose Holdings if and only if Lennar, in its sole discretion, consents to the same in writing. In no event shall properties subject to HOPP’R arrangements with any individual or entity other than Lennar or a Lennar Related Venture be held by Millrose Holdings or any subsidiaries of Millrose Holdings.

Any provision of the HOPP’R to a Lennar Related Venture or any Other Customer is contingent upon Millrose having sufficient capital to finance such engagements. In no circumstances may Millrose, without Lennar’s prior written consent, use any capital that has been reserved for Lennar’s use as the Reserved Priority Amount or Reserved Deal Capital for any transactions with Lennar Related Ventures or Other Customers. At any point in time, all “Remaining Capital”, which is defined as the sum of (i) any capital that is not included in the calculation of the Priority Amount (as defined below) that is, in Manager’s reasonable judgment, available for Millrose to use for financing acquisitions and Horizontal Development of property assets, (ii) any Lost Priority Capital, (iii) any amount of the Priority Amount not reserved by Lennar when determining its Reserved Priority Amount at any given Reservation Date and (iv) to the extent not already covered by (i), (ii) and (iii), any Additional Uncommitted Capital, shall be available to Millrose, as Manager’s sole discretion, for acquisitions of Future Property Assets and completion of Horizontal Development of such Future Property Assets of Lennar Related Ventures and Other Customers. The portion of Remaining Capital that constitutes Additional Uncommitted Capital may also be used to finance additional transactions that Lennar brings to Millrose in excess of the Reserved Priority Amount applicable to that Reservation Period, but Lennar will not have any special priority or rights to such Additional Uncommitted Capital ahead of any other Millrose customers.

Governing Law

The Master Program Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida, without giving effect to conflict of laws principles.

Addendum to Master Option Agreement and Master Construction Agreement

With respect to each Property that complies with the Program Criteria and the other requirements set forth in the Master Program Agreement, Lennar, Millrose and certain Owner Parties will enter into a Project Addendum to Master Option Agreement and Master Construction Agreement. After the execution of each Project Addendum, each Property described in such Project Addendum will be added to the Master Option Agreement and Master Construction Agreement and the rights and obligation of the applicable Owner Parties and Lennar with respect to the Property shall be governed by the terms of the Master Option Agreement and Master Construction Agreement. Each Project Addendum will specify the applicable Option Deposit, Takedown Schedule and Takedown Prices, completion date, budget for improvements to the Property and list of required Property-specific improvements (if any). Under the Master Program Agreement and Master Option Agreement, upon Lennar’s request, Owner and the Owner Parties agree to reasonably amend any Project Addendum, including adjustments to the Takedown Schedule and Takedown Prices; provided, however, that Owner may withhold its consent to any proposed amendments which will have a material adverse effect on the Owner Parties.

Master Option Agreement

Grant of Option

U.S. Home, Lennar Homes Holdings, CalAtlantic Millrose and Millrose Holdings will enter into the Master Option Agreement with respect to the Transferred Assets. Under the Master Option Agreement and the applicable Project Addendum, the applicable Owner Party will grant Lennar an exclusive option to purchase certain of the Properties which have been subdivided and on which homes may be built in accordance with an agreed upon schedule of Homesite purchases and pricing attached to the applicable Project Addendum. Simultaneously with entering into each Project Addendum, the applicable Owner Party and Lennar will execute a Memorandum of Option Agreement that will be recorded in the applicable land records.

Term and Termination

The Purchase Option term will commence on the later of (i) the date of the Master Option Agreement, (ii) an Owner Party’s acquisition of the Property and Lennar’s delivery of the Option Deposit and (iii) execution of a Project Addendum for the applicable Property. The term of the Purchase Options with respect to a Property will expire on the applicable final Takedown date specified in the Takedown Schedule (subject to extension as provided in the Master Option Agreement). Further, the Purchase Option with respect to a Property and the Purchase Option term may be terminated (i) upon Lennar’s delivery of written notice to Owner terminating the applicable Purchase Option, (ii) Lennar’s failure to timely exercise the Purchase Option for such Property and (iii) after Lennar has exercised the Option with respect to some of the Homesites on a Property, Lennar’s failure to timely acquire such Homesites and pay the applicable price. If a termination occurs other than due to Lennar’s failure to complete the acquisition of Homesites in accordance with the Takedown Schedule, it will be considered Early Termination. The termination of a Purchase Option with respect to one Property shall not cause a termination of the Master Option Agreement.

Homesite Takedowns

Lennar will acquire the Homesites in accordance with the Takedown Schedule. Lennar will have the right to extend the dates set forth for the acquisition of each of the Homesites reflected in the Takedown Schedule for a total of up to four quarterly extensions beyond the date set forth in the Takedown Schedule by delivering notice to Owner at least five business days prior to the last day of the calendar month preceding the month in which the Homesite is set to be acquired. Any extension will extend the timing for subsequent takedowns; provided, however, that as of the date of the final takedown, Lennar shall have acquired the cumulative number of Homesites required under the Takedown Schedule. During the period of any such extension, Lennar will continue to be obligated to comply with the Master Option Agreement and the Master Construction Agreement.

Takedown Acceleration and Bulk Takedown

Lennar may accelerate the acquisition of Homesites earlier than the dates set forth in the Takedown Schedule; provided that Lennar shall not be entitled to complete an accelerated takedown with respect to more than 50% of the total Homesites in a pool as of the date of the proposed accelerated takedown. Lennar will also have the right to accelerate its acquisition of the Homesites by electing to purchase all of the Homesites not yet acquired by Lennar in a single bulk transaction or a series of bulk transactions at any time, including during any cure period for which Lennar has received a default notice from Owner under the Master Option Agreement. If Lennar pursues its Bulk Purchase Right during a default, then Owner must forbear from exercising any remedies unless Lennar defaults in its obligation to consummate the Bulk Purchase. Lennar may not exercise its right to complete a Bulk Purchase if the Homesites subject to the Bulk Purchase constitute more than 50% of the total Homesites in the applicable pool as of the date of the proposed Bulk Purchase. If Lennar wishes to complete a Bulk Purchase of more than 50% of the Homesites in a pool, Lennar must concurrently exercise and complete a Bulk Purchase of all Homesites in such pool.

Pause Event

Lennar shall be entitled to designate two Pause Periods of up to six months each, and each such Pause Period may be with respect to a specific Property or all Properties. For the duration of a Pause Period, all takedowns and Work construction deadlines for such Property shall be extended, no closings shall occur and no payments shall be made by Owner to Lennar under the Master Construction Agreement if (a) the Burns Home Value Index for the metropolitan statistical area in which the Property is located shows a seasonally adjusted home sale pricing decline of 10% or more, or (b) a pandemic, epidemic or other public health emergency occurs which does or is expected to materially and adversely impact Lennar’s ability to construct, market and/or sell residences on a Property. During a Pause Period, Lennar shall continue to pay the Monthly Option Payment described below for such Property adjusted to use a “Pause Rate” of 50% of the Applicable Rate of each community per annum instead of the Applicable Rate. If a Pause Period is triggered pursuant to this provision in the Master Option Agreement, then Lennar will retain all capital reserved under its Reserved Priority Amount pursuant to its Capital Priority Right. In addition, Lennar also has a Pause Period Designation Right pursuant to the Founder’s Rights Agreement whereby Lennar may unilaterally designate a Pause Period in its sole discretion. See “—Founder’s Rights Agreement” for more information.

Exercise of Option

Lennar must give notice of its intent to exercise its option to purchase a Takedown Group, as defined in the Master Option Agreement, by providing Owner with at least five business days’ prior written notice of the date Lennar desires to consummate the purchase of such Takedown Group. If Lennar fails to timely give notice pursuant to the Master Option Agreement or fails to timely deliver such notice as described above (subject to the cure period provided for in the Master Option Agreement), the Option granted shall, at Owner’s written election, terminate and be of no further force or effect. Under the Master Option Agreement, in the event Millrose refuses to sell any Homesite(s) to Lennar upon Lennar’s exercise of a Purchase Option that Lennar is requesting to be done at the agreed-upon Takedown Price and pursuant to the applicable Takedown Schedule, Lennar shall have the right to exercise its Enforcement Rights pursuant to the Founder’s Rights Agreement. For more information on Lennar’s Enforcement Rights, see “—Founder’s Rights Agreement—Enforcement Rights.”

Option Compensation

In consideration for the grant of the Purchase Option, Lennar is required to make the following payments:

i.

The Initial Deposit, which is an option payment equal to 5% of the projected total land acquisition and Horizontal Development costs for the Property, which shall be confirmed and set forth in the applicable Project Addendum, to be paid in consideration for the Purchase Option, which is non-refundable and becomes fully earned, due and payable upon entry into the Master Option Agreement.

ii.	The Additional Deposit for a Property as and when required under the Master Option Agreement, which shall include:

If, after considering the upcoming cash flows payable to the Owner Parties from all sources, Owner’s manager (initially KL) determines in good faith that the Owner Parties require additional cash flow to maintain their business in the ordinary course, a prepayment not to exceed 5% of the Takedown price of all Homesites which are then subject to an Option (for purposes of this section only, a “Prepayment”).

Within 20 business days of the termination of the Option for a Property for any reason other than Owner’s default, an amount equal to 5% of the takedown price of all unpurchased Homesites on such Property (for purposes of this section only, an “Option Termination Payment”); provided, however, that the Option Termination Payment shall be reduced by the amount of any prior Prepayment made with respect to such unpurchased Homesites.

Any such Additional Deposit shall reduce Owner’s Invested Capital for the applicable Properties. Concurrently with any Prepayment, Lennar and Owner shall enter into a written amendment to the applicable Project Addendum modifying the Takedown prices for the unpurchased Homesites to take into account Owner’s receipt of such amount. In no event shall the aggregate sum of the Prepayment and the Option Termination Payment exceed 5% of the takedown price of the unpurchased Homesites for a Property, and in no event shall the total Option Deposit exceed the sum of the 5% of the Initial Deposit (as calculated in the way such term is defined) and the 5% of the Additional Deposit (as calculated in the way such term is defined), and which the 5% Initial Deposit and 5% Additional Deposit will not exceed an aggregated total of 10% of the Takedown Price of all Homesites which are subject to an option (as calculated how each deposit is defined) in all cases.

iii.	A Monthly Option Payment calculated on a daily basis based on:

•

Invested Capital, which is (a) the aggregate amounts properly paid by Owner Parties to Lennar or other parties in connection with a Property pursuant to the Master Option Agreement, the Master Construction Agreement and any applicable Project Addendum, purchase agreement or nomination agreement, including, without limitation, the acquisition cost of the Property and the progress payments made to improve the Property (but excluding any costs which expressly are not reimbursable to Owner pursuant to such agreements), less (b)(i) the aggregate purchase price paid by Lennar to Owner Parties for Homesites set forth on the Takedown Schedule, and (ii) any other payments or reimbursements paid by Lennar to Owner Parties for such Property (including the Initial Deposit and any Additional Deposits) other than this monthly option payment; provided that with respect to the Transferred Assets and the Supplemental Transferred Assets, the “Allocated Value” set forth in the applicable Project Addendum for such Property shall be included in the Invested Capital for each such Property

•	multiplied by the Applicable Rate, which is calculated as specified in the Master Program Agreement as summarized below

•	divided by 360 days.

iv.

All expenses provided for in the Master Option Agreement otherwise payable or attributable to the applicable Property which are due and payable during the Purchase Option term and all expenses related to maintenance, insurance and other obligations contained in the Master Option Agreement during the Purchase Option term.

Under the Master Program Agreement, the Applicable Rate means (i) with respect to Transferred Assets and the Supplemental Transferred Assets, a fixed rate of 8.5% per annum, calculated based upon a 360 day year of 12 months of 30 days each and (ii) with respect to Future Property Assets, a floating rate that will be determined at each Calculation Date and remain fixed through the life of the Future Property Asset, which is equal to the sum of (a) the Risk Spread, (b) a spread of 4.00% and (c) the Rating Adjustment; provided, however, that if the Applicable Rate calculated as described above for Future Property Assets is greater than 10.0%, the Applicable Rate shall be 10.0%, and if the Applicable Rate calculated as described above for Future Property Assets is less than 7.0%, the Applicable Rate shall be 7.0%. The Applicable Rate will be calculated as of the first day of every month, and all new Future Property Assets acquired by Owner pursuant to the Lennar Agreements during that month will have that rate applied to the respective Monthly Option Payments. In the event any index used in determining the Applicable Rate is no longer applicable or available, Lennar and Owner agree to cooperate and act reasonably in selecting a replacement index. Under the Master Option Agreement, the payment of Monthly Option Payments is subject to cessation in accordance with Lennar’s Enforcement Rights pursuant to the Founder’s Rights Agreement. For more information on Lennar’s Enforcement Rights, see “—Founder’s Rights Agreement—Enforcement Rights.”

For purposes of calculating the Applicable Rate:

“Calculation Date” refers to the first business day of each calendar month. On each Calculation Date, Owner shall determine the Applicable Rate and such Applicable Rate shall apply to all Properties acquired by Owner pursuant to the Lennar Agreements during that calendar month.

“Rating Adjustment” means (i) 0% if Lennar’s credit rating is equal to Baa1, Baa2 or Baa3 by Moody’s Investor Services, Inc. (“Moody’s”), BBB+, BBB or BBB- by S&P Global Ratings (“S&P”) or BBB+, BBB or BBB- by Fitch Ratings, Inc. (“Fitch”) for a minimum of two out of three of Moody’s, S&P and Fitch (collectively, the “Rating Agencies”), (ii) a decrease of 0.5% if Lennar’s credit rating is upgraded to A3 by Moody’s, A- by S&P or A- by Fitch by a minimum of two out of three Rating Agencies, with such Rating Adjustment to be further decreased by 0.25% for each incremental upgrade above A3 or A-, as applicable, by a minimum of two out of three Rating Agencies or (iii) an increase of 1.0% if Lennar’s credit rating is downgraded to Ba1 by Moody’s, BB by S&P or BB by Fitch by a minimum of two out of three Rating Agencies, with such Rating Adjustment to be further increased by 0.25% for each incremental downgrade below Ba1 or BB, as applicable, by a minimum of two out of three Rating Agencies.

“Risk Spread” means the Bloomberg US Composite BBB BVAL Yield Curve 3-year Index rate available on Bloomberg Screen BVABDB03 (or any successor page) at approximately 4:00 p.m., New York City time, on the business day immediately preceding the Calculation Date.

Governing Law

The Master Option Agreement shall be governed by and construed in accordance with the laws of the state in which the applicable Property is located and any action related to such enforcement may be brought in any state or federal court within the state in which the Property is located.

Master Construction Agreement

Agreement to Construct

U.S. Home, Lennar Homes Holdings, CalAtlantic Millrose and Millrose Holdings will enter into the Master Construction Agreement with respect to the Transferred Assets, the terms and provisions of which shall apply separately to each of the Transferred Assets. Under the Master Construction Agreement, Lennar will have the obligation to perform construction services in order to complete all Work on the Homesites within the Property subject to the Master Option Agreement and applicable Project Addendum. The Work relates to all Horizontal Development, which will consist of constructing items such as roads, sidewalks, fencing, sewers, drainage curbs, gutters, grading, retaining walls, landscaping, water lines and utility lines within, and adjacent to, the Homesites and any physical improvements to common areas (excluding any vertical or home construction). Pursuant to the Power of Attorney executed and delivered to Lennar by Owner in accordance with the Master Option Agreement, Lennar may execute documents on behalf of Owner in connection with the Work and other matters related to Property development. Except for Work to be performed by third parties, Lennar will be solely responsible for and have control over construction means, methods, techniques, sequences and procedures and for coordinating all portions of the Work and be responsible to Owner for any acts or omissions of its employees, subcontractors and their agents and employees and all other persons performing portions of the Work.

Lennar shall use commercially reasonable efforts to complete the Work by the completion date set forth in the applicable Project Addendum. All of Lennar’s obligations under the Master Construction Agreement shall be subject to extension for force majeure items, which means and refers to delays caused by acts of God, casualty, insurrection, strikes, war, terrorism, lockouts, pandemic, supply chain delays, governmental order (including health orders), labor disputes, adverse weather conditions which could not reasonably be anticipated, or any causes, acts or occurrences beyond Lennar’s control (financial inability excluded); provided, however that in no event shall a force majeure item extend or modify the dates for acquisition of Homesites set forth in the Takedown Schedule.

Expenses and Budget Compliance

Owner will pay for all costs actually incurred by Lennar in the performance of the Work and its obligations under the Master Construction Agreement; however, in no event shall Owner be obligated to pay more than the contract sum specified in the Master Construction Agreement and applicable Project Addendum. Owner will not be required to pay for costs not provided in the budget. Lennar will be solely responsible at its sole cost and expense for costs in excess of the budget required to complete the Work. If there is a dispute between Owner and Lennar with respect to cost overruns claimed by Owner, an overrun consultant will determine whether and to what extent excess costs will be incurred. If the consultant determines the overruns will be incurred, then Lennar will bear the costs for the overruns and fees payable to the consultant. If the consultant determines that cost overruns will not occur, then Owner shall bear the penalty for paying the consultant’s fees.

Subject to payment by Owner as provided for in the Master Construction Agreement, Lennar will be responsible for securing all labor, materials, equipment, tools, construction equipment and machinery, water, utilities, transportation, and other facilities and services necessary for the proper execution and completion of the Work. As set forth in the applicable budget, the Work will also include all applicable sales, consumer, use, and other similar taxes pertaining to the Work, all royalties and license fees, and secure and pay for all approvals, easements, assessment, charges, permits and governmental fees, licenses and inspections necessary for proper execution and completion of the Work.

Owner will not be responsible for paying for the following costs associated with performing the Work: (i) Lennar’s employee’s salaries, (ii) expenses of Lennar’s office other than the cost of on-site facilities provided for in the budget, (iii) Lennar’s overhead and general expenses, development fees or profit except as provided in the budget, (iv) Lennar’s capital expenses, including interest on Lennar’s capital employed for the Work, (v) costs due to the knowing and willful misconduct or gross negligence of Lennar and (vi) subject to certain adjustments provided for in the Master Construction Agreement, costs for the correction of damaged, defective or nonconforming Work, disposal and replacement of materials and equipment incorrectly ordered or supplied, and making good damage to any property.

Payments

Lennar will be paid progress payments based on applications and certificates for payment submitted to Owner. Owner shall make the applicable payment to Lennar within ten business days of receipt of an application for payment; provided, however, that if an application is received not later than the 15th day of a month, Owner shall make the applicable payment not later than the final business day of the same calendar month. Lennar will receive final payment when (i) Lennar achieves completion of the Work, (ii) a complete final application for payment is submitted, (iii) Lennar has submitted acceptable evidence to Owner of the receipt of any final inspection and approval of the Work from all applicable authorities, (iv) if the applicable Option terminates prior to Lennar having acquired all the Homesites, a soils compaction report is delivered, (v) if Owner still owns unpurchased Homesites, Owner has received a conditional lien waiver and release from Lennar and certain subcontractors relating to all Work for which final payment is being made, an unconditional lien waiver and release from Lennar and certain subcontractors relating to all Work performed for which payments have previously been made and such other invoices or documentation as Owner may reasonably request, provided, however, that in lieu of such lien releases, Lennar may instead deliver to Owner a certificate confirming that the applicable contractors and/or subcontractor have been or will be paid and (vi) if the applicable Option terminates prior to Lennar having acquired all of the Homesites, Owner has received certified as-built plans pertaining to all improvements constructed in connection with the Work.

Breach of Master Construction Agreement

If Owner breaches the Master Construction Agreement due to failure to pay, Lennar may (a) offset any amount of such payments not made by Owner (together with interest) against any amounts payable by Lennar under the Master Option Agreement and applicable Project Addendum, (b) exercise its lien rights under applicable law, (c) pursue legal recourse against Owner to recover from Owner delinquent amounts due and owing to Lennar, and/or (d) terminate the Master Construction Agreement.

If Lennar breaches the Master Construction Agreement, Owner may make good on such deficiencies and deduct costs from the amount due to Lennar. Alternatively, Owner may (a) require Lennar to complete the Work in accordance with the terms of the Master Construction Agreement by the applicable completion date and fund all excess costs or (b) order Lennar to stop undertaking all Work on the Property, take possession of the site not previously acquired by Lennar and of all materials thereon owned by Lennar and cause the completion of the Work by whatever methods Owner deems appropriate, subject to certain terms and conditions.

Governing Law

The Master Construction Agreement shall be governed by and construed in accordance with the laws of the state in which the applicable Property is located and any action related to such enforcement may be brought in any state or federal court within the state in which the Property is located.

Form of Multiparty Cross Agreement

Cross Termination

From time to time, Lennar and certain Owner Parties will enter into a Multiparty Cross Agreement in connection with the establishment of a pool with respect to certain Properties pursuant to the Master Program Agreement, Master Option Agreement, Master Construction Agreement and the applicable Project Addendum. Under each Multiparty Cross Agreement, Lennar and the applicable Owner Parties will create pools of Properties that have cross-termination rights. In the event Millrose enters into a secured financing arrangement that uses a Property held through any Owner Parties as collateral to secure such financing, Millrose will be prohibited from cross-pooling any Transferred Assets, Supplemental Transferred Assets or Future Property Assets it holds pursuant to the Lennar Agreements with Future Property Assets of Other Customers without Lennar’s consent. In the event of the termination of a Purchase Option with respect to a Pool Property for any reason other than as a result of a default without Lennar acquiring all Homesites on such Pool Property, then the applicable Owner Party will have the right, but not the obligation, to terminate the Purchase Option with respect to any other Pool Property owned by such Owner Party and recover from Lennar. If the Purchase Option for a Pool Property has been terminated due to Lennar’s default under the Master Option Agreement, then the Owner Party will be entitled to pursue its rights and remedies under the Master Option Agreement, but Lennar will not be deemed to be in default with respect to any other Pool Properties. The termination rights and remedies are governed under the Master Option Agreement and Master Construction Agreement.

Notwithstanding the provisions described above, (i) as and when provided in the Master Option Agreement, Lennar, in its sole discretion, may elect to complete the purchase of a Property that is subject to a default under the Master Option Agreement (a “Default Purchase”); and/or (ii) as provided in the Master Option Agreement and applicable Addendum with respect to Future Property Assets, Lennar may be required to complete the purchase of a Property in the event any representations Lennar has made relating to the Property in the applicable Addendum were false in any material respect (an “Bulk Repurchase Closing”). The completion of a Default Purchase, and/or the completion of an Bulk Repurchase Closing shall not be a Cross Termination Event under the Multiparty Cross Agreement and Lennar shall not be required to acquire other Pool Properties or any other Properties in connection with a Default Purchase, and/or Bulk Repurchase Closing.

Cure Rights

If Lennar defaults under the Master Option Agreement with respect to a Pool Property and the default (i) cannot be cured by the payment of money owed to Owner in connection with such Property, (ii) is not within Lennar’s reasonable control to cure within the time period requirement under the Master Option Agreement and (iii) is limited to a particular Pool Property and the applicable Owner Party elects to terminate the Master Option Agreement with respect to such Property as a result of such default, Lennar may elect to consummate a bulk sale of the defaulted project on and subject to the terms set in the Master Option Agreement without being required to enter into a bulk sale with respect to any other Pool Properties. Such sale will cure Lennar’s default and the applicable Owner Parties will not be entitled to exercise cross termination rights with respect to other Pool Properties and if the applicable Owner Parties have exercised any cross termination rights in response to the default, such prior exercise shall be null and void and the applicable agreements shall be reinstated in all respects.

Governing Law

Each Multiparty Cross Agreement shall be governed by and construed in accordance with the laws of the State of Florida. Notwithstanding the foregoing, however, any claim or action (a) to enforce a breach of the obligation to transfer interests in real, personal or intangible property, or (b) relating to the creation, perfection and enforcement of any interests in real, personal or intangible property, liens or security interests, shall be governed by the laws of the state in which the applicable Property is located and any action related to such enforcement may be brought in any state or federal court within the state in which the Property is located.

Founder’s Rights Agreement

In consideration of Lennar being the initial contributor of the Business Assets, including the Transferred Assets, the Lennar Services, the HOPP’R Rights and the Cash Contribution, as well as the time, resources and capital to form Millrose and prepare it for becoming an independent publicly traded company, Lennar shall maintain certain rights and benefits set forth in the Founder’s Rights Agreement, which is incorporated by reference into Millrose’s Bylaws. Unless explicitly stated otherwise, each of the Founder’s Rights described below shall remain effective in perpetuity.

Exclusivity Rights

Each of the rights and benefits listed below and described herein (each and all such rights, the “Founder’s Rights”) are exclusive to Lennar and may not be granted to any other customers or other stakeholders of Millrose without the express written consent of Lennar.

•	Management Succession Consent Right

•	Effective Equity Price Protection Right

•	Capital Priority Right: Use It or Lose It

•	Enforcement Rights

•	Applicable Rate Adjustment Right

•	Debt to Equity Ratio Limit Right

•	Secured Financing Collateral Consent Right

•	Pause Period Designation Right

Management Succession Consent Right

Following the Spin-Off, in the event the Management Agreement is terminated for any reason (with or without cause), including if the Board terminates the Manager or if KL resigns as Manager, Lennar shall have a “Management Succession Consent Right” over the Millrose Board’s selection of a new manager and over the Millrose Board’s execution of any new Management Agreement (whether with the same manager or a new manager), which consent shall not be unreasonably withheld. Upon receipt of notice that the Manager intends to terminate the Management Agreement, or upon the Millrose Board’s determination to replace the Manager, the Millrose Board shall promptly notify Lennar of such notice or determination and its plan to find a successor manager. The Millrose Board shall present to Lennar one or more manager candidates of its choosing, and Lennar will have 10 business days to provide its consent. Lennar’s failure to respond within the 10 business day period shall be deemed an approval of the candidate(s). Furthermore, any assignment in violation of the assignment provision (Section 25) of the Management Agreement shall also constitute a breach of the Management Agreement that may result in a termination for purposes of Lennar’s Management Succession Consent Right, and any assignee shall require Lennar’s consent before assuming any duties and responsibilities under the Management Agreement.

In the event both David K. Chene and Darren L. Richman (i) cease to exercise control over the management or the decision-making process at Kennedy Lewis, (ii) cease to exercise direct or indirect control (including through delegated employees) over the management of Millrose or (iii) transfer or convey any membership interests of Manager, directly or indirectly, to a company (or any affiliate thereof) engaged primarily in the building of single family homes in the United States or a company (or any affiliate thereof) engaged primarily in acquiring and developing homesites in the United States (in each case, a “Management Change of Control”), Lennar, along with the Millrose Board, must consent to the replacement(s) for Mr. Chene and/or Mr. Richman that KL may choose. Promptly following the occurrence of a Management Change of Control if not anticipated (such as in the event of a sudden incapacity or death) or within 10 days of the date on which KL has reason to believe there will be a Management Change of Control within the following 90 days, Millrose shall notify Lennar of the development. KL will then have a reasonable time (and in any event no later than 60 days) following the delivery of the notice to Lennar of the Management Change of Control to present the candidate(s) to replace Mr. Chene and/or Mr. Richman to Lennar and the Millrose Board for consideration. Promptly upon Millrose’s receipt of candidate successors to replace Mr. Chene and/or Mr. Richman from KL, Millrose shall provide to Lennar the relevant background information about such candidates. Lennar and the Millrose Board shall have 10 business days to evaluate the candidate(s) and approve or reject such candidate(s). Lennar’s and the Board’s failure to respond within the 10 business day period shall be deemed an approval of the candidate(s). KL will continue identifying and presenting candidates to Lennar and the Millrose Board until approval is received (which cannot be unreasonably withheld). KL shall continue to act as Manager for the duration of the candidate selection and approval process. If after 60 days following the delivery of the notice to Lennar of the Management Change of Control, KL has not presented Lennar and the Millrose Board with any accepted candidates, the Millrose Board shall have the right to terminate the Management Agreement without penalty or any termination fee, and enter into a new Management Agreement with another party, subject to Lennar’s consent. Upon such termination of the Management Agreement, KL, at the request of the Millrose Board, must continue to provide access to its employees and personnel in accordance with the terms of the Management Agreement for up to 180 days following the termination of the Management Agreement to ensure an adequate transition of management between KL and the successor manager of Millrose.

Effective Equity Price Protection Right

Following the Spin-Off, in the event that Millrose issues additional shares of Class A Common Stock (or any other equity securities in a manner consistent with its Charter) within 18 months of the date of the Distribution to any Other Customer in exchange for Future Property Assets in a transaction consistent with the Applicable Rate Adjustment Right (as described below) and with an aggregate value in excess of $500 million at a price per share lower than the price per share received by Lennar for the Business Assets (each, a “Subsequent Bulk Assets Contribution”), Millrose will issue an additional number of shares of Class A Common Stock to Millrose stockholders (the “Additional Equity Issuance”) equal to the number of additional shares the Lennar stockholders receiving Millrose Common Stock at the Distribution Date would have received if the Distribution had been executed at the same price per share as what the Other Customer received in connection with the Subsequent Bulk Assets Contribution (such right, the “Effective Equity Price Protection Right”). The issuance of the Additional Equity Issuance shall then be distributed to Millrose’s stockholders as a stock dividend, subject to any requisite approvals of the Millrose Board and in compliance with Maryland law. The Board will not be required to make any dividend declaration pursuant to this Effective Equity Price Protection Right if doing so would jeopardize Millrose’s ability to qualify as a REIT for U.S. federal income tax purposes. To the extent reasonably practicable, any action taken by the Board to declare a stock dividend of the Additional Equity Issuance shall be done at a time such that the record date for such stock dividend would be on a date prior to the date of issuance of Millrose Class A Common Stock to the Other Customer in connection with the Subsequent Bulk Assets Contribution. Subject to the foregoing, the timing of the distribution of the Additional Equity Issuance shall be approved by the Board and in compliance with Maryland law and other applicable law, including federal securities laws. The treatment of any fractional shares that may result from such a stock dividend shall be determined at the discretion of the Board. Once the dividend has been declared and the record date and distribution date has been set, Millrose shall undertake to effect the distribution in the manner so declared by the Board.

The Additional Equity Issuance shall be calculated as the product of (A) the number of shares originally issued to Lennar in connection with the contribution of the Business Assets and (B) the quotient of Lennar’s effective price per share on the Business Assets and the effective price per share of the Subsequent Bulk Asset Contribution(s), minus the number of shares originally held by Lennar in connection with the Business Assets. For the avoidance of doubt, the Additional Equity Issuance shall be calculated by giving equal treatment (in share price, value and otherwise) to shares of Class A Common Stock and shares of Class B Common Stock, and the Additional Equity Issuance shall be effected only through shares of Class A Common Stock, regardless of the original ratio of Class A Common Stock to Class B Common Stock received by Lennar for the Distribution.

For illustrative purposes only, to show how such calculation will be done:

Assume Lennar is issued 100 million shares of shares of Millrose Common Stock (regardless of class) in connection with the Distribution, and Millrose receives the Business Assets with a value of $8 billion as of the date of the Distribution. In this scenario, Lennar will have been deemed to have received the shares of Millrose Common Stock at an effective price per share of $80.

Assume Millrose engages with an Other Customer eight months following the date of the Distribution and the engagement terms require Millrose to issue such Other Customer 62.5 million shares of Millrose Class A Common Stock in consideration of certain of the Other Customer’s property assets, which have a total value of $4 billion (resulting in an effective price per share of $64).

The Additional Equity Issuance in this scenario would be 25 million shares [100 million x ($80/$64) - 100 million] of Millrose’s Class A Common Stock, calculated as 100 million shares of Millrose Class A Common Stock originally received by Lennar in connection with contribution of the Business Assets, multiplied by the ratio of $80 effective price per share to $64 effective price per share, minus the original 100 million shares received by Lennar in connection with contribution of the Business Assets.

MIllrose’s Board shall determine if the dividend is in compliance with Maryland law and, if not, shall promptly declare a dividend at a date and time determined by the Board. Promptly after the Millrose Board has declared the stock dividend to distribute the Additional Equity Issuance to Millrose stockholders (or has made a determination that it cannot do so), Millrose shall notify Lennar of the Board’s declaration or determination. For purposes of the stock dividend distributions to Millrose stockholders pursuant to this Effective Equity Price Protection Right only, Millrose stockholders as of the respective record date(s) for any such stock dividend(s) shall be considered third-party beneficiaries of the Founder’s Rights Agreement.

Capital Priority Right: Use It or Lose It

Lennar has a “Capital Priority Right” which it may exercise every three months on a designated date (each, a “Reservation Date”). On each Reservation Date, Lennar may reserve an amount up to the Priority Amount (as defined below) for its activities pursuant to the Lennar Agreements during the three-month period until the next Reservation Date (each such period, a “Reservation Period”). In addition, at least 10 business days prior to each Reservation Date, Millrose shall provide Lennar with the Priority Amount for that Reservation Period, along with an accounting of how the Priority Amount was calculated (as described below). Lennar shall notify Millrose in writing (a) whether Lennar will exercise its Capital Priority Right and (b) if so, how much of the Priority Amount Lennar will use for its activities pursuant to the Lennar Agreements during the Reservation Period (such amount, the “Reserved Priority Amount”). Millrose shall allocate the Reserved Priority Amount solely for Lennar’s use until the next Reservation Date.

If Lennar does not have sufficient transactions to use the entire Reserved Priority Amount by the next Reservation Date (including any Work in communities owned or to be owned by Millrose), then any capital remaining at the end of the Reservation Period (excluding any amounts reserved for a Committed Transaction, as defined below) will become “Lost Priority Capital” and will be available for Millrose to use at its sole discretion for the three months between that next Reservation Date and the following Reservation Date (hence the phrase, “use it or lose it”). In such an event, the Lost Priority Capital amount will not be included in the Priority Amount calculation for the following Reservation Date, but will be included once again in the Priority Amount calculation for the next Reservation Date if Millrose does not have a sufficient number of “Committee Approved” third-party transactions to utilize such capital by the next Reservation Date. To be a “Committee Approved” third-party transaction, the transaction must be approved by KL’s investment committee (or, in the absence of a KL investment committee, then an investment committee set up by Millrose).

In connection with the above, Millrose will ensure that any Subsequent Bulk Assets Contribution that provides any Other Customer with Other Customers Priority Capital (as defined below) shall include a provision requiring that any amount of such Other Customers Priority Capital that is reserved for use and not actually used by the Other Customer (including in connection with land acquisitions and site development work on land that is owned by Millrose or that Millrose intends to acquire) within any three-month period to be “lost” and no longer be deemed to be Other Customers Priority Capital. If Millrose fails to apply such terms to any Other Customers Priority Capital in connection with a Subsequent Bulk Assets Contribution, then Lennar shall have the right to eliminate the concept of “Lost Priority Capital” (as described in the preceding paragraph) from the Capital Priority Right. In such an event, Millrose shall provide notice to Lennar that this right has been triggered, promptly upon the execution of the applicable Subsequent Bulk Assets Contribution. Upon Lennar’s exercise of such right by delivering written notice to Millrose, then effective immediately, any outstanding amounts of capital that have been deemed Lost Priority Capital will be added back to the calculation of Lennar’s Priority Amount, and any amounts that would have been deemed Lost Priority Capital prior to the delivery of such notice of exercise shall no longer be deducted from Lennar’s Priority Amount on a going-forward basis. For the avoidance of doubt, such change shall remain effective in perpetuity for as long as Lennar retains its Capital Priority Right.

In the event that Lennar is not able to use any portion of the Reserved Priority Amount due to the Company’s rejection of any of Lennar’s proposed transactions, then such portion of the Reserved Priority Amount will become “Reserved Deal Capital,” and Lennar will have an additional three months to use that capital for a replacement transaction(s). Reserved Deal Capital will remain separate from Lennar’s regular Priority Amount, and will not expire upon the next Reservation Date (i.e., if there is any leftover Reserved Deal Capital for which the three month period has not expired by the next Reservation Date, then Lennar will retain the Reserved Deal Capital and still be eligible to reserve its full Priority Amount, and for the avoidance of doubt, during any Reservation Period, both the Reserved Priority Amount and any Reserved Deal Capital will be available to Lennar). There is no limit to Lennar’s Reserved Deal Capital amount, and no limit to how many times capital remaining available in Lennar’s Reserved Priority Amount due to rejected transactions can become Reserved Deal Capital. Any amounts designated as outstanding Reserved Deal Capital on any Reservation Date shall be treated as additional capital reserved for Lennar and shall not be included in the calculation for purposes of determining the Priority Amount as of the Reservation Date. However, if Lennar does not use (or reserve for use for any Work in communities owned or to be owned by Millrose) any Reserved Deal Capital by the applicable three-month expiration date, such capital will become Lost Priority Capital.

If at any time Millrose does not have sufficient capital that should be available in the Reserved Priority Amount to finance a Committed Transaction, or if at any time Millrose does not allocate the Reserved Deal Capital as required under the Founder’s Rights Agreement, Millrose will pay Lennar for any damages incurred by Lennar, including the reasonable cost of any alternative financing Lennar may secure for any of its Committed Transactions. A “Committed Transaction” includes, as of the Reservation Date for any given Reservation Period, (i) all Admitted Properties that have already been joined to the Lennar Agreements pursuant to the Project Addenda with outstanding Work being financed or expected to require financing over the course of the Reservation Period; and (ii) all Proposed Projects that are Committee Approved (pursuant to or outside of the Lennar Agreements) and are expected to require financing (for the land acquisition and/or for the Work on such properties) over the course of the Reservation Period.

The first Reservation Date will be on the first of the month immediately following the date that is 12 months after the date of the Distribution, and the initial Priority Amount is expected to be approximately $5.7 billion.

Upon Lennar’s request, Millrose shall promptly provide Lennar with an updated calculation of the current Reserved Deal Capital and Priority Amount, which consists of the total of the Initial Capital Amount, the Additional Capital Amount, the Restored Lost Capital Amount, the CPR Capital and the Recycled Capital Amount.

For purposes of the Capital Priority Right only:

“Additional Capital Amount” is defined as, on a going forward basis, the total amount of any capital raised by Millrose specifically for Lennar after the Spin-Off that Millrose has used to finance Lennar Proposed Projects. Such capital raise for Lennar may be part of a larger capital raise by Millrose, in which case the portion designated to Lennar will be part of the Additional Capital Amount.

“CPR Capital” is defined as:

(1)	25% of the amount of all debt raised or secured by Millrose, excluding

(a)	the first $2 billion of any debt or equity (when aggregated together) raised by the Company,

(b)	all debt available under any revolving credit facility,

(c)	any other debt raised by Millrose specifically to refinance, retire or redeem existing debt,

(d)	any equity specifically raised to pay down or refinance any outstanding amounts on any credit facility that Millrose or any of its subsidiaries may have, and

(e)

any equity raised in connection with Millrose’s issuance of additional shares of Class A Common Stock (or any other equity securities in a manner consistent with its Charter) to any Other Customer in exchange for Future Property Assets, minus

(2)	the sum of the following (to the extent not already excluded from the calculation of CPR Capital):

(a)	any capital reserved to be used to pay off any pending (i.e., within 90 days) debt maturity,

(b)	any capital that Millrose is required to distribute to stockholders in connection with maintaining its REIT status for U.S. federal income tax purposes, and

(c)

any capital amounts accrued and reserved for any loss contingencies such as ongoing litigation or other matters not covered under the Management Fee, including any portion of the revolving credit facility used exclusively for such expenses;

provided that the cumulative amount of CPR Capital used in the calculation of Priority Amount shall not exceed the CPR Capital Limit.

“CPR Capital Limit” is defined as $10 billion minus the Initial Capital Amount minus any Lost Priority Capital.

“Initial Capital Amount” is defined as the value of the initial contribution of the Business Assets, which is approximately $5.7 billion.

“Priority Amount” is defined as the sum of (A) the Initial Capital Amount (which, immediately following the Spin-Off, is expected to be approximately $5.7 billion) (B) the Additional Capital Amount, if any, (C) Restored Lost Capital, (D) CPR Capital, and (E) Recycled Capital Amount, if any and deducting the sum of (X) any Lost Priority Capital and (Y) any Reserved Deal Capital.

“Recycled Capital Amount” is defined as all capital provided by Millrose in connection with the financing of any Lennar Proposed Project not subject to the Capital Priority Right, and for which Lennar paid an option rate based on the then prevailing market rate. Such capital amount shall be included in the calculation of Priority Amount following the completion of such project and repayment of such capital by Lennar.

“Restored Lost Capital Amount” is defined as all capital that Millrose has available and is not subject to a “Committee Approved” third-party transaction on a Reservation Date, up to the amount of any Lost Priority Capital, excluding any amount equal to the value of the initial capital that Millrose commits to any Other Customer(s) as part of an equity offering made in exchange for land assets from Other Customer(s) in connection with providing the Recycled Capital HOPP’R to such Other Customer(s) that is reserved for such Other Customer’s use pursuant to the terms of the agreement between Millrose and such Other Customer (such reserved capital amount, “Other Customers Priority Capital”). Further, if Millrose does not have sufficient capital to satisfy all of Lennar’s Restored Lost Capital and Other Customers Priority Capital then the allocation of the capital that is available shall be provided to Lennar and all Other Customers who have an unfulfilled Priority Amount in proportion to such party’s total assets as a percentage of Millrose’s total assets.

Enforcement Rights

In the event Millrose fails to perform its obligations as set forth below, then, in addition to any damages owed to Lennar by Millrose in connection with any breach of contract claim, Lennar shall also have the following rights (such rights, the “Enforcement Rights”).

In the event Millrose refuses to sell any Homesite(s) to Lennar upon Lennar’s exercise of a Purchase Option that Lennar is requesting to be done at the agreed-upon Takedown Price and pursuant to the applicable Takedown Schedule (such exercise, a “Valid Option Exercise”), Lennar shall have an Enforcement Right to compel Millrose to sell Lennar the Homesite(s). Millrose and Lennar agree that such Enforcement Right shall be automatically and immediately available without the need for any court order or other third party action; however, Lennar shall retain the right to secure a court order at its sole discretion. Once Lennar notifies Millrose that failure to sell the Homesite(s) has triggered Lennar’s Enforcement Right, Millrose shall have 10 days to sell the Homesite(s) to Lennar to cure the default. If Millrose does not sell the Homesite(s) to Lennar by the end of the 10 day cure period, Lennar shall have the immediate right, without penalty and without further notice, to stop payment on all Monthly Option Payment obligations with respect to all properties subject to the Lennar Agreements (the “Lennar Properties”), and such cessation of payments shall not be considered a default or breach under the terms of the Lennar Agreements. Such payments shall resume once Millrose sells Lennar the Homesite(s) in connection with the exercised Purchase Options. Except as described in the dispute resolution provisions herein, any unpaid Monthly Option Payments as a result of Lennar exercising this Enforcement Right shall be forfeited by Millrose and shall not be required to be paid.

Notwithstanding the aforesaid, if Millrose alleges in good faith that Lennar does not have the right to purchase the Homesites, solely because Lennar’s exercise violated specifically identified pooling cross-termination rights under the applicable Multiparty Cross Agreement(s), then Millrose must notify Lennar of the dispute prior to the end of the 10 day cure period. Even in the event of such a dispute, Millrose shall be required to immediately sell the exercised Homesite(s) to Lennar. During the entire course of any such dispute until the date of the resolution or final judgment (such period, the “Dispute Period”), Lennar will be obligated to continue to pay Millrose all Monthly Option Payments. If the dispute is resolved in favor of Lennar, then Millrose will be obligated to pay Lennar an amount equal to three times the total aggregate Monthly Option Payments on all Lennar Properties paid by Lennar during the Dispute Period. If the dispute is resolved in favor of Millrose, then Lennar will be obligated to pay Millrose an amount equal to three times the total aggregate Monthly Option Payments received by Millrose to all Lennar Properties during the Dispute Period. During the Dispute Period, Lennar shall have the right to compel Millrose to stop payment of Management Fees to the Manager without penalty to Millrose. Following the end of the Dispute Period, Millrose shall not be required to make whole any missed payments of the Management Fee if the legal dispute is resolved in Lennar’s favor, and Lennar shall be required to make whole any missed payments of the Management Fee (plus accrued interest based on then-current market rates) to the Manager if the legal dispute is resolved in Millrose’s favor.

If there is any dispute relating to whether Lennar’s exercise of a Purchase Option was a Valid Option Exercise, and the dispute alleges that Lennar violated any provision(s) under the Lennar Agreements other than any specifically identified pooling cross-termination rights under a Multiparty Cross Agreement, then Millrose shall immediately sell the exercised Homesites to Lennar and Lennar’s Enforcement Rights described herein (including the right to stop payment of the Monthly Option Payments) shall apply. However, Millrose may seek remedies for the alleged breach by Lennar in a court of law or through any other agreed-upon dispute resolution process, and the parties shall have all remedies available to them under the law, including injunctive relief and/or monetary damages, as appropriate.

During a Dispute Period, the buildout of any Homesites performed by Lennar pursuant to Millrose’s Fee Building Requests shall be paused until the conclusion of such Dispute Period.

Applicable Rate Adjustment Right

If Millrose (through its subsidiaries) enters into any HOPP’R or other arrangements with any individual or entity that allows for option payments (or payments substantially similar to Monthly Option Payments) at a rate that is lower than Lennar’s Applicable Rate for Future Property Assets (any such event, an “Applicable Rate Adjustment Event”), Lennar shall have the right to have its Applicable Rate commensurately adjusted for all new Future Property Assets initiated during the 180 day period after such HOPP’R or other arrangement is entered into (such right, the “Applicable Rate Adjustment Right”); provided, however, that Millrose may only issue additional shares of Class A Common Stock (or any other equity securities in a manner consistent with its Charter) within 18 months of the date of the Distribution to any Other Customer in exchange for Future Property Assets only if such transaction includes an option rate equal to or higher than the lower of (i) 9.5% and (ii) Lennar’s Applicable Rate plus 1%. Millrose agrees to promptly notify Lennar in writing of the occurrence of any Applicable Rate Adjustment Event (the “Applicable Rate Adjustment Notice”) and, if requested by Lennar, to execute an amendment to the applicable Lennar Agreements confirming the Applicable Rate will be adjusted for all Purchase Options for Future Property Assets under arrangements initiated during the applicable 180 day period, as provided for in the Founder’s Rights Agreement; provided, however, that in no event shall such adjusted Applicable Rate exceed the original Applicable Rate that is applicable to the Transferred Assets and the Supplemental Transferred Assets. Lennar shall have 30 days from the date it is notified in writing of the Applicable Rate Adjustment Event to exercise the right to an adjustment to the original Applicable Rate on future transitions pursuant to the applicable Lennar Agreements. Whether or not the Lennar Agreements have been amended, such adjusted Applicable Rate shall be effective only with respect to Monthly Option Payments relating to Purchase Options on Future Property Assets acquired and joined to the Lennar Agreements pursuant to the Project Addenda following the date of the on which Lennar notifies Millrose in writing that it is exercising its Applicable Rate Adjustment Right. If the Applicable Rate Adjustment Notice is not provided to Lennar in a timely manner, Millrose shall promptly reimburse Lennar for any overpayments that Lennar has made as a result of the non-application of the adjusted Applicable Rate.

Debt to Equity Ratio Limit Right

Millrose is negotiating an approximately $1 billion revolving credit facility and may seek to pursue other debt by the time of the Spin-Off (or shortly after the Spin-Off) and expects to have access to a certain amount of debt and equity capital following the Spin-Off (subject to Lennar’s Capital Priority Right), at least a portion of which is intended to be available for use in financing transactions with new customers. However, there is no guarantee that such sources of additional capital will be obtained on acceptable terms or at all or will be sufficient to cover all of Millrose’s business growth initiatives. As such, Millrose may also seek additional third-party financing to satisfy any additional capital needs or raise capital through equity and debt issuances into the market. In accordance with Lennar’s “Debt to Equity Ratio Limit Right,” Millrose may not enter into any third-party financing arrangements if such financing arrangement would cause its debt to equity ratio to exceed 1:1 (the “Debt to Equity Ratio Limit”), unless Millrose obtains the prior approval of Lennar. For more information about our initial sources of financing and our other potential sources of liquidity and capital, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Millrose Following the Spin-Off—Components of Results of Operations Following the Spin-Off” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Millrose Following the Spin-Off—Liquidity and Capital Resources.”

Secured Financing Collateral Consent Right

From time to time, Millrose may enter into various “secured financing arrangements,” which may include but are not limited to secured or collateralized loans, or any other transactions where assets may be pledged or used as collateral to secure the financing instrument, whether or not the security interest is perfected. In such cases, Millrose may use the land assets it holds through its subsidiaries in its Real Estate Portfolio or the proceeds from customers’ exercises of purchase options relating to the land assets in Millrose’s Real Estate Portfolio as collateral to secure the financing. While Millrose may, at its discretion, enter into any secured financing arrangements it so chooses (subject to the Debt to Equity Ratio Limit), Millrose is prohibited from granting or selling any security interest whereby the assets pledged pursuant to such security interest include both Transferred Assets, Supplemental Transferred Assets or Future Property Assets held pursuant to the Lennar Agreements and Future Property Assets of Other Customers (i.e., mixing the assets into one collateral pool) without Lennar’s prior written consent (such consent right, the “Secured Financing Collateral Consent Right”).

Pause Period Designation Right

In addition to Lennar’s ability to designate two “Pause Periods” pursuant to the Master Option Agreement, Lennar also has a “Pause Period Designation Right” pursuant to the Founder’s Rights Agreement to unilaterally elect to designate a Pause Period in its sole discretion at any time. However, in the event Lennar designates a Pause Period by exercising its Pause Period Designation Right, then Lennar shall lose its Applicable Rate Adjustment Right for all new Future Property Assets until there are no longer any Lennar transactions subject to a Pause Period.

Lennar shall not be entitled to exercise its right to both a Pause Period pursuant to the Master Option Agreement and a Pause Period Designation Right pursuant to the Founder’s Rights Agreement with respect to the same Lennar community (i.e., only two six-month Pause Periods in total are permitted with respect to any Lennar community).

Default, Breach of Contract

In the event Millrose defaults or fails to perform any of its obligations set forth in the Founder’s Rights Agreement, Lennar shall notify Millrose of the alleged default or breach of contract and initiate a 30 day cure period for Millrose to cure the noncompliance or perform the required obligation. If Millrose does not cure the noncompliance to Lennar’s satisfaction and does not perform the required obligations by the end of the 30 day cure period, Lennar may institute legal proceedings against Millrose, and such dispute shall be litigated in court in accordance with terms of the Founder’s Rights Agreement and applicable law. In the event of such a dispute, the parties shall have all remedies available to them under the law, including injunctive relief and/or monetary damages, as appropriate.

For the avoidance of doubt, the above-referenced 30 day cure period shall not supersede any shorter cure periods in connection with any Founder’s Rights set forth in the Founder’s Rights Agreement, including but not limited to the 10 day cure period referenced in Lennar’s Enforcement Rights.

Amendment, Term and Termination

The Founder’s Rights Agreement shall not have any termination date. The terms of the Founder’s Rights Agreement may only be amended by mutual written agreement between the Millrose Board and Lennar. Any amendment of the Founder’s Rights Agreement shall be automatically incorporated by reference, without need for any further action by any party, into Millrose’s Bylaws pursuant to the terms of the Bylaws. The Bylaws provision incorporating by reference the Founder’s Rights Agreement may not be amended or deleted without Lennar’s consent. The Founder’s Rights Agreement may only be terminated by mutual written agreement between the Millrose Board and Lennar. Once terminated, the provision incorporating by reference the Founder’s Rights Agreement shall immediately be deemed stricken and removed from the Bylaws without need for any further action by any party.

Notwithstanding the aforesaid, if the total amount of Lennar Properties together with any cash contributed to Millrose by Lennar (including amounts reserved for a Committed Transaction and projected cash necessary to complete any Horizontal Development) is less than 10% of Millrose’s total assets for a continuous period of six months, the Management Succession Consent Right and Debt to Equity Ratio Limit Right shall terminate.

Governing Law

The Founder’s Rights Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflict of laws principles.

Promissory Note

As part of a recapitalization of Millrose Holdings prior to the Distribution, Millrose Holdings will issue to Millrose (for purposes of this section only, “Lender”) a Promissory Note that will be executed by Millrose Holdings and the Property LLCs (for purposes of this section only, collectively, “Borrower”). The Promissory Note will be secured by the Mortgage (as described below) and will be in an initial principal amount of approximately $4.7 billion, an amount equal to approximately 86% of the Transferred Assets. Millrose will have the right to advance additional amounts to Borrower to increase the principal balance and for each additional advance, Borrower and Millrose shall negotiate in good faith to determine the interest rate applicable to such additional advance.

Payments

Interest on the Promissory Note will be due and payable monthly in arrears on the first day of each month or the first business day afterwards if the first day is not a business day and will bear interest at a rate of 7.5% per annum, compounded quarterly. The principal amount of the Promissory Note and all accrued but unpaid interest will be paid in full on the last day of the calendar month that contains the five year anniversary of the Promissory Note; provided, however, that the maturity date shall automatically extend for a period of one year commencing on the first day following the then-applicable maturity date on each subsequent maturity date unless either Millrose or Millrose Holdings has provided written notice at least 180 days prior to the then-applicable maturity date that such maturity shall not be extended. In addition, the principal amount of the Promissory Note, together with all accrued but unpaid interest, is prepayable in part or full, without any prepayment premium or penalty.

During a Pause Period, Borrower may elect for a portion of the interest payable under the Promissory Note to accrue and be added to the principal balance on the applicable payment date rather than being paid in cash to Millrose (for purposes of this section only, the “PIK Interest”). The amount of interest that Borrower may elect to become PIK Interest shall be no greater than the amount by which the Monthly Option Payment is reduced because it is calculated based on the Pause Rate as opposed to the Applicable Rate during the Pause Period. After such an election, interest shall accrue on the aggregate principal balance (including the PIK Interest) at the interest rate on the Promissory Note.

Default

Subject to the Recognition Agreement, an event of default under the Promissory Note (for purposes of this section only, a “Note Event of Default”) will occur if:

(i)	a bankruptcy or other similar event occurs with respect to any Borrower;

(ii)	Borrower does not make a payment within 30 days after such payment is due or payable; or

(iii)

the value of the real property owned by the Property LLCs (x) does not equal at least 85% of the value of all of Borrower’s assets or (y) does not equal or exceed the amount due under the Promissory Note, and in the case of (x) and (y), Borrower does not cure such violation within the earlier of (A) 30 days from written notice from Lender and (B) one day prior to the end of the then-current calendar quarter; or

(iv)

Millrose Holdings makes a distribution in respect of its equity interests and after giving effect to such distribution, Millrose Holdings has a loan-to-value ratio of greater than 86% and Millrose Holdings does not recall such distribution or otherwise decrease the loan-to-value ratio to 86% or less within 30 days.

Notwithstanding the above, a Borrower becoming subject to a bankruptcy or other similar event shall not constitute a Note Event of Default unless, on any date of determination, the gross asset value represented by all such Borrowers exceeds five percent of the total gross asset value of all Borrowers on such date.

Upon a Note Event of Default, the principal balance, as well as any accrued but unpaid interest thereon, shall automatically mature and be due and payable immediately, without presentment, demand, diligence, protest, notice of acceleration, or other notice of any kind, which Borrower expressly waives.

Governing Law

The Promissory Note shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of laws principles.

Mortgage

In connection with the Promissory Note described above, each of the Property LLCs will deliver a fully executed Mortgage with respect to the Homesites that they own in favor of Millrose to secure the Promissory Note. The Mortgages will not be recorded, but each Property LLC is required to comply with Millrose’s request to amend the Mortgages so that they may be recorded in the appropriate land records to the extent Millrose reasonably considers such recordation to be necessary, desirable or proper to create, perfect and preserve Millrose’s security interest and to carry out more effectively the purposes of the Mortgage.

The Homesites covered by the Mortgages will automatically be released from the applicable Mortgage upon (a) payment in full of the Promissory Note or (b) the occurrence of a closing of such Homesite in accordance with the Master Option Agreement. Additionally, any new real property that the Property LLCs acquire while any portion of the Promissory Note remains unpaid or unsatisfied shall automatically be subject to the lien of the Mortgages.

Subject to the Recognition Agreement, if an “Event of Default” occurs as described in the Promissory Note, Mortgage or Pledge (as described below), Millrose may enforce its rights under the Mortgages by (i) declaring the principal balance, as well as any interest thereon, under the Promissory Note immediately due and payable, (ii) taking possession of and holding, leasing, developing, managing, operating, controlling or otherwise using the Homesites upon such terms and conditions as Millrose deems reasonably necessary or desirable, or (iii) commencing a complete foreclosure of the Mortgage.

Each Mortgage shall be governed by and construed in accordance with the laws of the state in which the applicable Property is located.

Pledge and Security Agreement

In connection with the Promissory Note described above, Millrose Holdings will deliver a Pledge and Security Agreement to Millrose, in which Millrose Holdings will pledge a first priority perfected, continuing security interest in and lien on 100% of its membership interests in each Property LLC (for purposes of this section only, the “Pledged Collateral”) and in all proceeds thereof as collateral for Borrower’s performance of its obligations under the Promissory Note and Mortgage. Except during the continuance of an Event of Default, Borrower shall have the right to receive all distributions, interest and proceeds in respect of the Pledged Collateral.

Termination

Immediately upon payment in full of all of Millrose Holdings’ obligations in accordance with the terms of the Promissory Note and the Mortgage, the Pledge will immediately cease, terminate and be of no further force or effect. Thereafter, upon the request of Millrose Holdings, Millrose shall deliver to Millrose Holdings such of the Pledged Collateral as then may be held or controlled by Millrose and execute and deliver such documents as Millrose Holdings may reasonably request to evidence such termination.

Default

Subject to the Recognition Agreement, if an “Event of Default” occurs as described in the Promissory Note or Mortgage, Millrose may enforce its rights under the Pledge by (i) receiving any distributions made by the Property LLCs, (ii) exercising voting rights with respect to the operating agreements of the Property LLCs, and (iii) commencing a foreclose or sale with respect to the Pledged Collateral.

Governing Law

The Pledge shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of laws principles.

Payment and Performance Guaranty

In connection with the Master Program Agreement, the Master Option Agreement, the Master Construction Agreement and any related Project Addenda, Lennar will execute a Payment and Performance Guaranty in favor of the Owner Parties under which Lennar will irrevocably and unconditionally guarantee (i) the full punctual payment when due of any payment obligations of any of Lennar’s divisions and subsidiaries to Owner under the Master Program Agreement and the Master Option Agreement and (ii) the full and punctual payment and performance of the payment and Work construction obligations of any of Lennar’s divisions and subsidiaries to Owner Parties under the Master Construction Agreement. If such obligations are not paid, or with respect to the Master Construction Agreement performed, Lennar will make such payments or perform such obligations after written demand by Owner to Lennar. The Guaranty is a guaranty of payment, and with respect to the Master Construction Agreement of performance, and not merely a guaranty of collection or collectability.

Termination

The Guaranty is continuing, unlimited, absolute and unconditional and survives the termination of the Master Program Agreement, the Master Option Agreement, the Master Construction Agreement and any related Project Addenda until (i) termination of any such documents pursuant to its terms due to Owner’s or any Owner Party’s default thereunder or (ii) Lennar’s obligations described above are fully and indefeasibly paid and performed.

Governing Law

The Guaranty shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to conflict of laws principles.

Recognition, Subordination and Non-Disturbance Agreement

Subordination

U.S. Home, Lennar Homes Holdings, CalAtlantic, Millrose, Millrose Holdings and each Property LLC will enter into the Recognition Agreement pursuant to which Lennar will subordinate its rights, title, claims and interests in, to and under the Master Option Agreement and Master Construction Agreement to the lien of the Mortgages.

Non-Disturbance

Under the Recognition Agreement, Millrose agrees, if Millrose acquires any Property or collateral pledged under the Pledge as a result of Millrose’s exercise of any remedies under the Promissory Note, Mortgages and Pledge (for purposes of this section only, the “Loan Documents”): (i) to perform Millrose Holdings’ obligations under the Loan Documents; (ii) to take no action that would prevent or be inconsistent with Lennar’s exercise of its rights under the Recognition Agreement and the Master Option Agreement and Master Construction Agreement and (iii) if requested by Lennar, to (a) execute any documents that are to be signed by a Borrower, (b) release any Mortgage or Pledge with respect to any common areas of streets created or dedicated in connection with the development of the Property and (c) subordinate any Mortgage or Pledge to any easement or declaration granted or created in connection with the development of the Property. In addition, upon the consummation of a closing with respect to all or any portion of a Homesite or any closing of a homesite that is part of a Property pursuant to an option agreement similar in nature to the Master Option Agreement, the estate granted by the Mortgage with respect to such Property shall automatically terminate and be void.

Purchase Option

Millrose shall notify Lennar at least 10 business days before commencing a foreclosure with respect to a Mortgage or the Pledge. Within 10 business days after the commencement of any such foreclosure, Millrose shall send a notice to Lennar granting Lennar the right, which shall be exercisable for not less than 30 business days from the date of Millrose’s notice, to purchase Millrose Holdings’ obligation to pay Millrose pursuant to the Promissory Note upon, and for no consideration other than, payments of all amounts due and owing by Millrose Holdings under the Promissory Note.

Creditor Proceedings

If a bankruptcy proceeding is commenced by or against Millrose Holdings, Millrose will not take action that would adversely affect (i) Lennar’s rights under the Recognition Agreement, (ii) in any material respect Lennar’s rights under the Master Option Agreement or Master Construction Agreement or (iii) Lennar’s right to assert a claim in bankruptcy as a creditor or interested party, without Lennar’s consent.

Termination

The Recognition Agreement shall terminate upon the (a) full, final and indefeasible payment of all amounts due under the Loan Documents and (b) the satisfaction in full of all of Property LLCs’ obligations under the Master Option Agreement and Master Construction Agreement.

Governing Law

The Recognition Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of laws principles.

Supplemental Transferred Assets Transaction

Purpose of the Supplemental Transferred Assets Transaction

In addition to the Transferred Assets and to further increase Millrose’s Real Estate Portfolio and business following the Spin-Off, the Business Assets contributed by Lennar include a Cash Contribution of approximately

$1 billion in cash, approximately $500 million of which is payment on the Option Deposits by Lennar to Millrose in connection with the contribution of the Transferred Assets pursuant to the Lennar Agreements. Pursuant to the Rausch Letter, Millrose will agree to use approximately $900 million of the Cash Contribution to acquire Homesites and prospective Homesites held by Rausch (through various subsidiaries) following the Spin-Off shortly after the Distribution Date. Once acquired, the current and future Homesite inventory will be made subject to the Lennar Agreements through the execution of one or more Project Addenda and Lennar will pay to Millrose an additional approximately $100 million in Option Deposits. The Supplemental Transferred Assets Transaction will increase the number of Homesites and prospective Homesites and business of Millrose, and, along with the Transferred Assets, is expected to provide additional assurance to Millrose that it will have sufficient property assets in its Real Estate Portfolio to enhance its operations and business as a new public company following the Spin-Off.

Structure of the Supplemental Transferred Assets Transaction

Prior to the Spin-Off, the Supplemental Transferred Assets will be held by Rausch through various subsidiaries. Pursuant to the terms of the purchase agreement for the Supplemental Transferred Assets Transaction (which we expect to be finalized between Lennar and Rausch prior to the Distribution Date) and the Rausch Letter, Millrose will agree to acquire the Supplemental Transferred Assets “as-is” and generally on the same terms and subject to the same Lennar Agreements as the Transferred Assets. Accordingly, Lennar will make certain representations and warranties and indemnification protections with respect to certain Related Liabilities, which are set forth in the Lennar Agreements and to which the Supplemental Transferred Assets will be subject once the applicable Project Addenda are executed. The Supplemental Transferred Assets Transaction is expected to close following the Spin-Off shortly after the Distribution Date. For the avoidance of doubt, the closing of the Supplemental Transferred Assets Transaction is not a condition to the consummation of the Spin-Off. See “Risk Factors—If the Supplemental Transferred Assets Transaction does not close in the timeframe expected (or at all), our Real Estate Portfolio following the Spin-Off could be significantly smaller than what is described under “Our Properties,” which could have a material adverse impact on our business. The Spin-Off is not conditioned on our closing on the Supplemental Transferred Assets Transaction.

Prior to the Supplemental Transferred Assets Transaction, Lennar intends to purchase all of the home building operations and related personnel, outstanding contracts and liabilities of Rausch (the “Lennar OpCo Acquisition”). Immediately following the completion of the Lennar OpCo Acquisition, the only assets remaining in Rausch (through various subsidiaries) will be the Supplemental Transferred Assets. Pursuant to the Rausch Letter, Millrose will agree to then acquire 100% of the outstanding stock of Rausch or a subsidiary or affiliate of Rausch, which holds (through various subsidiaries) the Homesites and prospective Homesites that comprise the Supplemental Transferred Assets, using approximately $900 million of the Cash Contribution by Lennar pursuant to the Pre-Spin Assignment, Assumption and Contribution Agreement. For the avoidance of doubt, Millrose will not be receiving anything in connection with the Supplemental Transferred Assets Transaction besides (i) the stock of Rausch or a subsidiary or affiliate of Rausch and (ii) the Supplemental Transferred Assets. The Supplemental Transferred Assets is expected to include the entirety of Rausch’s current land assets except for any Homesites with homes actively under construction. Lennar will be purchasing all of Rausch’s Homesites with homes actively under construction in connection with the Lennar OpCo Acquisition.

Benefits and Intended Use of the Supplemental Transferred Assets

The Supplemental Transferred Assets will increase Millrose’s Real Estate Portfolio and business following the Spin-Off. While Lennar will contribute the Transferred Assets directly from Lennar, the Supplemental Transferred Assets are being contributed indirectly by Lennar’s Cash Contribution to Millrose, approximately $900 million of which Millrose agrees will be used to acquire the Supplemental Transferred Assets. The benefit of this structure is that Millrose can receive land assets from Rausch, which (i) are located both in some of the same geographic locations as the Transferred Assets and in additional states where Lennar has not historically operated, which we expect will further strengthen the diversification and related risk mitigation of Millrose’s

Real Estate Portfolio, and (ii) have relatively short duration deals and fast turnover, similar to the Transferred Assets, which we believe is beneficial to and in line with Millrose’s business objectives.

Once Millrose receives the Supplemental Transferred Assets, it will work with Lennar to execute the necessary Project Addenda, at which point all of the Supplemental Transferred Assets, as is the case with the Transferred Assets, will become subject to the Lennar Agreements. Upon execution of one or more Project Addenda, Millrose expects to receive approximately $100 million from Lennar in the form of Option Payments for such property assets. Once Millrose has acquired the Supplemental Transferred Assets and added them to the Lennar Agreements, including the Master Option Agreement, through the Project Addenda, the properties will be treated like Transferred Assets—including with respect to pooling determinations pursuant to the Multiparty Cross Agreements. See “—Summary of Operational Agreements” for a full discussion of the applicable terms and provisions governing the Transferred Assets. The description of the Transferred Assets under “Our Properties” represents a consolidated view of what Millrose’s Real Estate Portfolio is expected to look like at the outset following the Spin-Off (subject to the caveats and assumptions described therein).

Plan and Timing to Sell the Transferred Assets and the Supplemental Transferred Assets

As land is cycled from category to category, it is being improved, and accordingly, we believe Millrose’s risk profile with respect to each property asset in the Real Estate Portfolio will be reduced. As land moves along the spectrum of development, it is also moving from a less liquid asset to a more liquid one, ultimately resulting in a Homesite on which home construction either can begin or has begun. It is at the time that a home is getting ready to begin construction or completion so that it can be sold to a home buyer that Lennar may exercise its option to purchase a Homesite in accordance with an existing Takedown Schedule. In many cases, the Homesite may already be partially improved with home construction. As land is developed, converted, and sold as part of the delivery of homes, the cycle is expected to continue. This cycle is similar to traditional Land Banking, but a key differentiator for Millrose is that we expect, based on the nature of the Real Estate Portfolio and Lennar’s historical patterns of home building, Millrose’s Real Estate Portfolio immediately following the Spin-Off will have a short cash conversion cycle, as further described above under “—Land Banking Reimagined—Future HOPP’R Arrangements with Lennar and Lennar Related Ventures.”

This contrasts with more traditional arrangements which are generally longer dated and push out cash conversion. If the turnover rates and timing for the Transferred Assets and the Supplemental Transferred Assets go according to such expectations, we believe Millrose’s operations will synergize well with Lennar’s business model, resulting in an efficient conversion cycle that is faster than what is traditionally seen in the Land Banking industry generally. We believe this feature is an improvement over many existing Land Banking providers, which often purchase illiquid assets that cannot be easily monetized in times of stress.

We believe that the short-term nature of the cash conversion cycle for the Transferred Assets and the Supplemental Transferred Assets, combined with the terms of the Lennar Agreements, should sufficiently incentivize Lennar to exercise its Purchase Options within the estimated time periods described above. We believe that such expected regular exercise of Purchase Options should result in stable and predictable capital for the ongoing purchase of new land for Lennar and consistent future dividends to our stockholders, until such time that the Transferred Assets and the Supplemental Transferred Assets will have been completely purchased by Lennar.

Millrose’s Capital Sources

Traditionally, income associated with property REITs is generated through rental payments received from tenants occupying properties within their portfolio. The market segments in which they operate span a diverse array of traditional real estate sectors such as residential, commercial, retail, and industrial. These rental revenues form the cornerstone of a REIT’s income stream, often providing stability and predictability. At least initially following the Spin-Off, Millrose, through Millrose Holdings, expects to utilize a model that is similar to this consistent nature of rent payments for certain other REITs. However, rather than receive rents for possession of the underlying real estate, Millrose Holdings expects to receive its payments on a consistent basis in the form of Monthly Option Payments. The Monthly Option Payments will be equal to a fixed rate per annum of its total outstanding capital investment in land acquisition and Horizontal Development funding, calculated on a daily basis. The payments received by Millrose Holdings and Other Subsidiaries from the payment of Option Deposits and from the exercise of Purchase Options will be available to the Millrose Subsidiaries to finance acquisitions of additional Future Property Assets that can be improved and developed through the HOPP’R and purchased as finished Homesites by our customers on a “just in time” basis, while a portion may be used to repay the principal on the Promissory Note. Millrose Holdings and Other Subsidiaries will distribute to Millrose (i) net earnings generated from the Monthly Option Payments after payments for taxes and expenses (including the Management Fee) and (ii) monthly interest payments on the Promissory Note (which we expect to be approximately $350 million annually based on a 7.5% interest rate), and such amounts will then be distributed by Millrose as dividends to Millrose’s stockholders, consistent with or in excess of the amount that would satisfy applicable REIT requirements. Certain payments received by Millrose (such as a portion of the Monthly Option Payments from Lennar) minus Millrose’s expenses (including the Management Fee) will be distributed by Millrose as dividends to its stockholders, consistent with or in excess of the amount that would satisfy applicable REIT requirements. We believe these expected regularly scheduled payments should provide a predictable and stable source of income and stockholder distributions, assuming the expected performance by Lennar of its obligations under the Lennar Agreements. There can be no guarantee as to what extent Millrose will be able to engage any Lennar Related Ventures or Other Customers and expand its customer base and business operations, and there is the possibility that Millrose’s business will remain largely limited to its relationship with Lennar following the Spin-Off. Our ability to finance relationships with customers other than Lennar may be limited by Lennar’s Capital Priority Right.

In the future, to the extent Millrose (directly or through its subsidiaries) enters into HOPP’R agreements with any Lennar Related Ventures or Other Customers, Millrose’s revenues will also be expected to include income from any such future business relationships with such Lennar Related Ventures and Other Customers. We are negotiating an approximately $1 billion revolving credit facility and may seek to pursue additional debt financing, all of which may be available to manage cash needs and reduce drag on returns, as well as for use to provide the HOPP’R to Other Customers, but there is no guarantee that such sources of additional cash will be obtained or will be sufficient to cover all of our business growth initiatives. Additionally, the ability of Millrose to obtain additional debt financing is subject to the Debt to Equity Ratio Limit In the future, Millrose may also seek additional third-party financing to satisfy any additional capital needs or raise capital through equity and debt issuances into the market. For more information, see the sections entitled “Risk Factors—Risks Related to Our Business Model and Investment in a Newly Formed Entity,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Millrose Following the Spin-Off—Liquidity and Capital Resources” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Millrose Following the Spin-Off—Liquidity and Capital Resources Following the Spin-Off.” For more information about our initial sources of revenues and our other potential sources of liquidity and capital, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Millrose Following the Spin-Off—Components of Results of Operations Following the Spin-Off” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Millrose Following the Spin-Off—Liquidity and Capital Resources.”

Millrose’s Operating Guidelines

Allocation Policy

Other Customers brought to Millrose by KL will be subject to KL’s Allocation Policy (which is described further under “Manager and Management Agreement” and attached to the Management Agreement).

In any event, KL will strive to ensure that Millrose and Millrose Holdings at all times maintain ample cash reserves for liquidity purposes, allowing for swift capital deployment or maneuvering in response to market fluctuations in furtherance of improving Millrose’s Real Estate Portfolio allocation by taking advantage of strategic market opportunities. Subject to any contractual obligations that may impact KL’s ability to do so, KL will also aim to maintain continual monitoring and, to the extent feasible, adjustments of Millrose’s Real Estate Portfolio (in the context of Millrose providing the HOPP’R to Other Customers) with the goal of ensuring general alignment with Millrose’s business model, investment objectives and market conditions, and facilitating long-term growth and resilience in the face of changing economic landscapes.

Investment Guidelines

Following the Spin-Off, KL intends to make acquisitions of Future Property Assets (although success is not guaranteed) under the following guidelines and conditions, which are set forth in the Management Agreement (in addition to any additional guidelines set forth in any HOPP’R agreements that are specific to each customer, such as the Program Criteria in the Lennar Agreements):

1.	Maintain geographic diversity so that no more than 40% of the total value of the Real Estate Portfolio are concentrated in a single state.

2.	Limit Future Property Assets with discretionary entitlements that create unnecessary risk to the projected Takedown Schedules.

3.	Ensure execution of construction agreement allocating responsibility to counterparty for completion of all sitework and guarantee of costs in excess of budget.

4.	Ensure execution of an option agreement on or prior to closing with a defined Takedown Schedule.

5.	Invest in Future Property Assets with a primary planned use as Homesites for single-family detached and/or attached homes.

6.

Invest in Future Property Assets that are free from liens and encumbrances or material transfer restrictions and without pending moratoriums on building or development on the property; provided, however, that the real estate assets may be subject to Community Development Districts (CDDs), Mello-Roos Community Facilities Districts (CFDs) (California), Municipal Utility Development Districts (MUDDs) (Texas), or other special-purpose districts or special taxing districts used to finance public improvements and infrastructure.

7.	Invest in Future Property Assets for which there is a satisfactory environmental site assessment dated no earlier than 180 days prior to the date of acquisition of such property.

8.	Invest in Future Property Assets that allow builder rights to such assets to be assignable.

9.	No investment will be made that would cause Millrose to fail to qualify as a REIT.

10.	No investment will be made that would cause Millrose to register as an investment company under the Investment Company Act.

11.

Subject to the terms of the Allocation Policy and the requirements for maintaining Millrose’s qualification as a REIT, the Manager may invest as it deems appropriate any proceeds of future offering by Millrose and cash from operations and capital transactions in excess of the amount required for the purchase of Future Property Assets pursuant to these Investment Guidelines may be invested as the Manager deems appropriate, subject to the requirements for maintaining Millrose’s qualification as a REIT.

The Competitive Landscape

The Land Banking market is characterized by a competitive landscape shaped by various entities ranging from real estate developers to alternative investment asset managers. Key players such as Kennedy Lewis, Angelo, Gordon & Co. L.P. (now a subsidiary of TPG Inc.), DW Partners, LP and Brookfield Properties are some of the most significant competitors in the market, each offering unique structures tailored to meet the expanding needs of home builders and land developers. As competition intensifies, innovative approaches and strategic acquisitions become essential for companies to maintain their competitive edge in this dynamic market environment.

Millrose intends to operate in the residential housing finance space, which is generally occupied by residential mortgage REITs and other finance companies deriving revenue from interest income on financing mortgage or other finance arrangements. However, we believe Millrose’s intended focus specifically on the residential market places it in a less competitive niche of the market, competing with a select number of private investment funds and asset managers providing Land Banking to residential home builders. The trending shift of home builders towards a land light strategy and “just in time” operating model requires having access to a sophisticated perpetual financing partner to alleviate balance sheet demands and unlock enterprise value through more efficient capital investment. However, high barriers to entry exist due to the operational and administrative requirements of the land light strategy. Although there are traditional Land Banking providers that focus on the residential home building finance space, as of the date of this prospectus, Millrose is expected to emerge from the Spin-Off as the only publicly traded entity that will engage in large-scale recycled capital financing of land acquisition and Horizontal Development using the HOPP’R. Land Banking (including residential Land Banking) is a space normally limited to private equity funds.

We believe that following the Spin-Off, Millrose’s bifurcated business model that is designed to strategically manage risk and maximize returns and Millrose’s current arrangements with Lennar through the Lennar Agreements, together with the other factors described below, will help to maximize Millrose’s ability to execute strategic plans best suited to maximize the value of the HOPP’R and provide returns to its investors.

The KL Management Team

The Manager is Kennedy Lewis Land and Residential Advisors LLC, an affiliate and wholly-owned subsidiary of Kennedy Lewis. Kennedy Lewis is an institutional alternative investment firm with assets under management in excess of $17 billion. It was founded in 2017 and is headquartered in New York City with additional offices in Miami, Florida and Geneva, Switzerland. Kennedy Lewis is led by David Kennedy Chene, as the Co-Founder, Co-Portfolio Manager and Co-Managing Partner, Darren Lewis Richman, as the Co-Founder, Co-Portfolio Manager and Co-Managing Partner, and Doug Logigian, as the Co-Managing Partner and President. These principals, together with the broader Kennedy Lewis team, have extensive experience sourcing, underwriting, capitalizing and financing land and home builder finance investments. Kennedy Lewis has been closely involved with advising Lennar regarding the structure of the Spin-Off and the structure and arrangements of Millrose and the Lennar Agreements as strategic advisor to Lennar regarding the transaction. Kennedy Lewis has also been involved in negotiating with Lennar the terms of the Management Agreement, including the amount of the Management Fee (on KL’s behalf, rather than on Millrose’s behalf). See “The Spin-Off—Advisors Involved with the Spin-Off” for more information about Kennedy Lewis’s role in the Spin-Off. Following the Spin-Off, Darren L. Richman will serve as Chief Executive Officer and President of Millrose, Garett Rosenblum will serve as Chief Financial Officer and Treasurer of Millrose, Robert Nitkin will serve as Chief Operating Officer of Millrose, Rachel Presa will serve as General Counsel and Secretary of Millrose, and Adil Pasha will serve as Chief Technology Officer of Millrose. KL may appoint other officers and employees of Kennedy Lewis from time to time to serve in other senior executive and other roles at Millrose and its various subsidiaries. Kennedy Lewis will not be party to any agreement with or have any obligation to Millrose, as all agreements and relationships will be with KL. See “Management” and “Manager and Management Agreement” for more information.

Kennedy Lewis has substantial experience executing home builder and Horizontal Development financings arrangements. Darren Richman began his career on Wall Street covering the housing sector as a high yield research analyst at Goldman Sachs & Co. Kennedy Lewis’s housing finance strategy dates back to the global financial crisis of 2007-2008 when Kennedy Lewis principals were offering similar financing arrangements, including one for Hovnanian Enterprises, where David Valiaveedan was the company’s Treasurer. We believe the capabilities of KL, including its vertically integrated servicing and asset management support division, serve to mitigate risk and add value to Millrose’s investments. Kennedy Lewis’ in-house Land Banking servicer includes professionals with prior experience working at home builders, including Lennar, Hovnanian Enterprises, Inc., Beazer Homes USA Inc., Toll Brothers, Inc., and Woodbridge Builders Corp., as well as Land Banking platforms at DW Partners, LP and Blackstone Credit, the credit investment arm of The Blackstone Group. Led by David Valiaveedan, former Vice President of Finance and Treasurer at Hovnanian Enterprises, Inc., a national home builder, this dedicated team provides various value-add asset management services, including:

•	Asset monitoring: monitor pace of Horizontal Development and community sales; provide ongoing market and project risk assessment, including home sale pricing and pace of sales; regular site visits.

•	Servicing: disbursements of capital for Horizontal Development, sales of Homesites to home builders and collection of monthly option payments.

•

Due diligence and transaction support for Kennedy Lewis’ investment team: gather due diligence documents, coordinate closing documents, compile third-party research for analysis, and populate standard templates that drive financial models.

As experts in the Land Banking industry, KL has significant experience that we believe will help Millrose maximize value under its business structure and strategy. We believe our organizational structure, with KL as our external manager, and our business strategy and model, with the features described above, should allow Millrose (through Millrose Holdings) to capitalize on the value of the Transferred Assets, the Supplemental Transferred Assets and any Future Property Assets over the life cycle of these Horizontal Development projects.

See “Management” and “Manager and Management Agreement” for more information about KL as the Manager and our relationship with KL.

Millrose’s Organizational Structure

An illustrative summary organizational chart of Millrose’s corporate structure, including state of incorporation or formation, and each entity’s relationships with Lennar and KL following the Spin-Off is below

Lennar Class A Stockholders
Lennar Class B Stockholders
Millrose Class A Stockholders
Millrose Class B Stockholders
Kennedy Lewis Land and Residential Advisors, LLC
(Manager)
Millrose Properties, Inc.
(Maryland corporation, REIT)
Management Agreement
Master Program Agreement
Founder's Rights Agreement
HOPP'R License Agreement
Lennar Corporation
(Delaware corporation)
Master Option Agreement
Master Construction Agreement
Recognition Agreement
100% ownership interest
Promissory Note
Project Addenda
Multiparty Cross Agreements
Millrose Properties Holdings, LLC
(Delaware LLC, TRS)
31 Property LLCs*
(each LLC holds the Transferred Assets and the Supplemental Transferred Assets that are located in the state in which each such LLC was formed (at least one such LLC in each state))
The 30 states include:
Alabama, Arizona, Arkansas, California, Colorado, Delaware, Florida, Georgia, Idaho, Illinois, Indiana, Kansas, Maryland, Minnesota, Missouri, North Carolina, New Jersey, New York, Nevada, Oklahoma, Oregon, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Virginia, Washington, West Virginia and Wisconsin

*	Note: There may be additional Property LLCs in connection with the Supplemental Transferred Assets

Millrose Properties, Inc.

Millrose is a corporation incorporated under the laws of the State of Maryland on March 19, 2024. Millrose will be a publicly traded company, with its Class A Common Stock listed on the NYSE. Millrose intends to elect to be treated as a REIT for U.S. federal income tax purposes beginning with its first taxable year ending December 31, 2025. Millrose will act as a holding company and have no separate operations of its own. Initially, the Recycled Capital HOPP’R (which will be exclusively used by Lennar) will be provided by Millrose Holdings, on behalf of Millrose. Millrose intends to form Other Subsidiaries in the future to provide the HOPP’R on Millrose’s behalf for any potential future customers, including any Lennar Related Ventures and Other Customers. If Millrose decides to pursue this in the future, we expect that any Other Subsidiaries, like Millrose Holdings, will be taxable business entities. Accordingly, notwithstanding Millrose’s intention to elect REIT status for U.S. federal income tax purposes, we expect that all of the substantial economic activity conducted in connection with providing the HOPP’R to our customers, including with respect to activities related to the Transferred Assets, the Supplemental Transferred Assets and any Future Property Assets, will be operated by a taxable corporation and will be subject to U.S. federal income tax at the entity level.

The address of our principal executive offices, which will be located in office space provided by KL, is 600 Brickell Avenue, Suite 1400, Miami, Florida 33131, and we can be reached by telephone through the following KL phone number: 212-782-3841.

We maintain an Internet website at www.millroseproperties.com. Our website and the information contained on it or linked to it are not part of this prospectus. Our website has been mentioned herein as an inactive textual reference only.

As of the date of this prospectus, Millrose qualifies as an “emerging growth company,” as defined in the JOBS Act and is therefore permitted to provide reduced disclosure in this prospectus regarding its executive compensation arrangements pursuant to the rules applicable to smaller reporting companies, which means Millrose does not have to include a compensation discussion and analysis and certain other disclosures regarding its executive compensation.

Millrose Properties Holdings, LLC

Millrose Holdings, our wholly-owned operating subsidiary, is a Delaware limited liability company that intends to qualify as a TRS. Accordingly, we expect that Millrose Holdings will be subject to full entity-level taxation in connection with its business operations. Following the Spin-Off, Millrose Holdings will hold all of the Transferred Assets and the Supplemental Transferred Assets through Property LLC subsidiaries and will provide the HOPP’R to Lennar on behalf of Millrose. Accordingly, notwithstanding Millrose’s intention to elect REIT status for U.S. federal income tax purposes, we expect that all of the substantial economic activity conducted in connection with providing the HOPP’R to our customers, including with respect to activities related to the Transferred Assets, the Supplemental Transferred Assets and any Future Property Assets, will be operated by a taxable corporation and will be subject to U.S. federal income tax at the entity level.

Relationship with KL

Following the Spin-Off, we will be externally managed by KL pursuant to the Management Agreement. Consequently, the ongoing business of Millrose, Millrose Holdings and any Other Subsidiaries will be administered by KL, subject to oversight of the Board. See “Management,” “Manager and Management Agreement” and “Risk Factors—Risks Related to Operating as a Public Company” for more information.

Relationship with Lennar

Following the Spin-Off, subject to the services provided to Millrose pursuant to the Lennar Agreements, including the Master Program Agreement, Millrose will be separated from Lennar and will no longer have access to any of Lennar’s support and resources, including Lennar’s operating and governance systems, controls and procedures and Lennar’s infrastructure, personnel and capital resources and insurance coverage. The only relationship we will have with Lennar will be pursuant to the Lennar Agreements.

Lennar, as the original parent company of Millrose and the initial contributor of the Business Assets to Millrose, will have certain Founder’s Rights, which are exclusive to Lennar. Many of these rights, including the Management Succession Consent Right, the Effective Equity Price Protection Right, the Enforcement Rights, the Applicable Rate Adjustment Right and the Capital Priority Right, among others. Such rights are intended to provide protections to Lennar in the event of any breach of contract disputes and in the event of any changes in the Manager, the Board or a change of control of the Company (including any hostile takeovers by activists). For additional information regarding Lennar’s rights, see the sections of this prospectus captioned “Our Business—Summary of Operational Agreements—Summary of Agreements between Millrose, Millrose Holdings and Lennar—Founder’s Rights Agreement.”

Millrose Stockholders

Immediately following the Spin-Off, Millrose expects to have approximately 168 million shares of Millrose’s Common Stock outstanding on a fully diluted basis, based on the number of outstanding shares of Lennar Common Stock as of November 30, 2024 and calculated using the Distribution Ratio, and inclusive of the approximately 20% of Millrose’s total outstanding Common Stock, held in the form of Class A Common Stock, that Lennar expects to temporarily retain following the Spin-Off. The actual number of shares to be distributed will be determined on the Record Date based on the Distribution Ratio, and the exact number of Class A Common Stock and Class B Common Stock will be subject to the exact number of total outstanding shares of Lennar Common Stock as of the Record Date, and how many Lennar stockholders elect to receive some of the shares of Millrose Common Stock to be distributed to them in the form of or all Class B Common Stock instead of Class A Common Stock in connection with the Distribution. The Spin-Off will not affect the number of outstanding shares of Lennar Common Stock or any rights of Lennar stockholders.

Legal Proceedings

Millrose is not currently a party to any legal proceedings that we believe would reasonably be expected to have a material adverse effect on our business, financial condition or results of operations.

OUR PROPERTIES

The below description of properties includes (A) the Transferred Assets, which are expected to be transferred by Lennar to us in connection with the Spin-Off (B) the Supplemental Transferred Asset, which are expected to be acquired by Millrose in connection with the Supplemental Transferred Assets Transaction following the Spin-Off shortly after the Distribution Date and (C) any Future Property Assets that Millrose (through Millrose Holdings, the Property LLCs and any Other Subsidiaries) may (i) acquire in the future pursuant to the Master Program Agreement with Lennar or (ii) acquire in the future pursuant to any HOPP’R agreements that Millrose may enter into with Lennar (other than the Lennar Agreements), Lennar Related Ventures or any Other Customers, which may adhere only to some or none of the Operating Principles (see “Our Business—Overview of Millrose’s Business Objectives” for more information).

The Transferred Assets, the Supplemental Transferred Assets and any Future Property Assets that Millrose (through any of its subsidiaries) acquires are referred to herein and throughout this prospectus as the “Real Estate Portfolio.”

Following the Spin-Off and after the Supplemental Transferred Assets Transaction has closed, the Real Estate Portfolio is expected to consist only of the Transferred Assets and the Supplemental Transferred Assets. We expect that after the Spin-Off, the Real Estate Portfolio will grow as Millrose (through Millrose Holdings or any of its Property LLCs) will acquire Future Property Assets pursuant to the Master Program Agreement with Lennar or pursuant to any agreements that Millrose (through its subsidiaries) may enter into with Lennar, Lennar Related Ventures or Other Customers in the future.

Description of the Transferred Assets and the Supplemental Transferred Assets

In connection with the Spin-Off and pursuant to the terms of the Pre-Spin Assignment, Assumption and Contribution Agreement, Lennar will contribute a significant portion of its current land inventory for the current and future construction of homes to Millrose, which excludes certain Homesites that are already in development and ready to be sold in the short-term, or that Lennar controls through options or agreements, including agreements with strategic land banks and joint ventures, or are otherwise reserved for future use, common areas or homeowner’s association dedication and that are not being transferred to Millrose from Lennar’s other subsidiaries. Additionally, pursuant to the Pre-Spin Assignment, Assumption and Contribution Agreement, Lennar will contribute to Millrose the Cash Contribution as part of the Business Assets. Pursuant to the Rausch Letter, Millrose will agree to use approximately $900 million of the Cash Contribution for the purpose of entering into the Supplemental Transferred Assets Transaction.

The Transferred Assets and the Supplemental Transferred Assets will be held by Millrose Holdings through the Property LLCs (each property held by the respective Property LLC formed in the state in which such property is located) following the Spin-Off. As of September 30, 2024, the Transferred Assets and the Supplemental Transferred Assets were located in 26 states. We have also formed four additional Property LLCs in Delaware, New York, West Virginia and Wisconsin even though there are no properties in the Transferred Assets or the Supplemental Transferred Assets located in these states as of September 30, 2024. We may form additional subsidiaries (including Property LLCs) in other U.S. states to the extent necessary in the future.

Purpose of the Transferred Assets and the Supplemental Transferred Assets

Millrose’s Property Use Objective with respect to the Transferred Assets and the Supplemental Transferred Assets are limited to (i) holding the Homesites until Lennar exercises its Purchase Options to purchase them in accordance with the terms of the Master Option Agreement, (ii) funding the Horizontal Development that Lennar will contractually be obligated to install with respect to any Homesites, up to a certain pre-agreed budget, in accordance with the terms of the Master Construction Agreement that forms a part of the Master Program Agreement, and (iii) to the extent applicable and requested by Lennar, facilitating any Lennar sales of completed homes by delivering the home and Homesite directly to home buyers to which Lennar has sold the homes. For the avoidance of doubt, Millrose Holdings’ Property Use Objective with respect to the Transferred Assets and the Supplemental Transferred Assets does not include (i) performing or funding any home construction on any properties, (ii) performing (directly or through contracted third parties) any Horizontal Development on any properties other than through Lennar, or (iii) entering into any leases or other use/occupancy-related arrangements with respect to any properties. However, Lennar may decide not to exercise or forfeit its Purchase Options with respect to any Homesites as further described under “Our Business—Summary of Operational Agreements,” in which case these restrictions would not apply to properties that are no longer subject to Lennar Purchase Options.

In connection with the Recycled Capital HOPP’R we provide to Lennar, Millrose Holdings will hold all of the Transferred Assets and the Supplemental Transferred Assets through 31 Property LLCs (with four Property LLCs not currently holding any assets) and may acquire any Future Property Assets as introduced by Lennar that will also be held through the 31 Property LLCs or Other Subsidiaries, with the objective of selling them back to Lennar once Lennar has completed all Horizontal Development on the properties, in each case pursuant to the terms of the Lennar Agreements. The general terms of the relationship between Millrose (through Millrose Holdings) and Lennar are set forth in the Master Program Agreement, including the terms on which Future Property Assets will be acquired by Millrose Holdings (or any Property LLCs) pursuant to the Lennar Agreements. However, we may, at KL’s discretion, but will not be obligated to, acquire Future Property Assets that do not fully comply with the terms of the Lennar Agreements, and may adhere only to some or none of the Operating Principles. We will have no obligation to acquire any Future Property Asset that does not satisfy the KL Diligence Obligations.

Concurrently with the execution of the Master Program Agreement, separate Project Addenda will be executed with respect to the Transferred Assets. Promptly following the closing of the Supplemental Transferred Assets Transaction, one or more Project Addenda will be executed with respect to each of the Homesites and prospective Homesites included in Supplemental Transferred Assets. A separate Project Addendum will be executed with respect to any Future Property Assets, pursuant to which such Future Property Assets will become subject to the Master Program Agreement, the Master Option Agreement, and the Master Construction Agreement. The Master Option Agreement will provide Lennar with the exclusive option to purchase properties included in the Transferred Assets, the Supplemental Transferred Assets and any Future Property Assets in accordance with an agreed upon schedule of Homesite purchases and pricing set forth in the supplemental Project Addenda. Lennar may acquire the Homesites in accordance with the relevant schedule contained in the applicable Project Addenda, which specifies the minimum order and time at which Homesites may be acquired by Lennar. If Lennar’s Purchase Options are terminated or if Lennar decides not to exercise its options in accordance with the terms of the Master Program Agreement and Master Option Agreement, Millrose Holdings may sell the properties that were subject to such forfeited or terminated options to third-party buyers. Regardless of who the ultimate buyer is, Millrose’s Property Use Objective will not change.

The Master Construction Agreement will provide Lennar with the obligation to complete all Work on each Homesite comprising the Transferred Assets and the Supplemental Transferred Assets (and any Future Property Assets acquired pursuant to the terms of the Lennar Agreements) while such properties are owned by Millrose Holdings (through its Property LLCs), even if Lennar no longer has options to acquire them, in each case on the timelines and budgets (with respect to the Horizontal Development only) set forth in the Project Addenda for such properties. Pursuant to the Master Construction Agreement, Lennar has the right (but not the obligation) to complete home construction on properties while such properties are owned by Millrose Holdings (through its Property LLCs). Millrose Holdings will not be conducting any Horizontal Development or home construction activities itself. Millrose Holdings will fund all Horizontal Development up to a certain pre-agreed budget amount as agreed with Lennar pursuant to the Master Construction Agreement, as supplemented by relevant Project Addenda, and Lennar will fund any Horizontal Development costs in excess of that. Millrose Holdings will not bear or fund any home construction costs. Subject to minimal exceptions, properties will separately be subject to a Multiparty Cross Agreement, pursuant to which the properties will be pooled for purposes of restricting Lennar’s ability to select certain properties it would want to purchase and let its Purchase Options terminate with regard to other properties in that pool. A summary of the key terms and provisions of the Lennar Agreements can be found under “Our Business—Summary of Operational Agreements.”

Geography, Value and Types of Transferred Assets and the Supplemental Transferred Assets

We believe the Transferred Assets, the Supplemental Transferred Assets and Millrose’s Real Estate Portfolio will be located across a geographically and economically diverse set of solid markets with a concentration in certain key locations, as indicated in the map below. We expect the geographic mix of properties included in the Transferred Assets and the Supplemental Transferred Assets will be similar to Lennar’s current geographic spread. We expect to prioritize target markets based on the following three main criteria based on Millrose’s expectations for such markets:

I.	Market is “core,” with solid market penetration, extensive history of homebuilding in the market, and experienced in-market developers.

II.	Market has good presence from other home builders or land developers with similar product, providing downside protection in the unlikely event of option termination.

III.	Market exhibits healthy underlying demographic and/or economic trends.

As of the September 30, 2024, Transferred Assets and Supplemental Transferred Assets consisted of 862 properties (also known as communities) in 26 states across the United States, totaling approximately 105,440 Homesites, with an approximate aggregate value of $6.0 to 7.0 billion. On average, each property will be developed into approximately 122 Homesites but this will vary depending on the size of each property and expected size of each Homesite. As of September 30, 2024, the properties are geographically located in the following regions of the United States:

(1)	East (comprising Alabama, Florida, New Jersey and Pennsylvania)

(2)	Central (comprising, Georgia, Illinois, Indiana, Kansas, Maryland, Minnesota, Missouri, North Carolina, South Carolina, Tennessee and Virginia)

(3)	South (comprising Arkansas, Oklahoma and Texas)

(4)	West (comprising Arizona, California, Colorado, Idaho, Nevada, Oregon, Utah and Washington)

We believe each of these four regions to be good locations with positive demographics and growth potential. The below is a map of the location of the properties included in the Transferred Assets and the Supplemental Transferred Assets across the United States, as of September 30, 2024:

WA
OR
CA
ID
NV
UT
AZ
CO
MT
WY
NM
ND
SD
NE
KS
OK
TX
MN
IA
MO
AR
LA
WI
IL
MS
MI
IN
KY
TN
AL
OH
WV
VA
NC
SC
GA
FL
PA
NY
VT
NH
ME
MA
RI
CT
NJ
DE
MD
West Region
South Region
Central Region
East Region

As of September 30, 2024, Homesites in these geographical markets are expected to be located approximately 24% in the East Region, 25% in the Central Region, 31% in the South Region and 20% in the West Region, respectively, of the aggregate number of the Homesites and prospective Homesites to be developed on the properties included in the Transferred Assets and the Supplemental Transferred Assets. The below is a diagram of the percentage of the Homesites and prospective Homesites included in the Transferred Assets and the Supplemental Transferred Assets per region, as of September 30, 2024.

Properties Per Region
20%
24%
31%
25%
East
Central
South
West

As of September 30, 2024, the Transferred Assets and the Supplemental Transferred Assets collectively are located across 26 U.S. states. Approximately 47% of the Transferred Assets and the Supplemental Transferred Assets are concentrated in three states (California, Florida and Texas) in terms of number of Homesites, with a substantial portion (approximately 37%) of the Transferred Assets and the Supplemental Transferred Assets located in two strong housing market states: Florida (where Lennar has historically had a large portion of its real estate activities and is continuing to grow its real estate activities) and Texas (where we believe the market has healthy underlying demographic and/or economic trends primarily driven by generally steadily growing population).

As of September 30, 2024, the below table shows the location, number of properties, number of underlying Homesites and expected total Takedown Prices of the properties which are included in the Transferred Assets and the Supplemental Transferred Assets across 26 U.S. states and as set forth in the relevant Project Addenda:

State Location*	Number of Properties	Number of underlying Homesites**	Total Takedown Prices
Alabama	40	5,370	$338,008,023
Arizona	31	3,545	423,627,168
Arkansas	42	5,083	359,602,539
California	48	9,532	1,820,161,750
Colorado	15	2,939	406,940,512
Florida	157	19,399	1,552,104,432
Georgia	19	1,501	180,763,091
Idaho	5	214	40,789,271
Illinois	13	1,029	80,285,797
Indiana	20	879	80,984,207
Kansas	5	948	73,499,531
Maryland	16	5,507	677,805,835
Minnesota	42	1,801	185,885,093
Missouri	3	387	26,140,891
Nevada	26	819	134,235,169
New Jersey	2	448	85,489,719
North Carolina	57	3,903	482,762,528
Oklahoma	41	7,739	463,944,125
Oregon	20	791	101,408,353
Pennsylvania	7	338	42,490,601
South Carolina	20	6,433	680,900,731
Tennessee	11	830	112,918,666
Texas	185	20,105	1,409,739,004
Utah	4	1,701	220,948,356
Virginia	18	2,936	326,662,851
Washington	15	1,263	166,099,390

Total***	862	105,440	$10,474,197,633

*

We have also formed Property LLCs in Delaware, New York, Wisconsin and West Virginia that do not hold any of the Transferred Assets or the Supplemental Transferred Assets. We expect that these four Property LLCs may hold Future Property Assets.

**	Or prospective Homesites if fully entitled, as applicable.
***	Totals may not foot due to rounding.

We expect that total Takedown Prices of all Homesite which are included in the Transferred Assets and the Supplemental Transferred Assets will range from $8 to $11 billion. The option exercise price on each Homesite represents the purchase price at which Lennar may purchase such Homesite from us by paying Millrose the purchase price for each such Homesite as set forth in the relevant Project Addenda and pursuant to the terms of the Master Option Agreement. The total Takedown Prices will be calculated based on the value of the Transferred Assets at the time of the Distribution by Lennar (which may be different than the value as of September 30, 2024 reflected in this prospectus) and based on the value of the Supplemental Transferred Assets at the time of the closing of the Supplemental Transferred Assets Transaction by Lennar. See “Our Business—Summary of Operational Agreements” for more information on the option exercise price and the Master Option Agreement.

The Real Estate Portfolio is expected to contain a broad range of properties and land that can be used for constructing homes appropriate for first-time, move-up, active adult, luxury and multi-generational homebuyers in a variety of locations ranging from urban communities to suburban golf course communities. The Homesites in our Real Estate Portfolio are expected to be in communities that we believe have stable demographics and have historically exhibited favorable home buying trends, such as strong population and income growth.

As of September 30, 2024, the Transferred Assets and the Supplemental Transferred Assets mainly consist of three risk-level categories of land types split into five groups of properties and land, which are tiered by the level of risk to match the land with the appropriate capital. By taking this tiered land approach, we believe this structure should allow for an overall lower cost of capital. The three types of land categories in the Transferred Assets and the Supplemental Transferred Assets are:

(1)

Category I – Minimal Risk – Finished Homesites with Homes Under Construction or Imminently Ready for Construction. This Category includes land for which all entitlements, including all permits and approvals, have been received, and surveys and planning have been completed. Such category only includes finished Homesites which also means that Horizontal Development has been completed and home construction will begin soon or has already begun. This Category represents approximately 29,057 Homesites contained in, or 28% of, the aggregate Transferred Assets and Supplemental Transferred Assets, as of September 30, 2024.

a.

Group 1 consists of finished Homesites where home construction work is in progress, representing approximately 9,882 Homesites contained in, or 9% of, the aggregated Transferred Assets and Supplemental Transferred Assets, as of September 30, 2024.

b.

Group 2 consists of finished Homesites but where home construction work has not yet started but will start shortly, representing approximately 19,175 Homesites contained in, or 18% of, the aggregated Transferred Assets and Supplemental Transferred Assets, as of September 30, 2024.

(2)

Category II – Limited Risk – Land Under Development or Ready for Development. This Category includes land for which all entitlements, including all permits and approvals, have been received, and surveys and planning have been completed. Such category includes land and properties (a) for which Horizontal Development is already underway, which must be substantially completed before home construction can begin, or (b) for which all entitlements, including all discretionary permits and approvals, have been received, and surveys and planning have been completed, but Horizontal Development is yet to start. This Category represents approximately 55,959 Homesites contained in, or 53% of, the aggregated Transferred Assets and Supplemental Transferred Assets, as of September 30, 2024.

a.

Group 3 consists of land actively under development, representing approximately 37,206 Homesites contained in, or 35% of, the aggregated Transferred Assets and Supplemental Transferred Assets, as of September 30, 2024.

b.

Group 4 consists of land which is not under active development but has all entitlements needed to be able to begin development, representing approximately 18,753 Homesites contained in, or 18% of, the aggregated Transferred Assets and Supplemental Transferred Assets, as of September 30, 2024.

(3)	Category III – Moderate Risk – Land Not Yet Ready for Development. This Category includes land for which the necessary entitlements, permits and approvals have not been fully received and/or the surveys and planning have not been fully completed. All such matters must be completed and resolved before Horizontal Development may begin which can result in delays in such development. This Category represents approximately 20,424 Homesites contained in, or 19% of, the aggregated Transferred Assets and Supplemental Transferred Assets, as of September 30, 2024.

a.

Group 5 consists of land which is not under development and not does not yet have all entitlements needed to begin development, representing approximately 20,424 prospective Homesites (if fully entitled) contained in, or 19% of, the aggregated Transferred Assets and Supplemental Transferred Assets, as of September 30, 2024.

We are expecting that any Future Property Assets will fall in one of these three Categories and five Groups, respectively.

The below is an illustrative picture of the three Categories as applicable to property in our Real Estate Portfolio:

All of the properties included in the Transferred Assets and the Supplemental Transferred Assets will be covered by what the Manager believes to be adequate insurance immediately following the Distribution.

Development of the Transferred Assets and the Supplemental Transferred Assets

Pursuant to the Master Construction Agreement, Lennar will have the obligation to perform Work in order to have all Horizontal Development on the Homesites completed. Lennar will generally be responsible for the completion of, and have control over, the construction means and methods and will be solely responsible for any acts or omissions of its or its subcontractors’ employees performing the Work. Millrose Holdings will finance all costs actually incurred by Lennar in the performance of the Work relating only to Horizontal Development, up to the agreed-upon budget for each Homesite set forth in the applicable Project Addendum. Lennar will be responsible for costs and expenses in excess of the pre-agreed budget required to complete the Work relating to Horizontal Development and, subsequently, for all costs required for home construction by Lennar. In addition, subject to reimbursement from Millrose Holdings in accordance with the Lennar Agreements, Lennar will be responsible for providing and paying for all labor, materials and construction equipment necessary to facilitate its services and engaging any third-party professional engineers necessary to complete the Work, as well as all applicable fees, taxes and permits pertaining to the Work. If Lennar breaches the terms of the Master Construction Agreement, Millrose Holdings may order Lennar to stop the Work or make good on such deficiencies. A summary of the key terms and provisions of the Lennar Agreements can be found under “Our Business—Summary of Operational Agreements.”

The estimated development costs relating to the Horizontal Development of each property into Homesites differ depending on the status and level of development of such property.

As of September 30, 2024, we expect that total estimated development costs of Homesites which are included in the Transferred Assets and the Supplemental Transferred Assets will range from approximately $3 to $5 billion and we expect to incur approximately 48% of such development costs on the Transferred Assets within 24 months. Estimated development costs are calculated based on all the anticipated costs of completing the Work and represent the total amount allocated to each component of the Work, in accordance with the terms of the Master Construction Agreement. The estimated development costs on the Transferred Assets and the Supplemental Transferred Assets are based on Lennar’s management estimates as of September 30, 2024. Such estimates are subject to changes, increases and decreases depending on various factors, including macroeconomics conditions and costs of development materials but are subject to the limitations on the total amount allocated to each component of the Work, as set forth in the Master Construction Agreement. See “Our Business—Summary of Operational Agreements” for more information

Any Homesites in Group 1 are finished Homesites where homes are under constructions and will be ready to be purchased by homeowners in the near future. As a result, we expect that any Homesite in Group 1 will not require further investments or development costs by Millrose or Millrose Holdings as these are already developed and homes are being constructed for sale to ultimate homeowners.

Any Homesites in Group 2 are finished Homesites where home construction has not yet begun but the Homesites have been developed with minimal additional development costs remaining. As a result, we do not expect a material variance in the estimated remaining development costs for Homesites in Group 2 in accordance with the terms of the Lennar Agreements, including the Master Construction Agreement.

Any Homesites in Groups 3 and 4 are Homesites where significant development costs are currently being incurred or we expect will be incurred in the future in order to complete Horizontal Development of such properties in order to prepare the Homesites for construction of homes.

Group 5 includes undeveloped land where development costs are required in order to prepare the land to be developed into prospective Homesites once all the entitlements, approvals and permits that will designate the land as being available for residential development are received.

Millrose Holdings (through the Property LLCs) expects to pay the predetermined budgeted Horizontal Development costs pursuant to the terms of the Master Construction Agreement. A summary of the key terms and provisions of the Lennar Agreements can be found under “Our Business—Summary of Operational Agreements.”

As described elsewhere in this prospectus, (i) neither Millrose nor Millrose Holdings can guarantee that Lennar will exercise its Purchase Options with respect to the Transferred Assets and the Supplemental Transferred Assets or continue to pay its Monthly Option Payments but (ii) we expect that substantially all, if not all, of the Homesites and prospective Homesites included in the Transferred Assets and the Supplemental Transferred Assets will be purchased by Lennar pursuant to its option under the terms of the Master Option Agreement. In the event the payments received from Lennar are not sufficient to cover any development costs required by the Master Construction Agreement, Millrose Holdings may be required to find alternative sources of capital, including through loans, credit facilities, or by issuing its securities in the capital markets. We are negotiating an approximately $1 billion revolving credit facility and may seek to pursue additional debt financing. However, there is no guarantee that such sources of additional cash will be obtained or will be sufficient and we may need to seek additional financing to pay all Horizontal Development costs for Lennar’s projects. However, pursuant to the Lennar Agreements, Millrose may not enter into any third-party financing arrangements if such financing arrangement would cause the collective debt to equity ratio of Millrose and its affiliates to exceed 1:1, unless it obtains the prior approval of Lennar. Further, Millrose will be restricted from obtaining any secured financing arrangements without Lennar’s consent, if it decides to contribute both properties covered by the Lennar Agreements and properties of Other Customers into the same collateral pool. In terms of future capital commitments on the Transferred Assets and the Supplemental Transferred Assets, since Millrose and Millrose Holdings will have already acquired such Transferred Assets and Supplemental Transferred Assets, we are expecting future capital commitments on such properties to be limited to any development costs to be paid out in connection with, and in accordance with the terms of, the Lennar Agreements. As a result, we expect that Millrose’s and Millrose Holdings’ total capital commitment on the Transferred Assets and the Supplemental Transferred Assets will be limited to the estimated development costs for each of the Homesites and prospective Homesite included in the Transferred Assets and the Supplemental Transferred Assets, considering the level of development and scope of approvals of each of the properties included in the Transferred Assets and the Supplemental Transferred Assets.

As of September 30, 2024, we expect that the median estimated capital commitment and the average estimated capital commitment for each property included in the Transferred Assets and the Supplemental Transferred Assets will be approximately $50,000 and $5.3 million, respectively. The lower median estimated capital commitment is due to the proportion of Transferred Assets and Supplemental Transferred Assets that are finished Homesites that do not require additional capital commitments.

In addition, considering the level of development of each property included in the Transferred Assets and the Supplemental Transferred Assets, we are expecting to sell Homesites back to Lennar over time as they are being developed (or directly to the ultimate homeowner, as instructed by Lennar). The Transferred Assets and the Supplemental Transferred Assets are expected to have a short cash conversion cycle. When assessed as of September 30, 2024,

•

nearly 39% of the aggregate portfolio purchase value of the Transferred Assets and the Supplemental Transferred Assets have a weighted average life of less than a year (however, this is only with respect to when they are expected to be ready for cash conversion, and there are no guarantees that Lennar will exercise its Purchase Options when the properties are ready to be purchased); and

•

the majority of the Transferred Assets and the Supplemental Transferred Assets are expected to be ready for home construction and purchase by Lennar within thirty months, representing approximately 74% of the aggregate portfolio purchase value (assuming Lennar’s timely exercises of its Purchase Options in accordance with the Takedown Schedules described under “Our Properties”).

This contrasts with more traditional arrangements which are longer dated and push out cash conversion.

As of September 30, 2024, the illustrative table below summarizes the expected takedowns of the properties included in the Transferred Assets and the Supplemental Transferred Assets through 2032:

Expected Takedowns by Group	Total Homesites		2024	2025	2026 to 2033
Group 1 – Finished Homesites with Homes Under Construction	9,882		9,882	—	—
Group 2 – Finished Homesites Imminently Ready for Construction	19,175		7,692	11,483	—
Group 3 – Land Under Development	37,206		—	23,663	13,543
Group 4 – Land Ready for Development	18,753		—	1,118	17,635
Group 5 – Land Not Yet Ready for Development	20,424	*	—	232	20,192

Total	105,440		17,574	36,496	51,370

*	Prospective Homesites if fully entitled.

Millrose is negotiating an approximately $1 billion revolving credit facility and may seek to pursue additional debt financing, which Millrose expects to use to manage cash needs and reduce drag on returns, as well as for use to provide the HOPP’R to Other Customers.

The expected takedowns on the Transferred Assets and the Supplemental Transferred Assets are based on Lennar’s management current expectations and are subject to changes depending on various factors, including macroeconomic conditions and, in particular, real estate market conditions. Following the Spin-Off, we will rely on the Manager to continue to monitor these takedowns of the Transferred Assets and the Supplemental Transferred Assets. We cannot predict or estimate the actual timing of or any delays in Lennar’s eventual takedowns of these properties, or if Lennar decides not to exercise its option to purchase any such property.

Pooling of the Transferred Assets and the Supplemental Transferred Assets

With minimal exceptions, we intend that all properties included in the Real Estate Portfolio will be pooled with other properties pursuant to the Multiparty Cross Agreements, as further described under “Our Business.” All Transferred Assets and Supplemental Transferred Assets will be pooled in accordance with the applicable Multiparty Cross Agreements. This pooling mechanism is intended to protect Millrose against any “cherry-picking” by Lennar of more marketable properties while leaving Millrose with unexercised options over properties that have depreciated in value or are otherwise no longer as marketable. When properties are pooled together, if Lennar were to decline to exercise the purchase option for any property, Lennar would lose the option to purchase the other Pool Properties in the same pool under the applicable Multiparty Cross Agreement. The pooling of properties comprising the Transferred Assets and the Supplemental Transferred Assets is expected to allow Millrose to use multiple properties as collateral, thereby spreading the risk across various assets. In the event that one property underperforms or faces difficulties, Lennar would risk losing access to the other, potentially better-performing, properties in the same pool, to the extent it decides to walk away from a discrete property in that pool.

With respect to the Transferred Assets and the Supplemental Transferred Assets, Lennar has determined the selection of the Pool Properties and the composition of each pool. Each pool for the Transferred Assets and the Supplemental Transferred Assets is capped at a total value of $50 million (calculated based on the total amount of Option Deposits of each property in that pool), and pool composition is determined based on a consideration of various factors, including, but not limited to, diversity of geography, communities, investment duration and home types. The total value of each pool (calculated based on the total amount of Option Deposits of each property in that pool) ranges from $49,959,005 to $49,999,944 million,with an average total value of $49,992,383 and median total value of $49,996,137. The priority in determining the pools is to diversify each pool across geographies. With respect to the Transferred Assets and the Supplemental Transferred Assets, there are a total of 21 pools, with an average of 41 properties in each pool. Each pool includes properties split across major geographic regions, with an approximate even split of properties in different regions (East, West, South and Central) to ensure a consistent mix in each pool. All of the pools contain assets from all four regions with averages in terms of value of approximately 19%-32% of properties in each region. In addition, in order to diversify each pool in terms of investment duration, the pools were determined to include properties across each of the five Groups. We make best efforts to include a generally consistent distribution of Groups in each pool after first prioritizing geographical diversity.

As of September 30, 2024, the below table shows, by pool, the total Option Deposits, total number, value by region and value by Group of the properties which are included in the Transferred Assets and the Supplemental Transferred Assets:

Pool #	Total Option Deposit	Total Number of Properties	Value of Properties by Region (%)				Value of Properties by Group (%)
			East	Central	South	West	Group 1	Group 2	Group 3	Group 4	Group 5
1	$49,996,697	52	16.7	13.7	55.1	14.5	8.5	22.0	17.0	41.3	11.1
2	49,960,683	48	15.0	46.2	11.6	27.2	12.9	20.1	42.7	20.7	3.7
3	49,989,359	50	13.4	44.7	19.6	22.2	10.3	17.0	43.7	4.7	24.3
4	49,997,219	46	2.6	19.5	34.4	43.6	10.6	16.2	35.2	25.7	12.3
5	49,991,269	47	19.5	13.0	18.2	49.4	9.9	16.4	32.7	34.4	6.6
6	49,989,161	18	6.4	88.4	2.5	2.7	4.1	4.1	9.4	0.8	81.5
7	49,959,005	52	32.7	4.4	27.7	35.2	17.2	28.8	25.8	21.5	6.6
8	49,997,561	35	39.8	28.9	11.7	19.6	6.0	17.2	55.7	1.2	19.8
9	49,999,944	42	24.0	14.9	10.8	50.3	27.3	21.4	23.6	17.8	10.0
10	49,995,580	50	26.6	8.6	53.1	11.7	10.1	16.8	37.0	17.9	18.2
11	49,999,620	28	0.3	75.9	18.5	5.3	1.2	2.7	6.5	17.9	71.7
12	49,998,066	36	13.8	30.6	30.4	25.1	8.2	18.6	48.8	11.0	13.4
13	49,995,158	34	14.5	6.4	18.1	61.0	9.4	12.0	67.3	11.0	0.3
14	49,999,811	41	2.4	52.9	10.3	34.5	12.2	18.6	38.2	2.6	28.4
15	49,992,421	33	44.9	11.2	18.4	25.6	19.9	19.2	45.0	14.6	1.3
16	49,994,564	46	4.3	21.3	20.5	53.9	15.9	15.9	52.4	13.8	2.0
17	49,996,503	34	2.0	11.3	1.4	85.3	17.3	3.1	71.8	0.3	7.5
18	49,995,508	40	28.9	26.9	13.8	30.4	9.1	22.2	45.6	5.8	17.3
19	49,996,168	50	24.2	24.7	8.7	42.4	16.9	10.1	51.5	10.3	11.2
20	49,999,601	54	39.2	15.9	24.0	21.0	15.9	31.6	33.5	10.1	8.9
21	49,996,137	26	33.5	23.0	37.8	5.7	7.4	7.3	33.2	13.6	38.5

Average	$49,992,383	41	19.3	27.7	21.3	31.7	11.9	16.3	38.9	14.1	18.8

Competitive Conditions of the Transferred Assets and the Supplemental Transferred Assets

As of September 30, 2024, the Transferred Assets and the Supplemental Transferred Assets are located across 26 U.S. states. We believe we are competitive in the market regions where these Transferred Assets and Supplemental Transferred Assets are primarily located due to the large selection of properties, communities and prospective Homesites included in the Transferred Assets and the Supplemental Transferred Assets. Further, we will benefit from Lennar’s success as a home builder in those market regions. The Transferred Assets and the Supplemental Transferred Assets contain a broad range of properties and land that can be used for constructing homes appropriate for first-time, move-up, active adult, luxury and multi-generational homebuyers in a variety of locations ranging from urban communities to suburban golf course communities. We believe the Homesites in the Transferred Assets and the Supplemental Transferred Assets are in communities that have stable demographics and have historically exhibited favorable home buying trends, such as strong population and income growth.

In general, the residential homebuilding industry is highly competitive with competition from numerous national, regional and local home builders in each of the market regions in which the Transferred Assets and the Supplemental Transferred Assets are located. We believe the real estate competitive conditions of the Transferred Assets (which will be distributed to us by Lennar in connection with the Spin-Off and pursuant to the terms of the Pre-Spin Assignment, Assumption and Contribution Agreement) and the Supplemental Transferred Assets include, without limitation:

•	Market supply and demand, with locations throughout 26 U.S. states – Transferred Assets and Supplemental Transferred Assets are located in four strategic regional areas in the United States;

•

Short-term cash conversion – We expect approximately 39% of the Transferred Assets the Supplemental Transferred Assets will have a weighted average life of less than a year and the majority of the Transferred Assets the Supplemental Transferred Assets are expected to be ready for home construction and purchase by Lennar within thirty months following the date of the Distribution, representing approximately 74% of aggregate portfolio purchase value (calculated based on the total amount of Option Deposits), contrasting with more traditional arrangements which are longer dated and push out cash conversion;

•

Access to land, particularly in land-constrained markets – Transferred Assets and Supplemental Transferred Assets are positioned in new communities in leading markets, including Florida, Texas and California; and

•	Homesites developed on the Transferred Assets and the Supplemental Transferred Assets – We expect that each property included in the Transferred Assets will on average be developed into 122 Homesites.

The purchase of the Transferred Assets, based on their competitive conditions, was done by Lennar over the past decade utilizing the full scope of its experience, expertise and resources (including human capital) to identify, evaluate, diligence and determine the competitive conditions of the properties and land included in the Transferred Assets. We will benefit from the selection processes Lennar has applied.

However, these competitive conditions and drivers are all dependent on conditions in the local markets in which such Transferred Assets and Supplemental Transferred Assets are located. They are subject to significant changes over time as a result of macro- and micro-economic events and circumstances. In addition, if Lennar does not exercise its option to purchase the properties from us, the Transferred Assets and the Supplemental Transferred Assets will compete with properties of other residential home builders and land banks in the markets in which they are located. See “Our Business—Summary of Operational Agreements.”

Description of Future Property Assets

Future Property Assets to be acquired pursuant to the Lennar Agreements

In addition to the Transferred Assets and the Supplemental Transferred Assets that it will own following the Distribution, Millrose expects to acquire, through Millrose Holdings (or any of its Property LLCs), Future Property Assets pursuant to the Master Program Agreement and using capital pursuant to Lennar’s Capital Priority Right, as set forth in the Founder’s Rights Agreement, following the Spin-Off. Any such acquisition of Future Property Assets will be governed by the terms of the Master Program Agreement, as supplemented by the relevant Project Addenda. Consistent with the existing obligations of Millrose and in accordance with the terms of the Lennar Agreements, our Property Use Objective with respect to any Future Property Assets acquired pursuant to the Lennar Agreements will be limited to (i) funding the acquisition and making Homesites available to Lennar in accordance with the terms of the Master Option Agreement, (ii) funding the Work that Lennar will contractually agree to install with respect to any Homesites, up to a certain pre-agreed budget, in accordance with the terms of the Master Construction Agreement, and (iii) to the extent applicable and requested by Lennar, facilitating any sales of the finished Homesites with completed homes to any buyers that Lennar may so choose and identify. For the avoidance of doubt, Millrose Holdings’ Property Use Objective does not include (i) performing or funding any home construction on any properties, (ii) performing (directly or through contracted third parties) any Horizontal Development on any properties other than through Lennar, or (iii) entering into any leases or other use/occupancy-related arrangements with respect to any properties.

As of the date of this prospectus, because we do not have any visibility as to the Future Property Assets, if any, that Millrose (through Millrose Holdings or any of its Property LLCs) may acquire pursuant to the Lennar Agreements or otherwise, we do not have and are unable to provide any guidance as to the type of properties or land we may be acquiring in the future, if any.

We will be relying on Lennar to provide us with the Lennar Services in connection with any acquisitions of Future Property Assets pursuant to the Lennar Agreements. We expect that such Future Property Assets will generally be located in the same geographical areas as the Transferred Assets and the Supplemental Transferred Assets except to the extent Lennar expands the areas where it will build homes. We expect that a significant portion of Future Property Assets acquired pursuant to the Lennar Agreements will consist of properties and land that have a similar risk profile as the Transferred Assets and the Supplemental Transferred Assets. For more information about the terms and processes for such acquisitions, see “Our Business.”

Future Property Assets to be acquired pursuant to any arrangements with Lennar (other than the Lennar Agreements), Lennar Related Ventures or any Other Customers

As of the date of this prospectus, Millrose and Millrose Holdings (or any of its Property LLCs) have no arrangements to acquire any new properties or land pursuant to any arrangements that Millrose may enter into with Lennar (other than the Lennar Agreements), Lennar Related Ventures or any Other Customers or to provide the HOPP’R to Lennar Related Ventures or Other Customers in the near future. In addition, as of the date of this prospectus, because we do not have any visibility as to the Future Property Assets, if any, that Millrose (through Millrose Holdings or any of its Property LLCs) may acquire pursuant to any arrangements that Millrose may enter into with Lennar (other than the Lennar Agreements), Lennar Related Ventures or any Other Customers, we do not have and are unable to provide any guidance as to the type of properties or land we may be acquiring in the future, if any.

The purpose of any Future Property Assets to be acquired in the future pursuant to any arrangements that Millrose may enter into with Lennar (other than the Lennar Agreements), Lennar Related Ventures or any Other Customers will be determined in such agreements and in accordance with our Investment Guidelines and in satisfaction of the KL Diligence Obligations. However, we expect, but cannot guarantee, that our Property Use Objective with respect to any Future Property Assets acquired pursuant to any arrangements that Millrose may enter into with Lennar (other than the Lennar Agreements), Lennar Related Ventures or any Other Customers will generally be consistent with the Property Use Objective we have in the Lennar Agreements. For more information about our relationships, any arrangements we have or may have to provide the HOPP’R to our customers, our objectives and Investment Guidelines, see “Our Business.”

In addition to KL securing Future Property Assets, we expect that most, if not all, of our Other Customers, like Lennar, will identify and/or select Future Property Assets that they would like Millrose (through its subsidiaries) to acquire in connection with their use of the HOPP’R. KL will exercise reasonable and timely discretion over the acquisition of Future Property Assets to ensure that such Future Property Assets comply with the Investment Guidelines and satisfy the KL Diligence Obligations. In the exercise of its discretion, we expect that KL will generally consider a variety of factors as further described under “Our Business,” in addition to adherence to our Investment Guidelines and the Allocation Policy.

Pooling of Future Property Assets

As discussed in “—Pooling of the Transferred Assets and the Supplemental Transferred Assets,” each property acquired pursuant to the Lennar Agreements will be pooled pursuant to one or more Multiparty Cross Agreements. These agreements will dictate that, in the event that Lennar chooses to terminate any of the Purchase Options, it must do so on all properties in a pool and therefore forfeiting its deposit on all properties in the pool. We currently expect that Future Property Assets acquired pursuant to the Lennar Agreements will be pooled in accordance with additional Multiparty Cross Agreements (or added to existing Multiparty Cross Agreements), and with respect to each pool, the aggregate sum of all Option Deposits Lennar has made, or is obligated to make with respect to all of the properties included in such new pool, shall not at any time exceed $25,000,000. Consistent with the pooling criteria of the Transferred Assets and the Supplemental Transferred Assets, pools for Future Property Assets acquired pursuant to the Lennar Agreements will be established with primary consideration given to diversity within pools across geographies, communities, investment duration and home types. Best efforts will be used to ensure a consistent and even mix of geographic regions (East, West, South and Central) similar to those of the Transferred Assets pools and Supplemental Transferred Assets pools for each new pool. While there is a risk that differences in development timing of properties within a pool may allow for the rejection of certain remaining properties in the pool, we will seek to structure each pool with communities scheduled for development and homesite purchases within reasonably similar timelines, reducing the potential to leave behind a single undesirable property. Each property is subject to a preset takedown schedule so that it will be challenging to “cherry pick” certain communities once the property is acquired and the takedown schedule is set. While Lennar is able to accelerate takedowns of up to 50% of any pool, the size of each pool is sufficiently large that we believe the pooling mechanism will still be able to adequately act as a risk mitigation tool even if Lennar exercises its acceleration option with respect to any pool.

Outside of the Lennar Agreements, any Future Property Assets that we acquire for any customers that agree to adhere to the Operating Principles will also be pooled in the same manner and using the same criteria. However, in the event Millrose enters into a secured financing arrangement that uses a Property held through any Millrose Subsidiaries as collateral to secure the financing, Millrose will be prohibited from cross-pooling such Transferred Assets, Supplemental Transferred Assets or Future Property Assets it holds pursuant to the Lennar Agreements with Future Property Assets of Other Customers without Lennar’s consent. We believe that embedding cross-termination rights in Millrose’s option contracts with any customer who desires the Recycled Capital HOPP’R is a risk mitigation tool that will be beneficial to Millrose, as we believe this kind of arrangement should protect Millrose against any customer “cherry picking” assets and leaving Millrose responsible for finding new buyers for any less-desirable properties. The pooling of communities is expected to allow Millrose to use multiple properties as collateral for option contracts, thereby spreading the risk across various assets. In the event that one community underperforms or faces difficulties, the customer would risk losing access to the other communities in the same pool if it tried to walk away from an underperforming community in that pool. Future Property Assets that adhere to the Operating Principles would be pooled generally using the same principles as those used to pool the Transferred Assets and the Supplemental Transferred Assets. While there may be some differences (e.g., different customers may have different geographic regions and mixes), we will seek to ensure that the overall effectiveness of the pooling mechanism as a risk mitigation tool is preserved across our relationships with all customers who agree to include such a mechanism in their HOPP’R agreements with us. However, there is no guarantee that Future Property Assets acquired for Other Customers will be subject to the pooling requirement.

Millrose has engaged and continues to engage in discussions with other home builders who are interested in becoming new customers, but there is no guarantee that Millrose will be successful in negotiating agreements with such customers and there is no guarantee that Millrose will be able to secure any business arrangements with any home builders outside of Lennar in any given timeframe. Millrose expects that the arrangements with these other potential customers will be similar to its arrangements with Lennar (as described above), but there is no certainty that Millrose will be able to successfully negotiate for substantially all of the same terms it has in the Lennar Agreements, including with respect to pooling. As of the date of this prospectus, because we do not have any visibility as to the Future Property Assets, if any, that Millrose (through Millrose Holdings or any of its Property LLCs) may acquire pursuant to any HOPP’R agreements or other similar arrangements that Millrose may enter into with Lennar (outside of the Lennar Agreements), Lennar Related Ventures or any Other Customers, we do not know whether such Future Property Assets will be subject to any pooling criteria or multiparty cross agreements. Pooling is an important tool that is designed to mitigate the risk of Millrose being left with “undesirable” land assets due to unexercised purchase options, but we anticipate that not all potential customers will want or be able to agree to such a provision. If Lennar (and potentially certain Lennar Related Ventures) are the only customers who will agree to pooling, which is included in our Operating Principles, then the use of our Recycled Capital HOPP’R will likely be limited to a small group of customers and we will have a higher risk exposure to purchase option defaults from all other customers who do not agree to pooling in their HOPP’R arrangements with us. Millrose expects that the arrangements with these other potential customers will be similar to its arrangements with Lennar (as described above), but there is no certainty that Millrose will be able to successfully negotiate for substantially all of the same terms it has in the Lennar Agreements, including with respect to pooling.

Operating Data on Real Estate Portfolio

Insurance

We expect that the Manager, on behalf of Millrose and Millrose Holdings (including any of its Property LLCs), will maintain general liability insurance policies for common liability claims from third parties, including slip and fall accidents and other common third-party risks. However, in accordance with the terms of the Master Option Agreement, prior to the commencement of any Horizontal Development or improvements on any properties, Lennar will maintain commercial general liability insurance and such other insurance coverage that Lennar deems sufficient to cover the damage to the Work constructed by Lennar or any third-party contractor that Lennar may engage.

The Manager will be responsible for making sure that the Transferred Assets, the Supplemental Transferred Assets and any Future Property Assets acquired pursuant to the Master Program Agreement will adequately be insured by Lennar, consistent with industry standards. The Manager is expecting to maintain insurance policies (similar to the ones subscribed by Lennar) on any Future Property Assets that would be acquired outside of the terms of the Master Program Agreement and would not be insured separately by our counterparty so that the whole Real Estate Portfolio will be adequately insured, consistent with industry standards.

We expect that the Manager may also purchase specific insurance policies for individual investments or blanket policies covering multiple investments and participants and their respective affiliates. These types of policies may include commercial general liability insurance, professional liability insurance, excess liability insurance, or other forms of insurance applicable to specific situations. We expect that KL, as part of its Management Fee, will directly pay for any such insurance policies. The Manager will determine whether Millrose and Millrose Holdings (including any of its Property LLCs) may or may not require such additional policies in the future.

Leases and Occupancy

In accordance with the Master Option Agreement, we expect to sell the Homesites included in the Transferred Assets and the Supplemental Transferred Assets to Lennar upon Lennar’s exercise of its exclusive Purchase Options prior to or when completion of the Work on the completed Homesites is approaching, and that Lennar will work on the home construction at its option in accordance with the terms of the Master Option Agreement. The Lennar Agreements obligate Lennar to complete Horizontal Development and gives Lennar the option to undertake home construction on the Homesites while we (through Millrose Holdings) own the Homesites. We do not, and will not, have any lease agreements with respect to the Transferred Assets and the Supplemental Transferred Assets, do not intend to enter into any lease agreements in the foreseeable future and do not, and will not, have any tenants or occupants on any of the properties in the Real Estate Portfolio. Furthermore, we do not expect leases and occupancy to be within the scope of our Property Use Objective for the foreseeable future. See “Our Business—Summary of Operational Agreements.”

Title and Interest

The Transferred Assets will be contributed to Millrose Holdings’ Property LLCs by Lennar. Although certain diligence undertakings were completed by Lennar to confirm conveyance records, deeds and titles and we will be receiving certain representations and warranties on such Transferred Assets in connection with the conveyance, there can be no assurance that we will receive all of the Transferred Assets, free and clear of all liens, defects and encumbrances.

The Pre-Spin Assignment, Assumption and Contribution Agreement will include certain representations and warranties with respect to the state of the properties and land constituting the Transferred Assets and will include certain protections for us in the event there are external factors outside of our control that may impact the quality, usability or value of the properties and land. There will be certain limited recourses to us in the event a third-

party claims title to any of the assets or claims any other rights or privileges with respect to the assets (including, for example, any rights to repurchase upon transfer, or any easement or other usage rights). A summary of the key terms and provisions of the Pre-Spin Assignment, Assumption and Contribution Agreement, including any representations and warranties, can be found under “Our Business—Summary of Operational Agreements.” See “Risk Factors—Risks Related to Our Business Model and Investment in a Newly Formed Entity” for more information about the related risks.

In addition, no environmental site assessment will be completed on any of the Transferred Assets to research the current and historical uses of such property or land as part of the transfer of such properties. Given the absence of environmental site assessment, we will not be able to assess the soil or groundwater beneath particular properties may have been impacted or polluted. However, in some instances, Lennar or another predecessor owner may have obtained Phase 1 assessments of such properties (but we would not be able to rely or benefit from any protections from liability from such assessments).

Title and interests on any Future Property Assets will be determined on a case-by-case basis as they will be acquired by Millrose (through Millrose Holdings or any of its Property LLCs) and included in the Real Estate Portfolio. However, when acquiring Future Property Assets pursuant to the Lennar Agreements, we expect to obtain certain representations and warranties with regard to title and interests on such Future Property Assets from the sellers.

No Third-Party Appraisals

Neither Millrose nor Lennar have obtained independent, third-party appraisals of the Transferred Assets, or any independent third-party valuations of the Transferred Assets or any fairness opinion on the transactions contemplated by the Spin-Off. The value of Millrose’s Common Stock will be set by the market and may be greater or less than the fair value of the Transferred Assets or the exercise price of Lennar’s Purchase Options to purchase them. We will determine on a case-by-case basis whether to obtain any independent, third-party appraisals or valuations, if any, of Future Property Assets before acquiring them.

Land Depreciation

Given the nature of the properties and land included in the Real Estate Portfolio, we are not expecting any material depreciation on the Real Estate Portfolio.

State and Local Taxes

Properties and land included in the Transferred Assets and the Supplemental Transferred Assets are subject to taxes in accordance with local and state tax laws, including annual realty taxes. The Transferred Assets and the Supplemental Transferred Assets are located in hundreds of different municipalities across 26 U.S. states. Pursuant to the terms of the Master Option Agreement, Lennar will be responsible for any such local taxes while its option to purchase the land in accordance with the terms of the Master Option Agreement remains outstanding. We are generally expecting that the realty tax rate based on the assessed value of each property included in the Transferred Assets and the Supplemental Transferred Assets will range from approximately 0.4% to 4% to be paid annually by Lennar. We expect that any realty taxes on any Future Property Assets that we acquire pursuant to the Lennar Agreements will be paid by Lennar.

MANAGER AND MANAGEMENT AGREEMENT

The Manager

Overview of our Relationship with Kennedy Lewis and the Manager

Following the Spin-Off, we will be externally managed and advised by the Manager, pursuant to the Management Agreement. The Manager is Kennedy Lewis Land and Residential Advisors LLC, an affiliate and wholly-owned subsidiary of Kennedy Lewis. Pursuant to the Management Agreement, management and personnel provided by the Manager will perform Millrose’s and Millrose Holdings’ obligations under the Lennar Agreements and operate the business and manage our Real Estate Portfolio in line with the governance documents and corporate policies prepared by Lennar prior to the Spin-Off, as well as the terms of the Management Agreement. The Manager shall be subject to oversight of the Board in accordance with the terms of the Management Agreement, the Charter and the MGCL. The Manager will maintain a contractual, as opposed to a fiduciary, relationship with us, and all services provided to us by the Manager will be done in accordance with the terms of the Management Agreement; however, to the extent that officers or employees of the Manager also serve as our officers, such officers will owe us duties under Maryland law in their capacity as our officers, which may include the duty to exercise reasonable care in the performance of such officers’ responsibilities, as well as the duties of loyalty, good faith and candid disclosure. The Manager will be responsible for identifying and appointing sufficient experienced and qualified personnel to perform all services described in the Management Agreement, including serving as officers of Millrose. The Manager will, among other things, run Millrose’s public company operations, shape and implement Millrose’s business strategies and manage Millrose’s ongoing compliance with all applicable laws, regulations and rules. The Manager will be primarily responsible for managing our day-to-day business affairs and land assets and implementing our investment strategy, subject to the supervision of our Board. Millrose will have no officers or employees except those provided by the Manager and, as to officers duly elected by our Board upon recommendation from the Manager. We will be entirely reliant on the Manager to provide Millrose and Millrose Holdings (and any of its Property LLCs) with management and personnel services and to run public company operations, shape and implement Millrose’s business strategies and manage Millrose’s ongoing compliance with all applicable laws, regulations and rules, as further described below. None of the officers or employees of the Manager or its affiliates will be dedicated exclusively to us. The Manager will not provide Millrose and Millrose Holdings (and any of its Property LLCs) with any capital contributions or funds, other than as contemplated by the terms of the Management Agreement. See “Risk Factors” and, in particular, “Risk Factors—Risks Related to Our Management Structure” and “Risk Factors—Risks Related to Operating as a Public Company” for a discussion of the risks associated with being externally managed by the Manager and its affiliates.

Kennedy Lewis’s Relationship with Lennar

Kennedy Lewis and its principals have had a long business relationship with Lennar, more recently as part of Kennedy Lewis’ Land Banking strategy. The relationship spans more than 20 years when Mr. Richman covered Lennar as a high yield research analyst at Goldman Sachs. Prior to the Spin-Off, Kennedy Lewis is acting as an unpaid strategic advisor to Lennar in the structuring of the Spin-Off, the incorporation of Millrose and the formation of Millrose Holdings and Property LLCs, and the preparation of the various agreements and documentation related to the Spin-Off that are described herein and Millrose’s relationship with Lennar following the Spin-Off, including the Management Agreement and the Lennar Agreements as further described under “Our Business—Summary of Operational Agreements.” Kennedy Lewis has also been involved in negotiating with Lennar the terms of the Management Agreement, including the amount of the Management Fee, which will be entered into by the Manager and Millrose. Although Kennedy Lewis is involved in such capacities as Lennar’s strategic advisor in connection with the Spin-Off, prior to the Spin-Off, the Manager has not and will not act in any capacity on Millrose’s behalf, including with respect to the negotiations of the Lennar Agreements with Lennar and the preparation of Millrose’s organizational documents and corporate policies. See “Risk Factors” and, in particular, “Risk Factors—Risks Related to Our Management Structure” and “Risk Factors—Risks Related to Operating as a Public Company” for a discussion of the risks associated with being externally managed by the Manager and its affiliates.

Kennedy Lewis’s and the Manager’s Qualifications

The Manager is an affiliate and wholly-owned subsidiary of Kennedy Lewis. Kennedy Lewis is an institutional alternative investment firm with assets under management in excess of $17 billion as of November 30, 2024. It was founded in 2017 and is headquartered in New York City with additional offices in Miami, Florida and Geneva, Switzerland. Kennedy Lewis has a team of more than 80 professionals, including 39 investment professionals. Kennedy Lewis, as a global alternative investment manager, brings a wealth of expertise and capabilities across various industries, which include home builder finance, opportunistic credit, core lending and collateralized loan obligations.

Kennedy Lewis is led by David Kennedy Chene, as the Co-Founder, Co-Portfolio Manager and Co-Managing Partner, Darren Lewis Richman, as the Co-Founder, Co-Portfolio Manager and Co-Managing Partner, and Doug Logigian, as the Co-Managing Partner and President. Messrs. Chene, Richman and Logigian, together with the broader Kennedy Lewis team, have extensive experience sourcing, underwriting, capitalizing and financing land and home builder finance investments. David Valiaveedan (Partner) and Brieanne Nikrandt (Managing Director) lead Kennedy Lewis’ home builder finance investment strategy. Prior to joining Kennedy Lewis in 2021, Mr. Valiaveedan and Ms. Nikrandt led the residential investment strategy for DW Partners LP from 2015 to 2021. In addition, Messrs. Richman and Logigian, while at Blackstone, worked directly with Mr. Valiaveedan while he was Vice President of Finance and Treasurer at Hovnanian Enterprises, Inc, a national home builder, where he spent a decade. Following the Spin-Off, Darren L. Richman will serve as Chief Executive Officer and President of Millrose, Garett Rosenblum will serve as Chief Financial Officer and Treasurer of Millrose, Robert Nitkin will serve as Chief Operating Officer of Millrose, Rachel Presa will serve as General Counsel and Secretary of Millrose, and Adil Pasha will serve as Chief Technology Officer of Millrose. Aside from Mr. Richman, none of the other KL Principals and KL Homebuilder Finance Senior Team will have any management roles at Millrose or Millrose Holdings (and its Property LLCs).

Kennedy Lewis and its affiliates provide structured capital solutions to publicly traded and private U.S. home builders for financing the acquisition of entitled land and the completion of Horizontal Development. This financing enables home builders to improve their capital efficiency by acquiring finished homesites on a “just in time” basis at the start of home construction, thereby reducing the home builder’s capital outlay and improving project level returns.

The KL Principals and KL Homebuilder Finance Senior Team, together with other members of the Kennedy Lewis team, have extensive experience sourcing, underwriting, financing and asset managing diversified portfolios of land acquisition and Horizontal Development. Kennedy Lewis maintains rigorous underwriting standards and implements a hands-on approach to asset management which is enhanced by its vertically integrated home builder finance asset monitoring, loan servicing, due diligence and transaction support division. A key attribute to Kennedy Lewis’ success has been the management team’s investing expertise across the risk spectrum of real estate development projects throughout the United States. The management team includes a team of 10 home builder finance investment professionals focused on sourcing, due diligence, and monitoring investments. The senior investment team has an average of 23 years of investment management experience. We believe the capabilities of the Manager’s customized servicing, asset management, and due diligence and transaction support division will serve to mitigate risk and add value to Millrose’s business and operations. See “Our Business.”

Kennedy Lewis has worked with multiple U.S. home builders, both publicly traded and private, and land developers as part of its diversified land finance strategy. As of September 30, 2024, investment vehicles advised by Kennedy Lewis have financed nearly $7.6 billion in Land Banking arrangements. These span 199 communities across 38 metropolitan statistical areas and encompass more than 71,000 homesites. In addition, Kennedy Lewis has evaluated over $23 billion of Land Banking and Horizontal Development investment opportunities since 2021. Kennedy Lewis will not be contributing any capital to Millrose or Millrose Holdings (including the Property LLCs) and will only be obligated to perform, through KL, the duties contemplated in the Management Agreement.

Our Manager, KL, is an affiliate and a wholly-owned subsidiary of Kennedy Lewis, with Kennedy Lewis acting as the sole member of KL. As part of its business activities, Kennedy Lewis and its affiliates, including the Advisors (as defined below) are providing services to several companies involved in the residential real estate industry, including Land Banking. KL will manage Millrose externally but will not be directly managing any entities other than Millrose and its subsidiaries. As a result, KL’s sole business purpose will be the management of Millrose and its subsidiaries and Millrose will not have any sister companies. However, Kennedy Lewis, an affiliate and the parent of KL, owns other subsidiaries that are substantially similar to KL and manage other companies (such as the Advisors), including potential competitors and companies maintaining REIT status, in the residential real estate industry, which are providing, or may provide, Land Banking.

The following table and biographical descriptions set forth, as of November 30, 2024, certain information with respect to the individuals who we expect will serve as the senior officers of the Manager immediately following the Distribution on the Distribution Date:

Name	Age	Position(s)
Darren L. Richman	53	Chief Executive Officer and President
Garett Rosenblum	51	Chief Financial Officer and Treasurer
Robert Nitkin	37	Chief Operating Officer
Rachel Presa	45	General Counsel and Secretary
Adil Pasha	32	Chief Technology Officer

Biographies

Darren L. Richman, Chief Executive Officer and President

Darren L. Richman is expected to be our Chief Executive Officer and President upon the completion of the Spin-Off. Mr. Richman co-founded Kennedy Lewis with David Kennedy Chene in 2017. Mr. Richman is a Managing Member of Kennedy Lewis and additionally serves as a Managing Member of each of the KLIM Funds investment funds. Mr. Richman was formerly a Senior Managing Director with The Blackstone Group from 2006 to 2016 where he focused on special situation and opportunistic investments, and he sat on the Investment Committee for GSO Capital Partners LP’s opportunistic credit funds and special situation funds. Before joining GSO Capital Partners, Mr. Richman worked at DiMaio Ahmad Capital, where he was a Founding Member and the Co-Head of its Investment Research Team, from 2003 to 2006. Prior to joining DiMaio Ahmad Capital LLC, Mr. Richman was a Vice President and Senior Special Situations Analyst at Goldman Sachs & Co, from 1999 to 2003. Mr. Richman began his career with Deloitte & Touche LLP, ultimately serving as a Manager in the firm’s Mergers and Acquisitions Services Group, from 1994 to 1999. He was formerly a Certified Public Accountant and a Member of the American Institute of Certified Public Accountants. Mr. Richman currently serves on the board of directors of Outward Bound USA and The Eastman Kodak Company. He is a member of the Economic Club of New York and formerly served on its strategic planning committee.

Garett Rosenblum, Chief Financial Officer and Treasurer

Garett Rosenblum is expected to be our Chief Financial Officer and Treasurer upon the completion of the Spin-Off. Previously Mr. Rosenblum served as Senior Vice President and Chief Accounting Officer for Safehold Inc., and its predecessor iStar Inc., both publicly traded REITs, for ten years. Prior to joining iStar, Mr. Rosenblum served as the Chief Accounting Officer at Arbor Realty Trust, also a publicly traded REIT. Mr. Rosenblum served as Director of Accounting at Citi Property Investors, a division of Citigroup, for six years. Mr. Rosenblum also spent six years at Ernst and Young LLP where he served both publicly traded real estate clients and private equity real estate funds. Mr. Rosenblum is a graduate of the St. John’s University School of Law where he earned his Juris Doctor degree. He also holds a Bachelor of Science degree in both Finance and Public Relations from Syracuse University. Mr. Rosenblum is a member of the New York State Bar and is a Certified Public Accountant in New York.

Robert Nitkin, Chief Operating Officer

Robert Nitkin is expected to be our Chief Operating Officer upon the completion of the Spin-Off. Mr. Nitkin joined Kennedy Lewis in 2020 and is a Managing Director focused on the firm’s activities across the Real Estate and Homebuilding sectors. Mr. Nitkin was formerly an investment principal at GPS Investment Partners (“GPS”), an institutional family office, where he was responsible for evaluating and executing transactions across GPS’s credit and private equity investment strategies. Prior to joining GPS in 2015, Mr. Nitkin was an Associate in the Securities Division at Goldman Sachs & Co. Previously, he worked at Ernst and Young LLP as a member of the Transaction Advisory group. Mr. Nitkin earned his undergraduate degree from the Cornell University School of Engineering and holds an M.B.A. from Columbia Business School.

Rachel Presa, General Counsel and Secretary

Rachel Presa is expected to be our General Counsel and Secretary upon the completion of the Spin-Off. Ms. Presa joined Kennedy Lewis in 2021 and is a Director and the firm’s Chief Compliance Officer and Fund Counsel. Ms. Presa has over a decade of experience representing and advising investment funds, financial institutions, and other clients in legal and compliance matters, including regulatory investigations and enforcement, civil litigation, and bankruptcy and restructuring. Ms. Presa was formerly Senior Counsel at the law firm of Akin Gump Strauss Hauer & Feld LLP from 2010 to 2021. Prior to her legal career, Ms. Presa taught English and writing in public high schools in North Carolina and Maryland. Ms. Presa served on the Junior Advisory Board of Her Justice from 2017 – 2023. Ms. Presa has a B.A. from Goucher College and earned her J.D. at New York University School of Law.

Adil Pasha, Chief Technology Officer

Adil Pasha is expected to be our Chief Technology Officer upon the completion of the Spin-Off. Mr. Pasha is a Director at Kennedy Lewis and is responsible for building the Firm’s analytics capabilities since 2022. Mr. Pasha was formerly a Data Scientist at Schonfeld Strategic Advisors LLC, a multi-strategy hedge fund, where he was responsible for the fund’s performance reporting from 2021 to 2022. Prior to joining Schonfeld Strategic Advisors LLC, Mr. Pasha was a Product Manager focused on designing and building accounting/financial applications from 2020 to 2021. Mr. Pasha started his career in consulting at PricewaterhouseCoopers LLP in 2015. Mr. Pasha has a B.A. in Accounting and Finance from the Georgia Institute of Technology. He is a Certified Public Accountant.

Management Agreement

We and the Manager are parties to a Management Agreement, which will be effective immediately upon completion of the Distribution. The Management Agreement requires the Manager to manage our business operations in conformity with our investment objectives, strategy and policies that are approved and monitored by our Board. See “Our Business.” The Manager’s role remains under the supervision and direction of our Board. Pursuant to the Founder’s Rights Agreement, Lennar shall have a consent right over the Board’s appointment of a new manager in the event the Management Agreement is terminated for any reason. See “Our Business—Summary of Operational Agreements—Summary of Agreements between Millrose, Millrose Holdings and Lennar—Founder’s Rights Agreement.” The Manager will also manage and advise our subsidiaries, including, but not limited to, Millrose Holdings and the Property LLCs on our behalf.

Management Services

Pursuant to the terms of the Management Agreement, the Manager is responsible for, among other things, the acquisition, management and disposition of land assets and properties, compliance with laws and regulations, including as a public company, and providing us with advisory services as to the HOPP’R. The Manager is responsible for our day-to-day operations and will perform (or will cause to be performed) such services and activities relating to the HOPP’R as may be appropriate, which may include, without limitation, the following:

•	negotiate and execute all HOPP’R and other similar agreements with Millrose’s customers;

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provide the daily management for Millrose and perform and supervise the various administrative functions necessary for the day-to-day management of the operations of Millrose (including providing services in connection with the operation of the HOPP’R);

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conduct diligence by employing Kennedy Lewis’s current underwriting team to conduct a thorough independent diligence assessment of each proposed transaction, ensuring adherence to the Investment Guidelines and assessing the credibility of the home builder’s financial projections, and, in doing so, KL will leverage third-party market data and internal proprietary datasets to formulate an autonomous evaluation of projected home selling prices, sales pace, and profit margins for each community. In general, such due diligence would include an appropriate legal evaluation that ensures the land has received all necessary entitlement and environmental approvals, unless KL is able to negotiate arrangements with the home builder where KL determines that there is not a need to conduct such an extensive legal analysis on the proposed transaction;

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investigate, select, and, on behalf of Millrose, engage and conduct business with such persons as the Manager deems necessary to the proper performance of its obligations under the Management Agreement, including, but not limited to, consultants, accountants, lenders, attorneys, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, securities investment advisors, mortgagors, the registrar and the transfer agent and any and all agents for any of the foregoing, including affiliates of the Manager, and persons acting in any other capacity deemed by the Manager necessary or desirable for the performance of any of the foregoing services, including, but not limited to, entering into contracts in the name of Millrose with any of the foregoing (although any third parties so engaged shall not be compensated by Millrose);

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subject to the oversight of the independent directors of the Board and the terms and conditions of the Management Agreement (including the Investment Guidelines and the Allocation Policy), identify, investigate, analyze and select other persons to which Millrose can provide the HOPP’R or other land bank services. Once persons are identified, the Manager shall evaluate and negotiate agreements with respect to the foregoing on behalf of Millrose and in furtherance of Millrose’s strategic objectives;

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negotiate agreements providing for the issuance of additional shares of Common Stock on behalf of Millrose to stockholders provided that any such issuance of additional shares of Common Stock shall be approved by the Board, a risk committee of the Board or another committee consisting entirely of independent directors of the Board;

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in addition to services related to providing the HOPP’R to Millrose’s customers, render such services as may be reasonably determined by our Board consistent with the terms and conditions of the Management Agreement, including locating, analyzing and selecting potential investments (including real estate assets), and negotiating and entering into agreements relating to investment and, to the extent necessary, perform all other operational functions for the maintenance and administration of such investments;

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negotiate on behalf of Millrose with banks or other lenders for loans, bonds, notes, bridge facilities and other borrowing transactions to be made to Millrose provided that any such loan, bond, note, bridge facility and other borrowing transactions shall be approved by the Board, a risk committee of the Board or another committee consisting entirely of independent directors of the Board;

•	provide Millrose with all necessary cash management services, and manage accounting and other record keeping functions for Millrose;

•	perform investor-relations and stockholder communications functions for Millrose;

•	maintain Millrose’s accounting and other records and assist Millrose in filing all reports required to be filed by it with the SEC, the IRS and other regulatory agencies;

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advise Millrose regarding the maintenance of Millrose’s qualification as a REIT and monitor Millrose’s compliance with the various REIT qualification requirements and other rules set forth in the Code and use its commercially reasonable efforts to cause Millrose to qualify as a REIT and to maintain its qualification as a REIT for U.S. federal income tax purposes;

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advise Millrose regarding the maintenance of its exemptions from the status of an investment company required to register under the Investment Company Act, and monitor compliance with the requirements for maintaining such exemptions and using commercially reasonable efforts to cause it to maintain such exemptions from such status;

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assist Millrose in qualifying to do business in all applicable jurisdictions in which Millrose or its subsidiaries do business, and ensure that Millrose and its subsidiaries obtain and maintain all applicable licenses;

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assist Millrose in complying with all applicable regulatory requirements applicable to them with respect to its business activities, including compliance with the Sarbanes-Oxley Act and Dodd-Frank Act and preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act, the Securities Act or by the NYSE;

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if requested by Millrose, provide, or cause another qualified third party to provide, such internal audit, compliance and control services as may be required for Millrose and its subsidiaries to comply with applicable law (including the Securities Act and the Exchange Act), regulation (including SEC regulations) and the rules and requirements of the NYSE or such other securities exchange on which the shares of Common Stock or other securities of Millrose are listed, and as otherwise requested by our Board;

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handle and resolve on behalf of Millrose (including its subsidiaries) all claims, disputes or controversies, including all litigation, arbitration, settlement or other proceedings or negotiations, in which Millrose or its subsidiaries may be involved (other than with the Manager or its affiliates) or to which they may become subject, subject to such limitations or parameters as may be imposed from time to time by our Board;

•	use commercially reasonable efforts to cause Millrose and its subsidiaries to comply with all applicable laws;

•	render such other services as may be determined by our Board consistent with the terms and conditions of the Management Agreement;

•	use its commercially reasonable efforts to ensure that Millrose complies with its responsibilities and obligations under the Lennar Agreements;

•	make available sufficiently experienced and qualified personnel to perform all services, including serving as officers of Millrose; and

•	do all things necessary to assure its ability to render the services as further described in the Management Agreement.

In addition, the Manager will provide the following administrative services to us and our subsidiaries:

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engage in and conduct activities associated with the on-going monitoring and servicing of investments, including without limitation: (a) calculation, invoicing, collection of all amounts owed to Millrose and its subsidiaries under all HOPP’R transaction documents, including initial option deposits, monthly option payments, homesite sale proceeds, and any other income due and payable under the in-place option agreements and/or construction agreements; (b) receipt, review and execution of homesite purchase documentation in accordance with all HOPP’R transaction documents; (c) receipt, review and where appropriate, execution of property related documentation including at closing and throughout the life of the property and development; (d) depositing payments received into accounts of Millrose and its subsidiaries; and (e) liaise with home builder counterparties as needed;

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option termination and default management, including, without limitation, the following: (a) identify option termination and defaults and issue notices, (b) engage in risk mitigation and recovery efforts with counterparty, including oversight of third-party vendors; and oversight and analysis of remaining Horizontal Development, and (c) facilitate sale of land assets not purchased by Lennar or any other persons pursuant to option agreements;

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record keeping and document management, including, without limitation, the following: (a) the HOPP’R documents, including maintaining complete sets of closing documentation and amendments; maintaining records and copies of all executed project documents, takedown requests, construction draws and notices; and maintaining and timely filing memorandum of option terminations; and (b) maintaining all electronic communications in accordance with the Manager’s guidelines;

•	coordinate contractual relationships and communications between Millrose and its contractual service providers;

•	assist with any future equity offerings or other financings by Millrose and with the registration of any Millrose securities, including as required under the Registration Rights Agreement;

•	cooperate to execute on any acquisition that Millrose may be obligated to pursue and execute pursuant to the Lennar Agreements, including the Supplemental Transferred Assets Transaction;

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prepare for execution and file Millrose’s federal and state tax returns: prepare a fiscal tax provision in coordination with the annual audit; prepare an excise tax provision; and prepare all relevant 1099 calculations, and prepare income and capital gain distributions;

•	prepare the quarterly and annual financial statements in compliance with GAAP;

•	monitor Millrose’s compliance with the Code and SEC reporting requirements;

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prepare, coordinate with Millrose’s counsel and coordinate all filings with the SEC, including: quarterly reports on Form 10-Q, annual reports on Form 10-K, and current reports on Form 8-K, assist in the preparation of Forms 3, 4 and 5 pursuant to Section 16 of the Exchange Act for the relevant officers and directors of Millrose, such filings to be based on information provided by those persons;

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assist in the preparation of notices of meetings of stockholders, coordinate preparation of proxy statements, including obtaining information required to be disclosed by applicable regulations and the engagement of proxy solicitors on behalf of Millrose, and perform investor-relations and stockholder communications functions for Millrose;

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assist in obtaining directors’ and officers’ errors and omissions insurance policies and other insurance policies that pertain to the operation of Millrose’s business (such as property, cybersecurity and general liability insurance) for Millrose, including evaluation of insurance carriers, recommending appropriate coverage levels and evaluating the costs thereof, as such policies are approved by our Board;

•	draft agendas and resolutions for quarterly, annual and special Board meetings;

•	coordinate the preparation, assembly and posting of Board materials;

•	attend Board meetings and draft minutes thereof;

•	maintain Millrose’s calendar to assure compliance with various filing and Board approval deadlines;

•	assist Millrose in the handling of SEC examinations and responses thereto;

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provide (to such person or entity as agreed between Millrose and the Manager) a sub-certification in support of certain matters set forth in the certifications required to be delivered by Millrose’s chief executive officer and chief financial officer as part of Millrose’s Form 10-Q or Form 10-K filing pursuant to regulations promulgated by the SEC, such sub-certification to be in such form and relating to such matters as agreed between Millrose and the Manager from time to time. The Manager shall be required to provide the sub-certification only during the term of the Management Agreement and only if it receives such cooperation as it may request to perform its investigations with respect to the sub certification. For clarity, the sub-certification is not itself a certification under the Sarbanes-Oxley Act or under any other regulatory requirement;

•	prepare and coordinate Millrose’s state notice filings;

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furnish Millrose office space in the offices of the Manager, or in such other place or places as may be agreed from time to time, and all necessary office facilities, simple business equipment, supplies, utilities and telephone service for managing the affairs of Millrose, and the procurement and maintenance of appropriate information technology services to perform the administrative services described of the Management Agreement;

•	perform clerical, bookkeeping and other administrative services not provided by Millrose’s other service providers;

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determine or oversee the determination of Millrose Tangible Assets in accordance with Millrose’s policies as adopted from time to time by our Board, provided, that any such determination for the purpose of calculating Manager’s Management Fee may be reviewed by the Board, a risk committee of the Board or another committee consisting entirely of independent directors;

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oversee the maintenance by Millrose’s custodian and transfer agent and dividend disbursing agent of certain books and records of Millrose and maintain (or oversee maintenance by such other persons as approved by our Board) such other books and records required by law or for the proper operation of Millrose;

•	prepare such information and reports as may be required by any stock exchange or exchanges on which Millrose’s securities are listed;

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determine the amounts available for distribution as dividends and distributions to be paid by Millrose to its stockholders and recommend to our Board the amounts of dividends that should be paid and the extent to which those dividends should be cash or Common Stock; calculate, analyze and prepare a detailed income analysis and forecast future earnings for presentation to our Board; prepare and arrange for dividend notices to stockholders, as applicable, and provide Millrose’s dividend disbursing agent and custodian with such information as is required for such parties to effect the payment of dividends and distributions and to implement Millrose’s dividend reinvestment plan, if any;

•	serve as liaison between Millrose and each of its service providers;

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assist in monitoring and tracking the daily cash flows of the individual assets of Millrose, as well as security position data of Real Estate Portfolio; assist in resolving any identified discrepancies with the appropriate third party, including Millrose’s custodian, administrative agents and other service providers, through various means including researching available data via agent notices, financial news and data services, and other sources;

•	monitor compliance with leverage tests under Millrose’s credit facility, if any, and communicate with leverage providers and rating agencies;

•	coordinate negotiation and renewal of credit agreements for presentation to our Board;

•	coordinate negotiations of agreements with counterparties and Millrose’s custodian for derivatives and similar transactions, as applicable;

•	retain, coordinate and oversee the provision of legal services to Millrose;

•	cooperate with Millrose’s independent registered public accounting firm in connection with audits and reviews of Millrose’s financial statements, including interviews and other meetings, as necessary;

•	provide secretary and any assistant secretaries, treasurer and any assistant treasurers and other officers for Millrose as requested or required by Maryland law;

•	develop or assist in developing guidelines and procedures to improve overall compliance by Millrose;

•	determine and monitor expense accruals for Millrose;

•	authorize expenditures and approve bills for payment on behalf of Millrose;

•	monitor the number of shares of Common Stock registered under the Securities Act and assist in the registration of additional shares of Common Stock, as necessary;

•	exercise or procure the exercise of any rights of Millrose with respect to any class action proceedings or other legal action concerning investments of Millrose;

•	prepare such reports as our Board may request from time to time;

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notify Millrose promptly (and no later than within ten days) of any acquisition or disposition of ownership, directly or indirectly, beneficially or of record, by David K. Chene and Darren L. Richman of any membership interests of Kennedy Lewis;

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provide to Millrose a certificate (signed by an officer of Kennedy Lewis) of ownership of the aggregate issued and outstanding membership interests of Kennedy Lewis, including, but not limited to, any acquisition or disposition of ownership of any membership interests by David K. Chene or Darren L. Richman, that our Board may request from time to time, but no more than once per quarter; and

•	perform such additional administrative duties relating to the administration of Millrose as may subsequently be agreed upon in writing between Millrose and the Manager.

Management Team

Pursuant to the terms of the Management Agreement, the Manager will be required to provide us with a management team and officers, including a Chief Executive Officer (also serving as President), a Chief Financial Officer (also serving as Treasurer), a Chief Operating Officer and General Counsel (also serving as Secretary) and a Chief Technology Officer, along with appropriate support personnel, to provide the management services to be provided by the Manager to us. Under the terms of the Management Agreement, the Manager shall make available to Millrose and its subsidiaries sufficiently experienced and qualified personnel to perform all services. None of the officers or employees of the Manager or its affiliates will be dedicated exclusively to us. See “Risk Factors—Risks Related to Our Management Structure.”

Management Fee

We will pay the Manager a management fee in an amount equal to 1.25% per annum of Millrose Tangible Assets (or 0.3125% per quarter). “Millrose Tangible Assets” will be calculated as:

(A)

from the Spin-Off date through (and including) the end of the first month following twelve (12) months after the Spin-Off date: (i) the Company’s total assets (including cash and cash equivalents), less (ii) intangible assets, each determined on a consolidated basis in accordance with GAAP, less (iii) Non-Revenue Generating Assets to the extent not already included in (ii); and

(B)

thereafter: (i) the Company’s total assets (not including cash and cash equivalents), less (ii) intangible assets, each determined on a consolidated basis in accordance with GAAP, less (iii) Non-Revenue Generating Assets to the extent not already included in (ii), each determined on a non-consolidated basis in accordance with GAAP.

For the first year following the Spin-Off, the Management Fee, which is payable on a quarterly basis, is estimated to be an aggregate amount of approximately $77 million for the 12-month period. This estimated Management Fee is calculated as 1.25% of Millrose Tangible Assets, assuming Millrose Tangible Assets is equal to $6.2 billion (calculated as of September 30, 2024) comprised of $5.2 billion in land value, $500 million in cash contributed by Lennar to Millrose as part of the Business Assets and $500 million in cash as payment on the Option Deposits by Lennar to Millrose in connection with the contribution of the Transferred Assets pursuant to the Lennar Agreements.

The Management Fee shall be due and payable quarterly in advance as of the first day of each quarter (January 1, April 1, July 1 and October 1) (provided that such initial and final payments will be pro-rated based on the number of days during such quarter that the Management Agreement was in effect; and provided further that the initial payment of the Management Fee shall be due and payable on the date of the Management Agreement).

For purposes of calculating the Management Fee, the Manager may calculate each installment of the Management Fee based on an estimate of Millrose Tangible Assets on the first day of each quarter, and deliver such computations to our Board no less than three (3) business days prior to the beginning of each quarter, which computations may be reviewed by the Board, a risk committee of the Board or another committee consisting entirely of independent directors (and such Management Fee will be adjusted, as applicable, when the final determination of Millrose Tangible Assets on such date is made to reflect any difference between the Manager’s estimate of Millrose Tangible Assets and the final determination of Millrose Tangible Assets; the Management Fee payable for the applicable subsequent quarter shall be adjusted upward or downward, as applicable, to reflect the adjustment to the Manager’s estimate of Millrose Tangible Assets and the final determination of Millrose Tangible Assets).

The Management Fee shall be payable independent of the performance of Millrose and its business, but the Manager may waive all or a portion of its fees.

Notwithstanding anything to the contrary, Millrose shall have the right to discontinue all payment of the Management Fee upon the valid exercise by Lennar of its Enforcement Rights pursuant to the Founder’s Rights Agreement. In such a circumstance, Millrose must notify KL promptly upon receiving notice from Lennar that it is exercising its Enforcement Right to compel Millrose to stop all payments of the Management Fee for the duration of the Dispute Period. In such circumstances, KL agrees that any discontinuation of the Management Fee payments will not be deemed to be a breach of contract or otherwise any default under the Management Agreement, and KL may not terminate the Management Agreement solely by reason of such discontinuation of the Management Fee. In the event the dispute is resolved in Millrose’s favor, Millrose shall take all necessary and appropriate action to compel Lennar to pay the total amount of unpaid Management Fee payments over the course of the Dispute Period to Lennar, in accordance with the terms of the Founder’s Rights Agreement.

Reimbursement of Expenses

Except for the reimbursable expenses listed below, all expenses incurred by Millrose and its subsidiaries in the ordinary course of business, including all “Operating Expenses” (as defined in the Management Agreement), will be paid for by KL and covered under the Management Fee. We will be required to reimburse the Manager for the following expenses:

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expenses (including underwriting discounts and commissions) paid or to be paid by Millrose in connection with any public or private offering of equity or debt securities of Millrose, including, without limitation, Millrose’s legal, accounting, printing, mailing and filing fees, rating agency engagement expenses and other documented offering expenses;

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legal, accounting, financial, due diligence and other service fees incurred in connection with extraordinary litigation and mergers and acquisitions and other events outside Millrose’s ordinary course of business; and

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costs associated with the ownership and maintenance of land on which any counterparty has failed to exercise its option to repurchase such land from Millrose, including maintenance, upkeep and other fees, which may be significant in the event of a substantial amount of option contract terminations.

Pursuant to the terms of the Management Agreement, the Manager will prepare a statement documenting all such reimbursable expenses incurred during each quarter and will deliver such statement to our Board within 15 business days after the end of each quarter. Such reimbursable expenses incurred by the Manager on behalf of Millrose and payable pursuant to the terms of the Management Agreement will be reimbursed by Millrose no later than the fifteenth business day immediately following the date of delivery of such statement of reimbursable expenses to Millrose.

The foregoing summary of the Management Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part and incorporated herein by reference.

Term and Termination Without Cause

The initial term of the Management Agreement is the period beginning on the date of completion of the Spin-Off and ending on the third anniversary of such date. The Management Agreement will be automatically renewed for a one-year term on each anniversary date thereafter unless earlier terminated or not renewed as described below. We may decline to renew the Management Agreement upon the affirmative vote of at least a majority of our independent directors (or, in the case of an Accelerated Termination (as defined below), the affirmative vote of at least two-thirds of the independent directors) in their sole discretion, based upon (i) unsatisfactory performance by the Manager that is materially detrimental to Millrose or (ii) a determination that the Management Fee payable to the Manager is excessive, subject to the Manager’s right to agree that it will continue to perform its duties under the Management Agreement at rates that at least a majority of the independent directors determine to be fair; provided, however, the Manager shall have the right to renegotiate the Management Fee, by delivering to Millrose a notice of its intention to renegotiate the Management Fee. See “—The Manager” and “Risk Factors—Risks Related to Our Management Structure.”

The Manager may decline to renew the Management Agreement upon 180 days’ notice prior to the end of the term. In this instance, Millrose shall not be required to pay to the Manager the Termination Fee (as defined below) if the Manager terminates the Management Agreement.

Millrose’s Board has the power and authority to terminate the Manager and engage a replacement manager from time to time, subject to Lennar’s Management Succession Consent Right. Lennar’s Management Succession Consent Right is set forth in the Founder’s Rights Agreement, which is incorporated by reference into the Bylaws. Pursuant to the Management Succession Consent Right, in the event the Management Agreement is terminated for any reason (with or without cause), whether due to a Management Change of Control or otherwise, then Lennar shall have a consent right over the appointment of a new external manager (in addition to the separate approval by Millrose’s Board), which consent shall not be unreasonably withheld. Lennar shall also have a consent right (in addition to the approval by Millrose’s Board) to the execution of any new Management Agreement (whether with the same manager or a new manager). Pursuant to the Management Agreement, KL is obligated to cooperate and take all reasonable, appropriate and/or necessary actions to facilitate the transition from itself as Manager to any new replacement manager.

Termination for Cause

We may also terminate the Management Agreement at any time, upon the direction of a majority of our independent directors and upon 30 days’ prior written notice from our Board to the Manager, without the payment of the Termination Fee, for cause, if (i) the Manager, its agents or assignees breaches any material provision of the Management Agreement and such breach shall continue for a period of 30 days after written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period (or 45 days after written notice of such breach if within 30 days after the written notice the Manager begins making diligent efforts to cure such breach), (ii) there is a commencement of any proceeding relating to Kennedy Lewis’ or the Manager’s bankruptcy or insolvency, including an order for relief in an involuntary bankruptcy case or the Manager authorizing or filing a voluntary bankruptcy petition, (iii) it is determined that Kennedy Lewis or the Manager committed fraud against Millrose, misappropriated or embezzled funds of Millrose, or acted, or failed to act, in a manner constituting bad faith, willful misconduct, gross negligence or reckless disregard in the performance of the Manager’s duties under the terms of the Management Agreement, or (iv) the Manager is dissolved.

The Manager may terminate the Management Agreement upon 60 days’ prior written notice in the event that we default in the performance of any material term, condition or covenant contained in the Management Agreement and such default continues for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period (or 45 days after written notice of such breach if Millrose takes steps to cure such breach within 30 days of the written notice).

Termination upon a Management Change of Control

As provided in the Founder’s Rights Agreement, Lennar’s Management Succession Consent Right requires Lennar and Millrose’s Board to approve any replacement candidate(s) for David K. Chene and/or Darren L. Richman in the event of a Management Change of Control. As set forth in the Management Agreement and consistent with the terms of the Founder’s Rights Agreement, promptly following the occurrence of a Management Change of Control if not anticipated (such as in the event of a sudden incapacity or death) or within 10 days of the date on which KL has reason to believe there will be a Management Change of Control within the following 90 days, KL shall notify Lennar of the development. KL will then have a reasonable time (and in any event no later than 60 days) following the delivery of the notice to Lennar of the Management Change of Control to present the candidate(s) to replace Mr. Chene and/or Mr. Richman to Lennar and the Millrose Board for consideration. Lennar and the Millrose Board shall have 10 business days to evaluate the candidate(s) and approve or reject such candidate(s). Lennar’s and the Board’s failure to respond within the 10 business day period shall be deemed an approval of the candidate(s). KL will continue identifying and presenting candidates to Lennar and the Millrose Board until approval is received (which cannot be unreasonably withheld). KL shall continue to act as Manager for the duration of the candidate selection and approval process. If after 60 days following the delivery of the notice to Lennar of the Management Change of Control, KL has not presented Lennar and the Millrose Board with any accepted candidates, the Millrose Board shall have the right to terminate the Management Agreement without penalty or any termination fee, and enter into a new Management Agreement with another party, subject to Lennar’s consent. Upon such termination of the Management Agreement, KL, at the request of the Millrose Board, must continue to provide access to its employees and personnel in accordance with the terms of the Management Agreement for up to 180 days following the termination of the Management Agreement to ensure an adequate transition of management between KL and the successor manager of Millrose.

For purposes of the Management Agreement, a Management Change of Control is defined as when both David K. Chene and Darren L. Richman (i) cease to exercise control over the management or the decision-making process at Kennedy Lewis, (ii) cease to exercise direct or indirect control (including through delegated employees) over the management of Millrose or (iii) transfer or convey any membership interests of Kennedy Lewis, KL or the Manager, directly or indirectly, to a company (or any affiliate thereof) engaged primarily in the building of single family homes in the United States or a company (or any affiliate thereof) engaged primarily in acquiring and developing homesites in the United States.

Termination Fee

In the event we terminate the Management Agreement without cause, Millrose will pay the Manager a Termination Fee equal to (A) if Millrose’s average annual taxable return on equity, which equals (i) consolidated net income calculated in accordance with GAAP as reported in Millrose’s filings with the SEC, plus any taxes paid by Millrose or any subsidiaries of Millrose during such period, plus the amount of reimbursable expenses incurred by Millrose over the applicable period that are reasonably determined to be unrelated to the performance of the Manager’s duties under the Management Agreement, plus an adjustment for any reduction in income related to any Pause Period in effect pursuant to Millrose option agreements, divided by (ii) average Millrose consolidated shareholders’ equity at the end of each fiscal quarter over the same period as reported in Millrose’s filings with the SEC, during the three years (or the number of years since the Spin-Off date if less than three) preceding the effective termination date of the Management Agreement has been equal to or higher than 7% (the “Performance Goal”), 3.0 times the average annual Management Fee earned by the Manager during the two-year period immediately preceding the most recently completed calendar quarter prior to the effective termination date of the Management Agreement, subject to a certification of the Board, to be provided within 60 days of its vote to approve a “Termination Without Cause” (as defined in the Management Agreement), that Millrose has achieved the Performance Goal (such certification not be withheld, conditioned to delayed in the event that the Board determines in good faith that the Performance Goal has been achieved), or (B) if the Performance Goal is note met, then (i) prior to the expiration of the Initial Term, 2.5 times the average annual Management Fee earned by the Manager during the two-year period immediately preceding the most recently completed calendar quarter prior to the effective termination date of the Management Agreement; and (ii) at or after the expiration of the Initial Term or any renewal period after the Initial Term, as applicable, 1.5 times the average annual Management Fee earned by the Manager during the two-year period immediately preceding the most recently completed calendar quarter prior to the effective termination date of the Management Agreement. If the Management Agreement is terminated prior to the two-year anniversary of the date of the Management Agreement and a Termination Fee is payable, the Management Fee earned during such period will be annualized for purposes of calculating the average annual Management Fee.

Duties of the Manager Upon Termination

The Manager shall promptly upon termination of the Management Agreement: (i) pay over to Millrose all money collected and held for the account of Millrose pursuant to the Management Agreement, after deducting any accrued compensation and reimbursable expenses to which it is then entitled (as detailed below), (ii) deliver to our Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to our Board and (iii) deliver to our Board all assets, including those relating to our Real Estate portfolio and other investments, and documents of Millrose then in the custody of the Manager.

In addition, the Manager shall provide Millrose with all information it requires to be able to prepare all required financial statements and all required tax returns or other tax related documents (including requests for refunds) and reasonably cooperate with Millrose, at Millrose’s expense, to provide an orderly management transition.

Liability and Indemnification

Pursuant to the Management Agreement, the Manager will not assume any responsibility other than to render the services called for thereunder in good faith and will not be responsible for any action of our Board in following or declining to follow its advice or recommendations. The Manager maintains a contractual as opposed to a fiduciary relationship with us (however, to the extent that officers or employees of the Manager also serve as our officers, such officers will owe us duties under Maryland law in their capacity as our officers, which may include the duty to exercise reasonable care in the performance of such officers’ responsibilities, as well as the duties of loyalty, good faith and candid disclosure).

Every provision of the Management Agreement relating to the conduct or affecting the liability of or affording protection to the Manager or any of its respective affiliates and their respective partners, members, officers, directors, employees and agents shall be subject to the provisions of the indemnification provision by Millrose under the Management Agreement. The KL Covered Persons may consult with legal counsel to, or accountants for, Millrose and any act or omission by such KL Covered Person on behalf of Millrose or in furtherance of the business of Millrose in good faith in reliance on and in accordance with the advice of such counsel or accountants shall be full justification for the act or omission, and the KL Covered Persons shall be fully protected in so acting or omitting to act if the counsel or accountants were selected with reasonable care.

To the fullest extent permitted by law, the Management Agreement will provide that Millrose agrees to indemnify and save harmless the KL Covered Persons, from and against any and all claims, liabilities, damages, losses, costs and expenses, including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and expenses of investigating or defending against any claim or alleged claim, of any nature whatsoever, known or unknown, liquidated or unliquidated, that are incurred by each KL Covered Person and arise out of or in connection with the business or investments of Millrose, or the performance by the KL Covered Persons of their responsibilities under the Management Agreement, provided that the KL Covered Persons shall not be entitled to indemnification hereunder to the extent their conduct constitutes bad faith, fraud, willful misfeasance, intentional misconduct, gross negligence or reckless disregard of their duties (as determined by a non-appealable judgment of a court or arbitration tribunal of competent jurisdiction).

Additionally, expenses incurred by each KL Covered Person in defense or settlement of any claim that shall be subject to a right of indemnification under the terms of the Management Agreement, shall be advanced by Millrose prior to the final disposition thereof upon receipt of an undertaking by or on behalf of such KL Covered Person to repay the amount advanced to the extent that it shall be determined ultimately that such KL Covered Person is not entitled to be indemnified under the terms of the Management Agreement. The right of the KL Covered Persons to the indemnification provided under the terms of the Management Agreement shall be cumulative of, and in addition to, any and all indemnification rights to which the KL Covered Persons may otherwise be entitled by contract or as a matter of law or equity.

The Manager agrees to indemnify and hold harmless us and our directors with respect to all expenses, losses, damages, liabilities, demands, charges and claims in respect of or arising from acts or omissions of the Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the Management Agreement or any claims by the Manager’s personnel or third parties relating to the terms and conditions of their employment by the Manager.

However, under the terms of the Management Agreement, the KL Covered Persons will not be liable to Millrose for (i) any act or omission in connection with the conduct of the business of Millrose, that is determined in good faith to be in or not opposed to the best interests of Millrose, (ii) any act or omission based on the recommendation of any professional advisor of Millrose whom the Manager, its officers, members, managers, directors, personnel or affiliates believes is authorized to make such recommendations on behalf of Millrose, (iii) any act or omission by Millrose, or (iv) any mistake, negligence, misconduct or bad faith of any broker or other agent of Millrose, unless any act or omission constitutes bad faith, fraud, willful misfeasance, intentional misconduct, gross negligence or reckless disregard of its duties (as determined by a non-appealable judgment of a court or arbitration tribunal of competent jurisdiction).

Assignment

The Manager may not assign the Management Agreement, except to an affiliate, without the consent of a majority of our independent directors. However, the Manager may, without the consent of Millrose or the approval of a majority of our independent directors, delegate to one or more of its affiliates, including sub-advisors where applicable, the performance of any of its responsibilities under the Management Agreement so long as it remains liable for any such affiliate’s performance.

For purposes of the assignment provision, the occurrence of any of David K. Chene or Darren L. Richman (i) ceasing to exercise control over the management or the decision-making process at Kennedy Lewis, (ii) ceasing to exercise control over the management of Millrose or (iii) disposing of any membership interests of Kennedy Lewis, directly or indirectly, to a company (or any affiliate thereof) engaged primarily in the building of single family homes in the United States or a company (or any affiliate thereof) engaged primarily in acquiring land and/or developing homesites in the United States will be deemed to constitute an assignment, in whole, of the Management Agreement by the Manager and its affiliates.

In accordance with Lennar’s Management Succession Consent Right, Lennar will have the right to approve any replacement Manager that Millrose may so choose, prior to such replacement manager assuming any duties and obligations under the Management Agreement, as well as the right to approve any management agreement to which such replacement manager will be subject (see “Our Business—Summary of Operational Agreements—Summary of Agreements between Millrose, Millrose Holdings and Lennar—Founder’s Rights Agreement”).

Millrose may not assign its rights or responsibilities under the Management Agreement without the prior written consent of the Manager, except in the case of assignment to another REIT or other organization which is our successor, in which case such successor organization will be bound under the Management Agreement and by the terms of such assignment in the same manner as Millrose is bound under the Management Agreement.

Governing Law

The Management Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of laws principles.

Allocation Policy

In addition, the Management Agreement also includes a policy governing the allocation of investment opportunities not involving Lennar between Millrose and certain affiliates of Kennedy Lewis. Kennedy Lewis launched a Land Banking strategy in June 2021. Certain entities managed by affiliates of Kennedy Lewis are currently actively allocating capital in Land Banking: Kennedy Lewis Capital Partners Master Fund III LP and its related parallel vehicles KLIM Delta HQ3 LP and Kennedy Lewis Capital Partners (EU) SPV LP and Kennedy Lewis Residential Property Income Company LP. Fund III is advised by Kennedy Lewis Management LP and KLRES is advised by Kennedy Lewis Residential Property Income Advisors LLC, an affiliate and parent company of the Manager.

Under the Allocation Policy, the Manager will adhere to certain guidelines when allocating Land Banking investments not involving Lennar between Millrose, Fund III and KLRES during their respective investment periods, which may mean that certain Land Banking opportunities that would be advantageous for Millrose may instead be allocated to another entity advised by Kennedy Lewis.

During the time that KL serves as the Manager of Millrose, transactions with Other Customers that are directed by Lennar or others to Millrose, or that specifically request to engage in Land Banking with Millrose, including any follow-on transactions with such customers, will be directed to Millrose, provided that Millrose has Owner Available Capital (as defined in the Allocation Policy). Certain investment opportunities directly related to existing land banking investments of Kennedy Lewis or transactions with Other Customers that specifically request in writing not to engage with Millrose will be presented to Fund III and KLRES. For all other transactions with Other Customers, KL will adhere to the allocation procedures in the Allocation Policy, which include assessing the entities suitable to accept an investment opportunity based on certain allocation considerations. Investment opportunities that are deemed appropriate for Millrose as well as Fund III and KLRES will be allocated on a rotation basis, such that Millrose will receive every other investment opportunity that is appropriate for Millrose, Fund III and KLRES.

Additionally, the Allocation Policy restricts Kennedy Lewis and its affiliates from raising funds, or engaging anybody else to raise funds for any entity or otherwise to provide Land Banking or any similar form of real estate financing, other than for Millrose or a subsidiary of Millrose, without consent of the Board, subject to certain exceptions.

MANAGEMENT

Executive Officers

The following table sets forth information, as of the date of the Distribution, with respect to the individuals expected to serve as our executive officers immediately following the Spin-Off. The individuals listed as our expected executive officers below also serve as officers of the Manager. As executive officers of the Manager, they will manage the day-to-day affairs and will carry out the directives of our Board in the review, selection and recommendation of investment opportunities and operating acquired investments and monitoring the performance of those investments to ensure that they are consistent with our investment objectives. Millrose and Millrose Holdings will have no officers or employees except those provided by the Manager who are expected to be appointed as our officers by our Board upon recommendation from the Manager and hired as our employees.

As of the date of the Distribution, our executive officers will consist of Darren L. Richman, Chief Executive Officer and President, Garett Rosenblum, Chief Financial Officer and Treasurer, Robert Nitkin, Chief Operating Officer, Rachel Presa, General Counsel and Secretary, and Adil Pasha, Chief Technology Officer. See “Manager and Management Agreement” for biographical information about our executive officers.

Compensation of Executive Officers

As we will be an externally managed by the Manager and its team, we will have no employees and we will not separately pay compensation to the individuals serving as our executive officers. For a description of the Manager’s compensation and incentives, see “Manager and Management Agreement.”

Board of Directors Following the Distribution

The following table sets forth information, as of November 30, 2024, with respect to the persons who we expect to serve on our Board following the Spin-Off. Each of these persons is expected to be appointed effective as of the Distribution Date and is expected to serve on the Board until Millrose’s first annual meeting of shareholders as a publicly traded company. If re-elected to the Board at such annual meeting of shareholders, each person will serve for a one-year term until the next annual meeting of shareholders. Biographical information about each of these persons follows the table. None of the persons listed as directors and officers of Millrose herein have any family relationships with one another.

Each person listed below was identified, evaluated and selected for appointment to the Board by the joint efforts of Lennar and KL, without the use of any third-party director candidate search firm. There are no other arrangements or understandings between anyone listed below and any other persons pursuant to which the persons listed below were selected to serve on the Board. We have no expectation of adding any other directors to our Board prior to the Distribution.

Name	Age	Position
Carlos A. Migoya	74	Chair of the Board of Directors
Patrick Bartels	49	Director
Matthew B. Gorson	76	Director
Kathleen B. Lynch	59	Director
M. Alison Mincey	50	Director

Director Biographies

Carlos A. Migoya

Carlos A. Migoya currently serves as President and Chief Executive Officer of Jackson Health System, the public health system for Miami-Dade County, which is one of the nation’s largest and most respected public healthcare networks. Prior to joining his current role in May 2011, Mr. Migoya served as City Manager of Miami from 2010 to 2011, managing various budget issues on behalf of the city. Prior to serving as City Manager, Mr. Migoya worked in various roles in the banking industry for more than 35 years, including for Wells Fargo & Company and its predecessors, including Wachovia Corporation and First Union Corporation, retiring as Regional President, North Carolina and Chief Executive Officer, Atlantic Region for Wachovia Corporation.

Board Experience and Other Qualifications:

Mr. Migoya has previously served on the board of directors of Mednax, Inc. (now known as Pediatrix Medical Group, Inc.), a national provider of physician services across 37 states, from 2019 to 2021. Mr. Migoya is also actively involved in several community organizations, including having served as the foundation chairman of Florida International University and as a member of the university’s Dean’s Council and of the College of Business Administration’s principal advisory board. Mr. Migoya currently sits on the boards of Florida Chamber of Commerce the Florida Hospitals Association and the Safety Net Hospitals Alliance of Florida. Mr. Migoya previously served as a board member of Downtown Miami Charter School, Miami Dade College and the Beacon Council.

Mr. Migoya has several decades of experience working in both the financial and banking industry and in the healthcare management industry. He brings to the board skills in strategic planning, management of complex organizations and financial acumen. In Mr. Migoya’s first year as President and Chief Executive Officer of Jackson Health System, he led a transformation that reversed years of significant losses (including an $82 million loss in the prior year) and produced a more than $8 million surplus. As evidenced by his successful campaign for a $830 million plan to renovate, modernize and expand Jackson’s facilities, Mr. Migoya is also highly experienced in effective advocacy and key stakeholder engagement and oversight of large-scale initiatives. All of these skills and experiences are critical to the initial and ongoing success of a newly public company like Millrose.

Patrick Bartels

Patrick J. Bartels currently serves as the Managing Member of Redan Advisors LLC, a firm that provides fiduciary advisory services, including board of director representation and strategic planning for domestic and international public and private business entities. Prior to founding Redan Advisors LLC in 2018, Mr. Bartels served as a senior investment professional for investments in North America, Asia and Europe, and in a broad universe of industries, including serving as a Managing Principal at Monarch Alternative Capital LP, a private investment firm that focuses primarily on event driven credit opportunities, from 2002 to 2018, and before that as a Research Analyst for high yield investments at Invesco Ltd., an investment management company, where he analyzed primary and secondary debt offerings of companies in various industries. Mr. Bartels began his career at Pricewaterhouse Coopers LLP, where he was a Certified Public Accountant.

Board Experience and Other Qualifications

Mr. Bartels has served on the board of directors of numerous publicly traded companies, including WCI Communities, Inc. from 2009 to 2017, Douglas Elliman Inc. from 2024 to present, Arch Resources, Inc. from 2016 to 2023, Pyxus International Inc. from 2023 to Present, Trinity Place Holdings Inc. from 2023 to 2024, and Noble Corporation from 2021 to 2022, Marblegate Acquisition Corp. from 2022 to present, Libbey Inc. in 2022, Monitronics International, Inc. from 2019 to 2023, Parker Drilling Company from 2019 to 2020, Vanguard Natural Resources, Inc. in 2019, View, Inc. in 2024, AgileThought from 2023 to 2024, Hexion Inc. from 2019 to 2022, Centric Brands Inc. from 2019 to 2022, B. Riley Principal Merger Corp. from 2019 to 2020 and B. Riley Principal Merger Corp. II in 2020.

Mr. Bartels has more than 25 years of investing and governance experience and has an extensive track record of driving value added returns for all stakeholders through governance, incentive alignment, cost rationalization, corporate finance, capital markets and mergers and acquisitions. Mr. Bartels brings to the board experience in oversight of the management of a REIT, expertise in financial and accounting matters as a certified public accountant and is a holder of the Chartered Financial Analyst designation, and industry knowledge of the homebuilding industry from his work as an investment analysis for more than 10 years. All of these skills will bring significant value to Millrose as a new publicly traded company intending to qualify as a REIT. Mr. Bartels also qualifies as an audit committee financial expert and has experience serving as chair of audit committees on the boards of public and private companies.

Matthew B. Gorson

Matthew B. Gorson currently serves as Senior Chairman of Greenberg Traurig, LLP (“Greenberg Traurig”), an international multi-practice law firm. Mr. Gorson began his career at Greenberg Traurig in 1973 as the firm’s 14th lawyer, leading all varieties of real estate transactions, as well as playing a key role in revitalizing the urban landscape and changing the skyline of Miami. Prior to his role as Senior Chairman, he served as Greenberg Traurig’s President and Chairman. As a senior partner and former Chair of Greenberg Traurig’s real estate practice, Mr. Gorson was instrumental in developing the firm as one of the nation’s and world’s leading real estate legal advisors.

Board Experience and Other Qualifications:

Mr. Gorson is Founder and past Chairman of the Downtown Miami Charter School. Mr. Gorson currently serves as Chairman Emeritus and a member of the Executive Committee of Big Brothers Big Sisters of Greater Miami, where he previously served two terms as Chairman of the Board. Mr. Gorson also currently serves as a member of the Jackson Health Foundation, the private fundraising arm of Jackson Health System. Mr. Gorson is a former board member and Campaign Chairman of United Way of Miami-Dade and a former board member of the New World Symphony, Greater Miami Chamber of Commerce, the City of Miami Downtown Development Authority, the 11th Judicial Circuit Historical Society, and Friends of the Underline. Mr. Gorson is a Board Emeritus Member of Tulane University and founder of both Mt. Sinai Hospital and Baptist Hospital.

Mr. Gorson has over five decades of demonstrated expertise in the real estate industry and is one of the most in-demand real estate attorneys in South Florida. Mr. Gorson brings to the board skills in complex real estate transactions and navigating property, real estate development and construction and land use laws and regulations. Mr. Gorson has deep market and industry knowledge and has represented and been a trusted advisor to many of the largest development companies in South Florida, including the Related Group, Swire Pacific Realty, Terra Group, Swerdlow Companies, the Taplin Family, the Soffer Family and Julius and Eddie Trump. He has also worked with the University of Miami and St. Thomas University on real estate issues and served as special counsel to the City of Miami, Miami-Dade County, and the Perez Art Museum of Miami on high-profile projects. Mr. Gorson’s experience in the real estate industry and his established legal expertise will be a significant asset to Millrose as a new land banking company entering a competitive market.

Kathleen B. Lynch

From 2013 to her retirement in 2018, Kathleen B. Lynch served as Group Managing Director and the Chief Operating Officer of UBS Wealth Management Americas and UBS Americas Holding LLC, an intermediate holding company for the U.S. based subsidiaries of UBS Group AG, a global wealth manager and financial services firm. Prior to that, Ms. Lynch served as Chief Operating Officer of Bank of America Merrill Lynch Global Research, where she was responsible for Publishing & Distribution, Supervisory Analysts, Business Management and various support functions. Ms. Lynch has served in a variety of leadership positions in global markets and investment banking, global research and wealth management for more than 30 years.

Board Experience and Other Qualifications:

Ms. Lynch has served on the board of directors of UBS Americas Holding LLC since 2016, where she serves on the audit & finance committee, cyber & technology committee and the governance, oversight and sustainability committee. Ms. Lynch also serves on the board of Eastman Kodak Corporation, where she serves as chair of the audit and finance committee. From 2017 to 2022, Ms. Lynch served on the board of directors of The Depository Trust & Clearing Corporation, the premier post-trade market infrastructure for the world’s financial markets.

Ms. Lynch has over three decades of experience in the banking and financial industries. Ms. Lynch brings to the Board extensive skills, leadership and deep expertise in strategy execution and development, risk and talent management and regulatory matters. Her leadership experience is across a diverse set of businesses including wealth management, operations, technology and global markets. She has held global, regional, and business responsibilities throughout her career, overseeing major transformation initiatives, business integration efforts and implementation of digital strategy and platforms. Ms. Lynch also brings a strong focus on the full spectrum of risk types in crisis management. Ms. Lynch also qualifies as an audit committee financial expert and has experience serving as chair of an audit committees of a public company board.

M. Alison Mincey

Alison Mincey currently serves as Senior Vice President and Chief Human Resources Officer at the University of Miami Health System, where she is responsible for strategic human resources initiatives, practices, tactical workforce plans, and overall operations that support patient care, research, and academic objectives across the enterprise of the University of Miami, the Health System, and the Miller School of Medicine. Prior to joining the University of Miami Health System in 2022, Ms. Mincey served in various leadership roles at The Ohio State University Wexner Medical Center from 2014 to 2022, most recently as Senior Associate Vice President, Human Resources, where she provided strategic advice on all aspects of human resources, including employee and labor relations, talent acquisition, including faculty/physician recruitment, talent management, information technology and compensation/benefits, including physician compensation. Prior to joining The Ohio State University, as a licensed attorney, Ms. Mincey worked as Managing Counsel from 2007 to 2014 at Mutual Nationwide Insurance Company, a U.S. insurance and financial services company, where she was responsible for legal support and governance oversight of the company’s human resources organization.

Board Experience and Other Qualifications:

Ms. Mincey currently serves on the board of directors of United Way Miami (formerly known as United Way of Miami-Dade) and has previously served as a member of the Franklin County, Ohio, Workforce Development Board.

Ms. Mincey has 15+ years of human resource management experience within the higher education and academic health care setting. Ms. Mincey is a notable leader in human resource management, and brings to the board skills in the areas of talent acquisition, training and leadership development, organizational culture, and employee relations, all of which are crucial to Millrose’s ability to scale our operations and grow as a newly public company in a competitive market. Ms. Mincey has experience working with public companies, government contractors and academic research institutions, and her background in providing legal support and governance oversight at a public company will be useful assets to the board.

Ms. Mincey has also been active in community organizations throughout her career, leading a campaign to support the Mid-Ohio Food Bank and receiving a community service award from Columbus City Schools. Ms. Mincey also recently earned an inaugural HR Impact Award from Columbus’ Business First and was recently honored by the Miami Marlins as a Woman of Empowerment in the greater Miami community.

Composition of Board and Diversity

Following the Spin-Off, our Board is expected to consist of five members, all of whom will qualify as independent directors, according to the standards for independence specified by the NYSE.

The Board will strive for well-qualified directors, with the diversity, experience, and skill to be effective and to provide strong leadership and exercise oversight responsibilities on behalf of Millrose stockholders. We do not expect the Board to have a specific policy with respect to gender, racial or ethnic diversity of Board members, but in evaluating the suitability of candidates, the Board and the Nominating and Corporate Governance Committee will take into account many factors, including the current gender and racial composition of the Board.

Majority Voting Standard

Our Corporate Governance Guidelines and Director Resignation Policy will provide that each incumbent director nominated for re-election to our Board must tender an irrevocable resignation that will become effective if the director does not receive a majority of the votes cast with regard to that person in an uncontested election and the director’s resignation is accepted by the Board. At any meeting of stockholders at which the number of director nominees exceeds the number of directors to be elected, the directors will be elected by a plurality of the votes cast. This means that the nominees who receive the most affirmative votes will be elected to serve as directors. If the Board accepts the resignation of an incumbent director nominee who does not receive a majority of the votes cast with regard to him or her in an election where the number of nominees is less than or equal to the number of directors to be elected, the Board may take whatever action it deems appropriate regarding the resulting vacancy on the Board, including reducing the size of the Board or filling the vacancy that results from the resignation.

Director Independence

We intend that at all times a majority of the members of our Board will be persons who are deemed to be independent of us under the standards specified by the NYSE and who our Board determines are independent of Lennar under those standards. In addition, all the members of the Audit Committee and all the members of the Compensation Committee of our Board will have to be independent of us under the NYSE standard of independence.

Committees of the Board

We expect that, following the Distribution, our Board will have an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Board will also be able to elect to have any other committees. The functions of such committees, and the required qualifications to serve on them, will be as follows:

•	Audit Committee

Our Board will establish an Audit Committee which shall consist of Patrick Bartels, Kathleen Lynch and Carlos Migoya, with Patrick Bartels serving as the chair of the Audit Committee and the audit committee financial expert. The Audit Committee’s primary function will be to assist our Board in fulfilling its oversight responsibilities by reviewing the financial information to be provided to the stockholders and others, the system of internal controls which the Manager has established and the audit and financial reporting process. The Audit Committee: (1) will have direct responsibility for appointing and overseeing an independent registered public accounting firm registered with the Public Company Accounting Oversight Board to serve as our independent auditors; (2) will review the plans and results of the audit engagement with our independent registered public accounting firm; (3) will approve audit and non-audit professional services (including the fees and terms thereof) provided by, and the independence of, our independent registered public accounting firm; and (4) will consult with our independent registered public accounting firm regarding the adequacy of our internal controls. Pursuant to the Audit Committee charter, the Audit Committee will be comprised solely of independent directors.

Our Board will determine affirmatively that (1) one member qualifies as an “audit committee financial expert” as such term has been defined by the SEC in Item 407(d)(5) of Regulation S-K and (2) each member of the Audit Committee is “financially literate” as that term is defined by the NYSE listing standards and meets the definition for “independence” for the purposes of serving on the Audit Committee under the NYSE listing rules and requirements and Rule 10A-3 under the Exchange Act.

•	Compensation Committee

Our Board will establish a Compensation Committee, which shall consist of Alison Mincey, Kathleen Lynch and Patrick Bartels, with Alison Mincey serving as the chair of the Compensation Committee. The primary focus of the Compensation Committee will be to assist our Board in fulfilling its responsibilities with respect to officer (to the extent applicable) and director compensation. The Compensation Committee will review the compensation and benefits paid by us to our directors, including, but not limited to, recommending to our Board compensation for all non-employee directors, including Board and committee retainers, meeting fees and equity-based compensation and, in the event we hire employees, the compensation paid to our executive officers as well as any employment, severance and termination agreements or arrangements made with any executive officer and, if required, produces the report to be included in our annual proxy statement. Recommendations of non-employee director compensation will be determined in consultation with a reputable executive compensation consulting firm that the Compensation Committee shall elect and engage. We will be externally managed by the Manager pursuant to the Management Agreement and we currently do not expect to retain any officers other than those officers provided by the Manager and duly elected by our Board upon recommendation from the Manager.

Our Board will determine affirmatively that each member of the Compensation Committee meets the definition for “independence” for the purpose of serving on the Compensation Committee under applicable rules of the NYSE and each member of our Compensation Committee is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act.

•	Nominating and Corporate Governance Committee

Our Board will establish a Nominating and Corporate Governance Committee which shall consist of Matthew Gorson, Carlos Migoya and Alison Mincey, with Matthew Gorson serving as the chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s primary focus will be to assist our Board in fulfilling its responsibilities with respect to director nominations, corporate governance, Board and committee evaluations and conflict resolutions. The Nominating and Corporate Governance Committee will assist our Board in this regard by: (1) identifying individuals qualified to serve on our Board, consistent with criteria approved by our Board, and recommending that our Board select a slate of director nominees for election by our stockholders at the annual meeting of our stockholders; (2) developing and implementing the process necessary to identify prospective members of our Board; (3) determining the advisability of retaining any search firm or consultant to assist in the identification and evaluation of candidates for membership on our Board; (4) overseeing the Board’s annual evaluation of our Board, each of the committees of our Board and management; (5) developing and recommending to our Board a set of corporate governance guidelines; and (6) periodically reviewing our corporate governance guidelines and suggesting improvements thereto to our Board. The Nominating and Corporate Governance Committee fulfills these responsibilities primarily by carrying out the activities enumerated in its charter and in accordance with current laws, rules and regulations.

Our Board will determine affirmatively that each member of the Nominating and Corporate Governance Committee meets the definition of independence under the NYSE listing rules and requirements.

Compensation of Directors

Independent Director Compensation

During 2023 and 2024, Millrose was not an independent public company and did not pay any director compensation. Following the Spin-Off, it is expected that the initial Millrose director compensation program for independent directors will be as follows:

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an annual equity retainer of either restricted shares of Millrose Class A Common Stock or restricted stock units covering shares of Millrose Class A Common Stock, in each case, having a grant date fair value equal to $150,000;

•	an annual cash retainer of $80,000;

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an additional annual cash retainer of $40,000, $20,000 and $10,000 for service as chairperson of the Audit Committee, chairperson of the Compensation Committee, and chairperson of the Nominating and Corporate Governance Committee, respectively, and an additional annual cash retainer of $15,000, $10,000, and $7,500 for service as a member (other than as a chairperson) of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, respectively; and

•	an additional $50,000 annual cash retainer for the chair of the Board of Directors.

We also expect to reimburse all members of the Board for their reasonable expenses incurred in attending Board and committee meetings. We expect all cash compensation for directors will be covered by the Management Fee and will not be separately paid by Millrose, in accordance with the Management Agreement. To the extent any portion of directors’ compensation consists of equity, such awards would need to be approved by the Compensation Committee or the Board and separately issued pursuant to a Millrose equity compensation plan. See “—Equity Compensation” below for more information.

Following the Spin-Off, we expect that our Compensation Committee will periodically review and make recommendations to our Board regarding the form and amount of compensation for directors. The Compensation Committee is responsible for recommending to the Board for approval the structure and amount of non-employee director compensation, and such recommendations shall be made in consultation with a reputable executive compensation consulting firm that the Compensation Committee shall elect and engage.

Equity Compensation

No stock awards or option awards have been granted to named executive officers as of the date of this prospectus, and there are no outstanding equity or equity-based compensation awards.

2024 Omnibus Incentive Plan

We do not currently maintain or sponsor an equity or equity-based compensation plan. However, we intend to adopt the Millrose Properties, Inc. 2024 Omnibus Incentive Plan (the “2024 Incentive Plan”) for our directors, officers, employees, consultants and advisors. The description of the 2024 Incentive Plan set forth below is a summary of what we expect will be the material features of the 2024 Incentive Plan. This summary, however, does not purport to be a complete description of all the provisions of the 2024 Incentive Plan. This summary is qualified in its entirety by reference to the 2024 Incentive Plan. The 2024 Incentive Plan has not yet been established as of the date of this prospectus, and the 2024 Incentive Plan must be approved by the Compensation Committee and/or the Board, as well as by a majority vote of Millrose’s stockholders, prior to becoming effective. We do not currently have any employees and, as we will be an externally managed by the Manager and its team, we do not expect to hire any employees following the Spin-Off.

General

The purpose of the 2024 Incentive Plan is to assist Millrose in attracting, retaining, motivating and rewarding certain employees, officers, directors and consultants of Millrose and its affiliates and promoting the creation of long-term value for stockholders of Millrose by closely aligning the interests of participants with those of stockholders.

Administration

The 2024 Incentive Plan will be administered by the Board, the Compensation Committee, or such other committee appointed by the Board to administer the 2024 Incentive Plan (the “Committee”). The Committee will have the authority to construe and interpret the 2024 Incentive Plan, grant awards and make all other determinations necessary or advisable for the administration of the 2024 Incentive Plan.

Nonemployee Director Award Limits

The aggregate maximum value of all awards granted under the 2024 Incentive Plan (determined as of the date of grant) to any non-employee director of Millrose during any one calendar year, taken together with any cash fees paid to such non-employee director for service as a non-employee director during such calendar year, will not exceed $750,000. The independent members of the Board or the Committee may determine to make an exception to this limit, provided that the director for whom the exception is sought does not participate in such determination.

Eligibility

Employees, officers, directors and consultants of Millrose and its affiliates will be eligible to receive awards under the 2024 Incentive Plan. The Committee will determine who will receive awards and the terms and conditions associated with such awards.

Share Reserve and Counting

In connection with and subject to the 2024 Incentive Plan’s adoption by the Board and approval by the stockholders, Millrose will reserve a number of shares of Class A Common Stock that will be equal to approximately 7% of the total outstanding Common Stock of Millrose for issuance under the 2024 Incentive Plan.

In addition, the following shares will again be available for grant or issuance under the 2024 Incentive Plan: (i) shares subject to awards granted under the 2024 Incentive Plan that are required to be paid in cash pursuant to their terms; (ii) shares subject to awards granted under the 2024 Incentive Plan that terminate, expire or are cash-settled, canceled, forfeited, exchanged or surrendered without having been exercised, vested or settled; (iii) shares tendered by participants or withheld by Millrose as full or partial payment to Millrose upon exercise of options; (iv) shares reserved for issuance upon the grant of stock appreciation rights (“SARs”), to the extent the number of reserved shares exceeds the number of shares actually issued upon the exercise of the SARs; and (v) shares of Class A Common Stock withheld by or otherwise remitted to Millrose to satisfy withholding obligations upon the exercise, lapse of restrictions or settlement of awards.

Awards

The 2024 Incentive Plan authorizes the award of stock options, restricted stock, RSUs, SARs and other stock-based awards. For stock options that are intended to qualify as incentive stock options (“ISOs”) under Section 422 of the Code, the maximum number of shares subject to ISO awards shall be set forth in the 2024 Incentive Plan. All awards under the 2024 Incentive Plan will be set forth in award agreements, which will detail the terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. A brief description of each award type follows.

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Stock Options. Stock options provide for the purchase of shares of Class A Common Stock at an exercise price set on the grant date. The 2024 Incentive Plan provides for the grant of ISOs only to employees of Millrose and its affiliates. Nonqualified options (“NSOs”) may be granted to employees, officers, directors and consultants of Millrose and its affiliates. The exercise price of each option to purchase shares of Class A Common Stock must be at least equal to the fair market value of shares of Class A Common Stock on the date of grant. The exercise price of ISOs granted to 10% or more stockholders must be at least equal to 110% of that value. Options granted under the 2024 Incentive Plan may be exercisable at such times and subject to such terms and conditions as the Committee determines. The maximum term of options granted under the 2024 Incentive Plan is ten years (five years in the case of ISOs granted to 10% or more stockholders). No dividend or dividend equivalent rights shall be paid out on options.

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Restricted Stock. The Committee may grant awards consisting of shares of Class A Common Stock, for which restrictions will lapse upon the terms that the Committee determines at the time of grant. The Committee will determine the requirements for the lapse of the restrictions for the restricted stock awards, which may be based on the service of the participant for a specified time period or the attainment of one or more performance goals. Participants holding restricted stock awards will have the rights of a stockholder and to receive all dividends and other distributions with respect thereto, unless the Committee determines otherwise to the extent permitted under applicable law. If a participant has the right to receive dividends paid with respect to a restricted stock award, such dividends shall not be paid to the participant until the underlying award vests. Unless otherwise provided in an award agreement or otherwise, vesting will cease on the date the participant no longer provides services to Millrose and unvested shares will be repurchased by Millrose as soon as practicable following such termination. Any shares granted under a restricted stock award are nontransferable, except in limited circumstances.

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RSUs. An RSU is a notional unit representing the right to receive one share of Class A Common Stock (or the cash value of one share of common stock) on a specified settlement date. The Committee may grant awards consisting of RSUs subject to restrictions on sale and transfer. The Committee may condition the grant or vesting of RSUs on the achievement of performance conditions and/or the satisfaction of a time-based vesting schedule. Unless otherwise determined by the Committee at the time of award, vesting will cease on the date the participant no longer provides services to Millrose and unvested RSUs will be forfeited. Further, unless otherwise set forth in a Participant’s award agreement, a Participant shall be not entitled to dividends or dividend equivalents with respect to RSUs prior to settlement.

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Stock Appreciation Rights. SARs provide for a payment, or payments, in cash, for shares of Class A Common Stock or property, as specified in the applicable award, to the holder based upon the difference between the fair market value of shares of Class A Common Stock on the date of exercise and the stated exercise price of the stock appreciation right. The exercise price must be at least equal to the fair market value of shares of Class A Common Stock on the date the stock appreciation right is granted. SARs may vest based on time or achievement of performance conditions, as determined by the Committee in its discretion. No dividends or dividend equivalents shall be paid on SARs.

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Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant participants other awards under the 2024 Incentive Plan that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based upon or related to Class A Common Stock. The Committee may also grant shares of Class A Common Stock as a bonus and grant awards in lieu of obligations of Millrose or its affiliates to pay cash or deliver property under the 2024 Incentive Plan or other plans or compensatory arrangements.

Adjustment

In the event of changes in the outstanding Class A Common Stock or in the capital structure of Millrose by reason of stock dividends, extraordinary cash dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, amalgamations, consolidations, combinations, exchanges or other relevant changes in capitalization, in connection with any extraordinary dividend declared and paid in respect of shares of Class A Common Stock, in the event of any change in applicable laws or circumstances or as otherwise set forth in the 2024 Incentive Plan, in each case, that results in or could result in, in either case, as determined by the Committee in its sole discretion, any substantial dilution or enlargement of the rights intended to be granted to, or available for, participants in the 2024 Incentive Plan, awards shall be equitably and proportionally adjusted or substituted, as determined by the Committee, in its sole discretion, as to the number, price or kind of a share of Class A Common Stock, other securities or other consideration subject to such awards.

Generally, except as otherwise provided by the Committee in an award agreement or otherwise, in connection with certain corporate events, including but not limited to a “change in control” (as defined in the 2024 Incentive Plan), the Committee may provide for any one or more of the following (i) the assumption or substitution of any or all awards in connection therewith, with awards that vest based on performance criteria being deemed earned at the target level (or if no target is specified, the maximum level) and converted into solely service-based vesting awards, (ii) the acceleration of vesting of any or all awards not assumed or substituted in connection with the corporate event (with vesting of performance-based awards deemed earned at the target level (or if no target is specified, the maximum level), unless otherwise specified in the applicable award agreement), (iii) the cancellation of any or all awards not assumed or substituted in connection with such corporate event (whether vested or unvested) together with the payment to participants holding vested awards so canceled of an amount in respect of cancellation based on the per-share consideration being paid for the Class A Common Stock in connection with such corporate event, (iv) the cancellation or any or all options, SARs and other awards subject to exercise not assumed or substituted in connection with any such corporate event (whether vested or unvested) after providing the holder thereof with a period of at least ten days to exercise such awards and (v) the replacement of any and all awards (subject to certain limitations) with a cash incentive program that preserves the value of the awards so replaced.

Plan Amendment and Termination

The Board or Committee may amend the 2024 Incentive Plan and awards at any time and from time to time. The Board or the Committee may suspend or terminate the 2024 Incentive Plan at any time. Unless sooner terminated, the 2024 Incentive Plan shall terminate on the day before the tenth anniversary of the date the stockholders approve the 2024 Incentive Plan. No awards may be granted under the 2024 Incentive Plan while it is suspended.

Corporate Governance

Stockholder Recommendations for Director Nominees

Our Bylaws will contain advance notice procedures for stockholders to nominate an individual to stand for election to our Board. We expect that the Board will adopt a policy concerning how its Nominating and Corporate Governance Committee evaluates stockholder recommendations of candidates for election as directors.

Corporate Governance Guidelines

We expect our Board to adopt a set of Corporate Governance Guidelines that will be effective immediately upon completion of the Distribution to assist it in guiding our governance practices. We expect that these practices will be regularly reevaluated by the Nominating and Corporate Governance Committee in light of changing circumstances in order to continue serving our best interests and the best interests of our stockholders. The Corporate Governance Guidelines are expected to cover a number of areas, including the role of the Board,

Board composition, director independence, director selection, qualification and election, director compensation, executive sessions, key Board responsibilities, risk management, Board leadership and operations, conflicts of interest, annual Board assessments, Board committees, director orientation and continuing education, and Board communication with stockholders. The Manager will have principal responsibility for officer evaluations and succession planning.

In addition to our Corporate Governance Guidelines, we expect to have a Director Resignation Policy in place. To be elected as a director in an uncontested election, a nominee must receive votes “FOR” his or her election constituting a majority of the total votes cast for and against such nominee at the stockholder meeting at which a quorum is present. If, in an uncontested election, an incumbent director does not receive sufficient “FOR” votes to be re-elected, Maryland law provides that the director would continue to serve on the Board as a “holdover” director. Our Corporate Governance Guidelines and Director Resignation Policy provide that each director nominated for re-election to our Board must tender an irrevocable resignation that will become effective if the director does not receive a majority of the votes cast with regard to that person in an uncontested election and the director’s resignation is accepted by the Board. Our Nominating and Corporate Governance Committee will consider such tendered resignation and recommend to our Board whether to accept it. Our Board will decide whether to accept any such resignation within 90 days after certification of the election results and will publicly disclose its decision. If the resignation is not accepted, the director will continue to serve until the director’s successor is duly elected and qualifies or until the director’s earlier death, resignation, retirement or removal. If a director’s offer to resign is accepted by the Board, or if a nominee is not elected and the nominee is not an incumbent director, then the Board, in its sole discretion, may fill any resulting vacancy pursuant to the Bylaws.

Founder’s Rights

Our Bylaws will incorporate by reference to the Founder’s Rights Agreement between Millrose and Lennar, as amended, modified and/or supplemented from time to time, which sets forth Lennar’s Founder’s Rights. These Founder’s Rights are exclusive to Lennar and, unless terminated in writing by Lennar, shall remain effective in perpetuity. The terms of the Founder’s Rights Agreement may only be amended by mutual written agreement between the Millrose Board and Lennar. Any amendment of the Founder’s Rights Agreement shall be automatically incorporated by reference, without need for any further action by any party, into Millrose’s Bylaws pursuant to the terms of the Bylaws. The Bylaws provision incorporating by reference the Founder’s Rights Agreement may not be amended or deleted without Lennar’s consent. The Founder’s Rights Agreement may only be terminated by mutual written agreement between the Millrose Board and Lennar. Once terminated, the provision incorporating by reference the Founder’s Rights Agreement shall immediately be deemed stricken and removed from the Bylaws without need for any further action by any party. See “Our Business—Summary of Operational Agreements—Summary of Agreements between Millrose, Millrose Holdings and Lennar—Founder’s Rights Agreement” for more information.

Director Qualification Standards

We expect that our Corporate Governance Guidelines will provide that the Nominating and Corporate Governance Committee is responsible for reviewing with the Board the skills and characteristics required of Board members in the context of the makeup of the Board and developing criteria for identifying and evaluating Board candidates. We believe that it is important that each of our directors have:

•	personal and professional integrity and character;

•	prominence and reputation in his or her profession;

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skills, knowledge and expertise (including business or other relevant experience) that, together with the skills, knowledge and expertise of the other directors, enable the Board effectively to oversee, and provide strategic direction with respect to, our businesses;

•	the capacity and desire to represent the interests of our stockholders as a whole; and

•	ability to devote substantial time to the affairs of Millrose.

The Nominating and Corporate Governance Committee will be responsible for recommending to the Board a slate of nominees for election at each annual meeting of stockholders. Nominees may be incumbent directors or potential new directors suggested by directors, members of management, stockholders or, in some cases, by a third-party search firm. The Nominating and Corporate Governance Committee will consider a wide range of factors when assessing potential director nominees. This includes the current gender and racial composition of the Board, the need for Board members with particular areas of expertise, the necessity of having a majority of our directors be independent of us and of Lennar, the need for committee-specific expertise, and the skills and experience of current and prospective directors. We do not expect the Board to have a specific policy with respect to gender, racial or ethnic diversity of Board members, but in evaluating the suitability of candidates, the Board and the Nominating and Corporate Governance Committee will take into account many factors, including the current gender and racial composition of the Board.

A stockholder who wishes to recommend a prospective nominee for the Board may notify the Nominating and Corporate Governance Committee of the intended nomination in writing and provide information required by the Nominating and Corporate Governance Committee, as well as any other supporting material the stockholder considers appropriate. If a prospective nominee has been identified other than in connection with a director search process initiated by the Nominating and Corporate Governance Committee, the committee will make an initial determination as to whether to conduct a full evaluation of the candidate. The committee’s determination of whether to conduct a full evaluation will be based primarily on the committee’s view as to whether a new or additional Board member is necessary or appropriate at the time, the likelihood that the prospective nominee can satisfy the evaluation factors described above and any other factors that the committee may deem appropriate. The committee will take into account whatever information is provided to the committee with the recommendation of the prospective candidate and any additional inquiries the committee may in its discretion conduct with respect to a prospective nominee.

Board’s Role in Risk Oversight

The Manager will have day-to-day responsibility for assessing and managing our risk exposure. However, we anticipate that the Board and its committees will oversee those efforts, with particular emphasis on the most significant risks facing us. We expect that each committee will report to the full Board on a regular basis, including as appropriate with respect to the committee’s risk oversight activities, which we expect will cover the following areas:

BOARD/COMMITTEE	PRIMARY AREAS OF RISK OVERSIGHT
Full Board	Risks associated with our strategic plan, acquisition and capital allocation programs, capital structure, liquidity, organizational structure and other significant risks, as well as our overall risk assessment and risk management policies.

Audit Committee	Risks related to financial controls, legal and compliance risks and major financial, privacy, security and business continuity risks, cybersecurity risk management and risk controls.

Compensation Committee	The possibility that compensation programs will encourage undue risk taking.

Nominating and Corporate Governance Committee	Risks related to corporate governance and Board management.

Policies on Business Ethics / Code of Business Conduct and Ethics

In connection with the Spin-Off, we expect the Board to adopt a Code of Business Conduct and Ethics that will require all of our business activities to be conducted in compliance with applicable laws and regulations and the highest ethical principles. All of our directors will be required to read, understand and abide by the Code of Business Conduct and Ethics, and all employees of Kennedy Lewis who render services under the Management Agreement may additionally be subject to other policies that Kennedy Lewis may adopt from time to time.

The Code of Business Conduct and Ethics is expected to deter wrongdoing and to promote, among other things, honest and ethical conduct and to ensure to the greatest possible extent that our business is conducted in a consistently legal and ethical manner. The Code of Business Conduct and Ethics is intended to cover the requirement of a Code of Ethics for senior financial officers as provided by the SEC’s rules with respect to Section 406 of the Sarbanes-Oxley Act.

We expect that the Manager will make these documents accessible on our website. Any waiver of the Code of Business Conduct and Ethics for directors or executive officers may be made only by the Board or a committee of the Board. We will disclose any amendment to, or waiver from, a provision of the Code of Business Conduct and Ethics for the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, on our website within four business days following the date of the amendment or waiver. In addition, we will disclose on the website any waiver from the Code of Business Conduct and Ethics for any of the other executive officers or for directors. Neither our website, nor the information posted on it, is incorporated by reference into this prospectus.

Conflicts of Interest and Recusals

In accordance with our Code of Business Conduct and Ethics, for situations in which it is either clear that a conflict of interest exists or there may be a potential or perceived conflict of interest, the related director is generally obligated to recuse themself from any discussion on the business arrangement. That director shall not generally participate in approving or not approving the related transaction and instead the remaining members of the Board make those determinations. The Board will also ensure open and candid discussion among its directors by continuously monitoring situations where a conflict of interest or perceived conflict of interest with respect to a director or executive officer may exist, and each director and executive officer is tasked with raising any potential, perceived or actual conflicts of interest to the Board, either with respect to themselves or with respect to another director on the Board.

While we currently do not expect to have any non-independent directors on Millrose’s Board, our relationships with Kennedy Lewis (through KL) and with Lennar (through the Lennar Agreements) and Kennedy Lewis’s relationship with Lennar are such that anyone who may have an interest in any of these entities (even if not to the level of impairing their independence overall) may have actual, potential or perceived conflicts of interests arise in the course of carrying out their duties as a director on Millrose’s Board. Given these relationships, such potential conflicts of interest (actual, potential or perceived) may arise when the Board reviews its relationship with KL, including in the context of reviewing and considering whether to renegotiate its existing Management Agreement, or whether to enter into additional management agreements with KL to manage new subsidiaries, or considering new business opportunities and customers that may also be viewed as attractive business opportunities and customers for KL or one of KL’s other managed entities. Such conflicts of interest (actual, potential or perceived) may also arise when the Board reviews its relationship with Lennar, including in the context of reviewing or considering the renegotiation of any of the Lennar Agreements, considering its ongoing relationship with Lennar, and overseeing any disputes or disagreements between Millrose and Lennar, as well as when the Board considers any relationships with Other Customers, including if such Other Customers might be Lennar’s competitors, or if the arrangements or nature of the relationship may be objectionable or adverse to Lennar’s interests.

KL will not be directly managing any entities other than Millrose. However, Kennedy Lewis, an affiliate and the parent of KL, owns other subsidiaries that are substantially similar to KL and manage other investment vehicles, including potential competitors and companies maintaining REIT status, in the residential real estate industry, which are providing, or may provide, Land Banking. Kennedy Lewis’ fees from those other companies may exceed KL’s net income for acting as our Manager.

To eliminate any actual, potential or perceived conflicts of interest that might arise, we will establish mechanisms pursuant to which any director will generally be recused from discussing and acting upon any matters considered by the Board of Directors or any of the committees of which they are or were a member that may give rise to such actual, potential or perceived conflict of interest. In situations where matters are frequently presented to the Board of Directors that may be impacted, we will establish formal recusal arrangements. The Audit Committee Chair, in consultation with the independent Chair of the Board, will be responsible for addressing any questions regarding whether recusal from a particular discussion or action is appropriate.

Independent Director Stock Ownership Policy

The Board will adopt a stock ownership policy for our independent directors to align our independent directors’ financial interests with those of our stockholders by requiring such directors to own a minimum level of our Common Stock.

Procedures for Treatment of Complaints Regarding Accounting, Internal Accounting Controls and Auditing Matters

In accordance with the Sarbanes-Oxley Act, we expect that our Audit Committee will adopt procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters and to allow for the confidential, anonymous submission by employees and others of concerns regarding questionable accounting or auditing matters.

Human Capital

Following the Spin-Off, we will be externally managed and advised by the Manager, pursuant to a Management Agreement between Millrose and KL. KL will be responsible for identifying and appointing various employees of Kennedy Lewis to perform Millrose’s and Millrose Holdings’ daily operations and execute on Millrose’s and Millrose Holdings’ business and strategies. Millrose and Millrose Holdings will have no officers or employees except those selected by KL who may be appointed as our officers by our Board and hired as our employees.

Website Disclosure

We expect the Manager will provide disclosure in the “Investor Relations” section of our corporate website, www.millroseproperties.com, of each of the following: (1) the method for interested persons to communicate directly with our Board or with individual directors or the non-management or independent directors as a group; (2) the identity of any member of our Audit Committee who also serves on the audit committees of more than three public companies and a determination by the Board that such simultaneous service will not impair the ability of the member to effectively serve on our Audit Committee; and (3) contributions by Millrose to a tax exempt organization in which any non-management or independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million or 2% of the tax exempt organization’s consolidated gross revenues.

We also expect that the Manager will disclose in that section of our website any amendment to the Code of Business Conduct and Ethics that affects any element of the Code of Business Conduct and Ethics designed to promote (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (2) full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications we make; (3) compliance with applicable governmental laws, rules and regulations; (4) the prompt internal reporting of violations of the Code of Business Conduct and Ethics to an appropriate person or persons identified in the Code of Business Conduct and Ethics; and (5) accountability for adherence to the Code of Business Conduct and Ethics, and any waiver from a provision of the Code of Business Conduct and Ethics granted to any of our directors, to our principal executive officer, principal financial officer or principal accounting officer, or to any other executive officer.

The information contained on, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, the registration statement of which this prospectus forms a part. We have included our website address as an inactive textual reference only.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of certain of our policies with respect to real estate, dispositions, financing, conflict of interests and certain other activities. The policies with respect to these activities may be amended and revised from time to time at the discretion of the Manager and our Board without notice to or a vote of our stockholders.

Investment Policies

Real Estate Investments

Our real estate investment policies, including with respect to assets acquired primarily for income, will adhere closely to the Program Criteria with respect to any acquisitions of Future Property Assets made pursuant to the Lennar Agreements, and to the guidelines set forth under “Our Business—Millrose’s Operating Guidelines.”

Related Ventures

We also may participate with third parties in land acquisition, financing of land acquisition and Horizonal Development (through the HOPP’R or otherwise) through related ventures (including Lennar Related Ventures), joint ventures, partnerships or other types of co-ownership. These types of investments may permit us to own interests in larger properties or land without unduly decreasing our diversification and, therefore, provide us with flexibility in structuring our Real Estate Portfolio. We will not, however, enter into a joint venture or other partnership arrangement to make an investment that would not otherwise meet our real estate investment policies.

We may enter into joint ventures, partnerships, and other co-ownership arrangements with real estate developers, Land Banking providers and other third parties, including affiliates of the Manager, for the acquisition, development and improvement of the properties and land included in our Real Estate Portfolio. We expect that a joint venture will create an alignment of interest with a private source of capital for the benefit of our stockholders, by leveraging our Land Banking expertise in order to achieve one or more of our investment objectives, as further described under “Our Business.”

Additionally, Lennar participates in the entitlement, zoning, acquisition, and development of land through its ownership interest in certain Lennar Related Ventures and its ownership interest in other affiliates. Such affiliates may in the future enter into arrangements with Millrose to use the HOPP’R on terms and conditions similar to the Lennar Agreements.

In determining whether to invest in a particular joint venture, the Manager will evaluate the properties that such joint venture owns or is being formed to own under the same criteria described elsewhere in this prospectus for our selection of Real Estate Portfolio.

In the event that any joint venture with an entity affiliated with the Manager holds interests in more than one property, the interest in each may be specially allocated based upon the respective proportion of funds invested by each co-venturer. Entering into joint ventures with other programs sponsored by affiliates of the Manager will result in conflicts of interest. See “Risk Factors—Risks Related to Our Management Structure.”

Dispositions

Following the completion of the Spin-Off, all of our dispositions of the Transferred Assets, the Supplemental Transferred Assets and any Future Property Assets acquired from Lennar or from a Lennar Related Venture will be governed by the terms of the Master Program Agreement, unless we enter into arrangements with Lennar other than the Lennar Agreements. The dispositions of Future Property Assets for any future customers, including any Lennar Related Ventures and any Other Customers, as applicable, will be subject to the agreements that the Manager will negotiate and enter into with each such parties. Currently, our only arrangements are the Lennar Agreements. A summary of the key terms and provisions of the Lennar Agreements can be found under “Our Business—Summary of Operational Agreements.”

Separately, we may also sell properties outside of the scope of the Master Program Agreement, in the event Lennar forfeits or terminates its Purchase Options with respect to any properties subject to the terms of the Lennar Agreements. In that case, the Manager will determine whether a particular property or real estate-related investment should be sold or otherwise disposed of after consideration of the relevant factors, including prevailing economic conditions, with a view toward maximizing our investment objectives. We may hold each property or real estate-related investment we acquire for an extended period. However, circumstances might arise which could result in a shortened holding period for certain investments. Subject to the Lennar Agreements, a property or real estate-related investment may be sold before the end of the expected holding period if: (1) diversification benefits exist associated with disposing of the property and rebalancing our investment portfolio; (2) an opportunity arises to pursue a more attractive real estate investment; (3) the value of the property might decline; (4) the property was acquired as part of the Transferred Assets and does not meet our general acquisition criteria; (5) an opportunity exists to enhance overall investment returns by raising capital through sale of the property; or (6) the sale of the property is in the best interest of our stockholders.

Financing and Leverage Policy

We may, from time to time, employ leverage in our capital structure in amounts determined from time to time by the Manager and our Board. We are negotiating an approximately $1 billion revolving credit facility and may seek to pursue additional debt financing, all of which may be available to manage cash needs and reduce drag on returns, as well as for use to provide the HOPP’R to Other Customers, but there is no guarantee that such sources of additional cash will be obtained or will be sufficient to cover all of our business growth initiatives. Additionally, the ability of Millrose to obtain additional debt financing is subject to the Debt to Equity Ratio Limit. Although our Board has not adopted, and does not intend to adopt, a policy that limits the total amount of debt that we may incur, it will consider a number of factors in evaluating our level of debt from time to time, as well as the amount of such debt that will be either fixed or variable rate and recourse, non-recourse or limited recourse. Our Charter and Bylaws will not limit the amount or percentage of debt that we may incur, and they will not restrict the form in which our debt will be taken (including recourse or non-recourse debt, cross collateralized debt, etc.). Our Board will be able from time to time to modify our debt policy in light of then-current economic conditions, relative costs of debt and equity capital, market values of our land assets, general market conditions for debt and equity securities, fluctuations in the market price of our Common Stock, growth and acquisition opportunities and other factors. However, pursuant to the Lennar Agreements, we may not enter into any third-party financing arrangements if such financing arrangement would cause our debt to equity ratio to exceed 1:1, unless we obtain the prior approval of Lennar.

Conflict of Interest Policies

Our Charter, Bylaws and other corporate governance documents will not restrict any of our directors, stockholders or affiliates from having a pecuniary interest in a transaction in which we have an interest or from conducting, for their own account, business activities of the type we conduct. However, our policies will be designed to eliminate or minimize potential conflicts of interest.

Our Management Agreement will have provisions addressing possible conflicts of interest between the Manager and us.

A “conflict of interest” occurs when a director’s, officer’s or employee’s or the Manager’s private interest interferes in any way, or appears to interfere, with the interests of Millrose. Our Board plans to adopt a Code of

Business Conduct and Ethics, which will prohibit personal conflicts of interest. The Code of Business Conduct and Ethics will provide that any situation that involves, or may reasonably be expected to involve, a conflict of interest must be disclosed immediately to a member of our Audit Committee.

Prior to the Distribution, our Board will also adopt a written related person transaction policy. The purpose of this policy will be to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (x) Millrose was, is or will be a participant, (y) the aggregate amount involved exceeds $120,000 and (z) a related person has or will have a direct or indirect interest. See “Certain Relationships and Related Party Transactions.” This policy may not be successful in eliminating the influence of conflicts of interest or related person transactions. If they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

In addition, under the terms of the Management Agreement, the Manager will report to the Board the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or is reasonably likely to create a conflict of interest between the Manager’s obligations to Millrose and its obligations to or its interest in any other partnership, corporation, firm, individual, trust or association. Any such potential or actual conflict of interest must be approved by a majority of the Board’s independent directors, except with respect to Land Banking relationships that the Manager or its affiliates may engage in.

In addition to our Code of Business Conduct and Ethics, all of the Manager’s employees are obligated to adhere to Kennedy Lewis’s written code of ethics, which encompasses directives aimed at mitigating conflicts of interest and necessitates prior approval for any stock investments made by Kennedy Lewis’s employees. Such code has a stringent framework for ethical conduct within the organization, emphasizing integrity and transparency.

Interested Director Transactions

Pursuant to the MGCL, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of our directors is a director, or has a material financial interest, is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof, provided that:

•

the fact of the common directorship or interest is disclosed or known to our Board or a committee of our Board, and our Board or committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

•

the fact of the common directorship or interest is disclosed or known to our stockholders entitled to vote thereon, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation, firm or other entity; or

•	the transaction or contract is fair and reasonable to us.

Reporting Policies

Following the completion of the Spin-Off, the Manager will, on our behalf, make available to our stockholders audited annual financial statements and unaudited quarterly financial statements. Following the completion of the Spin-Off, we will become subject to the information reporting requirements of the Exchange Act, pursuant to which we will be required to file periodic and current reports, proxy statements and other information, including audited financial statements, with the SEC. See “Where You Can Find More Information.”

Policies with Respect to Other Activities

Our Charter and Bylaws will not restrict our ability to offer Common Stock or other securities in exchange for property (other than additional Class B Common Stock), or to repurchase or otherwise acquire our Common Stock or other securities in the open market or otherwise, and we may engage in such activities in the future. We do not expect that our Board will have any present intention of causing us to repurchase any Common Stock, although we may do so in the future.

As of the date of this prospectus, we have not engaged in trading, underwriting, or agency distribution or sale of securities of other issuers and do not intend to do so. As of the date of this prospectus, we have not engaged in making loans to other persons and do not intend to do so. At all times, we intend to make investments in such a manner as to qualify as a REIT, unless, because of circumstances or changes in the Code or the applicable Treasury Regulations or in our business prospects, our Board determines that it is no longer in our best interest to qualify as a REIT. We intend to make investments in such a way that we will not be treated as an investment company under the Investment Company Act.

CAPITALIZATION

The following table sets forth our cash and our capitalization:

•	on an actual unaudited historical basis as of September 30, 2024 (except as noted in footnote 4 to the table as to Millrose’s Common Stock); and

•

on an as adjusted unaudited pro forma basis as of September 30, 2024, as adjusted to give effect to the Spin-Off and Distribution and the transactions related thereto, as if they had occurred on September 30, 2024.

You should read this table in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the audited historical combined financial statements for the Predecessor Millrose Business and related notes, unaudited historical condensed combined financial statements for the Predecessor Millrose Business and related notes, and the unaudited pro forma combined financial statements for Millrose Properties, Inc. and related notes included elsewhere in this prospectus. For information on how each adjustment in the following table was computed, including a discussion of significant assumptions and estimates used to arrive at such adjustments, refer to the indicated note in the notes accompanying our Pro Forma Combined Financial Statements. See “Unaudited Pro Forma Combined Financial Statements.”

We are providing the capitalization table for information purposes only. The capitalization table below may not reflect the capitalization or financial condition that would have resulted had we been operating as an independent, publicly traded company as of September 30, 2024 and is not indicative of our expected future capitalization or financial condition.

We have not yet finalized our post-Distribution capitalization.

	As of September 30, 2024
	Actual(1)	As Adjusted
	(unaudited, amounts in thousands)
Cash(2)	$—	$510,930

Debt(3)	43,387	—
Equity:
Net parent investment	4,970,284	5,971,477	*
Common Stock(4), par value $0.01 (actual: 100 shares authorized and 100 shares issued and outstanding; as adjusted pro forma: N/A)	0.1	—
Preferred Stock, par value $0.01 (actual: N/A; as adjusted pro forma: 50,000,000 shares authorized and no shares issued and outstanding)	—	—
Class A Common Stock, par value $0.01 (actual: N/A; as adjusted pro forma: 275,000,000 shares authorized and 122,121,799 shares issued and outstanding)(5)(6)	—	1,221
Class B Common Stock, par value $0.01 (actual: N/A; as adjusted pro forma: 175,000,000 shares authorized and 11,995,111 shares issued and outstanding)(5)(6)	—	120

Total Capitalization	$5,013,671	$5,971,477

*	Net parent investment includes Class A and Class B Common Stock par value.

(1)	Represents Lennar’s historical investment in the Predecessor Millrose Business and allocations from Lennar.
(2)

Represents cash deposits for option contracts, cash received for monthly option payments, cash received from Lennar for working capital purposes, payment of formation costs, and payment of management fee expense.

(3)

The Predecessor Millrose Business’s debt on an actual basis consists of promissory notes for the acquisition of land, community development district bonds and letters of credit, with interest rates ranging from 0.0% to 6.6% and various maturity dates through 2031. Millrose is negotiating an approximately $1 billion revolving credit facility and may seek to pursue other debt by the time of the Spin-Off (or shortly after the Spin-Off) and expects to have access to a certain amount of debt and equity capital following the Spin-Off (subject to Lennar’s Capital Priority Right), at least a portion of which is intended to be available for use in financing transactions with new customers. However, there is no guarantee that such sources of additional capital will be obtained on acceptable terms or at all, and as such, such amounts have not been included in the as adjusted pro forma column of this table.

(4)

Prior to the Spin-Off, Millrose will only have one class of common stock authorized and no preferred stock authorized pursuant to its articles of incorporation that are effective prior to the Spin-Off. The 100 shares of Millrose’s pre-Spin-Off common stock were issued in March 2024 for $1.00 per share and are held by a subsidiary of Lennar. In connection with the Spin-Off, Millrose will undertake a reorganization pursuant to which it will have a dual-class governance structure with Class A Common Stock and Class B Common Stock, along with authorized preferred stock, which will be in place immediately prior to the Distribution.

(5)

We are registering, pursuant to the registration statement of which this prospectus forms a part, the number of shares of Common Stock set forth on the cover page of this prospectus, consisting of a yet to be determined number of shares of Millrose Class A Common Stock and a yet to be determined number of shares of Millrose Class B Common Stock. The total number of shares of the Class A and Class B Common Stock to be distributed in the Distribution will not exceed the total number of shares of Common Stock set forth on the cover page of this prospectus, and the allocation between the Class A and Class B Common Stock will be determined upon the expiration of the shareholder election process described under “Right to Elect to Receive Our Class B Common Stock.” We expect to issue a Current Report on Form 8-K after the Election Expiration Time to provide information as to the allocation between Class A Common Stock and Class B Common Stock to be distributed in the Distribution. For purposes of this table, as adjusted pro forma authorized share amounts for Class A Common Stock and Class B Common Stock are based on the amounts included in Millrose’s Charter, which will be effective as of the Distribution Date. As adjusted pro forma issued and outstanding share amounts for Class A Common Stock and Class B Common Stock are calculated based on the total number of outstanding shares of Lennar Common Stock as of November 30, 2024 (the most recent reasonably practicable date), using the Distribution Ratio of one share of Millrose Common Stock for every two shares of Lennar Common Stock, accounting for the additional 20% of Millrose’s total outstanding Common Stock, held in the form of Class A Common Stock, that Lennar intends to temporarily retain following the Spin-Off, and assuming that the Miller Family are the only Lennar stockholders who elect to receive Class B Common Stock in the Distribution, and every other Lennar stockholder receives Class A Common Stock. The actual issued and outstanding share amounts for Class A Common Stock and Class B Common Stock, respectively, may differ depending on the exact number of shares of Lennar Common Stock outstanding as of the Record Date, or if more Lennar stockholders elect to receive shares of Class B Common Stock.

(6)

In addition to the number of shares outstanding listed in the table (as adjusted on a pro forma basis), Millrose expects to reserve under its 2024 Incentive Plan a number of Class A Common Stock that is equal to approximately 7% of Millrose’s total outstanding Common Stock. Based on the total number of outstanding shares of Lennar Common Stock as of November 30, 2024 and the Distribution Ratio, Millrose expects the reserve to be approximately 11.7 million shares of Class A Common Stock. Such shares of Class A Common Stock reserved under the plan will be authorized but unissued shares at the time of Distribution.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

The following table presents summary historical and pro forma combined financial information of the Predecessor Millrose Business for the periods indicated. The summary historical combined financial data as of December 31, 2023 and December 31, 2022 and for the fiscal years ended December 31, 2023 and 2022, respectively, are derived from the Predecessor Millrose Business’s historical audited combined financial statements and related notes thereto included elsewhere in this prospectus. The summary historical combined financial data as of September 30, 2024 and for the nine months ended September 30, 2024, respectively, are derived from the Predecessor Millrose Business’s historical unaudited condensed combined financial statements and related notes thereto included elsewhere in this prospectus. The summary unaudited pro forma combined financial information is derived from the unaudited pro forma combined financial statements included elsewhere in this prospectus. The pro forma adjustments give effect to the Spin-Off and the related transactions as described in the notes to the pro forma combined financial statements. The unaudited pro forma Combined Balance Sheet data gives effect to the transfer of the Business Assets and the Spin-Off as if it had occurred on September 30, 2024, while the unaudited pro forma combined statement of operations data gives effect to the transfer of the Business Assets as if it had become effective on January 1, 2023, the first day of fiscal 2023.

The following summary unaudited pro forma combined financial information has been prepared for illustrative purposes only, reflects pro forma adjustments based on available information and certain assumptions that we believe are reasonable, and is not necessarily indicative of what our financial condition or results of operations would have been had the Spin-Off occurred as of the dates indicated and had we been operating as a publicly traded company as of the dates indicated. The unaudited pro forma combined financial information does not purport to project our future financial condition or results of operations. The unaudited pro forma combined financial information does not reflect any contribution of assets or otherwise from any customer other than Lennar. It does reflect land inventory related to the Rausch land inventory acquisition. See “Our Business—Supplemental Transferred Assets Transaction” for more information.

The summary historical combined financial information is only a summary and neither the historical nor pro forma financial data is necessarily indicative of our future financial condition or results of operations. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section titled “Risk Factors.” This summary should be read together with other information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the historical audited combined financial statements of Predecessor Millrose Business and related notes thereto and unaudited pro forma combined financial statements and the related notes thereto included elsewhere in this prospectus.

	The Predecessor Millrose Business Historical			Millrose Properties, Inc. Pro Forma
	Nine Months Ended September 30, 2024	Year Ended December 31, 2023	Year Ended December 31, 2022	Nine Months Ended September 30, 2024	Year Ended December 31, 2023
(In thousands, except share and per share amounts)
STATEMENT OF OPERATIONS DATA
Revenues(1)	—	—	—	348,063	434,008
Cost of land sold	—	—	—	—	—
Formation costs	—	—	—	(67,900)	—
Management fee(2)	—	—	—	(62,795)	(83,846)
Salaries, general and administrative expenses	(180,418)	(209,792)	(193,110)	—	—
Income (loss) before income taxes	(180,418)	(209,792)	(193,110)	217,368	350,162
Provision for income taxes	—	—	—	(14,263)	(17,508)
Net income (loss)	(180,418)	(209,792)	(193,110)	203,105	332,654
Basic and diluted earnings per share of Class A and Class B Common Stock(3)	—	—	—	1.50	2.46
Basic and diluted weighted average common shares outstanding of Class A and Class B Common Stock(3)	—	—	—	135,000,000	135,000,000

	The Predecessor Millrose Business Historical			Millrose Properties, Inc. Pro Forma
	As of September 30, 2024	As of December 31, 2023	As of December 31, 2022	As of September 30, 2024
(In thousands, except share and per share amounts)
BALANCE SHEET DATA
Total assets(4)	5,268,372	5,689,838	5,308,957	6,653,761
Total liabilities	298,088	303,352	360,835	682,284
Net parent investment	4,970,284	5,386,485	4,948,122	5,971,477	*
Common Stock, par value $0.01 (historical: 100 shares authorized and 100 shares issued and outstanding; as adjusted pro forma: N/A)(5)	0.1	—	—	—
Preferred Stock, par value $0.01 (historical: N/A; as adjusted pro forma: 50,000,000 shares authorized and no shares issued and outstanding)	—	—	—	—
Class A Common Stock, par value $0.01 (historical: N/A; as adjusted pro forma: 275,000,000 shares authorized and 122,121,799 shares issued and outstanding)(6)(7)	—	—	—	1,221
Class B Common Stock, par value $0.01 (historical: N/A; as adjusted pro forma: 175,000,000 shares authorized and 11,995,111 shares issued and outstanding)(6)(7)	—	—	—	120

Total equity	4,970,284	5,386,485	4,948,122	5,971,477

*	Net parent investment includes Class A and Class B Common Stock par value.
(1)

Represents Monthly Option Payments revenue which is calculated as a percentage of inventory less cash deposits (Monthly Option Payments of 8.5% per annum). Calculation assumes inventory and cash deposits are unchanged throughout 2023 and 2024.

(2)

Represents management fee expense which is calculated as a percentage of Tangible Assets as defined in the Management Agreement (management fee of 1.25%). Calculation assumes Tangible Assets are unchanged throughout 2023 and 2024. All expenses of the standalone company, including expenses related to operating as a publicly traded company separate from Lennar (but excluding fees incurred in connection with extraordinary litigation and mergers and acquisitions and other events outside Millrose’s ordinary course of business, including, in certain circumstances, costs associated with the ownership and maintenance of land), are included in the Management Fee and will be the responsibility of KL. See “Manager and Management Agreement” for more information about the responsibilities of KL.

(3)	Assumes in the aggregate 135 million shares of Class A Common Stock and Class B Common Stock.
(4)

Includes inventory presented at carryover basis pursuant to ASC Subtopic 505-60 Spinoffs and Reverse Spinoffs and ASC Topic 805 Business Combinations, unless the inventory within a community is determined to be impaired, in which case the impaired inventory is written down to fair value. Inventory also includes Horizontal Development costs, capitalized interest, and real estate taxes.

(5)

Prior to the Spin-Off, Millrose will only have one class of common stock authorized and no preferred stock authorized pursuant to its articles of incorporation that are effective prior to the Spin-Off. The 100 shares of Millrose’s pre-Spin-Off common stock were issued in March 2024 for $1.00 per share and are held by a subsidiary of Lennar. In connection with the Spin-Off, Millrose will undertake a reorganization pursuant to which it will have a dual-class governance structure with Class A Common Stock and Class B Common Stock, along with authorized preferred stock, which will be in place immediately prior to the Distribution.

(6)

We are registering, pursuant to the registration statement of which this prospectus forms a part, the number of shares of Common Stock set forth on the cover page of this prospectus, consisting of a yet to be determined number of shares of Millrose Class A Common Stock and a yet to be determined number of shares of Millrose Class B Common Stock. The total number of shares of the Class A and Class B Common Stock to be distributed in the Distribution will not exceed the total number of shares of Common Stock set forth on the cover page of this prospectus, and the allocation between the Class A and Class B Common Stock will be determined upon the expiration of the shareholder election process described under “Right to Elect to Receive Our Class B Common Stock.” We expect to issue a Current Report on Form 8-K after the Election Expiration Time to provide information as to the allocation between Class A Common Stock and Class B Common Stock to be distributed in the Distribution. For purposes of this table, as adjusted pro forma authorized share amounts for Class A Common Stock and Class B Common Stock are based on the amounts included in Millrose’s Charter, which will be effective as of the Distribution Date. As adjusted pro forma issued and outstanding share amounts for Class A Common Stock and Class B Common Stock are calculated based on the total number of outstanding shares of Lennar Common Stock as of November 30, 2024, using the Distribution Ratio of one share of Millrose Common Stock for every two shares of Lennar Common Stock, accounting for the additional 20% of Millrose’s total outstanding Common Stock, held in the form of Class A Common Stock, that Lennar intends to temporarily retain following the Spin-Off, and assuming that the Miller Family are the only Lennar stockholders who elect to receive Class B Common Stock in the Distribution, and every other Lennar stockholder receives Class A Common Stock. The actual issued and outstanding share amounts for Class A Common Stock and Class B Common Stock, respectively, may differ depending on the exact number of shares of Lennar Common Stock outstanding as of the Record Date, or if more Lennar stockholders elect to receive shares of Class B Common Stock.

(7)

In connection with and subject to the 2024 Incentive Plan’s adoption by the Board and approval by the stockholders, Millrose will reserve a number of shares of Class A Common Stock that will be equal to approximately 7% of the total outstanding Common Stock of Millrose for issuance under the 2024 Incentive Plan.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following Management’s Discussion and Analysis of Financial Condition and Results of Operations in conjunction with (i) the Unaudited Condensed Combined Financial Statements of the Predecessor Millrose Business and the related notes thereto and (ii) the Audited Annual Combined Financial Statements of the Predecessor Millrose Business and the related notes thereto and (iii) the Unaudited Pro Forma Combined Financial Statements of Millrose Properties, Inc. and the related notes thereto, both included elsewhere in this prospectus. This Management’s Discussion and Analysis of Financial Condition and Results of Operations includes discussion about the Predecessor Millrose Business’s historical results and operations prior to the Spin-Off, as derived from the results and operations of Lennar, our parent company, and our expected future results and operations following the Spin-Off as an independent, publicly traded company. This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements. The matters discussed in these forward-looking statements are subject to risk, uncertainties, and other factors that could cause actual results to differ materially from those projected or implied in the forward-looking statements. Please see “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements.

Business Overview and Background

Millrose is a corporation incorporated under the laws of the State of Maryland on March 19, 2024. Our Company was formed in connection with a Spin-Off from Lennar, to create an independent, publicly-traded company that, upon commencement of operations, will provide the HOPP’R to Lennar, Lennar Related Ventures and Other Customers. Upon the completion of the contemplated Spin-Off, we will hold, through various subsidiaries, finished homesites with homes under construction, finished homesites imminently ready for construction, land under development, land ready for development and land not yet ready for development. Following the Spin-Off, Millrose will be externally managed and advised by KL, pursuant to the Management Agreement between Millrose and KL.

We intend to elect to be classified and to qualify as a REIT for U.S. federal income tax purposes, effective the taxable year ending December 31, 2025. To qualify and maintain our REIT status, we will be required, among other things, to distribute annually at least 90% of our “REIT taxable income,” as defined by the Code, to our stockholders. If we fail to qualify as a REIT in any taxable year, we would be subject to U.S. federal income tax on our taxable income at regular corporate tax rates, and we would not be permitted to qualify as a REIT for four years following the year in which our qualification is denied. Such an event could materially and adversely affect our results of operations and financial condition.

Millrose Holdings, our wholly-owned subsidiary, through its various subsidiaries, will hold all of the land inventories and manage the HOPP’R we provide to Lennar on our behalf for the foreseeable future. Millrose intends to elect for Millrose Holdings to be taxable as a TRS and may elect to form other wholly-owned subsidiaries that will also elect to be taxed as taxable REIT subsidiaries in the future. Taxable REIT subsidiaries are subject to taxation at regular corporate income tax rates.

Millrose Prior to the Spin-Off

The following discussion describes the results of operations, liquidity and capital resources, cash flows and off-balance sheet arrangements of the Predecessor Millrose Business prior to the Spin-Off, which information is derived from the financial results of Lennar. The periods covered in this discussion include nine months ended September 30, 2024 and 2023 and the years ended December 31, 2023 and 2022. Millrose was not formed until March 19, 2024 and has not operated as an independent company. Millrose does not expect to have any business operations through its subsidiaries until the completion of the Spin-Off and expects to remain as a holding company with no operations of its own following the Spin-Off, other than the operations of Millrose Holdings.

The accompanying historical unaudited Condensed Combined Financial Statements and audited Combined Financial Statements included elsewhere in this prospectus relate to the Predecessor Millrose Business and were derived from the consolidated financial statements and accounting records of Lennar. These unaudited Condensed Combined Financial Statements and audited Combined Financial Statements reflect the combined historical results of operations, financial position and cash flows of the Predecessor Millrose Business as they were historically managed by Lennar in conformity with GAAP. Therefore, the historical combined financial information may not be indicative of Millrose’s future performance and does not necessarily reflect what Millrose’s combined results of operations, financial condition and cash flows would have been had Millrose operated as a separate, publicly traded company during the periods presented, particularly because of changes that Millrose expects to experience in the future as a result of its separation from Lennar, including changes in the financing, cash management, operations and cost structure of Millrose. The Condensed Combined Financial Statements and Combined Financial Statements include certain assets and liabilities that have historically been held at the Lennar parent level, but are specifically identifiable or otherwise allocable to the Predecessor Millrose Business. For further discussion, please see “Notes to Combined Financial Statements—Basis of Presentation.”

Results of Operations for the Nine Months Ended September 30, 2024 and 2023

	Nine Months Ended September 30,
(In thousands)	2024	2023	Change	% Change
Revenues	$—	$—	$—	—%
Cost of sales	—	—	—	—

Gross profit	—	—	—	—
Salaries, general & administrative expenses	(180,418)	(152,689)	(27,729)	18

Loss before income taxes	(180,418)	(152,689)	(27,729)	(18)
Provision for income taxes	—	—	—	—

Loss	$(180,418)	$(152,689)	$(27,729)	(18%)

Revenues

For both the nine months ended September 30, 2024 and 2023, the Predecessor Millrose Business had no revenues, as all finished Homesites were transferred for no consideration to Lennar, the Predecessor Millrose Business’s parent company, who sold those homes to Lennar customers.

Cost of Sales

For both the nine months ended September 30, 2024 and 2023, the Predecessor Millrose Business had no cost of sales.

Gross Profit

For both the nine months ended September 30, 2024 and 2023, the Predecessor Millrose Business had no gross profit.

Salaries, General and Administrative Expenses

While the Predecessor Millrose Business had no gross profit during the nine months ended September 30, 2024 and 2023, salaries, general and administrative expenses have been allocated to it from Lennar based on a specific identification basis or, when specific identification is not practicable, a reasonable proportional cost allocation method primarily based directly on headcount, usage, or other allocation methods depending on the nature of the services. Salaries, general and administrative expenses amounted to $180.4 million for the nine months ended September 30, 2024, as compared to $152.7 million for the same prior year period. These allocated expense amounts for both periods include expenses from operating and employee compensation costs for dedicated regional and divisional land teams tasked with acquiring and developing land inventories. The $27.7 million increase in salaries, general and administrative expenses from the nine months ended September 30, 2024 as compared to the prior year period is primarily due to an increase in headcount and an increase in the compensation cost per employee allocated from Lennar since the prior year period.

The Predecessor Millrose Business will continue to have salaries, general and administrative expenses allocated to it from Lennar until Millrose becomes an independent public company following the Spin-Off. However, Millrose will not be required to reimburse Lennar for the allocated general and administrative expenses. Expense amounts recognized by the Predecessor Millrose Business (as shown in the table above) are not representative of the amounts that would have been reflected in the financial statements of Millrose had Millrose operated independently of Lennar during the periods presented.

Provision for Income Taxes

For both the nine months ended September 30, 2024 and 2023, the Predecessor Millrose Business recorded no income tax provision. See Note 7 in “The Predecessor Millrose Business Notes to Condensed Combined Financial Statements.”

Loss

For the nine months ended September 30, 2024 and 2023, the Predecessor Millrose Business had losses of $180.4 million and $152.7 million, respectively. The loss the Predecessor Millrose Business recognized in the first nine months of each of these two fiscal years was solely due to the salaries, general and administrative expenses allocated to it by Lennar.

The Predecessor Millrose Business expects to continue to recognize losses due to Lennar’s allocation of salaries, general and administrative expenses until Millrose becomes an independent public company following the Spin-Off. Loss amounts recognized by the Predecessor Millrose Business (as shown in the table above) are not representative of the amounts that would have been reflected in the financial statements of Millrose had Millrose operated independently of Lennar during the periods presented.

Results of Operations for the Years Ended December 31, 2023 and 2022

	Years Ended December 31,
(In thousands)	2023	2022	Change	% Change
Revenues	$—	$—	$—	—%
Cost of sales	—	—	—	—

Gross profit	—	—	—	—
Salaries, general and administrative expenses	(209,792)	(193,110)	(16,682)	9

Loss from operations before income taxes	(209,792)	(193,110)	(16,682)	(9)
Provision for income taxes	—	—	—	—

Loss	(209,792)	(193,110)	(16,682)	(9%)

Revenues

For the fiscal years ended December 31, 2023 and 2022, respectively, the Predecessor Millrose Business had no revenues, as all finished Homesites were transferred to the Predecessor Millrose Business’s parent company, who sold those homes to Lennar customers.

Cost of Sales

For the fiscal years ended December 31, 2023 and 2022, respectively, the Predecessor Millrose Business had no cost of sales.

Gross Profit

For the fiscal years ended December 31, 2023 and 2022, respectively, the Predecessor Millrose Business had no gross profit.

Salaries, General and Administrative Expenses

While the Predecessor Millrose Business had no gross profit during the fiscal year ended December 31, 2023 and 2022, salaries, general and administrative expenses have been allocated to it from Lennar based on a specific identification basis or, when specific identification is not practicable, a reasonable proportional cost allocation method primarily based directly on headcount, usage, or other allocation methods depending on the nature of the services. Salaries, general and administrative expenses amounted to $209.8 million for the year ended December 31, 2023, as compared to $193.1 million for the same prior year period. These allocated expense amounts for both fiscal years include expenses from operating and employee compensation costs for dedicated regional and divisional land teams tasked with acquiring and developing the land inventories. The $16.7 million increase between salaries, general and administrative expenses from fiscal year ended December 31, 2022 to fiscal year ended December 31, 2023 is primarily due to an increase in headcount and an increase in the compensation cost per employee allocated from Lennar since the prior year period.

The Predecessor Millrose Business will continue to have salaries, general and administrative expenses allocated to it from Lennar until Millrose becomes an independent public company following the Spin-Off. However, Millrose will not be required to reimburse Lennar for the allocated general and administrative expenses. Expense amounts recognized by the Predecessor Millrose Business (as shown in the table above) are not representative of the amounts that would have been reflected in the financial statements of Millrose had Millrose operated independently of Lennar during the periods presented.

Provision for Income Taxes

For the fiscal years ended December 31, 2023 and 2022, respectively, the Predecessor Millrose Business recorded no tax provision. See Note 7 in “The Predecessor Millrose Business Notes to Combined Financial Statements.”

Loss

For the fiscal years ended December 31, 2023 and 2022, the Predecessor Millrose Business had losses of $209.8 million and $193.1 million, respectively. The loss the Predecessor Millrose Business recognized in each of these two fiscal years was solely due to the salaries, general and administrative expenses allocated to it by Lennar.

The Predecessor Millrose Business expects to continue to recognize losses due to Lennar’s allocation of salaries, general and administrative expenses until Millrose becomes an independent public company following the Spin-Off. Loss amounts recognized by the Predecessor Millrose Business (as shown in the table above) are not representative of the amounts that would have been reflected in the financial statements of Millrose had Millrose operated independently of Lennar during the periods presented.

Liquidity and Capital Resources

Liquidity is a measure of our ability to meet potential cash requirements, including ongoing commitments to fund investments and operations, make distributions to our stockholders and other general business needs. At

September 30, 2024, the Predecessor Millrose Business had no cash on hand. Millrose does not expect to have any business operations through its subsidiaries until the completion of the Spin-Off and therefore does not expect that the Predecessor Millrose Business (or Millrose itself) will require cash for any operations prior to the Spin-Off. No change in the cash balance is reported during the periods presented as all cash is considered to have been provided and/or returned to Lennar within each period.

The Predecessor Millrose Business’s debt at September 30, 2024, December 31, 2023 and December 31, 2022 was $43.4 million, $50.8 million and $84.7 million, respectively. The Predecessor Millrose Business’s debt consists of promissory notes for the acquisition of land and community development district bonds, with interest rates ranging from 0.0% to 6.6% and various maturity dates through 2031. The Predecessor Millrose Business had no third-party financing instruments such as credit facilities, term loans and commercial paper programs at September 30, 2024, December 31, 2023 and 2022, respectively.

Cash Flow Summary for the Nine Months Ended September 30, 2024 and 2023

The Predecessor Millrose Business’s cash flows from operating and financing activities for the nine months ended September 30, 2024 and 2023, respectively, as reflected in the Combined Financial Statements, are summarized as follows:

	Nine Months Ended September 30,
(In thousands)	2024	2023
Cash from (used in):
Operating activities	$260,215	$(362,960)
Financing activities .	(260,215)	362,960

Cash, end of period	$—	$—

Cash Flows from Operating Activities

For the nine months ended September 30, 2024, cash provided by operating activities was $260.2 million, primarily consisting of loss of $180.4 million, stock-based compensation of $10.2 million, and a decrease in inventory of $428.2 million and an increase in accounts payable and accrued expenses of $2.1 million.

For the nine months ended September 30, 2023, cash used in operating activities was $363.0 million, primarily consisting of loss of $152.7 million, stock-based compensation of $9.7 million, and an increase in inventory of $203.3 million and a decrease in accounts payable and accrued expenses of $16.9 million.

All cash from operating activities for both the nine months ended September 30, 2024 and 2023, was allocated to the Predecessor Millrose Business by Lennar and was not generated by the Predecessor Millrose Business itself.

Cash Flows from Financing Activities

For the nine months ended September 30, 2024, cash used in financing activities was $260.2 million, primarily consisting of transfers to Lennar of $246.0 million and debt repayments of $14.2 million.

For the nine months ended September 30, 2023, cash provided by financing activities was $363.0 million, primarily consisting of transfers from Lennar of $403.7 million and debt repayments of $40.7 million.

All cash from financing activities for both the nine months ended September 30, 2024 and 2023, was allocated to the Predecessor Millrose Business by Lennar and was not generated by the Predecessor Millrose Business itself.

Cash Flow Summary for the Years Ended December 31, 2023 and 2022

The Predecessor Millrose Business’s cash flows from operating and financing activities for the years ended December 31, 2023 and 2022, respectively, as reflected in the Combined Financial Statements, are summarized as follows:

	Years Ended December 31,
(In thousands)	2023	2022
Cash from (used in):
Operating activities	$(595,504)	$(418,139)
Financing activities . . . .	595,504	418,139

Cash, end of year	$—	$—

Cash Flows from Operating Activities

For the fiscal year ended December 31, 2023, cash used in operating activities was $595.5 million, primarily consisting of loss of $209.8 million, stock-based compensation of $10.1 million, an increase in inventory of $372.3 million and a decrease in accounts payable and accrued expenses of $23.6 million.

For the fiscal year ended December 31, 2022, cash used in operating activities was $418.1 million, primarily consisting of loss of $193.1 million, stock-based compensation of $3.8 million, an increase in inventory of $273.3 million which was partially offset by an increase in accounts payable and accrued expenses of $44.2 million.

All cash used in operating activities for both the fiscal years ended December 31, 2023 and 2022, was allocated to the Predecessor Millrose Business by Lennar and was not generated by the Predecessor Millrose Business itself.

Cash Flows from Financing Activities

For the year ended December 31, 2023, cash provided by financing activities was $595.5 million, primarily consisting of transfers from Lennar of $638.1 million and debt repayments of $42.6 million.

For the year ended December 31, 2022, cash provided by financing activities was $418.1 million, primarily consisting of transfers from Lennar of $429.6 million and debt repayments of $11.5 million.

All cash from financing activities for both the fiscal years ended December 31, 2023 and 2022, was allocated to the Predecessor Millrose Business by Lennar and was not generated by the Predecessor Millrose Business itself.

Millrose Following the Spin-Off

The following discussion describes the potential factors that could affect Millrose’s future performance, expected components of our results of operations and expected liquidity and capital resources, in each case following the Spin-Off. Millrose was not formed until March 19, 2024 and does not expect to have any business operations through its subsidiaries until the completion of the Spin-Off. Millrose has also not operated as a public company and will remain as a wholly-owned subsidiary of Lennar until the Spin-Off. Given our lack of any independent operating history, our results of operations, financial condition and cash flows in the future may be completely different from what is described above in the periods presented with respect to the Predecessor Millrose Business, particularly because of changes that we expect to experience in the future as a result of our separation from Lennar, including changes in the financing, cash management, operations and cost structure of Millrose. We cannot provide any assurance as to what our results of operations, financial condition and cash flows may be in the future following the Spin-Off.

Potential Factors that could Affect Our Future Performance

Our Relationship with Lennar

Immediately following the Spin-Off, Millrose’s only business relationship will be our relationship with Lennar pursuant to the Lennar Agreements. As part of our arrangement with Lennar, we will have access to and intend to rely upon the Lennar Services.

While we intend to enter into additional HOPP’R agreements or other similar arrangements with Lennar Related Ventures and Other Customers in the future, we expect that in the initial years following the Spin-Off, Lennar will continue to remain our largest and primary customer. This is because Lennar has a Capital Priority Right over a significant amount of our total available capital to finance the acquisition of additional Future Property Assets pursuant to the Lennar Agreements (or other future agreements between Millrose and Lennar) and to finance the Horizontal Development of such assets and the Transferred Assets and the Supplemental Transferred Assets, as applicable. See “Our Business—Summary of Operational Agreements—Summary of Agreements between Millrose, Millrose Holdings and Lennar—Founder’s Rights Agreement.” Our future performance at the outset will be entirely reliant on our relationship with Lennar and Lennar’s continued use of the HOPP’R. See “Our Business” and “Risk Factors—Risks Related to Our Business Model and Investment in a Newly Formed Entity” for more information.

Competition With Traditional Land Banking Providers

We will have a relationship with Lennar pursuant to the Lennar Agreements following the Spin-Off; however, the Lennar Agreements do not include any exclusivity, rights of first refusal or first look or other priority rights for us with respect to any future business opportunities. This means that Lennar can decide not to offer us any additional business (beyond the Transferred Assets and the Supplemental Transferred Assets) for any reason at all, including, but not limited to, if the business terms of the Lennar Agreements (individually or in the aggregate) are not as competitive as others in the market. Additionally, Lennar currently has and expects to continue to have Land Banking arrangements with other providers, and while these arrangements do not impact the Transferred Assets and the Supplemental Transferred Assets, they could limit how many business opportunities we will be able to receive from Lennar with respect to Future Property Assets on a going-forward basis.

Following the Spin-Off, we will seek to find additional customers and enter into HOPP’R agreements or other similar arrangements with Other Customers for purposes of diversification and scaling business growth. Lennar may, at its option, refer any Lennar Related Ventures to us if any Lennar Related Ventures are interested in engaging us for the HOPP’R. It will be KL’s responsibility under the Management Agreement to find, identify, evaluate and negotiate with any potential Other Customers who may wish to engage Millrose for the HOPP’R. With the exception of any arrangements we may enter into with any Lennar Related Ventures, we will be competing against Land Banking entities for future Other Customers. Many of the competitors in the residential Land Banking space have significantly larger operations and resources, a much longer operating history and credibility and developed reputation, and an established market capitalization. We are a brand-new company with no prior operating history or reputation and, even though KL manages our operations and its affiliates have extensive experience in managing Land Banking entities, there can be no certainty as to how much credibility the market will ascribe to Millrose, simply because KL is the Manager. Additionally, because a subsidiary of Lennar (or any future owner of the HOPP’R Rights) may license the HOPP’R Rights to other land banks and other external managers that manage land banks, our business could suffer, as we might no longer be the only publicly traded entity using the HOPP’R.

Seasonality

The residential housing market goes through cyclical periods of market upturns and downturns, frequently corresponding to changes in interest rates and other related conditions. While in some cases, the HOPP’R we provide (including the initial Recycled Capital HOPP’R we provide to Lennar, and potentially to certain Lennar Related Ventures in the future) is intended to be the Recycled Capital HOPP’R that will continue through periods of weak residential housing markets, in the future we may provide the HOPP’R with individually negotiated features (which may not be the same features as the Recycled Capital HOPP’R) to Other Customers. Not every version of the HOPP’R we expect to provide in the future (particularly with Other Customers) will provide us with the same stability and reliability when the residential housing market goes through a period of market depression. Our business, financial condition and results of operations may be significantly impacted by any such HOPP’R arrangements we may enter into in the future.

Components of Results of Operations Following the Spin-Off

Revenues

Immediately following the Spin-Off, all or substantially all of Millrose’s assets will consist of (i) 100% of the membership interests of Millrose Holdings and (ii) an approximately $4.7 billion Promissory Note, which is secured by the Transferred Assets with an unrecorded mortgage. At least initially, Millrose’s revenues will be from distributions by Millrose Holdings to Millrose of (i) net earnings generated from the Monthly Option Payments after payments for taxes and expenses (including the Management Fee), and (ii) monthly interest payments on the Promissory Note (which we expect to be approximately $350 million annually based on a 7.5% interest rate). This means that after the Spin-Off, Millrose’s financial results and source of income will, at least initially, be entirely dependent on Lennar’s exercising its Purchase Options and performing and satisfying all of its obligations to Millrose under the Lennar Agreements. The Option Deposits with respect to the Transferred Assets and the Supplemental Transferred Assets will comprise substantially all of Millrose’s initial source of operating capital following the Spin-Off. The Option Deposits with respect to any Future Property Assets, the Monthly Option Payments with respect to the Transferred Assets, the Supplemental Transferred Assets and any Future Property Assets, and the Takedown Price payments with respect to the Transferred, the Supplemental Transferred Assets and any Future Property Assets in connection with any exercise of Purchase Options will serve as the primary source of revenue for Millrose (through Millrose Holdings) on an ongoing basis.

In the future, if and to the extent Millrose (directly or through its subsidiaries) enters into HOPP’R agreements with any Lennar Related Ventures or Other Customers, Millrose’s revenues will also be expected to include income from any such future relationships with such Lennar Related Ventures and Other Customers. There can be no guarantee that Millrose will be able to attract new customers and provide the HOPP’R (the Recycled Capital HOPP’R or otherwise) to any Lennar Related Ventures or Other Customers, and there is the possibility that Millrose’s business will remain limited to its relationship with Lennar following the Spin-Off.

Land Sales

If Lennar exercises its Purchase Option pursuant to the Lennar Agreements, Millrose will record revenues from land sales equal to the Takedown Price of the purchased property. In the event Millrose has any HOPP’R agreements with any Lennar Related Ventures and Other Customers in the future, Millrose will record revenues from land sales in connection with any exercises of purchase options under such potential future HOPP’R agreements, in amounts that will be dependent on the terms of such potential future HOPP’R agreements.

Cost of Sales

If Lennar exercises its Purchase Option pursuant to the Lennar Agreements, Millrose will record cost of sales equal to the basis of the purchased property plus historical development costs. In the event Millrose has any HOPP’R agreements with any Lennar Related Ventures and Other Customers in the future, Millrose will record cost of sales in connection with any exercises of purchase options under such potential future HOPP’R agreements, in amounts that will be dependent on the terms of such potential future HOPP’R agreements.

General and Administrative Expenses

Following the Spin-Off, we expect Millrose’s general and administrative expenses to mostly comprise of the Management Fee to be paid to KL pursuant to the Management Agreement. Millrose’s general and administrative expenses will not include personnel-related expense, including salaries, benefits and share-based compensation for any employees, as Millrose and its subsidiaries do not employ any employee personnel. All employees will be employed by KL and their salaries will be paid by KL. Millrose will not be required to reimburse KL for any personnel; the cost of all personnel supplied by KL to Millrose and each of its subsidiaries is covered by the Management Fee that we will pay to KL under the Management Agreement. All compensation and fees paid to members of our Board will also be paid by KL and covered by the Management Fee, with no separate costs to us. The only fees not covered by the Management Fee will be fees incurred for services in connection with extraordinary litigation and mergers and acquisitions and other events outside Millrose’s ordinary course of business, including, in certain circumstances, costs associated with the ownership and maintenance of land. Any such expenses that are not covered by the Management Fee will be paid for by Millrose and recorded as general and administrative expenses or other expenses, as appropriate. See “Manager and Management Agreement—Management Agreement—Management Fee” for more information.

Income Taxes

We intend to elect to be classified and to qualify as a REIT for U.S. federal income tax purposes commencing with the taxable year ending December 31, 2025. So long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our net income that we distribute to our stockholders. To maintain our qualification as a REIT, we will be required under the Code to distribute at least 90% of our REIT taxable income (without regard to the deduction for dividends paid and excluding net capital gains) to our stockholders and meet certain other requirements. If we fail to qualify as a REIT in any taxable year, we will be subject to U.S. federal income tax on our taxable income at regular corporate rates. Even if we qualify as a REIT, we may also be subject to certain state, and local income and franchise taxes. Under certain circumstances, U.S. federal income and excise taxes may be due on our undistributed taxable income.

Notwithstanding that we anticipate not being subject to entity-level federal income tax as described in the preceding paragraph, we intend to elect for our wholly-owned subsidiary Millrose Holdings to be taxable as a TRS and we may elect to form other wholly-owned subsidiaries to function as taxable REIT subsidiaries in the future. In general, a TRS may engage in any real estate or non-real estate-related business other than management or operation of a lodging facility or a health care facility. Taxable REIT subsidiaries are subject to taxation at regular federal corporate tax rates.

As a REIT, the value of our securities of Millrose Holdings (excluding the Promissory Note) and any other TRSs generally may not exceed 20% of the total value of our total assets at the end of any calendar quarter. If the IRS were to successfully assert that the value of our securities of Millrose Holdings and all our TRSs exceeded this limit at the end of any calendar quarter, then we would fail to qualify as a REIT. If we determine it to be in our best interest to own additional assets through one or more TRSs, then it is possible that the IRS may assert that the value of our interests in TRSs exceeds 20% of the value of our total assets at the end of any calendar quarter and therefore cause us to fail to qualify as a REIT.

In connection with the Spin-Off, Millrose will receive an opinion of Gibson, Dunn & Crutcher LLP, special tax counsel to Lennar and Millrose, to the effect that, subject to the qualifications and assumptions set forth therein and provided that the Spin-Off occurs as described in this prospectus prior to December 31, 2024, Millrose’s organization and proposed method of operations will enable Millrose to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2025, and each taxable year thereafter.

Liquidity and Capital Resources Following the Spin-Off

Immediately following the Spin-Off, Millrose will initially derive all of its revenue from the Lennar Agreements with respect to the Transferred Assets and the Supplemental Transferred Assets. At the outset, Millrose Holdings’ capital resources will include the nonrefundable Option Deposit paid by Lennar to secure its Purchase Options with respect to the properties comprising the Transferred Assets and the Supplemental Transferred Assets. On an ongoing basis, Millrose Holdings’ capital resources will include the Monthly Option Payments paid by Lennar to Millrose Holdings to maintain its exclusive Purchase Options to purchase back the Transferred Assets and the Supplemental Transferred Assets and any Takedown Price amounts paid to Millrose Holdings upon Lennar’s exercise of its Purchase Options relating to the Transferred Assets and the Supplemental Transferred Assets, in each case in accordance with the Lennar Agreements. The Transferred Assets and the Supplemental Transferred Assets as of the dates described in “Our Properties” are expected to have a cash conversion cycle, and we believe this means we can expect regular cash inflows from the Monthly Option Payments and expected takedowns of finished Homesites at least in the short term. In addition, Millrose may have a revolving credit facility in place by the date of the Distribution and Millrose Holdings’ capital resources at the outset and on an ongoing basis will include amounts available under such revolving credit facility.

We are negotiating an approximately $1 billion revolving credit facility and may seek to pursue additional debt financing, all of which may be available to manage cash needs and reduce drag on returns, as well as to enable us to provide the HOPP’R to Other Customers, but there is no guarantee that such sources of additional cash will be obtained or will be sufficient to cover all of our business growth initiatives. The specific terms of the credit facility are still under negotiation, but we expect the credit facility will have a maturity of three years and borrowings thereunder will be subject to a borrowing base with respect to certain Millrose assets with advance rates that vary by asset category. Millrose or a subsidiary of Millrose will be the borrower. We expect the credit facility will be secured by a first-priority security interest in (i) the Promissory Note (and any other similar notes that Millrose may enter into with any future Millrose Subsidiaries) and (ii) the equity interests of Millrose Holdings and any other future Millrose Subsidiaries whose equity interests are not pledged for the benefit of the Promissory Note or any other similar note or notes. While we expect the size of the credit facility to be approximately $1 billion, we expect the terms may include an allowance to increase the size. Additionally, the ability of Millrose to obtain additional debt financing is subject to the Debt to Equity Ratio Limit. In the future, Millrose may also seek additional third-party financing to satisfy any additional capital needs or raise capital through equity and debt issuances into the market. We may also enter into various other secured financing arrangements in the future, and in such cases, similar to the currently contemplated credit facility, we may use the land assets we hold through our Millrose Subsidiaries as collateral to secure the financing. In such cases, we are prohibited from cross-pooling any Transferred Assets, Supplemental Transferred Assets or Future Property Assets we hold pursuant to the Lennar Agreements with Future Property Assets of Other Customers without Lennar’s consent. Pursuant to the Lennar Agreements, we may not enter into any third-party financing arrangements if such financing arrangement would cause our debt to equity ratio to exceed 1:1, unless we obtain the prior approval of Lennar.

Following the Spin-Off, we expect (but there can be no guarantee) that Lennar will provide us with ongoing transactions relating to the acquisition of Future Property Assets pursuant to the Lennar Agreements. In such cases, our sources of cash will also include the nonrefundable Option Deposits paid by Lennar to secure its Purchase Options with respect to the Future Property Assets, in addition to the Monthly Option Payments to maintain its exclusive Purchase Options and any Takedown Price amounts paid to Millrose Holdings upon Lennar’s exercise of its Purchase Options, in each case in accordance with the Lennar Agreements. However, Lennar is not contractually committed to provide us with transactions involving Future Property Assets.

The payments received by Millrose Holdings and Other Subsidiaries from the payment of Option Deposits and from the exercise of Purchase Options will be available to the Millrose Subsidiaries to finance additional Future Property Assets acquisitions that can be improved and developed by Millrose and purchased as finished Homesites by our customers on a “just in time” basis, while a portion could be used to repay the principal on the Promissory Note. Millrose Holdings will distribute to Millrose (subject to limitations on the portion of Millrose’s income that can be dividends in compliance with the REIT Requirements) (i) net earnings generated from the Monthly Option Payments after payments for taxes and expenses (including the Management Fee), and (ii) monthly interest payments on the Promissory Note (which we expect to be approximately $350 million annually based on a 7.5% interest rate), and such amounts will then be distributed by Millrose as dividends to Millrose’s stockholders, consistent with or in excess of the amount that would satisfy applicable REIT requirements. Certain payments received by Millrose (such as a portion of the Monthly Option Payments from Lennar) minus Millrose’s expenses (including the Management Fee) will be distributed by Millrose as dividends to its stockholders, consistent with or in excess of the amount that would satisfy applicable REIT requirements.

Lennar has a Capital Priority Right pursuant to the Founder’s Rights Agreement, which may restrict our ability to use a significant portion of the capital we receive from our operations for the benefit of any Lennar Related Ventures or Other Customers we may have in the future. Additionally, Lennar has an Effective Equity Price Protection Right, which could restrict Millrose’s ability, subject to market and other conditions, to issue equity for other transactions (including to engage future Other Customers or raise capital for transactions with existing Other Customers in the future) given the risk that significant equity issuances may depress our Class A Common Stock price and increase dilution for our existing stockholders.

In the future, through our third-party manager, KL, we will seek to engage Lennar Related Ventures and Other Customers and provide them with the HOPP’R as part of our diversification and growth strategy. In the future, to the extent Millrose (through its subsidiaries) enters into HOPP’R agreements with any Lennar Related Ventures or Other Customers, Millrose’s revenues will also be expected to include income from similar future business relationships with such Lennar Related Ventures and Other Customers. The terms of such arrangements with any Lennar Related Ventures or Other Customers may differ from the terms of the Lennar Agreements, and therefore, our primary sources of cash and primary uses of cash could differ accordingly.

Subsequent to the completion of the Spin-Off, KL will be responsible for expenditures consisting of costs of all administrative and operating functions and systems, public company expenses, compensation and fees paid to employees, directors and third-party experts, consultants and advisors, as well as outside legal counsel and independent public accounting firms, all of which will be paid for through KL’s Management Fee (not including fees incurred in connection with extraordinary litigation and mergers and acquisitions and other events outside Millrose’s ordinary course of business, including, in certain circumstances, costs associated with the ownership and maintenance of land). We believe the Option Deposit paid by Lennar on the Transferred Assets and the Supplemental Transferred Assets should be sufficient to maintain operations and fund the Management Fee and our corporate expenses that are not paid for by KL. For further discussion, please see “Notes to Combined Financial Statements—Basis of Presentation.”

We expect to obtain an approximately $1 billion revolving credit facility and have access to additional debt financing, all of which may be available to manage cash needs and reduce drag on returns, as well as for use to provide the HOPP’R to Other Customers, but there is no guarantee that such sources of additional cash will be obtained or will be sufficient to cover all of our business growth initiatives. Additionally, the ability of Millrose to obtain additional debt financing is subject to the Debt to Equity Ratio Limit. In the future following the Spin-Off, Millrose may also decide to raise cash through one or more equity or debt issuances, as KL may determine (subject to our Debt to Equity Ratio Limit). Millrose may also decide to issue equity in exchange for land assets in connection with potential future negotiated arrangements to provide the HOPP’R to new customers. The Lennar Agreements do not place any restrictions or conditions on Millrose’s ability to issue and sell its own securities to third parties, either through private sales, private placements, unregistered offerings or registered offerings. Pursuant to Millrose’s Charter, Millrose may not issue additional shares of Class B Common Stock without the majority vote approval by holders of the Class B Common Stock at that time. No assurance can be given that Millrose will be able to effect any such financings on acceptable terms or at all.

Critical Accounting Policies and Estimates

We believe that our critical accounting policies are those that require significant judgments, assumptions and estimates by management about matters that are inherently uncertain and because they are important for understanding and evaluating our financial results. We consider an accounting judgment, estimate or assumption to be critical when (1) the estimate or assumption is complex in nature or requires a high degree of judgment and (2) the use of different judgments, estimates and assumptions could have a material impact on our Combined Financial Statements. Our significant accounting policies that management believes will be critical once we commence operations are fully described in Note 2, “Basis of Presentation and Summary of Significant Accounting Policies,” of our Combined Financial Statements. Listed below are those policies and estimates that we believe are critical and require the use of significant judgment in their application. Our accounting policies have been established to conform with GAAP. The preparation of the financial statements in accordance with GAAP requires management to use judgments in the application of such policies. These judgments will affect our reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

Land and Impairment

Finished homesites, land and land under development are included within inventories. Inventories are stated at cost unless the inventory within a community is determined to be impaired, in which case the impaired inventory is written down to fair value. Inventories also include Horizontal Development costs, capitalized interest, and real estate taxes. Horizontal Development costs incurred after land purchase are capitalized if pertaining to Horizontal Development and getting land ready for its intended use of vertical construction.

At each reporting date we will review our inventory for any indication of impairment. If an indication of impairment exists, recoverability will be tested by comparing the carrying amount of the asset to the net undiscounted cash flows expected to be generated from the asset. If those net undiscounted cash flows do not exceed the carrying amount (i.e., the asset is not recoverable), the next step would be performed, which is to determine the fair value of the asset and record an impairment charge, if any.

We estimate the fair value of inventory evaluated for impairment based on market conditions and assumptions made by management at the time the inventory is evaluated, such as the projected margins and timing of future land sales, as well as an appropriate discount rate, which may differ materially from actual results if market conditions or our assumptions change.

We believe that the accounting related to inventory valuation and impairment is a critical accounting policy because: (1) assumptions inherent in the valuation of our inventory are highly subjective and susceptible to change and (2) the impact of recognizing impairments on our inventory could be material to our combined financial statements.

Accounting Treatment for the Spin-Off

Millrose has assessed the Spin-Off as a nonreciprocal transfer of assets from Lennar to its stockholders and will therefore be accounted for under ASC 845 Nonmonetary Transactions. Millrose has further assessed the Business Assets to be transferred as meeting the definition of a business under ASC 805 Business Combinations and will therefore record the assets acquired and liabilities assumed from Lennar based on the carrying value of these items as they were reflected on Lennar’s books and records as of the closing of the transaction.

Lennar will recognize the Spin-Off as a distribution of nonmonetary assets that constitute a business in accordance with ASC Subtopic 505-60 – Equity – Spinoffs and Reverse Spinoffs, after assessing the Business

Assets for impairment under ASC 360 Property, Plant and Equipment and is not expected to record a loss in connection with the Spin-Off.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to a number of market risks in the ordinary course of business. Market risk includes risks that arise from changes in interest rates and other market changes that affect market sensitive investments.

In pursuing our business and investment objectives, we expect that one of the primary risks to which we will be exposed is interest rate risk. We may be exposed to interest rate changes primarily as a result of (i) their effect on the market for new homes, and therefore on the likelihood that Purchase Options will be exercised, and (ii) if we need to obtain long-term debt used to maintain liquidity, fund capital expenditures and expand our investment portfolio and operations. Market fluctuations in real estate financing may affect the availability and cost of funds needed to expand our investment portfolio. In addition, restrictions upon the availability of real estate financing or high interest rates for real estate loans could adversely affect our ability to dispose of real estate in the future. We will seek to limit the impact of interest rate changes on earnings and cash flows and to lower our overall borrowing costs. We may use derivative financial instruments to hedge exposures to changes in interest rates on loans secured by our assets and on the value of the land we own.

If we acquire derivatives to hedge our exposure, we will also be exposed to market risk. Market risk is the adverse effect on the value of a financial instrument that results from a change in interest rates. The market risk associated with interest-rate contracts is managed by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken. With regard to variable rate financing, the Manager will assess our interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities. The Manager will maintain risk management control systems to monitor interest rate cash flow risk attributable to both our outstanding and forecasted debt obligations as well as our potential offsetting hedge positions. While our hedging strategy will be designed to minimize the impact on our net income and funds from operations from changes in interest rates, they may reduce the overall returns on our investments. Our Board has not yet established policies and procedures regarding our use of derivative financial instruments for hedging or other purposes.

Emerging Growth Company

Millrose is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act, or the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We believe the principal exemption we intend to avail ourselves of as an emerging growth company is not being required to present more than two years of audited financial statements in a registration statement for an initial distribution of our common equity securities.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised financial accounting standards. We have elected to opt in to such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We could remain an “emerging growth company” until the earliest of (1) the end of the fiscal year following the fifth anniversary of the date of the first sale of our Common Stock pursuant to an effective registration statement, (2) the last day of the fiscal year in which our annual gross revenues exceed $1.235 billion, (3) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (4) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period. It is likely that we will cease to be an emerging growth company in 2025 or 2026.

MARKET INFORMATION FOR SECURITIES AND DIVIDEND POLICY

Market Price and Ticker Symbols

Our Common Stock is currently not listed. Following the Distribution, we intend to have shares of our Class A Common Stock be listed on the NYSE under the ticker symbol “MRP.” We do not intend to list shares of our Class B Common Stock on the NYSE or any other exchange or quotation system, and it is unlikely that there will be a public trading market for our Class B Common Stock.

Holders

As a result of the Distribution, the initial holders of Millrose’s Common Stock will be the same as the holders of Lennar Class A Common Stock and Lennar Class B Common Stock. However, we expect trading in Lennar Common Stock and our Common Stock will rapidly result in Lennar and Millrose having different stockholder groups.

Dividend Policy

We intend to elect to be classified and to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2025.

We intend to make distributions to our stockholders based on our adjusted funds from operations. For purposes of determining our cash distributions, our AFFO will be calculated by starting with the definition of the National Association of Real Estate Investment Trusts (“NAREIT”) of funds from operations, which is the net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate depreciation. The NAREIT definition will then be adjusted to eliminate the impact of non-recurring items that are not reflective of ongoing operations and certain non-cash items that reduce or increase net income (loss) in accordance with GAAP, and it is also adjusted for any income tax expense (other than income tax expenses of our TRS) recorded for our fiscal year 2024 that will not be incurred following our election and qualification to be treated as a REIT for U.S. federal income tax purposes, resulting in AFFO for us. Our computation of AFFO may differ from the methodology for calculating AFFO used by other equity REITs, and, therefore, may not be comparable to such other REITs.

U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay regular corporate income tax rates to the extent that it annually distributes less than 100% of its taxable income. Initially, cash available for distribution to our stockholders will be derived solely from distributions from Millrose Holdings and interest from the Promissory Note. All dividends will be made by us at the discretion of our Board and will depend on the financial position, results of operations, cash flows, capital requirements, debt covenants (which are expected to include limits on dividends), applicable law and other factors as our Board deems relevant. Our Board has not yet determined when any dividends will be declared or paid. Up to 80% of these dividends may be paid in the form of a stock dividend, rather than in cash. We cannot guarantee, and there can be no assurance, that we will declare or pay any cash dividends or distributions.

We intend to pay dividends and anticipate that our dividends will generally be taxable as ordinary income to our stockholders, not as income from qualified dividends (which are taxed at a reduced rate), although a portion of the dividends may be designated by us as qualified dividend income or capital gain or may constitute a return of capital. We will furnish annually to each of our stockholders a statement setting forth the dividends paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain. For a more complete discussion of the U.S. federal income tax treatment of distributions to our stockholders, see “Material U.S. Federal Income Tax Considerations.”

Our dividend policy will enable us to review from time to time alternative funding sources to pay our required distributions. To the extent those funding sources are insufficient to meet our cash needs, or the cost of such financing exceeds the cash flow generated by the Transferred Assets and the Supplemental Transferred Assets for any period, cash available for distribution could be reduced. To the extent that our cash available for distribution is less than the amount required to be distributed under the REIT provisions of the Code, we may pay up to 80% of the dividend in the form of a stock dividend. Also, to the extent our Board believes we should pay at least most of the dividends in cash, we may consider various funding sources to cover any cash shortfall, including borrowing under debt facilities, selling certain of the Transferred Assets and the Supplemental Transferred Assets (if Lennar will waive its Purchase Options) or using a portion of the net proceeds we receive in future offerings. See “Risk Factors—Risks Related to Legal, Regulatory, Tax and Accounting Compliance.”

For purposes of satisfying the minimum distribution requirement to qualify for and maintain REIT status, our taxable income will be calculated without reference to our cash flow. Consequently, under certain circumstances, we may not have available cash to pay our required distributions and a portion of our distributions may consist of our stock or our debt instruments. In either event, a stockholder of ours will be required to report dividend income as a result of such distributions even though we distributed no cash or only nominal amounts of cash to such stockholder. For more information, see “Material U.S. Federal Income Tax Considerations.”

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the date of this prospectus, all of the outstanding shares of Millrose’s Common Stock are owned by a wholly-owned subsidiary of Lennar. After the completion of the Spin-Off, Lennar will temporarily retain approximately 20% of the outstanding shares of Millrose’s Common Stock, in the form of Class A Common Stock. Lennar will not exercise its voting rights with respect to this stock for as long as it retains the shares, and Lennar expects to dispose of this stock through a subsequent spin-off, split-off, public offering, private sale or any combination of these potential transactions. Lennar will have the sole and absolute discretion, subject to applicable law, to determine the terms of, and whether and when to proceed with, any subsequent disposition of the shares of Millrose Class A Common Stock owned by Lennar following the completion of the Spin-Off. Lennar intends to hold Millrose Class A Common Stock for only a limited period of time, but we will not have any control over Lennar’s decisions with respect to the Class A Common Stock they will own following the Spin-Off, and we will be required to cooperate with Lennar to effect any such subsequent disposition pursuant to the Registration Rights Agreement.

The following table provides information with respect to the expected beneficial ownership of Millrose’s Common Stock immediately following the Distribution by (1) each person who we believe will be a beneficial owner of more than 5% of the outstanding shares of Millrose’s Common Stock, (2) each of Millrose’s directors, and (3) all directors as a group. We based the share amounts on each person’s beneficial ownership of Lennar Class A Common Stock and Lennar Class B Common Stock as of November 30, 2024 unless we indicate some other basis for the share amounts, and assumed a Distribution Ratio of one share of Millrose’s Common Stock for every two shares of Lennar Common Stock. The following table provides the beneficial ownership assuming that all holders default to receiving shares of Millrose’s Class A Common Stock in the Distribution and do not affirmatively elect to receive any shares of Class B Common Stock, except for the Miller Family. The Miller Family has indicated that it intends to receive all of its shares of Millrose Common Stock that it will receive in the Distribution in the form of Class B Common Stock. While the number of shares of Millrose Class B Common Stock that will be issued to Lennar stockholders other the Miller Family will not be known until after the Election Expiration Time, it is unlikely that many (if any) Lennar stockholders other than the Miller Family will elect to receive Millrose Class B Common Stock.

Other than the Miller Family, we expect most if not all other Lennar stockholders will prefer to receive shares of Class A Common Stock due to their greater liquidity. We expect Millrose’s Class A Common Stock to be listed on the NYSE following the Spin-Off, but we have not applied to have Millrose’s Class B Common Stock listed on any securities exchange, or quoted on any quotation system, and we do not expect to do so. Shares of our Class B Common Stock will be highly illiquid and for most investors appropriate only as a long-term investment. We do not expect a trading market for our Class B Common Stock to develop and therefore investors may need to hold Class B Common Stock indefinitely. The differences between Millrose’s Class A Common Stock and Millrose’s Class B Common Stock are further described under “Description of Capital Stock.” See “Risk Factors—Risks Related to our Common Stock” for a description of risks related to owning our Class A Common Stock and Class B Common Stock. The information in the table below is subject to change based on the actual elections made by the persons listed.

Based on the total number of outstanding shares of Lennar Common Stock as of November 30, 2024, if holders 25%, 50%, 75% and 100% of Lennar Common Stock elect to receive Millrose Class B Common Stock, approximately 100,587,682, 67,058,455, 33,529,227, and 0 shares of Millrose Class A Common Stock will be distributed, respectively, and holders of such shares of Class A Common Stock will have approximately 23.1%, 9.1%, 3.2% and 0% of Millrose stockholders’ voting power, respectively. These voting percentages do not include any votes attached to the Common Stock that Lennar intends to temporarily retain following the Spin-Off, as pursuant to the Distribution Agreement, Lennar agrees that it will not exercise its right to vote with respect to any shares of Millrose Common Stock it holds, and under Maryland law, votes for non-extraordinary matters are determined by the number of votes cast, not votes present at the meeting or votes entitled to be cast on the matter. Without a trading market or public listing of our Class B Common Stock, we expect it will likely be difficult for any stockholders who elect to receive our Class B Common Stock to sell such shares in the future. Our Charter does not allow any individual holder of our Class B Common Stock to elect unilaterally to convert their own shares to Class A Common Stock; the conversion can only be done if a majority of Class B Common Stock holders approve such conversion, and such conversion would apply to all outstanding shares of Class B Common Stock. Given the lack of liquidity of Millrose’s Class B Common Stock and the conversion restrictions, we expect a significant percentage of the Common Stock that will be distributed to Lennar’s stockholders in the Spin-Off will be Class A Common Stock (and in any event in an amount that will be more than sufficient to meeting the listing standards of the NYSE). We do not expect many, if any, Lennar stockholders (other than the Miller Family) will elect to receive Class B Common Stock in the Distribution. However, there is no guarantee that the election results will match our expectations. On the other hand, based on the total number of shares we intend to register and our contemplated Distribution Ratio, holders of approximately 99.5% of the expected outstanding Lennar Class A shares would need to elect solely to receive Class B Common Stock in order for us not to meet the NYSE listing standards. Based on Lennar’s stockholder base, we expect approximately 30% of our stockholders immediately following the Spin-Off will be index funds, many or almost all of which likely have policies and requirements that may obligate them to sell their shares of Millrose’s Common Stock promptly following the Distribution. We expect that, given these disposition requirements or policies, such stockholders will receive Class A Common Stock, as Class B Common Stock will not be listed or have an active trading market. As such, we believe the risk that we do not meet the NYSE listing standards to be negligible. In accordance with the Distribution Agreement, successful listing of our Class A Common Stock on the NYSE or another national stock exchange is a condition to the consummation of the Spin-Off. If no Lennar stockholders other than the Miller Family elect to receive Millrose Class B Common Stock, the Miller Family will have the power to cast approximately 44% of the votes that can be cast by all the holders of Millrose stock (taking into account the voting power allocable to the Millrose stock that Lennar will retain in the form of Class A Common Stock, even though Lennar has agreed not to vote that stock). To the extent any of the persons listed below, other than Stuart Miller, elects to receive shares of Class B Common Stock, the number of shares of Class A Common Stock next to such person’s name will be reduced by the number of shares of Class B Common Stock such person elected to receive, and the Miller Family’s relative voting power will accordingly decrease. We expect to issue a Current Report on Form 8-K after the Election Expiration Time to provide information as to the allocation of Class A Common Stock and Class B Common Stock to be distributed in the Distribution.

To the extent directors or executive officers of Lennar and Millrose’s directors or executive officers own Lennar Common Stock on the Record Date for the Spin-Off, they will participate in the Spin-Off on the same terms as other holders of Lennar Common Stock. For a description of our directors and executive officers, see sections “Management” and “Manager and Management Agreement.”

Except as otherwise noted in the footnotes below, each person or entity identified below will have sole voting and investment power with respect to such securities. Following the Spin-Off, we will have outstanding an aggregate of approximately 168 million shares of Common Stock on a fully diluted basis. For purposes of the calculations in the table below, we have assumed that we will have outstanding an aggregate of 167,646,137 shares of Common Stock, based upon shares of Lennar Common Stock outstanding as of November 30, 2024, applying the Distribution Ratio of one share of our Common Stock for every two shares of Lennar Common Stock held as of the Record Date, including the additional shares of Class A Common Stock comprising approximately 20% of Millrose’s total outstanding Common Stock that Lennar intends to retain, as described below, and without accounting for cash in lieu of fractional shares.

The actual issued and outstanding share amounts for Class A Common Stock and Class B Common Stock, respectively, may differ depending on the exact number of shares of Lennar Common Stock outstanding as of the Record Date, or if Lennar stockholders other than the Miller Family elect to receive shares of Class B Common Stock. The total number of shares of the Class A and Class B Common Stock to be distributed in the Distribution will not exceed the total number of shares of Common Stock set forth on the cover page of this prospectus, and the allocation between the Class A and Class B Common Stock will be determined upon the Election Expiration Time. We expect to issue a Current Report on Form 8-K after the Election Expiration Time to provide information as to the exact number of shares of Common Stock, as well as the exact allocation between Class A Common Stock and Class B Common Stock to be distributed in the Distribution. The exact number of shares outstanding of our Common Stock following the Spin-Off will be calculated based on shares of Lennar Common Stock outstanding as of the Record Date, using the same Distribution Ratio and including the additional shares of Class A Common Stock comprising approximately 20% of Millrose’s total outstanding Common Stock that Lennar intends to temporarily retain following the Spin-Off.

Name of Beneficial Owner	Title of Class	Number of Shares Beneficially Owned	Percent of Shares by Class Beneficially Owned
Directors and Executive Officers
Carlos A. Migoya	Class A Common Stock	—	*
Patrick Bartels	Class A Common Stock	—	*
Matthew B. Gorson	Class A Common Stock	—	*
Kathleen B. Lynch	Class A Common Stock	—	*
M. Alison Mincey	Class A Common Stock	—	*
Darren L. Richman	Class A Common Stock	—	*
Garett Rosenblum	Class A Common Stock	—	*
Robert Nitkin	Class A Common Stock	—	*
Rachel Presa	Class A Common Stock	—	*
Adil Pasha	Class A Common Stock	—	*

All current directors and executive officers as a group (10 persons)	Class A Common Stock	—	*

5% Stockholders(1)

Lennar Corporation(2) 5505 Waterford District Drive, Miami, Florida 33126	Class A Common Stock	33,529,227	21.5%
	Class B Common Stock	—	*

Stuart Miller(3) 5505 Waterford District Drive Miami, Florida 33126	Class A Common Stock	—	*
	Class B Common Stock	11,995,111	100%

The Vanguard Group(4) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	Class A Common Stock	13,684,404	8.8%

BlackRock, Inc. (5) 50 Hudson Yards New York, New York 10001	Class A Common Stock	12,174,437	7.8%

*	Represents beneficial ownership or voting power of less than one percent (1%).
(1)

As disclosed in Amendment No. 17 to GAMCO Investors, Inc.’s Schedule 13D filed on September 13, 2024, GAMCO Investors, Inc. holds 1,860,306 shares of Lennar Class B Common Stock, which represented 5.65% of the total outstanding number of shares of Lennar Class B Common Stock as reported in Lennar’s quarterly report on Form 10-Q for the quarterly period ended May 31, 2024. We have assumed for purposes of this beneficial ownership table that GAMCO will receive 100% of their respective distribution in the Spin-Off in the form of Class A Common Stock, which would mean that GAMCO would hold less than 1% of the total expected outstanding shares of Millrose Class A Common Stock, as calculated using the Distribution Ratio and assuming that only the Miller Family will elect to receive Class B Common Stock, and all other shareholders will receive Class A Common Stock. As such, we have not included GAMCO in this table. However, in the event GAMCO elects to receive 100% of its distribution in Class B Common Stock, then it would receive 930,153 shares of Class B Common Stock in connection with the Distribution based on its Lennar Class B Common Stock holdings as of September 13, 2024 described above. In such case, GAMCO would hold approximately 7.2% of the total outstanding shares of Class B Common Stock, assuming GAMCO and the Miller Family are the only Lennar stockholders who elect to receive Class B Common Stock.

As disclosed in the Schedule 13G filed by FMR LLC on November 12, 2024, FMR LLC holds 13,389,541 shares of Lennar Class A Common Stock, which represented 5.539% of the total outstanding number of shares of Lennar Class A Common Stock according to the filing. We assume for purposes of this beneficial ownership table that FMR LLC will receive 100% of their respective distribution in the Spin-Off in the form of Class A Common Stock, which would mean that FMR LLC would hold approximately 4.3% of the total expected outstanding shares of Millrose Class A Common Stock, as calculated using the Distribution Ratio and assuming that only the Miller Family will elect to receive Class B Common Stock, and all other shareholders will receive Class A Common Stock. As such, we have not included FMR LLC in this table.

(2)

Following the Spin-Off, Lennar will temporarily retain approximately 20% the outstanding shares of Millrose’s Common Stock, all of which will be in the form of Class A Common Stock. Lennar will not exercise its voting rights with respect to this stock for as long as it retains the shares, and Lennar expects to dispose of this stock through a subsequent spin-off, split-off, public offering, private sale or any combination of these potential transactions. The number of shares attributed to Lennar in the table assumes that Lennar retains exactly 20% of the total outstanding shares of Millrose Common Stock in the form of Class A Common Stock, based on the total number of Lennar Common Stock outstanding as of November 30, 2024 and calculated using the Distribution Ratio.

(3)

We expect Mr. Miller to elect to receive all of his shares of Millrose Common Stock in the form of Class B Common Stock. As such, in connection with the Distribution, we expect Mr. Miller, through family and personal holdings, will receive in total 11,995,111 shares of our Class B Common Stock and no shares of our Class A Common Stock. Of the shares reflected in the table, Mr. Miller will have shared voting and investment power, and no pecuniary interest, with respect to 94,396 shares of Class B Common Stock, which will be held in a charitable family foundation. In addition, of the shares reflected in the table, Mr. Miller will have sole voting and investment power, and no pecuniary interest, with respect to 204,575 shares of Class B Common Stock, which will be held in a charitable foundation. Additionally, of the shares reflected in the table, Mr. Miller will have sole voting and investment power with respect to 273,143 shares of Class B Common Stock which will be held in a charitable fund. Mr. Miller, his brother and his sister are trustees and beneficiaries of trusts that will directly or indirectly hold substantial limited partner interests in two partnerships (Mr. Miller, his brother and his sister also directly own minor limited partnership interests in the two partnerships) that together will own 10,543,664 of the shares of Class B Common Stock reflected in this table. Mr. Miller is the sole officer and the sole director of the corporation that owns the general partner interests in the partnerships, and Mr. Miller has sole voting and dispositive power over these shares. Because of that, Mr. Miller is shown as the beneficial owner of the shares held by the partnerships, even though he has only a limited pecuniary interest in those shares. We expect the Miller Family will be the only Lennar stockholders who elect to receive Class B Common Stock in the Spin-Off. However, there is no guarantee that this will be the case, and in the event any other Lennar stockholders elect to receive Class B Common Stock in the Spin-Off, the percentage of the shares by class that Mr. Miller beneficially owns will be commensurately less than 100%.

(4)

These holdings of The Vanguard Group are calculated using the Distribution Ratio with the number of Lennar Common Stock held based on Amendment No. 11 to The Vanguard Group’s Schedule 13G filed on February 13, 2024, which provides that The Vanguard Group holds 27,368,807 shares of Lennar Class A Common Stock. Of such shares, The Vanguard Group has shared voting power with respect to 321,337 shares, sole dispositive power with respect to 26,323,315 shares, and shared dispositive power with respect to 1,045,492 shares. Based on these numbers and as calculated using the Distribution Ratio, we expect The Vanguard Group will beneficially own 13,684,404 shares of Millrose Class A Common Stock immediately following the Distribution, assuming The Vanguard Group does not elect to receive any Class B Common Stock. Of such shares, The Vanguard Group is expected to have shared voting power with respect to 160,668 shares, sole dispositive power with respect to 13,161,657 shares, and shared dispositive power with respect to 522,746 shares. For purposes of calculating the percent of shares by class beneficially owned, we have assumed that only the Miller Family will elect to receive shares of Class B Common Stock and all other stockholders will receive shares of Class A Common Stock, and Lennar’s retained shares will all be Class A Common Stock.
(5)

These holdings of BlackRock, Inc. are calculated using the Distribution Ratio with the number of Lennar Common Stock held based on Amendment No. 16 to BlackRock, Inc.’s Schedule 13G filed on July 8, 2024, which provides that BlackRock, Inc. holds 24,348,874 shares of Lennar Class A Common Stock. Of such shares, BlackRock, Inc. has sole voting power with respect to 22,610,733 shares and sole dispositive power with respect to 24,348,874 shares. Based on these numbers and as calculated using the Distribution Ratio, we expect BlackRock, Inc. will beneficially own 12,174,437 shares of Millrose Class A Common Stock immediately following the Distribution, assuming BlackRock, Inc. does not elect to receive any Class B Common Stock. Of such shares, BlackRock, Inc. is expected to have sole voting power with respect to 12,174,437 shares and sole dispositive power with respect to 11,305,366 shares. For purposes of calculating the percent of shares by class beneficially owned, we have assumed that only the Miller Family will elect to receive shares of Class B Common Stock and all other stockholders will receive shares of Class A Common Stock, and Lennar’s retained shares will all be Class A Common Stock.

EXECUTIVE COMPENSATION

As of the date of this prospectus, none of our officers and directors are being separately compensated for serving in their capacity as officers and directors of Millrose, respectively. Following the Spin-Off, we will be an externally managed REIT, and as such, all of our executive officers will be provided by KL pursuant to the Management Agreement, and all of our executive officers will be employees of KL and are compensated directly by KL. KL will be compensated for the management services provided to us in accordance with the Management Agreement. See “Manager and Management Agreement” for information about KL’s compensation as the Manager.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Except as disclosed herein, no director, executive officer, stockholder holding at least 5% of shares of our Common Stock, or any family member thereof, had any material interest, direct or indirect, in any transaction, or proposed transaction since the incorporation of Millrose, in which the amount involved in the transaction exceeds the lesser of $120,000 or one percent (1%) of the average of our total assets at the year-end for the last two completed fiscal years.

The following is a summary of certain related party transactions, other than director compensation and officer compensation arrangements pursuant to the Management Agreement, as described under the sections of this prospectus entitled “Management—Compensation of Directors” and “Manager and Management Agreement.”

The description of each agreement or arrangement below is a summary, is not complete, and is qualified entirely by reference to the full text of such agreement, which is filed as an exhibit to Millrose’s registration statement, of which this prospectus forms a part.

Related Party Transactions

We and our subsidiary, Millrose Holdings, will enter into the Lennar Agreements in connection with the HOPP’R that we will provide to Lennar following the Spin-Off. Prior to the Spin-Off, we are a wholly-owned subsidiary of Lennar that was recently formed and incorporated as a Maryland corporation for the purpose of receiving the Business Assets from Lennar and becoming an independent publicly traded company that will operate, through certain subsidiaries, a HOPP’R. Lennar will have certain Founder’s Rights, pursuant to the Founder’s Rights Agreement, attached to and incorporated by reference to our Bylaws, pursuant to which Lennar shall have certain exclusive rights that will benefit Lennar and impact certain aspects of Millrose’s business. For additional information regarding Lennar’s rights, see “Our Business—Summary of Operational Agreements—Summary of Agreements between Millrose, Millrose Holdings and Lennar—Founder’s Rights Agreement.” Additionally, a subsidiary of Lennar that is the owner of the HOPP’R Rights will grant Millrose a non-exclusive, royalty-free, non-transferrable, perpetual license to use the HOPP’R Rights solely for Millrose’s benefit. For more information about our relationship with Lennar prior to the Spin-Off and following the Spin-Off, see “The Spin-Off,” “Our Business” and “Risk Factors—Risks Related to our Business Model and Investment in a Newly Formed Entity.” For more information about the Lennar Agreements, including the Master Program Agreement and related ancillary agreements, see “Our Business—Summary of Operational Agreements.”

We will enter into a Management Agreement with the Manager, which, except for the Lennar Services, will provide us with all management and human capital resources, as well as office space and equipment, to operate our business, perform on our contractual obligations and ensure our compliance with all applicable laws, rules and regulations. The Manager is an affiliate and wholly-owned subsidiary of Kennedy Lewis. Kennedy Lewis has acted as a strategic advisor to Lennar in various Land Banking and other business partnerships and ventures, including with respect to the Spin-Off. Pursuant to the Management Agreement, we will pay KL a management fee as described in the Management Agreement. Although Kennedy Lewis is not receiving any fees for advising Lennar regarding the Spin-Off, funds and affiliates of Kennedy Lewis have received fees from Lennar under other previous and ongoing land banking arrangements. The Management Agreement was negotiated between Kennedy Lewis and Lennar while we were still a wholly-owned subsidiary of Lennar. For more information about our relationship with Kennedy Lewis and the Management Agreement, see “Management,” “Manager and Management Agreement” and “Risk Factors—Risks Related to Our Management Structure.”

Policy for Approval of Related Party Transactions

Our Board will adopt a related party transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or a person whom we know to beneficially own more than 5% of our outstanding shares of common stock (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related party transaction,” the related person must report the proposed related party transaction to our General Counsel to determine whether the transaction or relationship does, in fact, constitute a related party transaction. Under the policy, the proposed related party transaction will be reviewed and approved by the Audit Committee of our Board after full disclosure of the related person’s interest in the transaction and determination by our General Counsel that such transaction should be reviewed. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review and, in its discretion, may ratify the related party transaction. The policy will also permit the chair of the Audit Committee to review, and if deemed appropriate approve, proposed related party transactions that arise in between Audit Committee meetings, subject to ratification by the Audit Committee at its next meeting. Any related party transactions that are ongoing in nature will be reviewed annually. No member of the Audit Committee will be permitted to participate in any consideration of a related person transaction with respect to which that member or any of his or her immediate family is a related person.

A related party transaction to be reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Audit Committee will review and consider relevant factors, including:

•	the related person’s interest in the related party transaction;

•	the approximate dollar amount involved in the related party transaction;

•	the approximate dollar amount of the related person’s interest in the related party transaction without regard to the amount of any profit or loss;

•	whether the related party transaction was or will be undertaken in the ordinary course of Millrose’s business;

•	the business reasons for, and the potential benefits to, Millrose to enter into the related party transaction;

•	whether the terms of the related party transaction are arm’s-length and in the ordinary course of Millrose’s business;

•	whether the related party transaction would impair the independence of an otherwise independent director;

•

whether the related party transaction would present an improper conflict of interest for any director or executive officer of Millrose (or any subsidiary of Millrose), taking into account the size and expected term of the related party transaction, the direct or indirect nature of the related person’s interest in the transaction, and the feasibility of recusal to minimize the conflict of interest; and

•	other facts and circumstances that bear on whether the relationship serves the best interests of Millrose and its stockholders.

Following the review, the Audit Committee will determine whether or not the transaction is fair, reasonable and consistent with the related party transaction policy, and whether the transaction should be approved or ratified.

The Audit Committee may approve or ratify the transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in the best interests of Millrose (including that the terms are fair and reasonably consistent with market terms). Related party transactions entered into, but not approved or ratified as required by the policy, will be subject to termination by Millrose.

The policy will provide that, in the event there are any transactions that may involve or require any compensation of executive officers to be paid directly by Millrose (and not by KL or Kennedy Lewis, as would otherwise be the case under the Management Agreement), any such compensation shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

Any related party transactions required to be disclosed pursuant to Item 404 of Regulation S-K or ASC Topic 850 Related Party Disclosures shall be included in a timely manner in our ongoing public reports with the SEC following this Spin-Off.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of some of the general terms of our capital stock giving effect to our Charter and Bylaws, which will be effective immediately prior to the Distribution. You should read our Charter and Bylaws and the applicable provisions of Maryland law for complete information on our capital stock. The following summary is not complete and is subject to, and qualified in its entirety by reference to, the provisions of our Charter and Bylaws, as they will be in effect immediately prior to the Distribution, which are filed as exhibits to the Registration Statement of which this prospectus is a part, and the applicable provisions of the MGCL. See “Where You Can Find More Information.”

General

The following description summarizes the most important terms of our Charter relating to the rights of, and restrictions upon, holders of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this “Description of Capital Stock,” you should refer to our Charter and Bylaws, which are included as exhibits to this Form S-11 registration statement of which this prospectus is a part, and to the applicable provisions of Maryland law. Our authorized capital stock consists of 450,000,000 shares of Common Stock, including 275,000,000 shares of Class A Common Stock, $0.01 par value per share, and 175,000,000 shares of Class B Common Stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, $0.01 par value per share. Immediately following the Distribution, we expect to have approximately 168 million shares of Common Stock issued and outstanding, of which we expect approximately 156 million to be shares of our Class A Common Stock and approximately 12 million to be shares of our Class B Common Stock. These numbers are calculated based on the total number of shares outstanding of Lennar Common Stock as of November 30, 2024 and using the Distribution Ratio, and inclusive of the approximately 20% of Millrose’s total outstanding Common Stock, held in the form of Class A Common Stock, that Lennar expects to temporarily retain following the Spin-Off. These numbers also assume that only the Miller Family will elect to receive Class B Common Stock, and everyone else will receive Class A Common Stock in the Distribution. The actual issued and outstanding share amounts for Class A Common Stock and Class B Common Stock, respectively, may differ depending on the exact number of shares of Lennar Common Stock outstanding as of the Record Date, or if more Lennar stockholders elect to receive shares of Class B Common Stock. The total number of shares of the Class A and Class B Common Stock to be distributed in the Distribution will not exceed the total number of shares of Common Stock set forth on the cover page of this prospectus, and the allocation between the Class A and Class B Common Stock will be determined upon the Election Expiration Time. We expect to issue a Current Report on Form 8-K after the Election Expiration Time to provide information as to the exact number of shares of Common Stock, as well as the exact allocation between Class A Common Stock and Class B Common Stock to be distributed in the Distribution. We have no plans to issue any shares of preferred stock. Our Charter will authorize a majority of our entire Board, without stockholder approval, to amend our Charter to increase or decrease the aggregate number of shares of stock that we are authorized to issue or the number of authorized shares of any class or series. In connection with and subject to the 2024 Incentive Plan’s adoption by the Board and approval by the stockholders, Millrose will reserve a number of shares of Class A Common Stock that will be equal to approximately 7% of the total outstanding Common Stock of Millrose for issuance under the 2024 Incentive Plan. Under Maryland law, a stockholder generally is not liable for a corporation’s debts or obligations solely as a result of the stockholder’s status as a stockholder. We expect that our Class A Common Stock will be listed on the NYSE under the ticker symbol “MRP.” We do not expect our Class B Common Stock to be listed on any securities exchange or quoted on any stock quotation system.

Description of Common Stock

We have two classes of Common Stock: Class A Common Stock and Class B Common Stock. The two classes are identical, except that (a) holders of Class A Common Stock will be entitled to one vote per share and holders of Class B Common Stock will be entitled to ten votes for each share of Class B Common Stock held in the holder’s name, except when voting together with the holders of the Class A Common Stock, each holder of record of Class B Common Stock will be entitled to the greater of (i) ten votes per share and (ii) that number of votes per share of Class B common stock that would entitle the outstanding shares of Class B common stock to cast, in the aggregate, 35% of the votes entitled to be cast on the matter, and there are separate class votes for holders of Class B Common Stock (in some cases in addition to a vote of both the Class A Common Stock and Class B Common Stock, voting together without regard to class) for the approval of certain mergers, consolidations and other business combinations, and future issuances of Class B Common Stock, among others, but no separate class votes for holders of Class A Common Stock for any matter, and (b) Millrose expects its Class A Common Stock to be listed on the NYSE, but it has not applied to list its Class B Common Stock on any securities exchange or to have its Class B Common Stock quoted on any quotation system, and it does not expect to do so. In addition, as a result of the lower valuation of the Class B Common Stock resulting from its illiquidity, we expect that the amount of tax per share that will be owed as a result of receiving shares of Class B Common Stock in the Distribution will be lower than the amount that will be owed as a result of receiving shares of Class A Common Stock in the Distribution.

Rights Relating to Dividends and Other Distributions

Subject to preferences that may apply to any shares of preferred stock that are outstanding at the time, the holders of shares of Common Stock are entitled to share equally, on a per share basis, in any dividends or other distributions in cash or other property, as authorized by our Board and declared by us out of assets legally available for the payment of dividends and other distributions. Each dividend or other distribution will be payable to the holders of our Class A Common Stock and Class B Common Stock in accordance with our Charter which requires that any dividends or distributions payable in our Common Stock must be paid in kind by class (i.e., holders of Class A Common Stock may receive only additional shares of Class A Common Stock in connection with any dividend or distribution, and holders of Class B Common Stock may receive only additional shares of Class B Common Stock in connection with any dividend or distribution).

Voting Rights

Each share of Class A Common Stock will entitle the holder to one vote on each matter submitted to a vote of stockholders. Each share of Class B Common Stock will entitle the holder to ten votes on each matter submitted to a vote of stockholders, except when voting together with the holders of the Class A Common Stock, each holder of record of Class B Common Stock will be entitled to the greater of: (a) ten votes for each share of Class B Common Stock held in the holder’s name or (b) that number of votes for each share of Class B Common Stock held in the holder’s name that would entitle the outstanding shares of Class B Common Stock to cast, in the aggregate, 35% of the votes entitled to be cast on the matter. Except as stated in the Charter, with respect to all matters upon which stockholders are entitled to vote, the holders of the outstanding shares of Class A Common Stock and the holders of the outstanding shares of Class B Common Stock will vote together without regard to class (except as to the number of votes per share).

Notwithstanding the foregoing, any amendment to the Charter (except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the Charter) must be approved by the holders of two-thirds in voting power of the Class A Common Stock and Class B Common Stock, voting together without regard to class. Additionally, any merger, consolidation or other business combination must be approved by both (i) a majority in voting power of all the votes entitled to be cast on the matter by holders of Class A Common Stock and Class B Common Stock, voting together without regard to class, and (ii) a majority of all the votes entitled to be cast on the matter by all holders of Class B Common Stock, voting as a separate class. Once there are no longer any shares of Class B Common Stock outstanding, the Charter may be amended only if the amendment is approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter, except for any amendments which do not require stockholder approval under Maryland law.

In addition, so long as any shares of Class B Common Stock are outstanding, Millrose shall not, without the affirmative vote of the holders of at least two-thirds of the shares of Class B Common Stock outstanding, voting separately as a class, issue additional shares of Class B Common Stock (other than in connection with dividends or other distributions paid with shares of Class B Common Stock solely to holders of Class B Common Stock), and no other vote of the stockholders shall be required.

Liquidation Rights

We will initially have no outstanding preferred stock. While that continues to be the case, if we are liquidated, the holders of our Class A Common Stock and Class B Common Stock will be entitled to share equally on a per share basis, without regard to class, in the assets available for distribution after we have satisfied or provided for all our debts and liabilities.

If we are liquidated at a time when there are outstanding shares of preferred stock, the holders of our Class A Common Stock and Class B Common Stock will be entitled to share equally on a per share basis, without regard to class, in the assets available for distribution after we have satisfied our debts and liabilities and made any distributions we are required to make with regard to the preferred stock.

Termination of Class B Common Stock

Our Class B Common Stock will convert automatically into Class A Common Stock in whole, but not in part, on a one-for-one basis, upon approval of the conversion by the holders of a majority of the outstanding shares of Class B Common Stock. After that occurs, we would no longer be authorized to issue Class B Common Stock. Individual shares of Class B Common Stock cannot be converted into Class A Common Stock.

Other Rights or Restrictions

Holders of shares of our Common Stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any other securities of Millrose. Stockholders are not entitled to exercise any of the rights of an objecting stockholder provided for in Title 3, Subtitle 2 of the MGCL unless our Board determines that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of the determination in connection with which stockholders would otherwise be entitled to exercise such rights.

Description of Preferred Stock

We may issue preferred stock with any rights and preferences that may be authorized by our Board. These rights and preferences might include some or all of:

•	preferential rights to dividends, which might be fixed or participating, and might or might not be cumulative;

•	special voting rights, including rights to elect directors without the vote of other classes of our capital stock;

•	rights to convert the preferred stock into shares of Common Stock or other securities;

•	rights to require us to redeem shares or provisions giving us the right to redeem shares;

•	rights to benefit from sinking funds;

•	preferential rights to distributions on liquidation;

•	preemptive rights; or

•	other special rights or preferences.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, we must meet several requirements concerning the ownership of our outstanding capital stock. Specifically, no more than 49.9% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include specified private foundations, employee benefit plans and trusts, and charitable trusts) during the last half of any taxable year beginning with the second taxable year in which we qualify as a REIT. In addition, the outstanding shares of stock must be owned by 100 or more persons during at least 335 days of a 12-month taxable year or during a proportionate part of a shorter taxable year beginning with the second taxable year in which we qualify as a REIT. We may prohibit certain acquisitions and transfers of shares of our stock so as to ensure our qualification as a REIT under the Code. We cannot assure you that this prohibition will be effective.

Our Charter will contain a limitation on ownership that prohibits any person or entity, subject to certain exceptions, from owning, beneficially or by virtue of the applicable constructive ownership provisions of the Code, more than 9%, in value or in number of shares, whichever is more restrictive, of the outstanding shares of our Common Stock or 9% in value of the outstanding shares of all classes or series of our stock. Our Charter will provide for an excepted holder limit for the Miller Family to own, beneficially or by virtue of the applicable constructive ownership provisions of the Code, up to 12.8% in the aggregate, in value or in number of shares, whichever is more restrictive, of the outstanding shares of our Common Stock or the outstanding shares of all classes or series of our stock. We refer to the person or entity that, but for operation of the ownership limits or another restriction on ownership and transfer of our stock as described below, would beneficially own or constructively own shares of our stock in violation of such limits or restrictions and, if appropriate in the context, a person or entity that would have been the record owner of such shares of our stock as a “prohibited owner.”

The constructive ownership rules under the Code are complex and may cause shares of stock owned beneficially or constructively by a group of related individuals and/or entities to be treated as being owned beneficially or constructively by one individual or entity. As a result, except for the Miller Family who is subject to the excepted holder limit, the ownership of less than 9%, in value or in number of shares, whichever is more restrictive, of the outstanding shares of our Common Stock, or less than 9% in value of the outstanding shares of all classes and series of our stock (or the acquisition by an individual or entity of an interest in an entity that owns, beneficially or constructively, shares of our stock), could cause that individual or entity, or another individual or entity, to own beneficially or constructively shares of our stock in excess of the ownership limits.

Any attempted transfer of our stock which, if effective, would result in our stock being beneficially owned by fewer than 100 persons will be null and void and the proposed transferee will acquire no rights in such stock. Any attempted transfer of our stock which, if effective, would result in violation of the ownership limits discussed above or in our being “closely held” under section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to maintain our qualification as a REIT, will cause the number of shares of our stock causing the violation (rounded up to the nearest whole share) to be transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in those shares. If the transfer to the trust would not be effective for any reason to prevent any of the foregoing, the transfer of that number of shares that otherwise would cause a person to violate any of the restrictions described above will be null and void and the proposed transferee will acquire no rights in such shares of our stock. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the transfer. We will designate a trustee of the trust that will not be affiliated with us. We will also name one or more charitable organizations as a beneficiary of the trust. Shares held in trust will remain issued and outstanding shares of stock and will be entitled to the same rights and privileges as all other shares of the same class or series of stock. The trustee will receive all distributions on the shares held in trust and will hold such distributions in trust for the benefit of the beneficiary. The trustee will vote all shares held in trust during the period they are held in trust and, subject to Maryland law, will have the authority (1) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (2) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. If we have already taken irreversible corporate action, however, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee of the trust will sell the shares held in trust to a person or persons, selected by the trustee, whose ownership of the shares will not violate the ownership limits discussed above and distribute to the applicable prohibited owner an amount equal to the lesser of (1) the sales proceeds received by the trust from the sale or other disposition of the shares (net of any commissions and other expenses of sale) and (2) (a) if the prohibited owner gave value for the shares, the price paid by the prohibited owner for such shares held in trust or (b) if the prohibited owner did not give value for the shares (e.g., in the case of a gift, devise or other such transaction), the market price (as defined in our Charter) of such shares held in trust on the day of the event causing the shares to be held in trust. The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. Any amount received by the trustee in excess of the amount to be paid to the prohibited owner will be distributed to the beneficiary of the trust.

If, prior to our discovery that shares of our stock have been transferred to the trustee, such shares are sold by the prohibited owner, then such shares will be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for such shares that exceeds the amount that the prohibited owner was entitled to receive, such excess must be paid to the trustee upon demand. In addition, all shares held in trust will be deemed to have been offered for sale to us or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of devise or gift, the market price of such shares of stock at the time of such devise or gift) and (2) the market price of such shares of stock on the date we, or our designee, accepts such offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary.

Any person who acquires or attempts or intends to acquire shares of our stock in violation of the ownership limits or who would have owned shares of our stock that resulted in a transfer to any such trust is required to give immediate written notice to us of such event or, in the case of a proposed or attempted transaction, at least 15 days’ prior written notice. Such person shall provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.

The foregoing restrictions will continue to apply until our Board determines it is no longer in our best interest to continue to qualify as a REIT or that compliance with the foregoing restrictions is no longer required for REIT qualification.

Our Board, in its sole discretion and by the affirmative vote of two-thirds of its members, may exempt a person (prospectively or retroactively) from the ownership limits or establish a different limit on ownership. Our Board, however, may not exempt any person whose ownership of our outstanding stock would result in our being “closely held” within the meaning of Section 856(h) of the Code or otherwise would result in our failure to maintain our qualification as a REIT. As a condition of granting the waiver or establishing the excepted holder limit, our Board may require an opinion of counsel or a ruling from the IRS, in either case in form and substance satisfactory to our Board, in its sole and absolute discretion, in order to determine or ensure our status as a REIT and the person seeking an exemption must make such representations and agreements as our Board may require. Our Charter will provide for an excepted holder limit for the Miller Family to own, beneficially or by virtue of the applicable constructive ownership provisions of the Code, up to 12.8% in the aggregate, in value or in number of shares, whichever is more restrictive, of the outstanding shares of our Common Stock or the outstanding shares of all classes or series of our stock. Our Board will provide a waiver of this stock ownership restriction to Lennar in connection with the shares of Common Stock, held in the form of Class A Common Stock, retained by Lennar after the Distribution. We expect that, in connection with the Distribution, our Board will grant additional exceptions to the ownership limits to certain institutional holders listed in “Stock Ownership of Certain Beneficial Owners and Management” who, by virtue of their existing holdings of Lennar Common Stock, will necessarily hold above 9% of our Common Stock following the Distribution. We also expect that our Board may from time to time grant exceptions to the ownership limits to certain stockholders, including index funds or other passive institutional investors.

In connection with granting a waiver of the ownership limits or creating an excepted holder limit or at any other time, our Board may from time to time increase or decrease either of the ownership limits for one or more persons or all persons, unless, after giving effect to such increase, five or fewer individuals could beneficially own, in the aggregate, more than 49.9% in value of our outstanding stock. A reduced ownership limit will not apply to any person or entity whose percentage ownership of our Common Stock or our stock of all classes and series, as applicable, is, at the effective time of such reduction, in excess of such decreased ownership limit until such time as such person’s or entity’s percentage ownership of our Common Stock or our stock of all classes and series, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of shares of our Common Stock or stock of all other classes or series, as applicable, will violate the decreased ownership limit.

Any stockholder who owns more than 5.0% (or such lower level as required by the Code and the regulations thereunder) of the outstanding shares of our stock during any taxable year, within 30 days after the end of such taxable year, will be asked to deliver written notice to Millrose setting forth the name and address of such owner, the number of shares of our stock beneficially owned and a description of the manner in which such shares are held, and such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits.

If there are any certificates representing shares of our capital stock, they will bear a legend referring to the restrictions on ownership and transfer of our Common Stock described above.

The restrictions on ownership and transfer of our capital stock described above could delay, defer or prevent a transaction or a change in control that might involve a premium price for our Common Stock or otherwise be in the best interests of our stockholders.

Listing

We have applied to list shares of our Class A Common Stock on the NYSE under the ticker symbol “MRP.” We have not applied to have Millrose’s Class B Common Stock listed on the NYSE or any other securities exchange, or quoted on any quotation system, and we do not expect to do so. Shares of our Class B Common Stock will be highly illiquid and appropriate only as a long-term investment. We do not expect a trading market for our Class B Common Stock to develop and therefore you may need to hold Class B Common Stock indefinitely.

Distribution Agent, Transfer Agent and Registrar, and Information Agent

Computershare Trust Company, N.A. will serve as the Distribution Agent in connection with the Spin-Off and as the transfer agent and registrar for our Common Stock. Their contact information is as follows:

Computershare Trust Company, N.A.

P.O. Box 43006

Providence, Rhode Island 02940-3006

Telephone: 888-733-5001

The Information Agent for the Spin-Off will be Georgeson LLC. Their contact information is as follows:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, New York 10104

Telephone: 888-624-7035

International: +1 218-209-2908

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

The following is a summary of some of the general terms of our Charter and Bylaws that we expect to be in effect immediately prior to the Distribution on the Distribution Date. You should read our Charter and Bylaws and the applicable provisions of Maryland law for complete information on our Charter and Bylaws. The following summary is not complete and is subject to, and qualified in its entirety by reference to, the provisions of our Charter and Bylaws, as they will be in effect immediately prior to the Distribution on the Distribution Date, which are filed as exhibits to the Registration Statement of which this prospectus is a part, and the applicable provisions of the MGCL. See “Where You Can Find More Information.”

Election of Directors; Board of Directors

Our Charter will provide that the number of our directors may be established pursuant to our Bylaws but may not be fewer than one, the minimum required by the MGCL.

Election of Directors. At each annual meeting of our stockholders, our stockholders will elect each of our directors to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies. Directors are elected by a majority of the votes cast in an uncontested election and by a plurality of the votes cast in a contested election. Holders of shares of our Common Stock have no right to cumulative voting in the election of directors. Consequently, the holders of outstanding shares of our Common Stock entitled to cast a majority of the votes entitled to be cast can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Vacancies. Subject to the terms of any class or series of our preferred stock that may be issued in the future, vacancies on our Board may be filled only by the affirmative vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will hold office for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies.

Voting. The action of a majority of the directors present at a meeting at which a quorum is present shall be the action of our Board, unless the concurrence of a greater proportion is required for such action by applicable law, the Charter or the Bylaws.

Removal of Directors. Subject to the rights of holders of shares of one or more classes or series of our preferred stock to elect or remove one or more directors, any director may be removed from office at any time, with or without cause, by the affirmative vote of two-thirds of the total outstanding votes of all stockholders of Class A Common Stock and Class B Common Stock entitled to be cast, voting together without regard to class. These provisions, when coupled with the exclusive power of our Board to fill vacancies on our Board, will preclude stockholders from removing incumbent directors (except upon a substantial affirmative vote) and filling the vacancies created by such removal with their own nominees.

Stockholders’ Consent in Lieu of Meeting

The MGCL generally provides that, unless the charter of the corporation authorizes stockholder action by less than unanimous consent, holders of common stock may take action by consent in lieu of a meeting only if it is given by all such stockholders entitled to vote on the matter. Our Charter will permit and our Bylaws will provide for action in writing or by electronic transmission by stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of stockholders at which all stockholders entitled to vote on the matter are present and all eligible shares are voted.

Business Combinations

Under the MGCL, business combinations between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which such person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares of stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares of our common stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares of our common stock.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Our Board intends to adopt a resolution providing that any business combination between us and any other person is exempted from this statute, provided that such business combination is first approved by our Board, including by a majority of directors who are not affiliates or associates of such person. This resolution, however, may be altered or repealed in whole or in part at any time.

Control Share Acquisitions

The MGCL provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of stockholders entitled to cast two-thirds of the votes entitled to be cast on the matter. Shares of stock owned by the acquiror, by officers or by employees who are directors of the corporation are excluded from shares of stock entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares of stock the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares of stock. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of the shares of stock are considered and not approved or, if no such meeting is held, as of the date of the last control share acquisition by the acquirer. If voting rights for control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares of stock as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (1) to shares of stock acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our Bylaws will contain a provision exempting from the control share acquisition statute any and all acquisitions of shares of our stock by the Millers or by Vanguard. This bylaw provision may be amended or eliminated at any time in the future except that the provision may not be repealed, in whole or in part, with respect to any prior or subsequent control share acquisition by (i) the Millers, without the prior written consent of Stuart A. Miller (or a member of his immediate family upon his death or disability) for so long as the Millers collectively own, or are entitled to direct the exercise of voting power with respect to, shares of Common Stock entitled to exercise more than one-tenth of the voting power of all outstanding shares of Common Stock and (ii) Vanguard without its prior written consent, for so long as Vanguard collectively owns, or is entitled to direct the exercise of voting power with respect to, shares of Common Stock entitled to exercise more than one-tenth of the voting power of all outstanding shares of Common Stock.

As described under “Description of Capital Stock,” our Charter will include ownership limitations (not to exceed 9%, beneficially or by virtue of the applicable constructive ownership provisions of the Code, for any person or entity, subject to certain exceptions, except for the Miller Family) and a two-thirds voting approval requirement by holders of Class B Common Stock in order to allow the Company to issue any additional shares of Class B Common Stock, for as long as shares of Class B Common Stock are still outstanding. Both of these provisions in our Charter will make it difficult for anyone to acquire any shares of our Class B Common Stock (particularly since we will not facilitate any and we do not expect there to be any public trading market for our Class B Common Stock), which allows the holder ten (10) votes per share, and to obtain a sufficient number of shares that would allow a holder to have enough voting control to be considered an “affiliate” of the Company, besides the Miller family. These ownership and share issuance restrictions mean that any change of control, governance changes (including any amendments to our Charter) and other decisions with respect to the Company will be difficult to accomplish without the support of the Miller Family (until such time as the Miller Family disposes of its holdings of Millrose stock or the holders of the Class B Common Stock cause it to be converted into Class A Common Stock).

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board of directors;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board of directors be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

Our Charter will provide that vacancies on our Board will only be filled by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our Charter and Bylaws unrelated to Subtitle 8, we vest in our Board the exclusive power to fix the number of directorships, require the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on any matter that may properly be considered at a meeting of stockholders in order to call a special meeting to act on such matter and require a two-thirds vote for the removal of directors. We have not elected to be subject to any of the other provisions of Subtitle 8.

Founder’s Rights Agreement

We will have a Founder’s Rights Agreement between Millrose and Lennar in place at the time of the Spin-Off, which will be incorporated by reference into our Bylaws, as such Founder’s Rights Agreement may be amended, modified and/or supplemented from time to time. For so long as the Founder’s Rights Agreement is in effect, this provision of our Bylaws may not be amended, altered or repealed without the consent of Lennar. Pursuant to the Founder’s Rights Agreement, Lennar will have certain Founder’s Rights as the original parent company of Millrose and the initial contributor of the Business Assets. For a complete description of the Founder’s Rights, see “Our Business—Summary of Operational Agreements—Summary of Agreements between Millrose, Millrose Holdings and Lennar—Founder’s Rights Agreement.” Lennar and Millrose can together amend the Founder’s Rights Agreement pursuant to the terms of such agreement at any time without any vote of the Millrose stockholders, and any such amendments, modifications and/or supplements will automatically be incorporated by reference into our Bylaws without any further action by any party or the Millrose Board.

Meetings of Stockholders and Voting Requirements

Under the Bylaws, annual meetings of stockholders will be held each year at a date, time and place determined by our Board. Special meetings of stockholders may be called by the chair of the board of directors, the chief executive officer, the president or the board of directors and must also be called by our secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at the meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting.

The presence either in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at a meeting will constitute a quorum. Generally, the affirmative vote of a majority of all votes cast is necessary to take stockholder action, except as described below and except that a plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present is sufficient to elect a director in a contested election.

Advance Notice of Director Nomination and New Business

Our Bylaws will provide that with respect to an annual meeting of stockholders, nominations of individuals for election to our Board and the proposal of business to be considered by our stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our Board or (3) by a stockholder who is a stockholder of record at the record date set by our Board for the purpose of determining stockholders entitled to vote at the annual meeting, at the time of giving the notice required by the Bylaws and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual nominated or on such other business and who has complied with the advance notice procedures of the Bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to our Board at a special meeting may be made only (1) by or at the direction of our Board or (2) provided that the meeting has been called for the purpose of electing directors, by a stockholder who is a stockholder of record at the record date set by our Board for the purpose of determining stockholders entitled to vote at the special meeting, at the time of giving the advance notice required by the Bylaws and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual nominated and who has complied with the advance notice provisions of the Bylaws.

The advance notice procedures of the Bylaws will provide that, to be timely, a stockholder’s notice with respect to director nominations or other proposals for an annual meeting must be delivered to our secretary at our principal executive office not earlier than the 120th day nor later than 5:00 p.m., Eastern Time, on the 90th day prior to the first anniversary of the date of the proxy statement for our preceding year’s annual meeting. With respect to our 2025 annual meeting or in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, to be timely, a stockholder’s notice must be delivered not earlier than the 120th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the close of business on the later of the 90th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

Exclusive Forum For Certain Litigation

Our Bylaws will provide that unless we consent in writing to the selection of an alternative forum, any state court of competent jurisdiction within the State of Maryland, or, if such state courts do not have jurisdiction, the United States District Court located within the State of Maryland, shall be the sole and exclusive forum for (a) any internal corporate claim, as such term is defined in the MGCL, including without limitation: (i) any derivative action or proceeding brought on our behalf, other than actions arising under federal securities laws, (ii) any action asserting a claim based on an alleged breach of any duty owed by any of our directors or officers or employees to us or to our stockholders, or (iii) any action asserting a claim against us or any of our directors or officers or other employees arising pursuant to any provision of the MGCL, our Charter or our Bylaws, or (b) any other action asserting a claim against us or any of our directors or officers or other employees that is governed by the internal affairs doctrine. None of the foregoing actions, claims or proceedings may be brought in any court sitting outside the State of Maryland unless we consent in writing to such court.

Although our Bylaws will contain the choice of forum provision described above, it is possible that a court could rule that such provision is inapplicable for a particular claim or action or that such provision is unenforceable. For example, under the Securities Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Although we believe this provision will benefit us by limiting costly and time-consuming litigation in multiple forums and by providing increased consistency in the application of applicable law, this exclusive forum provision may limit the ability of our stockholders to bring a claim in a judicial forum that such stockholders find favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and other employees.

Extraordinary Transactions

Under the MGCL, a Maryland corporation generally cannot dissolve, merge, sell all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. As permitted by the MGCL, our Charter provides that, except for any greater vote or separate class vote as specifically provided in Section 5.8 (relating to removal of directors), Section 6.2.1 (relating to a separate vote of the holders of the Class B Common Stock) or Article VIII (relating to amendments) of our Charter, any of these actions must be declared advisable by our Board and approved by the affirmative vote of a majority of the votes entitled to be cast on the matter. Section 6.2.1 of our Charter provides that any merger, consolidation, sale of all or substantially all of the Company’s assets or other business combination requiring stockholder approval under Maryland law must be approved by both (i) a majority of the votes entitled to be cast by all holders of Class A Common Stock and Class B Common Stock, voting together without regard to class, and (ii) a majority of the total outstanding votes entitled to be cast by all holders of Class B Common Stock, voting as a separate class. Many of our operating assets will be held by our subsidiaries, and these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our stockholders.

Effect of Certain Provisions of Maryland law and our Charter and Bylaws

The restrictions on ownership and transfer of our stock discussed under the caption “Description of Capital Stock” prevent any person or entity, subject to certain exceptions, from owning, beneficially or by virtue of the applicable constructive ownership provisions of the Code, more than 9% (or 12.8% in the aggregate for the Miller Family pursuant to the excepted holder limit), in value or in number of shares, whichever is more restrictive, of the outstanding shares of our Common Stock or 9% in value (or 12.8% in the aggregate in value or in number of shares, whichever is more restrictive, for the Miller Family pursuant to the excepted holder limit) of the outstanding shares of all classes or series of our stock. Our Board has the power to amend our Charter from time to time to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series and to classify and reclassify any unissued shares of our Common Stock or preferred stock into other classes or series of stock, and to authorize us to issue the newly-classified shares, as discussed under the caption “Description of Capital Stock,” and could authorize the issuance of shares of Common Stock or a series of preferred stock that could have the effect of delaying, deferring or preventing a change in control of us. We believe that the power to amend our Charter from time to time to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series and to classify or reclassify unissued shares of common or preferred stock, without stockholder approval, provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. Additionally, our Bylaws will contain a provision exempting from the control share acquisition statute any and all acquisitions of shares of our stock by the Millers and Vanguard. These provisions may delay, defer or prevent a change in control of us.

Likewise, if we were to opt into the classified board or other provisions of Subtitle 8, these provisions of the MGCL could have similar anti-takeover effect.

Amendment of our Charter and Bylaws

Under the MGCL, a Maryland corporation generally cannot amend its charter unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our Charter may be amended only if the amendment is approved by the affirmative vote of stockholders entitled to cast a two-thirds of all of the votes entitled to be cast on the matter, with Class A Common Stock holders and Class B Common Stock holders voting together without regard to class, except for any amendments which do not require the approval of stockholders under Maryland law. Once there are no longer any shares of Class B Common Stock outstanding, our charter generally may be amended only if the amendment is approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter, except for any amendments which do not require the approval of stockholders under Maryland law.

Our Bylaws will provide that our Board has power to adopt, alter, or repeal any provision of our Bylaws and to make new Bylaws. In addition, to the extent permitted by law, our Bylaws will provide that the stockholders may alter or repeal any provision of our Bylaws and adopt new Bylaw provisions if any such alteration, repeal or adoption is approved by the affirmative vote of a majority of the votes entitled to be cast on the matter. Notwithstanding the foregoing, our Bylaws provide that the provision incorporating the Founder’s Rights Agreement may not be amended or deleted without Lennar’s consent, and that certain exemptions to the Control Share Act may not be amended or deleted without the consent of the Millers or Vanguard so long as the Millers or Vanguard are entitled to exercise more than one-tenth of the voting power of all outstanding shares of our Common Stock.

Dissolution of Our Company

Our dissolution must be declared advisable by a majority of our entire board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Limitation of Liability and Indemnification

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and that is material to the cause of action. Our Charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless the following can be established:

•	an act or omission of the director or officer was material to the matter giving rise to the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

Under the MGCL, the corporation may not indemnify a director or officer in a suit by the corporation or in its right in which the director or officer was adjudged liable to the corporation or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. The MGCL permits a corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Our Charter will permit, and our Bylaws will obligate, us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any present or former director or officer who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise as a director, officer, partner, manager, member or trustee and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. Our Charter will also permit us to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

At the time of or shortly following the Spin-Off, we will enter into indemnification agreements with each of the directors and officers that are described herein, who will be appointed effective immediately prior to the Distribution on the Distribution Date. The terms of each indemnification agreement provide for indemnification to the maximum extent permitted by Maryland law and will supplement the existing indemnification protections already afforded under Maryland law and pursuant to our Charter and Bylaws. The foregoing summary of the indemnification agreements that we will enter into with each of our directors and officers does not purport to be complete and is qualified in its entirety by reference to the full text of the form of such agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part and is incorporated herein by reference. Additionally, the Management Agreement contains indemnification provisions that may apply to persons who are our directors and officers.

We intend to purchase and maintain insurance on behalf of all of our directors and executive officers against liability asserted against or incurred by them in their official capacities, whether or not we are required or have the power to indemnify them against the same liability.

REIT Qualification

Our Charter will provide that our Board may revoke or otherwise terminate our REIT election if it determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Dividends

Stock and cash dividends may be distributed to Millrose’s stockholders at any time so authorized by the Board and declared by Millrose. Until there is a decision by the Board to terminate our REIT election, Millrose shall declare regular dividends to our stockholders in accordance with the requirements for maintaining REIT status. At any time Millrose declares a dividend to be paid in stock (whether fully or partially), our Charter will require that we distribute only Class A Common Stock share(s) as a dividend on any share of Class A Common Stock and to distribute only Class B Common Stock share(s) as a dividend on any share of Class B Common Stock in connection with any stock dividend declared by Millrose.

Management

Subject to the provisions in our Charter and any contractual restrictions, the Board has the power and authority to terminate the Manager and engage a replacement manager from time to time. Pursuant to the

Founder’s Rights Agreement, in the event the Management Agreement is terminated for any reason (with or without cause), whether due to a Management Change of Control or otherwise, then Lennar shall have a consent right over the appointment of a new manager (in addition to the separate approval by Millrose’s Board), which consent shall not be unreasonably withheld. Lennar shall also have a consent right (in addition to the approval by Millrose’s Board) to the execution of any new Management Agreement (whether with the same manager or a new manager). See “Our Business—Summary of Operational Agreements—Summary of Agreements between Millrose, Millrose Holdings and Lennar—Founder’s Rights Agreement.”

These consent rights in favor of Lennar will enable Lennar to veto any replacement manager that the Board identifies, as well as have influence over the terms of any new management agreement between Millrose and its manager. These rights will also make it difficult for anyone else to exert influence on these decisions in a way that would not be viewed by Lennar as fair or beneficial to Lennar’s interests.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax consequences to U.S. holders of the Spin-Off (see “—U.S. Federal Income Tax Consequences of the Spin-Off” below) and the acquisition, ownership and disposition of Millrose Common Stock (see “—Taxation of U.S. Holders of Millrose Common Stock REIT Distributions” below).

This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders of shares of Lennar Common Stock or Millrose Common Stock. The summary is based on the Code, final, temporary, and proposed U.S. Treasury regulations, administrative rulings and court decisions in effect as of the date of this registration statement, all of which are subject to change at any time, possibly with retroactive effect. Any such change could alter the U.S. federal income tax consequences described in this registration statement. No ruling has been or will be sought from the IRS as to the U.S. federal income tax consequences of the Distribution or the Spin-Off, and there can be no assurance that the IRS will not challenge any of the U.S. federal income tax consequences described herein. Moreover, the statements in this registration statement, and the opinion of counsel, are not binding on the IRS or a court and do not preclude the IRS from asserting, or a court from sustaining, a contrary result.

For purposes of this summary, the term “U.S. holder” means a holder of shares of Lennar Common Stock, shares of and/or Millrose Common Stock, as applicable, that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized under the laws of the United States or any state thereof (or the District of Columbia);

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

This summary addresses only U.S. federal income tax consequences to U.S. holders of shares of Lennar Common Stock and shares of Millrose Common Stock, as applicable, that hold such shares as a capital asset within the meaning of section 1221 of the Code. Further, this summary does not address all aspects of U.S. federal income taxation that may be relevant to such holder in light of such holder’s particular circumstances or that may be applicable to holders subject to special treatment under U.S. federal income tax laws (including, for example, banks or other financial institutions, insurance companies, REITs or regulated investment companies, broker-dealers, dealers in securities or currencies, traders in securities or other persons that have elected to use a mark-to-market method of accounting, tax-exempt entities including governmental authorities (both U.S. and non-U.S.), non-U.S. individuals and foreign corporations, persons that hold shares through a non-financial foreign entity, persons that hold shares through a foreign financial institution, holders whose functional currency is not the U.S. dollar, holders who acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, holders who hold their shares in an individual retirement or other tax-deferred account, holders subject to the alternative minimum tax provisions of the Code, U.S. expatriates, persons who hold shares on behalf of another person as nominee, trusts and estates, persons holding a 10% or more (by vote or value) beneficial interest in Lennar of Millrose (except to the extent discussed herein), holders who hold their shares as part of a hedge, straddle, integration, constructive sale, conversion, “synthetic security,” or other risk reduction transaction or integrated investment, S corporations, partnerships or other pass-through entities (or investors in S corporations, partnerships or other pass-through entities) and persons otherwise subject to special tax treatment under the Code). In addition, no information is provided herein with respect to the tax consequences under applicable state, local or non-U.S. tax laws or U.S. federal laws other than those pertaining to the U.S. federal income tax or as discussed in “—Other Tax Consequences” below).

If a partnership (including an entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds shares of Lennar Common Stock, the tax treatment of a partner in the partnership generally will depend on the status of the partners and the activities of the partnership. A stockholder that is a partnership, and partners in such partnership, should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of shares of Lennar Common Stock and/or shares of Millrose Common Stock.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES DESCRIBED BELOW ARE NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE SPIN-OFF. YOU ARE URGED TO CONSULT WITH YOUR TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE SPIN-OFF AND OWNERSHIP OF LENNAR COMMON STOCK AND MILLROSE COMMON STOCK, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL, NON-U.S. AND OTHER TAX LAWS.

U.S. Federal Income Tax Consequences of the Spin-Off

The Spin-Off will be a taxable transaction for U.S. federal income tax purposes to Lennar and to U.S. holders of Lennar Common Stock.

Lennar

The Spin-Off will be a taxable transaction for Lennar in which Lennar may recognize gain, but not loss, for tax purposes based on the difference between its tax basis in the Millrose Common Stock and the fair market value of the Millrose Common Stock as of the Distribution. Lennar, Millrose, and Millrose Holdings plan to make Section 336(e) elections under the Code with respect to the Spin-Off, which, when combined with the Spin-Off, is expected to result in the basis of our assets being the fair market value for tax purposes as of the Distribution. The tax, if any, payable by Lennar will be dependent upon the valuation of the assets of Millrose and Millrose Holdings and certain other factors. Although Lennar will ascribe a value to the Millrose Common Stock distributed in the Distribution when making such determination, this valuation is not binding on the IRS or any other tax authority. These taxing authorities could ascribe a higher valuation to the distributed Millrose Common Stock, particularly if, following the Distribution, those shares of common stock trade at prices significantly above the value ascribed to those shares by Lennar. Such a higher valuation, if upheld by a court, may affect the distribution amount and thus the tax consequences of the Distribution to Lennar’s stockholders. See “The Spin-Off—U.S. Federal Income Tax Consequences of the Spin-Off” for a discussion of the valuation methodology to be employed in determining the value of Millrose’s Common Stock and the anticipated valuation analysis.

U.S. Holders of Lennar Common Stock

For U.S. federal income tax purposes: (i) the Distribution of Millrose Common Stock (including fractional shares for which Lennar stockholders receive cash) in connection with the Spin-Off to a U.S. holder of Lennar Common Stock will be treated as a taxable distribution of property under section 301 of the Code, (ii) each U.S. holder will be treated as if such U.S. holder had received a distribution in an amount equal to the fair market value of the shares of Millrose Common Stock (including fractional shares for which Lennar stockholders receive cash) to such U.S. holder, taxed as a dividend to the extent, generally, of Lennar’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles, and then treated as a non-taxable return of capital to the extent, generally, of the U.S. holder’s adjusted tax basis in the shares of Lennar Common Stock, and, thereafter, as capital gain from the sale or exchange of shares of Lennar Common Stock, (iii) a U.S. holder’s tax basis in Millrose Common Stock received in the Distribution will be equal to its fair market value on the Distribution Date or pursuant to another commonly used averaging method, and (iv) a U.S. holder’s holding period in the Millrose Common Stock received in the Spin-Off will begin the day after the Spin-Off. The shares of Millrose Common Stock (including fractional shares for which Lennar stockholders receive cash) will be taxable to non-corporate U.S. holders at the current maximum 20% rate of tax currently in effect for “qualified dividend income” to the extent that it is paid out of the current and accumulated earnings and profits of Lennar, provided certain holding period requirements are satisfied. In particular, the 20% maximum tax rate available to non-corporate U.S. holders for “qualified dividend income” is not available unless the shares on which an otherwise qualifying dividend is paid have been held for more than 60 days during the 121-day period beginning 60 days before the date on which the shares become “ex-dividend.” For purposes of calculating the 60-day holding period as applied to non-corporate U.S. holders potentially eligible to be taxed on “qualified dividend income” at reduced rates, any period in which the holder has an option to sell, is under a contractual obligation to sell, has made and not closed a short sale of, or has granted certain options to buy substantially identical shares or securities, or holds one or more other positions in substantially similar or related property that diminishes the risk of loss from holding shares of Lennar will not be counted toward the required holding period.

A U.S. holder of Lennar Common Stock who receives cash in lieu of a fractional share of Millrose Common Stock in the Distribution generally will be treated as having received such fractional share in the Distribution and then as having received cash in redemption of such fractional share. As described above, the basis of the fractional share deemed received by a Lennar stockholder will equal the fair market value of such share on the date of the Distribution. Such gain or loss will be capital gain or loss and generally will be treated as short-term capital gain or loss.

In addition, it should be noted that valuation is an inherently factual matter and U.S. federal income tax law does not provide definitive guidance regarding the determination of the fair market value of publicly traded securities (which Millrose expects its Common Stock to be on the date of the Spin-Off). Several courts have held that the fair market value of such securities for U.S. federal income tax purposes equals the average of the high and low sales prices of such securities on the date of determination, but there can be no assurance that the IRS would not seek to establish a different fair market value for Millrose Common Stock. Although Lennar will be ascribing a value to the shares of Millrose Common Stock received in the Spin-Off for tax purposes when making such determination, this valuation is not binding on the IRS or any other tax authority. These taxing authorities could ascribe a higher valuation to the shares, particularly if the stock trades at prices significantly above the value ascribed to the shares by Lennar in the period following the Spin-Off. See “The Spin-Off—U.S. Federal Income Tax Consequences of the Spin-Off” for a discussion of the valuation methodology to be employed in determining the value of Millrose’s Common Stock.

The exact amount of Lennar’s earnings and profits depends upon a variety of factors and cannot be determined until after the close of Lennar’s current taxable year. Lennar does not expect to report to U.S. holders the portion of the Spin-Off that will be treated as a dividend prior to January 2025.

Taxation of Millrose as a REIT

General

Millrose intends to qualify and elect to be treated as a REIT under sections 856 through 860 of the Code and the applicable U.S. Treasury regulations (the requirements thereunder to qualify as a REIT are referred to herein as the “REIT Requirements”) commencing with its taxable year ending December 31, 2025. Millrose believes that, commencing with its taxable year ending December 31, 2025, it will be owned and organized, and will operate in a manner, that will permit it to qualify for taxation as a REIT for U.S. federal income tax purposes. Millrose intends to continue to operate in a manner that permits it to qualify as a REIT, but no assurance can be given that it will operate in a manner so as to qualify or remain qualified as a REIT.

The REIT Requirements are technical and complex. The following discussion sets forth only certain material aspects of the REIT Requirements. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

Gibson, Dunn & Crutcher LLP, special tax counsel to Lennar and Millrose, is expected to render an opinion to the effect that, subject to the qualifications and assumptions forth therein and provided that the Spin-Off occurs as described in this prospectus prior to December 31, 2024, Millrose’s organization and proposed method of operations will enable Millrose to meet the requirements for qualification and taxation as a REIT under the

Code for its taxable year ending December 31, 2025, and each taxable year thereafter. Furthermore, it must be emphasized that the REIT Tax Opinion was based and conditioned upon certain assumptions, including assumptions relating to the organization and operation of Millrose, and certain representations made by Millrose as to certain organizational and operational matters (including representations concerning Millrose’s expected income and assets), as set forth in one or more certificates provided by officers of Millrose. Any change in facts or circumstances relevant to the REIT Tax Opinion (including the failure of any of Millrose’s representations relied upon by Gibson Dunn in delivering such opinion to continue to be true, complete and correct at any time in the future) may jeopardize the basis for and validity of such opinion. Gibson Dunn’s opinion will be rendered as of the date of the REIT Tax Opinion and Gibson Dunn has no obligation to advise of any subsequent change in the matters represented or assumed or any subsequent change in the applicable law, including any such change that affects the conclusions expressed in the REIT Tax Opinion. Moreover, Millrose’s qualification and taxation as a REIT depends upon its ability to meet on a continuing basis the various qualification tests imposed under the REIT Requirements through actual annual operating results, which are discussed below, the results of which will not be reviewed by Gibson Dunn. Millrose has not received, and does not intend to seek, any rulings from the IRS regarding its status as a REIT or its satisfaction of the REIT Requirements. No assurance can be given that the actual results of Millrose’s operations, the sources of its income, the nature of its assets, the level of its distributions to stockholders, and the diversity of its stock ownership for any given taxable year will satisfy the REIT Requirements. Moreover, the IRS may challenge Millrose’s status a REIT, and a court could sustain any such challenge. See “—Failure to Qualify as a REIT.”

If Millrose qualifies for taxation as a REIT, it generally will not be subject to U.S. federal corporate income taxes on that portion of its ordinary income or capital gain that is currently distributed to stockholders, subject to certain exceptions discussed below, including that the income of Millrose Holdings (and any other taxable REIT subsidiary of Millrose) will be subject to U.S. federal corporate income tax.

If Millrose remains qualified as a REIT, it will nonetheless be subject to U.S. federal income or excise tax in certain circumstances, which include, but are not limited to, the following:

•	Millrose will be taxed at regular corporate income tax rates on any undistributed REIT taxable income, including undistributed net capital gains;

•

If Millrose has (i) net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying net income from foreclosure property, it will be subject to tax at the highest corporate tax rate on such income;

•

If Millrose has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than sales of foreclosure property and sales that qualify for a statutory safe harbor), such income will be subject to a 100% tax;

•

If Millrose should fail to satisfy the 75% gross income test or the 95% gross income test (which are discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which Millrose fails the 75% or the 95% test;

•

If Millrose should fail to distribute, or fail to be treated as having distributed, with respect to each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year (other than capital gain income Millrose elects to retain and pay tax on) and (iii) any undistributed taxable income from prior years, Millrose would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed; and

•	Millrose will be subject to a 100% tax on transactions with its taxable REIT subsidiaries if such transactions are not at arm’s length.

No assurance can be given that the amount of such U.S. federal income tax will be insubstantial. In addition, Millrose Holdings (along with any other taxable REIT subsidiary of Millrose) will be subject to U.S. federal income tax on all of its income at regular income tax rates and Millrose and its subsidiaries, including Millrose Holdings, may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local and foreign income, franchise, property and other taxes on assets and operations. Millrose and its subsidiaries could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification

To qualify as a REIT, a corporation must elect to be so treated and must meet various (a) organizational requirements, (b) gross income tests, (c) asset tests and (d) distribution requirements. Millrose’s ability to satisfy the REIT income and quarterly asset requirements will depend upon its ability to successfully manage the composition of its income and assets on an ongoing basis.

Organizational Requirements

The Code defines a REIT as a corporation, trust, or association that makes a REIT election with its tax return and:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation, but for the REIT Requirements;

(4)	that is not a bank, an insurance company or certain other specified types of financial institutions;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)

not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of each taxable year; and

(7)	that meets certain other tests, described below, regarding the nature of its income and assets.

The Code provides that the conditions described in the first four points above, inclusive, must be met during the entire taxable year and that the condition described in the fifth point above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The conditions described in the fifth and sixth points above will not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of the condition described in the sixth point above, certain tax-exempt entities are generally treated as individuals, and the beneficiaries of a pension trust that qualifies under section 401(a) of the Code and that holds shares of a REIT will be treated as holding shares of the REIT in proportion to their actuarial interests in the pension trust. In addition, if a REIT fails to satisfy the condition described in the sixth point above for any taxable year, the REIT will nonetheless be deemed to have satisfied the condition if it complied with U.S. Treasury regulations requiring the maintenance of records to ascertain ownership and did not know (and would not have known using reasonable diligence) that it was closely held for the year. Millrose believes that it will have sufficient diversity of ownership to satisfy the conditions in the fifth and sixth points above. In addition, Millrose’s Charter restricts the transfer and ownership of its stock so that it should continue to satisfy these conditions. The provisions of Millrose’s Charter that restrict the transfer and ownership of its stock are described in “Description of Capital Stock—Restrictions on Ownership and Transfer.”

In addition, Millrose intends to request on an annual basis from certain stockholders, and those stockholders will be required to provide, information relating to the number of shares actually or constructively owned by the stockholder. Ownership for purposes of conditions described in the fifth and sixth points above is defined using certain constructive ownership rules. As a result, except for the Miller Family, who is subject to the excepted holder limit, the acquisition of less than 9% of Millrose stock by an individual or entity may cause that individual or entity to constructively own more than 9% of such stock, thereby triggering the transfer restrictions described in “Description of Capital Stock—Restrictions on Ownership and Transfer.” In addition, in order to qualify as a REIT, Millrose cannot have any C corporation earnings and profits at the end of the taxable year with respect to which Millrose’s REIT election is made.

Effect of Subsidiary Entities

Disregarded Entities and Partnerships. An unincorporated domestic entity, such as a partnership or limited liability company that has a single owner, generally is not treated as an entity separate from its parent for U.S. federal income tax purposes (absent an election to the contrary). An unincorporated domestic entity with two or more owners is generally classified as a partnership for U.S. federal income tax purposes (absent an election to the contrary). In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of such partnership and as earning its allocable share of the gross income of such partnership for purposes of the applicable REIT Requirements. Millrose’s proportionate share for purposes of the 10% value test (see “—Asset Tests”) will be based on Millrose’s proportionate interest in the equity interests and certain debt securities issued by such partnership. For all of the other asset and income tests, Millrose’s proportionate share will be based on Millrose’s proportionate interest in the capital of such partnership. Millrose’s proportionate share of the assets and items of income of any partnership, joint venture, or limited liability company that is classified as a partnership for U.S. federal income tax purposes in which Millrose acquires an equity interest, directly or indirectly, will be treated as Millrose’s assets and gross income for purposes of applying the various REIT Requirements.

Qualified REIT Subsidiaries. A corporation that is a QRS is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a QRS are treated as assets, liabilities, and items of income, deduction, and credit of the parent REIT. A QRS is a corporation, other than a TRS, all of the stock of which is owned by the parent REIT. Thus, in applying the requirements described herein, any QRS that Millrose owns will be ignored, and all assets, liabilities, and items of income, deduction, and credit of the QRS will be treated as Millrose’s assets, liabilities, and items of income, deduction, and credit.

Taxable REIT Subsidiaries. A REIT may own up to 100% of the shares of one or more taxable REIT subsidiaries. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. Millrose and Millrose Holdings intends to elect for Millrose Holdings to be a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Millrose will not be treated as holding the assets of a TRS or as receiving any income that the TRS earns. Rather, the stock issued by a TRS to Millrose is an asset in Millrose’s hands, and Millrose treats the distributions paid to Millrose from such TRS, if any, as income. This treatment can affect Millrose’s compliance with the gross income and asset tests. Because Millrose does not include the assets and income of TRSs in determining its compliance with the REIT requirements, Millrose intends to use Millrose Holdings or another TRS subsidiary to hold all or substantially all of its Real Estate Portfolio, as Millrose would generally be subject to 100% U.S. federal income tax on any gain from the sale of the Real Estate Portfolio as the Real Estate Portfolio assets are generally being held primarily for sale to customers in the ordinary course of business. In addition, Millrose may use Millrose Holdings and other TRSs to undertake other activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries.

Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs, excluding loans to a TRS that are treated as “interests in real property” or “real estate assets” under the REIT Requirements. It is expected that the Promissory Note will be treated as debt for U.S. federal income tax purposes and as a real estate asset under the REIT Requirements. Moreover, while Millrose expects the value of its securities in Millrose Holdings (other than the Promissory Note) to be nearly 20% of the value of its assets, Millrose believes it will be able to manage the value of its assets in order that no more than 20% of the value of Millrose’s assets will consist of stock or securities of one or more TRSs (other securities that are treated as real estate assets).

Millrose may fail to be qualify for taxation as a REIT if the Promissory Note is not treated as debt for U.S. federal income tax purposes, the Promissory Note is not treated as a real estate asset under the REIT Requirements or Millrose is unable to operate so that the value of its stock and securities in Millrose Holdings (together with any other TRS) represent no more than 20% of the value of Millrose’s assets (other securities that are treated as real estate assets)).

A domestic TRS, such as Millrose Holdings, will pay income tax at regular corporate rates on any income that it earns. In addition, the TRS rules generally limit the deductibility of interest paid or accrued by a TRS to its parent REIT, such as interest on the Promissory Note, to assure that the TRS is subject to an appropriate level of corporate taxation. Further, REITs are subject to a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis.

A TRS may not directly or indirectly operate or manage any health care facilities or lodging facilities or provide rights to any brand name under which any health care facility or lodging facility is operated unless such facility is operated on behalf of such TRS by a person that is an independent contractor and certain other requirements are met. The failure of a subsidiary of Millrose to qualify as a TRS as a result of operating a lodging facility or a health care facility could have an adverse effect on Millrose’s ability to comply with the REIT income and asset tests, and thus could impair Millrose’s ability to qualify as a REIT unless Millrose could avail itself of certain relief provisions under the Code and pay any resulting tax.

For tax years beginning after December 31, 2022, the Inflation Reduction Act of 2022 imposes among other things, a 15% Corporate Alternative Minimum Tax on certain U.S. corporations with average adjusted financial statement income in excess of $1 billion. Although, by its terms, the Corporate AMT is not applicable to REITs, it is not certain whether or how the Corporate AMT would apply to Millrose Holdings and any other TRS owned by Millrose.

The IRS has issued several notices indicating its intention to propose regulations providing guidance regarding the Corporate AMT and issuing certain interim rules on which taxpayers may rely. Until further regulations and guidance from the IRS is released, the impact of the Corporate AMT on Millrose Holdings is uncertain and it is possible that Millrose Holdings (and any other TRS owned by Millrose) will be subject to material U.S. federal income taxes under the Corporate AMT.

Non-REIT Earnings and Profits

In addition, in order to qualify as a REIT, Millrose cannot have at the end of any taxable year any earnings and profits that were accumulated in any taxable year in which the REIT provisions did not apply. Millrose anticipates that because it will make a section 336(e) election in connection with the Spin-Off, Millrose’s Pre-REIT E&P would be zero.

Gross Income Tests

In order to maintain qualification as a REIT, Millrose must annually satisfy the following two gross income requirements:

•

At least 75% of Millrose’s gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property (such as interest on obligations secured by mortgages on real property or interests in real property, certain “rents from real property” or gain on the sale or exchange of such property, and certain fees with respect to agreements to make or acquire loans secured by mortgages on real property or interests in real property), from certain types of temporary investments or certain other types of gross income; and

•

At least 95% of Millrose’s gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments as described above and from dividends, interest, and gain from the sale or other disposition of stock or securities and certain other types of gross income (or from any combination of the foregoing).

Millrose expects that substantially all of its gross income for purposes of determining its compliance with the REIT Requirements will be comprised of interest income on the Promissory Note and dividends from Millrose Holdings.

Dividends. Millrose’s dividend income from Millrose Holdings and any corporation (other than any REIT) will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test.

Interest. The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person, but generally includes the following: (i) an amount that is received or accrued based on a fixed percentage or percentages of receipts or sales, and (ii) an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt by leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT. Millrose does not expect that any of its loans will be based in whole or in part on the income or profits of any person. Interest on debt secured by mortgages on real property or on interests in real property, including, for this purpose, prepayment penalties, loan assumption fees and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date Millrose agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property—that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.

It is expected that the Promissory Note will be treated as debt for U.S. federal income tax purposes and as a loan fully secured by mortgages on real property or interests in real property. Accordingly, interest on the Promissory Note is expected to be qualifying income for both the 95% gross income test and the 75% gross income test. Millrose may fail to be qualify for taxation as a REIT if the Promissory Note is not treated as debt for U.S. federal income tax purposes, the Promissory Note is not treated as a loan fully secured by mortgages on real property or interests in real property or Millrose is unable to operate so that its dividends and gain from Millrose Holdings (and any other TRS) for each taxable year represent less than 25% of the gross income of Millrose for such year.

Relief Provisions for Failing the 75% or 95% Gross Income Tests. If Millrose fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if certain relief provisions of the Code apply. These relief provisions will generally apply if Millrose’s failure to meet such tests was due to reasonable cause and not due to willful neglect, Millrose attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. Under certain circumstances, Millrose may prefer not to have the relief provisions apply. If these relief provisions are inapplicable to a particular set of circumstances involving Millrose or Millrose determines not to apply for relief, it would not qualify as a REIT. As discussed above under “—Taxation of Millrose as a REIT—General,” even where these relief provisions apply, a tax would be imposed based upon the amount by which Millrose fails to satisfy the particular gross income test.

Asset Tests

At the close of each quarter of its taxable year, Millrose must satisfy the following four tests relating to the nature of its assets:

•

At least 75% of the value of Millrose’s total assets must be represented by real estate assets (including stock or debt instruments that are not held for no more than one year and that were purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of Millrose), cash, cash items, and government securities;

•	Not more than 25% of Millrose’s total assets may be represented by securities other than those in the 75% asset class;

•

Of the investments included in the 25% asset class, the value of any one issuer’s securities owned by Millrose may not exceed 5% of the value of Millrose’s total assets, and Millrose may not own more than 10% of any one issuer’s outstanding voting securities or more than 10% of the value of any one issuer’s outstanding securities; and

•

Not more than 20% of Millrose’s total assets may be represented by securities (other than securities treated as interests in real property or real estate assets such as mortgage loans) of one or more TRSs.

Millrose’s ability to satisfy the REIT quarterly asset test will depend upon its analysis of the fair market value of its assets, some of which are not susceptible to a precise determination. Millrose believes that the loans, securities and other assets that it expects to hold will satisfy the foregoing asset test requirements. However, no independent appraisals will be obtained to support Millrose’s conclusions as to the value of its assets and securities or the real estate collateral for the mortgage loans that Millrose holds. Moreover, values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that Millrose’s interest in securities and other assets will not cause a violation of the asset tests applicable to REITs.

Relief Provisions for Failing the Asset Tests. If Millrose fails to satisfy the asset tests at the end of a quarter, Millrose will not lose its REIT qualification if the failure results solely from changes in the market values of Millrose’s assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets In addition, if Millrose’s failure to satisfy the asset tests as of the end of a quarter results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. Millrose intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and intends to take such action within 30 days after the close of any quarter as may be required to cure any noncompliance but no assurance can be given that such asset tests will be met.

If Millrose did not satisfy the condition described in the second bullet above and the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. Millrose intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and intends to take such action within 30 days after the close of any quarter as may be required to cure any noncompliance but no assurance can be given that such asset tests will be met.

If Millrose violates the 5% value test, 10% voting test, or 10% value test described above at the end of any calendar quarter, Millrose will not lose its REIT qualification if (i) the failure is de minimis (up to the lesser of 1% of Millrose’s total assets or $10 million) and (ii) Millrose disposes of these assets or otherwise complies with the asset tests within six months after the last day of the quarter in which such failure to meet the asset test was identified. In the event of a more than de minimis failure of any of the 5% value test, the 10% voting test or the 10% value test or any other asset test, as long as the failure was due to reasonable cause and not to willful neglect, Millrose will not lose its REIT qualification if Millrose (i) files with the IRS a schedule describing the assets that caused the failure, (ii) disposes of these assets or otherwise complies with the asset tests within six months after the last day of the quarter in which such failure to meet the asst test was identified and (iii) pays a tax equal to the greater of $50,000 per failure or an amount equal to the product of the highest corporate income tax rate and the net income from the non-qualifying assets during the period in which Millrose failed to satisfy the asset tests.

Annual Distribution Requirements

In order to be treated as a REIT, Millrose is required to distribute dividends (other than capital gains dividends) to its stockholders in an amount at least equal to:

(A) the sum of

(i)	90% of Millrose’s “REIT taxable income” (computed without regard to the dividends paid deduction and Millrose’s net capital gain), and

(ii)	90% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus

(B) the sum of certain items of noncash income.

Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if either (i) Millrose declares the distribution before Millrose files a timely U.S. federal income tax return for the taxable year and pays the distribution with or before the first regular dividend payment after such declaration or (ii) Millrose declares the distribution in October, November, or December of the taxable year, payable to stockholders of record on a specified day in any such month, and Millrose actually pays the dividends before the end of January of the following year. The distributions under clause (i) are taxable to owners of Millrose Common Stock in the year in which paid, and the distributions in clause (ii) are treated as paid on December 31 of the taxable year prior to being paid. In both instances, these distributions relate to Millrose’s prior taxable year for purposes of the 90% distribution requirement.

If Millrose recognizes gain on the disposition of assets acquired from a “C” corporation in a carryover basis transaction during the five-year period beginning on the date on which the assets were acquired by Millrose, then, to the extent of the assets’ “built-in gain” (e.g., the excess of the fair market value of the asset over the adjusted tax basis of the asset, in each case determined as of the beginning of the five-year period), Millrose will be subject to tax on the gain at the highest regular corporate rate applicable.

To the extent that Millrose does not distribute (or is not treated as having distributed) all of its net capital gain or distributes (or is treated as having distributed) at least 90%, but less than 100% of its “REIT taxable income,” as adjusted, it will be subject to tax on the net capital gain or REIT taxable income not distributed at regular corporate tax rates. If Millrose so elects, the net capital gain retained by it will be treated as having been (i) distributed to its stockholders, (ii) taxed at the stockholder level and (iii) contributed to Millrose in an amount equal to the gain less the tax. In such a case, stockholders will receive certain tax credits and basis adjustments reflecting the deemed distribution and deemed payment of taxes by stockholders. The Code also permits a stockholder to elect to be treated for tax purposes as having (i) received a distribution in the amount specified in the election and (ii) contributed the amount thereof to the capital of Millrose.

If Millrose should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year (other than capital gain income which Millrose elects to retain and pay tax on), and (iii) any undistributed taxable income from prior periods, Millrose would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Millrose may elect to retain rather than distribute its net long-term capital gains while treating the capital gain as if distributed. The effect of such an election is that (i) Millrose is required to pay the tax on such gains, (ii) U.S. holders, while required to include their proportionate share of the undistributed long-term capital gain in income, will receive a credit or refund for their share of the tax paid by Millrose, and (iii) the basis of a U.S. holder’s stock would be increased by the amount of the undistributed long-term capital gains (minus the amount of capital gains tax paid by Millrose) included in the U.S. holder’s long-term capital gains. Millrose intends to make timely distributions sufficient to satisfy the annual distribution requirement. “REIT taxable income” is the taxable income of a REIT, which generally is computed in the same fashion as the taxable income of any corporation, except that (i) certain deductions are not available, such as the deduction for dividends received, (ii) a REIT may deduct dividends paid (or deemed paid) during the taxable year, (iii) net capital gains and losses are excluded, and (iv) certain other adjustments are made.

It is possible that, from time to time, Millrose may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in calculating the taxable income of Millrose. In the event that such an insufficiency or such timing differences occur, in order to meet the 90% distribution requirement and maintain Millrose’s status as a REIT, Millrose may have to sell assets at unfavorable prices, borrow at unfavorable terms, make taxable stock dividends, or pursue other strategies. If for any taxable year, Millrose has significant amounts of taxable income in excess of available cash flow, Millrose may have to declare dividends in-kind.

Under certain circumstances, Millrose may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in Millrose’s deduction for dividends paid for the earlier year. Thus, Millrose may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Millrose will be required to pay applicable penalties and interest based upon the amount of any deduction taken for deficiency dividends.

Statutory Relief

If Millrose fails to satisfy one or more of the requirements for qualification as a REIT, other than the income tests and asset tests discussed above, Millrose will not lose its status as a REIT if its failure was due to reasonable cause and not willful neglect, and Millrose pays a penalty of $50,000 for each such failure.

Failure to Qualify as a REIT

If Millrose fails to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, Millrose will be subject to tax on its taxable income at corporate tax rates. Distributions to stockholders in any year in which Millrose fails to qualify will not be deductible by Millrose and Millrose will not be required to make distributions. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income and will not be eligible for the 20% deduction under section 199A of the Code applicable to certain non-corporate shareholders including individuals, prior to January 1, 2026. Corporate distributees may be eligible for the dividends-received deduction. In addition, non-corporate stockholders, including individuals, may be eligible for the preferential tax rates on qualified dividend income.

Unless entitled to relief under specific statutory provisions, Millrose will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost and will not be permitted to requalify unless it distributes any earnings and profits attributable to the period when it failed to qualify. In addition, it may be subject to tax on any built-in gains on property held during the period during which it did not qualify if it sold such property within 5 years of requalification, to the extent of its net built-in gain at the time of requalification. It is not possible to state whether in all circumstances Millrose would be entitled to such statutory relief.

Taxation of U.S. Holders of Millrose Common Stock REIT Distributions

Distributions Generally. As long as Millrose qualifies as a REIT, distributions by Millrose to a U.S. holder out of Millrose’s current and accumulated earnings and profits (and not designated as capital gains dividends) will be taken into account by such U.S. holder as ordinary income. Dividends paid by Millrose to a corporate U.S. holder will not be eligible for the dividends-received deduction for corporations, and dividends paid by Millrose to individuals, trusts or estates generally will not qualify for the reduced tax rate appliable to qualified dividends except to the extent they are attributable to qualified dividends received by Millrose and designated as such. Dividends received from a TRS (including Millrose Holdings) are generally expected to be qualified dividends. A distribution in excess of current and accumulated earnings and profits will first be treated as a tax-free return of capital, reducing the tax basis in the U.S. holder’s Millrose Common Stock, and a distribution in excess of the U.S. holder’s tax basis in its Millrose Common Stock will be taxable gain realized from the sale of such shares. Dividends declared by Millrose in October, November or December of any year payable to a stockholder of record on a specified date in any such month shall be treated as both paid by Millrose and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by Millrose during January of the following calendar year. U.S. holders that receive taxable stock distributions, including distributions partially payable in Millrose Common Stock and partially payable in cash, would be required to include the full amount of the distribution (i.e., the cash and the stock portion) as a dividend (subject to limited exceptions) to the extent of Millrose’s current and accumulated earnings and profits for U.S. federal income tax purposes, as described above. The amount of any distribution payable in Millrose Common Stock generally is equal to the amount of cash that could have been received instead of the Millrose Common Stock. Depending on the circumstances of a U.S. holder, the tax on the distribution may exceed the amount of the distribution received in cash, in which case such U.S. holder would have to pay the tax using cash from other sources. If a U.S. holder sells the Millrose Common Stock it received in connection with a taxable stock distribution in order to pay this tax and the proceeds of such sale are less than the amount required to be included in income with respect to the stock portion of the distribution, such U.S. holder could have a capital loss with respect to the stock sale that would not be usable to offset such income. A U.S. holder that receives Millrose Common Stock pursuant to such distribution generally has a tax basis in such Millrose Common Stock equal to the amount of cash that could have been received instead of such Millrose Common Stock as described above and has a holding period in such Millrose Common Stock that begins on the day immediately following the payment date for the distribution. Moreover, any “deficiency dividend” will be treated as a “dividend” (an ordinary dividend or a capital gain dividend, as the case may be), regardless of Millrose’s earnings and profits.

Capital Gain Distributions. Distributions that are designated by Millrose as capital gain dividends will be treated as long-term capital gain (to the extent they do not exceed Millrose’s actual net capital gain) for the taxable year without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gains dividends as ordinary income, pursuant to section 291(d) of the Code. If Millrose elects to retain capital gains rather than distribute them, a U.S. holder will be deemed to receive a capital gain dividend equal to the amount of such retained capital gains. In such a case, a U.S. holder will receive certain tax credits and basis adjustments reflecting the deemed distribution and deemed payment of taxes by the U.S. holder.

Dispositions of Millrose Common Stock

In general, a U.S. holder will realize gain or loss upon the sale, redemption, or other taxable disposition of Millrose Common Stock in an amount equal to the difference between the sum of the fair market value of any property received and the amount of cash received in such disposition, and the U.S. holder’s adjusted tax basis in the Millrose Common Stock at the time of the disposition. In general, a U.S. holder’s tax basis will equal the U.S. holder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. holder, less tax deemed paid on it, and reduced by returns of capital. Gain from the sale or disposition of Millrose Common Stock held for more than one year will generally be long-term capital gain. Capital losses recognized by a U.S. holder upon the disposition of shares of Millrose Common Stock held for more than one year at the time of disposition will be considered long-term capital losses and are generally available only to offset capital gain income of the U.S. holder but not ordinary income, except in the case of individuals, who may offset up to $3,000 of ordinary income each year. In addition, any loss upon a sale or exchange of shares of Millrose Common Stock by a U.S. holder who has held such shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from Millrose that are required to be treated by the U.S. holder as long-term capital gain.

If a U.S. holder recognizes a loss upon a disposition of Millrose Common Stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of U.S. Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. While these regulations are directed towards “tax shelters,” they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. In addition, there are significant penalties for failure to comply with these requirements. Each prospective holder of Millrose Common Stock should consult its tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of Millrose Common Stock, or transactions that might be undertaken directly or indirectly by Millrose. Moreover, holders should be aware that Millrose and other participants in the transactions involving Millrose (including its advisors) may be subject to disclosure or other requirements pursuant to these regulations.

Passive Activity Losses and Investment Interest

Distributions made by Millrose and gain arising from the sale or exchange by a U.S. holder of shares of Millrose Common Stock will not be treated as passive activity income. As a result, U.S. holders will not be able to apply any “passive losses” against income or gain relating to shares of Millrose Common Stock. Distributions made by Millrose, to the extent they do not constitute return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Taxation of Tax-Exempt U.S. Holders of Millrose’s Stock

Dividend income from Millrose and gain arising upon a sale of shares of Millrose Common Stock generally should not be unrelated business taxable income to a tax-exempt U.S. holder, except as described below. This income or gain will be UBTI, however, to the extent a tax-exempt U.S. holder holds its shares as “debt-financed property” within the meaning of the Code. Generally, “debt-financed property” is property the acquisition or holding of which was financed through a borrowing by the tax-exempt holder. Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as UBTI as to certain trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts or if such REIT is not “predominantly held” by “qualified trusts.” As a result of restrictions on ownership and transfer of Millrose Common Stock contained in the Charter, Millrose does not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described above should be inapplicable to holders of Millrose Common Stock. Because Millrose Common Stock is (and, Millrose anticipates, will continue to be) publicly traded, however, Millrose cannot guarantee that this will always be the case.

Taxation of Non-U.S. Holders of Millrose’s Stock

The following discussion addresses some of the rules governing U.S. federal income taxation of the acquisition, ownership and disposition of Millrose Common Stock by non-U.S. holders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of U.S. federal income taxation and does not address other U.S. federal, state, local or non-U.S. tax consequences that may be relevant to a non-U.S. holder in light of its particular circumstances. Millrose urges non-U.S. holders to consult their tax advisors to determine the impact of U.S. federal, state, local and non-U.S. income and other tax laws and any applicable tax treaty on the acquisition, ownership and disposition of shares of Millrose’s stock, including any reporting requirements.

Distributions Generally. Distributions (including any taxable stock distributions) that are neither attributable to gains from sales or exchanges by Millrose of United States real property interests nor designated by Millrose as capital gain dividends (except as described below) will be treated as dividends of ordinary income to the extent that they are made out of Millrose’s current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable). Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied for a non-U.S. holder to be exempt from withholding under the effectively connected income exemption. Dividends that are treated as effectively connected with a U.S. trade or business generally will not be subject to withholding but will be subject to U.S. federal income tax on a net basis in the same manner as dividends paid to U.S. holders are subject to U.S. federal income tax. Any such dividends received by a non-U.S. holder that is a corporation and which are treated as effectively connected with a U.S. trade or business of such corporation may also be subject to an additional branch profits tax at a 30% rate (applicable after deducting U.S. federal income taxes paid on such effectively connected income) or such lower rate as may be specified by an applicable income tax treaty.

Except as otherwise provided below, Millrose expects to withhold U.S. federal income tax at the rate of 30% on any distributions made to a non-U.S. holder unless:

(1)	a lower treaty rate applies and the non-U.S. holder furnishes an IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) evidencing eligibility for that reduced treaty rate; or

(2)	the non-U.S. holder furnishes an IRS Form W-8ECI (or other applicable documentation) claiming that the distribution is income effectively connected with the non-U.S. holder’s trade or business.

Distributions in excess of Millrose’s current and accumulated earnings and profits will not be taxable to a non-U.S. holder to the extent that such distributions do not exceed the adjusted tax basis of the holder’s stock, but rather will reduce the adjusted tax basis of such stock. To the extent that such distributions exceed the non-U.S. holder’s adjusted tax basis in such stock, they generally will give rise to gain from the sale or exchange of such stock, the tax treatment of which is described below. For withholding purposes, Millrose expects to treat all distributions as made out of its current or accumulated earnings and profits. Amounts withheld may be refundable if it is subsequently determined that the distribution was, in fact, in excess of Millrose’s current and accumulated earnings and profits, provided that certain conditions are met.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property. Capital gain dividends, other than those arising from the disposition of a USRPI, generally should not be subject to U.S. federal income taxation, unless:

(1)

the investment in Millrose Common Stock is treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a corporation may also be subject to a branch profits tax of up to 30%, as discussed above; or

(2)

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. holder will be subject to U.S. federal income tax at a rate of 30% on the non-U.S. holder’s capital gains (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of such non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Pursuant to the Foreign Investment in Real Property Tax Act, distributions to a non-U.S. holder that are attributable to gain from sales or exchanges by Millrose of USRPIs, whether or not designated as capital gain dividends, will cause the non-U.S. holder to be treated as recognizing such gain as income effectively connected with a U.S. trade or business. Non-U.S. holders generally would be taxed at the regular rates applicable to U.S. holders, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Millrose also will be required to withhold and to remit to the IRS 21% of any distribution to non-U.S. holders attributable to gain from sales or exchanges by Millrose of USRPIs. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. The amount withheld is creditable against the non-U.S. holder’s U.S. federal income tax liability. However, any distribution with respect to any class of stock that is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to the 21% U.S. withholding tax described above, if the non-U.S. holder did not own more than 10% of such class of stock at any time during the one-year period ending on the date of the distribution. Instead, such distributions generally will be treated as ordinary dividend distributions and subject to withholding in the manner described above with respect to ordinary dividends. Furthermore, distributions to “qualified foreign pension funds” or entities all of the interests of which are held by “qualified pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.

Retention of Net Capital Gains. Although the law is not clear on the matter, it appears that amounts Millrose designates as retained net capital gains in respect of Millrose Common Stock should be treated with respect to non-U.S. holders as actual distributions of capital gain dividends. Under this approach, the non-U.S. holders may be able to offset as a credit against their U.S. federal income tax liability their proportionate share of the tax paid by Millrose on such retained net capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax paid by Millrose exceeds their actual U.S. federal income tax liability.

Sale of Millrose Common Stock. Except as described below under “—Redemption or Repurchase,” gain realized by a non-U.S. holder upon the sale, exchange or other taxable disposition of Millrose Common Stock generally will not be subject to U.S. federal income tax unless such stock constitutes a USRPI. In general, stock of a domestic corporation that is a “United States real property holding corporation,” or USRPHC, will constitute a USRPI. Millrose believes that it is a USRPHC. Millrose’s Common Stock will not, however, constitute a USRPI so long as it is a “domestically controlled qualified investment entity.” A “domestically controlled qualified investment entity” includes a REIT in which at all times during a five-year testing period less than 50% in value of its stock is held directly or indirectly by non-United States persons, subject to certain rules. For purposes of determining whether a REIT is a “domestically controlled qualified investment entity,” a person who at all applicable times holds less than 5% of a class of stock that is “regularly traded” is treated as a United States person unless the REIT has actual knowledge that such person is not a United States person. Because Millrose Common Stock will be publicly traded, no assurance can be given that Millrose is or will continue to be a “domestically controlled qualified investment entity.”

Even if Millrose does not qualify as a “domestically controlled qualified investment entity” at the time a non-U.S. holder sells Millrose’s stock, gain realized from the sale or other taxable disposition by a non-U.S. holder of such stock would not be subject to U.S. federal income tax under FIRPTA as a sale of a USRPI if:

(1)	such class of stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market such as the New York Stock Exchange; and

(2)

such non-U.S. holder owned, actually and constructively, 10% or less of such class of stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the non-U.S. holder’s holding period.

In addition, dispositions of Millrose Common Stock by “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.

Notwithstanding the foregoing, gain from the sale, exchange or other taxable disposition of Millrose Common Stock not otherwise subject to FIRPTA will be taxable to a non-U.S. holder if either (a) the investment in Millrose Common Stock is treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a corporation may also be subject to the 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty) on such gain, as adjusted for certain items, or (b) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on the non-U.S. holder’s capital gains (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. In addition, even if Millrose is a domestically controlled qualified investment entity, upon disposition of Millrose Common Stock, a non-U.S. holder may be treated as having gain from the sale or other taxable disposition of a USRPI if the non-U.S. holder (1) disposes of such stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, or is deemed to acquire, other shares of that stock during the 61-day period beginning with the first day of the 30-day period described in clause (1), unless such class of stock is “regularly traded” and the non-U.S. holder did not own more than 10% of such class of stock at any time during the one-year period ending on the date of the distribution described in clause (1).

If gain on the sale, exchange or other taxable disposition of Millrose Common Stock were subject to taxation under FIRPTA or otherwise as a result of being effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to regular U.S. federal income tax with respect to such gain in the same manner as a taxable U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if the sale, exchange or other taxable disposition of Millrose Common Stock were subject to taxation under FIRPTA, and if shares of the applicable class of Millrose’s stock were not “regularly traded” on an established securities market, the purchaser of such stock generally would be required to withhold and remit to the IRS 15% of the purchase price.

Redemption or Repurchase. A redemption or repurchase of shares of Millrose Common Stock will be treated under section 302 of the Code as a distribution (and taxable as a dividend to the extent of our current and accumulated earnings and profits) unless the redemption or repurchase satisfies one of the tests set forth in section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed or repurchased shares. Qualified shareholders and their owners may be subject to different rules and should consult their tax advisors regarding the application of such rules. If the redemption or repurchase of shares is treated as a distribution, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received. If the redemption or repurchase of shares is not treated as a distribution, it will be treated as a taxable sale or exchange in the manner described above under “—Sale of Millrose Common Stock.”

Information Reporting and Backup Withholding Tax

Millrose will report to a U.S. holder and the IRS the amount of distributions it pays during each calendar year and the amount of tax it withholds, if any. Under the backup withholding rules, a U.S. holder of Millrose Common Stock may be subject to backup withholding with respect to distributions unless such U.S. holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

Any amount paid as backup withholding will be creditable against a U.S. holder’s income tax liability, provided that proper information is timely provided to the IRS.

U.S. holders should consult their own tax advisors with respect to the U.S. federal, state and local and non-U.S. tax consequences to them of an investment in Millrose Common Stock, including applicable tax rates, and the effect of any possible changes in the tax laws.

Medicare Contribution Tax on Unearned Income (the Net Investment Income Tax)

Certain U.S. holders that are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, dividends on stock, interest on debt obligations, and capital gains from the sale or other disposition of stock or debt obligations, subject to certain limitations. U.S. holders should consult their tax advisors regarding the effect, if any, of these rules on their ownership and disposition of Millrose Common Stock.

FATCA

Withholding taxes may be imposed under sections 1471 to 1474 of the Code (such sections commonly referred to as the Foreign Account Tax Compliance Act) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on stock of Millrose, interest on debt securities of the Millrose paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on stock of Millrose. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock or debt securities on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Because Millrose may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules Millrose may treat the entire distribution as a dividend.

Non-U.S. holders should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in stock of Millrose.

Other Tax Consequences

State, local and non-U.S. income tax laws may differ substantially from the corresponding U.S. federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or non-U.S. jurisdiction, or any U.S. federal tax other than income tax. You should consult your tax advisor regarding the effect of state, local and non-U.S. tax laws with respect to Millrose’s tax treatment as a REIT and on an investment in Millrose’s Common Stock. The treatment of an entity for U.S. federal income tax purposes may not be determinative of its treatment for certain state, local, or non-U.S. tax purposes.

SHARES ELIGIBLE FOR FUTURE SALE

General

Trading of shares of our Class A Common Stock on the NYSE is expected to commence following the completion of the Distribution. We cannot predict the effect, if any, that sales of shares of our Class A Common Stock or the availability of shares of our Class A Common Stock for sale will have on the prevailing market price of shares of our Class A Common Stock. However, we believe that approximately 30% of Lennar’s Common Stock is owned by index funds or other institutional holders that will not be permitted to continue to hold our shares after they are distributed in the Spin-Off. Sales of substantial amounts of shares of our Class A Common Stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of shares of our Class A Common Stock. See our “Risk Factors” section for a discussion of all of the risks related to investing in our Common Stock, including the risks discussed in “Risk Factors—Risks Related to our Common Stock.”

As described elsewhere in this prospectus, Lennar intends to distribute approximately 80% of the outstanding shares of Millrose’s Common Stock in connection with the Spin-Off, the vast majority of which we expect will be Class A Common Stock. In the event Lennar later determines to distribute or dispose of the remaining 20%, such distribution or disposal could represent a significant amount of Millrose’s Class A Common Stock and could impact the prevailing market price of shares of our Class A Common Stock at the time of such disposition or disposal. To facilitate such disposition(s), Millrose and Lennar will enter into a Registration Rights Agreement, pursuant to which Lennar will have certain demand registration rights to ensure that the Millrose Class A Common Stock it retains following the Spin-Off will be registered and freely tradeable. Additionally, for the first 18 months following the Spin-Off, Millrose may be required to issue shares of our Class A Common Stock as a stock dividend to our stockholders in connection with Lennar’s Effective Equity Price Protection Right. Consequently, there may be additional significant sales of our Class A Common Stock that could further impact the prevailing market price of shares of our Class A Common Stock and in turn the value of our Class B Common Stock. As such, these future potential sales could occur as early as within the first year following the Spin-Off, and compound on each other to depress the market trading price of our Class A Common Stock and in turn the value of our Class B Common Stock. Furthermore, any Restricted Stock that are forfeited in accordance with the terms of the grant agreements of the applicable Lennar unvested restricted stock awards will be returned to Lennar. Lennar will not exercise its voting rights with respect to such shares for as long as it retains the shares, and Lennar expects to dispose of such shares by selling them into the market or in another manner it deems appropriate. Any dispositions of such forfeited shares by Lennar may also be facilitated pursuant to Lennar’s demand registration rights under the Registration Rights Agreement.

We have not applied to list our Class B Common Stock on any securities exchange, or to have our Class B Common Stock quoted on any quotation system, and we do not expect to do so. Shares of our Class B Common Stock will be highly illiquid and appropriate only as a long-term investment. We do not expect a trading market for our Class B Common Stock to develop and therefore you may need to hold Class B Common Stock indefinitely. Individual shares of Millrose Class B Common Stock cannot be converted into Millrose Class A Common Stock. However, the holders of a majority of the outstanding Millrose Class B Common Stock can cause the entire class to be converted into Class A Common Stock. If that occurs, Millrose will no longer be authorized to issue Class B Common Stock.

As of the date of the Distribution, we expect to have approximately 168 million shares of Millrose Common Stock issued and outstanding, of which approximately 156 million is expected to be Class A Common Stock and approximately 12 million is expected to be Class B Common Stock. These share counts are based on the total outstanding shares of Lennar Common Stock as of November 30, 2024, calculated giving effect to the Distribution Ratio, and assuming only the Miller Family elect to receive Class B Common Stock. The actual issued and outstanding share amounts for Class A Common Stock and Class B Common Stock, respectively, may differ depending on the exact number of shares of Lennar Common Stock outstanding as of the Record Date, or if more Lennar stockholders elect to receive shares of Class B Common Stock. The total number of shares of the Class A and Class B Common Stock to be distributed in the Distribution will not exceed the total number of shares of Common Stock set forth on the cover page of this prospectus, and the allocation between the Class A and Class B Common Stock will be determined upon the Election Expiration Time. We expect to issue a Current Report on Form 8-K after the Election Expiration Time to provide information as to the exact number of shares of Common Stock, as well as the exact allocation between Class A Common Stock and Class B Common Stock to be distributed in the Distribution. In connection with and subject to the 2024 Incentive Plan’s adoption by the Board and approval by the stockholders, Millrose will reserve a number of shares of Class A Common Stock that will be equal to approximately 7% of the total outstanding Common Stock of Millrose for issuance under the 2024 Incentive Plan. All of the shares of our Common Stock to be registered on the registration statement, of which this prospectus forms a part, will be freely tradable, without restriction or further registration under the Securities Act, subject to the restrictions on ownership and transfer set forth in our Charter, and except for (i) the shares of our Common Stock held by any of our “affiliates,” as that term is defined in Rule 144 under the Securities Act and (ii) the Restricted Stock, which are shares of our Common Stock distributed to stockholders as a stock dividend on shares of unvested restricted stock awards of Lennar. Such Restricted Stock will have the same vesting and trading terms and restrictions as the underlying unvested Lennar restricted stock awards, and will not be freely tradable until the vesting conditions on the Lennar restricted stock awards have been satisfied. If you wish to sell your shares of our Common Stock and are not sure whether any restrictions apply to you, we encourage you to consult your advisor or broker.

For a description of certain restrictions on ownership and transfer of shares of our Common Stock, see “Description of Capital Stock—Restrictions on Ownership and Transfer.”

USE OF PROCEEDS

This prospectus relates to the Distribution of shares of our Class A Common Stock and Class B Common Stock to the holders of Lennar Common Stock in connection with the Spin-Off, as more fully described elsewhere herein. Neither Millrose nor Lennar will receive any proceeds as a result of the Distribution, and nor will either entity receive any proceeds from any subsequent sale of any of Millrose’s Class A Common Stock (or Class B Common Stock, although we do not expect a public trading market to develop with respect to our Class B Common Stock, as described herein) by any of Lennar’s stockholders who receive shares of Millrose’s A Common Stock (or Class B Common Stock) in connection with the Spin-Off.

DETERMINATION OF OFFERING PRICE

No consideration will be paid for the shares of Millrose’s Class A Common Stock and Class B Common Stock distributed to Lennar stockholders in the Spin-Off.

LEGAL MATTERS

The validity of the shares of our Common Stock being registered hereby will be passed upon for us by Venable LLP, Baltimore, Maryland. Certain U.S. federal income tax matters will be passed upon by Gibson, Dunn & Crutcher LLP, New York, New York. Cleary Gottlieb Steen & Hamilton LLP, New York, New York, is acting as counsel to Lennar Corporation with respect to certain legal matters. Goodwin Procter LLP, New York, New York, is also acting as counsel to Lennar Corporation with respect to certain legal matters. Holland & Knight LLP, Miami, Florida, is acting as counsel to the independent directors serving on the Board of Directors of Lennar Corporation.

EXPERTS

The combined financial statements of the Predecessor Millrose Business as of December 31, 2023 and 2022, included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are included in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

The financial statement of Millrose Properties Inc. as of June 30, 2024 included in this prospectus, has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statement is included in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-11 with the SEC with respect to the shares of our Common Stock to be issued in connection with the Distribution. This prospectus is a part of that registration statement and, as permitted by SEC rules, does not include all of the information you can find in the registration statement or the exhibits to the registration statement. For additional information relating to us, we refer you to the registration statement and the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or document are necessarily summaries of such contract or document and in each instance, if we have filed the contract or document as an exhibit to the registration statement, we refer you to the copy of the contract or document filed as an exhibit to the registration statement.

We will file annual, quarterly and special reports, proxy statements and other information with the SEC utilizing the services of the Manager to fulfill such reporting requirements. The registration statement is, and any of these future filings with the SEC will be, available to the public over the internet at the SEC’s website at www.sec.gov.

We also maintain an Internet website at www.millroseproperties.com utilizing the services of the Manager to do so. Through our website, we will make available, on our behalf, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: Annual Reports on Form 10-K; proxy statements for our annual and special stockholder meetings; Quarterly Reports on Form 10-Q; Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D and 13G; and amendments to those documents. The information contained on, or that may be accessed through, our website will not be part of, and will not be incorporated into, this prospectus or the registration statement of which it forms a part. You may request a copy free of charge of the registration statement filed with the SEC relating to the Spin-Off and additional copies of this prospectus, which forms a part of the registration statement, by contacting us at 600 Brickell Avenue, Suite 1400, Miami, Florida 33131, or by telephone at + 1 212-782-3841. The registration statement and this prospectus, which forms a part of the registration statement, are also available free of charge from the SEC’s EDGAR database on the SEC’s website at http://www.sec.gov.

Lennar Corporation is a publicly traded Delaware corporation with its Class A Common Stock (LEN) and Class B Common Stock (LEN.B) listed on the New York Stock Exchange. Lennar files annual, quarterly and current reports, proxy statements and other information with the SEC in accordance with the reporting requirements of the Exchange Act. For information about Lennar’s business, operations, recent developments, financial performance and latest financial results, please review its filings with the SEC, which are available to the public on the SEC’s website at http://www.sec.gov and on Lennar’s website at https://investors.lennar.com/financials/sec-filings. None of the information on, or accessible through, the SEC’s website with respect to any of Lennar’s filings or on Lennar’s website is intended to, or should be read as being, incorporated by reference into the registration statement of which this prospectus forms a part, and any internet addresses provided in this prospectus are inactive textual references for informational purposes only and are not intended to be hyperlinks.

GLOSSARY

In this prospectus, the following terms and abbreviations have the meanings listed below. The words “we,” “us,” “our” and the “Company” refer to Millrose and may include or exclude Millrose Holdings, as well as the other subsidiaries of Millrose, depending on the context in which the term is used.

5% stockholder means each person whom we know, based on publicly available information or information presented to us, to beneficially own more than 5% of the outstanding shares of Millrose’s Common Stock.

5% value test means, for the purposes of REIT qualification, one of the tests relating to the nature of Millrose’s assets at the close of each quarter of its taxable year, whereby the value of any one issuer’s securities owned by Millrose may not exceed 5% of the value of Millrose’s total assets, as further described in “Material U.S. Federal Income Tax Considerations—Taxation of Millrose as a REIT—Requirements for Qualification—Asset Tests.”

10% value test means, for the purposes of REIT qualification, one of the tests relating to the nature of Millrose’s assets at the close of each quarter of its taxable year, whereby Millrose may not own more than 10% of the value of any one issuer’s outstanding securities, as further described in “Material U.S. Federal Income Tax Considerations—Taxation of Millrose as a REIT—Requirements for Qualification—Asset Tests.”

10% voting test means, for the purposes of REIT qualification, one of the tests relating to the nature of Millrose’s assets at the close of each quarter of its taxable year, whereby Millrose may not own more than 10% of any one issuer’s outstanding voting securities, as further described in “Material U.S. Federal Income Tax Considerations—Taxation of Millrose as a REIT—Requirements for Qualification—Asset Tests.”

AAI means All Appropriate Inquiries, the process of evaluating a property’s environmental conditions, which may be relevant to assessing potential liability for any contamination.

Accelerated Termination means the termination of the Management Agreement prior to the expiration of its Initial Term.

Acquisition Period means the period commencing on the effective date of the Master Program Agreement until such time as Lennar and Millrose mutually agree in writing that Properties will no longer be admitted to the Program.

Additional Deposit means, with respect to the Transferred Assets, the Supplemental Transferred Assets and any Future Property Assets, the amount equaling 5% of the Takedown Price of the Homesites on a Property that are still subject to the Purchase Options that Lennar has outstanding, which shall be paid in the form of either (i) a termination fee with respect to any unpurchased Homesites on any Property for which Lennar decides to terminate its Purchase Option, (ii) a prepayment call exercise in the event the Manager, in its reasonable judgment, determines that Millrose Holdings requires such additional capital to fund its ongoing business operations in the ordinary course, provided that the combination of (i) and (ii) shall not exceed in the aggregate 5% of the Takedown Price of the Homesites on a Property that are still subject to the Purchase Option.

Admitted Properties means the Transferred Assets, the Supplemental Transferred Assets and Future Property Assets that have been admitted to the Program pursuant to the Master Program Agreement.

Advisors means Kennedy Lewis Management LP and Kennedy Lewis Residential Property Income Advisors LLC, each an affiliate of the Manager.

AFFO means the adjusted funds from operations for purposes of determining Millrose’s cash distributions, which will be calculated by starting with the NAREIT definition of funds from operations, which is the net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate depreciation, adjusted to eliminate the impact of non-recurring items that are not reflective of ongoing operations and certain non-cash items that reduce or increase net income (loss) in accordance with GAAP, and also adjusted for income tax expense (other than income tax expenses of our TRS) that will not be incurred following our election and qualification to be subject to tax as a REIT for U.S. federal income tax purposes.

Allocation Policy means the policy governing the allocation of investments between Millrose and affiliates of Kennedy Lewis, as described in “Manager and Management Agreement—Allocation Policy.”

Applicable Rate means (i) with respect to Transferred Assets and the Supplemental Transferred Assets, a fixed rate of 8.5% per annum, calculated based upon a 360 day year of 12 months of 30 days each and (ii) with respect to Future Property Assets, a floating rate that will be determined with respect to a Property when the Proposed Project Report is submitted and remain fixed through the life of the Proposed Project, which is equal to the sum of (a) the Risk Spread, (b) a spread of 4.00% and (c) the Rating Adjustment; provided, however, that if the Applicable Rate calculated as described above for Future Property Assets is greater than 10.0%, the Applicable Rate shall be 10.0%, and if the Applicable Rate calculated as described above for Future Property Assets is less than 7.0%, the Applicable Rate shall be 7.0%. The Applicable Rate will be calculated as of the first day of every month, and all new Future Property Assets acquired by Millrose pursuant to the Lennar Agreements during that month will have that rate applied to the respective Monthly Option Payments.

Applicable Rate Adjustment Right means the right that Lennar has under the Founder’s Rights Agreement to adjust its Applicable Rate for any future Proposed Projects to any lower rate agreed upon between Millrose and any Lennar Related Ventures or Other Customers with respect to any HOPP’R arrangements, as described in “Our Business—Summary of Operational Agreements—Summary of Agreements between Millrose, Millrose Holdings and Lennar—Founder’s Rights Agreement.”

ASC means Accounting Standards Codification.

Audit Committee means the Audit Committee of the Board of Directors of Millrose.

Board means the Board of Directors of Millrose.

Bulk Purchase Right means the right of Lennar, pursuant to the Master Program Agreement, to accelerate its acquisition of the Homesites by electing to purchase all of the Homesites from Millrose Holdings or its subsidiaries in a single bulk transaction or a series of bulk transactions at any time, which may be at a discount to the option exercise prices. Any such purchase is referred to as a Bulk Purchase.

Bulk Repurchase Closing means, with respect to Future Property Assets, the requirement provided for in the Master Option Agreement and applicable Addendum for Lennar to complete the purchase of a Property in the event any representations Lennar has made relating to the Property in the applicable Addendum were false in any material respect.

Business Assets means the set of assets transferred to Millrose in connection with the Spin-Off, which consist of (i) the use of Lennar’s HOPP’R, a comprehensive suite of systems and procedures that Lennar has developed to operate and manage its large-scale transition to being a land-light home building manufacturer and related intellectual property rights, including the HOPP’R trademark rights, (ii) the Transferred Assets, including approximately $5.0-6.0 billion of developable Homesites and prospective Homesites that, in the aggregate, we believe have a relatively short and reliable expected cash conversion cycle, as described under “Our Properties,” (iii) the Lennar Services, which include the skillsets, knowledge, experience and expertise of Lennar’s personnel regarding land acquisition and Homesite horizontal development that Millrose Properties Holdings, LLC will have access to pursuant to the Master Program Agreement and (iv) the Cash Contribution of (a) up to approximately $500 million in cash and (b) an additional approximately $500 million in cash as payment on the Option Deposits by Lennar to Millrose in connection with the contribution of the Transferred Assets pursuant to the Lennar Agreements. Pursuant to the Rausch Letter, Millrose will agree to use approximately $900 million of the Cash Contribution to finance the Supplemental Transferred Assets Transaction.

Bylaws means the Amended and Restated Bylaws of Millrose, which will be effective immediately prior to the Distribution on the Distribution Date.

Calculation Date refers to the first business day of each calendar month. On each Calculation Date, Owner shall determine the Applicable Rate and such Applicable Rate shall apply to all Future Property Assets acquired by Millrose pursuant to the Lennar Agreements during that calendar month.

Capital Priority Right means the evergreen right Lennar has under the Founder’s Rights Agreement to reserve a certain amount of Millrose’s available capital exclusively for acquisitions of Future Property Assets and the completion of Horizontal Development of such Future Property Assets for Lennar within any given period. See “Our Business—Summary of Operational Agreements—Summary of Agreements between Millrose, Millrose Holdings and Lennar—Founder’s Rights Agreement—Capital Priority Right: Use It or Lose It” for more information.

Cash Contribution means the contribution by Lennar to Millrose of (a) up to approximately $500 million in cash and (b) an additional approximately $500 million in cash as payment on the Option Deposits by Lennar to Millrose in connection with the contribution of the Transferred Assets pursuant to the Lennar Agreements. Pursuant to the Rausch Letter, Millrose will agree to initially use approximately $900 million of the Cash Contribution to finance Supplemental Transferred Assets Transaction.

Category means, with respect to the Transferred Assets and the Supplemental Transferred Assets, the three risk-level categories of land types split into five Groups.

Charter means the Articles of Amendment and Restatement of Millrose, which will be effective immediately prior to the Distribution on the Distribution Date.

Class A Common Stock means Millrose’s Class A common stock, par value $0.01 per share, each with one vote per share, expected to be listed on the NYSE under the ticker symbol “MRP.”

Class B Common Stock means Millrose’s Class B common stock, par value $0.01 per share, each with ten votes per share of Class B Common Stock, except when voting together with the holders of the Class A Common Stock, each share of Class B Common Stock will have the greater of (i) ten votes per share and (ii) that number of votes per share of Class B common stock that would entitle the outstanding shares of Class B common stock to cast, in the aggregate, 35% of the votes entitled to be cast on the matter. Millrose has not applied to have our Class B Common Stock listed on the NYSE or on any other securities exchange, or to have it quoted on any quotation system, and we do not expect to do so in the future.

Code means the Internal Revenue Code of 1986, as amended.

Code of Business Conduct and Ethics means the Code of Business Conduct and Ethics/ Standards of Conduct of Millrose, which will be effective immediately upon completion of the Distribution.

Common Stock means the Class A Common Stock and Class B Common Stock.

Compensation Committee means the Compensation Committee of the Board of Directors of Millrose.

Computershare means Computershare Trust Company, N.A., which will serve as the distribution agent, transfer agent and registrar for Millrose’s Common Stock.

Corporate AMT means a 15% Corporate Alternative Minimum Tax imposed by the Inflation Reduction Act of 2022, as amended, on certain U.S. corporations with average adjusted financial statement income in excess of $1 billion for tax years beginning after December 31, 2022.

Corporate Governance Guidelines means the Corporate Governance Guidelines of Millrose, which will be effective immediately upon completion of the Distribution.

Debt to Equity Ratio Limit means Millrose may not enter into any third-party financing arrangements if such financing arrangement would cause its debt to equity ratio to exceed 1:1, unless Millrose obtains the prior approval of Lennar.

Debt to Equity Ratio Limit Right means Lennar’s right, pursuant to the Founder’s Rights Agreement, that Millrose may not enter into any third-party financing arrangements if such financing arrangement would cause its debt to equity ratio to exceed 1:1, unless Millrose obtains the prior approval of Lennar.

Default Purchase means the purchase of a Property that is subject to a default under the Master Option Agreement by Lennar, in its sole discretion, as provided for in the Master Option Agreement.

Distribution means the distribution by Lennar of the Millrose Class A Common Stock (including fractional shares for which Lennar stockholders receive cash) (or Class B Common Stock) to existing holders of Lennar’s Class A Common Stock and Lennar’s Class B Common Stock, which we expect to occur on February 7, 2025. In the Distribution, Lennar will distribute to the holders of Lennar Class A Common Stock and Lennar Class B Common Stock one share of our Class A Common Stock for every two shares of Lennar Class A Common Stock or Lennar Class B Common Stock held as of the close of business on the Record Date, except that during a limited period prior to the Distribution, Lennar Common Stock holders of record on the Record Date will be able to elect to receive some or all of the Millrose Common Stock to be distributed to them in the form of Millrose Class B Common Stock in lieu of Millrose Class A Common Stock.

Distribution Agent means Computershare Trust Company, N.A. with respect Millrose Common Stock in connection with the Distribution.

Distribution Agreement means the Distribution Agreement, by and between Millrose and Lennar Corporation, which will be entered into prior to the Distribution Date, as described in “Our Business—Summary of Operational Agreements.”

Distribution Date means the date when the Distribution by Lennar of the Millrose Common Stock to existing holders of Lennar’s Class A Common Stock and Lennar’s Class B Common Stock occurs, which is expected to be on February 7, 2025.

Distribution Ratio means the distribution ratio of shares of Millrose’s Common Stock for shares of Lennar Common Stock, as determined on the Record Date based on the total value of Business Assets.

Dodd-Frank Act means the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended.

Early Termination means any termination under the Master Program Agreement that occurs other than due to Lennar’s completion of the acquisition of Homesites in accordance with the Takedown Schedule.

Effective Equity Price Protection Right means the right granted to Lennar that in the event that Millrose issues additional shares of Class A Common Stock (or any other equity securities in a manner consistent with its Charter) within 18 months of the date of the Distribution to any Other Customer in exchange for Future Property Assets in a transaction consistent with the Applicable Rate Adjustment Right (as described below) and with an aggregate value in excess of $500 million at a price per share lower than the price per share received by Lennar for the Business Assets, Millrose will issue an additional proportional number of shares of Class A Common Stock that will be distributed to Millrose’s stockholders through a stock dividend (subject to approval by the Millrose Board and in compliance with Maryland law), pursuant to the Founder’s Rights Agreement.

Election Expiration Time means the time and day on which the open period to submit an Election to Receive Class B Common Stock expires, which we expect to be at 5:00 p.m. New York City time on February 3, 2025. The Election Form must be received by the Distribution Agent by the Election Expiration Time in order for a Lennar Corporation Stockholder to make an election to receive Millrose’s Class B Common Stock.

Election Form means the Election to Receive Class B Common Stock form, a form template of which accompanies this prospectus, which must be electronically completed by a Lennar Corporation Stockholder in order to elect to receive Millrose Class B Common Stock in the Distribution and returned so that it is received by the Distribution Agent by the Election Expiration Time.

Enforcement Rights means certain rights Lennar has in the event Millrose fails to perform its obligations under any of the Lennar Agreements with respect to any takedown obligations, in addition to any damages owed to Lennar by Millrose in connection with any breach of contract claim, as described in “Our Business—Summary of Operational Agreements—Summary of Agreements between Millrose, Millrose Holdings and Lennar—Founder’s Rights Agreement.”

ESG means environmental, social, and corporate governance.

excepted holder limit means a limit on ownership of shares of Millrose’s stock established for a person by our Board (prospectively or retroactively), in its sole discretion, that is different from the ownership limits contained in our Charter, subject to the conditions described in “Description of Capital Stock—Restrictions on Ownership and Transfer.”

Exchange Act means the Securities Exchange Act of 1934, as amended.

FATCA means sections 1471 to 1474 of the Code (such sections commonly referred to as the Foreign Account Tax Compliance Act).

Fee Building Request means the request to enter into an agreement to build out homes on unpurchased Homesites for a fee that Millrose may deliver to Lennar pursuant to the Master Program Agreement.

Financial Advisors means Vestra Advisors LLC, Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities, LLC and Lincoln International LLC.

FIRPTA means the Foreign Investment in Real Property Tax Act of 1980, as amended.

Founder’s Rights Agreement means the Founder’s Rights Agreement, by and between Millrose and Lennar, which will be entered into on the Distribution Date, as described in “Our Business—Summary of Operational Agreements—Summary of Agreements between Millrose, Millrose Holdings and Lennar—Founder’s Rights Agreement,” as amended, modified and/or supplemented from time to time, which is attached to and incorporated by reference into our Bylaws.

Founder’s Rights means the rights granted to Lennar pursuant to the Founder’s Rights Agreement, as described in “Our Business—Summary of Operational Agreements—Summary of Agreements between Millrose, Millrose Holdings and Lennar—Founder’s Rights Agreement.”

Fund III means Kennedy Lewis Capital Partners Master Fund III LP and its related parallel vehicles KLIM Delta HQ3 LP and Kennedy Lewis Capital Partners (EU) SPV LP. Funds III is advised by Kennedy Lewis Management LP.

Future Property Assets means any Homesites, prospective Homesites, properties or other related land assets that Millrose (through Millrose Holdings and Other Subsidiaries) may (i) acquire in the future pursuant to the Lennar Agreements or (ii) acquire in the future pursuant to any agreements that Millrose or its subsidiaries may negotiate and enter into with Lennar (outside of the Lennar Agreements), any Lennar Related Ventures or Other Customers, respectively, in the future.

GAAP means generally accepted accounting principles in the United States.

Gibson Dunn means Gibson, Dunn & Crutcher LLP, special tax counsel to Lennar and Millrose.

Group means, with respect to the Transferred Assets and the Supplemental Transferred Assets, any one or more of Group 1, Group 2, Group 3, Group 4 or Group 5.

Group 1 means, with respect to the Transferred Assets and the Supplemental Transferred Assets, the portion that consists of finished Homesites where Horizontal Development has already been completed and home construction is in progress. Group 1 is one of five Groups of land types described in “Our Properties,” which are divided across the three risk-level categories (Minimal Risk—Finished Homesites With Homes Under Construction or Imminently Ready for Construction, Limited Risk—Land Under Development or Ready for Development and Moderate Risk—Land Not Yet Ready for Development), tiered by the level of risk to match the land with the appropriate capital. For more information about the five Groups and three Categories, see “Our Properties.”

Group 2 means, with respect to the Transferred Assets and the Supplemental Transferred Assets, the portion that consists of finished Homesites where Horizontal Development has already been completed and home construction has not yet started. Group 2 is one of five Groups of land types described in “Our Properties,” which are divided across the three risk-level categories (Minimal Risk—Finished Homesites With Homes Under Construction or Imminently Ready for Construction, Limited Risk—Land Under Development or Ready for Development and Moderate Risk—Land Not Yet Ready for Development), tiered by the level of risk to match the land with the appropriate capital. For more information about the five Groups and three Categories, see “Our Properties—Description of the Transferred Assets and the Supplemental Transferred Assets—Geography, Value and Types of Transferred Assets and the Supplemental Transferred Assets.”

Group 3 means, with respect to the Transferred Assets and the Supplemental Transferred Assets, the portion that consists of Homesites actively under Horizontal Development. Group 3 is one of five Groups of land types described in “Our Properties,” which are divided across the three risk-level categories (Minimal Risk—Finished Homesites With Homes Under Construction or Imminently Ready for Construction, Limited Risk—Land Under Development or Ready for Development and Moderate Risk—Land Not Yet Ready for Development), tiered by the level of risk to match the land with the appropriate capital. For more information about the five Groups and three Categories, see “Our Properties—Description of the Transferred Assets and the Supplemental Transferred Assets—Geography, Value and Types of Transferred Assets and the Supplemental Transferred Assets.”

Group 4 means, with respect to the Transferred Assets and the Supplemental Transferred Assets, the portion that consists of land that is not yet under development but has all entitlements needed to be able to begin Horizontal Development into Homesites. Group 4 is one of five Groups of land types described in “Our Properties,” which are divided across the three risk-level categories (Minimal Risk—Finished Homesites With Homes Under Construction or Imminently Ready for Construction, Limited Risk—Land Under Development or Ready for Development and Moderate Risk—Land Not Yet Ready for Development), tiered by the level of risk to match the land with the appropriate capital. For more information about the five Groups and three Categories, see “Our Properties—Description of the Transferred Assets and the Supplemental Transferred Assets—Geography, Value and Types of Transferred Assets and the Supplemental Transferred Assets.”

Group 5 means, with respect to the Transferred Assets and the Supplemental Transferred Assets, the portion that consists of land that is not yet under development and does not yet have all entitlements needed to begin development and have the potential of being developed into Homesites if fully entitled. Group 5 is one of five

Groups of land types described in “Our Properties,” which are divided across the three risk-level categories (Minimal Risk—Finished Homesites With Homes Under Construction or Imminently Ready for Construction, Limited Risk—Land Under Development or Ready for Development and Moderate Risk—Land Not Yet Ready for Development), tiered by the level of risk to match the land with the appropriate capital. For more information about the five Groups and three Categories, see “Our Properties—Description of the Transferred Assets and the Supplemental Transferred Assets—Geography, Value and Types of Transferred Assets and the Supplemental Transferred Assets.”

Guaranty means the Payment and Performance Guaranty by Lennar Corporation in favor of Millrose and each Property LLC, which will be entered into on the Distribution Date, as described in “Our Business—Summary of Operational Agreements.”

Homesite means land inventory that has all discretionary approvals and entitlements necessary to allow Horizontal Development to begin soon after the acquisition of the land, including (i) subdivided and fully developed land inventory on which homes may be built and (ii) subdivided or non-subdivided land inventory undergoing necessary Horizontal Development and subdivision so that homes may be built on them.

HOPP’R means Lennar’s Homesite Option Purchase Platform, a comprehensive suite of systems and procedures that Lennar has developed through the years to operate and manage the acquisition, financing and development of land assets on a large scale.

HOPP’R License Agreement means the HOPP’R License Agreement, by and between Millrose and a wholly-owned subsidiary of Lennar, dated which will be entered into on the Distribution Date.

HOPP’R Rights means the HOPP’R and related intellectual property rights, including the HOPP’R trademark rights.

Horizontal Development means any work relating to the installation of utilities and infrastructure required to obtain a building permit for the construction of a residence, including drainage, sewage, water lines, roads, sidewalks, utility lines, grading and landscaping. Sometimes such infrastructure can also include the construction of recreational facilities, common area elements and other amenities. Horizontal Development is work that must be done prior to home construction, as it lays the groundwork for building homes.

Houlihan Lokey means Houlihan Lokey Capital, Inc.

Information Agent means Georgeson LLC.

Initial Deposit means an amount equaling (i) with respect to the Transferred Assets and the Supplemental Transferred Assets, 5% of the total value of the Transferred Assets and the Supplemental Transferred Assets plus the projected development costs; and (ii) with respect to any Future Property Assets, 5% of the projected total land acquisition and Horizontal Development costs for such Future Property Assets, which shall be set forth in the applicable Project Addendum.

Initial Term means the initial term of the Management Agreement, which is the period beginning on the date of completion of the Spin-Off and ending on the third anniversary of such date.

Investment Company Act means the Investment Company Act of 1940, as amended.

Investment Guidelines means the market-level factors and property-level factors that KL should consider when evaluating potential acquisition of properties, as set forth in the Management Agreement, as detailed in “Our Business—Millrose’s Operating Guidelines—Investment Guidelines.”

Investments Committee means the Investments Committee of the Board of Directors of Millrose.

IRS means the U.S. Internal Revenue Service.

JOBS Act means the Jumpstart Our Business Startups Act of 2012, as amended.

Kennedy Lewis means Kennedy Lewis Investment Management LLC, an institutional alternative investment firm, together with its affiliates.

KL means Kennedy Lewis Land and Residential Advisors LLC, an affiliate and wholly-owned subsidiary of Kennedy Lewis Investment Management LLC, that will externally manage Millrose pursuant to the Management Agreement.

KL Covered Persons means the Manager or any of its respective affiliates and their respective partners, managers, members, officers, directors, employees and agents.

KL Diligence Obligations means the diligence processes that KL will undergo as follows: The Manager will employ its current underwriting team to conduct a thorough independent diligence assessment of each proposed transaction, ensuring adherence to the Investment Guidelines and assessing the credibility of the home builder’s financial projections. Kennedy Lewis’ underwriting team consists of more than 30 diligence professionals proficient in homebuilding, land acquisition, and financial analysis. They will leverage third-party market data and internal proprietary datasets to formulate an autonomous evaluation of projected home selling prices, sales pace, and profit margins for each community. In general, the Manager’s due diligence would include an appropriate legal evaluation that ensures the land has received all necessary entitlement and environmental approvals; however, in view of the Manager’s ability pursuant to the Lennar Agreements to put back Future Property Assets after Lennar exercises its termination rights in certain limited circumstances involving a misrepresentation relating to title, environmental matters and permits/approvals, there is not a need to conduct such an extensive legal analysis for proposed transactions with Lennar. For all other home builder and Horizontal Development counterparties, the Manager will conduct an extensive due diligence process, including an appropriate legal analysis unless it is able to negotiate the same put back rights as in the Lennar Agreements.

KL Homebuilder Finance Senior Team means each of David Valiaveedan (Partner) and Brieanne Nikrandt (Managing Director).

KL Principal means each of David Kennedy Chene, as the Co-Founder, Co-Portfolio Manager and Co-Managing Partner, Darren Lewis Richman, as the Co-Founder, Co-Portfolio Manager and Co-Managing Partner, and Doug Logigian, as the Co-Managing Partner and President of Kennedy Lewis.

KLRES means Kennedy Lewis Residential Property Income Company LP, which is advised by Kennedy Lewis Residential Property Income Advisors LLC, an affiliate of the Manager.

Land Banking means an off-balance sheet financing structure whereby a land bank (separate from the home builder itself) purchases fee title to land parcels, and then enters into purchase option agreements with home builders to sell the land parcels to the home builder once the land parcel becomes fully developed Homesites. The purchase option agreements may be secured by a nonrefundable option fee paid by the home builder. The land parcels can take many years from start to completion and may or may not have all permits, approvals and entitlements at the time of closing, and the time from when the land is purchased until the last Homesite is sold to home buyers can be protracted for many years. Traditional Land Banking arrangements may also involve a construction agreement by which the land bank pays the home builder, as the contractor, to develop the property at a fixed or guaranteed cost and generally lack asset diversity running the risk that a market downturn in one region could lead to multiple customers with purchase option contracts opting not to exercise their options.

Land Under Development means land for which all discretionary entitlements, including all permits and approvals, have been received, and surveys and planning have been completed, and Horizontal Development is already underway, which must be substantially completed before home construction can begin, as further described in “Our Properties—Description of the Transferred Assets and the Supplemental Transferred Assets—Geography, Value and Types of Transferred Assets and the Supplemental Transferred Assets.” Land Under Development is one of the three categories of land types that comprise the Transferred Assets and the Supplemental Transferred Assets.

Lennar means Lennar Corporation, a publicly traded Delaware corporation with its Class A Common Stock and Class B Common Stock listed on the NYSE. In certain contexts (including with respect to naming parties to certain agreements), the word Lennar may refer to a subsidiary of Lennar Corporation that is entering into an agreement in lieu of the ultimate parent company.

Lennar Agreements means the Master Program Agreement, Master Option Agreement, Master Construction Agreement, Multiparty Cross Agreements, Founder’s Rights Agreement, Registration Rights Agreement and other agreements described herein and others which Lennar and Millrose or Millrose Holdings may enter into from time to time in connection with Millrose’s (including Millrose Holdings) provision of the Recycled Capital HOPP’R to Lennar and/or that govern Lennar’s ongoing relationship with Millrose.

Lennar Board means the Board of Directors of Lennar Corporation.

Lennar Class A Common Stock means Lennar’s Class A Common Stock, par value $0.10 per share.

Lennar Class B Common Stock means Lennar’s Class B Common Stock, par value $0.10 per share.

Lennar Common Stock means Lennar Class A Common Stock and Lennar Class B Common Stock.

Lennar Corporation Stockholder means any beneficial owner of Lennar Class A Common Stock or Lennar Class B Common Stock.

Lennar OpCo Acquisition means the acquisition pursuant to which Lennar will acquire all the home building operations and related personnel, outstanding contracts and liabilities of Rausch. The Lennar OpCo Acquisition would close prior to the Supplemental Transferred Assets Transaction and is intended to ensure that Millrose does not acquire anything other than the Supplemental Transferred Assets in the Supplemental Transferred Assets Transaction.

Lennar Properties means all properties subject to the Lennar Agreements.

Lennar Related Ventures means any residential home construction or real estate development companies in the United States (i) in which Lennar has any amount of ownership interests or (ii) with which Lennar has any contractual business relationship, in each case, that is referred by Lennar to Millrose as a HOPP’R customer.

Lennar Services means the services that Lennar’s personnel will provide to Millrose (and applicable subsidiaries) pursuant to the Master Program Agreement, relating to the identification, analysis, diligence, evaluation, vetting and selection of any Future Property Assets that Lennar may wish to present to Millrose Holdings for acquisition. Such services leverage the land sourcing, acquisition and development skillsets, knowledge and expertise of Lennar’s personnel that have been fostered from the years of experience, innovation and technology that Lennar has accumulated in the industry. Lennar Services also includes the horizontal development installation that Lennar will provide as part of its Work obligations pursuant to the Master Construction Agreement. For the avoidance of doubt, Millrose will only have access to the services that are being provided by Lennar’s personnel; all personnel are expected to remain as employees of Lennar following the Spin-Off, and Lennar expects to continue to use its personnel for its own sourcing, acquisition and development activities in connection with its homebuilding operations.

LLC means limited liability company.

Management Agreement means the Management Agreement, by and between Millrose and KL, which will be entered into on the Distribution Date, as described in “Our Business—Summary of Operational Agreements.”

Management Change of Control means, pursuant to the Founder’s Rights Agreement, the event that both David K. Chene and Darren L. Richman (i) cease to exercise control over the management or the decision-making process at Kennedy Lewis, (ii) cease to exercise direct or indirect control (including through delegated employees) over the management of Millrose or (iii) transfer or convey any membership interests of Kennedy Lewis, KL or the Manager, directly or indirectly, to a company (or any affiliate thereof) engaged primarily in the building of single family homes in the United States or a company (or any affiliate thereof) engaged primarily in acquiring and developing homesites in the United States.

Management Fee means an amount equal to 1.25% of the Millrose Tangible Assets, paid to the Manager on a quarterly basis for its management services to Millrose, pursuant to the Management Agreement, calculated by the Manager and reviewed by the Board, as further described in “Manager and Management Agreement—Management Agreement—Management Fee.” The management services for which the Management Fee is paid include performing Millrose’s and Millrose Holdings’ obligations under the Lennar Agreements and operating the business and managing our portfolio of land assets in line with the governance documents and corporate policies of Millrose. The Management Fee includes the costs of all administrative and operating functions and systems, office space and office equipment, public company expenses, compensation and fees paid to employees, directors and third-party experts, consultants and advisors, as well as outside legal counsel and independent public accounting firms (but does not include fees incurred for services in connection with extraordinary litigation and mergers and acquisitions and other events outside Millrose’s ordinary course of business, including, in certain circumstances, costs associated with the ownership and maintenance of land).

Management Succession Consent Right means the right granted to Lennar in the event the Management Agreement is terminated for any reason (with or without cause), including if the Board terminates the Manager or if KL resigns as Manager, to approve any replacement manager that Millrose may so choose, prior to such replacement manager assuming any duties and obligations under the Management Agreement, as well as the right to approve any management agreement to which such replacement manager will be subject, pursuant to the Founder’s Rights Agreement.

Manager means KL.

Master Construction Agreement means the Master Construction Agreement, by and between Millrose, Millrose Holdings and U.S. Home, which will be entered into on the Distribution Date, as described in “Our Business—Summary of Operational Agreements,” as supplemented by any terms and provisions contained in any Project Addenda. Properties comprising the Transferred Assets, the Supplemental Transferred Assets and any Future Property Assets acquired by Millrose Holdings (or its subsidiaries) for Lennar will be made subject to this Master Construction Agreement pursuant to Project Addenda that will be executed with respect to each property by the appropriate parties.

Master Option Agreement means the Master Option Agreement, by and between Millrose, Millrose Holdings and U.S. Home, which will be entered into on the Distribution Date, as described in “Our Business—Summary of Operational Agreements,” as supplemented by any terms and provisions contained in any Project Addenda. Properties comprising the Transferred Assets, the Supplemental Transferred Assets and any Future Property Assets acquired by Millrose Holdings (or its subsidiaries) for Lennar will be made subject to this Master Option Agreement pursuant to Project Addenda that will be executed with respect to each property by the appropriate parties.

Master Program Agreement means the Master Program Agreement, by and between Millrose and U.S. Home, which will be entered into on the Distribution Date, as described in “Our Business—Summary of Operational Agreements,” as supplemented by any terms and provisions contained in any Project Addenda. Properties comprising the Transferred Assets, the Supplemental Transferred Assets and any Future Property Assets acquired by Millrose Holdings (or its subsidiaries) for Lennar will be made subject to this Master Program Agreement pursuant to Project Addenda that will be executed with respect to each property by the appropriate parties.

Memorandum of Option Agreement means the Memorandum of Option Agreement, by and between Millrose and Lennar Corporation, which will be entered into on the Distribution Date, as described in “Our Business—Summary of Operational Agreements.”

MGCL means the Maryland General Corporation Law.

Miller Family means Stuart Miller, each member of his family that would be treated as a stockholder of Millrose pursuant to Section 544(a)(2) of the Code or Section 318(a)(1)(A) of the Code, whichever is more expansive, and any person through which the Miller Family would beneficially own or constructively own capital stock or that would be treated as beneficial owning or constructively owning capital stock of Millrose through the Miller Family, collectively.

Millers means Stuart A. Miller, members of his family, trusts of which one or more of them are trustees or principal beneficiaries, and entities (including corporations, partnerships and limited liability companies) of which the Miller Family control or would be treated as beneficially owning a majority of the equity, as beneficial ownership is determined for purposes of the Exchange Act.

Millrose means Millrose Properties, Inc., a corporation incorporated under the laws of the State of Maryland on March 19, 2024.

Millrose Holdings means Millrose Properties Holdings, LLC, a Delaware limited liability company that is wholly-owned by Millrose and intends to qualify as a TRS following the Spin-Off.

Millrose Subsidiaries means any subsidiaries of Millrose, including Millrose Holdings and any Property LLCs, that may be created from time to time for the purpose of providing the HOPP’R to any Lennar Related Ventures or Other Customers.

Millrose Tangible Assets means (A) from the Spin-Off date through (and including) the end of the first month following twelve (12) months after the Spin-Off date: (i) the Company’s total assets (including cash and cash equivalents), less (ii) intangible assets, each determined on a consolidated basis in accordance with GAAP, less (iii) Non-Revenue Generating Assets to the extent not already included in (ii); and (B) thereafter: (i) the Company’s total assets (not including cash and cash equivalents), less (ii) intangible assets, each determined on a consolidated basis in accordance with GAAP, less (iii) Non-Revenue Generating Assets to the extent not already included in (ii), each determined on a non-consolidated basis in accordance with GAAP, as calculated by the Manager and reviewed by the Board.

Monthly Option Payment means the amount to be paid by Lennar to Millrose Holdings to maintain its Purchase Option with respect to a Property, which shall be paid monthly and be calculated on a daily basis as the sum of (i) the total value of the Property (with respect to any Transferred Assets and Supplemental Transferred Assets) or acquisition cost of the Property (with respect to any Future Property Assets) and (ii) the amount of reimbursements made by Millrose Holdings to Lennar to account for the cost of the Horizontal Development of the Property, less (x) the Takedown Prices paid by Lennar to Millrose Holdings and (y) any other payments or reimbursements paid by Lennar to Millrose Holdings, and then multiplied by the Applicable Rate as set forth in the Master Option Agreement. Where applicable, “Monthly Option Payment” may also mean this same concept, but as negotiated and used by or for (or in the context of agreements with) any Lennar Related Ventures or Other Customers.

Mortgage means any Mortgage, pursuant to which a Property LLC mortgages a property to Millrose to secure the full and timely payment and full and timely performance of obligations under the Promissory Note, any other

Mortgages executed by a Property LLC, the Pledge and any other documents executed to evidence or secure the payment of the Promissory Note, including any modifications, restatements, extensions, renewals and replacements of such documents.

MRP means the ticker symbol under which Millrose expects its Class A Common Stock will be authorized for listing on the NYSE.

Multiparty Cross Agreement means any multiparty cross agreement between Lennar and Millrose Holdings (and/or any Property LLCs) that applies to any portion of the Transferred Assets, the Supplemental Transferred Assets or any Future Property Assets acquired pursuant to the terms of the Master Program Agreement and other Lennar Agreements, as further described in “Our Business—Summary of Operational Agreements.”

NAREIT means the National Association of Real Estate Investment Trusts.

Nominating and Corporate Governance Committee means the Nominating and Corporate Governance Committee of the Board.

Non-Revenue Generating Assets means any asset not associated with an income generation opportunity or owned real estate. For the avoidance of doubt, Non-Revenue Generating Assets shall exclude owned real estate with terminated or unexercised option contracts.

NYSE means the New York Stock Exchange.

Operating Principles means the structural enhancements reflected in the terms of the Lennar Agreements (and that are expected to be reflected in the terms of any HOPP’R agreements with any Lennar Related Ventures in the future) that are described in “Our Business—Land Banking Reimagined.” They include (i) Future Property Assets to be acquired are to consist mostly of properties for which all approvals and entitlements required to allow Horizontal Development to begin have already been obtained; (ii) construction agreements are to contain provisions that are designed to ensure cost overruns on any Horizontal Development will be borne by the home builder; (iii) Future Property Assets must meet the Program Criteria in an effort to ensure that Millrose, through its subsidiaries, maintains a diversified Real Estate Portfolio across geographies, markets and home-types; (iv) all properties and Homesites comprising the Future Property Assets acquired pursuant to the Lennar Agreements are to be subject to pooling arrangements pursuant to one or more Multiparty Cross Agreements; (v) Millrose (through Millrose Holdings and any Other Subsidiaries) is to receive predictable, recurring payment of Monthly Option Payments as payment to maintain the purchase option to buy back the Transferred Assets, the Supplemental Transferred Assets or any Future Property Assets; and (vi) nothing in any HOPP’R agreements is to impede, impair or otherwise negatively impact Millrose’s ability to qualify for REIT status for U.S. federal income tax purposes.

Option Deposit means the payments required to be made by Lennar to Millrose Holdings, pursuant to the Master Option Agreement in consideration for a Purchase Option with respect to the Transferred Assets, the Supplemental Transferred Assets and any Future Property Assets, comprising (i) the Initial Deposit to be paid by Lennar in cash upon the execution of the Master Program Agreement and the Master Option Agreement, with respect to the Transferred Assets, and upon the execution of the relevant Project Addendum, with respect to and the Supplemental Transferred Assets and any Future Property Assets, and (ii) the Additional Deposit that will be paid (A) as a call option upon exercise by Millrose Holdings at any time following the execution of the relevant Project Addendum in the event the Manager, in its reasonable judgment, determines that Millrose Holdings requires such additional capital to fund its ongoing business operations in the ordinary course and (B) as a termination fee on the date on which Lennar decides to terminate its Purchase Option prior to exercise with respect to particular Future Property Assets, whichever occurs earlier. For the avoidance of doubt, each of the Initial Deposit and the Additional Deposit (as either (A), (B) or a combination thereof) will not exceed 5% as calculated in the way described in the definitions of such terms, and the sum of the Initial Deposit and the Additional Deposit will not exceed 10% as calculated in the way described in the definitions of such terms (5% Initial Deposit plus 5% Additional Deposit). The Option Deposit is non-refundable and becomes fully earned, due and payable upon the execution of the Master Program Agreement and the Master Option Agreement, with respect to the Transferred Assets, and upon execution of the relevant Project Addendum with respect to the Supplemental Transferred Assets and any Future Property Asset. Where applicable, “Option Deposit” may also mean this same concept, but as negotiated and used by or for (or in the context of agreements with) any Lennar Related Ventures or Other Customers.

Other Customers means any residential home construction or real estate development companies in the United States, excluding Lennar and any Lennar Related Ventures, that enter into agreements or other arrangements with Millrose (through any Other Subsidiaries) to use the HOPP’R.

Other Subsidiaries means any subsidiaries of Millrose, other than Millrose Holdings and any Property LLCs, that may be created from time to time for the purpose of providing the HOPP’R to any Lennar Related Ventures or Other Customers. We expect that any Other Subsidiaries that Millrose may form or acquire in the future will be taxable business entities. Accordingly, notwithstanding Millrose’s intention to elect REIT status for U.S. federal income tax purposes, we expect that all of the substantial economic activity conducted in connection with providing the HOPP’R to our customers (including with respect to the Transferred Assets, the Supplemental Transferred Assets and any Future Property Assets for Lennar and potentially with respect to any Future Property Assets for any Lennar Related Ventures and Other Customers) will be operated by a taxable corporation and will be subject to U.S. federal income tax at the entity level.

Owner means Millrose and Millrose Holdings collectively.

Owner Acquisition Price means the purchase price of a Property to be paid by the applicable Owner Party as specified in the Proposed Project Report.

Owner Party means Owner and affiliates of Owner collectively.

Ownership limits means the limitations on ownership of Millrose’s stock set forth in our Charter that prohibit any person or entity, subject to certain exceptions, from owning, beneficially or by virtue of the applicable constructive ownership provisions of the Code, (i) more than 9%, in value or in number of shares, whichever is more restrictive, of the outstanding shares of our Common Stock or (ii) 9% in value of the outstanding shares of all classes or series of our stock, except for the excepted holder limit set forth in our Charter for the Miller Family, which allows the Miller Family to own, beneficially or by virtue of the applicable constructive ownership provisions of the Code, up to 12.8% in the aggregate, in value or in number of shares, whichever is more restrictive, of the outstanding shares of our Common Stock or the outstanding shares of all classes or series of our stock.

Pause Period means periods of up to six months each during which all takedowns and Work construction deadlines for a Property shall be extended, no closings shall occur and no payments shall be made by Owner to Lennar under the Master Construction Agreement. Lennar shall be entitled to designate two pause periods of up to six months each with regard to a Property, if (a) the Burns Home Value Index for the metropolitan statistical area in which a Property is located shows a seasonally adjusted home sale pricing decline of 10% or more, (b) a pandemic, epidemic or other public health emergency or other similar event occurs which does or is expected to materially and adversely impact Lennar’s ability to construct, market and/or sell residences on the Property, or (c) Lennar elects to designate a Pause Period in its sole discretion.

Pause Period Designation Right means Lennar’s right pursuant to the Founder’s Rights Agreement to unilaterally decide to designate a Pause Period at any time in its sole discretion, as described in “Our Business—Summary of Operational Agreements—Summary of Agreements between Millrose, Millrose Holdings and Lennar—Founder’s Rights Agreement.”

Phase I means an environmental site assessment report prepared for a real estate holding that identifies any existing or potential recognized environmental concern.

Pledge means the Pledge and Security Agreement by Millrose Holdings in favor of Millrose, which will be entered into on the Distribution Date, as described in “Our Business—Summary of Operational Agreements.”

Pool Property means each property included in a Multiparty Cross Agreement in connection with the establishment of a pool with respect to certain properties. As to any pool with respect to any Transferred Assets and any Supplemental Transferred Assets, the aggregate sum of all Option Deposits Lennar has made, or is obligated to make, with respect to Properties in the pool shall not at any time exceed $50,000,000. As to any pool with respect to any Future Property Assets acquired pursuant to the Lennar Agreements, the aggregate sum of all Option Deposits Lennar has made, or is obligated to make, with respect to Properties in the pool shall not at any time exceed $25,000,000. Pools will be established with primary consideration given to diversity within pools across geographies, communities and home types.

Pre-REIT E&P means earnings and profits of Millrose at the end of any taxable year that were accumulated in any taxable year in which the REIT provisions did not apply to Millrose.

Pre-Spin Assignment, Assumption and Contribution Agreement means the Pre-Spin Assignment, Assumption and Contribution Agreement, by and between Lennar Corporation, Lennar Homes Holdings, LLC, a Delaware limited liability company wholly owned by Lennar, CalAtlantic Group, LLC, a Delaware limited liability company wholly owned by Lennar, U.S. Home, Millrose, Millrose Holdings and each Property LLC, which will be entered into prior to the Distribution Date, as described in “Our Business—Summary of Operational Agreements.”

Predecessor Millrose Business means the business operations, including revenues and expenses, liquidity and capital resources, cash flows, balance sheet, statements of income and other information of Millrose prior to the Spin-Off, as derived from the financial statements of Lennar, since Millrose has no operations (or operating subsidiaries) of its own prior to the Spin-Off.

Program means the program relating to the use by Lennar of the Recycled Capital HOPP’R, to be implemented pursuant to the Master Program Agreement.

Program Criteria means certain predetermined criteria that Future Property Assets must meet, as set forth in the Master Program Agreement.

Project Addendum means any Project Addendum, pursuant to which Millrose (through Millrose Holdings or any of its subsidiaries) and Lennar may subject any Transferred Assets, Supplemental Transferred Assets or Future Property Assets to the terms and provisions of the Master Program Agreement, the Master Option Agreement and the Master Construction Agreement.

Promissory Note means the approximately $4.7 billion note from Millrose Holdings to Millrose and a pledge of all of the interests in the Property LLCs, and is intended to be secured by the Future Property Assets. The Promissory Note was issued in connection with the recapitalization of Millrose Holdings prior to the Distribution. The Promissory Note shall bear an interest rate of 7.5% per annum, compounded quarterly, and interest payments shall be paid monthly (the amount of which is initially expected to be approximately $350 million annually).

Properties means the Transferred Assets, the Supplemental Transferred Assets and Future Property Assets acquired pursuant to the Master Program Agreement collectively.

Property LLC means any and all of the 31 LLC subsidiaries of Millrose Holdings, formed by Lennar in connection with the Spin-Off for the purposes of holding the Transferred Assets, the Supplemental Transferred Assets and any Future Property Assets for Lennar.

Property Selection Services means, including under the Master Program Agreement, (i) an analysis of a variety of macroeconomic factors, such as employment levels, interest rates, changes in stock market valuations, consumer confidence, housing demand, availability and cost of financing for homebuyers, availability and prices of new homes compared to those of previously occupied homes, and demographic trends and (ii) with respect to each of the homebuilding markets in which Lennar acquires assets and develops Homesites, an analysis of the local market conditions and demographics, the specific supply and demand relationships reflective of local economic conditions, the projected absorption pace for home sales, sales prices and costs to build and deliver homes on a community by community basis.

Property Use Objective means the intended objectives and uses for the Transferred Assets, the Supplemental Transferred Assets and any Future Property Assets that Millrose Holdings acquires at Lennar’s request pursuant to the Master Program Agreement. Consistent with the obligations of Millrose (through Millrose Holdings) pursuant to the Master Program Agreement, the intended objectives and use are limited to (i) holding the Transferred Assets, the Supplemental Transferred Assets and any Future Property Assets until Lennar exercises its Purchase Option to purchase them in accordance with the terms of the Master Option Agreement, or until those Purchase Options expire or are terminated without being exercised (or if Lennar defaults and loses its option), (ii) financing the Work that Lennar wishes to undergo on any Homesites, up to a certain predetermined budget, in accordance with the terms of the Master Construction Agreement, and (iii) to the extent applicable and requested by Lennar, facilitating any Lennar sales of completed homes by delivering the home and Homesite directly to home buyers to which Lennar has sold the homes (in which case, Lennar will indemnify Millrose for any issues relating to such direct delivery to home buyers pursuant to the Lennar Agreements). For the avoidance of doubt, Millrose Holdings’ Property Use Objective does not include (i) financing any home construction on any properties, (ii) performing (directly or through contracted third parties) any Horizontal Development on any properties other than through Lennar, or (iii) entering into any leases or other use/occupancy-related arrangements with respect to any properties.

Proposed Project means Future Property Assets that have been proposed to be admitted to the Program pursuant to the Master Program Agreement.

Proposed Project Report means the report that Lennar may from time to time present to Owner pursuant to the Master Program Agreement in connection with the proposed admission of Future Property Assets to the Program.

prospectus means the prospectus which forms a part of the Registration Statement.

Purchase Option means an exclusive option pursuant to the terms of the Master Option Agreement, as supplemented by the terms and provisions of any applicable Project Addendum, granted to Lennar to purchase any portion or all of the Transferred Assets and the Supplemental Transferred Assets and any future land acquisitions that Millrose (through Millrose Holdings or any other subsidiary) makes at Lennar’s request in connection with the HOPP’R provided to Lennar, in accordance with an agreed upon schedule of Homesite purchases and pricing, as contemplated by the Master Program Agreement. Where applicable, “Purchase Option” may also mean this same concept, but as negotiated and used by or for (or in the context of agreements with) any Lennar Related Ventures or Other Customers.

QRS means a corporation that is a qualified REIT subsidiary and is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a QRS are treated as assets, liabilities, and items of income, deduction, and credit of the parent REIT, as further described in “Material U.S. Federal Income Tax Consideration—Taxation of Millrose as a REIT—Requirements for Qualification.”

Rating Adjustment means, for purposes of calculating the Applicable Rate, (i) 0% if Lennar’s credit rating is equal to Baa1, Baa2 or Baa3 by Moody’s Investor Services, Inc. (“Moody’s”), BBB+, BBB or BBB- by S&P Global Ratings (“S&P”) or BBB+, BBB or BBB- by Fitch Ratings, Inc. (“Fitch”) for a minimum of two out of three of Moody’s, S&P and Fitch (collectively, the “Rating Agencies”), (ii) a decrease of 0.5% if Lennar’s credit rating is upgraded to A3 by Moody’s, A- by S&P or A- by Fitch by a minimum of two out of three Rating Agencies, with such Rating Adjustment to be further decreased by 0.25% for each incremental upgrade above A3 or A-, as applicable, by a minimum of two out of three Rating Agencies or (iii) an increase of 1.0% if Lennar’s credit rating is downgraded to Ba1 by Moody’s, BB by S&P or BB by Fitch by a minimum of two out of three Rating Agencies, with such Rating Adjustment to be further increased by 0.25% for each incremental downgrade below Ba1 or BB, as applicable, by a minimum of two out of three Rating Agencies.

Rausch means Rausch Coleman Companies, LLC, a privately-held U.S. home builder.

Rausch Letter means Letter to Rausch Regarding Supplemental Transferred Assets designating Millrose as the purchaser of certain Rausch land assets that Lennar and Rausch expect to enter into.

Real Estate Portfolio means the properties held by Millrose, comprising (a) the Transferred Assets (b) the Supplemental Transferred Assets and (c) any Future Property Assets that Millrose (through Millrose Holdings or any other subsidiaries) may acquire pursuant to the agreements with Lennar or on behalf of any future customers (as applicable), including any Lennar Related Ventures or Other Customers, in the future, as further described in “Our Properties.”

Recapitalization Agreement means the Recapitalization Agreement, by and between Millrose and Millrose Holdings, which will be entered into on the Distribution Date, pursuant to which a certain amount of Millrose Holdings’ equity will be recapitalized into a Promissory Note that will be secured by the Transferred Assets with an unrecorded mortgage.

Recognition Agreement means the Recognition, Subordination and Non-Disturbance Agreement, by and among Millrose, Millrose Holdings, each Property LLC, U.S. Home, Lennar Homes Holdings and CalAtlantic, which will be entered into on the Distribution Date, as described in “Our Business—Summary of Operational Agreements”).

Record Date means the date declared and set by the Lennar Board for the purposes of determining the beneficial owners of Lennar Class A Common Stock and Lennar Class B Common Stock who will be entitled to receive Millrose shares in the Distribution. We expect the Record Date to be on January 21, 2025.

Recycled Capital HOPP’R means the Homesite Option Purchase Platform, as adjusted and refined to be used as a self-financing reliable land acquisition and Horizontal Development solution intended to provide home builders with (i) access to lower or competitive cost of capital on an ongoing “recycled” basis and (ii) more certainty about having reliable, consistent and uninterrupted access to capital, through both periods of strong market conditions and periods of market downturn or continued periods of weakened market conditions, subject to the assumptions detailed in this prospectus. The self-financing, recycled capital and other key features of the Recycled Capital HOPP’R are made possible by the initial contribution of the Business Assets in return for equity, which allows us to use the proceeds from the payment of Option Deposits and the exercise of Purchase Options to finance acquisition of Future Property Assets and Horizontal Development for Future Property Assets without having to repay to Lennar the value of its initial contribution.

Registrant means Millrose Properties, Inc.

Registration Rights Agreement means the Registration Rights Agreement, by and between Millrose and Lennar Corporation, which will be entered into on the Distribution Date, as described in “Our Business—Summary of Operational Agreements.”

Registration Statement means the registration statement filed on Form S-11 with the SEC, of which this prospectus forms a part, with respect to the shares of Millrose Common Stock to be distributed to holders of Lennar Common Stock in connection with the Spin-Off.

REIT means a real estate investment trust for the U.S. federal income tax purposes.

REIT Requirements means the requirements under sections 856 through 860 of the Code and the applicable U.S. Treasury regulations, including various (a) organizational requirements, (b) gross income tests, (c) asset tests and (d) distribution requirements, as described in “Material U.S. Federal Income Tax Consideration—Taxation of Millrose as a REIT—Requirements for Qualification.”

REIT Tax Opinion means an opinion delivered by Gibson, Dunn & Crutcher LLP, special tax counsel to Lennar and Millrose, with respect to Millrose’s qualification to be treated as a REIT after the Spin-Off.

Related Liabilities means certain liabilities attached to the Homesites and prospective Homesites comprising the Supplemental Transferred Assets that Millrose would also acquire in connection with the Supplemental Transferred Assets Transaction. Lennar will make certain representations and warranties and indemnification protections with respect to all such Related Liabilities, which are set forth in the Lennar Agreements and to which the Supplemental Transferred Assets will be subject once the applicable Project Addenda are executed.

Reservation Date means each date on which Lennar’s Capital Priority Right can be exercised.

Reserved Priority Amount means an amount of capital that Lennar will be able to reserve once every three months in connection with the Capital Priority Right, which will be based on the value of Lennar’s initial contribution of the Business Assets and any future contributions for stock and the value of any transactions Lennar brings to Millrose beyond its Reserved Priority Amount, with certain adjustments and deductions. See “Our Business—Summary of Operational Agreements—Summary of Agreements between Millrose, Millrose Holdings and Lennar—Founder’s Rights Agreement—Capital Priority Right: Use It or Lose It.”

Risk Spread means, for purposes of calculating the Applicable Rate, the Bloomberg US Composite BBB BVAL Yield Curve 3-year Index BVABDB05 rate available on Bloomberg Screen BVABDB03 (or any successor page) at approximately 4:00 p.m., New York City time, on the business day immediately preceding the Calculation Date. If the abovementioned index is no longer available or if the calculation of such index is substantially changed, upon notification by either party of the inapplicability of the existing index, Lennar and Millrose shall negotiate in good faith to determine an appropriate replacement index.

Sarbanes-Oxley Act means the Sarbanes-Oxley Act of 2002.

SEC means the U.S. Securities and Exchange Commission.

Secured Financing Collateral Consent Right means the Lennar’s right, pursuant to the Founder’s Rights Agreement, that Millrose is prohibited from granting or selling any security interest whereby the assets pledged pursuant to such security interest include Transferred Assets, Supplemental Transferred Assets or Future Property Assets held pursuant to the Lennar Agreements and Future Property Assets of Other Customers (i.e., mixing the assets into one collateral pool) without Lennar’s prior written consent, as described under “Our Business—Summary of Operational Agreements—Summary of Agreements between Millrose, Millrose Holdings and Lennar—Founder’s Rights Agreement.”

Securities Act means the Securities Act of 1933, as amended.

Section 355(a) means Section 355(a) of the Code.

Section 368(a) means Section 368(a) of the Code.

Spin-Off means the partial, taxable spin-off of Millrose Properties, Inc., a wholly-owned subsidiary of Lennar Corporation, that will be effected by distributing approximately 80% of the outstanding shares of Millrose Common Stock to holders of Lennar Class A Common Stock and Lennar Class B Common Stock as of the Record Date, as further described in “Summary—The Spin-Off.”

Supplemental Transferred Assets means all the Homesites and prospective Homesites acquired by Millrose in connection with the Supplemental Transferred Assets Transaction following the Spin-Off shortly after the Distribution Date, using approximately $900 million of the Cash Contribution by Lennar as consideration. The Supplemental Transferred Assets are expected to include all of the land assets of Rausch (except for any Homesites with homes actively under construction) and are intended to supplement the Transferred Assets and provide additional assets and properties to Millrose’s Real Estate Portfolio to enhance its operations and business as a new public company following the Spin-Off.

Supplemental Transferred Assets Transaction means the transaction between Millrose and Rausch, pursuant to which Millrose will acquire the Supplemental Transferred Assets (through an acquisition of 100% of the stock of Rausch or a subsidiary or affiliate of Rausch) following the Spin-Off shortly after the Distribution Date using approximately $900 million of the Cash Contribution by Lennar as consideration.

Takedown Price means the total amount to be paid by Lennar to Millrose Holdings to exercise its Purchase Option with respect to the Transferred Assets, the Supplemental Transferred Assets or any Future Property Assets, which shall be negotiated between the parties with respect to each property and set forth in the applicable Project Addendum. Where applicable, “Takedown Price” may also mean this same concept, but as negotiated and used by or for (or in the context of agreements with) any Lennar Related Ventures or Other Customers.

Takedown Schedule means an agreed upon schedule of purchases and pricing granted by Millrose Holdings and the Property LLCs to Lennar with respect to any Homesite or other properties comprising the Transferred Assets, the Supplemental Transferred Assets and any Future Property Assets set forth in any Project Addendum and pursuant to the terms of the Master Option Agreement and as supplemented by the applicable Project Addendum. Where applicable, “Takedown Schedule” may also mean this same concept, but as negotiated and used by or for (or in the context of agreements with) any Lennar Related Ventures or Other Customers.

Termination Fee means an amount to be paid by Millrose to the Manager in the event that the Management Agreement is terminated by Millrose without cause, equal to (A) if within or at the expiration of the initial term of the Management Agreement, two and a half (2.5) times the average annual Management Fee; (B) thereafter, including at the expiration of any renewal period, one and a half (1.5) times the average annual Management Fee. For termination for cause by Millrose pursuant to Section 14(b) of the Management Agreement, the Termination Fee shall equal the Management Fee that would be payable to the Manager for the period from the date of termination to the expiration date of such initial term or renewal period, as applicable, as described in the terms of the Management Agreement; or (C) if Millrose’s average annual (i) consolidated net income calculated in accordance with GAAP as reported in Millrose’s filings with the SEC, plus any taxes paid by Millrose or any subsidiaries of Millrose during such period, divided by (ii) average Millrose consolidated shareholders’ equity at the end of each fiscal quarter over the same period as reported in Millrose’s filings with the SEC, during the three year period (or the number of years since the Spin-Off date if less than three) preceding the effective termination date of the Management Agreement has been equal to or higher than 7% (the “Performance Goal”), 3.0 times the average annual Management Fee earned by the Manager during the two-year period immediately preceding the most recently completed calendar quarter prior to the effective termination date of the Management Agreement, subject to a certification of the Board, to be provided within 60 days of its vote to perform a “Termination Without Cause” (as defined in the Management Agreement), that Millrose has achieved the Performance Goal (such certification not be withheld, conditioned to delayed in the event that the Board determines in good faith that the Performance Goal has been achieved).

Third-Party Approvals means any material authorizations, consents, approvals and clearances of third parties including landowners, regulators, lenders and lessors in connection with the transfer of the Transferred Assets from Lennar to Millrose Holdings, which Lennar may be required to obtain to consummate the Spin-Off.

Transferred Assets means the current and future Homesite inventory described in “Our Properties—Description of the Transferred Assets,” other than the descriptions about Future Property Assets.

Treasury Regulations means regulations of the U.S. Treasury.

TRS means a fully taxable corporation that has jointly elected with the parent REIT to be treated as a taxable REIT subsidiary, defined under section 856 of the Code, which is described in “Material U.S. Federal Income Tax Consideration—Taxation of Millrose as a REIT—Requirements for Qualification.”

Type 1 means, with respect to any future transactions that Lennar or any Lennar Related Venture presents to us in connection with their use of the HOPP’R, Future Property Assets that fully comply with the terms of the Lennar Agreements, including adherence to all the Operating Principles.

Type 2 means, with respect to any future transactions that Lennar or any Lennar Related Venture presents to us in connection with their use of the HOPP’R, Future Property Assets that do not fully comply with the terms of the Lennar Agreements and may adhere only to some or none of the Operating Principles.

UBTI means unrelated business taxable income of a tax-exempt organization (including a REIT), calculated as the gross income derived from any unrelated trade or business that is regularly conducted by the REIT, less the deductions directly connected with carrying on such trade or business.

UCC Filings means any UCC filings that will be filed against Millrose Holdings to show its pledges of the equity in each of the Property LLCs securing the Promissory Note. The purpose of the UCC Filings is to perfect security interests in each of the Property LLCs, and not the Transferred Assets or the Supplemental Transferred Assets.

U.S. holder means, for purposes of the section titled, “Material U.S. Federal Income Tax Considerations,” a beneficial holder of shares of Lennar Common Stock, or shares of and/or Millrose Common Stock, as applicable, that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized under the laws of the United States or any state thereof (or the District of Columbia);

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

U.S. Home means U.S. Home, LLC, a Delaware limited liability company wholly owned by Lennar Corporation.

USRPIs means U.S. real property interests, pursuant to the Foreign Investment in Real Property Tax Act of 1980, as amended.

Vanguard means The Vanguard Group, Inc. or any of its affiliates.

Work means certain construction services, which Lennar will perform (or contract third-party providers to perform) to complete all Horizontal Development on the Transferred Assets, the Supplemental Transferred Assets and any of Lennar’s Future Property Assets, as contemplated by the Master Construction Agreement and as supplemented by the terms and provisions of any applicable Project Addendum. For the avoidance of doubt, “Work” refers specifically to the Horizontal Development services Lennar is obligated to perform under the Master Construction Agreement.

INDEX TO HISTORICAL FINANCIAL STATEMENTS AND PRO FORMA

FINANCIAL STATEMENTS

Millrose Properties, Inc.

Predecessor Millrose Business

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Owners of Millrose Properties, Inc.

Opinion on the Financial Statement

We have audited the accompanying balance sheet of Millrose Properties Inc. (the “Company”) as of June 30, 2024, and the related notes listed in the Index to Historical Financial Statements and Pro Forma Financial Statements on page F-1 (referred to as the “financial statement”). In our opinion, the financial statement presents fairly, in all material respects, the financial position of the Company as of June 30, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

The financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

/s/ Deloitte &Touche LLP

Miami, Florida

September 27, 2024

We have served as the Company’s auditor since 2024.

Millrose Properties, Inc.

Balance Sheets

	September 30, 2024	June 30, 2024
	(unaudited)
Assets
Cash	$100	$100

Total assets	100	100

Liabilities and stockholders’ equity	—	—
Commitments and contingencies (See Note 2)
Stockholders’ equity	—	—
Common Stock, $0.01 par value, 100 shares authorized; 100 shares issued and outstanding	1	1
Additional paid-in capital	99	99

Total liabilities and stockholders’ equity	$100	$100

See Notes to Financial Statements.

Millrose Properties, Inc.

Notes to Financial Statements

1. Organization and Description of Business

Millrose Properties, Inc. (“Millrose” or the “Company”), was incorporated in the state of Maryland on March 19, 2024. The Company was formed in contemplation of a spin-off transaction and for the purpose of receiving the Business Assets from Lennar Corporation (“Lennar”) and becoming an independent publicly traded company that will operate, through certain subsidiaries, as a Homesite Option Purchase Platform (“HOPP’R”) that will deliver “just in time” finished Homesites to Lennar and potentially other home builders. Millrose intends to elect to qualify as a real estate investment trust (“REIT”), commencing with its taxable year ending December 31, 2025.

2. Summary of Significant Accounting Policies

Basis of presentation

Millrose has engaged in no business activities since inception to date and has nominal assets and no liabilities. The balance sheet has been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Statements of operations, equity and cash flows have not been prepared because no material substantive transactions have taken place.

The unaudited combined financial statement contains all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of the Company’s financial position as of September 30, 2024.

Cash and Cash Equivalents

Cash and short-term investments with an original maturity of three months or less when acquired are considered cash and cash equivalents for the purpose of the balance sheets.

Commitments and contingencies

As of September 30, 2024 (unaudited) and June 30, 2024, the Company is not subject to any material litigation nor is the Company aware of any material litigation threatened against it.

Equity

The Company has been capitalized with the issuance of 100 shares of common stock ($0.01 par value per share) in exchange for a $100 contribution by Lennar.

Millrose, currently a wholly-owned subsidiary of Lennar, is a corporation incorporated under the laws of the State of Maryland on March 19, 2024 for the purpose of receiving the Business Assets from Lennar and becoming an independent publicly traded company that will operate, through certain subsidiaries, the HOPP’R. Following the Spin-Off, Millrose will be an independent company that is listed and publicly traded on the NYSE, and Lennar will retain no ownership interest in Millrose. Millrose has not had any historical operations, business or record of financial performance (apart from what has been allocated to the Predecessor Millrose Business by Lennar). Millrose currently does not (and until after the Distribution will not) have any corporate infrastructure, systems, human and financial capital and other resources to operate independently of Lennar. After the Distribution, Millrose will be fully separate from Lennar, and except for the relationships described in the Lennar Agreements, Millrose will no longer have access to any of Lennar’s support and resources, including Lennar’s operating and governance systems, controls and procedures, as well as Lennar’s infrastructure, personnel and capital resources and insurance coverage except for the Lennar Services. Following the Spin-Off, except for the contractual obligations set forth in the Lennar Agreements, Lennar will have no fiduciary, contractual or other obligations or duties to Millrose (or any of its subsidiaries).

Millrose Properties, Inc.

Notes to Financial Statements (Continued)

Recent Accounting Pronouncements

The Company considered the applicability and impact of all Accounting Standard Updates (“ASU”) issued by the Financial Accounting Standards Board. Recently issued ASU’s were assessed and determined either to be not applicable or not expected to have material impact on the Company’s financial statements.

3. Transactions with Related Parties

Following the Spin-Off, Millrose will be externally managed and advised by Kennedy Lewis Land and Residential Advisors LLC.

4. Subsequent Events (Audited)

For the audited financial statement, the Company evaluated events subsequent to June 30, 2024 through September 27, 2024, the date on which the audited financial statement was available to be issued. There have been no events that require recognition or disclosure in the audited financial statement.

5. Subsequent Events (Unaudited)

For the unaudited financial statement, the Company evaluated events subsequent to September 30, 2024 through December 18, 2024, the date on which the unaudited financial statement was available to be issued. There have been no events that require recognition or disclosure in the unaudited financial statement.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following Unaudited Pro Forma Combined Financial Statements consist of an Unaudited Pro Forma Combined Balance Sheet as of September 30, 2024 and Unaudited Pro Forma Combined Statements of Operations for the nine months ended September 30, 2024 and for the fiscal year ended December 31, 2023 for Millrose Properties, Inc. and the notes thereto. The Combined Unaudited Pro Forma Financial Statements as of and for the nine months ended September 30, 2024 and for the fiscal year ended December 31, 2023 were derived from historical Combined Financial Statements of the Predecessor Millrose Business included elsewhere in this prospectus. This transaction is not contingent on the closing of the approximately $1 billion credit facility discussed elsewhere in the prospectus, and therefore, such financing was not given effect in these pro formas.

The pro forma adjustments give effect to the Spin-Off and the related transactions as described in the notes to the historical unaudited Condensed Combined Financial Statements and audited Combined Financial Statements of the Predecessor Millrose Business. The Unaudited Pro Forma Combined Balance Sheet gives effect to the completion of the Spin-Off transaction as if it had occurred on September 30, 2024, our latest balance sheet date, while the Unaudited Pro Forma Combined Statements of Operations gives effect to the completion of the Spin-Off transaction as if it had become effective on January 1, 2023, the first day of fiscal 2023.

The following Unaudited Pro Forma Combined Financial Statements give effect to the completion of the Spin-Off transaction and related adjustments in accordance with Article 11 of the SEC’s Regulation S-X, as amended by the final rule, Release No. 33-10786.

The Unaudited Pro Forma Combined Financial Statements include certain adjustments that are necessary to present fairly our Unaudited Pro Forma Combined Balance Sheet and Combined Statements of Operations as of and for the periods indicated, respectively. The pro forma adjustments are based upon currently available information and assumptions that management believes are reasonable, that reflect the expected impacts of events directly attributable to the transfer of the Business Assets and the Spin-Off, and that are factually supportable.

The Unaudited Pro Forma Combined Financial Statements give effect to the following transactions:

•	Spin-Off of the Predecessor Millrose Business (the Business Assets) from Lennar and the related transactions as if they had been completed on the dates assumed;

•	acquisition of land inventory from Rausch Coleman Companies, LLC, a privately-held U.S. home builder (“Rausch”);

•	the impact of, and transactions contemplated by, the Distribution Agreement, Management Agreement and certain of the Lennar Agreements;

•

the ongoing incremental costs we expect to incur as an independent publicly traded company that, among other things, is listed on the NYSE, is subject to SEC reporting requirements and intends to qualify as a REIT for U.S. federal income tax purposes, all of which are covered by the Management Fee as set forth in the Management Agreement;

•	elimination of accounts payable, accrued expenses and debt not spun off; and

•	adjustment for customer deposits and income tax payable we expect to incur as an independent publicly traded company following the Spin-Off.

The Spin-Off will be a nonreciprocal transfer to Millrose for accounting purposes, as defined under ASC Topic 845 Nonmonetary Transactions (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Accounting Treatment for the Spin-Off”). It will also include land inventory related to the Rausch land inventory acquisition. See “Our Business—Supplemental Transferred Assets Transaction” for more information.

We expect to incur incremental general and administrative costs resulting from Millrose operating as an independent, publicly traded company, including costs to compensate directors, officers and other personnel, perform financial reporting, tax, regulatory compliance, corporate governance, treasury, legal, internal audit, investor relations activities and other shareholder related costs. We expect all such costs will be expensed as incurred through KL’s Management Fee, except for fees incurred in connection with extraordinary litigation and mergers and acquisitions and other events outside Millrose’s ordinary course of business, including, in certain circumstances, costs associated with the ownership and maintenance of land, as set forth in the Management Agreement. Given the nature of these categories of expenses, the amounts Millrose may incur under these categories cannot be estimated at this time.

The Unaudited Pro Forma Combined Financial Statements have been presented for informational purposes only. The pro forma information is not necessarily indicative of what our results of operations or financial condition would have been if the Spin-Off and the related transactions had been completed on the dates assumed. It should not be relied upon as a representation of what our future performance or financial position as a public company separate from Lennar will be.

The following Unaudited Pro Forma Combined Financial Statements should be read in conjunction with the historical unaudited Condensed Combined Financial Statements and audited Combined Financial Statements of the Predecessor Millrose Business included elsewhere in this prospectus and the section of this prospectus captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Millrose Properties, Inc.

Unaudited Pro Forma Combined Balance Sheet

As of September 30, 2024

(In thousands)	Historical	Rausch Land Inventory Acquisition		Transaction Accounting Adjustments		Pro Forma
Assets
Inventory(1)	$5,268,372	874,459	a	—		$6,142,831
Cash	—	(874,459)	a	1,385,389	b	510,930

Total assets	5,268,372	—		1,385,389		6,653,761

Liabilities
Accounts payable and accrued expenses	254,701	—		(254,701)	c	—
Customer deposits	—	—		668,021	d	668,021
Debt	43,387	—		(43,387)	e	—
Income tax payable	—	—		14,263	f	14,263

Total liabilities	298,088	—		384,196		682,284

Equity
Net parent investment	4,970,284	—		1,001,193	g	5,971,477

Total shareholders’ equity	4,970,284	—		1,001,193		5,971,477

Total liabilities and shareholders’ equity	$5,268,372	—		1,385,389		$6,653,761

(1)

Inventory is stated at cost unless the inventory within a community is determined to be impaired, in which case the impaired inventory is written down to fair value. Inventory also includes horizontal development costs, capitalized interest, and real estate taxes.

See Notes to Unaudited Pro Forma Combined Financial Statements.

Millrose Properties, Inc.

Unaudited Pro Forma Combined Statement of Operations

For the Nine Months Ended September 30, 2024

(In thousands, except share and per share data)	Historical	Transaction Accounting Adjustments		Pro Forma
Revenues
Land sales	$—	$—		$—
Option fees	—	348,063	h	348,063

Total revenues	—	348,063		348,063

Costs and expenses
Cost of land sold	—	—		—
Formation costs	—	(67,900)	i	(67,900)
Management fee	—	(62,795)	j	(62,795)
Salaries, general and administrative expenses	(180,418)	180,418	k	—

Total costs and expenses	(180,418)	49,723		(130,695)

Income (loss) before income taxes	(180,418)	397,786		217,368
Provision for income taxes	—	(14,263)	l	(14,263)

Net income (loss)	$(180,418)	$383,523		$203,105

Basic and diluted earnings per share of Class A and Class B Common Stock				$1.50	m
Basic and diluted weighted average common shares outstanding of Class A and Class B Common Stock				135,000,000	m

See Notes to Unaudited Pro Forma Combined Financial Statements.

Millrose Properties, Inc.

Unaudited Pro Forma Combined Statement of Operations

For the Year Ended December 31, 2023

(In thousands, except share and per share data)	Historical	Transaction Accounting Adjustments		Pro Forma
Revenues
Land sales	$—	—		—
Option fees	—	$434,008	h	$434,008

Total revenues	—	434,008		434,008

Costs and expenses
Cost of land sold	—	—		—
Management fee	—	(83,846)	j	(83,846)
Salaries, general and administrative expenses	(209,792)	209,792	k	—

Total costs and expenses	(209,792)	125,946		(83,846)

Income (loss) before income taxes	(209,792)	559,954		350,162
Provision for income taxes	—	(17,508)	l	(17,508)

Net income (loss)	$(209,792)	$542,446		$332,654

Basic and diluted earnings per share of Class A and Class B Common Stock				$2.46	m
Basic and diluted weighted average common shares outstanding of Class A and Class B Common Stock				135,000,000	m

See Notes to Unaudited Pro Forma Combined Financial Statements.

Millrose Properties, Inc.

Notes to Unaudited Pro Forma Combined Financial Statements

For further information regarding the historical Combined Financial Statements, please refer to the historical unaudited Condensed Combined Financial Statements and audited Combined Financial Statements included elsewhere in this prospectus. The Unaudited Pro Forma Combined Balance Sheet as of September 30, 2024 and the Unaudited Pro Forma Combined Statement of Operations for the nine months ended September 30, 2024 and for the year ended December 31, 2023 include adjustments related to the following:

Rausch Land Inventory Acquisition Adjustment to the Unaudited Pro Forma Combined Balance Sheet

(a)	Represents land assets related to the Rausch land inventory acquisition. See “Our Business—Supplemental Transferred Assets Transaction” for more information.

Transaction Accounting Adjustments to the Unaudited Pro Forma Combined Balance Sheet

(b)

Represents deposits for option contracts (see footnote (d)), cash received for monthly option payments (see footnote (h)), $500 million of cash received from Lennar for working capital purposes minus payment of formation costs (see footnote (i)), payment of management fee expense (see footnote (j)), in each case settled upon the completion of the Spin-Off.

(c)	Represents elimination of accounts payable and accrued expenses which will not be spun off from Lennar and its subsidiaries.

(d)

Represents cash deposits for the Master Option Agreement with Lennar which are based on current inventory levels plus future horizontal development costs pursuant to the Master Construction Agreement with Lennar with respect to the Business Assets.

(e)	Represents elimination of debt related to promissory notes and community development district bonds for the acquisition of land which will not be spun off.

(f)	Represents adjustment for income tax payable (see footnote (l)).

(g)	Represents the net impact of all transaction accounting adjustments.

Transaction Accounting Adjustments to the Unaudited Pro Forma Combined Statement of Operations

(h)

Represents Monthly Option Payments revenue which is calculated as a percentage of inventory less cash deposits (Monthly Option Payments of 8.5% per annum). Calculation assumes inventory and cash deposits are unchanged throughout 2023 and 2024.

(i)	Represents Millrose formation costs which include financial advisors’, legal, audit, and other miscellaneous fees.

(j)

Represents management fee expense which is calculated as a percentage of Tangible Assets as defined in the Management Agreement (management fee of 1.25%). Calculation assumes Tangible Assets are unchanged throughout 2023 and 2024. All expenses of the standalone company, including expenses related to operating as a publicly traded company separate from Lennar (but excluding incurred in connection with extraordinary litigation and mergers and acquisitions and other events outside Millrose’s ordinary course of business, including, in certain circumstances, costs associated with the ownership and maintenance of land), are included in the Management Fee and will be the responsibility of KL. See “Manager and Management Agreement” for more information about the responsibilities of KL.

(k)

Represents elimination of salaries, general and administrative expenses because Millrose will have no associates or other employees, but it will have access to Lennar’s personnel and expertise through the Master Program Agreement and related agreements. See footnote (j) for additional details.

Millrose Properties, Inc.

Notes to Unaudited Pro Forma Combined Financial Statements (Continued)

(l)

Represents the taxable income primarily from Millrose Holdings on monthly option payments income, less interest expense on the intercompany note and management fee expense, taxed at a statutory rate of 25%. Millrose’s effective tax rate after considering the REIT’s dividends paid deduction is approximately 5%.

(m)

Each Lennar stockholder will receive one share of stock of Millrose Properties, Inc. for every two shares of stock of Lennar Corporation held as of the Record Date, upon completion of the spin transaction. Assumes in the aggregate 135 million shares of Class A Common Stock and Class B Common Stock.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Owners of the Predecessor Millrose Business

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of the Predecessor Millrose Business as described in Notes 1 and 2 to the combined financial statements as of December 31, 2023 and 2022, the related combined statements of operations, equity and cash flows for the years then ended, and the related notes listed in the Index to Historical Financial Statements and Pro Forma Financial Statements on page F-1 (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Predecessor Millrose Business as of December 31, 2023 and 2022, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Predecessor Millrose Business’s management. Our responsibility is to express an opinion on the Predecessor Millrose Business financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Predecessor Millrose Business in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Predecessor Millrose Business is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Predecessor Millrose Business internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter

As discussed in Notes 1 and 2 to the financial statements, the financial statements of the Predecessor Millrose Business were derived from the consolidated financial statements and accounting records of Lennar Corporation and may not be indicative of the Predecessor Millrose Business’s future performance as an independent, publicly traded company following the spin-off from Lennar Corporation and do not necessarily reflect what the financial position, results of operations and cash flows would have been had it operated as an independent company.

/s/ Deloitte &Touche LLP

Miami, Florida

December 18, 2024

We have served as the Predecessor Millrose Business auditor since 2024.

The Predecessor Millrose Business

Combined Balance Sheets

(In thousands)

	December 31,
	2023	2022
Assets
Inventories
Land and land under development	$3,074,690	$3,541,218
Finished homesites	2,615,148	1,767,739

Total Inventories	5,689,838	5,308,957

Total assets	5,689,838	5,308,957

Liabilities
Accounts payable and accrued expenses	252,554	276,111
Debt	50,799	84,724

Total liabilities	303,353	360,835
Commitments and contingencies (See Note 4)
Equity
Net parent investment	5,386,485	4,948,122

Total equity	5,386,485	4,948,122

Total liabilities and equity	$5,689,838	$5,308,957

See Notes to Combined Financial Statements.

The Predecessor Millrose Business

Combined Statements of Operations

(In thousands)

	Years Ended December 31,
	2023	2022
Revenues	$—	$—
Cost of sales	—	—

Gross profit	—	—
Salaries, general and administrative expenses	(209,792)	(193,110)

Loss before income taxes	(209,792)	(193,110)
Income taxes	—	—

Loss	$(209,792)	$(193,110)

See Notes to Combined Financial Statements.

The Predecessor Millrose Business

Combined Statements of Cash Flows

(In thousands)

	Years Ended December 31,
	2023	2022
Cash flows used in operating activities
Loss	$(209,792)	$(193,110)
Adjustments to reconcile loss to net cash used in operating activities
Stock-based compensation	10,093	3,813
Amortization of discount	63	297
Changes in assets and liabilities:
Inventories	(372,311)	(273,314)
Accounts payable and accrued expenses	(23,557)	44,175

Net cash used in operating activities	(595,504)	(418,139)

Cash flows from financing activities
Principal payments on debt	(42,558)	(11,453)
Net cash transfers from parent	638,062	429,592

Net cash from financing activities	595,504	418,139

Change in cash	—	—
Cash, beginning of year	—	—

Cash, end of year	$—	$—

Supplemental disclosure of non-cash financing activities
Reduction of debt for inventories financed by sellers	$(4,930)	$—
Purchases of inventories financed by sellers	$13,500	$11,680

See Notes to Combined Financial Statements.

The Predecessor Millrose Business

Combined Statements of Equity

(In thousands)

Net Parent Investment/ Total Equity
Balance, December 31, 2021	$4,707,827
Loss	(193,110)
Stock-based compensation	3,813
Contributions from Parent	429,592

Balance, December 31, 2022	4,948,122
Loss	(209,792)
Stock-based compensation	10,093
Contributions from Parent	638,062

Balance, December 31, 2023	$5,386,485

See Notes to Combined Financial Statements.

The Predecessor Millrose Business

Notes to Combined Financial Statements

1. Background and Description of Business

Lennar Corporation (“Lennar” or “Parent”) intends to spin off the Predecessor Millrose Business (as defined below) to a newly formed entity, Millrose Properties, Inc. (“Millrose”), by distributing, at the closing of the transaction, approximately 80% of the outstanding shares of Millrose’s Class A Common Stock and Class B Common Stock to Lennar’s existing Class A and Class B common stockholders in a taxable spin-off transaction (the “Spin-Off”).

Prior to the Spin-Off, the Predecessor Millrose Business will remain wholly owned by Lennar. As such, all of the Predecessor Millrose Business’s operations, including revenues and expenses, liquidity and capital resources, cash flows, balance sheet, statements of income and other financial information prior to the Spin-Off are derived from the financial statements of Lennar and are what is presented herein. Such operations and financial information that represent the business assets that will be spun off to Millrose are collectively referred to as the “Predecessor Millrose Business.”

Following the Spin-Off, Millrose will hold, through various subsidiaries, current and future homesite inventory that Lennar plans to use for the future construction of homes (the “Transferred Assets”). The Spin-Off will cause Millrose to be an independent, publicly traded company that will operate, through its subsidiaries, as a homesite option purchase platform (“HOPP’R”) and provide related services with respect to the Transferred Assets for Lennar, whereby after the Spin-Off, Lennar will have the option to purchase back all of the Transferred Assets held by Millrose in accordance with the terms of the agreements between Millrose (including its subsidiaries) and Lennar. As a publicly traded company, Millrose also expects to operate the HOPP’R and make the HOPP’R available to any future property assets that Millrose (through one or more subsidiaries) may acquire pursuant to any agreements with Lennar and/or any Other Customers. Millrose intends to elect to qualify as a real estate investment trust (“REIT”).

The completion of the Spin-Off is subject to certain conditions, including effectiveness of the appropriate filings with the Securities and Exchange Commission (“SEC”), receipt of opinions from the tax advisers to Lennar and Millrose and final approval by Lennar’s Board of Directors. There can be no assurances regarding the ultimate completion or timing of the separation.

2. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

These Combined Financial Statements of the Predecessor Millrose Business were prepared to reflect the historical financial position, results of operations and cash flows of the Predecessor Millrose Business for the periods presented and were derived from the consolidated financial statements and accounting records of Lennar. The Combined Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The Combined Financial Statements of the Predecessor Millrose Business may not be indicative of Millrose’s future performance as an independent, publicly traded company following the Spin-Off and do not necessarily reflect what the financial position, results of operations and cash flows would have been had Millrose operated as an independent company during the periods presented. These Combined Financial Statements have been prepared to reflect assets of an active business, and amounts may change as the Parent completes and delivers homes.

These Combined Financial Statements have been prepared under the legal entity method of preparing carve out financial statements. The amounts presented herein have been prepared on the basis that all of the assets held by the Predecessor Millrose Business will be conveyed by the Predecessor Millrose Business to Millrose in the Spin-Off.

The Predecessor Millrose Business

Notes to Combined Financial Statements (Continued)

The Combined Financial Statements of the Predecessor Millrose Business include land inventory assets that represent the Transferred Assets, and related liabilities and operations from the Transferred Assets included in the Spin-Off. References to Lennar in the notes to these Combined Financial Statements refer to Lennar prior to the expected closing of the Spin-Off.

The Combined Statements of Operations include all costs directly attributable to the Predecessor Millrose Business, which include operating and employee compensation costs for dedicated regional and divisional land teams tasked with acquiring and developing the Transferred Assets prior to the Spin-Off. These expenses have been allocated to the Predecessor Millrose Business on a specific identification basis or, when specific identification is not practicable, we have determined that a proportional cost allocation method primarily based directly on headcount, usage, or other allocation methods depending on the nature of the services is a reasonable method to allocate costs.

The costs reflected in these Combined Financial Statements may not be indicative of the actual costs that would have been incurred had Millrose operated on a standalone basis. Additionally, the future results of operations, financial position, and cash flows could differ significantly from the historical results presented herein.

The Combined Financial Statements of the Predecessor Millrose Business prior to the Spin-off represent a combination of entities under common control that have been “carved out” from Lennar’s consolidated financial statements. Historically, financial statements of the Predecessor Millrose Business have not been prepared as it was not operated separately from Lennar. These Combined Financial Statements reflect the expenses of the Predecessor Millrose Business and include certain assets and liabilities that will be included in the Spin-Off, which have been reflected at Lennar’s historical basis. All intercompany transactions have been eliminated. The aggregate net effect of transactions between the Predecessor Millrose Business and Lennar that are not historically settled in cash have been reflected as net Parent investment in the Combined Balance Sheets. Transactions between the Predecessor Millrose Business and Lennar not historically settled in cash are presented as net cash transfers (to) from Parent in the Combined Statements of Cash Flows.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the Combined Financial Statements and accompanying notes. Estimates and assumptions are based upon historical factors, current circumstances and the experience and judgment of the Predecessor Millrose Business’s management. Actual results could differ from those estimates.

Inventories

Land

Finished homesites and land under development are included within inventories. Inventories are stated at cost unless the inventory within a community is determined to be impaired, in which case the impaired inventory is written down to fair value. Inventories also include horizontal development costs, capitalized interest and real estate taxes.

Impairment

The carrying amounts of land are reviewed for impairment when events or changes in circumstances indicate that the carrying values may not be recoverable. At each reporting date, an assessment is made for any indication of impairment. If an indication of impairment exists, recoverability is tested by comparing the carrying

The Predecessor Millrose Business

Notes to Combined Financial Statements (Continued)

amount of the asset to the net undiscounted cash flows expected to be generated from the asset. If those net undiscounted cash flows do not exceed the carrying amount (i.e., the asset is not recoverable), the next step would be performed, which is to determine the fair value of the asset using management’s assumptions, such as the projected margins and timing of future land sales, as well as an appropriate discount rate, and record an impairment charge, if any.

Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses are carried at cost, which approximates fair value because of their short-term or highly liquid nature. Accounts payable and accrued expenses include accrued horizontal development costs, accrued wages, bonuses and benefits, and other payables.

Debt

The Predecessor Millrose Business’s debt consists of promissory notes for the acquisition of land and community development district bonds. Refer to Note 6 for additional information.

Net Parent Investment

Net Parent investment in the Combined Balance Sheets represents Lennar’s historical investment in the Predecessor Millrose Business and allocations from Lennar.

Income Taxes

The Predecessor Millrose Business records income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and attributable to operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the years in which the temporary differences are expected to be recovered or paid. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period when the changes are enacted. Interest related to unrecognized tax benefits is recognized in the financial statements as a component of income tax expense.

A reduction of the carrying amounts of deferred tax assets by a valuation allowance is required if, based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed each reporting period by the Predecessor Millrose Business based on the consideration of all available positive and negative evidence using a “more- likely-than-not” standard with respect to whether deferred tax assets will be realized. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, actual earnings (losses), forecasts of future profitability, the duration of statutory carryforward periods, the Predecessor Millrose Business’s experience with loss carryforwards not expiring unused and tax planning alternatives.

Following the Spin-Off, Millrose intends to make an election to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), commencing with its taxable year ending December 31, 2025. So long as Millrose qualifies as a REIT, Millrose generally will not be subject to U.S. federal income tax on its net income that it distributes to its stockholders. To maintain its qualification as a REIT, Millrose will be required under the Code to distribute at least 90% of its REIT taxable income (without regard to the deduction for dividends paid and excluding net capital gains) to its stockholders and meet certain other requirements. If Millrose fails to maintain its qualification as a REIT in any taxable year, Millrose will then

The Predecessor Millrose Business

Notes to Combined Financial Statements (Continued)

be subject to federal income taxes on its taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the Internal Revenue Service grants Millrose relief under certain statutory provisions. Such an event could have a material adverse effect on its net income and net cash available for distribution to its members.

Millrose intends to elect for its wholly-owned subsidiary Millrose Properties Holdings, LLC to be taxable as a taxable REIT subsidiary (“TRS”) and may elect to form other wholly-owned subsidiaries that will also elect to be taxed as taxable REIT subsidiaries in the future. Taxable REIT subsidiaries are subject to taxation at regular corporate income tax rates.

Recently Adopted Accounting Pronouncements

In December 2023, the Financial Accounting Standards Board (“FASB”) issued ASU 2023-09 (“ASU 2023-09”) Income Taxes (Topic 740): Improvements to Income Tax Disclosures. ASU 2023-09 requires public companies to annually (1) disclose specific categories in the rate reconciliation and (2) provide additional information for reconciling items that meet a quantitative threshold (if the effect of those reconciling items is equal to or greater than 5 percent of the amount computed by multiplying pretax income or loss by the applicable statutory income tax rate). ASU 2023-09 will be effective for the annual reporting periods in fiscal years beginning after December 15, 2024. The Predecessor Millrose Business is currently evaluating ASU 2023-09 and does not expect it to have a material effect on the Predecessor Millrose Business’s combined financial statements.

In November 2023, the FASB issued ASU 2023-07, “Improvements to Reportable Segment Disclosures” (“ASU 2023-07”). ASU 2023-07 requires disclosure of significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”) and included within the segment measure of profit or loss, an amount and description of its composition for other segment items to reconcile to segment profit or loss, and the title and position of the entity’s CODM. ASU 2023-07 will be applied retrospectively and is effective for annual reporting periods in fiscal years beginning after December 15, 2023, and interim reporting periods in fiscal years beginning after December 31, 2024. The Predecessor Millrose Business is currently reviewing the impact that the adoption of ASU 2023-07 may have on its combined financial statements and disclosure.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform, which provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by the discontinuation of the London Interbank Offered Rate (LIBOR) or by another reference rate expected to be discontinued. The guidance was effective beginning March 12, 2020 and can be applied prospectively through December 31, 2024, with earlier adoption permitted. In January 2021, the FASB issued ASU 2021-01, Reference Rate Reform—Scope, which clarified the scope and application of the original guidance. In December 2022, the FASB issued ASU 2022-06 Reference Rate Reform—Deferral of the Sunset Date of Topic 848, which defers the sunset date from December 31, 2022 to December 31, 2024. The adoption of ASU 2020-04 did not have a material impact on the Predecessor Millrose Business’s combined financial statements.

3. Related Party Transactions

These Combined Financial Statements have been derived from the consolidated financial statements and accounting records of Lennar.

Cost Allocations

For the purposes of preparing these Combined Financial Statements, a portion of Lennar’s expenses for the regional and divisional land teams tasked with acquiring and developing the land inventories have been allocated

The Predecessor Millrose Business

Notes to Combined Financial Statements (Continued)

to the Predecessor Millrose Business. See Note 2 for a discussion of the methodology used to allocate such costs for the purpose of preparing these Combined Financial Statements.

These allocations included primarily salaries and expenses for professional services, which are reflected in the Combined Statements of Operations as follows:

	Years Ended December 31,
(In thousands)	2023	2022
Salaries, general and administrative expenses	$209,792	$193,110

4. Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. Legal costs incurred in connection with loss contingencies, if any, are expensed as incurred. There is no material litigation nor to management’s knowledge is any material litigation currently threatened against the Predecessor Millrose Business other than routine litigation, claims and administrative proceedings arising in the ordinary course of business.

5. Stock-Based Compensation

Stock-based compensation was allocated to the Predecessor Millrose Business on a specific identification basis or using a proportional cost allocation method, as applicable. The fair value of shares granted was determined based on the trading price of Lennar’s Class A common stock on the grant date. The allocated amounts were not material for both years ended December 31, 2023 and 2022, respectively.

6. Debt

The Predecessor Millrose Business’s debt at December 31, 2023 and 2022 was $50.8 million and $84.7 million, respectively, with interest rates ranging from 0.0% to 6.6% and various maturity dates through 2031.

7. Income taxes

The Predecessor Millrose Business did not have income taxes during the years ended December 31, 2023 and 2022 due to offsetting changes in valuation allowance against its deferred taxes that reduced income taxes and effective tax rate to zero.

A reconciliation of the statutory rate and the effective tax rate was as follows:

	Percentage of Pretax Income
	2023	2022
Statutory rate	21.0%	21.0%
State income taxes (net of federal income tax benefit)	4.3%	4.3%
Valuation allowance	(25.3%)	(25.3%)
Effective rate	0%	0%

The Predecessor Millrose Business

Notes to Combined Financial Statements (Continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As of December 31, 2023 and 2022, the Predecessor Millrose Business had federal and state income tax net operating loss (“NOL”) carryforwards related to operations of approximately $210 million and $193 million, respectively, that may be carried forward from 10 to 20 years, or indefinitely, depending on the tax jurisdiction.

A reduction of the carrying amounts of deferred tax assets by a valuation allowance is required if, based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed each reporting period by the Predecessor Millrose Business based on the consideration of all available positive and negative evidence using a “more- likely-than-not” standard with respect to whether deferred tax assets will be realized. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, actual earnings, forecasts of future profitability, the duration of statutory carryforward periods, the Predecessor Millrose Business’s experience with loss carryforwards not expiring unused and tax planning alternatives. The Predecessor Millrose Business had previously concluded that no valuation allowance was required. Based on this assessment, we have determined that the Predecessor Millrose Business will not be able to realize its net operating loss caryforwards, and have recorded a valuation allowance against its deferred tax asset, which also has reduced income taxes and effective tax rate to zero.

As of December 31, 2023 and 2022, the Predecessor Millrose Business had no gross unrecognized tax benefits.

8. Subsequent Events

There have been no events since December 31, 2023 and through December 18, 2024 that require recognition or disclosure in the Combined Financial Statements.

The Predecessor Millrose Business

Condensed Combined Balance Sheets

(In thousands) (Unaudited)

	September 30,	December 31,
	2024	2023
Assets
Inventories
Land and land under development	$2,692,384	$3,074,690
Finished homesites	2,575,988	2,615,148

Total Inventories	5,268,372	5,689,838

Total assets	5,268,372	5,689,838

Liabilities
Accounts payable and accrued expenses	254,701	252,554
Debt	43,387	50,799

Total liabilities	298,088	303,353
Commitments and contingencies (See Note 4)
Equity
Net parent investment	4,970,284	5,386,485

Total equity	4,970,284	5,386,485

Total liabilities and equity	$5,268,372	$5,689,838

See Notes to Condensed Combined Financial Statements.

The Predecessor Millrose Business

Condensed Combined Statements of Operations

(In thousands) (Unaudited)

	Nine Months Ended September 30,
	2024	2023
Revenues	$—	$—
Cost of sales	—	—

Gross profit	—	—
Salaries, general & administrative expenses	(180,418)	(152,689)

Loss before income taxes	(180,418)	(152,689)
Income taxes	—	—

Loss	$(180,418)	$(152,689)

See Notes to Condensed Combined Financial Statements.

The Predecessor Millrose Business

Condensed Combined Statements of Cash Flows

(In thousands) (Unaudited)

	Nine Months Ended September 30,
	2024	2023
Cash flows from (used in) operating activities
Loss	$(180,418)	(152,689)
Adjustments to reconcile loss to net cash from (used in) operating activities
Stock-based compensation	10,185	9,716
Amortization of discount	125	163
Changes in assets and liabilities:
Inventories	428,176	(203,289)
Accounts payable and accrued expenses	2,147	(16,861)

Net cash from (used in) operating activities	260,215	(362,960)

Cash flows from (used in) financing activities
Principal payments on debt	(14,247)	(40,740)
Net cash transfers (to) from parent	(245,968)	403,700

Net cash (used in) from financing activities	(260,215)	362,960

Change in cash	—	—
Cash, beginning of year	—	—

Cash, end of year	$—	—

Supplemental disclosure of non-cash financing activities
Reduction of debt for inventories financed by sellers	$(13,905)	(4,930)
Purchases of inventories financed by sellers	20,615	—

See Notes to Condensed Combined Financial Statements.

The Predecessor Millrose Business

Condensed Combined Statements of Equity

(In thousands) (Unaudited)

Net Parent Investment/ Total Equity
Balance, December 31, 2022	$4,948,122
Loss	(152,689)
Stock-based compensation	9,716
Contributions from Parent	403,700

Balance, September 30, 2023	$5,208,849

Balance, December 31, 2023	$5,386,485
Loss	(180,418)
Stock-based compensation	10,185
Distributions to Parent	(245,968)

Balance, September 30, 2024	$4,970,284

See Notes to Condensed Combined Financial Statements.

The Predecessor Millrose Business

Notes to Condensed Combined Financial Statements

(Unaudited)

1. Background and Description of Business

Lennar Corporation (“Lennar” or “Parent”) intends to spin off the Predecessor Millrose Business (as defined below) to a newly formed entity, Millrose Properties, Inc. (“Millrose”), by distributing, at the closing of the transaction, approximately 80% of the outstanding shares of Millrose’s Class A Common Stock and Class B Common Stock to Lennar’s existing Class A and Class B common stockholders in a taxable spin-off transaction (the “Spin-Off”).

The completion of the Spin-Off is subject to certain conditions, including effectiveness of the appropriate filings with the Securities and Exchange Commission (“SEC”), receipt of opinions from the tax advisers to Lennar and Millrose and final approval by Lennar’s Board of Directors. There can be no assurances regarding the ultimate completion or timing of the separation.

2. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

These Condensed Combined Financial Statements of the Predecessor Millrose Business were prepared to reflect the historical financial position, results of operations and cash flows of the Predecessor Millrose Business for the periods presented and were derived from the consolidated financial statements and accounting records of Lennar. The Condensed Combined Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The Condensed Combined Financial Statements of the Predecessor Millrose Business may not be indicative of Millrose’s future performance as an independent, publicly traded company following the Spin-Off and do not necessarily reflect what the financial position, results of operations and cash flows would have been had Millrose operated as an independent company during the periods presented. These Condensed Combined Financial Statements have been prepared to reflect assets of an active business, and amounts may change as the Parent completes and delivers homes. All adjustments (consisting of normal recurring adjustments) necessary for the fair presentation of the accompanying Condensed Combined Financial Statements have been made.

These Condensed Combined Financial Statements have been prepared under the legal entity method of preparing carve out financial statements. The amounts presented herein have been prepared on the basis that all of the assets held by the Predecessor Millrose Business will be conveyed by the Predecessor Millrose Business to Millrose in the Spin-Off.

The Condensed Combined Financial Statements of the Predecessor Millrose Business include land inventory assets that represent the Transferred Assets, and related liabilities and operations from the Transferred Assets included in the Spin-Off. References to Lennar in the notes to these Condensed Combined Financial Statements refer to Lennar prior to the expected closing of the Spin-Off.

The Condensed Combined Statements of Operations include all costs directly attributable to the Predecessor Millrose Business, which include operating and employee compensation costs for dedicated regional and divisional land teams tasked with acquiring and developing the Transferred Assets prior to the Spin-Off. These expenses have been allocated to the Predecessor Millrose Business on a specific identification basis or, when specific identification is not practicable, we have determined that a proportional cost allocation method primarily based directly on headcount, usage, or other allocation methods depending on the nature of the services is a reasonable method to allocate costs.

The costs reflected in these Condensed Combined Financial Statements may not be indicative of the actual costs that would have been incurred had Millrose operated on a standalone basis. Additionally, the future results of operations, financial position, and cash flows could differ significantly from the historical results presented herein.

The Predecessor Millrose Business

Notes to Condensed Combined Financial Statements (Continued)

(Unaudited)

The Condensed Combined Financial Statements of the Predecessor Millrose Business prior to the Spin-off represent a combination of entities under common control that have been “carved out” from Lennar’s consolidated financial statements. Historically, financial statements of the Predecessor Millrose Business have not been prepared as it was not operated separately from Lennar. These Condensed Combined Financial Statements reflect the expenses of the Predecessor Millrose Business and include certain assets and liabilities that will be included in the Spin-Off, which have been reflected at Lennar’s historical basis. All intercompany transactions have been eliminated. The aggregate net effect of transactions between the Predecessor Millrose Business and Lennar that are not historically settled in cash have been reflected as net Parent investment in the Condensed Combined Balance Sheet. Transactions between the Predecessor Millrose Business and Lennar not historically settled in cash are presented as net cash transfers (to) from Parent in the Condensed Combined Statements of Cash Flows.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the Condensed Combined Financial Statements and accompanying notes. Estimates and assumptions are based upon historical factors, current circumstances and the experience and judgment of the Predecessor Millrose Business’s management. Actual results could differ from those estimates.

Inventories

Land

Finished homesites and land under development are included within inventories. Inventories are stated at cost unless the inventory within a community is determined to be impaired, in which case the impaired inventory is written down to fair value. Inventories also include horizontal development costs, capitalized interest and real estate taxes.

Impairment

The carrying amounts of land are reviewed for impairment when events or changes in circumstances indicate that the carrying values may not be recoverable. At each reporting date, an assessment is made for any indication of impairment. If an indication of impairment exists, recoverability is tested by comparing the carrying amount of the asset to the net undiscounted cash flows expected to be generated from the asset. If those net undiscounted cash flows do not exceed the carrying amount (i.e., the asset is not recoverable), the next step would be performed, which is to determine the fair value of the asset using management’s assumptions, such as the projected margins and timing of future land sales, as well as an appropriate discount rate, and record an impairment charge, if any.

Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses are carried at cost, which approximates fair value because of their short-term or highly liquid nature. Accounts payable and accrued expenses include accrued horizontal development costs, accrued wages, bonuses and benefits, and other payables.

Debt

The Predecessor Millrose Business’s debt consists of promissory notes for the acquisition of land and community development district bonds.

The Predecessor Millrose Business

Notes to Condensed Combined Financial Statements (Continued)

(Unaudited)

Net Parent Investment

Net Parent investment in the Condensed Combined Balance Sheets represents Lennar’s historical investment in the Predecessor Millrose Business and allocations from Lennar.

Recently Adopted Accounting Pronouncements

In December 2023, the Financial Accounting Standards Board (“FASB”) issued ASU 2023-09 (“ASU 2023-09”) Income Taxes (Topic 740): Improvements to Income Tax Disclosures. ASU 2023-09 requires public companies to annually (1) disclose specific categories in the rate reconciliation and (2) provide additional information for reconciling items that meet a quantitative threshold (if the effect of those reconciling items is equal to or greater than 5 percent of the amount computed by multiplying pretax income or loss by the applicable statutory income tax rate). ASU 2023-09 will be effective for the annual reporting periods in fiscal years beginning after December 15, 2024. The Predecessor Millrose Business is currently evaluating ASU 2023-09 and does not expect it to have a material effect on the Predecessor Millrose Business’s condensed combined financial statements.

In November 2023, the FASB issued ASU 2023-07, “Improvements to Reportable Segment Disclosures” (“ASU 2023-07”). ASU 2023-07 requires disclosure of significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”) and included within the segment measure of profit or loss, an amount and description of its composition for other segment items to reconcile to segment profit or loss, and the title and position of the entity’s CODM. ASU 2023-07 will be applied retrospectively and is effective for annual reporting periods in fiscal years beginning after December 15, 2023, and interim reporting periods in fiscal years beginning after December 31, 2024. The Predecessor Millrose Business is currently reviewing the impact that the adoption of ASU 2023-07 may have on its condensed combined financial statements and disclosure.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform, which provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by the discontinuation of the London Interbank Offered Rate (LIBOR) or by another reference rate expected to be discontinued. The guidance was effective beginning March 12, 2020 and can be applied prospectively through December 31, 2024, with earlier adoption permitted. In January 2021, the FASB issued ASU 2021-01, Reference Rate Reform—Scope, which clarified the scope and application of the original guidance. In December 2022, the FASB issued ASU 2022-06 Reference Rate Reform—Deferral of the Sunset Date of Topic 848, which defers the sunset date from December 31, 2022 to December 31, 2024. The adoption of ASU 2020-04 did not have a material impact on the Predecessor Millrose Business’s condensed combined financial statements.

3. Related Party Transactions

These Condensed Combined Financial Statements have been derived from the consolidated financial statements and accounting records of Lennar.

Cost Allocations

For the purposes of preparing these Condensed Combined Financial Statements, a portion of Lennar’s expenses for the regional and divisional land teams tasked with acquiring and developing the land inventories have been allocated to the Predecessor Millrose Business. See Note 2 for a discussion of the methodology used to allocate such costs for the purpose of preparing these Condensed Combined Financial Statements.

The Predecessor Millrose Business

Notes to Condensed Combined Financial Statements (Continued)

(Unaudited)

These allocations included primarily salaries and expenses for professional services, which are reflected in the Condensed Combined Statements of Operations as follows:

	Nine Months Ended September 30,
(In thousands)	2024	2023
Salaries, general and administrative expenses	$180,418	$152,689

4. Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. Legal costs incurred in connection with loss contingencies, if any, are expensed as incurred. There is no material litigation nor to management’s knowledge is any material litigation currently threatened against the Predecessor Millrose Business other than routine litigation, claims and administrative proceedings arising in the ordinary course of business.

5. Stock-Based Compensation

Stock-based compensation was allocated to the Predecessor Millrose Business on a specific identification basis or using a proportional cost allocation method, as applicable. The fair value of shares granted was determined based on the trading price of Lennar’s Class A common stock on the grant date. The allocated amounts were not material for the nine months ended September 30, 2024 and 2023.

6. Debt

The Predecessor Millrose Business’s debt at September 30, 2024 and December 31, 2023 was $43.4 million and $50.8 million, respectively, with interest rates ranging from 0.0% to 6.6% and various maturity dates through 2031.

7. Income taxes

The income taxes consisted of the following:

	Nine Months Ended September 30,
	2024	2023
Income taxes	—	—
Effective tax rate	0%	0%

The Predecessor Millrose Business did not have income taxes during the nine months ended September 30, 2024 or September 30, 2023 due to offsetting changes in valuation allowance against its deferred taxes that reduced income taxes and effective tax rate to zero.

As of September 30, 2024 and December 31, 2023, the Predecessor Millrose Business had no gross unrecognized tax benefits.

8. Subsequent Events

There have been no events since September 30, 2024 and through December 18, 2024 that require recognition or disclosure in the Condensed Combined Financial Statements.

ANNEX A

Sample Election Form

000004 ACCOUNT NUMBER MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 TOT SHARES <<tot_shrs>> Holder Account Number C 1234567890 J N T Record Date Balance xxxxxxxxxxxx Computershare PO Box 43006 Providence, RI 02940-3006 Within USA, US territories & Canada 800-733-5001 Outside USA, US territories & Canada +1 781-575-2879 www.computershare.com/investor TO PARTICIPATE IN THE ELECTION, PLEASE FOLLOW THE STEPS BELOW. If you wish to participate in the Election to receive Millrose Class B Common Stock, you must submit your election in the following way: Visit the Web Platform at [WEBSITE] and follow the instructions on the site. To enter the site, you will be required to provide your account and control codes that are printed below. Account Code: xxxxxxxxxxx Control Code: xxxxxxxxxxx SPIN-OFF OF MILLROSE PROPERTIES, INC. BY LENNAR CORPORATION THE ELECTION WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON [DATE], UNLESS THE ELECTION IS EXTENDED OR EARLIER TERMINATED. VOLUNTARY CORPORATE ACTION, COY: LEN 2 L T R L E N 04064B

1

INSTRUCTIONS LENNAR CORPORATION SPIN-OFF ELECTION TO RECEIVE MILLROSE CLASS B COMMON STOCK In order to Spin-Off the Business Assets it will be contributing to Millrose, Lennar is distributing to all holders of record of Lennar Class A stock and Class B stock at the close of business on January 21, 2025, one share of Millrose Class A Common Stock for every two shares of Lennar stock owned at that time. However, a Lennar stockholder will have the right to elect to receive shares of Millrose Class B Common Stock instead of Millrose Class A Common Stock. The Election is being made available for eligible shareholders to elect to receive Millrose Class B Common Stock, or a combination of Millrose Class B Common Stock and Millrose Class A Common Stock, instead of receiving entirely Millrose Class A Common Stock. A share of Millrose Class A Common Stock and a share of Millrose Class B Common Stock are essentially identical, except that (a) Millrose Class B Common Stock entitles the holder to ten votes for each share of Class B Common Stock held in the holders name, except that when voting together with the holders of the Class A Common Stock, each holder of record of Class B Common Stock will be entitled to the greater of (i) ten votes per share of Class B Common Stock and (ii) that number of votes per share of Class B common stock that would entitle the holders of the outstanding shares of Class B common stock to cast, in the aggregate, 35% of the votes entitled to be cast on the matter, while Millrose Class A Common Stock entitles the holder to only one vote per share, and there are certain separate class voting rights for the holders of shares of Class B Common Stock, and (b) the Millrose Class A Common Stock will be listed on the New York Stock Exchange, while the Millrose Class B Common Stock will not be listed on any stock exchange. The Millrose Class B Common Stock will not be listed on any securities exchange or quoted on any quotation system. Shares of Class B Common Stock will be highly illiquid and may be appropriate only as a long-term investment. Millrose does not expect a trading market for Class B Common Stock to develop and therefore any Lennar stockholders who elect to receive Class B Common Stock in the Distribution may need to hold those shares of Class B Common Stock indefinitely. In addition, as a result of the lower valuation of the Class B Common Stock resulting from its illiquidity, we expect that the amount of tax per share that will be owed as a result of receiving shares of Class B Common Stock in the Distribution will be lower than the amount that will be owed as a result of receiving shares of Class A Common Stock in the Distribution. Unless you want to receive Millrose Class B Common Stock instead of part or all of the Millrose Class A Common Stock you are entitled to receive, do not participate in the Election. If you do not participate in the Election, you will automatically receive Millrose Class A Common Stock. Participation in the Election will not affect the number of shares of Millrose stock you will receive. It will only affect the class of Millrose stock you receive. In order to receive Millrose Class B Common Stock instead of part or all of the Millrose Class A Common Stock you are entitled to receive, you must make an online election by accessing lennar.computersharecas.com and following the instructions on that website which will transmit your election to Computershare, which is acting as the Distribution Agent with regard to the Lennar spin-off. To enter the website, you will be required to provide your Account Code and Control Code, which are printed on page 1. In order to be effective, Computershare must receive your election before 5:00 p.m., Eastern Time on February 3, 2025. If your election is not received before that time, you will receive Millrose Class A Common Stock in the Lennar Spin-Off. All terms that are not defined in the Election Form have the meanings ascribed to them in the Prospectus. If you want to receive Millrose Class A Common Stock, do not participate in the Election. ALL MILLROSE CLASS A AND CLASS B COMMON STOCK WILL BE ISSUED IN BOOK-ENTRY FORM If you currently hold restricted Lennar Class A stock or restricted Lennar Class B stock, no matter your election, all your shares of Millrose common stock will be issued with the same restriction. + VOLUNTARY CORPORATE ACTION, COY: LEN 2

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ADDITIONAL INFORMATION AND WHERE TO FIND IT BEFORE MAKING AN ELECTION, PLEASE READ ALL OF THE ACCOMPANYING MATERIALS, INCLUDING THE RELATED PROSPECTUS INCLUDED AS PART OF THE REGISTRATION STATEMENT FILED BY MILLROSE PROPERTIES, INC. WITH THE SECURITIES AND EXCHANGE COMMISSION (THE PROSPECTUS), WITH CARE. To be effective, Computershare Trust Company, N.A. (Computershare) must receive your election before 5:00 p.m., Eastern Time, on [DATE] online via the website noted on the prior page. No elections will be accepted by mail or other means, and all such elections will be considered invalid. Unless your election to receive Millrose Class B common stock, par value $0.01 per share (Class B Common Stock), is successfully and validly transmitted, you will receive Millrose Class A common stock, par value $0.01 per share (Class A Common Stock). If you are a Shareholder of record and you have any questions about completing or submitting your election via the site, please call Georgeson, the Information Agent, at [NUMBER], or [NUMBER] for non U.S. stockholders. YOU WILL RECEIVE MILLROSE CLASS A COMMON STOCK UNLESS AN ELECTION TO RECEIVE MILLROSE CLASS B COMMON STOCK, OR A COMBINATION OF MILLROSE CLASS B COMMON STOCK AND MILLROSE CLASS A COMMON STOCK, IS COMPLETED ONLINE BEFORE 5:00 P.M., EASTERN TIME, ON [DATE]. DO NOT MAKE AN ELECTION UNLESS YOU WANT TO RECEIVE MILLROSE CLASS B COMMON STOCK INSTEAD OF ALL OR PART OF THE MILLROSE CLASS A COMMON STOCK YOU ARE ENTITLED TO RECEIVE. VOLUNTARY CORPORATE ACTION, COY: LEN 3

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Millrose Properties, Inc.

Up to 135,000,000 Shares

Class A Common Stock and Class B Common Stock

PROSPECTUS

January  , 2025

Through and including February 15, 2025, any dealer effecting transactions in the Class A Common Stock or Class B Common Stock may be required to deliver a prospectus.

PART II

Information Not Required in the Prospectus

Item 31. Other Expenses of Issuance and Distribution.

The following table itemizes the expenses to be incurred by the registrant in connection with the issuance and registration of the securities being registered hereunder. All such expenses will be paid by Millrose. All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$739,630
Legal fees and expenses	20,600,000
Accounting and tax fees and expenses	1,100,000
Financial advisor fees and expenses	43,000,000
Transfer agent fees and expenses	165,000
Miscellaneous fees and expenses	2,295,370

Total	$67,900,000

Item 32. Sales to Special Parties.

None

Item 33. Recent Sales of Unregistered Securities.

None

Item 34. Indemnification of Directors, Officers and Others.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and that is material to the cause of action. Our Charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless the following can be established: (1) an act or omission of the director or officer was material to the matter giving rise to the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit in money, property or services; or (3) with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

Under the MGCL, the corporation may not indemnify a director or officer in a suit by the corporation or in its right in which the director or officer was adjudged liable to the corporation or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. The MGCL permits a corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Our Charter permits, and our Bylaws obligate, us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any present or former director or officer who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise as a director, officer, partner, manager, member or trustee and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. Our Charter also permits us to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

Certain of our agreements, including the Distribution Agreement, Master Option Agreement, Master Construction Agreement and Registration Rights Agreement include certain indemnification provisions relating to our directors and officers. Under the Distribution Agreement, Lennar agrees to indemnify and hold harmless Millrose, each of its subsidiaries, and each of their respective stockholders, members, directors, officers, managers, employees and agents, from any and all costs or liabilities directly or indirectly relating to or arising under or out of Lennar’s failure to fulfill all of its obligations under the Distribution Agreement. Under the Master Option Agreement, U.S. Home, LLC agrees to indemnify and hold harmless Owner and Owner’s members, managers, the partners of its members and managers and their respective owners, officers, directors, employees, and affiliates, for certain claims arising out of or in connection with U.S. Homes LLC’s use or occupancy of the Property and related work and the performance of its obligations under the Master Option Agreement. The Master Construction Agreement provides that the Lennar affiliate performing the Work under the Master Construction Agreement shall indemnify and hold harmless Owner and its members and manager, the members of its members and manager and their respective owners, employees, directors, officers, agents and affiliates for certain claims arising out of, resulting from or in connection with such affiliate’s performance of the Work and the performance of its obligations under the Master Construction Agreement. In addition, the Management Agreement includes a provision that we will indemnify and save harmless the Manager or any of its affiliates and their respective partners, members, officers, directors, employees and agents and a duty for the Manager to obtain directors’ and officers’ errors and omissions insurance policies for our directors and officers. The Registration Rights Agreement will also contain customary indemnification and contribution provisions, in limited situations, by Lennar for the benefit of Millrose (including its directors and officers) with respect to the information provided by Lennar included in any registration statement, prospectus or related document.

At the time of or shortly following the Spin-Off, we will enter into indemnification agreements with each of the directors and officers that are described herein, who will be appointed effective immediately prior to the Distribution on the Distribution Date. The terms of each indemnification agreement provide for indemnification to the maximum extent permitted by Maryland law and will supplement the existing indemnification protections already afforded under Maryland law and pursuant to our Charter and Bylaws. The foregoing summary of the indemnification agreements that we will enter into with each of our directors and officers does not purport to be complete and is qualified in its entirety by reference to the full text of the form of such agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part and is incorporated herein by reference.

We intend to purchase and maintain insurance on behalf of all of our directors and executive officers against liability asserted against or incurred by them in their official capacities, whether or not we are required or have the power to indemnify them against the same liability.

Item 35. Treatment of Proceeds from Shares Being Registered.

Not applicable.

Item 36. Financial Statements and Exhibits.

1. Financial Statements.

See page F-1 for an index of the financial statements and pro forma financial statements included in this registration statement.

2. Exhibits.

Pursuant to the rules and regulations of the SEC, Millrose has filed certain agreements as exhibits to the registration statement. These agreements may contain representations and warranties by the parties. These representations and warranties have been made solely for the benefit of the other party or parties to such agreements and (i) may have been qualified by disclosures made to such other party or parties, (ii) were made only as of the date of such agreements or such other date(s) as may be specified in such agreements and are subject to more recent developments, which may not be fully reflected in the Millrose’s public disclosure, (iii) may reflect the allocation of risk among the parties to such agreements and (iv) may apply materiality standards different from what may be viewed as material to investors. Accordingly, these representations and warranties may not describe the Millrose’s actual state of affairs at the date hereof and should not be relied upon.

The following documents are filed as exhibits to this registration statement.

Exhibit Number	Description

2.1†♦	Form of Distribution Agreement between Lennar and Millrose

3.1†	Articles of Amendment and Restatement of Millrose

3.2†	Amended and Restated Bylaws of Millrose

5.1††	Opinion of Venable LLP regarding the validity of the securities being registered

8.1††	Opinion of Gibson, Dunn & Crutcher LLP regarding certain tax matters

10.1†	Form of Management Agreement between Millrose and KL

10.2†♦	Form of Pre-Spin Assignment, Assumption and Contribution Agreement between Millrose and Lennar

10.3†♦	Form of Master Program Agreement between Millrose and Lennar

10.4†♦	Form of Master Option Agreement between Millrose and Lennar

10.5†♦	Form of Master Construction Agreement between Millrose and Lennar

10.6†♦	Form of Multiparty Cross Agreement between Lennar and Millrose Holdings (and/or any Property LLCs)

10.7††	Form of Recognition, Subordination and Non-Disturbance Agreement between Millrose, Millrose Holdings, Lennar and each Property LLC

10.8††	Form of Promissory Note between Millrose and Millrose Holdings

10.9†	Form of Pledge and Security Agreement between Millrose and Millrose Holdings

10.10†	Form of Payment and Performance Guaranty by Lennar in favor of Millrose and each Property LLC

10.11†♦	Form of Mortgages on contributed property securing $4.7 billion REIT notes (REIT Mortgages) between Millrose and each Property LLC

Exhibit Number	Description

10.12†	Form of Founder’s Rights Agreement between Millrose and Lennar

10.13†	Form of HOPP’R License Agreement between Millrose and a wholly owned subsidiary of Lennar

10.14†	Form of Registration Rights Agreement between Millrose and Lennar

10.15†	Form of Director and Officer Indemnification Agreement

10.16†	Form of Millrose Properties, Inc. 2024 Omnibus Incentive Plan

10.17†	Form of Letter to Rausch Regarding Supplemental Transferred Assets

23.1††	Consent of Deloitte & Touche LLP (Predecessor Millrose Business)

23.2††	Consent of Deloitte & Touche LLP (Millrose Properties, Inc.)

23.3††	Consent of Venable LLP (included in Exhibit 5.1)

23.4††	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 8.1)

24.1†	Power of Attorney (included on signature page to the registration statement)

99.1†	Consent of Director Nominee (Carlos A. Migoya)

99.2†	Consent of Director Nominee (Patrick Bartels)

99.3†	Consent of Director Nominee (Matthew B. Gorson)

99.4†	Consent of Director Nominee (M. Alison Mincey)

99.5†	Consent of Director Nominee (Kathleen B. Lynch)

107†	Calculation of Filing Fee Table

†	Previously filed.
††	Filed herewith.
♦

Certain of the exhibits or schedules to this Exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K. The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 37. Undertakings.

(a) The undersigned registrant hereby further undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement on Form S-11 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Miami, State of Florida, on January 13, 2025.

Millrose Properties, Inc.

By:	/s/ Stuart Miller
Name:	Stuart Miller
Title:	Executive Chairman & Co-Chief Executive Officer

By:	/s/ Jonathan M. Jaffe
Name:	Jonathan M. Jaffe
Title:	President & Co-Chief Executive Officer

By:	/s/ Diane Bessette
Name:	Diane Bessette
Title:	Chief Financial Officer, Vice President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Form S-11 Registration Statement has been signed by the following persons in the following capacities on January 13, 2025.

Signature	Title	Date

* Stuart Miller	Executive Chairman & Co-Chief Executive Officer (Principal Executive Officer)	January 13, 2025

* Jonathan M. Jaffe	President & Co-Chief Executive Officer (Principal Executive Officer)	January 13, 2025

* Diane Bessette	Chief Financial Officer, Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)	January 13, 2025

* Mark Sustana	Director	January 13, 2025

* Diane Bessette	Director	January 13, 2025

* Diane Bessette, by signing her name hereto, does hereby sign this document on behalf of each of the above-named directors and officers of the registrant pursuant to the Powers of Attorney duly executed by such persons.

/s/ Diane Bessette
Diane Bessette

January 13, 2025